Exhibit 10.10

EXECUTION VERSION

GOVERNANCE AGREEMENT

dated as of

February 7, 2019

among

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

OCH-ZIFF HOLDING CORPORATION,

OCH-ZIFF HOLDING LLC,

OZ MANAGEMENT LP,

OZ ADVISORS LP,

OZ ADVISORS II LP

and

DANIEL S. OCH

i

ii

GOVERNANCE AGREEMENT

This Governance Agreement (this “Agreement”), dated as of February 7, 2019, is by and among Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“Och-Ziff”), Och-Ziff Holding Corporation, a Delaware corporation and wholly owned subsidiary of Och-Ziff (“Och-Ziff Corp”), Och-Ziff Holding LLC, a Delaware limited liability company and wholly owned subsidiary of Och-Ziff (“Och-Ziff Holding”), OZ Management LP, a Delaware limited partnership (“OZ Management”), OZ Advisors LP, a Delaware limited partnership (“OZ Advisors”), OZ Advisors II LP, a Delaware limited partnership (“OZ Advisors II”) and Daniel S. Och (“DSO”). Each defined term used and not otherwise defined herein shall have the respective meaning ascribed thereto in Section 1.1.

WHEREAS, Och-Ziff, DSO and the other Class B Shareholders entered into the Class B Shareholders Agreement for the purpose of addressing certain relationships among themselves with respect to approval of certain matters, transfer restrictions, voting arrangements and board designation rights with respect to the Class B Shares and certain other matters;

WHEREAS, the parties hereto entered into that certain Letter Agreement, dated as of January 27, 2018, by and among Och-Ziff, the OZ Subsidiaries (as defined therein) and, solely for the purposes of the “Release” section in Exhibit A thereto and certain related sections, certain members of the Och-Ziff Board, on the one hand, and DSO, on the other, with respect to certain governance arrangements to be implemented at Och-Ziff and its subsidiaries (including Exhibit A thereto, the “January Letter Agreement”);

WHEREAS, the parties hereto entered into that certain Letter Agreement, dated as of December 5, 2018, as amended on January 14, 2019, January 31, 2019 and February 6, 2019, by and among Och-Ziff and the OZ Subsidiaries (as defined therein) on the one hand, and DSO, on the other, with respect to certain recapitalization, governance and other arrangements to be implemented at Och-Ziff and its subsidiaries (including Exhibit A thereto, the “Letter Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, in furtherance of, and consistent with, the Letter Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, (a) Och-Ziff, the Operating Group Entities, DSO and certain other parties, as applicable, are entering into (i) the Senior Subordinated Loan Agreement in the form attached as Exhibit A hereto, (ii) the Preferred Unit Documents in the forms attached as Exhibit B hereto and (iii) the Operating Group Entities’ Agreements for OZ Management, OZ Advisors and OZ Advisors II in the forms attached as Exhibit C hereto, (b) members of senior management of the Och-Ziff Group are entering into certain agreements (such agreements, the “Management Arrangements”) and (c) DSO and the Och-Ziff Parties are entering into a consent (which includes indemnification and release provisions) in the form attached hereto as Exhibit D (the “Consent”);

WHEREAS, in furtherance of, and consistent with, the January Letter Agreement and the Letter Agreement, Och-Ziff and DSO, in his capacity as the sole member of the Class B Shareholder Committee, desire to amend the Class B Shareholders Agreement to provide for certain terms contained in the Letter Agreement, including to provide for the termination of the Class B Shareholders Agreement to be effective as of the Transition Date, as more fully described herein;

WHEREAS, this Agreement is being entered into in order to give effect to certain arrangements described in the Letter Agreement and, to the extent not superseded by the Letter Agreement, to give continuing effect to certain arrangements described in the January Letter Agreement; and

WHEREAS, each of the Och-Ziff Board and the NCGC Committee have approved (i) the entry into this Agreement by Och-Ziff and the Operating Group Entities and (ii) the terms and conditions of this Agreement and the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1    DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“2019 Annual Meeting” means the 2019 annual meeting of shareholders of Och-Ziff, including any adjournment or postponement thereof.

“Affiliate” has the meaning set forth in the Operating Group Entities’ Agreements.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy Exceptions” has the meaning set forth in Section 6.1(c)(i).

“Book-Up Target” has the meaning set forth in the Operating Group Entities’ Agreements.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

“Chairman of the Board” means the Chairman of the Board of the Och-Ziff Board.

“Chief Executive Officer” means the then-serving chief executive officer of Och-Ziff. As of the date hereof, the Chief Executive Officer is Robert Shafir.

“Chief Financial Officer” means the then-serving chief financial officer of Och-Ziff. As of the date hereof, the Chief Financial Officer is Thomas M. Sipp.

“Class A Cumulative Preferred Units” has the meaning set forth in the Operating Group Entities’ Agreements.

“Class A Share” has the meaning set forth in the Operating Group Entities’ Agreements.

“Class A Units” means the Class A Common Units as defined in the Operating Group Entities’ Agreements.

“Class A-1 Common Units “ has the meaning set forth in the Operating Group Entities’ Agreements.

“Class B Director” means any director on the Och-Ziff Board who was designated by the Class B Shareholder Committee and nominated by the Och-Ziff Board in accordance with the terms of the Class B Shareholders Agreement.

“Class B Share” has the meaning set forth in the Operating Group Entities’ Agreements.

“Class B Shareholder” means a holder of Class B Shares.

“Class B Shareholder Committee” has the meaning set forth in the Class B Shareholders Agreement.

“Class B Shareholders Agreement” means that certain Class B Shareholders Agreement, dated as of November 13, 2007, among Och-Ziff, DSO and the other Class B Shareholders party thereto, as the same may be amended, supplemented, modified or replaced from time to time.

“Class E Common Units” has the meaning set forth in the Operating Group Entities’ Agreements.

“Class E-1 Common Units” has the meaning set forth in the Operating Group Entities’ Agreements.

“Common Unit Valuation” has the meaning set forth in Section 4.18.

“Common Units” has the meaning set forth in the Operating Group Entities’ Agreements.

“Compensation Committee” means the Compensation Committee of the Och-Ziff Board or any successor committee of the Och-Ziff Board.

“Consent” has the meaning set forth in the recitals to this Agreement.

“Continuing Positions” means DSO’s positions as (i) the sole member of the Class B Shareholder Committee until its dissolution pursuant to this Agreement, and (ii) the positions listed on Annex A hereto and any officer, committee or other positions DSO holds with any entity in the Och-Ziff Group until the effectiveness of his resignation therefrom pursuant to the terms of this Agreement.

“Control” has the meaning set forth in the Operating Group Entities’ Agreements. “Controlled by” has the correlative meaning.

“Corresponding Class B Shares” means the Owned Class B Shares that correspond to the Class A-1 Common Units.

“Credit Fund Balance Redemption” means the redemption by DSO and the DSO Related Entities, as applicable, of all their liquid balances in the OZ Credit Opportunities Master Fund, Ltd. which is expected to be redeemed in full on September 30, 2019, for which redemption notices have been delivered to effect such redemptions. For the avoidance of doubt, the Credit Fund Balance Redemption will exclude (x) funds in wind-down, (y) investments designated as “side pocket” investments and (z) holdbacks (including audit holdbacks), which, in the case of clauses (y) and (z), shall be designated and reserved, as applicable, in accordance with the applicable fund documents.

“Designated Proceeds” has the meaning set forth in the Preferred Unit Documents.

“Designated Proceeds Use Prohibition” has the meaning set forth in Section 5.1.

“Distribution Holiday” has the meaning set forth in the Operating Group Entities’ Agreements.

“Distribution Holiday Cap” has the meaning set forth in Section 4.19.

“DSO” has the meaning set forth in the preamble to this Agreement.

“DSO Designated Director” has the meaning set forth in Section 4.3(a).

“DSO Parties” shall have the meaning set forth in Section 4.16(a).

“DSO Related Entity” means any (i) Affiliate of DSO or (ii) Related Party of DSO, in each case that has investments in any of the investment funds or accounts managed by the Och-Ziff Group.

“Exchange Date” has the meaning set forth in the Preferred Unit Documents.

“Exchange Notice” has the meaning set forth in Section 5.2(b).

“Governmental Entity” means any United States or other governmental or regulatory authority.

“Holders’ Committee” has the meaning set forth in the Preferred Unit Documents.

“Incremental Loan” has the meaning set forth in the Senior Subordinated Loan Agreement.

“Independent Director” means a member of the Och-Ziff Board who meets the then-current independence standards established by the NYSE.

“Initial Loan” has the meaning set forth in the Senior Subordinated Loan Agreement.

“Initial Preferred Securities” means the New Preferred Securities and the Loans outstanding immediately after giving effect to the Recapitalization.

“January Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Liquidity Redemption” means the receipt by DSO and the DSO Related Entities of redemption proceeds associated with the redemption by DSO and the DSO Related Entities, as applicable, of all of their liquid balances in the investment funds or accounts managed by the Och-Ziff Group (other than their liquid balances in the OZ Credit Opportunities Master Fund, Ltd.), for which redemption notices have been delivered to effect such redemptions for the quarters ended December 31, 2018 and March 31, 2019. For the avoidance of doubt, the Liquidity Redemption will exclude (x) funds in wind-down, (y) investments designated as “side pocket” investments and (z) holdbacks (including audit holdbacks), which, in the case of clauses (y) and (z), shall be designated and reserved, as applicable, in accordance with the applicable fund documents.

“Loan” has the meaning set forth in the Senior Subordinated Loan Agreement.

“Loan Exchange Option” has the meaning set forth in Section 5.2(a).

“Management Arrangements” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any fact, event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operation or condition (financial or otherwise) or prospects of the Och-Ziff Group and their consolidated subsidiaries taken as a whole, or (ii) the ability of the Och-Ziff Group to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

“NCGC Committee” means the Nominating, Corporate Governance and Conflicts Committee of the Och-Ziff Board or any successor committee of the Och-Ziff Board.

“New Preferred Securities” means the Class A Cumulative Preferred Units of OZ Management, OZ Advisors and OZ Advisors II, in each case that was issued on the date hereof and having the terms set forth in the applicable Preferred Unit Documents.

“Non-Corresponding Class B Shares” means the Owned Class B Shares other than the Corresponding Class B Shares.

“NYSE” means the New York Stock Exchange.

“Och-Ziff” has the meaning set forth in the preamble to this Agreement.

“Och-Ziff Board” means the Board of Directors of Och-Ziff.

“Och-Ziff Corp” has the meaning set forth in the preamble to this Agreement.

“Och-Ziff Group” means Och-Ziff, its subsidiaries (including the Operating Group Entities) and their respective Affiliates.

“Och-Ziff Holding” has the meaning set forth in the preamble to this Agreement.

“Och-Ziff Parties” means Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, OZ Management, OZ Advisors and OZ Advisors II.

“Operating Group Entities” means any Person that is directly Controlled by any of the Intermediate Holding Companies (as defined in the Operating Group Entities’ Agreements).

“Operating Group Entities’ Agreements” means, collectively, the limited partnership agreements or other Organizational Documents of each of the Operating Group Entities, as the same may be amended, supplemented, modified or replaced from time to time in accordance with the terms of the Operating Group Entities’ Agreements.

“Organizational Documents” has the meaning set forth in the Operating Group Entities’ Agreements.

“Owned Class B Shares” has the meaning set forth in the Class B Shareholders Agreement.

“OZ Advisors” has the meaning set forth in the preamble to this Agreement.

“OZ Advisors II” has the meaning set forth in the preamble to this Agreement.

“OZ Management” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Operating Group Entities’ Agreements.

“Preferred Unit Documents” means, collectively:

i.    the Unit Designation of the preferences and relative, participating, optional, and other special rights, powers and duties of Class A Cumulative Preferred Units of OZ Management, dated as of February 7, 2019;

ii.    the Unit Designation of the preferences and relative, participating, optional, and other special rights, powers and duties of Class A Cumulative Preferred Units of OZ Advisors, dated as of February 7, 2019; and

iii.    the Unit Designation of the preferences and relative, participating, optional, and other special rights, powers and duties of Class A Cumulative Preferred Units of OZ Advisors II, dated as of February 7, 2019, in the case of clauses (i) through (iii), as each of the foregoing may be amended or restated from time to time.

“Proceeding” shall have the meaning set forth in Section 7.7.

“PSUs” has the meaning set forth in Section 4.19.

“Recapitalization” has the meaning set forth in the Operating Group Entities’ Agreements.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary.

“Restricted Business” means any hedge fund or real estate private equity fund.

“Restricted Designated Proceeds” has the meaning set forth in Section 5.1.

“RSU Award Agreement” has the meaning set forth in Section 4.19.

“RSUs” means Class A restricted share units of Och-Ziff.

“Selected Courts” shall have the meaning set forth in Section 7.7.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, by and among the Operating Group Entities, certain other guarantors party thereto, Wilmington Trust, National Association, as administrative agent, DSO, as the initial lender representative, and various other lenders party thereto, as may be amended or restated from time to time.

“Specified RSUs” has the meaning set forth in Section 4.19.

“Subsidiary” has the meaning set forth in the Operating Group Entities’ Agreement.

“Transaction Documents” means this Agreement and the other agreements necessary to implement the transactions contemplated by the Letter Agreement.

“Transition Annual Meeting” shall have the meaning set forth in Section 4.2.

“Transition Date” means the 30th day following the completion of the Liquidity Redemption, or a subsequent date determined pursuant to Section 2.3. For the avoidance of doubt, the determination of the Transition Date shall be based on the completion of the Liquidity Redemption when the remaining liquid balances are actually paid.

“Unit” has the meaning set forth in the Operating Group Entities’ Agreements.

“Voting Holiday” means the period commencing on the date after both the Liquidity Redemption and the Credit Fund Balance Redemption have occurred and ending on the date on which the last of (i) the Class E-1 Common Units and (ii) any Additional Class E Common Units (as defined in the Operating Group Entities’ Agreements) vest.

“Willoughby” shall have the meaning set forth in Section 4.16(a).

“Willoughby Capital” shall have the meaning set forth in Section 4.16(a).

“Withdrawal Restriction” means the occurrence of any of the following: (i) the Och-Ziff Group has advised DSO in writing that he and the DSO Related Entities may not withdraw capital invested in the investment funds or accounts managed by the Och-Ziff Group that DSO or any DSO Related Entity has requested to withdraw in accordance with the applicable fund documents or (ii) (A) DSO is advised in writing by his legal counsel (which written advice is promptly furnished to the Och-Ziff Group) that he is prohibited by law from withdrawing capital invested in the investment funds or accounts managed by the Och-Ziff Group that DSO or any DSO Related Entity has requested to withdraw in accordance with the applicable fund documents and (B) legal counsel to the Och-Ziff Group does not thereafter inform DSO in writing that he and the DSO Related Entities are not so prohibited.

ARTICLE II

THE CLASS B SHAREHOLDERS AGREEMENT

SECTION 2.1    AMENDMENT.

(a) Subject to the occurrence of the Transition Date, Och-Ziff and DSO, in his capacity as the sole member of the Class B Shareholder Committee, hereby consent and agree that effective on the Transition Date, Section 6.2 of the Class B Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 6.2 SURVIVAL. On the Termination Date, this Agreement shall become void and of no further force and effect, except for the provisions set forth in this Section 6.2 and Sections 2.2(b) (solely with respect to any fees or expenses that are to be reimbursed to the Class B Shareholder Committee pursuant to Section 2.2(b) related to DSO’s position as the sole member of the Class B Shareholder Committee prior to the Transition Date), 2.3(a), (b) and (d), which provisions shall remain in full force and effect on and after the Termination Date. Section 2.3(b) will thereafter terminate in accordance with its terms.”

(b)    Och-Ziff and DSO, in his capacity as the sole member of the Class B Shareholder Committee, hereby consent and agree that effective on the earlier of the Transition Date or the commencement of the Voting Holiday, and conditioned on the occurrence of the Transition Date or the commencement of the Voting Holiday, as applicable, Section 2.3 of the Class B Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 2.3 VOTING PROXY AND POWER OF ATTORNEY.

(a)    Defined Terms. Defined terms used in this Section 2.3 have the meanings set forth in the Governance Agreement, dated as of February 7, 2019, by and among Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“Och-Ziff”), Och-Ziff Holding Corporation, a Delaware corporation and wholly owned subsidiary of Och-Ziff, Och-Ziff Holding LLC, a Delaware limited liability company and wholly owned subsidiary of Och-Ziff, OZ Management LP, a Delaware limited partnership, OZ Advisors LP, a Delaware limited partnership, OZ Advisors II LP, a Delaware limited partnership and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

(b)    Voting Holiday Proxy for Corresponding Class B Shares. Each holder of Corresponding Class B Shares hereby irrevocably constitutes and appoints the Chief Executive Officer and the Chief Financial Officer as the sole and exclusive attorneys-in-fact and proxies of such Class B Shareholder, each of them with the power to act alone and with full power of substitution and resubstitution, to attend any meeting of the shareholders of Och-Ziff or of the Class B Shareholders, and any adjournment or postponement thereof, on such Class B Shareholder’s behalf and to vote or abstain from voting the Corresponding Class B Shares of such Class B Shareholder for or against any action or proposal to the fullest extent permitted by law during the Voting Holiday. During the Voting Holiday, the attorneys-in-fact and proxies identified above shall cause all Corresponding Class B Shares to be voted (or to abstain from voting) on any matters, in the same proportion that Class A Shares are voted (or abstained from voting) on such matters. Any such vote or abstention, to the extent cast in compliance with the immediately preceding sentence, shall not be subject to challenge or input from such holder of Corresponding Class B Shares. Each holder of Corresponding Class B Shares hereby revokes any and all previous proxies with respect to such holder’s Corresponding Class B Shares and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) with respect to such Corresponding Class B Shares that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Corresponding Class B Shares may transfer any of its Corresponding Class B Shares during the Voting Holiday. The attorneys-in-fact and proxies identified above will be empowered at any and all times during the Voting Holiday to vote or act by written consent with respect to the Corresponding Class B Shares at every annual, special, adjourned or postponed meeting of shareholders of Och-Ziff, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Corresponding Class B Shares. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 2.3(b) shall become effective upon the commencement of the Voting Holiday and shall terminate upon the completion of the Voting Holiday.

(c)    Proxy Granted by Holders of Non-Corresponding Class B Shares. Each Class B Shareholder who holds Non-Corresponding Class B Shares hereby irrevocably constitutes and appoints DSO as the sole and exclusive attorney-in-fact and proxy of such Class B Shareholder with full power of substitution and resubstitution, to attend any meeting of the shareholders of Och-Ziff or of the Class B Shareholders, and any adjournment or postponement thereof, on such Class B Shareholder’s behalf and to vote or abstain from voting the Non-Corresponding Class B Shares of such Class B Shareholder in his or her sole discretion for or against any action or proposal to the fullest extent permitted by law during the proxy term.

Any such vote or abstention shall not be subject to challenge or input from such Class B Shareholder. Each Class B Shareholder hereby revokes any and all previous proxies with respect to such Class B Shareholder’s Non-Corresponding Class B Shares and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such Class B Shareholder with respect to the Non-Corresponding Class B Shares that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the Class B Shareholder may transfer any of its Non-Corresponding Class B Shares prior to the Transition Date. The attorney-in-fact and proxy identified above will be empowered at any and all times prior to the Transition Date to vote or act by written consent with respect to the Non-Corresponding Class B Shares at every annual, special, adjourned or postponed meeting of shareholders of Och-Ziff, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each such Class B Shareholder. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. This Section 2.3(c) and all rights granted herein shall terminate effective as of the Transition Date.

(d)    Exculpation. To the fullest extent permitted by applicable law, the Chief Executive Officer, the Chief Financial Officer, and any substitute therefor, shall not be liable to the Class B Shareholders or to any Affiliate of any Class B Shareholder for any damages incurred by reason of any act performed or omitted to be performed by such person under the Class B Shareholders Agreement, including the proxy granted in Section 2.3(b) herein. To the fullest extent permitted by applicable law, DSO and any substitute therefor, shall not be liable to the Class B Shareholders or to any Affiliate of any Class B Shareholder for any damages incurred by reason of any act performed or omitted to be performed by such person under the Class B Shareholders Agreement, including the proxy granted in Section 2.3(c) herein.”

(c)    If the Transition Date has not occurred by August 5, 2019 and Robert Shafir continues to serve as the Chief Executive Officer as of August 5, 2019, Och-Ziff and DSO, in his capacity as the sole member of the Class B Shareholder Committee, hereby consent and agree that effective as of August 5, 2019, Section 5.1(a)(vi) of the Class B Shareholders Agreement shall be deleted in its entirety and replaced with the following: “any removal of a Chief Executive Officer of the LLC or Co-Chief Executive Officer of the LLC; or”.

(d)    Och-Ziff and DSO, in his capacity as the sole member of the Class B Shareholder Committee, hereby consent and agree that this Section 2.1 constitutes an amendment to the Class B Shareholders Agreement in accordance with Section 8.9 thereof.

SECTION 2.2    TERMINATION OF THE CLASS B SHAREHOLDERS AGREEMENT; SURVIVAL OF THE PROXY FOR CORRESPONDING CLASS B SHARES.

(a)     Och-Ziff and DSO, in his capacity as the sole member of the Class B Shareholder Committee, hereby consent and agree, in accordance with Section 6.1 of the Class B Shareholders Agreement, that the Class B Shareholders Agreement is hereby terminated effective as of the Transition Date. For the avoidance of doubt, effective as of the Transition Date, all provisions other than Section 6.2 and Sections 2.2(b) (solely with respect to any fees or expenses that are to be reimbursed to the Class B Shareholder Committee pursuant to Section 2.2(b) related to DSO’s position as the sole member of the Class B Shareholder Committee prior to the Transition Date), 2.3(a), 2.3(b) and 2.3(d) of the Class B Shareholders Agreement shall be void and of no further force and effect, including that effective as of the Transition Date the Class B Shareholder Committee shall be disbanded and all authority granted to the Class B Shareholder Committee shall be extinguished.

(b)     For the avoidance of doubt, (i) the proxy irrevocably granted in Section 2.3(b) of the Class B Shareholders Agreement (as amended by Section 2.1(b)), (A) is granted by the holders of Corresponding Class B Shares, (B) is only in effect during the duration of the Voting Holiday and (C) provides that the proxies designated therein are required to vote the Corresponding Class B Shares pro rata in accordance with the vote of the Class A Shares during the Voting Holiday, and (ii) the proxy irrevocably granted in Section 2.3(c) of the Class B Shareholders Agreement (as amended by Section 2.1(b)), (A) is granted by the holders of Class B Shares, (B) will only stay in effect until the Transition Date and (C) provides that during such period DSO has the sole and exclusive authority to vote all Class B Shares (other than, during the Voting Holiday, Corresponding Class B Shares) in his sole discretion.

SECTION 2.3    TOLLING OF TRANSITION DATE. In the event that (i) DSO or a DSO Related Entity is prohibited by a Withdrawal Restriction from withdrawing an amount of capital that DSO or any DSO Related Entity has, in accordance with the applicable fund documents, requested to withdraw during a redemption window, (ii) DSO or a DSO Related Entity seeks in each subsequent redemption window pertinent to such withdrawal request to withdraw any unwithdrawn amount of such request and (iii) DSO or a DSO Related Entity is prohibited by a subsequent Withdrawal Restriction from withdrawing the remaining unwithdrawn amount thereof, then the Transition Date shall be tolled until thirty (30) days following the closing of the next redemption window pertinent to such withdrawal request as to which no Withdrawal Restriction restricts DSO and the DSO Related Entities’ ability to withdraw unwithdrawn amounts requested to be withdrawn. The provisions of the preceding sentence may apply sequentially to subsequent redemption windows and simultaneously to multiple requests to withdraw capital. For the avoidance of doubt, the Transition Date shall not occur unless and until the completion of the Liquidity Redemption.

ARTICLE III

SHAREHOLDERS MEETING

SECTION 3.1    AGREEMENT TO VOTE. DSO, in his capacity as the sole member of the Class B Shareholder Committee, hereby agrees to appear in person or by proxy at a meeting of shareholders called (and held prior to the Transition Date) for the purpose of considering, among other things, an amendment or amendments to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan to increase the number of shares available under such plan to implement the transactions contemplated by the Letter Agreement (i.e., specifically to increase the number of shares available by 9,779,446 shares in order to permit the issuance of the 9,779,446 Class E Common Units (comprised of Class E-1 Common Units and any Additional Class E Common Units (as defined in the Operating Group Entities’ Agreements)) that may be issued by each of the Operating Group Entities and their subsequent exchange into Class A Shares of Och-Ziff when and to the extent permitted by the Operating Group Entities’ Agreements and the applicable Exchange Agreement (as defined in the Operating Group Entities’ Agreements)) and to vote all Class B Shares in favor of such amendment or amendments to the Och-Ziff Capital Management Group LLC 2013 Incentive Plan pursuant to the voting proxy set forth in Section 2.3 of the Class B Shareholders Agreement (or Section 2.3(c) of the Class B Shareholders Agreement if the commencement of the Voting Holiday precedes the Transition Date).

ARTICLE IV

BOARD AND OFFICER POSITIONS; ADDITIONAL AGREEMENTS

SECTION 4.1    CHAIRMAN OF THE BOARD.

(a)     While DSO serves as Chairman of the Board, he agrees to oversee and be involved with the overall direction and vision of the Och-Ziff Group and shall devote such business time as reasonably required to fulfill his responsibilities to the Och-Ziff Group in a manner consistent with his Continuing Positions.

(b)    While DSO serves as Chairman of the Board, he shall receive annual compensation in consideration for his service as Chairman of the Board which compensation shall be (i) consistent with the compensation received by other directors on the Och-Ziff Board both in terms of amount and composition of cash and stock and (ii) pro-rated for the year in which DSO’s resignation as Chairman of the Board occurs, in accordance with Section 4.1(c), through March 31, 2019.

(c)    Simultaneously with the execution of this Agreement, DSO shall deliver to the Och-Ziff Board a duly executed, irrevocable letter of resignation, in the form attached as Annex B hereto, providing for DSO’s resignation as Chairman of the Board effective as of March 31, 2019. Following the effectiveness of DSO’s resignation as Chairman of the Board, a successor Chairman of the Board shall be selected from the then serving non-executive directors on the Och-Ziff Board as mutually agreed to by the NCGC Committee and DSO.

SECTION 4.2    DIRECTOR. Simultaneously with the execution of this Agreement, DSO shall deliver to the Och-Ziff Board a duly executed, irrevocable letter of resignation, in the form attached as Annex C hereto, providing for DSO’s resignation as a member of the Och-Ziff Board effective as of the date of the next annual meeting of shareholders of Och-Ziff that occurs at least thirty (30) days after the Transition Date (such meeting, the “Transition Annual Meeting”).

SECTION 4.3    DSO DESIGNATED DIRECTOR.

(a)     Following the effective date of DSO’s resignation as a member of the Och-Ziff Board pursuant to Section 4.2, for as long as DSO continues to own either (i) Initial Preferred Securities with an initial liquidation preference not less than 33% of the initial liquidation preference of the Initial Preferred Securities owned by DSO or (ii) a number of common equity units (on an as-converted basis) of the Och-Ziff Group not less than 33% of the number of common equity units (on an as-converted basis) of the Och-Ziff Group owned by DSO, in each case, immediately after giving effect to the Recapitalization, DSO may designate a director (the “DSO Designated Director”) to serve in his place on the Och-Ziff Board. Och-Ziff agrees to cause the individual selected by DSO to be the DSO Designated Director to be nominated to the Och-Ziff Board, including to the slate of directors to be elected at the Transition Annual Meeting.

(b)    In the event that the DSO Designated Director is an Independent Director who the Och-Ziff Board determines satisfies the additional independence requirements applicable to compensation committee members pursuant to the NYSE, Och-Ziff agrees to cause the DSO Designated Director to be appointed to serve as a member of the Compensation Committee until the earliest to occur of (i) the repayment of the New Preferred Securities, (ii) April 1, 2022 and (iii) October 1, 2021 if 50% of the New Preferred Securities are repaid on or prior to such date.

(c)    So long as DSO is entitled to appoint the DSO Designated Director, in the event that any DSO Designated Director shall for any reason cease to serve as a member of the Och-Ziff Board during his or her term of office, the resulting vacancy on the Och-Ziff Board shall be filled by an individual designated by DSO.

SECTION 4.4    OCH-ZIFF GROUP SUBSIDIARIES. Simultaneously with the execution of this Agreement, DSO shall deliver to Och-Ziff a duly executed, irrevocable letter of resignation providing for DSO’s resignation effective as of the Transition Date from all officer positions of, and from the boards of directors, boards of managers and similar governing bodies of, all Subsidiaries of Och-Ziff and all investment funds or accounts managed by the Och-Ziff Group, in the form attached as Annex D hereto.

SECTION 4.5     INVESTMENT FUNDS. Except as otherwise provided in this Agreement, after the Transition Date, DSO shall not serve on the board of directors or similar governing bodies of any future investment funds or accounts managed by the Och-Ziff Group.

SECTION 4.6    DSO’S OBLIGATIONS PRIOR TO TRANSITION DATE. DSO agrees that until such time as the Class B Shareholder Committee is disbanded and the Class B Shareholders Agreement is terminated, in accordance with Section 2.2, he shall continue to serve as the sole member of the Class B Shareholder Committee.

SECTION 4.7    REDEMPTIONS.

(a)    DSO submitted redemption notices for 50% of all liquid balances of DSO and the DSO Related Entities, as applicable, on December 31, 2018. The Och-Ziff Parties hereby covenant and agree that, subject to any Withdrawal Restrictions, the Liquidity

Redemption shall be made as to the remainder of DSO’s liquid balances effective as of March 31, 2019 (with payment of such amounts to be made in the normal course consistent with regular practice in accordance with the applicable fund documents); provided, that if any side pocket investments are liquidated, funds are wound down or holdbacks are released (to the extent such side pocket investments, fund wind-downs or holdback releases are excluded from the definition of “Liquidity Redemption” contained herein), then proceeds pertaining to such side-pocket investments, funds in wind-down or released holdbacks will be distributed to DSO and the DSO Related Entities at the same time such proceeds are distributed to other investors in the relevant investment fund or account.

(b)    DSO hereby covenants and agrees not to revoke any previously submitted redemption notices giving effect to the Liquidity Redemption and the Credit Fund Balance Redemption; provided, however, that nothing contained in this Section 4.7 shall limit DSO’s ability to furnish the Och-Ziff Group with the written advice of legal counsel described in subsection (ii) of the defined term “Withdrawal Restriction” in accordance with the terms thereof.

SECTION 4.8    ACTIONS OF OCH-ZIFF. Och-Ziff hereby covenants and agrees to cause the following to occur:

(a)    in the event any Class B Director (other than DSO or the DSO Designated Director) resigns or otherwise ceases to serve on the Och-Ziff Board at or prior to the 2019 Annual Meeting, an Independent Director designated by DSO to replace such Class B Director, subject to the approval of the NCGC Committee, which approval shall not be unreasonably withheld, shall be appointed to the Och-Ziff Board and shall be nominated for election as a director at the 2019 Annual Meeting;

(b)    in the event any member of the Och-Ziff Board other than a Class B Director resigns or otherwise ceases to serve on the Och-Ziff Board at or prior to the 2019 Annual Meeting, an individual designated by the NCGC Committee to replace such director, subject to the approval of DSO, which approval shall not be unreasonably withheld, shall be appointed to the Och-Ziff Board and shall be nominated for election as a director at the 2019 Annual Meeting;

(c)    at all times a majority of the members of the Och-Ziff Board shall qualify as Independent Directors to the extent required by the NYSE;

(d)    the Chief Executive Officer and the Chief Financial Officer shall be appointed as the sole members of the board of managers of Och-Ziff Holding and any successor general partner or similar governing body of the applicable Operating Group Entities effective as of the Transition Date and continuing until at least the end of the Distribution Holiday and achievement of the Book-Up Target for Class A Units;

(e)    the Chief Executive Officer and the Chief Financial Officer shall be appointed as the sole members of the board of directors of Och-Ziff Corp and any successor general partner or similar governing body of the applicable Operating Group Entities effective as of the Transition Date and continuing until at least the end of the Distribution Holiday and achievement of the Book-Up Target for Class A Units;

(f)    effective as of the Transition Date, the Chief Executive Officer and/or the Chief Financial Officer shall replace DSO as a member on all internal committees, boards of directors, boards of managers and similar governing bodies of, and as an officer of, and, as applicable, member of, the Och-Ziff Group (other than the Och-Ziff Board), to the extent they are not already members of such committees or governing bodies, and DSO shall cease to serve in any such capacity;

(g)    effective as of the Transition Date and continuing until at least the end of the Distribution Holiday and achievement of the Book-Up Target for Class A Units, the Chief Executive Officer shall replace DSO as Chairman of the Partner Management Committee and PMC Chairman (as each such term is defined in the Operating Group Entities’ Agreements) pursuant to the terms of the Operating Group Entities’ Agreements; and

(h)    effective as of the Transition Date and continuing until at least the end of the Distribution Holiday and achievement of the Book-Up Target for Class A Units, the board of directors of any investment funds that have a board of directors to which Och-Ziff Group or an Affiliate thereof provides investment advisory services, shall be comprised of (i) all individuals serving as directors on such boards immediately prior to the Transition Date other than DSO and (ii) if appointed by the then-serving directors on such boards, the Chief Executive Officer and/or the Chief Financial Officer.

SECTION 4.9    DSO’S INVESTMENT IN OCH-ZIFF GROUP FUNDS.

(a)     The parties hereto agree that so long as DSO or any DSO Related Entity has any investments in any investment funds or accounts managed by the Och-Ziff Group, any liquid balances of such investments that are not charged fees or incentive allocation as of February 7, 2019 shall be charged the same management fees or be subject to the same incentive allocation (or carried interest or other performance-based amounts) as are applicable to former executive managing directors of Och-Ziff Corp and Och-Ziff Holding (on a “most favored nation” basis); provided, however, that the management fees and incentive allocation (or carried interest or other performance-based amounts) applicable to such investments by DSO or any DSO Related Entity shall not exceed a maximum of 1% in respect of management fees or 10% in respect of the incentive allocation.

(b)    For the avoidance of doubt, other than as advised by legal counsel in writing in order to comply with applicable law and without limiting the tolling provisions described in Section 2.3, (i) DSO and DSO Related Entities shall continue to not be subject to any restrictions on their ability to withdraw their invested capital from, or transfer their interests in, the Och-Ziff Group, other than (x) funds in wind-down, (y) investments designated as “side pocket” investments and (z) holdbacks (including audit holdbacks), which, in the case of clauses (y) and (z), shall be designated and reserved in accordance with the applicable fund documents (provided that if any such side pocket investments are liquidated, funds are wound down or holdbacks are released, then proceeds pertaining to such side-pocket investments, funds in wind-down or released holdbacks will be distributed to DSO and the DSO Related Entities at the same time such proceeds are distributed to other investors in the relevant investment fund or account), (ii) the

Och-Ziff Group shall not restrict or block (or attempt to restrict or block) any such withdrawals of invested capital by DSO and/or DSO Related Entities or transfers of such interests and (iii) the Och-Ziff Group shall take all actions necessary to give effect to any withdrawal or transfer notice provided by DSO and/or DSO Related Entities.

SECTION 4.10    NO WITHDRAWAL. For the avoidance of doubt, the transactions and other matters contemplated hereby, and any discussions in connection herewith, shall not constitute a “Withdrawal” by DSO under any of (i) the Operating Group Entities’ Agreements or (ii) the Class B Shareholders Agreement, until the Transition Date, at which time a Withdrawal thereunder shall be deemed to have occurred.

SECTION 4.11     WAIVER OF REALLOCATION RIGHT. DSO hereby waives his right to reallocate (and, under certain circumstances, be reissued) the Units cancelled pursuant to the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018 and effective as of February 16, 2018, by and among Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, DSO and the Och Trusts (as defined therein).

SECTION 4.12    FORFEITURE OF CERTAIN UNITS. DSO hereby agrees to forfeit 653,484 Class A Units to the Och-Ziff Group, which such forfeited Class A Units may be reallocated in accordance with the Operating Group Entities’ Agreements.

SECTION 4.13    WAIVER OR AMENDMENT OF MANAGEMENT ARRANGEMENTS. During the Distribution Holiday, the Management Arrangements shall not be waived, amended, supplemented or otherwise modified without the approval of the Chief Executive Officer and the Compensation Committee; provided, that in the case of any individual who is a “named executive officer” in Och-Ziff’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K (promulgated under the US Securities Act of 1933 (as amended)) (or would be a “named executive officer” with respect to the fiscal year in which the proposed waiver, amendment, supplement or other modification to such Management Arrangement occurs), such Management Arrangements shall not be waived, amended, supplemented or otherwise modified in any material respect, including any issuance of equity securities to the parties to the Management Arrangements, without (i) the approval of the Chief Executive Officer and the Compensation Committee and (ii) the approval of at least 5 out of 7 members of the Och-Ziff Board (or if the size of the Och-Ziff Board is subsequently increased or decreased, such other supermajority vote as represents at least two-thirds of the directors) supported by the advice of a third party compensation consultant.

SECTION 4.14     EMPLOYMENT AGREEMENTS. Subject to DSO’s rights under Sections 4.3 and 4.13, DSO agrees that, effective as of the Transition Date, any express consent or similar rights he has with respect to the determination of employee compensation under any employment contract or other arrangements between an executive managing director and an Operating Group Entity shall instead be exercised by the General Partner (as defined in the applicable Operating Group Entities’ Agreement) of such Operating Group Entity.

SECTION 4.15    CESSATION OF USE OF OZ NAMES. The parties hereto acknowledge and agree that the Och-Ziff Group may use and permit others to use the names and marks “Och”, “Ziff” and “Och-Ziff” in connection with their business until and including December 31, 2019, following which the Och-Ziff Group shall cease using such names and marks as names, trademarks or service marks; provided, however, that the foregoing shall not prevent (i) the Och-Ziff Group from continuing to use such names and marks as expressly required by applicable law, regulation or order and (ii) the Och-Ziff Group from referring to its former name and mark (for example, “formerly known as the Och-Ziff Group”).

SECTION 4.16    DSO NON-COMPETE; NON-SOLICIT.

(a)    The Och-Ziff Group acknowledges and agrees that Section 2.13(b)(i) of the Operating Group Entities’ Agreements shall not apply to any activities (investment related or otherwise) of Willoughby Capital Holdings, LLC (“Willoughby Capital”), its employees or any of its or their related trusts or Affiliates (collectively, “Willoughby”) or DSO or any of DSO’s related trusts, Affiliates or Related Parties (collectively, the “DSO Parties”); provided, however, that (i) for so long as DSO is a member of the Och-Ziff Board, the DSO Parties shall be subject to restrictions with respect to investment related activities that are no more restrictive than those restrictions applicable to any other non-employee member of the Och-Ziff Board and (ii) during the Restricted Period (as such term is defined in the Operating Group Entities’ Agreements), neither Willoughby nor the DSO Parties shall invest in an operating entity of, or in the case of DSO, serve as a director, officer, employee or consultant of, any Restricted Business except (i) as a passive investor holding less than 2% of the issued and outstanding stock of public companies or (ii) as an investor in any operating entity that invests solely on behalf of Willoughby or the DSO Parties.

(b)    The Och-Ziff Group acknowledges and agrees that Section 2.13(b) of the Operating Group Entities’ Agreements shall not prohibit Willoughby or the DSO Parties from engaging in any investment activities alongside any of the Och-Ziff Group’s current or prospective Investors (as such term is defined in the Operating Group Entities’ Agreements), so long as Willoughby Capital qualifies for the “family office” exemption under the Investment Advisers Act of 1940, including the rules and regulations thereunder, as amended from time to time.

(c)    The Och-Ziff Group acknowledges and agrees that the Restricted Period (as such term is defined and used in Operating Group Entities’ Agreements and as such term is used in this Agreement) will end on December 5, 2020 with respect to DSO and his related trusts, Affiliates and Related Parties.

SECTION 4.17    WAIVER OF GENERAL RELEASE REQUIREMENTS. The Och-Ziff Group hereby acknowledges and agrees that DSO is entering into the Consent and will not be executing a General Release (as such term is defined in the Operating Group Entities’ Agreements).

SECTION 4.18     NOTICE OF VALUATION. The Och-Ziff Group shall provide Willoughby and DSO with written notice at least ten (10) days prior to conducting (or directing any third party advisor or valuation professional to conduct) a valuation of any Common Units of the Och-Ziff Group (any such valuation, a “Common Unit Valuation”). Within five (5) Business Days following the completion of any Common Unit Valuation, the Och-Ziff Group shall provide Willoughby Capital and DSO with the results of such Common Unit Valuation and copies of all materials related to such Common Unit Valuation. The Och-Ziff Group, Willoughby Capital and DSO acknowledge and agree that in the event of any breach of this Section 4.18 by the Och-Ziff Group, the only remedy available to Willoughby and the DSO Parties shall be the provision by the Och-Ziff Group of the Common Unit Valuation materials that are the subject of such breach.

SECTION 4.19    RSU AWARDS. Notwithstanding any terms of any award agreements (including any partner agreement with the Operating Group Entities evidencing any Specified RSUs (each, an “RSU Award Agreement”)) to the contrary, the amount of any distribution equivalents, distributions, dividends or dividend equivalents that may become payable on any Specified RSUs shall not exceed $4.00 per Class A Share (as such amount may be equitably adjusted for stock splits and other capitalization changes) underlying each such Specified RSU cumulatively during the Distribution Holiday (the “Distribution Holiday Cap”). In addition, with respect to any Class A performance-based Specified RSUs (“PSUs”), the Distribution Holiday Cap shall apply for purposes of calculating Total Shareholder Return (as defined in the award agreement evidencing the PSUs) under the award agreement evidencing the PSUs. The Och-Ziff Group shall cause the recipients of any Specified RSUs, as a condition to grant thereof, to acknowledge and agree to the Distribution Holiday Cap set forth herein. As used herein, “Specified RSUs” means any RSUs, whether issued prior to, on or after the date hereof, other than RSUs held by non-executive managing director employees or executive managing directors of OZ Management that do not receive grants of Class E-1 Common Units or are otherwise participating in the Recapitalization.

ARTICLE V

NEW PREFERRED SECURITIES

SECTION 5.1     THIRD PARTY ESCROW ACCOUNT. In the event that the Och-Ziff Group is prohibited from using any Designated Proceeds to redeem any of the New Preferred Securities pursuant to the terms of any of the Preferred Unit Documents (any such prohibition, a “Designated Proceeds Use Prohibition” and any such Designated Proceeds, the “Restricted Designated Proceeds”), the Och-Ziff Group shall cause such Restricted Designated Proceeds to be deposited with Citibank, National Association to act as an escrow agent, or such other escrow agent as mutually agreed to by the Company and DSO, with respect to the Restricted Designated Proceeds as promptly as practicable pursuant to an escrow agreement consistent with the terms hereof and otherwise reasonably satisfactory to the Och-Ziff Parties and the Holders’ Committee. All or a portion of such amount of Restricted Designated Proceeds shall be used to redeem New Preferred Securities as promptly as practicable (and in no event later than five (5) Business Days) to the extent such Designated Proceeds Use Prohibitions are no longer in effect. If any Designated Proceeds Use Prohibitions exist on the Exchange Date, all Restricted Designated Proceeds shall be applied to repay Incremental Loans pursuant to Section 2.10(d)(i) of the Senior Subordinated Loan Agreement.

SECTION 5.2    EXCHANGE AT THE OPTION OF THE HOLDERS.

(a)    If any New Preferred Securities remain outstanding on the Exchange Date, a holder of New Preferred Securities may, in such holder’s sole discretion, exchange its New Preferred Securities (the “Loan Exchange Option”), in whole or in part, into Incremental Loans in an aggregate principal amount equal to the Liquidation Value (as defined in the applicable Preferred Unit Document) of the New Preferred Securities being exchanged, automatically and without any consent or other action of the Operating Group Entities. Any such Incremental Loans of any class will have terms and conditions identical to those of Initial Loans of such class in all respects and will be Loans for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all New Preferred Securities issued by the Operating Group Entities and then held by such holder.

(b)    In order to exercise the Loan Exchange Option under Section 5.2(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to OZ Management, OZ Advisors or OZ Advisors II, as applicable, a notice substantially in the form of Exhibit A to the Preferred Unit Documents (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the New Preferred Securities to be exchanged to OZ Management, OZ Advisors or OZ Advisors II, as applicable. The Och-Ziff Group shall deliver a notice to each holder of the New Preferred Securities informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c)    In the event of an exchange under this Section 5.2(c) and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, each Operating Group Entity, as applicable, shall, on the Exchange Date, be deemed to have incurred the applicable class of Incremental Loans from each holder of New Preferred Securities issued by such Operating Group Entity that is being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value (as defined in the applicable Preferred Unit Document) of the New Preferred Securities being exchanged on the Exchange Date, in exchange for the New Preferred Securities. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the New Preferred Securities to be converted and such New Preferred Securities shall cease to be outstanding.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1    REPRESENTATIONS AND WARRANTIES OF THE OCH-ZIFF PARTIES. The Och-Ziff Parties hereby jointly and severally represent and warrant to DSO that as of the date hereof:

(a)    Organization and Authority. Each Och-Ziff Party has been duly organized and is validly existing in good standing under the laws of the State of Delaware, with the requisite entity power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as has not had or would not reasonably be expected to have a Material Adverse Effect, has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b)    Capitalization of the Och-Ziff Parties. The capitalization of the Och-Ziff Parties immediately prior to the Recapitalization as set forth on Schedule B-1 attached hereto is true and complete in all but de minimis respects. The capitalization of the Och-Ziff Parties immediately following the Recapitalization as set forth on Schedule B-2 attached hereto, is true and complete in all but de minimis respects. As of the date of this Agreement, except as set forth on Schedule B-1 and Schedule B-2, (i) there are no other outstanding equity or non-equity interests of any Och-Ziff Party, (ii) there are no equity interests of any Och-Ziff Party reserved for issuance, (iii) no Och-Ziff Party has any outstanding securities providing the holder the right to acquire equity interests or non-equity interests, or any outstanding options, warrants, restricted units, equity appreciation rights, profits interests, phantom equity, convertible securities, preemptive rights or exchange rights or other agreements relating to any equity interest in such Och-Ziff Party, and (iv) no Och-Ziff Party has any written and binding agreement to authorize, issue, sell, redeem or otherwise acquire any equity interests or non-equity interests.

(c)    Authorization, Enforceability and No Conflicts.

(i)    Each Och-Ziff Party has the requisite limited partnership, corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents, to the extent such Och-Ziff Party is a party to such Transaction Documents, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by each Och-Ziff Party of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Och-Ziff Party, the NCGC Committee, and such Och-Ziff Party’s equityholders, directors, managers, members, and general partners, as applicable and to the extent required by law or by the Letter Agreement, and no further approval or authorization is required on the part of such Och-Ziff Party or such Och-Ziff Party’s equityholders, directors, managers, members, and general partners, as applicable, for such authorization to be effective. This Agreement and the other Transaction Documents to which such Och-Ziff Party is a party are or will be valid and binding obligations of such Och-Ziff Party enforceable against such Och-Ziff Party in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

(ii)    The execution, delivery and performance by each Och-Ziff Party and/or its Subsidiaries of this Agreement and the other Transaction Documents, to the extent such Och-Ziff Party and/or its Subsidiaries are a party to such Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance by such Och-Ziff Party and/or its Subsidiaries with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of any Och-Ziff Party and/or its Subsidiaries under any of the terms, conditions or provisions of (1) its certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, limited partnership agreement or similar organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Och-Ziff Party or any of its Subsidiaries are a party or by which it or any of its Subsidiaries may be bound, or to which such Och-Ziff Party or any of its Subsidiaries may be bound, or to which such Och-Ziff Party or any of its Subsidiaries or any of the properties or assets of such Och-Ziff Party or any of its Subsidiaries be subject, or (B) violate any statute, rule or regulation or any judgement, ruling, order, writ, injunction or decree applicable to such Och-Ziff Party or any of its Subsidiaries or any of their respective properties or assets except, (x) in the case of clause (A)(1), for those occurrences that, individually or in the aggregate, would not be material to the Och-Ziff Parties and their Subsidiaries, taken as a whole, and (y) in the case of clauses (A)(2) and (B), for those occurrences that have not had or would not reasonably be expected to have a Material Adverse Effect.

(iii)    Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by any Och-Ziff Party in connection with the consummation by the Och-Ziff Parties of the transactions contemplated by this Agreement and the other Transaction Documents, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of the Och-Ziff Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which any Och-Ziff Party is a party.

(d)    Other Agreements. Except for the Management Arrangements, the Transaction Documents and the agreements expressly referenced in Section 7.4, no Och-Ziff Party, Operating Group Entity or other entity in the Och-Ziff Group is a party to any written or oral agreement, contract, commitment, arrangement, side letter or other arrangement with any member of the senior management of the Och-Ziff Group or any executive managing director of the Och-Ziff Group or any of their respective Affiliates with respect to (i) the Recapitalization, (ii) the transactions contemplated by this Agreement, Preferred Unit Documents, the Senior Subordinated Loan Agreement, the other Transaction Documents or the Letter Agreement or (iii) the Management Arrangements or any other employment or management arrangement with the Och-Ziff Group.

SECTION 6.2    REPRESENTATIONS AND WARRANTIES OF DSO. DSO hereby represents and warrants to the Och-Ziff Parties that as of the date hereof:

(a)    Authorization, Enforceability and No Conflicts.

(i)    DSO has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which DSO is a party and to carry out DSO’s obligations hereunder and thereunder. The execution, delivery and performance by DSO of this Agreement and the other Transaction Documents to which DSO is a party and the consummation of the transactions hereby and thereby have been duly authorized by all necessary action on the part of DSO, and no further approval or authorization is required to be effective. This Agreement and the other Transaction Documents to which DSO is a party are or will be valid and binding obligations of DSO enforceable against DSO in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.

(ii)    The execution, delivery and performance by DSO of this Agreement and the other Transaction Documents to which DSO is a party and the consummation of the transactions contemplated hereby and thereby and compliance by DSO with any provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or consummate a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of DSO under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DSO is a party or by which DSO may be bound, or to which DSO or any of the properties or assets of DSO may be subject, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to DSO or any of his properties or assets except for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of DSO to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which DSO is a party.

(iii)    Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by DSO in connection with the consummation by DSO of the transactions contemplated by this Agreement and the other Transaction Documents, except for any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of DSO to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which DSO is a party.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1    NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other Person designated by such party) at its address, facsimile number or

e-mail address set forth below or such other address, facsimile number or e-mail address as such party may hereafter specify to the other parties to this Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the number specified below and the appropriate confirmation of receipt is received, (ii) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as specified below, (iii) if given by e-mail, when transmitted to the e-mail address specified below and the appropriate confirmation of receipt is received or (iv) if given by any other means, when delivered at the address specified below.

(a)    if to Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, OZ Management, OZ Advisors or OZ Advisors II, to:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Email: David.Levine@ozm.com

Facsimile: (212) 790-0077

Attention: Chief Legal Officer

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Email: joseph.coco@skadden.com

Email: peter.serating@skadden.com

Facsimile: (917) 777-3050

Facsimile: (917) 777-2286

Attention: Joseph A. Coco

Attention: Peter D. Serating

(b)    if to DSO, to:

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

10 Bank Street, Suite 1120

White Plains, NY 10606

Email: legal@willcapllc.com

Facsimile: (914) 607-3576

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Email: Ajdeckelbaum@paulweiss.com

Email: Eching@paulweiss.com

Facsimile: (212) 492-0546

Facsimile: (212) 492-0241

Attention: Ariel J. Deckelbaum

Attention: Ellen N. Ching

SECTION 7.2    HEADINGS AND INTERPRETATION. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof. Wherever from the context it appears appropriate, (a) each pronoun stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter and (b) references to “including” shall mean “including without limitation.” References contained in this Agreement to any Person or entity, including Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, OZ Management, OZ Advisors, OZ Advisors II and the Operating Group Entities, shall be deemed to include any successor entities of such Persons or entities (including any successor entities existing as a result of a conversion to a corporation or other form of corporate entity).

SECTION 7.3    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 7.4    ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together, to the extent applicable, with the Operating Group Entities’ Agreements, the Management Arrangements, the Preferred Unit Documents, the Consent, the Senior Subordinated Loan Agreement and any Partner Agreements, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement (as each such term is defined in the Operating Group Entities’ Agreements or this Agreement, as applicable) and the Class B Shareholders Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and, as amended and restated herein, supersedes any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Limited Liability Company Agreement of the Original Company, the Initial Partnership Agreement, the Prior Partnership Agreement, all Supplementary Agreements (as each such term is defined in the Operating Group Entities’ Agreements), the January Letter Agreement and the Letter Agreement (it being agreed that the Letter Agreement is hereby terminated as of the date hereof). This Agreement is not intended to confer upon any

Person, other than the parties hereto any rights or remedies hereunder; provided, however, it is expressly agreed that holders of the New Preferred Securities, to the extent they are not parties to this Agreement, shall be intended third party beneficiaries of the provisions set forth in Sections 5.1 and 5.2 and shall be entitled to enforce such provisions in the same manner and to the same extent as the parties hereto. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the Operating Group Entities’ Agreements, the provision contained in this Agreement shall govern and control.

SECTION 7.5    FURTHER ASSURANCES. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by any other party hereto to give effect to and carry out the transactions contemplated herein.

SECTION 7.6    GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

SECTION 7.7    CONSENT TO JURISDICTION. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts, (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, OZ Management, OZ Advisors, OZ Advisors II or DSO at their respective addresses referred to in Section 7.1; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION

WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE PARTIES HERETO MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY EACH OF THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND EACH OF THE PARTIES HERETO AGREES THAT SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

SECTION 7.8    APPROVALS; AMENDMENTS; WAIVERS.

(a)    The transactions contemplated by this Agreement have been approved by each of DSO and the NCGC Committee.

(b)    No provision of this Agreement may be amended or waived unless such amendment or waiver is (i) in writing and signed by Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, OZ Management, OZ Advisors, OZ Advisors II and DSO and (ii) approved by the NCGC Committee.

(c)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.9    ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that any rights or obligations set forth in this Agreement with respect to the Class A Units, the New Preferred Securities or the Loans may be assigned or transferred by the holders thereof without the consent of any party hereto, except as otherwise provided in the Operating Group Entities’ Agreements, the Preferred Unit Documents and the Senior Subordinated Loan Agreement, as applicable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 7.10    SUCCESSORS, COUNTERPARTS. This Agreement and any amendment hereto in accordance with Section 7.8 shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives of the parties hereto, and may be executed in several counterparts with the same effect as if the parties hereto executing the several counterparts had all executed one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	CFO and Executive Managing Director

OCH-ZIFF HOLDING CORPORATION

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF HOLDING LLC

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OZ MANAGEMENT LP

By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

[Signature Page to Governance Agreement]

OZ ADVISORS LP

By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OZ ADVISORS II LP

By: Och-Ziff Holding LLC, its General Partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

[Signature Page to Governance Agreement]

/s/ Daniel Och
DANIEL S. OCH

[Signature Page to Governance Agreement]

EXHIBIT A

[Senior Subordinated Loan Agreement]

Exhibit 4.4

EXECUTION VERSION

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

dated as of February 7, 2019

among

OZ MANAGEMENT LP,

OZ ADVISORS LP, and

OZ ADVISORS II LP,

as Borrowers and Guarantors,

CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

DANIEL S. OCH,

as the Initial Lender Representative,

VARIOUS LENDERS,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent

$200,000,000 Senior Subordinated Term Loan Facility

-i-

-ii-

-iii-

-iv-

APPENDIX:

A	–	Initial Loans

SCHEDULES:

4.07	–	Liabilities
5.09(a)	–	Post-Closing Matters
6.01	–	Indebtedness
6.04	–	Certain Restrictions on Subsidiary Distributions
6.14	–	Exceptions to No Further Negative Pledge

EXHIBITS:

A-l	–	Initial Interest Notice
A-2	–	Conversion/Continuation Notice
B	–	Note
C	–	Compliance Certificate
D	–	Assignment Agreement
E	–	Certificate re Non-Bank Status
F	–	Closing Date Certificate
G	–	Counterpart Agreement
H	–	Form of Reconciliation Statement
I	–	Form of Intercompany Subordination Provisions
J	–	Form of Exchanging Lender Joinder Agreement

-v-

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

This SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT, dated as of February 7, 2019, is entered into by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME, Wilmington Trust, National Association (“Wilmington Trust”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), Daniel S. Och, as the Initial Lender Representative, and the other Lenders from time to time party to this Agreement.

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on December 5, 2018, the Issuer, Daniel S. Och, the Borrowers, Och-Ziff Corp and Och-Ziff Holding entered into that certain Recapitalization Agreement (as defined herein) pursuant to which the parties thereto agreed on certain recapitalization arrangements to be implemented by Och-Ziff Corp, Och-Ziff Holding, and their respective subsidiaries, including entering into this Agreement and the other Definitive Recapitalization Documentation to give effect to the terms of the Recapitalization Agreement; and

WHEREAS, pursuant to the Merger Agreements, the Initial Lenders exchanged a portion of certain preferred units of each Borrower for Initial Loans of such Borrower, and, from and after the date of such exchange, the terms and conditions of the Initial Loans and any Incremental Loans shall be as set forth herein.

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.01    Definitions. The following terms used herein, including in the preamble, Recitals, Exhibits and Schedules hereto, shall have the following meanings:

“AC Delegation” as defined in Section 6.17(a).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that in no event shall the Adjusted Eurodollar Rate be less than 0.00% for the purposes of this Agreement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing, claim or dispute at law or in equity, in arbitration or before or by any Governmental Authority pending or, to the knowledge of any Credit Party, threatened in writing against OZM, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary, or any property of OZM, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary.

“Advisors” as defined in the preamble hereto.

“Advisors Incremental Loan” means a loan deemed made by an Advisors Lender to Advisors pursuant to Section 2.01(a)(ii).

“Advisors Initial Loan” means a loan deemed made by an Advisors Lender to Advisors pursuant to Section 2.01(a)(i). Each Advisors Lender’s Advisors Initial Loans after giving effect to the Initial Credit Extension on the Closing Date are as set forth opposite such Advisors Lender’s name on Appendix A. The aggregate principal amount of Advisors Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $25,245,000.

“Advisors Lender” means each Person with an outstanding Advisors Loan listed on the signature pages hereto as an Advisors Lender, and any other Person with an outstanding Advisors Loan that becomes a party hereto pursuant to (i) a Credit Extension on the Exchange Date or (ii) an Assignment Agreement.

“Advisors Loan” means an Advisors Initial Loan and/or an Advisors Incremental Loan, as the context requires.

“Advisors Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2019, between Advisors and Orion Merger Sub II LP, a Delaware limited partnership.

“Advisors II” as defined in the preamble hereto.

“Advisors II Incremental Loan” means a loan deemed made by an Advisors II Lender to Advisors II pursuant to Section 2.01(a)(ii).

“Advisors II Initial Loan” means a loan deemed made by an Advisors II Lender to Advisors II pursuant to Section 2.01(a)(i). Each Advisors II Lender’s Advisors II Initial Loans after giving effect to the Initial Credit Extension on the Closing Date are as set forth opposite such Advisors II Lender’s name on Appendix A. The aggregate principal amount of Advisors II Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $39,705,000.

“Advisors II Lender” means each Person with an outstanding Advisors II Loan listed on the signature pages hereto as an Advisors II Lender, and any other Person with an outstanding Advisors II Loan that becomes a party hereto pursuant to (i) a Credit Extension on the Exchange Date or (ii) an Assignment Agreement.

“Advisors II Loan” means an Advisors II Initial Loan and/or an Advisors II Incremental Loan, as the context requires.

“Advisors II Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2019, between Advisors II and Orion Merger Sub III LP, a Delaware limited partnership.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, (x) as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person, and (y) as applied to any Lender that is a natural person, the Related Persons of such Lender. For the purposes of this Agreement, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 as it may be amended, restated, supplemented or otherwise modified from time to time.

“AIS Investment” as defined in the definition of “Alternate Investment Subsidiary.”

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Eurodollar Rate for any day shall be based on the Screen Rate at approximately 11:00 a.m. London time on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate or the Adjusted Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the NYFRB Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate, respectively.    If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Alternate Investment Subsidiary” means an OZ Subsidiary (other than a Credit Party) that (i) is a special purpose vehicle formed for the purpose of making and holding and/or financing equity investments (other than investments in Risk Retention Interests) in OZ Funds or other investment vehicles (any such investment, an “AIS Investment”) where a Credit Party or an OZ Subsidiary is directly or indirectly the general partner, manager, managing member, collateral manager, investment manager, investment adviser or servicer, or otherwise has the power to direct or cause the direction, of the management of such OZ Fund or other investment vehicle, and (ii) is not engaged in any other material activities and does not have any other material assets other than as described above, activities and assets relating to purchasing, acquiring or retaining AIS Investments, any other businesses that have been entered into substantially related or ancillary to the businesses described in this definition, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower, any other Credit Party or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fund” as defined in Section 6.17(a).

“Applicable Margin” means, at any time, with respect to the Loans, (x) 4.75% for Eurodollar Rate Loans and (y) 3.75% for Base Rate Loans.

“Approved Electronic Platform” as defined in Section 9.12(a).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than any Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of the OZ Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests of any OZ Subsidiary, other than (i) inventory (or other assets) sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business or the dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and the OZ Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property to any Credit Party or OZ Subsidiary; provided that if the transferor is a Credit Party, then the transferee must also be a Credit Party; provided, further, that any such transactions between or among any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary (or any of their respective OZ Subsidiaries or Owned Entities other than an OZ Fund) and any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration of less than $5,000,000 with respect to any transaction or a series of related transactions and less than $10,000,000 in the aggregate during any Fiscal Year, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions, (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property (x) in connection with the Specified Transactions, constituting Specified OZ Intellectual Property or (y) that is, in the reasonable judgment of any Borrower, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Issuer and its Subsidiaries taken as a whole (clauses (x) and (y), collectively, the “Specified IP Transactions”), (ix) sales or other transfers or dispositions of Margin Stock, (x) issuances by OZM, Advisors, Advisors II, and/or any New Advisor Guarantor to any Person other than a Credit Party or an OZ Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, and Och-Ziff Operating Group E Units), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable, including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments not prohibited under Section 6.03, (xv) investments (including in the form of cash and Cash Equivalents), and sales, transfers or dispositions of investments that do not constitute a Line of Business Asset Sale, (xvi) sales, leases, licenses, exchanges, transfers, disposals or other dispositions (other than a sale of all or substantially all assets of the Credit Parties and the OZ Subsidiaries, taken as a whole) that do not constitute a Line of Business Asset Sale, and (xvii) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent or any other form approved by the Administrative Agent (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent).

“Assignment Effective Date” as defined in Section 10.06(b).

“AUM” means, as of any date, total fee-paying assets under management of the Credit Parties and their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, treasurer, president or a vice president (or the equivalent thereof) of such Person or of such Person’s general partner or equivalent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Beneficiary” means Administrative Agent and any Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Blockage Notice” as defined in Section 11.03.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” means Advisors, Advisors II, or OZM, as the context requires, in each case in its capacity as a borrower under this Agreement.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, subject to the last sentence of Section 1.02(a), as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the accounting principles used in the preparation of the Historical Financial Statements, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, subject to the last sentence of Section 1.02(a), the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the accounting principles used in the preparation of the Historical Financial Statements.

“Cash” means money, currency or a credit balance in any demand or deposit account, securities account or commodity account.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit denominated in a Permitted Currency of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 as of the date of the acquisition thereof or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof as of the date of the acquisition thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1

(or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000, as of the date of each respective transaction and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Certificate re Non-Bank Status” as defined in Section 2.16(f)(ii)(B)(3).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means, (i) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of OZM, Advisors, Advisors II or any New Advisor Guarantor on a fully diluted basis or (ii) at any time prior to the date on which all Preferred Units are Paid in Full, a Preferred Units Change of Control Event shall occur.

“Class” means when used in respect of any (i) Lenders, each of the following classes of Lenders: (a) OZM Lenders, (b) Advisors Lenders, and (c) Advisors II Lenders, and (ii) Loans, each of the following classes of Loans: (a) OZM Loans, (b) Advisors Loans, and (c) Advisors II Loans.

“Class A Shares” means the Class A limited liability company interests of the Issuer.

“Class C Non-Equity Interest” means a non-equity interest in each of OZM, Advisors and Advisors II on which discretionary income allocations may be made to existing and future partners of OZM, Advisors and Advisors II, and any comparable non-equity interest in any New Advisor Guarantor on which discretionary income allocation may be made to partners of any New Advisor Guarantor.

“Closing Date” means the date on which all conditions precedent in Section 3.01 are satisfied or have been waived, which date is the date of this Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Combined Economic Income” means, for any period, an amount calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017, equal to (i) Economic Income (as defined in such earnings press release) for such period (for, avoidance of doubt, adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP for such period) minus (ii) incentive income for such period plus (iii) total bonus expense for such period minus (iv) 50% of the Minimum Bonus Expense for such period plus (v) the excess of (x) Pro Forma Incentive Income for such period minus (y) Pro Forma Incentive Compensation Expense for such period plus (vi) interest expenses for such period and excluding (vii) extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this clause (vii) in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four-Fiscal Quarter period or (y) $150,000,000 during the term of this Agreement; provided that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary, any Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.

“Combined Total Net Secured Debt” means, as at any date of determination, the excess of (i) the aggregate stated balance sheet amount of Indebtedness of the Credit Parties under the Senior Secured Credit Agreement as of such date that is secured by a Lien on assets of the Credit Parties minus (ii) Unrestricted Cash and Cash Equivalents.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” as defined in Section 9.12.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.08.

“Cost Sharing Arrangement” means any cost sharing, cash contribution or offset arrangements (other than Expense Allocation Agreements) entered into by any Credit Party or OZ Subsidiary from time to time in respect of allocated costs and expenses of the Issuer or any Subsidiary of the Issuer (other than any OZ Fund or any Subsidiary thereof), provided that any expenses, fees, costs, cash contributions and other charges or amounts allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such arrangements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Credit Date” means the date of a Credit Extension, which shall be a Business Day.

“Credit Document” means any of this Agreement, the Notes, if any, the Fee Letter, each Counterpart Agreement, and any other subordination agreement entered into pursuant to this Agreement, including any amendments, supplements, consents, joinder or waivers to the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Extension” means (i) each Initial Credit Extension and (ii) each Incremental Credit Extension.

“Credit Party” means each Borrower and each Guarantor (including each New Advisor Guarantor).

“Cumulative Combined Adjusted Distributable Earnings” means at any date the distributable earnings of the Credit Parties and the OZ Subsidiaries on a cumulative basis calculated in accordance with the methodology set forth in the Issuer’s earnings press release for the Fiscal Quarter ended December 31, 2017 (and, for avoidance of doubt, except as provided below, calculated net of distributions pursuant to Section 6.03(a) and (k) during the applicable period) for the period, taken as a single accounting period commencing on April 1, 2018 and ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01); provided that, notwithstanding anything in this Agreement to the contrary, Cumulative Combined Adjusted Distributable Earnings shall not be reduced by the amount of the distribution made in May, 2018 relating to distributable earnings in respect of the Fiscal Quarter ended March 31, 2018.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deferred Fund Interests” means Deferred Cash Interests (as defined in the Organizational Documents of OZM, Advisors, and Advisors II) awarded under the Och-Ziff Deferred Cash Interest Plan and comparable awards made under the Och-Ziff Deferred Cash Interest Plan for Employees or under an analogous plan.

“Definitive Recapitalization Documentation” means the Preferred Units Documents, the Governance Agreement, the Operating Group Entities’ Agreements and the other definitive documentation memorializing the terms and conditions contained in the Recapitalization Agreement.

“Designated Non-Cash Consideration” means consideration received by a Credit Party or an OZ Subsidiary in connection with an Asset Sale pursuant to Section 6.05(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of any Borrower, setting forth the basis of the valuation of such consideration (which amount will be reduced by the fair market value of the portion of such consideration converted to cash or Cash Equivalents at the time so converted).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date. Notwithstanding anything to the contrary herein, the following shall not constitute Disqualified Equity Interests: Och-Ziff Operating Group A Units, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group B Units, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group E Units, Och-Ziff Operating Group P Units, PSIs, Deferred Fund Interests and Preferred Units.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means an OZ Subsidiary (or for purposes of the definition of “New Sister Advisor”, a direct or indirect Subsidiary of the Issuer, Och-Ziff Holding or Och-Ziff Corp, other than Och-Ziff Holding, Och-Ziff Corp, a Credit Party, a Subsidiary of a Credit Party, any OZ Fund or any Subsidiaries of any OZ Fund) organized under the laws of the United States, any state thereof or the District of Columbia.

“DSO” means Daniel S. Och.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any natural person, commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided, no Credit Party or Affiliate of a Credit Party (other than an Initial Lender, a Lender that joins this Agreement pursuant to Section 2.01(a)(ii), or an Affiliate of any such Initial Lender or Lender) shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Deferred Fund Interests, and PSIs. The Preferred Units shall constitute Equity Interests for all purposes under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party or any of the OZ Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such OZ Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such OZ Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such OZ Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which can be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan, or the receipt by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is in “endangered”

or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Date” as defined in Section 2.01(a)(ii).

“Exchange Effective Date” has the meaning specified in Section 2.01(a)(ii).

“Exchanging Lender Joinder Agreement” means a joinder to this Agreement substantially in the form of Exhibit J.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is both (a) prior to the payment in full of the Senior Obligations and the termination of the Senior Secured Credit Agreement, an “Excluded Subsidiary” under and as defined in the Senior Secured Credit Agreement, and (b) (i) a captive insurance company, (ii) a not-for-profit subsidiary, (iii) an Immaterial Subsidiary, (iv) a Foreign Subsidiary, (v) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (vi) a Domestic Subsidiary that has no material assets other than Equity Interests issued by Foreign Subsidiaries that are CFCs, (vii) an OZ Fund or any of their respective Subsidiaries, (viii) prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Closing Date (or, if later, on the date such Person became a New Advisor and not entered into in contemplation thereof) from Guaranteeing the Obligations, (ix) a Qualifying Risk Retention Subsidiary or (x) an Alternate Investment Subsidiary.

“Excluded Taxes” means with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document: (a) Taxes imposed on or measured by such recipient’s overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of such recipient being organized in or having its principal office located in or, in the case of any Lender, its applicable lending office located in such jurisdiction; (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in clause (a); (c) in the case of a Non-US Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (other than pursuant to an assignment requested by a Borrower under Section 2.19(a)), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Borrower or other Credit Party with respect to such withholding Tax pursuant to Section 2.16(b); (d) any Tax attributable to such Non-US Lender’s failure to comply with Section 2.16(f); and (e) any Taxes imposed under FATCA.

“Expense Allocation Agreement” means one or more agreements entered into among the Issuer, Och-Ziff Corp, Och-Ziff Holding, OZM, Advisors, Advisors II and any other Credit Party providing for the allocation of certain expenses as described in the Issuer’s proxy statements from time to time, as the same may be amended, supplemented, modified or replaced from time to time; provided that any expenses, fees, costs and other charges allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such agreements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor provisions that are substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, further that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee letter, dated as of February 7, 2019, among OZM, Advisors, Advisors II, and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of a Borrower (or of a Borrower’s general partner or equivalent) that (i) such financial statements have been prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Section 5.01(a), normal year-end audit adjustments and the absence of footnotes) and (ii) such financial statements fairly present, in all material respects, the financial condition of the Issuer and its consolidated subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties, the Issuer, Och-Ziff Holding or Och-Ziff Corp, as the case may be, each ending on December 31 of each calendar year or such other date as is permitted pursuant to Section 6.09; provided that any Foreign Subsidiary may end its fiscal year on a date other than December 31 of each calendar year. For purposes of this Agreement and any other Credit Documents, references to “Fiscal Year” shall refer to the fiscal year of the Credit Parties unless the context requires otherwise or unless otherwise specified.

“Foreign Subsidiary” means any direct or indirect OZ Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.02.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governance Agreement” means that certain Governance Agreement, dated as of February 7, 2019, by and among the Issuer, Och-Ziff Corp, Och-Ziff holding, OZM, Advisors, Advisors II and DSO, as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (i) with respect to the Obligations of OZM: Advisors, Advisors II, and each New Advisor Guarantor, (ii) with respect to the Obligations of Advisors: OZM, Advisors II, and each New Advisor Guarantor, and (iii) with respect to the Obligations of Advisors II: OZM, Advisors, and each New Advisor Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article 7.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, the audited financial statements of Issuer and its consolidated subsidiaries for the Fiscal Year ended December 31, 2017 consisting of consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year.

“Immaterial Subsidiary” means any OZ Subsidiary that is not a Material Subsidiary.

“Increased-Cost Lenders” as defined in Section 2.19(a).

“Incremental Credit Extension” means, on the Exchange Date, with respect to each Borrower, the exchange of Preferred Units of such Borrower for Incremental Loans of such Borrower in Dollars pursuant to the applicable Preferred Units Documents and otherwise in accordance with Section 2.01(a)(ii).

“Incremental Loan” means an Advisors Incremental Loan, an Advisors II Incremental Loan, or an OZM Incremental Loan, as the context requires.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capital Lease Obligations that are properly classified as a liability on a balance sheet in conformity with the accounting principles used in the preparation of the Historical Financial Statements; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than (a) trade account payables, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other similar accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (b) purchase price adjustments, non-compete or consulting obligations or earn-out obligations payable in Equity Interests (other than Equity Interests of OZ Subsidiaries or their respective Subsidiaries), (c) any purchase price adjustments, non-compete or consulting obligations or earn-out obligation (other than to the extent covered under subclause (b) above) if not paid after becoming due and payable, and (d) obligations under employment agreements or with respect to deferred compensation); (v) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) all reimbursement obligations arising under any letter of credit; (vii) Disqualified Equity Interests; (viii) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for purposes of calculating the Total Net Secured Leverage Ratio; and (ix) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding anything to the contrary herein, the following shall not constitute Indebtedness: Och-Ziff Operating Group A Units, Och-Ziff Operating Group A-1 Units, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group E Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, PSIs, Preferred Units and all obligations of any Credit Party or OZ Subsidiary arising under or with respect to any Expense Allocation Agreement and any Cost Sharing Arrangement.

The amount of Indebtedness of any Person for purposes of clause (v) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, or the other Credit Documents or the transactions contemplated hereby or thereby (including the execution and delivery of any Credit Document, the performance by the parties hereto or thereto, the Credit Extensions, or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or upon the enforcement of the Guaranty)) or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Credit Party, any OZ Subsidiary or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that Indemnified Liabilities with respect to legal fees, disbursements and expenses shall be limited to the reasonable and documented out-of-pocket fees of (i) one counsel to the Administrative Agent and its Related Parties and, if necessary, of a single firm of local counsel in each relevant jurisdiction and (ii) one counsel to all other Indemnified Parties and, if necessary, of a single firm of local counsel to such other Indemnified Parties in each relevant jurisdiction, and, in the case of an actual or reasonably perceived conflict of interest (where the Indemnitee affected by such conflict informs each Borrower of such conflict and thereafter retains its own counsel with each Borrower’s prior written consent (not to be unreasonably withheld or delayed)), one additional counsel to each similarly affected group of Indemnitees and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” as defined in Section 10.03(a).

“Initial Credit Extension” means, on the Closing Date, with respect to each Borrower, the exchange of certain preferred units issued by such Borrower for Initial Loans of such Borrower in Dollars pursuant to the Merger Agreement applicable to such Borrower and otherwise in accordance with Section 2.01(a)(i).

“Initial Interest Notice” means a notice substantially in the form of Exhibit A-l.

“Initial Lender” means each Lender holding an Initial Loan on the Closing Date.

“Initial Lender Representative” means DSO.

“Initial Loan” means an Advisors Initial Loan, an Advisors II Initial Loan, and/or an OZM Initial Loan, as the context requires. The aggregate principal amount of Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $200,000,000.

“Intellectual Property” has the meaning assigned to it in the Senior Secured Credit Agreement Documents (whether or not such documents are then in effect).

“Interest Commencement Date” means February 1, 2020.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Interest Commencement Date, and (to the extent occurring after the Interest Commencement Date) the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or twelve months with the consent of each Lender), as selected by a Borrower in the applicable Initial Interest Notice or Conversion/Continuation Notice, (i) initially, commencing on the Interest Commencement Date or, if later, the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Credit Party or any OZ Subsidiary.

“Issuer” means Och-Ziff Capital Management Group LLC, or any successor Person resulting from the transactions contemplated by the Specified Transactions.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lender” means an Advisors Lender, an Advisors II Lender, or an OZM Lender, as the context requires.

“Lender Party” means the Administrative Agent and any Lender.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit of any Credit Party or OZ Subsidiary or Equity Interests of a New Advisor Subsidiary or OZ Subsidiary that receives advisory fee income, in one transaction or a series of related transactions.

“Loan” means an OZM Loan, an Advisors Loan, or an Advisors II Loan, as the context may require.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (i) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and the OZ Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its payment Obligations hereunder; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party.

“Material Subsidiary” means any OZ Subsidiary or group of OZ Subsidiaries that, individually or in the aggregate, at any time of determination, have or account for (a) assets with a value equal to or greater than 5% of the total value of the aggregate assets of all Credit Parties and OZ Subsidiaries, taken as a whole, as at the last day of the Fiscal Quarter ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01), or (b) Combined Economic Income of equal to or greater than 5% of the Combined Economic Income of all of the Credit Parties and the OZ Subsidiaries, taken as a whole, for the most recent four consecutive Fiscal Quarter period of the Credit Parties ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01).

“Maturity Date” means the earlier of (i) the fifth anniversary of the date on which all obligations under the Preferred Units have been in Paid in Full (which date of such Payment in Full shall be notified by the Borrowers to the Administrative Agent in accordance with Section 5.01(c)) and (ii) April 1, 2026.

“Merger Agreement” means the Advisors Merger Agreement, the Advisors II Merger Agreement, or the OZM Merger Agreement, as the context requires.

“Minimum Bonus Expense” means the actual bonus expense of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017, for Fiscal Quarters 1 through 3 plus Fiscal Quarter 4 (Fiscal Quarter 4 to be calculated as the average of Fiscal Quarters 1 through 3 from the respective Fiscal Year).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means (a) with respect to any Line of Business Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Line of Business Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, purchase price adjustment or earn-out or otherwise, but only as and when so received) by any Credit Party or OZ Subsidiary, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property and that is subject to mandatory prepayment in connection with such Line of Business Asset Sale and that is repaid in connection with such Line of Business Asset Sale (other than Indebtedness under the Credit Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by any Borrower or such Credit Party or such OZ Subsidiary in connection with such Line of Business Asset Sale, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased distribution reasonably expected to be made pursuant to Section 6.03(a) as a result of such Line of Business Asset Sale, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by such Credit Party or such Subsidiary after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) any Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Line of Business Asset Sale; provided that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received within 180 days of such Line of Business Asset Sale by such Credit Party or such OZ Subsidiary in any such Line of Business Asset Sale (but only as and when so received); and (b) with respect to the incurrence or issuance of any Indebtedness by a Credit Party or OZ Subsidiary, an amount equal to (i) the sum of the Cash received by any Credit Party or OZ Subsidiary in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, upfront fees, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by such Credit Party or such OZ Subsidiary in connection with such incurrence or issuance.

“New Advisor” means any New Sister Advisor and any New Subsidiary Advisor.

“New Advisor Guarantor” means a New Advisor that has satisfied the requirements in Section 5.08(a).

“New Advisor Subsidiary” means any Subsidiary of any New Advisor that is not a New Advisor Guarantor, other than an OZ Fund or any of its Subsidiaries.

“New Sister Advisor” means any direct or indirect Domestic Subsidiary of Issuer, Och-Ziff Holding or Och-Ziff Corp (other than OZM, Advisors, or Advisors II or any of their respective Subsidiaries) that is not an Excluded Subsidiary, that is formed or acquired after the Closing Date and is a sister company of OZM, Advisors and Advisors II, and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of Issuer, Och-Ziff Holding and Och-Ziff Corp, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under OZM’s most recently filed Form ADV.

“New Subsidiary Advisor” means any direct or indirect Domestic Subsidiary that is not an Excluded Subsidiary of OZM, Advisors, or Advisors II, that is formed or acquired after the Closing Date and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of OZM, Advisors, and Advisors II, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under OZM’s most recently filed Form ADV.

“Non-Consenting Lender” as defined in Section 2.19(a)(b).

“Non-Payment Default” as defined in Section 11.03.

“Non-SPVS” means any OZ Subsidiary that is not (i) a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary, (ii) a Subsidiary of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary, or (iii) an Owned Entity of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary.

“Non-US Lender” as defined in Section 2.16(f)(ii)(B).

“Note” means a promissory note substantially in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means an Initial Interest Notice or a Conversion/Continuation Notice.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all obligations of every nature of each Credit Party, whether direct or indirect, absolute or contingent, primary or secondary, fixed or otherwise, including obligations now or hereafter from time to time owed to Administrative Agent, the Lenders, or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligee Guarantor” as defined in Section 7.07.

“Och-Ziff Corp” means Och-Ziff Holding Corporation, a Delaware corporation.

“Och-Ziff Holding” means Och-Ziff Holding LLC, a Delaware limited liability company; provided that such Person may convert from a limited liability company to a corporation.

“Och-Ziff Operating Group” has the meaning ascribed thereto from time to time in the public filings made by the Issuer with the SEC.

“Och-Ziff Operating Group A Unit” means a Class A operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class A operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group A-1 Unit” means (i) a Class A-1 operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class A-1 operating group unit for any New Advisor Guarantor or (ii) an operating group unit on terms substantially consistent with the terms of the “Class A-1 Units” as defined and described in the Recapitalization Agreement or on such other terms (taken as a whole) as are not materially adverse to the Lenders, including, in the case of clauses (i) and (ii), units designated as such in connection with the Specified Transactions; provided that the terms of such units, and of any amendments, restatements or replacements of the terms of such units, in each case in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group B Unit” means a Class B operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class B operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units, in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group D Unit” means a Class D operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class D operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group E Unit” means (i) a Class E operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class E operating group unit for any New Advisor Guarantor or (ii) an operating group unit on terms substantially consistent with the terms of the “Class E Units” as defined and described in the Recapitalization Agreement or on such other terms (taken as a whole) as are not materially adverse to the Lenders, including, in the case of clauses (i) and (ii), units designated as such in connection with the Specified Transactions; provided that the terms of such units, and of any amendments, restatements or replacements of the terms of such units, in each case in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Och-Ziff Operating Group P Unit” means a Class P operating group unit in OZM, Advisors or Advisors II, and any comparable unit designated as a Class P operating group unit for any New Advisor Guarantor, including units designated as such in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such units in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such units by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Operating Group Entities” means any Person that is directly Controlled by any of the Intermediate Holding Companies (as defined in the Operating Group Entities’ Agreements).

“Operating Group Entities’ Agreements” means, collectively, the limited partnership agreements or other Organizational Documents of each of the Operating Group Entities, as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Taxes (other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except for any such Taxes that are Other Connection Taxes with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Entity” of a Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary means a Person of which any shares of the Voting Stock of such Person are beneficially owned, directly or indirectly through one or more intermediaries, by such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary.

“OZM” as defined in the preamble hereto.

“OZM Incremental Loan” means a loan deemed made by an OZM Lender to OZM pursuant to Section 2.01(a)(ii).

“OZM Initial Loan” means a loan deemed made by an OZM Lender to OZM pursuant to Section 2.01(a)(i). Each OZM Lender’s OZM Initial Loans after giving effect to the Initial Credit Extension on the Closing Date are as set forth opposite such OZM Lender’s name on Appendix A. The aggregate principal amount of OZM Initial Loans after giving effect to the Initial Credit Extension on the Closing Date is $135,050,000.

“OZM Lender” means each Person with an outstanding OZM Loan listed on the signature pages hereto as an OZM Lender, and any other Person with an outstanding OZM Loan that becomes a party hereto pursuant to (i) a Credit Extension on the Exchange Date or (ii) an Assignment Agreement.

“OZM Loan” means an OZM Initial Loan and/or an OZM Incremental Loan, as the context requires.

“OZM Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 7, 2019, between OZM and Orion Merger Sub I LP, a Delaware limited partnership.

“OZ Fund” means (a) each multi-strategy fund, credit fund, equity fund, hedge fund, real estate fund, collateralized loan obligation, managed accounts, investment fund, real estate investment trust, business development company, private equity fund, registered investment company, open- or closed-end fund, investment trust, undertaking for collective investment in transferable securities, any other investment vehicle, in each case that primarily makes investments similar to those made by investment funds and, whose primary purpose is not to operate as a funding or financing vehicle for the Issuer, a Credit Party or an OZ Subsidiary, and (b) any subsidiary or portfolio company of any of the foregoing set forth in clause (a), in each case of clauses (a) and (b), managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by a Credit Party or any of their respective Subsidiaries or Affiliates or any of its or their investment advisors.

“OZ Manager Entity” as defined in Section 6.17.

“OZ Subsidiary” means any Subsidiary of a Credit Party (whether or not such Subsidiary is also a Credit Party itself) other than an OZ Fund or any of its Subsidiaries.

“OZ Tax Advantaged Credit Fund” means OZ Real Estate Tax Advantaged Credit Fund LP, a Delaware limited partnership.

“Paid in Full” or “Payment in Full” means, with respect to the Preferred Units, that all of the Preferred Units have been redeemed, or exchanged for Loans hereunder, in each case in accordance with the terms of the OZM Merger Agreement, the Advisors Merger Agreement, the Advisors II Merger Agreement, the Preferred Units Documents, the Governance Agreement and this Agreement, as applicable.

“Participant Register” as defined in Section 10.06(g)(i).

“PATRIOT Act” as defined in Section 3.01(h).

“Pay the Obligations” as defined in Section 11.03.

“Payment Blockage Period” as defined in Section 11.03.

“Payment Default” as defined in Section 11.03.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Currency” means Japanese Yen, Euro, Hong Kong Dollar, Swiss Franc, and UK Sterling.

“Permitted Holders” means (i) the Issuer and each of its wholly-owned Subsidiaries, (ii) Daniel Och, (iii) any other individual who is an executive managing director of the general partners of OZM, Advisors or Advisors II, or the equivalent officer positions and has been appointed as such in the ordinary course of business as of any date of determination (“EMDs”), (iv) any individual who formerly served as an EMD, (v) the spouse (including a surviving spouse) and immediate family members of any Person specified in clauses (ii) through (iv), (vi) the estate and lawful heirs of any Person specified in clauses (ii) through (v), (vii) the beneficial trusts, family partnerships, foundations, family limited liability companies or other vehicles established for estate planning or charitable purposes of any of the foregoing, provided that the investment decisions relating to any Equity Interests of OZM, Advisors, Advisors II or any New Advisor Guarantor held by such trusts or other entities are controlled directly or indirectly by one or more of the persons specified in the foregoing clauses (i) through (vi).

“Permitted Junior Securities” means (i) Equity Interests in any Credit Party or any direct or indirect parent of any Credit Party; or (ii) unsecured debt securities that are subordinated to all Senior Obligations (and any debt securities issued in exchange for Senior Obligations) to substantially the same extent as, or to a greater extent than, the Obligations are subordinated to Senior Obligations under this Agreement; provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Obligations for purposes of such plan of reorganization.

“Permitted Liens” means, at any time, Liens in respect of Property of any Credit Party or any of their respective Subsidiaries permitted to exist at such time pursuant to the terms of Section 6.02.

“Permitted Securitization” means any of the following conducted by a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary: (i) the facilitation of ordinary course activities in connection with the origination of new, repriced or refinanced securitization transactions primarily managed for the account of third parties by the Credit Parties or any OZ Subsidiary and (ii) all activities of a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary in connection with or in furtherance of any of the foregoing activities under clauses (i) above.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIK Interest” means, with respect to any Indebtedness, accrued interest on such Indebtedness to the extent such interest is not paid in cash but is added to the principal balance and due upon maturity thereof.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Preferred Unit Holder” has the meaning specified in Section 2.01(a)(ii).

“Preferred Unit Exchange” has the meaning specified in Section 2.01(a)(ii).

“Preferred Units” means the Class A Cumulative Preferred Units of OZM, Advisors and Advisors II, in each case that was exchanged (other than for Loans) or issued on the date hereof and having the terms set forth in the applicable Preferred Units Documents.

“Preferred Units Change of Control Event” means a “Change of Control Event” under the Preferred Units Documents.

“Preferred Units Documents” means, collectively:

(i) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of OZM dated as of February 7, 2019;

(ii) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors dated as of February 7, 2019; and

(iii) the Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors II dated as of February 7, 2019, in the case of clauses (i) through (iii), as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders..

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means such Person’s “Principal Office” as provided for in Section 10.01(a), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to each Borrower, Administrative Agent and each Lender.

“Pro Forma Basis” means, subject to and in accordance with the pro forma measurement principals set forth in Section 1.03, as of any date, with respect to any determination of any financial covenant, Total Net Secured Leverage Ratio or any other test or condition hereunder that is required to be calculated on a Pro Forma Basis shall give effect to any acquisition or asset sale or incurrence, retirement or repayment of Indebtedness as through such event occurred as of the first day of the applicable period of measurement with respect to any test, ratio or covenant for which such calculation is being made.

“Pro Forma Incentive Compensation Expense” means, for any period, the excess, if positive, of (i) product of (x) Pro Forma Incentive Income for such period multiplied by (y) a fraction, the numerator of which is total bonus expense on a combined economic income basis for the three year period ending on the last day of such period and the denominator of which is total incentive income on a combined economic income basis for such three year period, minus (ii) 50% of 50% of the Minimum Bonus Expense for such period.

“Pro Forma Incentive Income” means, for any period, 50% of the incentive income that would have been earned by the Credit Parties and the OZ Subsidiaries for such period on a combined basis on an economic income basis if:

(a)    in the case of any OZ Fund that provides investors a right to require periodic redemptions:

(i)    AUM throughout such period attributable to such OZ Fund had been the AUM for such OZ Fund as of the last day of such period;

(ii)    subject to subclause (iii) below, the gross return for such OZ Fund for such period had been equal to the average gross return (taking into account both positive and negative returns) for such OZ Fund during each of the three immediately preceding consecutive four Fiscal Quarter periods ending on the last day of such period (or, if less than three consecutive four Fiscal Quarter periods have occurred since the inception of such OZ Fund, such average for each such consecutive four Fiscal Quarter period since inception of such OZ Fund);

(iii)    the gross return for such period for any such OZ Fund that was valued 10% or more below such OZ Fund’s high water mark since inception as of the last day of such period, was 0%; and

(b)    in the case of any other OZ Fund, such OZ Fund had earned incentive income equal to its crystalized incentive income for such period.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loans of any Class of any Lender, the percentage obtained by dividing (a) the principal amount of the Loans of such Class of that Lender by (b) the aggregate principal amount of the Loans of such Class of all Lenders. For all other purposes with respect to each Lender (including for purposes of Section 9.06), “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the principal amount of the Loans of that Lender, by (B) an amount equal to the sum of the aggregate principal amount of the Loans of all Lenders.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PSI” means a profit sharing interest in OZM, Advisors or Advisors II, and any comparable interest designated as a profit sharing interest for any New Advisor Guarantor the distributions with respect to which are treated as compensation expense in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose public-side employees and representatives do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrowers, their respective Affiliates and any of their respective securities and may be engaged in investment and other market related activities with respect to a Borrower’s or its Affiliates’ securities or loans.

“Qualifying Risk Retention Subsidiary” means an OZ Subsidiary (other than a Credit Party) that (i) manages or sponsors or has been established to manage or sponsor one or more collateralized loan obligation funds or similar investment entities or other securitizations (each of which constitutes an OZ Fund) (each such OZ Fund, an “OZ CLO”) or (ii) that is an Affiliate of a Person described in clause (i) that, in either case, purchases or otherwise acquires and/or retains securities, obligations or other interests in such OZ CLO for the purpose of, among other things, satisfying (including on a prospective basis) the requirements of any risk retention laws, rules, regulations, guidelines, technical standards or guidance of any Governmental Authority or supranational union, authority, commission, board, bureau, court, agency or instrumentality or any Person acting under the authority of any of the foregoing (including, without limitation, (x) European Union directives or regulations on risk retention requirements and any related enabling or secondary legislation, regulation, technical standards or official guidance adopted or published by the European Union and/or its Member States and (y) U.S. federal agency rules implementing Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) in relation to such OZ Subsidiary, such OZ CLO or any investor or prospective investor in such OZ CLO, including in circumstances where the applicability of such requirements may be uncertain (such securities, obligations or other interests being “Risk Retention Interests,” and such laws, rules, regulations, guidelines, technical standards or guidance, being “Applicable Risk Retention Rules”); provided, however, that the sole lines of business conducted by such OZ Subsidiary shall be (I) managing one or more OZ CLOs and/or purchasing, acquiring, retaining or financing Risk Retention Interests in such OZ CLOs, and (II) any other businesses that have been entered into substantially related or ancillary to the businesses set forth in clause (I) above, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Ratings Demand Date” as defined in Section 2.10(c)(ii).

“Recapitalization Agreement” means the letter agreement (together with all exhibits and annexes attached thereto), dated December 5, 2018, among the Issuer, Daniel S. Och, OZM, Advisors, Advisors II, Och-Ziff Corp and Och-Ziff Holding filed by the Issuer with the SEC on December 6, 2018, as amended, restated, supplemented or otherwise modified in a manner that is not (taken as a whole) materially adverse to the Lenders.

“Reconciliation Statement” as defined in Section 5.01(d)(ii)(i).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, restructure, redeem, repurchase, refund, replace or repay any Indebtedness with other Indebtedness, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement and including, in each case, in connection with or as a result of a post-petition financing (including any debtor-in-possession financing) pursuant to Section 364 of the Bankruptcy Code or under any other applicable bankruptcy laws. “Refinanced” and “Refinancing” have correlative meanings.

“Register” as defined in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Persons” means, with respect to any Lender that is a natural person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary; provided that the investment decisions relating to any Loans held by such trusts or other entities are controlled directly or indirectly by such Person.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.02(a).

“Replacement Lender” as defined in Section 2.19.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Loans (including, without limitation, as may be effected through any amendment, waiver or modification of this Agreement relating to the interest rate for, or weighted average yield of, such Initial Loans), (a) if the effect of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is to refinance the Initial Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted Eurodollar Rate, but including any Adjusted Eurodollar Rate floor or similar floor that is higher than the then-applicable Adjusted Eurodollar Rate for the Initial Loans), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by a Borrower or any of the Credit Parties of new Indebtedness, such new Indebtedness is term loan bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in term loan bank financing having an “effective yield” (as reasonably determined by the Administrative Agent in consultation with the Borrowers, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four (4) year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted Eurodollar Rate, but including any Adjusted Eurodollar Rate floor or similar floor that is higher than the then-applicable Adjusted Eurodollar Rate for the Initial Loans) that is less than the “effective yield” (as reasonably determined by the Administrative Agent in consultation with the Borrowers, on the same basis) of the Initial Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement; provided that any prepayment, refinancing, substitution, replacement, amendment, modification or waiver of the Initial Loans in connection with a transaction that would constitute a Change of Control shall not be considered a Repricing Transaction.

“Requisite Lenders” means at any time, one or more Lenders having or holding Loans representing in the aggregate more than 50% of the aggregate Loans of all Lenders at such time.

“Restricted Junior Payment” means any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding.

“Risk Retention Interests” as defined in the definition of “Qualifying Risk Retention Subsidiary.”

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) to the extent that conducting transactions with such Persons is prohibited for any party hereto or any Person participating in the Loans (whether as a Lender, a Borrower or otherwise) under the laws of the United States, the United Nations Security Council, the European Union, and any European Union member state or the United Kingdom.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means, for any day and time, with respect to any Eurodollar Rate Loan for Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear on such page or if the Administrative Agent determines to no longer use the Bloomberg screen page, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Amendment” means that certain Amendment No. 1, dated as of February 7, 2019, by and among OZM, Advisors, Advisors II, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which amends the Senior Secured Credit Agreement.

“Senior Cap” means an amount equal to the sum of (x) the aggregate principal amount of Term Loans outstanding under (and as defined in) the Senior Secured Credit Agreement on the Closing Date immediately prior to giving effect to any repayments made on the Closing Date, minus the aggregate amount of principal repayments (whether mandatory or voluntary) of Term Loans under (and as defined in) the Senior Secured Credit Agreement on or following the Closing Date (including, for the avoidance of doubt, the repayment of Senior Obligations contemplated as a condition precedent to the effectiveness of the Senior Amendment),(y) the aggregate amount of Revolving Commitments outstanding under (and as defined in) the Senior Secured Credit Agreement on the Closing Date, minus the aggregate amount of principal repayments of Revolving Loans under (and as defined in) the Senior Secured Credit Agreement on or following the Closing Date (each of which repayments shall be accompanied by a concurrent permanent reduction and termination of an equal amount of Revolving Commitments under (and as defined in) the Senior Secured Credit Agreement) and (z) all obligations now or hereafter from time to time owed with respect to the foregoing on account of all accrued and unpaid interest, fees, and expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to a Credit Party, would have accrued thereon, whether or not a claim is allowed against such Credit Party for such interest, fees, or expenses in the related bankruptcy proceeding).

“Senior Commitments” has the meaning assigned to the term “Commitments” in the Senior Secured Credit Agreement.

“Senior Obligations” has the meaning assigned to the term “Obligations” in the Senior Secured Credit Agreement.

“Senior Representative” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Senior Secured Credit Agreement, and its successors and permitted assigns.

“Senior Secured Credit Agreement” means the Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by the Senior Amendment, and as further amended, restated, supplemented, waived, refinanced, replaced or otherwise modified to the extent not prohibited by this Agreement, by and among OZM, Advisors, Advisors II, certain other guarantors party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent.

“Senior Secured Credit Agreement Documents” has the meaning assigned to the term “Credit Documents” in the Senior Secured Credit Agreement.

“Senior Specified Priority Provisions” means Article 11, Section 6.01(x), Section 6.02(aa), Section 6.08(iv), Section 6.15 and the definition of “Senior Cap” in this Agreement.

“Solvent” means, with respect to the Credit Parties and the OZ Subsidiaries on a combined basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and the OZ Subsidiaries’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and the OZ Subsidiaries’ present assets; (b) the Credit Parties’ and the OZ Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Persons have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Persons are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Equity Contribution” as defined in Section 8.02(a).

“Specified IP Transactions” as defined in the definition of “Asset Sale”.

“Specified OZ Intellectual Property” as defined in Section 5.04.

“Specified Transactions” means each of the transactions described in the Definitive Recapitalization Documentation, including all transactions reasonably necessary or advisable to give effect to such transactions, and, to the extent not described or otherwise addressed by the Definitive Recapitalization Documentation, the transactions described in the Recapitalization Agreement, and all transactions reasonably necessary or advisable to give effect to such transactions.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Quarter” as defined in Section 8.02(b).

“Subject Transaction” as defined in Section 1.03.

“Subordinated Indebtedness” means any Indebtedness of a Credit Party that is expressly subordinated in right of payment to the Obligations of such Credit Party under the Credit Documents.

“Subsequent Periods” as defined in Section 8.02(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to Subsidiaries in this Agreement shall refer to a subsidiary of a Credit Party.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Tax Receivable Agreement” means the First Amended and Restated Tax Receivable Agreement, dated as of January 12, 2009, by and among the Issuer, certain subsidiaries of the Issuer from time to time party thereto, and the current and former limited partners of the Credit Parties, including as such agreement may be amended, restated, or replaced in connection with the Specified Transactions; provided that any amendments, restatements or replacements of the terms of such agreement in connection with the Specified Transactions that become effective after the Closing Date shall be on the terms contemplated for such agreement by the Definitive Recapitalization Documents (or, if not described in the Definitive Recapitalization Documents, shall be on terms substantially consistent with the terms set forth in the Recapitalization Agreement), or on such other terms (taken as a whole) as are not materially adverse to the Lenders.

“Terminated Lender” as defined in Section 2.19(a).

“Total Net Secured Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (i) Combined Total Net Secured Debt as of such day to (ii) Combined Economic Income for the four-Fiscal Quarter period ending on such day.

“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.16(f)(ii)(A).

“Unrestricted Cash and Cash Equivalents” means all Cash and Cash Equivalents (whether or not such Cash and Cash Equivalents would be classified as “cash and cash equivalents” on a combined balance sheet of the Credit Parties and the OZ Subsidiaries in accordance with GAAP) of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP not restricted as described in SEC Regulation S-X Rule 7-03(a)(2); provided that Cash and Cash Equivalents that would be classified as “restricted” (x) solely because of a requirement to apply such Cash and Cash Equivalents to repay the Senior Obligations (including pursuant to the Definitive Recapitalization Documents), or (y) solely because of any provisions under the Credit Documents or because such Cash and Cash Equivalents are subject to a Lien securing the Senior Obligations, in the case of clauses (x) and (y), shall be deemed Unrestricted Cash and Cash Equivalents.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wilmington Trust” as defined in the preamble hereto.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Accounting Terms.

(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if any Borrower notifies Administrative Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies each Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by a Borrower to Administrative Agent pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Sections 5.01(a), normal year-end audit adjustments and the absence of footnotes) (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions, covenants and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower, any other Credit Party or any OZ Subsidiary thereof at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP after April 10, 2018 that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on April 10, 2018 to be recharacterized as a Capital Lease or Capital Lease Obligations.

(b)    Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document or certificate or other document delivered to the Administrative Agent or any Lender, in the event that the Issuer and its consolidated subsidiaries effect a restatement of their financial statements previously provided hereunder and such restated financial statements do not indicate a material adverse change in the creditworthiness of the Credit Parties, taken as a whole, from that indicated by such previously provided financial statements to which the restatement relates, then such restatement shall not be deemed to constitute a breach of any representation or warranty under any Credit Document or any other document delivered pursuant hereto or thereto or in connection herewith or therewith, or provide the basis for a Default or an Event of Default hereunder or under any other Credit Document; provided that if any such restatement affects in any material respect the calculation of Combined Total Net Secured Debt, or Combined Economic Income, then the provisions of paragraph (a) of this Section will apply as if such restatement resulted from a change in GAAP or in the application thereof, and at the request of any Borrower or the Requisite Lenders, the relevant provisions of this Agreement will be renegotiated by the Borrowers and the Lenders (acting via a majority) to give effect to the intent of this Agreement as in effect prior to such restatement.

Section 1.03    Subject Transactions. With respect to any period during which an acquisition, asset sale (including any Line of Business Asset Sale), Restricted Payment, or the incurrence, retirement or repayment of Indebtedness has occurred (each, a “Subject Transaction”), for purposes of determining the Total Net Secured Leverage Ratio, Combined Total Net Secured Debt, and Combined Economic Income shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are reasonable identifiable and supportable and are expected to be realized, in each case determined in good faith by or under the direction of the chief financial officer or treasurer of any Borrower (or of any Borrower’s general partner or equivalent), which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer or treasurer of any Borrower (or of any Borrower’s general partner or equivalent)) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Credit Parties and the OZ Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 1.04    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” hereof,” “hereto,” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement. Any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Article 2

LOANS

Section 2.01    Loans.

(a)    Initial Loans and Incremental Loans.

(i)    Initial Loans. On the Closing Date, the Initial Credit Extension shall be deemed to occur such that, immediately after giving effect thereto, the principal amount of Initial Loans of each Class shall be held by each Initial Lender of such Class as set forth on Appendix A. Amounts repaid or prepaid in respect of Initial Loans may not be reborrowed. Subject to Section 2.10, all amounts owed hereunder with respect to the Initial Loans shall be paid in full no later than the Maturity Date.

(ii)    Incremental Loans. (A) If any Preferred Units of any Borrower remain outstanding on March 31, 2022 (the “Exchange Date”), then on the Exchange Date (or such later date as provided pursuant to the Preferred Units Documents and the Governance Agreement and specified in the applicable Exchanging Lender Joinder Agreement), to the extent that a holder of Preferred Units of such Borrower (such holder, a “Preferred Unit Holder”) exercises its exchange option pursuant to the terms of the Preferred Units Documents for such Borrower and the Governance Agreement and in accordance with clause (B) of this Section 2.01(a)(ii), the Incremental Credit Extension in respect of such Preferred Unit Holder’s Preferred Units of such Borrower shall occur on the Exchange Effective Date such that, immediately after giving effect thereto, Incremental Loans of such Borrower shall be held by such Preferred Unit Holder in accordance with the terms of the Preferred Units Documents of such Borrower, the Governance Agreement and clause (B) of this Section 2.01(a)(ii), and such Preferred Unit Holder shall become a Lender with an Incremental Loan to such Borrower under this Agreement. Except as expressly set forth herein, any such Incremental Loans of any Class will have terms and conditions identical to those of the Initial Loans of such Class in all respects and will be “Loans” of such Class for all purposes under this Agreement. Amounts repaid or prepaid in respect of Incremental Loans may not be reborrowed. Subject to Section 2.10, all amounts owed hereunder with respect to the Incremental Loans shall be paid in full no later than the Maturity Date.

(B)    At least three Business Days prior to any Preferred Unit Holder effectuating an exchange of Preferred Units for Incremental Loans of any Class pursuant to clause (A) of this Section 2.01(a)(ii) (such exchange, a “Preferred Unit Exchange”), such Preferred Unit Holder shall (i) execute and deliver an Exchanging Lender Joinder Agreement to the Administrative Agent and (ii) to the extent such Preferred Unit Holder is not already a Lender, deliver to the Administrative Agent an Administrative Questionnaire and the applicable tax form under Section 2.16. Each Exchanging Lender Joinder Agreement shall specify (i) the effective date of the Preferred Unit Exchange (which shall be a Business Day) (the “Exchange Effective Date”), (ii) whether the Incremental Loan to be received by such Preferred Unit Holder is an Advisors Incremental Loan, an Advisors II Incremental Loan, or an OZM Incremental Loan and (iii) the principal amount of the Incremental Loan to be received by such Preferred Unit Holder (which such Preferred Unit Holder agrees shall be consistent with the exchange provisions and calculations set forth in the Preferred Units Documents and the Governance Agreement). The parties hereto (1) acknowledge and agree that (i) the Administrative Agent may conclusively rely on an Exchanging Lender Joinder Agreement as evidence that the Preferred Unit Holder party thereto exercised the exchange option pursuant to the terms of the Preferred Units Documents for the applicable Borrower and the Governance Agreement and on the terms set forth in such Exchanging Lender Joint Agreement, (ii) the Administrative Agent is not a party to any Preferred Units Documents or the Governance Agreement, and the Administrative Agent does not have any duty, responsibility or obligation (A) under any Preferred Units Documents or the Governance Agreement or (B) to inquire or ascertain whether an Preferred Unit Exchange is permitted thereunder, (iii) the Administrative Agent does not have any duties, responsibilities or obligations with respect to any Preferred Units or the cancellation thereof in connection with a Preferred Unit Exchange and (iv) the Administrative Agent shall have not have any liability to any Lender or other Person arising from, out of, or in connection with any Preferred Unit Exchange consummated or purported to be consummated and (2) waives any and all claims or causes of action against the Administrative Agent and its Related Parties arising from, out of, or in connection with any Preferred Unit Exchange or any actions taken by the Administrative Agent in accordance with this Section 2.01(a)(ii).

(b)    Initial Interest Notice in connection with the Interest Commencement Date and Incremental Loans. Any Borrower (on behalf of itself and/or any other Borrower) may deliver to Administrative Agent a fully executed and irrevocable Initial Interest Notice (i) with respect to Initial Loans of any Class, no later than 12:00 noon (New York City time), three Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Interest Commencement Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time) one Business Day prior to (or such shorter period as the Administrative Agent may agree in its sole discretion) the Interest Commencement Date in the case of Base Rate Loans; provided that if no such Initial Interest Notice in respect of Initial Loans of any Class is delivered by either of the foregoing dates and times under this clause (i), the initial interest rate and Interest Period applicable to the Initial Loans of such Class shall be the Adjusted Eurodollar Rate with an Interest Period of one (1) month, and (ii) with respect to Incremental Loans of any Class, no later than 12:00 noon (New York City time), three (Business Days) (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Exchange Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time), one Business Day prior to (or such shorter period as the Administrative Agent may agree in its sole discretion) the Exchange Date in the case of Base Rate Loans; provided that if no such Initial Interest Notice in respect of Incremental Loans of any Class is delivered by either of the foregoing dates and times under this clause (ii), the initial interest rate and Interest Period applicable to the Incremental Loans of such Class shall be the Adjusted Eurodollar Rate with an Interest Period of one (1) month. Promptly upon receipt by Administrative Agent of any such Initial Interest Notice, Administrative Agent shall notify each Lender thereof.

Section 2.02    Reserved.

Section 2.03    Use of Proceeds. Each Borrower shall incur Loans exchanged solely from certain preferred units of such Borrower (in the case of Initial Loans of such Borrower) or from Preferred Units of such Borrower (in the case of Incremental Loans of such Borrower); provided that the Borrowers shall not receive any cash proceeds on the Closing Date or the Exchange Date in connection with such exchange. No part of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any provision of Regulation T, Regulation U or Regulation X of the Board of Governors. Following each exchange of Preferred Units for Loans contemplated hereby, not more than 25% of the value of the assets of the Credit Parties and their respective OZ Subsidiaries on a consolidated basis will be Margin Stock.

Section 2.04    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on each Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)    Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the Loans (and related interest amounts) of each Lender from time to time (the “Register”). The Register shall be available for inspection by any Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on each Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Loans or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates Wilmington Trust to serve as such Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.04, and each Borrower hereby agrees that, to the extent Wilmington Trust serves in such capacity, Wilmington Trust and its officers, directors, employees, agents, sub-agents and affiliates acting in such capacity shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender by written notice to the Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05    Interest on Loans.

(a)    No Loan shall bear interest until the Interest Commencement Date. From and after the Interest Commencement Date, except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the Interest Commencement Date (or, if later, the date of the Credit Extension applicable to such Loan) through repayment (whether by acceleration or otherwise) thereof as follows:

(i)    In the case of a Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin for such Class of Loan; or

(ii)    In the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin for such Class of Loan.

(b)    Subject to Section 2.14, the basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by any Borrower (on behalf of itself and/or any other Borrower) and notified to Administrative Agent and Lenders pursuant to the applicable Initial Interest Notice or Conversion/Continuation Notice, as the case may be. If on any day on or following the

Interest Commencement Date a Loan is outstanding with respect to which an Initial Interest Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an Interest Period of one (1) month.

(c)    In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. So long as no Default or Event of Default shall have occurred and be continuing, in the event that the Interest Commencement Date has occurred and the Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Initial Interest Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a Eurodollar Rate Loan on the date designated for such borrowing or such conversion or continuation in such Initial Interest Notice or Conversion/Continuation Notice (or if outstanding as a Eurodollar Rate Loan will remain as, or (if not then outstanding) will be made as) a Eurodollar Rate Loan with an Interest Period of one (1) month. In the event that the Interest Commencement Date has occurred and the Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Initial Interest Notice or Conversion/Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one (1) month. On each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to each Borrower and each Lender.

(d)    Interest payable pursuant to Section 2.05(a) shall be computed (i) in the case of Base Rate Loans that are subject to the Alternate Base Rate based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of other Loans (including the Eurodollar Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the applicable Credit Extension occurring after the Interest Commencement Date or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)    Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued and unpaid interest shall instead be payable on the applicable Interest Payment Date.

Section 2.06    Conversion/Continuation.

(a)    Subject to Section 2.14 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i)    to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type to another Type; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the applicable Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b)    Any Borrower (on behalf of itself and/or any other Borrower) shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) one Business Day prior to (or such shorter period as the Administrative Agent may agree in its sole discretion) the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan); provided, that if the Borrowers wish to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period,” the applicable Conversion/Continuation Notice must be received by the Administrative Agent not later than 12:00 p.m., New York City time four Business Days prior to the requested date of such conversion/continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them (and not later than 2:00 p.m., New York City time, three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith. Any conversion/continuation date shall be a Business Day.

Section 2.07    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), any overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is (x) prior to the Interest Commencement Date, 2% per annum and (y) from and after the Interest Commencement Date, 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts applicable to any Class of Loans, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans for such Class of Loans); provided, in the case of Eurodollar Rate Loans of any Class of Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans of such Class of Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable in respect of such Class of Loans hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.08    Administrative Agent Fees. The Borrowers agrees to pay to the Administrative Agent, for its own account, such fees as set forth in the Fee Letter at the times and in the amounts specified therein.

Section 2.09    Scheduled Payments.

(a)    Subject to adjustment pursuant to paragraph (c) of this Section 2.09, each Borrower shall repay or cause to be repaid the Loans of such Borrower on the last day of each March, June, September and December of each year, commencing on the earlier of (i) the first anniversary of the date on which all outstanding Preferred Units are Paid in Full and (ii) March 31, 2022, in quarterly installments each in a principal amount equal to 5% of the aggregate principal amount of the Loans of such Borrower on the Closing Date (or, in the case of Incremental Loans of such Borrower, the Exchange Date); provided that (1) if any such date is not a Business Day, such payment shall be due on the next Business Day and (2) such payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(d) or Section 2.11, as applicable.

(b)    To the extent not previously paid, all Loans shall be due and payable on the Maturity Date. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Class of Lenders the Loans of such Borrower on the Maturity Date.

(c)    Repayments of Loans shall be accompanied by accrued and unpaid interest on the amount repaid.

(d)    Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, in no event shall payments of scheduled installments of principal of the Loans in any Fiscal Year be required to exceed $40,000,000, it being understood that the payment of the remaining balance of the Loans (together with any interest or other outstanding Obligations hereunder) on the Maturity Date will not be subject to such restriction.

(e)    All principal payments made pursuant to this Section 2.09 shall, except as otherwise required pursuant to clause (2) of the proviso to Section 2.09(a), be applied on a pro rata basis to each Class of Loans (on a pro rata basis to the Loans of the Lenders with such Class of Loans), unless otherwise specified in writing by any Borrower to the Administrative Agent prior to the time such payment is made.

Section 2.10    Voluntary and Mandatory Prepayments.

(a)    Subject to Section 2.10(c) and Section 2.14(c), and, in the case of any voluntary prepayment of Loans, at any time and from time to time:

(i)    with respect to Base Rate Loans, each Borrower may prepay any Loans of such Borrower on any Business Day, in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding; and

(ii)    with respect to Eurodollar Rate Loans, each Borrower may prepay any Loans of such Borrower on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding.

(iii)    all such prepayments under this clause (a) shall be made:

(A)    upon prior written notice by any Borrower (on behalf of itself and/or any other Borrower) in the case of Base Rate Loans delivered to Administrative Agent on the proposed prepayment date, which shall be a Business Day; and

(B)    upon not less than three Business Days’ prior written notice by any Borrower (on behalf of itself and/or any other Borrower) in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required (and Administrative Agent will promptly transmit such original notice for the applicable Class of Loans by facsimile or email to each Lender of such Class). Upon the giving of any such notice, the principal amount of the Loans of such Class specified in such notice shall become due and payable on the prepayment date specified therein; provided that each Borrower may condition such notice on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, each Borrower may rescind such notice and the principal amount of the Loans of such Class specified in such notice shall not become due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b)    [Reserved].

(c)    Initial Loan Soft Call Protection; Discounted Prepayments.

(i)    In the event all or any portion of the Initial Loans are prepaid (or repriced or effectively refinanced through any amendment of the Initial Loans) as a result of a Repricing Transaction on or prior to the date that is six months after the Closing Date, the Borrower of each Class of Loans subject to such Repricing Transaction shall pay to each Lender of such Class on the date of such Repricing Transaction a fee equal to 1% of the principal amount of such Lender’s Initial Loans of such Class that are subject to such Repricing Transaction (it being understood that if any Lender of any Class is required to assign its Initial Loans of such Class pursuant to Section 2.19 in connection with a Repricing Transaction, the fee with respect to the Class of Initial Loans of such Lender so assigned shall be required to be paid to such assigning Lender of such Class and not its assignee).

(ii)    In the event that all Preferred Units are redeemed in full in cash, then from the date on which such redemption in full occurs until the date which is nine months thereafter (such later date, the “Ratings Demand Date”), the Borrowers may at their option (in accordance with a prepayment notice delivered in accordance with Section 2.10(a)) prepay up to $200,000,000 aggregate principal amount of the Initial Loans at a price equal to 95% of the aggregate principal amount of Loans so prepaid, together with accrued and unpaid interest thereon, if any (which, for the avoidance of doubt, shall be calculated based on the full principal amount of the Loans so prepaid). For the avoidance of doubt, the face amount of any Loans that are prepaid pursuant to this clause (ii) shall be deemed cancelled immediately upon giving effect to such prepayment. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(d)    Mandatory Prepayments.

(i)    Subject to clause (viii) below, in the event that, on or prior to the Exchange Date, any “Designated Proceeds” (as described in the Preferred Units Documents) have been deposited into a third party escrow account in accordance with the Governance Agreement, all of such “Designated Proceeds” shall be applied within four (4) Business Days following the Exchange Date to repay Incremental Loans in accordance with the terms of the escrow agreement in connection therewith and the Governance Agreement.

(ii)    Subject to clauses (vii) and (viii) below, (A) if any Credit Party or any OZ Subsidiary receives any Net Cash Proceeds from any Line of Business Asset Sale, the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds to prepay Loans in accordance with Section 2.10(d)(iv) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(d)(ii)(A) with respect to such Net Cash Proceeds, that any Borrower shall reinvest in accordance with Section 2.10(d)(ii)(B); and

(B)    Subject to clause (viii) below, with respect to any Net Cash Proceeds realized or received with respect to any Line of Business Asset Sale by any Credit Party or any OZ Subsidiary, at the option of any Borrower, such Credit Party or OZ Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of the Credit Parties and their respective Subsidiaries (and, if the assets disposed of were fee generating assets, such acquired assets shall be fee generating assets) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if a Credit Party or OZ Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(d)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(iii)    Subject to clauses (vii) and (viii) below, if any Credit Party or OZ Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds received by such Credit Party or OZ Subsidiary therefrom to prepay the Loans in accordance with Section 2.10(d)(iv) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. For the avoidance of doubt, the exchange of all or any portion of the Preferred Units into Loans from time to time shall not result in a mandatory prepayment under this clause (iii).

(iv)    Any Borrower (on behalf of itself and/or any other Borrower) shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.10(d) at least three (3) Business Days prior to the date of such prepayment (or such shorter period as the Administrative Agent may agree in its discretion). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of such prepayment notice and of such Lender’s Pro Rata Share of the prepayment.

(v)    Each prepayment of Loans pursuant to this Section 2.10(d) shall (x) except as provided in Section 2.10(d)(i), be applied on a pro rata basis to each Class of Loans (on a pro rata basis to the Loans of the Lenders with such Class of Loans), except that prepayments pursuant to Section 2.10(d)(iii) may be applied to the Class or Classes of Loans selected by any Borrower, and (y) in each case, be further applied to such Class of Loans, first in forward order of maturity to the scheduled remaining installments of principal of such Class of Loans occurring in the next twelve months following the date of such prepayment pursuant to Section 2.09(a) and second ratably to the scheduled remaining installments of principal of such Class of Loans required pursuant to Section 2.09(a).

(vi)    Any prepayment of Loans pursuant to this Section 2.10(d) shall be accompanied by accrued and unpaid interest to the extent required by Section 2.05(e) and Section 2.12 and shall be subject to Section 2.14.

(vii)    Notwithstanding anything to the contrary in this Agreement, (A) to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary or any Excluded Subsidiary under clause (b)(v) of such definition (any of the foregoing, a “Non-Repatriating Subsidiary”) is prohibited or delayed by any requirement of law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay any Class of Loans at the times provided under this clause (d), as the case may be, but only so long, as the applicable requirement of law will not permit repatriation to the Credit Parties, and once a repatriation of any of such affected Net Cash Proceeds are permitted under the applicable requirement of law, an amount equal to such Net Cash Proceeds (to the extent not reinvested in the business of such Non-Repatriating Subsidiary) will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of such Class of Loans, and (B) to the extent that any Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of a Non-Repatriating Subsidiary could have a material adverse tax consequence with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided under this clause (d). For the avoidance of doubt, nothing in this Agreement, including this Section 2.01, shall be construed to require any Non-Repatriating Subsidiary to repatriate cash.

(viii)    Mandatory prepayments pursuant to this Section 2.10(d) are subject to the terms of Article 11 and may not be made at any time prior to the time that (A) all Senior Obligations have been repaid in full in cash (other than unmatured contingent Senior Obligations for which no claim has been made at such time) and all Senior Commitments have been terminated and (B) other than any mandatory prepayment pursuant to clause (i) of this Section 2.10(d), the Preferred Units have been Paid in Full.

Section 2.11    Application of Prepayments.

(a)    Application of Voluntary Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) and Section 2.10(c)(ii) shall be applied as specified by any Borrower (on behalf of itself and/or any other Borrower) in the applicable notice of prepayment, and in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, shall be applied to prepay any outstanding Loans on a pro rata basis; provided that any prepayment of Loans of any Class pursuant to Section 2.10(a) shall be applied to reduce the scheduled remaining installments of principal of the Loans of such Class in such manner as any Borrower may elect, and absent such election, in forward order of maturity. Any prepayment of any Loans of any Class pursuant to this clause (a) shall be applied to the Loans of such Class of each Lender of such Class on a pro rata basis in accordance with their respective Pro Rata Shares.

(b)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans and then to Eurodollar Rate Loans in order of direct Interest Period maturities.

Section 2.12    General Provisions Regarding Payments.

(a)    All payments by the applicable Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due to the deposit account of the Administrative Agent designated by Administrative Agent for the account of the applicable Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall, at the option of the Administrative Agent, be deemed to have been paid by the applicable Borrowers on the next succeeding Business Day.

(b)    Except as provided in the proviso to Section 2.05(e), all payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder, each in the manner set forth in this Section 2.12.

(c)    Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if (A) any Conversion/Continuation Notice is withdrawn as to any Affected Lender, or (B) any Affected Lender makes Base Rate Loans in lieu of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)    Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f)    Administrative Agent shall deem any payment by or on behalf of any Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.07 from the date such amount was due and payable until the date such amount is paid in full.

(g)    Subject to Article 11, if an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments received by Administrative Agent hereunder in respect of any of the Obligations shall be applied as follows:

first, to the payment of all amounts for which Administrative Agent is entitled to reimbursement or indemnification hereunder (in its capacity as Administrative Agent and not as a Lender) and all advances made by Administrative Agent hereunder for the account of any Borrower or any Guarantor, to the payment of all fees owing to the Administrative Agent under any Credit Document and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof;

second, to all fees, costs, indemnities, liabilities, obligations and expenses (other than principal and interest) incurred by or owing to any Lender with respect to this Agreement or the other Credit Documents;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations;

fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent or any Lender under the Credit Documents; and

sixth, to the extent of any excess of such payments, to the payment to or upon the order of whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.13    Ratable Sharing. Except as otherwise permitted by this Agreement, Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.14    Making or Maintaining Eurodollar Rate Loans.

(a)    Inability to Determine Applicable Interest Rate.

(i)    In the event that on any Interest Rate Determination Date for any Interest Period with respect to any Eurodollar Rate Loans,

(A)    Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(B)    the Administrative Agent is advised by the Requisite Lenders that the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans for such Interest Period;

then Administrative Agent shall on such date give notice (by facsimile or email) to each Borrower and each Lender of such determination, whereupon (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following such Interest Rate Determination Date, in each case until such time as Administrative Agent notifies each Borrower and each Lender that the circumstances giving rise to such notice no longer exist, and (y) any Initial Interest Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(ii)    If at any time the Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto) that (A) the circumstances set forth in clause (a)(i)(A) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (a)(i)(A) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then (x) if the Senior Secured Credit Agreement is outstanding at such time, the alternate rate of interest to the Eurodollar Rate established pursuant to the terms of the Senior Secured Credit Agreement or (y) if the Senior Secured Credit Agreement is not outstanding at such time, the Administrative Agent and the Borrowers shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time (in the case of clauses (x) and (y), to the extent such alternative rate is a rate for which the Administrative Agent has indicated in writing to the Lenders (which includes email) that it is able to calculate and administer), and (with the consent of the Requisite Lenders) shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (provided such other changes shall not include any amendment to the definition of “Applicable Margin”) (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in respect of which the Requisite Lenders have indicated in writing to the Administrative Agent (which may be via email) that such amendment (and the alternate interest rate specified therein) is satisfactory to the Requisite Lenders and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment); provided that, if such alternate rate of interest shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (a)(ii) (but, in the case of the circumstances described in clause (B) of the first sentence of this Section 2.14(a)(ii), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following an Interest Rate Determination Date, and (y) any Initial Interest Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error but shall be made only after consultation with each Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email or facsimile) to each Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by any Borrower pursuant to the Initial Interest Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan (and if such written notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate), (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligation to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by any Borrower pursuant to the Initial Interest Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind the Initial Interest Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by email or facsimile) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative

Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)    Compensation for Breakage or Non-Commencement of Interest Periods. From and after the Interest Commencement Date, the Borrower of any Class shall compensate each Lender of such Class, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits (including, without duplication, any loss of the Applicable Margin on the relevant Loans)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a conversion to or continuation of any Eurodollar Rate Loan of such Class does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans of such Class occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans of such Class is not made on any date specified in a notice of prepayment given by any Borrower. A certificate of such Lender setting forth in reasonable detail the calculation of the amount or amounts payable under this Section 2.14(c) shall be delivered to each Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error, and such amount or amounts shall be payable within ten (10) days after Borrowers’ receipt of such certificate.

(d)    Booking of Eurodollar Rate Loans. Subject to Section 2.17, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender of any Class under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans of such Class through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans of such Class in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

Section 2.15    Increased Costs; Capital Adequacy.

(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax indemnified under Section 2.16(b) or any Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower of any Class shall promptly pay to such Lender of such Class, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender of such Class in its sole discretion shall determine) as may be necessary to compensate such Lender of such Class on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder in respect of such Class. Such Lender shall deliver to each Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender by each Borrower under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(a), no Lender shall demand compensation pursuant to this Section 2.15(a) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to each Borrower and which are subject to similar provisions.

(b)    Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has had the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, within 15 days after receipt by each Borrower from such Lender of the statement referred to in the next sentence, the Borrower of any Class shall pay to such Lender of such Class such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction in respect of such Class. Such Lender shall deliver to each Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this

Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(b), no Lender shall demand compensation pursuant to this Section 2.15(b) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to each Borrower and which are subject to similar provisions.

(c)    Notwithstanding anything in this Section 2.15 to the contrary, no Borrower shall be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies each Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16    Taxes; Withholding.

(a)    Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)    Withholding of Taxes. If any Credit Party, Administrative Agent or any other Person is required by Law to make any deduction or withholding on account of any Tax with respect to any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) any Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Borrower becomes aware of it; (ii) the applicable withholding agent shall make such deductions and withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law; and (iii) if such Tax is an Indemnified Tax, the sum payable by the relevant Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after that deduction, withholding or payment is made, the Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

(c)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsections (a) and (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, any Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)    Indemnification by the Borrowers. The Borrower of any Class shall indemnify Administrative Agent and each Lender of such Class for any Indemnified Taxes paid or payable by Administrative Agent or such Lender (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after Administrative Agent or Lender of such Class as the case may be delivers to each Borrower a certificate stating the amount of any such Tax so paid or payable. Any Lender who delivers such a certificate to any Borrower shall deliver a copy thereof to Administrative Agent. The certificate delivered to each Borrower shall be conclusive of the amount so paid or payable absent manifest error.

(f)    Evidence of Exemption From U.S. Withholding Tax.

(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Credit Document shall deliver to each Borrower and Administrative Agent, at the time or times reasonably requested by any Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by any Borrower or Administrative Agent as will enable each Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify each Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.16, a Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally eligible to deliver.

(ii)    Without limiting the generality of the foregoing:

(A)    Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and each Borrower on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax.

(B)    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent and each Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), two of whichever of the following is applicable:

1.    in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or W-8BEN-E;

2.    executed originals of IRS Form W-8ECI;

3.    in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business (a “Certificate re Non-Bank Status”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

4.    to the extent a Non-US Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Certificate re Non-Bank Status, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a Certificate re Non-Bank Status on behalf of each such direct or indirect partner;

(C)    any Non-US Lender shall, to the extent it is legally eligible to do so, deliver to each Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit each Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to each Borrower and Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by any Borrower or Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower as may be necessary for each Borrower and Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with its obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 2.16(f).

(g)    Treatment of Certain Refunds. If Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.16 from the Governmental Authority to which such Tax was paid, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of additional amounts paid by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will Administrative Agent or any Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) the payment of which would place such Administrative Agent or Lender in a less favorable net after-Tax position than such Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or OZ Subsidiary.

(h)    Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by or replacement of any Lender or Administrative Agent, and the repayment, satisfaction or discharge of all other obligations under this Agreement.

Section 2.17    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16 it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless the Borrower of any Class agrees to pay all incremental expenses incurred by such Lender of such Class as a result of utilizing such other office as described in this Section 2.17(a) and (b) above. A certificate as to the amount of any such expenses payable by such Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to each Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.18    Borrower Representative Appointment. Each Borrower hereby designates each other Borrower as its representative and agent on its behalf for the purpose of issuing, executing and delivering Initial Interest Notices and Conversion/Continuation Notices, delivering and giving instructions with respect to all transactions contemplated by the Credit Documents, paying, prepaying and reducing loans or any other amounts owing under the Credit Documents, selecting interest rate options, executing, delivering, giving and receiving all other agreements, documents, certificates, instruments, notices and consents hereunder or under any of the other Credit Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any or all of the Borrowers under the Credit Documents; provided, however, that any amounts paid by a Borrower on behalf of another Borrower shall be deemed a payment by such other Borrower. Each Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any certificate, document, notice or other communication delivered pursuant to any Credit Document by any Borrower as a certificate, document, notice or communication delivered by the Borrowers. Each representation, warranty, covenant, agreement and undertaking made on a Borrower’s behalf by any Borrower shall be deemed for all purposes to have been made by each such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.19    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to any Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after any Borrower’s request for such withdrawal or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b) or (c), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), any Borrower may by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause, at its sole expense and effort, such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Borrowers shall pay any fees payable thereunder (including the registration and processing fee payable to the Administrative Agent pursuant to Section 10.06(d)) in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if any Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

Article 3

CONDITIONS PRECEDENT

Section 3.01    Closing Date. The effectiveness of this Agreement and the occurrence of the Initial Credit Extension is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a)    Credit Documents. Administrative Agent and Lenders shall have received executed counterparts of this Agreement, any Notes (to the extent requested reasonably in advance of the Closing Date) and the Fee Letter, in each case from each applicable Credit Party and each Lender party thereto (which in the case of this clause (a), may include electronic transmission of a signed signature page of any such agreement or document);

(b)    Organizational Documents; Incumbency. Administrative Agent and Lenders shall have received (i) a copy of each Organizational Document of each Credit Party (provided that only redacted copies or forms of any amendments, joinders or supplements to such documents shall be required to be delivered under this clause (b) (and certain other documents, such as confidential separation and similar agreements, shall not be required to be delivered) so long as the unredacted versions of such definitive documents do not otherwise amend, supplement or modify the Organizational Documents of any Credit Party in a manner materially adverse to the Lenders), and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person (or officers of such Person’s general partner or equivalent) executing the Credit Documents to which it is a party; (iii) to the extent applicable, resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an Authorized Officer (or officers of such Person’s general partner or equivalent) as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c)    Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date.

(d)    Financial Statements. Administrative Agent and Lenders shall have received the Historical Financial Statements.

(e)    Opinion of Counsel. Administrative Agent and its counsel shall have received a copy of the favorable written opinion of Greenberg Traurig, LLP, counsel for Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(f)    Events of Default; Default. No event shall have occurred and be continuing or would result from the consummation of the transactions and borrowing contemplated hereby that would constitute an Event of Default or a Default.

(g)    Closing Date Certificate. Each Borrower shall have delivered to Administrative Agent and Lenders an originally executed Closing Date Certificate, together with all attachments thereto.

(h)    PATRIOT Act. Administrative Agent and the Lenders shall have received all documentation and other information about the Credit Parties reasonably requested in writing by Administrative Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(i)    Specified Transactions. Each of the Specified Transactions which is required by the terms of the Definitive Recapitalization Documentation to be consummated on or prior to the Closing Date shall have been, or substantially concurrently with the Initial Credit Extension on the Closing Date will be, consummated.

(j)    Payment of Fees and Expenses. The expenses of Administrative Agent (including the reasonable, documented out-of-pocket fees and expenses of its attorneys) arising in connection with the transactions contemplated by the Credit Documents for which invoices have been presented to each Borrower at least one Business Day prior to the Closing Date shall have been paid. In addition to the foregoing, on or prior to the Closing Date, the Administrative Agent shall have received all fees under the Fee Letter that are due and payable and required to be paid thereto on the Closing Date.

Section 3.02    Reserved.

Section 3.03    Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

Article 4

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to cause the Initial Credit Extension to occur, the Credit Parties each represent and warrant to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

Section 4.01    Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and the OZ Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (or, only where applicable, the equivalent status in such jurisdiction of organization), except (other than with respect to any Credit Party) as would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business, except as would not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 4.02    Equity Interests and Ownership. As of the Closing Date, the Equity Interests of each Credit Party and each of their OZ Subsidiaries have been duly and validly authorized and issued, and in the case of entities that are organized as corporations, are fully paid and non-assessable, and in the case of entities that are organized as limited liability companies, no Credit Party or OZ Subsidiary is liable to such entity to make any additional capital contributions with respect to its equity interest in such entity (except as otherwise required by the Delaware Limited Liability Company Act), and, in the case of entities organized as partnerships, all of the interests in each such entity have been duly and validly created. As of the Closing Date, all Equity Interests of OZ Subsidiaries of any Credit Party are owned directly or indirectly by one or more Credit Parties, free and clear of any lien, charge, encumbrance, security interest, or other claim of any third party other than Permitted Liens.

Section 4.03    Due Authorization. Each of the Credit Parties has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04    No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party or any OZ Subsidiary, (ii) any of the Organizational Documents of such Credit Party, (iii) any of the Organizational Documents of any OZ Subsidiary, or (iv) any order, judgment or decree of any court or other agency of government binding such Credit Party or any OZ Subsidiary, in each case of clauses (i), (iii) and (iv), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party that would not be permitted hereunder; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party or any of their respective OZ Subsidiaries, except for such approvals or consents which have been duly obtained, taken, given or made and are in full force and effect and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05    Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect and (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 4.06    Binding Obligation. Each Credit Document has been duly executed and delivered by each of the Credit Parties that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

Section 4.07    Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, none of the Credit Parties nor any of the OZ Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto, other than (a) the liabilities reflected on Schedule 4.07, (b) obligations arising under this Agreement and the other Credit Documents, and the Senior Secured Credit Agreement, and (c) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.08    No Material Adverse Effect. Since December 31, 2017, no Material Adverse Effect has occurred.

Section 4.09    Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any OZ Subsidiary, to such Credit Party’s knowledge, is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

Section 4.10    Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) all Tax returns and reports of any Credit Party or OZ Subsidiary required to be filed by any of them have been timely filed, and (ii) all Taxes due and payable by any Credit Party and all assessments, fees and other governmental charges upon any Credit Party or OZ Subsidiary and upon their respective properties, assets, income and businesses which are due and payable (including in their capacity as a withholding agent) have been timely paid, other than those which are being contested by such Credit Party or OZ Subsidiary in good faith and by appropriate proceedings; provided, adequate reserves have been made thereof in conformity with GAAP.

Section 4.11    Properties. Each of the Credit Parties and the OZ Subsidiaries has (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of its respective properties and assets necessary in the ordinary conduct of its business, in each case except (x) for assets disposed of since the date of the most recent financial statements delivered pursuant to Section 5.01 in the ordinary course of business or as otherwise permitted under Section 6.05, (y) Intellectual Property in connection with any Specified IP Transaction or (z) where the failure to have such title, rights or other interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially interfere with any Credit Party’s or any OZ Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes.

Section 4.12    No Defaults. None of the Credit Parties nor any of the OZ Subsidiaries is in default under any of its material Contractual Obligations that would reasonably be expected to have a Material Adverse Effect.

Section 4.13    Investment Company Act. None of the Credit Parties is subject to regulation under the Investment Company Act of 1940. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14    Use of Proceeds; Anti-Corruption Laws. The Credit Parties and the OZ Subsidiaries will use the proceeds of the Loans solely for purposes and in the manner permitted under Section 2.03, it being understood that neither the Credit Parties nor the OZ Subsidiaries received or will receive any cash proceeds on the Closing Date or on the Exchange Date in connection with the exchange of any preferred units for any Loans. The Credit Parties and the OZ Subsidiaries shall not use, and shall procure representations that their respective OZ Subsidiaries and respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent it would result in a violation of any Sanctions applicable to and by any party hereto, or (C) in any other manner that would result in the violation of any Sanctions applicable to and by any party hereto.

Section 4.15    Employee Benefit Plans. In each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, or such Employee Benefit Plan is entitled to reliance on the opinion letter issued to the prototype sponsor by the Internal Revenue Service, (iii) no liability to the PBGC (other than required premium payments due but not delinquent), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Credit Parties or any of the OZ Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Credit Parties or any of the OZ Subsidiaries or any of their respective ERISA Affiliates, (vi) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or OZ Subsidiary or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, and (vii) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.16    Compliance with Statutes, etc. Each of the Credit Parties and the OZ Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except in such instances in which (a) such statute, regulation, order or restriction is being contested in good faith by appropriate proceedings diligently conducted or (b) non-compliance therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.17    Disclosure. As of the Closing Date, no reports, certificates or written statements (other than information of a general economic or general industry nature) furnished to Administrative Agent or any Lender by or on behalf of any Credit Party or OZ Subsidiary for use in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished on or prior to the Closing Date), when taken as a whole, contains any material misstatement of fact or omits to state a material fact (known to OZM, Advisors, Advisors II or any New Advisor Guarantor, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to any projections and pro forma financial information contained in such materials, the Credit Parties represent only that such information is based upon good faith estimates and assumptions believed by OZM, Advisors, Advisors II or any New Advisor Guarantor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.18    Anti-Corruption Laws and Sanctions. Each of the Credit Parties and the OZ Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party or OZ Subsidiary (as the case may be), and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions, and each of the Credit Parties and the OZ Subsidiaries and their respective officers and, to the knowledge of any of the Credit Parties and the OZ Subsidiaries, their respective employees and directors and agents, are in compliance with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions in all material respects. None of (a) any Credit Parties or any OZ Subsidiaries or any of their respective directors or officers, or (b) to the knowledge of any of the Credit Parties and the OZ Subsidiaries, any of their respective employees or agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

Section 4.19    OZ Manager Restrictions . Since February 5, 2018 through the date hereof (and other than in respect of the OZ Tax Advantaged Credit Fund), (1) no OZ Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any OZ Manager Entity by a vote of less than 75% of the limited partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either clause (1)(a) or (b) of this Section 4.19.

Section 4.20    Solvency. As of the Closing Date, the Credit Parties and the OZ Subsidiaries, on a consolidated basis are and, upon the incurrence of any Obligation by any Credit Party on such date, will be Solvent.

Section 4.21    Intellectual Property; Licenses, etc. The Credit Parties and the OZ Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, except (x) Intellectual Property in connection with any Specified IP Transaction or (y) to the extent such lack of ownership, license, or possession of the right to use, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, no use by the Credit Parties and the OZ Subsidiaries of any Intellectual Property in the operation of their businesses as currently conducted infringes upon any intellectual property or other proprietary rights held by any Person, except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by any Credit Party or any OZ Subsidiary is pending or, to the knowledge of any Borrower, threatened in writing against any Credit Party or any OZ Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Article 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, from the Closing Date until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), each Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 5.

Section 5.01    Financial Statements and Other Reports. A Borrower will deliver to Administrative Agent, for further distribution to the Lenders:

(a)    Quarterly Financial Statements. Within 45 days after the end of the first three Fiscal Quarters, commencing with the Fiscal Quarter ending on March 31, 2019, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, and (ii) a Financial Officer Certification with respect to such consolidated financial statements; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i) of this Section 5.01(a), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(b)    Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, (ii) a Financial Officer Certification with respect to such consolidated financial statements; and (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Issuer, and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to going concern and scope of audit (other than qualifications and exceptions related to an impending maturity date of any Indebtedness under this Agreement or the Senior Secured Credit Agreement within 12 months of the date of such report, and any prospective breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Issuer as at the dates indicated and the results of its operations and its cash flows for the periods indicated; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-K for such fiscal year shall satisfy the requirements of clause (i) of this Section 5.01(b), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(c)    Compliance Certificate. No later than five days after delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), a completed Compliance Certificate duly executed by the chief financial officer of the Issuer, which Compliance Certificate shall, if a

Borrower has not previously provided the Administrative Agent with a notice or Compliance Certificate stating that the Payment in Full of the Preferred Units has occurred, include a statement as to whether or not the Payment in Full of the Preferred Units has occurred (it being agreed by the parties hereto that the Administrative Agent may conclusively rely on such notice or statement in determining the Maturity Date under this Agreement).

(d)    Statements of Reconciliation.

(i)    If, as a result of any change in accounting principles and policies from those used in the preparation of financial statements of the Issuer, the consolidated financial statements of Issuer delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to “Economic Income” that would have otherwise been presented in the financial statements in form and substance satisfactory to Administrative Agent.

(ii)    In addition, (i) concurrently with the delivery of the financial statements referred to in clause (a) and (b) above, a written reconciliation of such financial statements showing adjustments between combined financial statements for the Credit Parties and OZ Subsidiaries, taken as a whole, and the consolidated financial statements for the Issuer and its consolidated subsidiaries, substantially in the form of Exhibit H or otherwise in form and substance reasonably acceptable to Administrative Agent and in any event sufficient to permit the calculation of the financial measurements under Article 6 (a “Reconciliation Statement”) and (ii) solely in the event that Combined Total Net Secured Debt as of the date of the most recent balance sheet included in such financial statements was greater than $0, within 20 Business Days of the delivery of the financial statements in clause (b) above, a Reconciliation Statement, together with agreed-upon procedures from the accounting firm that performed the audit of such financial statements.

(e)    Notice of Default. Promptly upon any officer of OZM, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action any Borrower has taken, is taking and proposes to take with respect thereto;

(f)    Public Filings. Promptly after the same become publicly available, notice of the filing of all annual, regular, periodic and special reports, proxy or financial statements, and registration statements (including any prospectus, prospectus supplement, pricing supplement or similar document) filed by the Issuer or any of its OZ Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be; provided that the documents and notices required to be delivered pursuant to this clause (f) shall be deemed to have been furnished by the Borrowers to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such documents are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR);

(g)    [Reserved].

(h)    Notice of Litigation. Promptly upon any officer of OZM, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by any Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof;

(i)    Information Regarding Credit Parties. Written notice within 60 days after any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.

(j)    Other Information. Such other information and data with respect to Credit Parties or any of the OZ Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(k)    In addition to the method of delivery described in the provisos to Section 5.01(a) and (b), Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on any Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that, to the extent not delivered pursuant to the proviso to Section 5.01(a) or (b), a Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Each Borrower represents and warrants that each of the Credit Parties, the Issuer, and their respective Controlled OZ Subsidiaries, in each case, if any (collectively with the Borrowers, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC (or is consolidated in financial statements that are filed with the SEC) and/or makes its financial statements available to potential holders of its securities, and, accordingly, each Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Credit Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrowers will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such other materials do not constitute material non-public information within the meaning of the U.S. federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall any Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to any Borrower’s compliance with the covenants contained herein.

Section 5.02    Existence. Except as otherwise permitted under Section 6.05, each Credit Party will, and will cause each of the OZ Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of formation, organization or incorporation and (b) take all reasonable action to maintain all rights and franchises, licenses and permits material to its business, in the case of clauses (a) (in the case of any OZ Subsidiary that is not a Credit Party) and (b) except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.03    Payment of Taxes. Each Credit Party will, and will cause each of the OZ Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid (i) if it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves have been made therefor in conformity with GAAP or (ii) to the extent the failure to pay such Tax, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.04    Maintenance of Properties. Each Credit Party will, and will cause each of the OZ Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the operation of the business of Credit Parties and the OZ Subsidiaries, except (x) Intellectual Property in connection with any Specified IP Transaction or (y) to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except (x) Intellectual Property in connection with any Specified IP Transaction or (y) to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in connection with and/or as a result of the Specified Transactions, the Credit Parties shall be permitted to cease to use (and/or transition from use of) the “OZ”, “Och” and “Ziff” names and Trademarks (including any related Trademarks) in official or unofficial capacities, and abandon, cease to maintain, allow to lapse, sell, transfer, or otherwise dispose of any Intellectual Property connected with, related to, derivative of, confusingly similar to, comprised of, that are abbreviations of, or involving combinations of, such names and Trademarks (including any non-English equivalent thereof) (collectively, the “Specified OZ Intellectual Property”).

Section 5.05    Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to their business and properties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except where failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.

Section 5.06    Books and Records; Inspections. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of the OZ Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial transactions and matters involving its assets and business. Each Credit Party will, and will cause each of the OZ Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of the OZ Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers (provided that an Authorized Officer of Issuer or any Credit Party shall be present during such discussions), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested in advance; provided that absent any Event of Default the Borrowers shall not be required to pay the expenses related thereto more frequently than once each Fiscal Year; and provided further that during the existence of an Event of Default Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 5.06, none of the Credit Parties nor any of the OZ Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product; provided that the Borrowers shall use commercially reasonable efforts to notify the Administrative Agent if information is being withheld pursuant to this sentence to the extent such notice would not itself be prohibited by law or binding agreement, or reasonably be likely to compromise such attorney-client privilege or the privilege afforded to attorney work product.

Section 5.07    Compliance with Laws. Each Credit Party will comply, and shall cause each of the OZ Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except in such instances in which (a) such requirement of law, rule, regulation or order is being contested in good faith by appropriate proceedings diligently conducted or (b) noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party and OZ Subsidiary will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and OZ Subsidiary, and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.

Section 5.08    Additional Guarantees.

(a)    In the event that, after the Closing Date, any Affiliate of a Credit Party becomes a New Advisor (including as a result of ceasing to be an Excluded Subsidiary), Borrowers shall, within thirty (30) days after (i) such New Advisor is formed or acquired, or, (ii) if such Person became a New Advisor in any Fiscal Quarter for any other reason, the date that financial statements are required to be delivered under Section 5.01(a) or (b) for such Fiscal Quarter (or, in the case of clauses (i) and (ii), such longer period as may be reasonably acceptable to the Administrative Agent):

(i)    cause each such New Advisor to execute a Counterpart Agreement; and

(ii)    if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Credit Parties with respect to the guarantee provided by such New Advisor.

(b)    Notwithstanding the foregoing, the Borrowers and the other Credit Parties shall not be required to comply with the provisions of this Section 5.08 to the extent that the cost (including as a result of adverse tax consequences) of providing any Guaranty required by this Section is, in the reasonable determination of the Administrative Agent and the Borrowers, excessive in relation to the value to be afforded to the Lenders thereby.

Section 5.09    Further Assurances.

(a)    To the extent not completed on or prior to the Closing Date, the Borrowers shall satisfy the requirements set forth on Schedule 5.09(a) on or prior to the dates set forth on such schedule (or such later dates as shall be reasonably acceptable to the Administrative Agent).

(b)    At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense, promptly do, execute, acknowledge, and deliver, any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the other Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Section 5.10    Ratings. On or after the date that is 30 days after the Ratings Demand Date, the Administrative Agent may, at the request of and on behalf of the Requisite Lenders, deliver a written request to the Credit Parties demanding that the Borrowers obtain (i) a public corporate credit rating (but not any particular rating) from S&P in respect of the Borrowers and (ii) a public rating (but not any particular rating) in respect of the Loans from S&P. Following the date that such written request is received by the Credit Parties, the Credit Parties shall obtain, and, from and after the date such ratings are obtained, use commercially reasonable efforts to maintain, the ratings described in clauses (i) and (ii) above.

Section 5.11    Compliance with Equity Arrangements. Each Credit Party will comply with, and will take any and all actions as may be reasonably required to effectuate, the terms and conditions of the Preferred Units Documents, the Governance Agreement and the other Definitive Recapitalization Documentation; provided that it is hereby agreed that, notwithstanding the terms of the Recapitalization Agreement, the repayment of Senior Obligations contemplated as a condition precedent to the effectiveness of the Senior Amendment shall satisfy the requirement in the Recapitalization Agreement that certain free cash of the Credit Parties and the OZ Subsidiaries be used to repay Senior Obligations no later than January 1, 2019, so long as such repayment under the Senior Amendment is in fact made on or prior to the Closing Date, and the Definitive Recapitalization Documentation may reflect such agreement. Without limiting the generality of the foregoing, in the event that any “Designated Proceeds” (as described in the Preferred Units Documents) are prohibited by the terms of Preferred Units Documents or the Governance Agreement from being applied to redeem Preferred Units, each Credit Party hereby agrees to cause such “Designated Proceeds” to be deposited in a third party escrow account in accordance with the Governance Agreement (and, upon the Exchange Date, to cause such “Designated Proceeds” to be applied to repay Loans pursuant to Section 2.10(d)(i) or to redeem Preferred Units in accordance with the terms of the escrow agreement in connection therewith and the terms of the Governance Agreement).

Article 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, from the Closing Date until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), such Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 6.

Section 6.01    Indebtedness. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)    Indebtedness created hereunder and under the other Credit Documents;

(b)    Indebtedness existing on the Closing Date and listed on Schedule 6.01;

(c)    [Reserved];

(d)    Indebtedness of (i) any Credit Party to any other Credit Party or any OZ Subsidiary, and (ii) any OZ Subsidiary to any Credit Party or any other OZ Subsidiary; provided that any Indebtedness owed by any Credit Party to any OZ Subsidiary that is not a Credit Party incurred pursuant to this clause (d) shall be subordinated in right of payment to the payment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) on terms substantially in the form of Exhibit I (or such other subordination terms as may be mutually agreed between any Borrower and Administrative Agent);

(e)    current liabilities of the Credit Parties or the OZ Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f)    Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.03;

(g)    Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i)    Indebtedness in the form of either a direct obligation of a Credit Party or OZ Subsidiary or in the form of a guaranty by a Credit Party or OZ Subsidiary, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(j)    Indebtedness incurred by a Credit Party or OZ Subsidiary arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party or OZ Subsidiary, as applicable, pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business or assets of a Credit Party or OZ Subsidiary;

(k)    Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, and (iii) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(m)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of a Credit Party or OZ Subsidiary, as applicable;

(n)    Indebtedness of any Person that becomes an OZ Subsidiary after the Closing Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (i) such Indebtedness exists at the time such Person becomes an OZ Subsidiary and is not created in contemplation of or in connection with such Person becoming an OZ Subsidiary; and (ii) such Person becoming an OZ Subsidiary is permitted under this Agreement;

(o)    Indebtedness of any Credit Party or OZ Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(p)    Indebtedness incurred in connection with a Permitted Securitization; provided, that recourse to Credit Parties and OZ Subsidiaries shall be limited to (i) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternate Investment Subsidiaries or (ii) unsecured Indebtedness of up to $50,000,000 in aggregate principal amount with respect to recourse to Credit Parties or OZ Subsidiaries that are Non-SPVS;

(q)    security deposits and obligations under letters of credit and letters of guaranty supporting leases and other obligations of any Credit Party or any OZ Subsidiary, in each case entered into in the ordinary course of business;

(r)    Indebtedness of the Credit Parties or any OZ Subsidiaries in the nature of any contingent obligations of any Credit Party or any OZ Subsidiary (i) to issue, make or apply the proceeds of any capital calls in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective Subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such Persons or (ii) in respect of a pledge of such Credit Party’s or such OZ Subsidiary’s Equity Interests in any OZ Fund or any of their respective Subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective Subsidiaries, either now existing or newly created;

(s)    obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(t)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u)    Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(v)    (i) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Credit Parties (other than the pledge of any Equity Interests of Qualifying Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (including, without limitation, any guarantees made by any Qualifying Risk Retention Subsidiary) and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (v)(i), in each case of the foregoing clauses (i) and (ii), incurred in the ordinary course of business;

(w)    (i) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Credit Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (x) are primarily managed for the account of third parties and (y) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (y)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (w)(i), in each case of the foregoing clauses (i) and (ii), incurred in the ordinary course of business;

(x)    Indebtedness under the Senior Secured Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed the amounts referred to in clauses (x) and (y) of the definition of “Senior Cap”; and

(y)    (i) guaranties by any Credit Party, or guaranties by any OZ Subsidiary of Indebtedness of any other OZ Subsidiary that is not a Credit Party, in each case with respect to Indebtedness permitted under clauses (a) through (u) (in the case of clause (p), subject to the limitations set forth therein) and (x) of this Section 6.01, and (ii) extensions, renewals, refinancings, refundings and replacements of Indebtedness permitted under clauses (b) through (w) that, unless such an increase would otherwise be permitted by such clause, do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing.

Section 6.02    Liens. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of the OZ Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a)    any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Credit Party or any OZ Subsidiary or existing on any property or asset of any Person that becomes a Credit Party or an OZ Subsidiary after the Closing Date prior to the time such Person becomes a Credit Party or an OZ Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Credit Parties or their respective OZ Subsidiaries (other than accessions and additions thereto and proceeds and products thereof, and other than pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secured Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(a) or Section 6.02(n)), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party or an OZ Subsidiary, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof, and (iv) acquisition of such property or assets or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, is permitted under this Agreement;

(b)    Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted in accordance with Section 5.03;

(c)    statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by ERISA), and deposits securing letters of credit supporting such obligations, in each case (i) for amounts not yet overdue or (ii) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(e)    easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of the OZ Subsidiaries;

(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and purported Liens evidenced by the filing of any precautionary UCC financing statement relating solely to such lease;

(g)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h)    Liens solely on any cash earnest money deposits made by any Credit Party or any of the OZ Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l)    [Reserved];

(m)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of the OZ Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Credit Party or such OZ Subsidiary;

(n)    Liens on property, plant and equipment of any Credit Party or any OZ Subsidiary acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (o) of Section 6.01 to finance Capital Leases and the acquisition, construction, development or improvement of such assets); provided that (i) such Liens secure Indebtedness permitted by clause (o) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such Liens shall not apply to any other property or assets of the Credit Parties or the OZ Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(n) or Section 6.02(a));

(o)    Liens granted by any Credit Party or any OZ Subsidiary that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing

Indebtedness of such OZ Fund or any of their respective Subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such Subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective Subsidiaries to secure Indebtedness of such OZ Fund or any of their respective Subsidiaries (or a permitted guaranty thereof);

(p)    [Reserved];

(q)    Liens and deposits (i) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 6.01 or (ii) securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(r)    Liens deemed to exist in connection with repurchase agreements (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s)    Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of any Credit Party or OZ Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties and OZ Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of any Credit Party or OZ Subsidiary in the ordinary course of business;

(t)    [Reserved];

(u)    Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(v)    (i) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (ii) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (i) stored value cards, and (iii) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(w)    Liens on (i) insurance policies and the proceeds thereof or (ii) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 6.01(t);

(x)    Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 6.02 securing obligations other than Indebtedness in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (x) shall not apply to Liens that are voluntarily granted by the Credit Parties without the exchange of value or consideration;

(y)    Liens on (i) any assets or rights of any Qualifying Risk Retention Subsidiary and (ii) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 6.01(v);

(z)    Liens on (i) any assets or rights of any Alternate Investment Subsidiary and (ii) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 6.01(w);

(aa)    Liens securing the Senior Obligations; and

(bb)    Liens on (i) any assets or rights of any Qualifying Risk Retention Subsidiary or Alternative Interest Subsidiary and (ii) any Equity Interests of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 6.01(p).

Section 6.03    Restricted Payments. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart (for a sinking or other similar fund), or agree to declare, order, pay, or make or set apart (for a sinking or other similar fund for), any sum for any Restricted Payment; provided that:

(a)    (I) during the term of this Agreement, other than during any “Distribution Holiday” (as described in the Definitive Recapitalization Documentation) (provided that during the Distribution Holiday the Credit Parties shall be permitted to make Restricted Payments pursuant to this Section 6.03(a)(I) with respect to taxable periods, or portions thereof, ending before December 31, 2018), (1) for any taxable period ending after December 31, 2016 for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of federal, state and/or local income taxes, as applicable, that would be owed (including estimated taxes) as determined by OZM, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion (which may be determined without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code) by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party; provided that, with respect to each such Credit Party, the aggregate amount of such distributions that may be made under this Section 6.03(a)(1) by such Credit Party for a taxable period shall not exceed the product of (i) the highest combined marginal income tax rate applicable to any direct or indirect owner of such Credit Party with respect to such taxable income for such period, as determined by OZM, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion and (ii) such Credit Party’s taxable income (or such Credit Party’s good faith estimate thereof at the time of such distribution) for such taxable period (determined, (a) for any taxable period with respect to which any such Credit Party was a disregarded entity, as if such entity were a partnership, and (b) without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code), and (2) for any taxable period ending on or prior to December 31, 2016, for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of taxes in an amount equal to the federal and/or state income taxes, as applicable, that would be owed (including estimated taxes) as determined by OZM, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party (using the same methodology and subject to the same limitations contained in Section 6.03(a)(1)) to the extent the foregoing taxes are attributable to an audit adjustment made after the Closing Date by the Internal Revenue Service (and/or any applicable state or local taxing authority); and (II) on or after the Closing Date, distributions on the Och-Ziff Operating Group B Units (including distributions to fund Tax Receivable Agreement payments) contemplated by the Definitive Recapitalization Documentation to be made during a “Distribution Holiday” (as described in the Definitive Recapitalization Documentation);

(b)    any Credit Party or OZ Subsidiary may make Restricted Payments (i) payable solely in the Equity Interests of such Person (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, and Och-Ziff Operating Group E Units); (ii) in the form of Class A Shares, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, or Och-Ziff Operating Group P Units; (iii) in cash made directly or indirectly from the cash proceeds of any issuances of Equity Interests of such Person or Class A Shares, other than any proceeds of any Specified Equity Contribution made pursuant to Section 8.02; provided that (x) the proceeds of any issuance of Equity Interests used to make a Restricted Payment pursuant to this clause (iii) shall be received by a Credit Party or OZ Subsidiary from a Person that is not a Credit Party or OZ Subsidiary and (y) solely in the case of any OZ Subsidiary, the issuance of any Equity Interests by such Person the proceeds of which are applied to make a Restricted Payment in accordance with this clause (iii) shall be subject to pro forma compliance, both before and after such issuance, with the maximum Total Net Secured Leverage Ratio permitted under Section 6.10(b) as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01; (iv) to any Credit Party; (v) to any OZ Subsidiary if such Restricted Payment is made by an OZ Subsidiary that is not a Credit Party; and (vi) by any Subsidiary in the form of a distribution in respect of any class of its Equity Interests to the holders of such Equity Interests on a pro rata basis;

(c)    any Credit Party or OZ Subsidiary may make dividends or distributions on its Equity Interests within ninety (90) days of the date of the declaration thereof (or the declaration of a corresponding dividend by the Issuer), so long as such dividend or distribution would have been permitted under another provision of this Section 6.03 if paid on the date of the declaration thereof (or the date that the Issuer declared a corresponding dividend or distribution); provided that capacity under such other provision shall be deemed to be reduced by the amount of such dividend or distribution as of the date of such Restricted Payment pursuant to this clause (c);

(d)    any Credit Party or OZ Subsidiary may make Restricted Payments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement;

(e)    any Credit Party and any OZ Subsidiary may make dividends or distributions to pay customary salary, bonus and other benefits payable to, and make indemnity payments on behalf of, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), to the extent that such dividends or distributions are treated as expenses of such Credit Party or OZ Subsidiary, as the case may be, for purposes of the financial statements of the Issuer and its consolidated subsidiaries, the Reconciliation Statements and the calculation of Combined Economic Income;

(f)    any Credit Party and any OZ Subsidiary may make Restricted Payments made pursuant to and in accordance with any stock option plans or other benefit plans or agreements for current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or any OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), in each case, to the extent that such Restricted Payments are treated as compensation expenses in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017;

(g)    any Credit Party and any OZ Subsidiary may make Restricted Payments to pay management, advisory, consulting or termination fees, indemnities, or other fees to any managers, partners, managing members, principals, consultants, independent contractors or other advisors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or any OZ Subsidiary in accordance with any management or similar agreements;

(h)    any Credit Party and any OZ Subsidiary may repurchase equity interests upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such equity interests represent a portion of the exercise, conversion or exchange price thereof;

(i)    repurchases of equity interests or other Restricted Payments by any Credit Party and any OZ Subsidiary deemed to occur upon the exchange, or withholding of all or a portion of the equity interests granted or awarded to, or exchanged by, a current or former director, officer, employee, manager, partner, or managing member of the Issuer, Och-Ziff Holding, Och-Ziff Corp, or such Person (or current or former director, officer, employee, manager, partner, or managing member of such Person’s general partner or equivalent), or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), in each case to pay for the taxes payable by such Person upon such grant or award or exchange (or upon the vesting thereof);

(j)    any Credit Party or OZ Subsidiary may make Restricted Payments to fund payments under any Expense Allocation Agreement or any Cost Sharing Arrangement;

(k)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments on the Credit Parties’ outstanding Preferred Units;

(l)    so long as (i) no Default under Section 5.01 or Section 5.07 or Event of Default has occurred and is continuing, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01, (iii) the outstanding Loans do not exceed $200,000,000 in aggregate principal amount, and (iv) on a pro forma basis, the Credit Parties and the OZ Subsidiaries, taken as a whole, have not less than $200,000,000 of Unrestricted Cash and Cash Equivalents, and AUM of not less than $25,000,000,000, the Credit Parties may make Restricted Payments in an aggregate amount not to exceed (A) 50% of Cumulative Combined Adjusted Distributable Earnings minus (B) the aggregate amount of Restricted Payments required by Sections 6 of the Preferred Units Documents;

(m)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments required by Sections 6 and 7 of the Preferred Units Documents;

(n)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments in connection with the exchange of Preferred Units for Loans in accordance with this Agreement and the Definitive Recapitalization Documentation; and

(o)    the Credit Parties and the OZ Subsidiaries may make Restricted Payments in connection with the Specified Transactions or otherwise pursuant to the Definitive Recapitalization Documents.

Section 6.04    Restrictions on OZ Subsidiary Distributions. Except as provided herein, or in the other Credit Documents in effect as of the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any OZ Subsidiary to (a) pay dividends or make any other distributions on any of such OZ Subsidiary’s Equity Interests owned by any Credit Party or any OZ Subsidiary, (b) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (c) make loans or advances to any Credit Party or any OZ Subsidiary, or (d) transfer, lease or license any of its material property or assets to any Credit Party, in each case other than restrictions, prohibitions or conditions (i) on the transfer of limited liability company, partnership, or other equity interests, (ii) with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (iii) by reason of customary provisions restricting assignments, subletting, leases, licenses or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, (v) described on Schedule 6.04, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions, prohibitions or conditions, (vi) that arise in connection with an asset sale solely to the extent relating to the assets being disposed of, (vii) that are customary restrictions on assignment or transfer of any agreement entered into in the ordinary course of business, (viii) on cash or other deposits, or maintaining a minimum net worth or assets under management, in each case imposed by customers under contracts entered into in the ordinary course of business, (ix) that arise by operation of applicable requirements of law, (x) that are binding on a Credit Party or an OZ Subsidiary at the time such Credit Party or OZ Subsidiary first becomes an OZ Subsidiary of the Issuer, so long as the agreement containing such restrictions was not entered into in contemplation of such Person becoming an OZ Subsidiary of the Issuer and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes an OZ Subsidiary of the Issuer, (xi) that arise under any document, agreement or other arrangement pertaining to other Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement so long as such restrictions, prohibitions or conditions are not, in the good faith judgment of any Borrower, materially more restrictive or burdensome in respect of the foregoing activities than the Credit Documents (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under any other Credit Document, or restrict any Credit Party from performing its obligations under the Credit Documents), (xii) of the type set forth in clause (d) above that arise under any document, agreement or other arrangement pertaining to secured Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement, so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to the Lien securing such Indebtedness, (xiii) that arise under any Organizational Documents in connection with the Specified Transactions or the Preferred Units Documents or the Senior Secured Credit Agreement Documents, (xiv) that arise under agreements governing Indebtedness or Capital Lease Obligations permitted by Section 6.01(o) (in the case of agreements permitted by such Section, any prohibition or limitation shall only be effective against the assets financed thereby), (xv) that arise under the Expense Allocation Agreement or any Cost Sharing Arrangement, (xvi) of the type set forth in clause (d) above that arise under agreements in respect of Indebtedness or Liens permitted under Section 6.01(r) and Section 6.02(n), so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to such Lien, (xvii) that arise under agreements with OZ Funds providing for the adjustment, clawback or holdback of incentive compensation, (xviii) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(v), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(v)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any OZ Subsidiaries of a Credit Party other than Qualifying Risk Retention Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(v)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(y), (xix) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(w), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(w)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any OZ Subsidiaries of a Credit Party other than Alternate Investment Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(w)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(z), and (xx) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(p), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any other OZ Subsidiary.

Section 6.05    Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any OZ Subsidiary to, consummate any merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, for the avoidance of doubt, any Asset Sale) outside of the ordinary course of business, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a)    any Credit Party may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b)    any Credit Party and any OZ Subsidiary may convey, transfer or otherwise dispose of Equity Interests in the Issuer delivered pursuant to the terms of restricted share units issued by such Credit Party or OZ Subsidiary;

(c)    any Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Person (including the Issuer or any Subsidiary of the Issuer) except for any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary or any OZ Subsidiary or Owned Entity thereof other than an OZ Fund; provided that such Credit Party is the surviving entity;

(d)    any OZ Subsidiary that is not a Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other OZ Subsidiary that is not a Credit Party or any other Person or Subsidiary (other than a Credit Party); provided that an OZ Subsidiary is the surviving entity or the surviving entity becomes an OZ Subsidiary (and if the transferring Subsidiary was a wholly-owned Subsidiary of a Credit Party, a wholly-owned Subsidiary of a Credit Party) upon consummation of such merger or consolidation; provided, further, that any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary (or any OZ Subsidiary or Owned Entity thereof other than an OZ Fund) shall not be merged or consolidated with or into any Non-SPVS;

(e)    any Credit Party can be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any of Issuer, Och-Ziff Corp, Och-Ziff Holding, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary; provided that, in the case of a merger or consolidation of a Credit Party with or into any such Person, (i) such Credit Party is the surviving entity or (ii) the surviving Person or the acquiring Person agrees to assume, and expressly assumes, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(f)    any Credit Party or any OZ Subsidiary may enter into mergers and consolidations solely to effect asset acquisitions; provided that (i) if any Credit Party is party to such transaction, (x) such Credit Party shall be the continuing or surviving entity or (y) the surviving Person or the acquiring Person shall agree to assume, and shall expressly assume, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) if any OZ Subsidiary is a party to such transaction, (x) such OZ Subsidiary shall be the continuing or surviving entity or (y) the surviving entity shall become an OZ Subsidiary upon consummation of such merger or consolidation, in the case of clauses (x) and (y) unless a Credit Party is also a party to such transaction, in which case clause (i) shall apply, and (iii) such asset acquisitions and other transactions effected by such merger or consolidation are otherwise permitted under the Credit Documents without giving effect to this clause (f);

(g)    sales, leases, subleases, licenses, sublicenses, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;

(h)    Asset Sales (other than a sale of all or substantially all assets of the Credit Parties and the OZ Subsidiaries, taken as a whole) so long as (i) no Event of Default has occurred and is continuing, or would result therefrom, determined as of the date that the definitive agreement for such Asset Sale is entered into, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01, (iii) the consideration received for such sale of assets shall be in an amount equal to the fair market value thereof (determined in good faith by any Borrower), and (iv) at least 75% of such consideration is paid in Cash and Cash Equivalents, provided that the following shall be deemed to be Cash: (x) any liabilities that are assumed or paid by the transferee with respect to the applicable Asset Sale, (y) any securities received by the Credit Parties or any OZ Subsidiary from such transferee that are converted by a Credit Party or OZ Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents so received) within 180 days following the closing of the applicable Asset Sale, and (z) any Designated Non-Cash Consideration received by the Credit Parties or the OZ Subsidiaries in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.05(h) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured on the date a legally binding commitment for such Asset Sale (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value;

(i)    (i) any OZ Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time, and (ii) any Credit Party and any OZ Subsidiary may surrender or fail to maintain its rights, franchises, licenses and permits material to its business, provided that, in the cases of clauses (i) and (ii), such dissolution, liquidation, winding up, surrender or failure, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(j)    [Reserved]; and

(k)    any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary may convey, sell, lease or license, exchange, transfer or otherwise dispose of any of its assets to the extent constituting realization of Liens permitted under Section 6.02(y), (z) or (bb); provided, that any such transactions from such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary to any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS.

It is understood and agreed that this Section 6.05 shall not prohibit any change in ownership of a Credit Party (other than any Credit Party that is also an OZ Subsidiary) that does not cause a Change of Control as long as such Person or the surviving or acquiring Person remains (or becomes) a Credit Party. Notwithstanding anything to the contrary in this Agreement, this Section 6.05 shall not prohibit a Credit Party or any OZ Subsidiary from changing its jurisdiction of organization (so long as such change results in such Person being organized and existing under the laws of the United States or any state thereof or the District of Columbia), its organizational name, its identity or organizational structure, its type or form, or from changing its Federal Taxpayer Identification Number or state organizational identification number.

Section 6.06    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any OZ Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party, on terms that are substantially less favorable to such Credit Party or such OZ Subsidiary, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among any Credit Parties and any OZ Subsidiaries; (b) compensation (including the granting of Equity Interests and other bonuses), reimbursement and other compensation and reimbursement arrangements (including, but not limited to any retirement, health, stock option or other benefit plan), and other fees paid to, and insurance provided to or for, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) entered into in the ordinary course of business; (c) advances to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit

Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) for personal expenses; (d) use of corporate aircraft or other vehicles for personal use; (e) advances of working capital to any Credit Party, (f) transfers of cash and assets to any Credit Party; (g) intercompany transactions expressly permitted by Section 6.01, Section 6.03 or Section 6.05; (h) transactions with any OZ Fund owned, maintained or managed, directly or indirectly, by any Credit Party or any Subsidiary in the ordinary course of business; (i) investments in any OZ Fund, joint venture or other Affiliate of any Credit Party or OZ Subsidiary without the payment of fees, expenses or other charges related thereto; (j) payments to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party, any OZ Subsidiary, any New Advisor Subsidiary, or any New Advisor that is not a New Advisor Guarantor (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of such Credit Party, OZ Subsidiary, New Advisor Subsidiary, or New Advisor that is not a New Advisor Guarantor (or such Person’s general partner or equivalent), as applicable, or pursuant to applicable law; (k) payments of management, advisory, consulting or termination fees, indemnities, or other fees or profit sharing arrangements to any current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors (including any Credit Party or any Subsidiary acting in such capacity) of any Credit Party, any OZ Subsidiary, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in accordance with any management or similar agreements; (l) any transaction between any Qualifying Risk Retention Subsidiary and any OZ CLO (as defined in the definition of Qualifying Risk Retention Subsidiary) in the ordinary course of business; (m) any transaction between any Alternate Investment Subsidiary and any AIS Investment, OZ Fund or other investment vehicle in the ordinary course of business; (n) transactions permitted pursuant to Section 6.03, subject to Section 6.08; (o) the Specified Transactions and any transactions pursuant to the terms of the Equity Interests issued, and documents entered into, in connection therewith, and (p) the exercise or satisfaction of any rights or obligations under the Preferred Units Documents, the Credit Documents, or the Senior Secured Credit Agreement Documents, including any payments, distributions or repurchase of the Preferred Units, to the extent not prohibited by Section 6.03 (in the case of the Preferred Units Documents).

Section 6.07    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, engage in any material line of business substantially different from (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the business currently conducted by the Credit Parties and their OZ Subsidiaries on the Closing Date, and (iii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.08    Amendments or Waivers of Organizational Documents and Certain Agreements; Amendments or Waivers of Senior Secured Credit Agreement Documents. Except for the Definitive Recapitalization Documents, no Credit Party shall nor shall it permit any OZ Subsidiary to, (i) amend, modify or waive any of its Organizational Documents, any Expense Allocation Agreement or any Cost Sharing Arrangement in a manner (taken as a whole) materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (ii) enter into any Expense Allocation Agreement that is different from the Expense Allocation Agreement described in the Issuer’s proxy statement filed with the SEC on

March 27, 2017 in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (iii) enter into any Cost Sharing Arrangement that is materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, or (iv) amend, restate, supplement, waive, Refinance or otherwise modify any Senior Secured Credit Agreement Document other than solely to the extent that such amendment, restatement, supplement, waiver, Refinancing or other modification does not (a) increase the aggregate principal amount of loans made under the Senior Secured Credit Agreement Documents to an amount greater than the amounts referred to in clauses (x) and (y) of the definition of “Senior Cap”, (b) increase the cash pay rate of interest applicable to the Senior Obligations (including by amending the definition of “Adjusted Eurodollar Rate”, “Alternate Base Rate”, “Applicable Margin” or the definitions used in the foregoing) by more than 200 basis points on a weighted average basis in excess of the then-applicable rate set forth in the Senior Secured Credit Agreement, excluding in connection with (x) the imposition of a default rate of interest (at the rate provided for in the Senior Secured Credit Agreement as in effect on the date hereof) in accordance with the terms of the Senior Secured Credit Agreement Documents or (y) the imposition of an alternate rate of interest pursuant to Section 2.14(a) of the Senior Secured Credit Agreement, (c) extend the final maturity or the Weighted Average Life to Maturity of the Senior Obligations, (d) increase the scheduled amortization of any term loan under the Senior Secured Credit Agreement, change in a manner adverse to the Credit Parties the prepayment or redemption provisions (including mandatory prepayment provisions) applicable to the Senior Obligations or otherwise advance the dates upon which payments of principal or interest on the Senior Obligations are due, (e) add or make more restrictive any restrictions on the ability of any Credit Party to repay the Obligations or make more restrictive any provision relating to the ability of any Credit Party to amend, modify or supplement any Credit Document, (f) add or make more restrictive any negative covenant, financial condition or event of default under the Senior Secured Credit Agreement Documents except to the extent, prior to or concurrently with any such change, the Credit Parties have amended this Agreement and/or the other Credit Documents to add or modify the same negative covenant, financial covenant or event of default to the same extent corresponding provisions of the Senior Secured Credit Agreement Documents have been added or modified or (g) result in any Person guaranteeing, or granting credit support to, or granting or suffering to exist a Lien on its assets to secure, the Senior Obligations, unless such Person is also, or substantially concurrently therewith becomes, a Credit Party under the Credit Documents.

Section 6.09    Fiscal Year. Without the prior written consent of Administrative Agent, no Credit Party shall, in each case solely if the fiscal year-end of such Person is December 31 at the time of the proposed change, change its fiscal year-end from December 31 unless such change in fiscal year-end is required by any decree, order, statute, rule or governmental regulation applicable to such Credit Party, or to qualify for any exemption therefrom.

Section 6.10    Financial Covenants.

(a)    Assets Under Management. The Borrowers shall not permit the AUM of the Credit Parties and their consolidated subsidiaries as reported on the Compliance Certificate and Reconciliation Statement, as of the last day of any Fiscal Quarter to be less than $20,000,000,000.

(b)    Total Net Secured Leverage Ratio. Subject to Section 8.02(b), beginning with the Fiscal Quarter ending on December 31, 2018, if Combined Total Net Secured Debt as of the last day of any Fiscal Quarter is greater than or equal to zero, then the Borrowers shall not permit the Total Net Secured Leverage Ratio as of the last day of such Fiscal Quarter to exceed (i) 3.00 to 1.00, or (ii) following the third anniversary of the Closing Date, 2.50 to 1.00.

Section 6.11    Jurisdiction of Formation. No Credit Party shall change its state of formation to any jurisdiction outside of the United States (including without limitation through merger, consolidation, reorganization or any other manner).

Section 6.12    Holding Company Limitations. The Credit Parties shall not permit the Issuer, Och-Ziff Corp. or Och-Ziff Holding to act as an investment adviser or to provide any investment advisory services other than through a Credit Party or an OZ Subsidiary or to directly engage in any new lines of business resulting in revenues to the Issuer, Och-Ziff Corp or Och-Ziff Holding (other than revenue derived from the Credit Parties and their Subsidiaries) in excess of $2,000,000 in any four Fiscal Quarter period; provided that, upon the consummation of a transaction pursuant to Section 6.05(e) where the Issuer, Och-Ziff Corp. or Och-Ziff Holding is the surviving entity, such Person shall cease to be subject to the terms of this Section 6.12.

Section 6.13    Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its OZ Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that the Credit Parties and the OZ Subsidiaries may make regularly scheduled payments of interest, and payments of any other amounts, in each case in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent permitted by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued; provided that payments of any amounts in respect of intercompany Indebtedness among any of the Credit Parties and OZ Subsidiaries may be made at any time that an Event of Default is not continuing (and prior to the time that the Administrative Agent delivers written notice to stop such payments to such Credit Party or OZ Subsidiary, which notice shall only be effective during the period that such Event of Default is continuing).

Section 6.14    Exceptions to No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted asset sale or other disposition, (b) prohibitions or restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (c) prohibitions or restrictions identified on Schedule 6.14, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions or prohibitions, (d) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations and other Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and related assets), (e) restrictions and conditions imposed by applicable Law, (f) licenses and contracts which by the terms thereof prohibit or limit the granting of Liens on such agreement or the rights contained therein, (g) prohibitions or restrictions in existence prior to the time such Person becomes an OZ Subsidiary and not created in contemplation of any such acquisition, and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes an OZ Subsidiary of the Issuer, (h) any agreement evidencing Indebtedness permitted under Section 6.01; provided that, in each case under this clause (h), such prohibitions or restrictions (x) apply solely to an OZ Subsidiary that is not a Credit Party, (y) are no more restrictive than the prohibitions or restrictions set forth in the Credit Documents, or (z) do not materially impair any Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by any Borrower), (i) customary provisions in shareholder agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture or non-wholly owned OZ Subsidiary and other similar agreements applicable to joint ventures and non-wholly owned OZ Subsidiaries and applicable solely to such joint venture or non-wholly owned OZ Subsidiary and the Equity Interests issued thereby, (j) prohibitions or restrictions in any Organizational Documents in connection with the Specified Transactions, the Preferred Units Documents, or the Definitive Recapitalization Documentation, (k) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) prohibitions and limitations on the transfer of limited liability company, partnership, or other equity interests, (m) prohibitions and limitations with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (n) prohibitions and limitations that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, and (o) prohibitions and limitations in any Credit Document and in any Senior Secured Credit Agreement Document, no Credit Party nor any Non-SPVS (other than any parent company of the foregoing (solely to the extent such prohibition or limitation relates to Liens on assets described in Section 6.02(y), (z) or (bb)), shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired to secure the Senior Obligations (or the Obligations, in the event that the Obligations are or become secured).

Section 6.15    Cash Sweep. For so long as the Preferred Units have not been Paid in Full and Incremental Loans, if any, are outstanding, unless otherwise agreed by the Requisite Lenders, the Credit Parties and the OZ Subsidiaries shall comply with the provisions of the Definitive Recapitalization Documents described under “Distribution Holiday; Minimum Cash Balance”, “Cash Sweep” and “Prohibition on New Indebtedness” in the Recapitalization Agreement as such provisions relate to limitations on Restricted Payments and Investments, requirements to prepay Loans and limitations on incurring Indebtedness for borrowed money (in each case, except as provided below, without giving effect to any amendment or waiver of such provisions); provided that it is hereby agreed that, notwithstanding the terms of the Recapitalization Agreement, the repayment of Senior Obligations contemplated as a condition precedent to the effectiveness of the Senior Amendment shall satisfy the requirement in the Recapitalization Agreement that certain free cash of the Credit Parties and the OZ Subsidiaries be used to repay Senior Obligations no later than January 1, 2019, so long as such repayment under the Senior Amendment is in fact made on or prior to the Closing Date, and the Definitive Recapitalization Documentation may reflect such agreement.

Section 6.16    Anti-Layering. The Credit Parties shall not directly or indirectly create, incur, assume, permit to exist or otherwise become or remain liable with respect to (i) any Indebtedness (other than the Obligations) of any Credit Party that is by its terms expressly subordinate or junior in right of payment in any respect to any Senior Obligations or any other Indebtedness, unless such Indebtedness is subordinated or junior in right of payment to the Obligations in the same manner and to the same extent as such Indebtedness is subordinated to such Senior Obligations or such other Indebtedness or (ii) any Indebtedness for borrowed money (other than the Obligations) of any Credit Party that is by its terms secured by a Lien on the assets of the Credit Parties that is expressly subordinate or expressly junior in right of payment to any Lien securing any Senior Obligations or any other Indebtedness for borrowed money that is secured by a Lien. For the avoidance of doubt, this Section 6.16 is intended to prohibit the Credit Parties from, among other things, allocating different levels of priority (either in right of payment or priority of Liens) among the various tranches or components of the Senior Obligations or any other such Indebtedness of the Credit Parties. Unsecured Indebtedness will not be deemed to be subordinated in right of payment to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinated in right of payment to Indebtedness that is so guaranteed solely because it is not so guaranteed.

Section 6.17    OZ Manager Restrictions. Each of Och-Ziff Corp, Och-Ziff Holding and their respective Affiliates or OZ Subsidiaries performing asset management or investment advisory functions (each, an “OZ Manager Entity”) shall not:

(a)    Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(b)    Take any steps to solicit or encourage any current or prospective investors of the OZ Funds to terminate (or diminish in any material respect) any investor’s investments with the OZ Funds or remove the Issuer as an OZ Manager Entity of the applicable OZ Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in OZ Funds for any other reason; or

(c)    Take any steps to effect the separation of all or any portion of any management team of the Issuer in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the board of directors of the Issuer.

Article 7

GUARANTY

Section 7.01    Guaranty of the Obligations. Subject to the provisions of Section 7.02 and Section 7.08, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations and payment obligations of each Borrower under the Fee Letter, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03    Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    the obligations of each Credit Party hereunder are independent of the obligations of each other Credit Party and the obligations of any other guarantor (other than a Credit Party) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Credit Party whether or not any action is brought against any other Credit Party or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(c)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d)    any Beneficiary, upon such terms as it deems appropriate, and subject to the provisions of this Agreement and the other Credit Documents, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, or release or discharge with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(e)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any OZ Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05    Waivers by Guarantors. Each Guarantor hereby expressly waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness (subject to any applicable statute of limitations), diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof; and (g) all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices, demands or requirements whatsoever of any kind and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations.

Section 7.06    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower acting in such capacity or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower acting in such capacity with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower acting in such capacity, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower acting in such capacity or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower acting in such capacity, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07    Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09    Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10    Financial Condition of Borrowers. Any Credit Extension may occur or be continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

Section 7.11    Bankruptcy, etc.

(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Credit Party. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any other Credit Party or by any defense which any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12    Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of this Agreement, the Guaranty of such Guarantor (and, in the case of any other Guarantor that is a direct or indirect Subsidiary of the Guarantor being so sold or disposed of, the Guaranty of such other Guarantor) or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such asset sale.

Article 8

EVENTS OF DEFAULT

Section 8.01    Events of Default. If any one or more of the following conditions or events shall occur:

(a)    Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document within five Business Days after receiving notice from Administrative Agent of such failure to pay; or

(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of the OZ Subsidiaries to pay when due any principal of or interest or premium on one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an aggregate principal amount of

$25,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of the OZ Subsidiaries with respect to any terms of its Indebtedness, which is in the individual or aggregate principal amounts referred to in clause (i) above, or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or fiscal agent on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(c)    Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02, or Section 6; or

(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in this Section 8.01, and such default shall not have been remedied or waived within thirty days after receipt by each Borrower of notice from Administrative Agent of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Material Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Material Subsidiary shall be unable, or shall fail generally to pay debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or the board of directors (or similar governing body) of any Credit Party or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.01(g); or

(h)    Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i)    Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in or have a Material Adverse Effect; or

(j)    Change of Control. A Change of Control shall occur; or

(k)    Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) in accordance with the terms hereof) or shall be declared null and void for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than as a result of repayment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable)); or

(l)    [Reserved].

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or (g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to each Borrower by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

Section 8.02    Borrowers’ Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.10(b), any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to Administrative Agent, which consent may be reasonably withheld if such other equity may not be issued as a result of a restriction under the Preferred Units Documents and the Governance Agreement) made to any Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of any Borrower, be included as additional management fee revenue in the calculation of Combined Economic Income solely for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrowers shall not be permitted to so request that separate Specified Equity Contributions be made in more than two Fiscal Quarters in any Relevant Four Fiscal Quarter Period and separate Specified Equity Contributions can only be made in three Fiscal Quarters during the term of this Agreement, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrowers to be in compliance with the financial covenants, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including without limitation negative covenant baskets requiring pro forma compliance with Section 6.10) and (d) if, after giving effect to any Specified Equity Contribution, Borrowers would be in compliance with the financial covenant contained in Section 6.10(b) after giving effect to the provisions of this Section 8.02, no Default or Event of Default shall be deemed to have existed at any time with respect to such financial covenants for the relevant Fiscal Quarter. To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenant set forth in Section 6.10(b) for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Combined Economic Income will be increased as a result of such Specified Equity Contribution.

(b)    Notwithstanding anything to the contrary contained in Section 8.02(a), for the purposes of determining Total Net Secured Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the payment of any Specified Equity Contributions (the “Subject Quarter”) and as of the last day of any subsequent Fiscal Quarter in which the Subject Quarter is included in the calculation of Combined Economic Income (the “Subsequent Periods”), if such Specified Equity Contributions are included as Combined Economic Income as set forth in Section 8.02(a), Borrowers shall deduct from the Combined Economic Income for the Subject Quarter and any Subsequent Periods, the lesser of (1) the sum of all Restricted Payments (other than distributions made by any Credit Party pursuant to Section 6.03(a)) made during or for the Subject Quarter and during or for any Subsequent Period and (2) the sum of all Specified Equity Contributions made during or for the Subject Quarter and during or for any Subsequent Period. For the avoidance of doubt, when calculating Total Net Secured Leverage Ratio after giving effect to any proposed Restricted Payments to be made during or for any Subsequent Period, Borrowers shall deduct from the Combined Economic Income such proposed Restricted Payments as if they were made during the prior Fiscal Quarter.

Article 9

AGENT

Section 9.01    Appointment of Administrative Agent. Wilmington Trust is hereby irrevocably appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wilmington Trust to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any OZ Subsidiary or any of their respective Affiliates. Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02    Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

Section 9.03    General Immunity.

(a)    No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party, or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans. Notwithstanding the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders (or the Initial Lender Representative) as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law.

(b)    Exculpatory Provisions. Neither Administrative Agent nor any of its Related Parties shall (a) be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents or the transactions contemplated hereby (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.01 and 10.05) or (ii) in the absence of its own gross negligence or willful misconduct, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (b) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article 4 or elsewhere herein or in any other Credit Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (d) be liable for any apportionment or distribution of payments made by it in good faith in the absence of gross negligence and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them) or (e) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. Administrative Agent may refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 8.02 or 10.05) and, upon receipt of such instructions from Requisite Lenders (or such Lenders, as the case may be), Administrative Agent shall act or (where so instructed) refrain from acting, or exercise such power, discretion or authority, in accordance with such instructions; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law. For the avoidance of doubt, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Credit Parties and the OZ Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05). Notwithstanding anything to the contrary in this Agreement, at any time the Initial Lenders constitute the Requisite Lenders, each reference to “Requisite Lenders” in this Section 9.03(b) shall be deemed to refer to “either the Requisite Lenders or the Initial Lender Representative”.

(c)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of Administrative Agent and shall apply to activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.04    Administrative Agent Entitled to Act as Lender. The agency hereby created shall, if applicable, in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation, if any, in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers, other Credit Parties and their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05    Lenders’ Representations, Warranties and Acknowledgment.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Credit Parties and the OZ Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Credit Parties and the OZ Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Each Lender acknowledges and agrees that the Credit Extensions described herein are commercial loans and not investments in a business enterprise or securities.

(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement or an Exchanging Lender Joinder Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and such Credit Date.

Section 9.06    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all Indemnified Liabilities; provided, no Lender shall be liable for any portion of such Indemnified Liabilities resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided further that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders (including, if applicable, the Initial Lender Representative) as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.06 If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the first proviso in the immediately preceding sentence (subject to the second proviso to such sentence). Without limitation of the foregoing provisions of this Section 9.06, each Lender shall reimburse the Administrative Agent upon presentation of an invoice for its Pro Rata Share of any reasonable costs or out-of-pocket expenses (including reasonable and documented legal fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Credit Parties; provided that such reimbursement by the Lenders shall not affect the Credit Parties’ continuing reimbursement obligations with respect thereto. For purposes of this Section 9.06, the respective Pro Rata Shares of the Lenders shall be determined as of the time that the applicable indemnity payment or unreimbursed amount is sought (or if such indemnity payment or unreimbursed amount is sought after the date on which the Loans have been paid in full, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Loans are paid in full). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this Section 9.06. The undertaking in this Section 9.06 shall survive the payment of all Obligations and the resignation and/or replacement of the Administrative Agent.

Section 9.07    Successor Administrative Agent.

(a)    Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and each Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to each Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents in its possession that are necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The administration fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between each Borrower and such successor. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right (but not the obligation) to appoint a financial institution to act as Administrative Agent hereunder but in any case, Administrative Agent’s resignation shall nonetheless become effective on the thirtieth day after it delivers its notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 10.02 and 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)    [Reserved].

Section 9.08    Guaranty. Agents under Guaranty. Each Requisite Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Beneficiaries, to be the agent for and representative of Beneficiaries with respect to the Guaranty. Subject to Section 10.05, without further written consent or authorization from any Beneficiary, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

Section 9.09    Withholding Taxes. To the extent required by any applicable Law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered by such Lender or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), without limitation or duplication of any amount payable under Section 2.16, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Tax and without limiting the obligation of the Borrowers to do so). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all Obligations under this Agreement.

Section 9.10    Guarantee Matters.

(a)    Except with respect to the exercise of setoff rights in accordance with Section 10.04 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Lender Party shall have any right individually to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties in accordance with the terms thereof.

(b)    [Reserved].

(c)    The Lender Parties irrevocably authorize the Administrative Agent, in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a direct or indirect OZ Subsidiary of the Issuer as a result of a transaction permitted under Section 6.05; and

(d)    Upon request by the Administrative Agent at any time, the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.05) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to Section 9.10(c). In each case as specified in Section 9.10(c), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case without recourse, representation or warranty and in accordance with the terms of the Credit Documents and Section 9.10(c) and subject to the Administrative Agent’s receipt of a certification by a Borrower and applicable Credit Party stating that such transaction is in compliance with this Agreement and the other Credit

Documents and as to such other matters with respect thereto as the Administrative Agent may reasonably request (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such certificate as evidence that the applicable transaction is permitted under the Credit Documents in performing its obligations under this sentence).

Section 9.11    Actions by Administrative Agent.

Notwithstanding anything to the contrary contained herein, in any other Credit Document or elsewhere, each Lender and each Credit Party hereby acknowledges and agrees that (i) in the case of any agreement, document, instrument, matter or other item that is required under the terms of this Agreement or any other Credit Document to be consented to, approved by or acceptable or satisfactory to, the Administrative Agent (whether subject to a reasonableness standard or otherwise) (each, an “Agent Required Approval Item”), the Administrative Agent shall be entitled to withhold its consent or approval to, or its acceptance or satisfaction with, or (if applicable) its signature to, such Agent Required Approval Item unless and until the Administrative Agent has received a written direction from the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other applicable Credit Document) directing it to (x) consent to or approve, or to indicate its acceptance or satisfaction with, such Agent Required Approval Item and (y) if applicable, execute and deliver (or take any other applicable action with respect to) such Agent Required Approval Item) (such direction letter being referred to herein as an “Approval Direction”), and (ii) neither the Administrative Agent nor any of its Related Parties shall have any liability to any Lender, Credit Party or other Person as a result of the Administrative Agent withholding its consent or approval to, or its acceptance or satisfaction with, or (if applicable) its signature to, any Agent Required Approval Item in the absence of an Approval Direction in respect thereof. The provisions of this paragraph are in addition to, and not in limitation of, the other exculpatory provisions set forth herein.

Section 9.12    Posting of Communications.

(a)    The Borrowers agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR

PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT CAUSED BY SUCH APPLICABLE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE AS DETERMINED BY A FINAL NON APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.13    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that:

(i)    none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article 10

MISCELLANEOUS

Section 10.01    Notices.

(a)    Subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)    if to a Borrower, to it at 9 West 57th Street, 39th Floor, New York, New York 10019, Attention of Chief Financial Officer (e-mail: termloannotices@ozm.com) and, for so long as the Initial Lenders constitute Requisite Lenders:

(A)    with copy to the Initial Lender Representative at c/o Willoughby Capital Holdings, LLC at 10 Bank Street, Suite 1120, White Plains, New York 10606 (email: legal@willcapllc.com; facsimile: (914)-607-3576),and

(B)    with copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, New York 10019-6064, Attention: Ariel Deckelbaum (e-mail: ajdeckelbaum@paulweiss.com); Ellen Ching (email: eching@paulweiss.com); Thomas de la Bastide (e-mail: tdelabastide@paulweiss.com);

(ii)    if to the Administrative Agent, to it at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Attention: Jessica Jankiewicz (email: jjankiewicz@wilmingtontrust.com; facsimile: (612) 217-5651), with a copy to Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, NY 10019-9710, Attention: Alan Glantz (alan.glantz@arnoldporter.com; facsimile: (212) 836-6763), and, for so long as the Initial Lenders constitute Requisite Lenders:

(A)    with copy to the Initial Lender Representative at c/o Willoughby Capital Holdings, LLC at 10 Bank Street, Suite 1120, White Plains, New York 10606 (email: legal@willcapllc.com; facsimile: (914)-607-3576), and

(B)    with copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP at 1285 Avenue of the Americas, New York, New York 10019-6064, Attention: Ariel Deckelbaum (e-mail: ajdeckelbaum@paulweiss.com); Ellen Ching (email: eching@paulweiss.com); Thomas de la Bastide (e-mail: tdelabastide@paulweiss.com); and

(iii)    if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)    Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02    Expenses. Borrowers agree to pay promptly (a) all the actual, reasonable, documented, out-of-pocket costs and expenses of the Administrative Agent and the Lenders, and their respective Affiliates in connection with the negotiation, preparation, execution and administration of the Credit Documents, or any consents, amendments, waivers or other modifications hereto and thereto or any other documents or matters requested by any Borrower; (b) all the costs of furnishing all opinions by counsel for Borrowers and the other Credit Parties; (c) the actual, reasonable, documented fees, expenses and disbursements of counsel to Administrative Agent and the Lenders and their respective Affiliates (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents or any consents, amendments, waivers or other modifications hereto or thereto or any other documents or matters requested by any Borrower; (d) all the actual documented costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual, documented, reasonable, out-of-pocket costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of an Event of Default, all documented costs and expenses, including reasonable documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.03    Indemnity.

(a)    In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (ii) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of a Credit Document by such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (iii) shall not have resulted from an act or omission by any Borrower, any Guarantor or their respective Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than any claims against Administrative Agent acting in such capacity). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, to the fullest extent permitted by applicable law, without notice to any Credit Party or to any other Person (other than

Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust or escrow accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05    Amendments and Waivers.

(a)    Requisite Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), 10.05(b), 10.05(c), 10.05(e), and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, the applicable Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent.

(b)    Affected Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), and 10.05(f), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)      extend the scheduled maturity of any principal of any Loan;

(ii)     waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)    reduce the rate of interest on any Loan (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.07) or any fee payable to any Lender hereunder;

(iv)    extend the time for payment of any such interest or fees payable to any Lender hereunder;

(v)    reduce the principal amount of any Loan;

(vi)    amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)    amend the definition of “Requisite Lenders,” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders or “Pro Rata Share” on substantially the same basis as the Initial Loans are included on the Closing Date; or

(viii)    release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.

(c)    Other Consents. Subject to Section 2.19(b) and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)    except for transactions not prohibited by Section 6.05, permit any Borrower of any Class to assign or delegate any of its rights and obligations under the Credit Documents without the consent of all Lenders of such Class;

(ii)    [reserved];

(iii)    alter the required application of any repayments or prepayments pursuant to Section 2.11 or change Section 2.12 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the consent each Lender directly and adversely affected thereby; or

(iv)    amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, without the consent of Administrative Agent.

Notwithstanding the forgoing, any amendment or modification to the Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrowers and the Administrative Agent.

(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)    Ambiguity, Omission, Mistake, etc. If the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f)    Other Permitted Amendments. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be amended, restated, supplemented or otherwise modified, in each case as contemplated by Section 2.14(a)(ii) and Section 10.28, with only the consent of such parties as is provided for by such Section.

Section 10.06    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of the Administrative Agent and all Lenders (except for transactions not prohibited by Section 6.05 or for which the requisite consents have been obtained pursuant to Section 10.05), and no Lender may assign or otherwise transfer any of its rights hereunder except (i) to an Eligible Assignee in accordance with clause (c) of this Section, (ii) by way of participation in accordance with clause (g) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees, Affiliates of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters covered in Section 2.16, an Administrative Questionnaire (if the assignee is not already a Lender) and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register, and prompt notice thereof shall be provided to each Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Loans owing to it or other Obligations (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan of any Class (it being understood that assignments shall not be required to be pro rata among Classes of Loans)) to any Person meeting the criteria of clause (i) or (ii) of the definition of the term of “Eligible Assignee” with the consent of (x) Administrative Agent (such consent not to be unreasonably withheld or delayed) or (y) unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, each Borrower (such consent not to be unreasonably withheld or delayed) provided that the Borrowers shall be deemed to have consented to an assignment of all or a portion of the Loans unless they shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, that each such assignment pursuant to this Section 10.06(c) to a new Lender shall be in an aggregate amount of not less than $250,000 (or, in each case, such lesser amount as (x) may be agreed to by Borrowers and Administrative Agent, (y) shall constitute the aggregate amount of the Loan of the assigning Lender with respect to the Class of Loans being assigned or (z) may be the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Loans.

(d)    Mechanics. Assignments and assumptions of Loans by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent a completed Administrative Questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 by the parties to such assignment (unless waived by the Administrative Agent in its sole discretion).

(e)    [Reserved].

(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) [reserved]; and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Borrowers for cancellation, and thereupon the applicable Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the Class of outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(g)    Participations.

(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Credit Party or any OZ Subsidiary or any of their respective Affiliates (other than an Initial Lender, a Lender that joins this Agreement pursuant to Section 2.01(a)(ii), or an Affiliate of any such Initial Lender or Lender)) in all or any part of its Loans or in any other Obligation; provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrowers, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of each Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s participation interest with respect to the applicable Loan (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to such Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Credit Document) to any person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such participation is in registered form under Treasury Regulations Section 5f.103-1(c). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement supporting the Loans hereunder in which such participant is participating.

(iii)    Each Borrower agrees that each participant shall be entitled to the benefits of Section 2.14(c), 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f)), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered solely to the participating Lender); provided that a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the participation acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant shall be subject to Section 2.13 as though it were a Lender.

(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between each Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the occurrence of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 2.14(c), 2.15, 2.16, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.13, 9.03(b) and 9.06 shall survive the payment of the Loans and the termination hereof.

Section 10.09    No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10    Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lender exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13    Non-Recourse Nature of Obligations. No Person that is not a party hereto or to any Credit Document shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Credit Document for the performance of any Obligations except as expressly provided in the Credit Documents. The sole recourse of each Beneficiary for satisfaction of the Obligations shall be against the Credit Parties and their assets and not against any other Person.

Section 10.14    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.15    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.16    Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT IN THE COURTS OF ANY JURISDICTION.

Section 10.17    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18    Confidentiality. Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by such Credit Party and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Borrower that, in any event, Administrative Agent and each Lender may make (i) disclosures of such information to Affiliates of such Administrative Agent or Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Parties and their respective obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of Administrative Agent or any Lender, (iv) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or under the Governance Agreement, the Preferred Units Documents or any other Definitive Recapitalization Documentation or the Specified Transactions, (vi) in respect of any Lender that is a direct or indirect equityholder of a Borrower, disclosures required by Law in the good faith judgment of such Lender in connection with the performance of its duties as equityholder; (vii) disclosures required or requested by any governmental agency, regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, (viii) disclosures with the consent of each Borrower and (ix) disclosures to any other party hereto; provided that, unless specifically prohibited by applicable law or court order, Administrative Agent and each Lender shall promptly notify each Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, including league table providers, and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.19    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans of any Class made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower of such Class of Loans shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender of any Class contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans of such Class made hereunder or be refunded to the Borrower of such Class of Loans.

Section 10.20    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.21    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.22    Entire Agreement. This Agreement, the other Credit Documents, the Governance Agreement, the other Definitive Recapitalization Documentation and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective Affiliates with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and the Fee Letter. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.

Section 10.23    PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 10.24    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.25    Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT (OTHER THAN ANY SUCH INFORMATION THAT IS AVAILABLE TO THE ADMINISTRATIVE AGENT OR ANY LENDER ON A NON-CONFIDENTIAL BASIS PRIOR TO DISCLOSURE BY A BORROWER) MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.26    No Fiduciary Duty, etc. Each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein, in the other Credit Documents, in the Preferred Units Documents, in the other Definitive Recapitalization Documents, and otherwise in connection with the Specified Transactions, and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to each Credit Party with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Credit Party or any other person. Each Credit Party agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, each reference to a Lender Party in the preceding two sentences refers to the Administrative Agent and the Lenders acting solely in their capacities as such under the Credit Documents and not in any other capacity. Additionally, each Credit Party acknowledges and agrees that no Lender Party is advising such Credit Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Credit Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Credit Parties with respect thereto.

Each Credit Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Credit Parties and other companies with which the

Credit Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Credit Parties may have conflicting interests. No Lender Party will use confidential information obtained from the Credit Parties by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Credit Parties in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies, except as expressly permitted by Section 10.18. Each Credit Party also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Credit Parties, confidential information obtained from other companies.

Section 10.27    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.28    Lender Authorizations. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, by executing this Agreement or by becoming a party hereto in accordance with Section 10.06, each Lender hereby authorizes each Borrower and the Administrative Agent, without the further consent of any Lender, to execute and deliver one or more amendments to the Credit Documents reasonably requested by a Borrower or reasonably necessary, in each case in order to reflect the removal of the “Och”, “Ziff”, “OZ”, and derivative or equivalent names, abbreviations or combinations of such names from such Credit Documents, including, without limitation, company names, defined terms, schedules, exhibits and other references herein or therein that include or refer to such names, abbreviations or combinations of such names.

Article 11

SUBORDINATION

Section 11.01    Agreement to Subordinate. Each Borrower and each Guarantor agrees, and the Administrative Agent and each Lender agrees, that the payment of all Obligations and the Obligations of each Guarantor are subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment in full in cash of all existing and future Senior Obligations of such Credit Party in an aggregate amount at any time not to exceed the Senior Cap, and that such subordination is for the benefit of and enforceable by the holders of such Senior Obligations. Only Indebtedness of each Credit Party that consists of Senior Obligations shall rank senior to the Obligations in accordance with the provisions set forth herein. In the event of any conflict between the terms of this Article 11 and the other terms of this Agreement or the other Credit Documents, the terms of this Article 11 shall govern and control.

Section 11.02    Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of a Credit Party to creditors upon a total or partial liquidation or dissolution, reorganization, insolvency or bankruptcy of or similar proceeding relating to such Credit Party or its property:

(a)    the holders of Senior Obligations of such Credit Party shall be entitled to receive payment in full in cash of such Senior Obligations before the Lenders shall be entitled to receive any payment or distribution of any kind or character with respect to the Obligations, except that the Lenders may receive (i) Permitted Junior Securities and (ii) PIK Interest in respect of the Obligations; and

(b)    until the Senior Obligations of such Credit Party are paid in full in cash, any payment or distribution to which the Lenders would be entitled but for the subordination provisions of this Agreement shall be made to holders of such Senior Obligations as their interests may appear, except that the Lenders may receive (i) Permitted Junior Securities and (ii) PIK Interest in respect of the Obligations.

Section 11.03    Default on Senior Obligations of a Credit Party. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, except as otherwise prohibited under this Article 11 or Section 6.13 of the Senior Secured Credit Agreement (as in effect on the date hereof), the Credit Parties (and any of their respective Subsidiaries on their behalf) shall be permitted to make payments in respect of the Obligations in accordance with the terms of the Credit Documents; provided that Borrowers shall not pay principal of, premium, if any, or interest on the Obligations and a Guarantor shall not make any payment pursuant to its Guarantee (or, except as provided in the last paragraph of this Section 11.03, pay any other Obligations, including fees, costs, expenses, indemnities and rescission or damage claims) or make any related deposit and, except as provided in the last paragraph of this Section 11.03 may not purchase, redeem or otherwise retire any Obligations (collectively, “Pay the Obligations”) (except in the form of (i) Permitted Junior Securities or (ii) PIK Interest in respect of the Obligations) if either of the following occurs (a “Payment Default”):

(a)    any Senior Obligations of a Credit Party consisting of principal or interest under the Senior Secured Credit Agreement are not paid in full in cash when due; or

(b)    any other default of such Credit Party under the Senior Secured Credit Agreement occurs and the maturity of the Senior Obligations is accelerated in accordance with the terms of the Senior Secured Credit Agreement;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such principal or interest in respect of the Senior Obligations have been paid in full in cash; provided that, following any such cure, waiver, rescindment or payment in full, the relevant Credit Party shall and shall be entitled to resume paying the Obligations (and may make any payments of Obligations that were unpaid due to the occurrence of such Payment Default); provided, further, that such Credit Party shall be entitled to Pay the Obligations without regard to the foregoing if such Credit Party and the Administrative Agent receive written notice approving such payment from the Senior Representative with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Senior Obligations of a Credit Party under the Senior Secured Credit Agreement pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, such Credit Party shall not Pay the Obligations (except in the form of (i) Permitted Junior Securities or (ii) PIK Interest in respect of the Obligations) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Administrative Agent (with a copy to the relevant Guarantor and each Borrower) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Senior Representative specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. So long as there shall remain outstanding any Senior Obligations under the Senior Secured Credit Agreement, a Blockage Notice may be given only by the Senior Representative unless otherwise agreed to in writing by the requisite lenders under and in accordance with the terms of the Senior Secured Credit Agreement. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (a) by written notice to the Administrative Agent, the relevant Guarantor and each Borrower from the Person or Persons who gave such Blockage Notice; (b) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (c) because the Senior Obligations under the Senior Secured Credit Agreement have been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 11.03 and Section 11.02), unless the holders of the Senior Obligations under the Senior Secured Credit Agreement or the Senior Representative shall have accelerated the maturity of the Senior Obligations or a Payment Default has occurred and is continuing, the relevant Credit Party shall and shall be entitled to resume paying the Obligations (and may make any payments of Obligations that were unpaid due to the occurrence of such Payment Blockage Period, including, for the avoidance of doubt, the payment of default interest pursuant to Section 2.07) after the end of such Payment Blockage Period. The Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to the Senior Obligations of the relevant Credit Party during such period, and in no event shall the total number of days during which any Payment Blockage Period(s) on the Obligations are in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to any Senior Obligations and that was the basis for the initiation of such Payment Blockage Period shall be, or be made, the basis for a subsequent Payment Blockage Period by the Senior Representative or any other authorized Persons unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Notwithstanding anything to the contrary in this Section 11.03, the Credit Parties shall be entitled to make payments to the holders of the Obligations under or pursuant to Section 2.16(e), 10.02 or 10.03, or that consist of PIK Interest in respect of the Obligations, notwithstanding the existence of any Payment Default or Payment Blockage Period or anything else in this Article 11.

Section 11.04    Acceleration of Payment of Guaranteed Obligations. Until the Senior Obligations of such Credit Party are paid in full in cash (other than unmatured contingent Senior Obligations), if payment of the Guaranteed Obligations is accelerated because of an Event of Default and a demand for payment is made on a Guarantor pursuant to the Guarantee, a Borrower or such Guarantor shall promptly notify the Senior Representative of the acceleration and such demand; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article 11. Solely to the extent that payment of the Guaranteed Obligations is accelerated because of an Event of Default and a demand for payment is made on a Guarantor pursuant to the Guarantee, if any Senior Obligations of a Credit Party under the Senior Secured Credit Agreement are outstanding, such Credit Party may not pay the Guaranteed Obligations until five Business Days after the Senior Representative receives notice of such acceleration and, thereafter, may pay the Guaranteed Obligations only if this Agreement otherwise permits payment at that time.

Section 11.05    When Distribution Must Be Paid Over. If a distribution is made to the Lenders that, due to the subordination provisions in this Article 11, should not have been made to them, such Lenders are required to hold it in trust for the holders of Senior Obligations of the relevant Credit Party and pay it over to them in accordance with Section 11.10 hereof.

Section 11.06    Subrogation. After all Senior Obligations of a Credit Party under the Senior Secured Credit Agreement are paid in full in cash (other than unmatured contingent Senior Obligations) and until the Obligations are paid in full in cash, with respect to any payments in cash paid over to the holders of Senior Obligations or the Senior Representative on their behalf, in each case pursuant to the terms of this Article 11, the Lenders shall be subrogated to the rights of holders of such Senior Obligations in respect of such amounts. A distribution made under this Article 11 to holders of such Senior Obligations which otherwise would have been made to the Lenders is not, as between the relevant Credit Party and the Lenders, a payment by such Credit Party on such Senior Obligations.

Section 11.07    Relative Rights. This Article 11 defines the relative rights of the Lenders and holders of Senior Obligations of a Credit Party. Nothing in this Agreement shall:

(a)    impair, as between such Credit Party and the Lenders, the obligation of such Credit Party, which is absolute and unconditional, to pay principal of and interest on the Obligations in accordance with the terms of this Agreement or to make payments under its Guarantee in accordance with its terms, as applicable;

(b)    prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default or Event of Default by a Guarantor under its obligations with respect to its Guarantee, subject to the rights of holders of Senior Obligations of such Credit Party to receive payments or distributions otherwise payable to the Lenders in an aggregate amount at any time not to exceed the Senior Cap, and such other rights of such holders of Senior Obligations as set forth herein; or

(c)    affect the relative rights of the Lenders and creditors of such Credit Party other than their rights in relation to holders of Senior Obligations.

Section 11.08    Subordination May Not Be Impaired by a Credit Party. No right of any holder of Senior Obligations of a Credit Party to enforce the subordination of the Obligations shall be impaired by any act or failure to act by such Credit Party or by its failure to comply with this Agreement.

Section 11.09    Rights of Administrative Agent. Notwithstanding Section 11.03 hereof, the Administrative Agent may continue to receive payments on the Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the receipt of any payments unless an authorized officer of the Administrative Agent receives notice satisfactory to it that payments may not be made under this Article 11; provided, however, that only the Senior Representative shall be entitled to give such notice.

The Administrative Agent in its individual or any other capacity shall be entitled to hold Senior Obligations of a Credit Party with the same rights it would have if it were not the Administrative Agent. The Administrative Agent shall be entitled to all the rights set forth in this Article 11 with respect to any Senior Obligations of a Credit Party which may at any time be held by it, to the same extent as any other holder of such Senior Obligations; and nothing in Article 9 shall deprive the Administrative Agent of any of its rights as such holder. Nothing in this Article 11 shall apply to claims of, or payments to (i) the holders of the Obligations under or pursuant to Section 10.02 or 10.03 hereof or (ii) the Administrative Agent under Section 2.08, 2.16(e), 9.06, 10.02 or 10.03 or any other Section of this Agreement.

Section 11.10    Distribution or Notice to Senior Representative. Whenever a distribution is to be made or a notice given to holders of Senior Obligations of a Credit Party, the distribution may be made and the notice given to the Senior Representative.

Section 11.11    Article 11 Not To Prevent Events of Default or Limit Right To Accelerate or Demand Payment. The failure of a Credit Party to make a payment pursuant to the Obligations by reason of any provision in this Article 11 shall not be construed as preventing the occurrence of a Default or Event of Default by a Guarantor under its Guarantee. Nothing in this Article 11 shall have any effect on the right of the Lenders or the Administrative Agent to accelerate the maturity of the Obligations or make a demand for payment on a Guarantor, as applicable.

Section 11.12    Administrative Agent Entitled To Rely. Upon any payment or distribution pursuant to this Article 11, the Administrative Agent and the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agent or to the Lenders or (c) upon the Senior Representative for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Obligations and other Indebtedness of such Credit Party, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11; provided that notwithstanding the foregoing, the subordination provisions contained herein shall not be affected and the Lenders receiving any payments in contravention of Sections 11.02 and/or 11.03 (and such respective payments) shall otherwise be subject to the provisions of this Article 11. A Credit Party shall promptly give written notice to the Administrative Agent of any such dissolution, winding-up, liquidation, or reorganization of such Credit Party, provided that any delay or failure to give such notice shall have no effect on the subordination provisions contained herein. In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Obligations of a Credit Party to participate in any payment or distribution pursuant to this Article 11, the Administrative Agent shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of such Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 11, and, if such evidence is not furnished, the Administrative Agent shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Article 9, including Section 9.02 hereof shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Article 11.

Section 11.13    Administrative Agent To Effectuate Subordination. Each Lender agrees to be bound by this Article 11 and authorizes and expressly directs the Administrative Agent, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Lenders and the holders of Senior Obligations of a Credit Party as provided in this Article 11 and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

Section 11.14    Administrative Agent Not Fiduciary for Holders of Senior Obligations of Credit Parties. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Obligations of a Credit Party and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Lenders or such Credit Party or any other Person, money or assets to which any holders of Senior Obligations of such Credit Party shall be entitled by virtue of this Article 11 or otherwise.

Section 11.15    Reliance by Holders of Senior Obligations of Credit Parties on Subordination Provisions and Senior Specified Priority Provisions. Each Lender acknowledges and agrees that the foregoing subordination provisions and the other Senior Specified Priority Provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Obligations of a Credit Party, whether such Senior Obligations was created or acquired before or after the creation of the Obligations, to acquire and continue to hold, or to continue to hold, such Senior Obligations and such holder of such Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Obligations.

Without in any way limiting the generality of Section 11.08 or the foregoing paragraph, but solely to the extent permitted by Section 6.08 of this Agreement, the holders of Senior Obligations of a Credit Party may, at any time and from time to time, without the consent of or notice to the Administrative Agent or the Lenders, without incurring responsibility to the Administrative Agent or the Lenders and without impairing or releasing the subordination provided in this Article 11 or the obligations hereunder of the Lenders to the holders of the Senior Obligations of such Credit Party, do any one or more of the following: (i) amend, restate, supplement, waive, Refinance or otherwise modify any Senior Secured Credit Agreement Document to the extent permitted by Section 6.08; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations of such Credit Party; (iii) release any Person liable in any manner for the payment or collection of Senior Obligations of such Credit Party; and (iv) exercise or refrain from exercising any rights against such Credit Party and any other Person.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers (or officers of such Person’s general partner or equivalent) thereunto duly authorized as of the date first written above.

OZ MANAGEMENT LP, as a Borrower and as a Guarantor
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OZ ADVISORS LP, as a Borrower and as a Guarantor
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OZ ADVISORS II LP, as a Borrower and as a Guarantor
By: Och-Ziff Holding LLC, its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Jessica Jankiewicz
Name:	Jessica Jankiewicz
Title:	Banking Officer

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

LENDERS:

OZ PI, LLC,
as an OZM Lender, an Advisors Lender and an Advisors II Lender

By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	Manager

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

DANIEL S. OCH, as Initial Lender Representative

By:	/s/ Daniel S. Och
Name:	Daniel S. Och

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

AKHIL MAGO,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Akhil Mago

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

JAMES LEVIN,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ James Levin

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

WAYNE COHEN,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Wayne Cohen

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

ZOLTAN VARGA,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Zoltan Varga

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

JOEL FRANK,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Joel Frank

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

JAMES KEITH BROWN,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ James Keith Brown

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS

Brown Family 2017 Trust dated 09.19.07
as an OZM Lender, an Advisors Lender and an Advisors II Lender

By:	/s/ James Keith Brown
Name:	James Keith Brown
Title:	Trustee

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

HAL KELLY,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ Hal Kelly

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

OTHER LENDERS:

DAVID WINDREICH,
as an OZM Lender, an Advisors Lender and as an Advisors II Lender

By:	/s/ David Windreich

[Signature Page to Senior Subordinated Term Loan and Guaranty Agreement]

SCHEDULE 4.07

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Liabilities

None.

Schedule 4.07-1

SCHEDULE 5.09(a)

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Post-Closing Matters

None.

Schedule 5.09(a)-1

SCHEDULE 6.01

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Indebtedness

None.

Schedule 6.01-1

SCHEDULE 6.04

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None.

Schedule 6.04-1

SCHEDULE 6.14

TO SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

Exceptions to No Further Negative Pledge

None.

Schedule 6.14-1

EXHIBIT A-l TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

INITIAL INTEREST NOTICE

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Pursuant to Section 2.01(b) of the Credit Agreement, [OZM][Advisors][Advisors II], [as Borrower][on behalf of [OZM][Advisors][Advisors II], as Borrower], hereby elects that the Loans shall be of the Class set forth below and of the Type set forth below (and, in the case of an election of Eurodollar Rate Loans, shall have the Interest Period duration set forth below) effective as of the [Interest Commencement Date][Exchange Date] to occur on [            ], 20[    ] (the “Interest Election Date”):

From and after the Interest Election Date, the Loans shall be:

Class: [OZM Loans][Advisors Loans][Advisors II Loans]

Type: [Base Rate Loans][Eurodollar Rate Loans, with an initial Interest Period of              month(s)]

Date: [ ], 20 [ ]	[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By: [Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT A-2 TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

CONVERSION/CONTINUATION NOTICE

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Pursuant to Section 2.06 of the Credit Agreement, [OZM][Advisors][Advisors II], [as Borrower][on behalf of [OZM][Advisors][Advisors II], as Borrower], desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [            ], 20[    ], which is a Business Day (the “Conversion/Continuation Date”):

Immediately	prior to the Conversion/Continuation Date, the Loans are:

☐	[OZM Loans][Advisors Loans][Advisors II Loans]

☐	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be continued with an Interest Period of [ ] month(s)

☐	Base Rate Loans to be converted to Eurodollar Rate Loans with an Interest Period of month(s)

☐	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be converted to Base Rate Loans

[Signature Page Follows]

EXHIBIT A-2-1

The undersigned hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.

Date: [ ], 20 [ ]	[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By: [Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

NOTE

$[    ,    ,    ]

[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, [OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP], a Delaware limited partnership (“Payor”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of ($[    ,    ,    ]) in the installments referred to below.

Payor also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among [OZ MANAGEMENT LP, a Delaware limited partnership][Payor], as a Borrower and as a Guarantor, [OZ ADVISORS LP, a Delaware limited partnership],[Payor] as a Borrower and as a Guarantor], [OZ ADVISORS II LP, a Delaware limited partnership,][Payor] as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Payor shall make principal payments on this Note as set forth in Section 2.09 of the Credit Agreement.

This Note (this “Note”) is one of the “Notes” referred to in the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement (including without limitation the guarantee of Guarantors set forth therein), to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Payor, Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which

EXHIBIT B-1

interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Payor hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Payor, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF PAYOR AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

Payor promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Payor and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Payor has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By:	[Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT B-3

EXHIBIT C TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.    I am the Chief Financial Officer of OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC.

2.    I have reviewed the terms of that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative., and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Credit Parties and the OZ Subsidiaries during the accounting period covered by the attached financial statements.

3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4.    The Payment in Full of the Preferred Units [has not occurred][occurred on             ].1

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

[OZ MANAGEMENT LP][OZ ADVISORS

LP][OZ ADVISORS II LP]

[1]

Note to company: Please choose and complete one of the two options. This statement does not need to be made if the Administrative Agent has previously been provided with notice of, or a Compliance Certificate stating that, Payment in Full of the Preferred Units.

EXHIBIT C-1

By:	[Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-A-1

ANNEX A TO

COMPLIANCE CERTIFICATE

1.	Combined Economic Income:[2] (i) - (ii) + (iii) - (iv) + (v) + (vi)[3] =
	(i)	economic income:[4]	$[ , , ]
	(ii)	incentive income:	$[ , , ]
	(iii)	total bonus expense:	$[ , , ]
	(iv)	50% of the Minimum Bonus Expense:	$[ , , ]
	(v)	the excess of (x) Pro Forma Incentive Income minus (y) Pro Forma Incentive Compensation Expense:	$[ , , ]
	(vi)	interest expenses:	$[ , , ]

		Combined Economic Income:	$[ , , ]

2.	Combined Total Net Debt: (i) - (ii)
	(i) Combined Total Debt:		$[ , , ]
	(ii) Unrestricted Cash and Cash Equivalents:		$[ , , ]
	Combined Total Net Debt:		$[ , , ]

3.	Total Net Leverage Ratio: (i)/(ii) =
	(i)	Combined Total Net Debt:	$[ , , ]
	(ii)	Combined Economic Income for the four Fiscal Quarter period then ended:	$[ , , ]
		Actual:	. :1.00
		Required:	[3.00:1.00][5] [2.50:1.00][6]

[2]

Calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017.

[3]

In each case of Items (i) through (vi), excluding any extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this exclusion in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four-Fiscal Quarter period or (y) $150,000,000 during the term of the Credit Agreement; provided that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary or any Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.

[4]

Adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP for such period.

[5]	Beginning with the Fiscal Quarter ending on December 31, 2018.
[6]	Following the third anniversary of the Closing Date.

EXHIBIT C-A-1

4.	AUM:	Actual:	$[ , , ]
		Required:	$ 20,000,000,000

EXHIBIT C-A-2

EXHIBIT D TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund7]

3.	Borrower:	[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

4.	Administrative Agent:	WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

[7]	Select as applicable

EXHIBIT D-1

5.	Credit Agreement:	The Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.
6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Class of Loans Assigned	Amount of Loans Assigned	Percentage Assigned of Loans[8]
$		$	%
$		$	%
$		$	%

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

[8]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

EXHIBIT D-2

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Authorized Signatory

[Consented to][9]:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS II LP
By: Och-Ziff Holding LLC, its general partner

By:
Name:
Title::

[9]	To be added only if the consent of Borrowers is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AGREEMENT

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) any requirements under applicable Law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent, any Arranger, or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned

EXHIBIT D-4

Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT D-5

EXHIBIT E TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”, together with OZM and Advisers, the “Borrowers”, and each a “Borrower”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative. Pursuant to Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that it is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

CLOSING DATE CERTIFICATE

February 7, 2019

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.    I am the chief financial officer of [Och-Ziff Holding Corporation, a Delaware corporation, the general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”)][Och-Ziff Holding LLC, a Delaware limited liability company, the general partner of [OZ ADVISORS LP][OZ ADVISORS II LP], a Delaware limited partnership].

2.    I have reviewed the terms of Section 3.01 of the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.    Based upon my review and examination described in paragraph 2 above, I certify, on behalf of [OZM][Advisors][Advisors II], that as of the date hereof:

(i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(ii) no event has occurred and is continuing or would result from the consummation of the transactions and borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default.

[Remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first written above.

[OZ MANAGEMENT LP][OZ ADVISORS LP][OZ ADVISORS II LP]

By:	[Och-Ziff Holding Corporation, its general partner][Och-Ziff Holding LLC, its general partner]

By:
Name:
Title:

EXHIBIT G TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

[FORM OF]

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative.

Section 1. Pursuant to Section 5.08 of the Credit Agreement, the undersigned hereby:

(a)    agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under, and a party to, the Credit Agreement and agrees to be bound by all of the terms thereof as fully as if the undersigned were one of the original parties thereto; and

(b)    represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document that are made or deemed to be made by the undersigned (including without limitation the representation and warranties in Article 4 of the Credit Agreement) is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) as of such earlier date.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-1

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier
with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent

By:
Authorized Signatory

EXHIBIT G-2

EXHIBIT H TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

FORM OF RECONCILIATION STATEMENT

UNAUDITED RECONCILIATION OF FINANCIAL DATA

The following tables present the historical unaudited financial information for the Och-Ziff Operating Group and its consolidated subsidiaries as of and for the [year-to-date] ended [●]. The Och-Ziff Operating Group does not report audited or unaudited financial information on a stand-alone basis. Accordingly, the financial data presented herein for the Och-Ziff Operating Group and its consolidated subsidiaries has been reconciled to Och-Ziff Capital Management Group LLC’s financial statements for the relevant periods.

You should read this data in conjunction with Och-Ziff Capital Management Group LLC’s financial statements and the related notes incorporated by reference herein.

EXHIBIT H-1

[Period] Ended [●]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Revenues
Management fees	$	$	$	$
Incentive income
Other revenues
Income of consolidated Och-Ziff funds

Total Revenues

Expenses
Compensation and benefits
Reorganization expenses
Interest expense
General, administrative and other
Expenses of consolidated Och-Ziff funds

Total Expenses

Other Income
Net gains on investments in Och-Ziff funds and joint ventures
Net gains of consolidated Och-Ziff funds

Total Other Income

Income Before Income Taxes
Income taxes

Consolidated and Total Comprehensive Net Income	$	$	$	$

Allocation of Consolidated and Total Comprehensive Net Income
Class A Shareholders	$	$	$	$
Noncontrolling interests
Redeemable noncontrolling interests

	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT H-2

As of [●]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Assets
Cash and cash equivalents	$	$	$	$
Income and fees receivable
Due from related parties
Deferred income tax assets
Other assets, net
Assets of consolidated Och-Ziff funds:
Investments, at fair value
Other assets of Och-Ziff funds

Total Assets	$	$	$	$

Liabilities and Shareholders’ Equity
Liabilities
Due to related parties	$	$	$	$
Debt obligations
Compensation payable
Other liabilities
Liabilities of consolidated Och-Ziff funds:
Notes payable of consolidated CLOs, at fair value
Securities sold under agreements to repurchase
Other liabilities of Och-Ziff funds

Total Liabilities

Redeemable Noncontrolling Interests

Shareholders’ Equity
Class A Shares, no par value
Class B Shares, no par value
Paid-in capital
Appropriated retained earnings
Retained earnings (accumulated deficit)

Shareholders’ equity (deficit) attributable to Class A Shareholders
Shareholders’ equity attributable to noncontrolling interests

Total Shareholders’ Equity

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT H-3

EXHIBIT I TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

AGREED SUBORDINATION TERMS

1.	Definitions

All capitalized terms used but not elsewhere defined in these Agreed Subordination Terms shall have the respective meanings assigned to such terms in the Credit Agreement (as defined below). For purposes of these Agreed Subordination Terms, the following terms shall have the following meanings:

“Credit Agreement” means the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, by and among OZ MANAGEMENT LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership, as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative., as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Obligors” means the Credit Parties.

“Paid in Full” or “Payment in Full” means (i) the payment in full in cash of all Senior Indebtedness (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) and (ii) the termination of all Commitments under the Credit Agreement.

“Proceeding” is defined in Section 2.3.

“Senior Creditors” means, collectively, the Beneficiaries and other holders of the Obligations.

“Senior Indebtedness” means the “Obligations” (as defined in the Credit Agreement).

“Subordinated Creditor” means any holder of the Subordinated Indebtedness from time to time.

“Subordinated Indebtedness” means all Indebtedness of the Obligors owed to any OZ Subsidiary that is not a Credit Party, which Indebtedness shall be subject to these Agreed Subordination Terms.

“Subordinated Indebtedness Documents” means any agreements, documents, promissory notes and instruments evidencing Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified from time to time.

EXHIBIT I-1

“Subordination Activation Period” means such period following the time that the Administrative Agent delivers written notice to the applicable Obligor to stop payments on Subordinated Indebtedness during which an Event of Default has occurred and is continuing under the Credit Documents until such Default or Event of Default is cured or waived in accordance with the terms of the Credit Documents.

2.	Subordination of Subordinated Indebtedness to Senior Indebtedness

2.1

Subordination. The payment of any and all of the Subordinated Indebtedness is expressly subordinated, postponed and deferred, to the extent and in the manner set forth in these Agreed Subordination Terms, to the Payment in Full of the Senior Indebtedness. Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein. The intent of the holders of the Senior Indebtedness, the Subordinated Creditor(s) and the relevant Obligors in agreeing to these Agreed Subordination Terms is to provide for, among other things, the express, contractual subordination, postponement and deferral of the Subordinated Indebtedness to the Senior Indebtedness to the extent provided for herein, and restrictions on the ability of the Subordinated Creditors to exercise rights and remedies in respect of the Subordinated Indebtedness to the extent provided herein. The parties hereto intend that these Agreed Subordination Terms be enforceable by any applicable court under (a) the Bankruptcy Code or (b) any similar enactment or legislation.

2.2

Restriction on Payments. Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities or other property) of principal, interest, fees, charges or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and the Subordinated Creditors shall not demand or accept any such payment or exercise any right or remedy, including any right of set-off or recoupment with respect to any Subordinated Indebtedness (other than any right or action otherwise permitted under the Agreed Subordination Terms), unless and until all of the Senior Indebtedness shall have been Paid in Full; provided that, notwithstanding anything in the Agreed Subordination Terms to the contrary, other than during a Subordination Activation Period, the Obligors may make, and the Subordinated Creditor shall be entitled to accept, demand and receive such payments with respect to the Subordinated Indebtedness pursuant to the terms thereof and may exercise any right or remedy (except as otherwise specified in the last sentence of Section 2.6), including any right of set-off or recoupment with respect to any Subordinated Indebtedness. The provisions of this Section 2.2 shall not apply to any payment with respect to which Section 2.3 would be applicable.

2.3

. Proceedings. In the event of any insolvency, bankruptcy or liquidation proceeding, or any receivership, custodianship or assignment for the benefit of creditors or other similar proceeding, in each case with respect to any Obligor (each, a “Proceeding”): (i) all Senior Indebtedness shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinated Indebtedness shall be made; (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the Administrative Agent (to be held and/or applied by the

EXHIBIT I-2

Administrative Agent for the benefits of the Lenders) until all Senior Indebtedness is Paid in Full, and each Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Creditor also irrevocably authorizes, empowers and directs the Administrative Agent to demand, sue for, collect and receive every such payment or distribution; (iii) each Subordinated Creditor agrees to execute and deliver to the Administrative Agent or its representative all such further instruments confirming the authorization referred to in the foregoing clause (ii) as Administrative Agent may reasonably request; and (iv) each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness reasonably requested by the Administrative Agent in connection with any such Proceeding and irrevocably authorizes, empowers and appoints the Administrative Agent its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so (and in any event prior to ten (10) days before the expiration of the time to file any such proof) and (B) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to ten (10) days before the expiration of time to vote any such claim; provided that the Administrative Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim and/or vote any such claim. In the event that the Administrative Agent votes any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of these Agreed Subordination Terms shall continue to govern the relative rights and priorities of the Senior Creditors and the Subordinated Creditors even if all or part of the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and these Agreed Subordination Terms shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder.

2.4

Incorrect Payments. If any payment (whether made in cash, securities or other property) not permitted under these Agreed Subordination Terms is received by a Subordinated Creditor on account of the Subordinated Indebtedness during a Subordination Activation Period before all Senior Indebtedness is Paid in Full, such payment shall be held in trust by such Subordinated Creditor for the benefit of the Senior Creditors and shall be paid over to the Administrative Agent, for application to the Senior Indebtedness then remaining unpaid, until the end of such Subordination Activation Period.

2.5

Sale, Transfer. Each Subordinated Creditor agrees that it shall not sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness to any other OZ Subsidiary (or, during a Subordination Activation Period, to any Person) unless the assignee shall have executed an agreement in writing in favor of the Senior Creditors agreeing to be bound by the provisions hereof in the same manner and to the same extent as the assigning Subordinated Creditor and shall provide an executed copy of such agreement (which executed copy shall include an address for notices to the assignee) to the Administrative Agent. In the event a Subordinated Creditor shall fail to comply with this section, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness held by such Subordinated Creditor, and the terms of these Agreed Subordination Terms shall be binding upon the successors and assigns of such Subordinated Creditor, as provided in Section 6 below.

EXHIBIT I-3

2.6

Restriction on Action by Subordinated Creditors. During a Subordination Activation Period, until all Senior Indebtedness is Paid in Full and not withstanding anything contained in the Subordinated Indebtedness Documents, the Credit Agreement, or any other Credit Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of the Administrative Agent, take any action to collect or enforce payment or, except as provided hereafter, accelerate any of the Subordinated Indebtedness, exercise any of the rights or remedies with respect to the Subordinated Indebtedness set forth in any of the Subordinated Indebtedness Documents or that otherwise may be available to such Subordinated Creditor, either at law or in equity, by judicial proceedings or otherwise; provided that the foregoing will not prevent a Subordinated Creditor from (i) accelerating any of the Subordinated Indebtedness if in any Proceeding (other than a Proceeding initiated by a Subordinated Creditor) it is necessary for such Subordinated Creditor to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Subordinated Indebtedness and (ii) filing such other papers or documents as may be necessary or advisable in order to have the claims of such Subordinated Creditor allowed in such Proceeding. Outside of a Subordination Activation Period, no Subordinated Creditor shall bring, commence, cause to be commenced, institute, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative or otherwise to enforce its rights or interests in respect of the Subordinated Debt.

3.	Effectiveness of these Agreed Subordination Terms; Modifications to Senior Indebtedness

These Agreed Subordination Terms shall be deemed to be a contract among the Senior Creditors, the Subordinated Creditors and the Obligors to the same extent as if all such parties had executed and delivered an agreement containing these Agreed Subordination Terms. The terms of these Agreed Subordination Terms, the subordination effected hereby, and the rights and the obligations of the Subordinated Creditors and the Senior Creditors arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Credit Agreement, or any other Credit Document or any Subordinated Indebtedness Document (other than these Agreed Subordination Terms); (b) the validity or enforceability of any of such agreements, documents or instruments (other than by the termination of these Agreed Subordination Terms upon the Payment in Full of the Senior Indebtedness); or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the agreements, documents or instruments referred to in clause (a) above. The Senior Creditors together with the Obligors may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under these Agreed Subordination Terms, change the manner or place of payment or extend the time of payment of or

EXHIBIT I-4

refinance, renew, add or alter any Senior Indebtedness (including increasing the principal amount thereof, interest applicable thereto or any fee or charges), or amend, supplement, amend and restate or otherwise modify in any manner any Credit Document or any of the provisions therein contained (including, without limitation, any covenants or default provisions).

4.	Modification

Any modification or waiver of any provision of these Agreed Subordination Terms, or any consent to any departure by the Senior Creditors or the Subordinated Creditors therefrom, shall not be effective in any event unless the same is in writing and signed by the Administrative Agent, the Obligors and each Subordinated Creditor subject hereto, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on a Subordinated Creditor in any event not specifically required of the Senior Creditors (or a representative thereof) hereunder shall not entitle such Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

5.	Additional Documents and Actions

Each Subordinated Creditor at any time, and from time to time, after the execution and delivery of these Agreed Subordination Terms, upon the reasonable request of the Administrative Agent and at the expense of the Obligors, promptly will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect fully the terms of these Agreed Subordination Terms.

6.	Successors and Assigns

These Agreed Subordination Terms shall inure to the benefit of the successors and assigns of the Senior Creditors and, except as provided in Section 2.5, shall be binding upon the successors and assigns of the Subordinated Creditors and the Obligors.

7.	Defines Rights of Creditors; Subrogation

7.1

Rights of Creditors. The provisions of these Agreed Subordination Terms are solely for the purpose of defining the relative rights of the Subordinated Creditors and the Senior Creditors and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Obligor.

7.2

Subrogation. In the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to these Agreed Subordination Terms to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of the Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; provided, however, that the holders of the Subordinated Indebtedness agree not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment

EXHIBIT I-5

or distribution during a Subordination Activation Period until the earlier of (i) Payment in Full of all Senior Indebtedness and (ii) the end of such Subordination Activation Period. For the purposes of such subrogation, no payment or distribution to the holders of the Senior Indebtedness of any cash, property or securities to which any holder of the Subordinated Indebtedness would be entitled except for the provisions of these Agreed Subordination Terms shall, and no payment over pursuant to the provisions of these Agreed Subordination Terms to the holders of the Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between any Obligor and its creditors other than the holders of the Senior Indebtedness and the holders of the Subordinated Indebtedness, be deemed to be a payment by such Obligor to or on account of the Senior Indebtedness.

8.	Conflict

In the event of any conflict between any term, covenant or condition of these Agreed Subordination Terms and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of these Agreed Subordination Terms shall control and govern. For purposes of this Section 8, to the extent that any provisions of any of the Subordinated Indebtedness Documents provide rights, remedies and benefits to the Senior Creditors that exceed the rights, remedies and benefits provided to the Senior Creditors under these Agreed Subordination Terms, such provisions of the applicable Subordinated Indebtedness Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.

9.	Termination

These Agreed Subordination Terms shall terminate upon the Payment in Full of the Senior Indebtedness.

10.	No Contest of Senior Indebtedness; No Security for Subordinated Indebtedness

Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Indebtedness or accept or take any Lien or any collateral security for the Subordinated Indebtedness.

11.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

11.1

Governing Law. THESE AGREED SUBORDINATION TERMS AND THE RIGHTS AND OBLIGATIONS OF ANY SENIOR CREDITORS, SUBORDINATED CREDITORS OR OBLIGORS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.2

Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY SENIOR CREDITOR, SUBORDINATED CREDITOR OR OBLIGOR ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. EACH OBLIGOR AND SUBORDINATED CREDITOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE

EXHIBIT I-6

EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, AT ITS ADDRESS PROVIDED IN THE CREDIT DOCUMENTS OR TO THE ADMINISTRATIVE AGENT FROM TIME TO TIME; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT SENIOR CREDITORS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR OR SUBORDINATED CREDITOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

11.3

WAIVER OF JURY TRIAL. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF LITIGATION, THESE AGREED SUBORDINATION TERMS MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT I-7

EXHIBIT J TO

SENIOR SUBORDINATED TERM LOAN AND GUARANTY AGREEMENT

EXCHANGING LENDER JOINDER AGREEMENT

Reference is made to the Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“OZM”), as a Borrower and as a Guarantor, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Borrower and as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Borrower and as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and DANIEL S. OCH, as the Initial Lender Representative. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.01(a)(ii) of the Credit Agreement, the undersigned Preferred Unit Holder (the “[New] Lender”) hereby notifies the Administrative Agent that (x) the New Lender will be consummating a Preferred Unit Exchange on the terms set forth below:

A. Exchange Details:

1.	Incremental Loans to be received by New Lender: [an Advisors Incremental Loan], [an Advisors II Incremental Loan] or an OZM Incremental Loan

2.	Exchange Effective Date: [ ] [ ], 20[ ]

3.	Principal Amount of Incremental Loans to be received: $

B.. Joinder10

By its execution of this Exchanging Lender Joinder Agreement, the New Lender hereby agrees as follows:

SECTION 1.    The New Lender hereby agrees that, effective as of the Exchange Effective Date, it shall be a “Lender” under and as defined in the Credit Agreement

SECTION 2.    The New Lender hereby represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Exchanging Lender Joinder Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

[10]

An existing lender that executes this agreement need only make the representation contained in the second clause that it has the power to execute the agreement and to consummate the transactions contemplated thereby.

EXHIBIT J-1

SECTION 3.    The New Lender hereby confirms it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive and review copies of the most recent financial statements delivered pursuant to terms thereof;

SECTION 4.    The New Lender hereby confirms it has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender;

SECTION 5.    The New Lender hereby agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

SECTION 6.    The New Lender hereby appoints and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent pursuant to the terms of the Credit Agreement and the other Credit Documents.

SECTION 7.    The New Lender hereby represents and warrants that, together with its delivery of this Exchanging Lender Joinder Agreement, it is delivering to the Administrative Agent (i) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the New Lender is required to deliver pursuant to Section 2.16(f) of the Credit Agreement and (ii) an Administrative Questionnaire (if the New Lender is not a then existing Lender).

SECTION 8.    The New Lender agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Exchanging Lender Joinder Agreement.

THIS EXCHANGE NOTICE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401).

[Remainder of Page Intentionally Left Blank.]

EXHIBIT J-2

NEW LENDER:

[                    ]

By:
Name:
Title:

EXHIBIT J-3

EXHIBIT B

[Preferred Unit Documents]

Exhibit 4.1

EXECUTION VERSION

OZ MANAGEMENT LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ MANAGEMENT LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding Corporation, a Delaware corporation and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating

Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Advisors LP and OZ Advisors II LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“OZM Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“OZM Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among the Partnership, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “OZM” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $342.35, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Quarterly Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February, May, August and November of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February, May, August and November, respectively; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating

Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into OZM Incremental Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such OZM Incremental Loans will have terms and conditions identical to those of OZM Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred OZM Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ MANAGEMENT LP

By:	OCH-ZIFF HOLDING CORPORATION,
its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, as to Section 3(b)(ii), Section 6(a), Section 6(c), Section 9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e), Section 10(f), Section 18(c), Section 19, Section 20, Section 21 and Section 22 only

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

40

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A—FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Management LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Management LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into OZM Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title:

Exhibit 4.2

EXECUTION VERSION

OZ ADVISORS LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ ADVISORS LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding Corporation, a Delaware corporation and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Advisors Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Advisors Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable

Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group

Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Management LP and OZ Advisors II LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among OZ Management LP, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “Advisors” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $59.85, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Annual Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating

Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into Advisors Incremental Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such Advisors Incremental Loans will have terms and conditions identical to those of Advisors Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred Advisors Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ ADVISORS LP

By: OCH-ZIFF HOLDING CORPORATION,
its general partner

By: /s/ Thomas Sipp
Name: Thomas Sipp
Title: Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, as to Section 3(b)(ii), Section 6(a), Section 6(c), Section 9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e), Section 10(f), Section 18(c), Section 19, Section 20, Section 21 and Section 22 only

By: /s/ Thomas Sipp
Name: Thomas Sipp
Title: CFO and Executive Managing Director

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A - FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Advisors LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Advisors LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into Advisors Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title:

Exhibit 4.3

EXECUTION VERSION

OZ ADVISORS II LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Advisors II Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Advisors II Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group

Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Management LP and OZ Advisors LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among OZ Management LP, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “Advisors II” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $97.80, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Annual Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve

Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into Advisors II Incremental

Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such Advisors II Incremental Loans will have terms and conditions identical to those of Advisors II Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred Advisors II Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ ADVISORS II LP

By:	OCH-ZIFF HOLDING LLC,
its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

as to Section 3(b)(ii), Section 6(a), Section 6(c), Section

9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e),

Section 10(f), Section 18(c), Section 19, Section 20,

Section 21 and Section 22 only

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A—FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Advisors II LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Advisors II LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into Advisors II Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title:

EXHIBIT C

[Operating Group Entities’ Agreements]

Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ MANAGEMENT LP

Dated as of February 7, 2019

ii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OZ MANAGEMENT LP, a Delaware limited partnership (the “Partnership”), is made as of February 7, 2019 (the “Recapitalization Date”), by and among Och-Ziff Holding Corporation, a Delaware corporation, as general partner (the “Initial General Partner”) and the Limited Partners (as defined below).

WHEREAS, OZ Management, L.L.C. (the “Original Company”) was originally organized as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. (the “LLC Act”) on December 12, 1997;

WHEREAS, on June 25, 2007, the Original Company was converted from a Delaware limited liability company to a Delaware limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq. (the “Act”), and an Agreement of Limited Partnership of OZ Management LP dated as of June 25, 2007 (the “Initial Partnership Agreement”);

WHEREAS, the Initial Partnership Agreement was amended and restated on November 13, 2007 (the Initial Partnership Agreement, as amended and restated on such date, the “Prior Partnership Agreement”), on February 11, 2008, on April 10, 2008, on September 30, 2009, on August 1, 2012, on December 14, 2015, and on March 1, 2017, and was subsequently amended by the amendments thereto dated (i) March 28, 2018 and effective as of February 16, 2018 and (ii) as of January 3, 2019;

WHEREAS, in connection with the transactions described in the letter agreement, dated as of December 5, 2018 (the “Letter Agreement”), among Och-Ziff, Daniel Och, the Operating Group Entities and the Intermediate Holding Companies, the Partnership entered into an Agreement and Plan of Merger, dated as of the Recapitalization Date (the “Merger Agreement”), with Orion Merger Sub I LP, a Delaware limited partnership (“Merger Sub”); and

WHEREAS, pursuant to the Merger Agreement, Merger Sub merged with and into the Partnership on the Recapitalization Date (the “Merger”), and the Prior Partnership Agreement was amended and restated to read as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“4Q Distribution Date” means the date on which distributions are made by the Operating Group Entities in respect of Common Units with respect to Net Income earned by the Operating Group Entities during the fourth quarter of any Fiscal Year.

“Act” has the meaning specified in the recitals to this Agreement.

“Active Individual LP” means each of the Individual Limited Partners that is an Executive Managing Director of the General Partner, prior to the Withdrawal or Special Withdrawal of such Individual Limited Partner or such Individual Limited Partner ceasing to be actively involved with the Partnership and its Affiliates due to death or Disability.

“Additional Class E Common Units” has the meaning set forth in Section 3.1(g)(ii).

“Additional Limited Partner” has the meaning specified in Section 3.2(a).

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Class A Shares” as of any date means the total number of Class A Shares (calculated on an as-converted basis) most recently reported by Och-Ziff as outstanding (other than any Class D Common Units, Class E Common Units, Class P Common Units or Class A Restricted Share Units (or any similar interests) included in such number).

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.2(b)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner, without taking into account any liabilities to which such Contributed Property was subject at such time. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

“Annual Capital Expenditures” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Applicable Securities Exchange” for any period means the New York Stock Exchange or another exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act on which the Class A Shares are listed for trading during such period.

“Average Share Price” for any period shall mean the average closing price on the Applicable Securities Exchange of one Class A Share for each of the trading days that occur during such period.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.

“Book-Up Provisions” means the provisions herein governing a revaluation of the Capital Accounts of the Partners, including Sections 3.1(d)(ii), 5.2(b)(iii) and 6.1(c) and each relevant definition.

“Book-Up Target” means, at any time, and with respect to any Unit, that the Economic Capital Account Balance attributable to such Unit is equal to (i) the aggregate Economic Capital Account Balances attributable to all Common Units outstanding at such time, divided by (ii) the total number of Common Units then outstanding (in each case of clauses (i) and (ii), other than any Class A-1 Common Units and any other Common Units or PSIs that are subordinate to such Unit in order of priority under Section 6.1(c)(i)-(iv)).

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted to equal its respective gross fair market value (taking Section 7701(g) of the Code into account) upon an adjustment to the Capital Accounts of the Partners in accordance with Section 5.2(b)(iii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, in the sole and absolute discretion of the General Partner.

“Cause” means, in respect of an Individual Limited Partner, that such Partner (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the Och-Ziff Group to have, or has entered into a consent decree determining that such Partner, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement relating to the Och-Ziff Group; (vi) has become subject to any proceeding seeking to adjudicate such Partner bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Partner or for any substantial part of the property of such Partner, or such Partner has taken any action authorizing such proceeding; or (vii) has breached any of the non-competition, non-solicitation or non-disparagement covenants in Section 2.13 or, if applicable, any of those provided in such Partner’s Partner Agreement, the breach of any of which shall be deemed to be a material breach of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership executed and filed in the office of the Secretary of State of the State of Delaware on June 25, 2007 (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Certificate of Ownership” has the meaning set forth in Section 3.1.

“Change of Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Group Entities, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the voting interests in (1) Och-Ziff or (2) one or more of the Operating Group Entities comprising all or substantially all of the assets of the Operating Group Entities or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Class A Common Units” has the meaning set forth in Section 3.1(a).

“Class A Cumulative Preferred Units” has the meaning set forth in Section 3.1(a).

“Class A Exchange Agreement” means that certain Amended and Restated Exchange Agreement (as amended, restated or supplemented) relating to Exchangeable Common Units, dated as of the Recapitalization Date, by and among Och-Ziff, the Intermediate Holdings Companies, the Operating Group Entities and Class B Shareholders from time to time party thereto.

“Class A Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class A Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class A Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class A Parity Units shall include Class D Common Units, Class E Common Units, Class P Common Units and Class A Restricted Share Units.

“Class A Preferred Unit Designation” has the meaning set forth in Section 3.2(b).

“Class A Restricted Share Unit” means a Class A Restricted Share Unit of Och-Ziff.

“Class A Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class A Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class A-1 Common Units” has the meaning set forth in Section 3.1(a).

“Class B Common Units” has the meaning set forth in Section 3.1(a).

“Class B Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class B Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class B Shareholder Committee” means the Class B Shareholder Committee established pursuant to the Class B Shareholders Agreement.

“Class B Shareholders Agreement” means the Class B Shareholders Agreement, dated as of November 13, 2017, entered into by and among Och-Ziff and the holders of Class B Shares, as amended, modified, supplemented or restated from time to time.

“Class C Approval” means, in respect of the determinations to be made in Sections 6.1(a)(i) and 7.1(b)(iii), a prior determination made in writing at the sole and absolute discretion: (i) of the Chairman of the Partner Management Committee (or, with respect to distributions to such Chairman or in the event there is no such Chairman, the full Partner Management Committee acting by majority vote); or (ii) of the General Partner, in the event that the Class B Shareholders collectively beneficially own securities entitled to vote generally in the election of directors of Och-Ziff representing less than 40% of the total number of votes that may be cast in any such election; provided, however, in the case of each of the foregoing clauses (i) and (ii), that any such determination with respect to distributions to a Partner who is also the Chief Executive Officer or other executive officer of Och-Ziff in respect of such Partner’s Class C Non-Equity Interests shall be made by the compensation committee of the Och-Ziff Board in its sole and absolute discretion after consultation with the Partner Management Committee.

“Class C Non-Equity Interests” means a fractional non-equity share of the Interests in the Partnership that may be issued to a Limited Partner as consideration for the provision of services to the Partnership solely for the purpose of making future allocations of Net Income to such Limited Partner. Class C Non-Equity Interests shall not constitute Common Units or other Units of the Partnership.

“Class D Common Units” has the meaning set forth in Section 3.1(a).

“Class D Limited Partner” has the meaning set forth in Section 3.1(f).

“Class E Common Units” has the meaning set forth in Section 3.1(a).

“Class E Limited Partner” has the meaning set forth in Section 3.1(g).

“Class E Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class E Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class E Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class E Parity Units shall include Class A Common Units, Class D Common Units, Class P Common Units and Class A Restricted Share Units.

“Class E-1 Common Units” has the meaning set forth in Section 3.1(g).

“Class P Common Units” has the meaning set forth in Section 3.1(a).

“Class P Limited Partner” has the meaning set forth in Section 3.1(j).

“Class P Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided that the holders of other classes of Common Units are participating in the proceeds from such similar event in respect of their Common Units and the PMC Chairman in his sole discretion determines such similar event to be a Class P Liquidity Event.

“Class P Performance Condition” for any Class P Common Unit held by a Class P Limited Partner means that the Total Shareholder Return since the grant date of such Class P Common Unit has equalled or exceeded the Class P Performance Threshold relating to such Class P Common Unit on or after the third anniversary of the grant date of such Class P Common Unit, or such other performance condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Period” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the period ending on the sixth anniversary of such grant date, or such other performance period as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Threshold” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the required threshold of Total Shareholder Return that must be achieved for a portion of such Class P Common Units to vest, which shall be expressed as a percentage, and set forth in a Partner Agreement of the Class P Limited Partner. With respect to Class P Common Units issued on March 1, 2017, the required Class P Performance Thresholds shall be as follows: (i) the Class P Performance Threshold is 25% for 20% of such Class P Common Units to vest; (ii) the Class P Performance Threshold is 50% for an additional 40% of such Class P Common Units to vest; (iii) the Class P Performance Threshold is 75% for an additional 20% of such Class P Common Units to vest; and (iv) the Class P Performance Threshold is 125% for an additional 20% of such Class P Common Units to vest.

“Class P Service Condition” for any Class P Common Unit held by a Class P Limited Partner means that such Class P Limited Partner has continued in the uninterrupted service of the Operating Group Entities until the third anniversary of the grant date of such Class P Common Unit, or such other service condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Closing Date” means November 19, 2007.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Common Units” means Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and any other class of Units hereafter designated as Common Units by the General Partner, but shall not include the Class C Non-Equity Interests, PSIs or Class A Cumulative Preferred Units.

“Company Securities” means outstanding Class A Shares, Related Securities and Class A-1 Common Units, as applicable.

“Competing Business” means any Person, or distinct portion thereof, that engages in: (a) the alternative asset management business (including, without limitation, any hedge or private equity fund management business) or (b) any other business in which the Och-Ziff Group or any member thereof (1) is actively involved, or (2) in the twelve-month period prior to the relevant Individual Limited Partner’s Withdrawal or Special Withdrawal, planned, developed, or undertook efforts to become actively involved and, in the case of the foregoing clause (b), in which the relevant Individual Limited Partner actively participated or was materially involved or about which the relevant Individual Limited Partner possesses Confidential Information.

“Confidential Information” means the confidential matters and information described in Section 2.12.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who is an executive managing director of the Intermediate Holding Companies (or the equivalent officers at the relevant time) or previously served in such capacity, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the voting interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual or any descendant of such individual is a trustee, beneficiary, director or other fiduciary, as the case may be.

“Continuing Partners” means the group of Partners comprised of each Individual Original Partner (or, where applicable, his estate or legal or personal representative) who has not Withdrawn, been subject to a Special Withdrawal or breached Section 2.13(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. If the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(b)(iii), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” means, in respect of a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled by,” “Controls” and “under common Control with” have the correlative meanings.

“Conversion Class D Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Notice Date” has the meaning set forth in Section 3.1(e)(i).

“Conversion Operating Group E-2 Units” means, collectively, one Conversion Class E-2 Common Unit in each of the Operating Group Entities.

“Covered Person” means (a) the General Partner, the Withdrawn General Partner and their respective Affiliates and the directors, officers, shareholders, members, partners, employees, representatives and agents of the General Partner, the Withdrawn General Partner and their respective Affiliates and any Person who was at the time of any act or omission described in Section 2.9 or 2.10 such a Person, and (b) any other Person the General Partner designates as a “Covered Person” for the purposes of this Agreement.

“Damages” has the meaning set forth in Section 2.9(a).

“DCI Plan” means the Och-Ziff Deferred Cash Interest Plan, as amended from time to time.

“Debt Securities” means the Loans (as defined in the Senior Subordinated Loan Agreement) made pursuant to that certain Senior Subordinated Loan Agreement.

“Deferred Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“Deferred Cash Interests” shall mean an award made under the DCI Plan.

“Disability” means that a Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the General Partner with PMC Approval in its sole and absolute discretion and in accordance with applicable law.

“Disabling Conduct” has the meaning set forth in Section 2.9(a).

“Distribution Holiday” means the period commencing on October 1, 2018 and ending on the earlier of (i) 45 days after the last day of the Distribution Holiday Achievement Quarter, and (ii) April 1, 2026.

“Distribution Holiday Achievement Quarter” means the first calendar quarter as of which $600 million or more of Distribution Holiday Economic Income has been realized.

“Distribution Holiday Distribution” means any distribution paid during the period from the Recapitalization Date until the end of the Distribution Holiday and any distribution paid in the calendar quarter in which the Distribution Holiday ends; provided that, (i) if more than $600 million of Distribution Holiday Economic Income has been realized on a cumulative basis during the Distribution Holiday, a portion of any distributions paid with respect to the Distribution Holiday Achievement Quarter may be treated as Distribution Holiday Distributions in an amount not to exceed the product of (x) the amount available to be distributed for such calendar quarter and (y) the fraction derived by dividing (A) $600 million minus the cumulative Distribution Holiday Economic Income realized prior to such calendar quarter by (B) the Economic Income realized during such calendar quarter, and (ii) for the avoidance of doubt, no distribution paid for any calendar quarter following the end of the Distribution Holiday Achievement Quarter shall constitute a Distribution Holiday Distribution.

“Distribution Holiday Economic Income” as of any date means the amount of Economic Income realized during the period between October 1, 2018 and such date by Och-Ziff and its consolidated subsidiaries (including the Operating Group Entities) collectively.

“Drag-Along Purchaser” means, in respect of a Drag-Along Sale, the third-party purchaser or purchasers proposing to acquire the Company Securities to be transferred in such Drag-Along Sale.

“Drag-Along Right” has the meaning set forth in Section 8.6(a).

“Drag-Along Sale” means any proposed transfer (other than a pledge, hypothecation, mortgage or encumbrance) pursuant to a bona fide offer from a Drag-Along Purchaser, in one or a series of related transactions, by any Limited Partner or a group of Limited Partners of Company Securities representing in the aggregate at least 50% of all then-outstanding Company Securities (calculated as if all Related Securities had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Securities” means, with respect to a Limited Partner, that number of Company Securities equal to the product of (A) the total number of Company Securities to be acquired by the Drag-Along Purchaser pursuant to a Drag-Along Sale and (B) a fraction, the numerator of which is the number of Company Securities then held by such Limited Partner and the denominator of which is the total number of Company Securities then held by all Limited Partners (calculated, in the case of both the numerator and denominator, as if all Related Securities held by the relevant Limited Partners had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Sellers” means the Limited Partner or group of Limited Partners proposing to dispose of or sell Company Securities in a Drag-Along Sale in accordance with Section 8.6.

“DSO Parties” means Daniel S. Och and each of his affiliates and Related Trusts that own Class A Common Units.

“Economic Capital Account Balance” means, with respect to a Partner as of any date, the Partner’s Capital Account balance, increased by the Partner’s share of any Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed on a hypothetical basis after taking into account all allocations through such date.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for Och-Ziff and its consolidated subsidiaries determined on the basis of economic income, in accordance with the methodology set forth on Exhibit G hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, minus (a) the amount of any distributions or dividends paid on any Class A Cumulative Preferred Units issued by the Operating Group Entities; minus (b) Permitted Dividends.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Election Notice” has the meaning set forth in Section 3.1(e)(i).

“Eligible Common Units” has the meaning set forth in Section 8.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of Exchangeable Common Units or Class P Common Units (or other securities issued by the Operating Group Entities) for Class A Shares and/or cash, and the corresponding cancellation of applicable Class B Shares, if any, as such agreements are amended, modified, supplemented or restated from time to time, including the Class A Exchange Agreement.

“Exchange Committee” shall mean, for any Exchange Agreement, the Exchange Committee, as defined in such Exchange Agreement.

“Exchange Date” shall have the meaning ascribed to such term in the Class A Exchange Agreement.

“Exchange Event” has the meaning set forth in Section 8.1(b)(i).

“Exchange Rights Effective Date” has the meaning set forth in Section 8.1(b).

“Exchangeable Common Unit” has the meaning set forth in Section 8.1(b).

“Existing Class D Common Units” means Class D Common Units outstanding immediately prior to March 1, 2017.

“Expense Allocation Agreement” means any agreement entered into among the Operating Group Entities, Och-Ziff and the Intermediate Holding Companies that provides for allocations of certain expense amounts, as such agreement is amended, modified, supplemented or restated from time to time.

“Expense Amount” means any amount allocated to the Partnership pursuant to an Expense Allocation Agreement.

“Expense Amount Distribution” has the meaning set forth in Section 7.4.

“Fair Market Value” means, as of any date, the fair market value of the Partnership at such date, determined by (i) if the Class A Shares are listed on an Applicable Securities Exchange, (1) multiplying (x) the closing price on the Applicable Securities Exchange of one Class A Share on the immediately preceding trading day by (y) the number of Adjusted Class A Shares, subject in each case to any equitable adjustments for stock splits and other capitalization changes, and (2) allocating the product obtained from clause (1) among the

Operating Group Entities based on the most recent determination of their relative fair market values and (ii) if the Class A Shares are not listed on an Applicable Securities Exchange, the excess, if any, of (1) the total pre-tax proceeds which would be received by the Partnership if the assets of the Partnership were sold for their fair market value over (2) all outstanding debts and liabilities of the Partnership, in each case as reasonably determined by the General Partner; provided, however, that such determination shall be made with due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value.

“First Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“Fiscal Year” has the meaning set forth in Section 2.6.

“Fourth Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“General Partner” means the Initial General Partner and any successor general partner admitted to the Partnership in accordance with this Agreement.

“General Release” has the meaning set forth in Section 8.3(g).

“Governance Agreement” means that certain Governance Agreement, dated as of the Recapitalization Date, entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Governance Articles” has the meaning set forth in Section 10.16.

“incur” means to issue, assume, guarantee, incur or otherwise become liable for.

“Individual Limited Partner” means each of the Limited Partners that is a natural person.

“Individual Original Partner” means each of the Original Partners that is a natural person.

“Initial Class E Grant” has the meaning set forth in Section 3.1(g)(i).

“Initial General Partner” has the meaning set forth in the Preamble to this Agreement.

“Initial Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by a Partner, either solely or with others, in whole or in part, whether or not in the course of, or as a result of, such Partner carrying out his responsibilities to the Partnership, whether at the place of business of the Partnership or any of its Affiliates or otherwise, and whether on the Partner’s own time or on the time of the Partnership or any of its Affiliates: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, Internet domain names, and all other indications of source or origin, including, without limitation, all registrations and applications to register any of the foregoing; (ii) inventions, discoveries (whether or not patentable or reduced to practice), patents, including, without limitation, design patents and utility patents, provisional applications, reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof, in each case including, without limitation, all applications therefore and equivalent foreign applications and patents corresponding, or claiming priority, thereto; (iii) works of authorship, whether copyrightable or not, copyrights, registrations and applications for copyrights, and all renewals, modifications and extensions thereof, moral rights, and design rights; (iv) computer systems and software; and (v) trade secrets, know-how, and other confidential and protectable information.

“Interest” means a Partner’s interest in the Partnership, including the right of the holder thereof to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of a Partner to comply with all of the terms and provisions of this Agreement.

“Intermediate Holding Companies” means Och-Ziff Holding Corporation, a Delaware corporation, Och-Ziff Holding LLC, a Delaware limited liability company, or any other entity that serves as the general partner of (or in a similar capacity to) an Operating Group Entity.

“International Dispute” has the meaning set forth in Section 10.5(a).

“International Partner” means each Individual Limited Partner who either (i) has or had his principal business address outside the United States at the time any International Dispute arises or arose; or (ii) has his principal residence or business address outside of the United States at the time any proceeding with respect to such International Dispute is commenced.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Investor” means any client, shareholder, limited partner, member or other beneficial owner of the Och-Ziff Group, other than holders of Class A Shares solely in their capacity as such shareholders thereof.

“IRS” means the U.S. Internal Revenue Service.

“Issue Date” means, with respect to any Unit, the date on which such Unit was first issued.

“Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidating Gains” means any net gain realized in connection with a Sale or an adjustment of Carrying Value of any Partnership asset pursuant to the second sentence of the definition of Carrying Value (in each case, determined by reference to Fair Market Value).

“Liquidator” has the meaning set forth in Section 9.3.

“LLC Act” has the meaning set forth in the recitals to this Agreement.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Group Entities.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning specified in the recitals to this Agreement.

“Minimum Retained Ownership Requirements” has the meaning set forth in Section 8.1(a).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the fair market value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

“Non-Participating Class P Common Units” means all Class P Common Units other than Participating Class P Common Units.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 8.6(a).

“Och-Ziff” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successor thereto.

“Och-Ziff Board” means the Board of Directors of Och-Ziff.

“Och-Ziff Group” means Och-Ziff and its Subsidiaries (including the Operating Group Entities), their respective Affiliates, and any investment funds and accounts managed by any of the foregoing.

“Och-Ziff Incentive Plan” means the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time), or any predecessor or successor plan.

“Och-Ziff LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff, dated November 13, 2007, as amended, modified, supplemented or restated from time to time.

“Operating Group A Unit” means, collectively, one Class A Common Unit in each of the Operating Group Entities.

“Operating Group A-1 Unit” means, collectively, one Class A-1 Common Unit in each of the Operating Group Entities.

“Operating Group D Unit” means, collectively, one Class D Common Unit in each of the Operating Group Entities.

“Operating Group E Unit” means, collectively, one Class E Common Unit in each of the Operating Group Entities.

“Operating Group Entity” means any Person that is directly Controlled by any of the Intermediate Holding Companies.

“Operating Group P Unit” means, collectively, one Class P Common Unit in each of the Operating Group Entities.

“Operating Group Unit” means, collectively, one Common Unit in each of the Operating Group Entities.

“Organizational Documents” means, with respect to any entity, the charter, articles, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, limited partnership agreement or other document that governs the business and affairs of such entity, as applicable.

“Original Common Units” means the Common Units held by the Limited Partners as of the Closing Date or, if an Original Partner was admitted after the Closing Date, the Common Units held by such Original Partner upon the date of his admission.

“Original Company” has the meaning set forth in the recitals to this Agreement.

“Original Partners” means, collectively, (i) each Individual Limited Partner that was a Limited Partner as of the Closing Date, (ii) each other Individual Limited Partner designated as an Original Partner in a Partner Agreement, and (iii) the Original Related Trusts; and each, individually, is an “Original Partner.”

“Original Related Trust” means any Related Trust of an Individual Original Partner that was a Limited Partner on the Closing Date.

“OZ CLO” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“OZ Fund” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Participating Class P Common Units” means all Class P Common Units with respect to which the applicable Class P Performance Condition has been satisfied during the Class P Performance Period with respect to such Class P Common Units and the applicable Class P Service Condition has been satisfied or waived.

“Partner” means any Person that is admitted as a general partner or limited partner of the Partnership pursuant to the provisions of this Agreement and named as a general partner or limited partner of the Partnership in the books of the Partnership and includes any Person admitted as an Additional Limited Partner pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a partner of the Partnership.

“Partner Agreement” means, with respect to one or more Partners, any separate written agreement entered into between such Partner(s) and the Partnership or one of its Affiliates regarding the rights and obligations of such Partner(s) with respect to the Partnership or such Affiliate, as amended, modified, supplemented or restated from time to time.

“Partner Management Committee” has the meaning set forth in Section 4.2(a).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partner Performance Committee” has the meaning set forth in Section 4.3(a).

“Partnership” has the meaning set forth in the Preamble to this Agreement.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 4.6(d).

“Percentage Interest” means, as of any date of determination, (a) as to each Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units), the percentage such Common Unit represents of all such outstanding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units), as such Percentage Interest per Common Unit is reduced to take into account the Percentage Interests attributable to other Units such that the sum of the Percentage Interests of all Common Units and other Units is 100%; (b) as to any Non-Participating Class P Common Units or Class A-1 Common Units, zero; (c) as to any PSIs, the aggregate PSI Percentage Interest with respect to such PSIs; and (d) as to any other Units, the percentage established for such Units by the General Partner as a part of such issuance, which percentage could be zero. References in this definition to a Partner’s Common Units, PSIs or other Units shall refer to all vested or unvested Common Units, PSIs or other Units of such Partner.

“Permitted Dividends” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted RSU Settlements” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted Transferee” means, with respect to each Limited Partner and his Permitted Transferees, (a) a Charitable Institution (as defined below) Controlled by such Partner, (b) a trust (whether inter vivos or testamentary) or other estate planning vehicle, all of the current beneficiaries and presumptive remaindermen (as defined below) of which are lineal descendents (as defined below) of such Partner and his spouse, (c) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such Partner, his spouse and his lineal descendents and (d) a legal or personal representative of such Partner in the event of his Disability. For purposes of this definition: (i) “lineal descendants” shall not include natural persons adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; and (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate.

“Person” means a natural person or a corporation, limited liability company, firm, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), governmental entity or other entity (or series thereof).

“PMC Approval” means the prior written approval of (a) Daniel S. Och or any successor as Chairman of the Partner Management Committee or (b) if there is no such Chairman, by majority vote of the Partner Management Committee; provided, however, that “PMC Approval” shall mean the prior written approval by majority vote of the Partner Management Committee in the case of Transfers (and waivers of the requirements thereof), vesting requirements, the Minimum Retained Ownership Requirements, and the determination described in the definition of “Reallocation Date,” each by or with respect to the Chairman of the Partner Management Committee.

“PMC Chairman” means (a) the Chairman of the Partner Management Committee or (b) if there is no such Chairman, the Partner Management Committee acting by majority vote in accordance with Section 4.2.

“Post-Recap Class A Units” means the Class A Common Units that were outstanding on the Recapitalization Date, immediately following the Merger.

“Potential Tag-Along Seller” means each Limited Partner not constituting a Tag-Along Seller.

“Presumed Tax Liability” means, with respect to the Capital Account of any Partner for any Quarterly Period, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the General Partner, would have been allocated to such Partner in respect of such Partner’s Units if allocations pursuant to the provisions of Article VI hereof were made in respect of such Quarterly Period and (y) the Presumed Tax Rate as of the end of such Quarterly Period.

“Presumed Tax Rate” means the effective combined federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of the income) and, if applicable, after giving effect to the greatest extent possible to the federal income tax deduction for such state and local income taxes and taking into account the effects of Sections 67 and 68 of the Code (or successor provisions thereto).

“Prior Distributions” means distributions made to the Partners pursuant to Section 7.1 or 7.3.

“Prior Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“PSI” has the meaning set forth in Section 3.1(i) with respect to the Partnership and the corresponding interests in each other Operating Group Entity with respect to such Operating Group Entity.

“PSI Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“PSI Cash Percentage” means the percentage of any PSI Distribution paid in the form of PSI Cash Distributions (other than Deferred Cash Interests).

“PSI Class D Unit Distribution” has the meaning set forth in Section 3.1(i)(iv)(B).

“PSI Distribution” has the meaning set forth in Section 3.1(i)(ii).

“PSI Limited Partner” has the meaning set forth in Section 3.1(i).

“PSI Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided in each case that the holders of Common Units are participating in the proceeds from such event in respect of their Common Units and the PMC Chairman in his sole discretion determines such event to be a PSI Liquidity Event.

“PSI Number” means the number of PSIs held by a PSI Limited Partner in each Operating Group Entity as of the first day of any Fiscal Year or, if later, the first day during such Fiscal Year on which the PSI Limited Partner held PSIs (as such number of PSIs are increased or reduced in accordance with the terms of this Agreement or any applicable Partner Agreement); in each case, subject to any equitable adjustments for stock splits and other capitalization changes.

“PSI Percentage Interest” means, with respect to any PSI as of any date of determination, (a) solely for purposes of allocations under Article VI (other than Section 6.1(d)(v)) and distributions under Article VII for any Fiscal Year, a percentage equal to the product of (i) the PSI Cash Percentage applicable to such PSI and (ii) the Percentage Interest attributable to one Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units) as of such date; and (b) for all other purposes, a percentage equal to the Percentage Interest attributable to one such Common Unit as of such date.

“Quarterly Period” means any of the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period; provided, however, that if there is a change in the periods applicable to payments of estimated federal income taxes by natural persons, then the Quarterly Period determinations hereunder shall change correspondingly such that the Partnership is required to make periodic Tax Distributions under Section 7.3 at the times and in the amounts sufficient to enable a Partner to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article VI (other than Section 6.2(d)), treating the Partner’s Presumed Tax Liability with respect to the relevant Quarterly Period (as such Quarterly Period is changed as provided above) as the amount of the Partner’s actual liability for the payment of estimated federal income taxes with respect to such Quarterly Period (as so changed).

“Reallocation Date” means, as to the Common Units (including all distributions received thereon after the relevant date of Withdrawal) to be reallocated to the Continuing Partners pursuant to Section 2.13(g), Section 8.3(a) or Section 8.7 or any Partner Agreement, the date determined with PMC Approval.

“Recapitalization” means the transactions effected on the Recapitalization Date, including the Merger, pursuant to the Letter Agreement and the agreements implementing the transactions contemplated therein.

“Recapitalization Date” has the meaning set forth in the Preamble to this Agreement.

“Recapitalization Units” means the Class A Common Units, Class A-1 Common Units and Class B Common Units outstanding immediately following the Recapitalization.

“Recapitalization Value” means the Fair Market Value of the Partnership on the Recapitalization Date.

“Reference Price” for a Class P Common Unit means the Average Share Price for the calendar month prior to the month in which the grant date of the Class P Common Unit occurred; provided that (i) for any Class P Common Units granted on March 1, 2017, the Reference Price shall be the Average Share Price for January 2017, and (ii) a Class P Limited Partner’s Partner Agreement may specify any other Reference Price for such Class P Common Unit.

“Registration Rights Agreement” means one or more Registration Rights Agreements providing for the registration of Class A Shares entered into among Och-Ziff and certain holders of Units, as amended, modified, supplemented or restated from time to time.

“Related Security” means any security convertible into, exercisable or exchangeable for or repayable with Class A Shares (or the cash value thereof) including, without limitation, any Class A Common Units, Class D Common Units, Class E Common Units, Participating Class P Common Units or other Class P Common Units deemed to be Participating Class P Common Units to the extent provided in Section 3.1(j), in each case that may be exchangeable for Class A Shares pursuant to the Exchange Agreement.

“Related Trust” means, in respect of any Individual Limited Partner, any other Limited Partner that is an estate, family limited liability company, family limited partnership of such Individual Limited Partner, a trust the grantor of which is such Individual Limited Partner, or any other estate planning vehicle or family member relating to such Individual Limited Partner.

“Related Trust Supplementary Agreement” means, in respect of any Original Related Trust, the Supplementary Agreement to which such Original Related Trust is a party.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Loss under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i) - (viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

“Restricted Period” means, with respect to any Partner, the period commencing on the later of the date of the Prior Partnership Agreement and the date of such Partner’s admission to the Partnership, and concluding on the last day of the 24-month period immediately following the date of Special Withdrawal or Withdrawal of such Partner.

“Retirement” of an Active Individual LP means a Withdrawal pursuant to clause (C) of Section 8.3(a)(i) (Resignation) after ten consecutive calendar years of service as an Active Individual LP or an employee of the Partnership or its Affiliates, provided that the Active Individual LP is over 55 years of age as of the effective date of such Withdrawal.

“Rules” has the meaning set forth in Section 10.5(a).

“Sale” means a sale of all or substantially all of the assets of the Partnership.

“Second Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of the Recapitalization Date, among the Operating Group Entities, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, modified or supplemented from time to time; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean Och-Ziff, the Operating Group Entities and their respective Subsidiaries for purposes of this Agreement.

“Special Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(b), and (b) in respect of any Related Trust, means the Special Withdrawal of such Related Trust in accordance with Section 8.3(b).

“Subsequent Related Trust” means, in respect of an Original Related Trust of an Individual Original Partner, the Related Trust of such Individual Original Partner to which the Interest of such Original Related Trust shall be Transferred in accordance with its Related Trust Supplementary Agreement.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person.

“Substitute Limited Partner” means each Person who acquires an Interest of any Limited Partner in connection with a Transfer by a Limited Partner whose admission as a Limited Partner is approved by the General Partner.

“Supplementary Agreement” means, with respect to one or more Limited Partners, any supplementary agreement entered into prior to the date of the Prior Partnership Agreement between the Partnership and such Limited Partners regarding their rights and obligations with respect to the Partnership, as the same may be amended, supplemented, modified or replaced from time to time.

“Tag-Along Offer” has the meaning set forth in Section 8.5(b).

“Tag-Along Purchaser” means, in respect of a Tag-Along Sale, the Person or group of Persons proposing to acquire the Class A Shares and/or Class A Common Units to be transferred in such Tag-Along Sale.

“Tag-Along Sale” means any transfer (other than a pledge, hypothecation, mortgage or encumbrance), in one or a series of related transactions, by any Limited Partner or group of Limited Partners to a single Person or group of Persons (other than Related Trusts or Permitted Transferees of such Limited Partners) pursuant to any transaction exempt from registration under the Securities Act and any similar applicable state securities laws of Class A Shares and/or Class A Common Units representing in the aggregate at least 5% of the Class A Shares (calculated as if all Class A Common Units held by each Limited Partner had been exchanged for Class A Shares) then held by all of the Limited Partners, but only in the event that (i) such Person or group of Persons to which such transfer is made is a strategic buyer, or (ii) the Limited Partners participating in such transfer include Daniel S. Och or any of his Related Trusts. For the avoidance of doubt, sales of Class A Shares pursuant to the provisions of Rule 144 shall not constitute a Tag-Along Sale or any part thereof.

“Tag-Along Securities” means, with respect to a Potential Tag-Along Seller, such number of Class A Shares and/or vested and unvested Class A Common Units, as applicable, equal to the product of (i) the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) to be acquired by the Tag-Along Purchaser in a Tag-Along Sale and (ii) a fraction, the numerator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by such Potential Tag-Along Seller and the denominator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by all Limited Partners. If any other Potential Tag-Along Sellers do not accept the Tag-Along Offer, the foregoing shall also include each accepting Potential Tag-Along Seller’s pro rata share of the non-accepting Potential Tag-Along Sellers’ Class A Shares and/or vested and unvested Class A Common Units, determined as set forth in the preceding sentence.

“Tag-Along Seller” has the meaning set forth in Section 8.5(b).

“Tax Distributions” has the meaning set forth in Section 7.3.

“Tax Matters Partner” means the Person designated as such in Section 4.6(c).

“Tax Receivable Agreement” means the Tax Receivable Agreement entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and each partner of any Operating Group Entity, as the same may be amended, supplemented, modified or replaced from time to time.

“Third Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Threshold Value” means, (i) with respect to Existing Class D Common Units, the Fair Market Value of the Partnership on February 28, 2017, (ii) with respect to Class A Common Units and Class E Common Units outstanding immediately following the Recapitalization, the Recapitalization Value, and (iii) with respect to any other Units, the Fair Market Value of the Partnership immediately prior to the Issue Date(s) of such Units.

“Total Shareholder Return” for a Class P Common Unit as of any date means (i) a fraction, the numerator of which is the sum of (A) the increase in the Average Share Price for the previous 30 trading days compared to the Reference Price as of the grant date of such Class P Common Unit and (B) the aggregate amount of distributions per Class A Share made by Och-Ziff during the same period, and the denominator of which is the Reference Price, or (ii) as otherwise set forth in a Partner Agreement; in each case, subject to any equitable adjustments for stock splits and other capitalization changes including, without limitation, the reverse stock split of the Class A Shares and Class B Shares of Och-Ziff that was effective as of January 3, 2019. The “Total Shareholder Return” for any Class P Common Unit shall not take into account more than $4.00 (subject to any equitable adjustments for stock splits and other capitalization changes) of aggregate distributions per Class A Share made by Och-Ziff during the period beginning on the Recapitalization Date until the end of the Distribution Holiday.

“Transfer” means, with respect to any Interest, any sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind, whether voluntary or involuntary, of such Interest. “Transferred” shall have a correlative meaning.

“Transfer Agent” means, with respect to any class of Units or the Class C Non-Equity Interests, such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Units or the Class C Non-Equity Interests; provided, however, that if no Transfer Agent is specifically designated for such class of Units or the Class C Non-Equity Interests, the Partnership shall act in such capacity.

“Transition Date” shall have the meaning ascribed to such term in the Governance Agreement.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as amended from time to time, or any federal income tax regulations promulgated after the date of this Agreement. A reference to a specific Treasury Regulation refers not only to such specific Treasury Regulation but also to any corresponding provision of any federal tax regulation enacted after the date of this Agreement, as such specific Treasury Regulation or corresponding provision is in effect and applicable on the date of application of the provisions of this Agreement containing such reference.

“Unit” means a fractional share of the Interests in the Partnership that entitles the holder thereof to such benefits as are specified in this Agreement or any Unit Designation and shall include the Common Units and PSIs but not the Class C Non-Equity Interests.

“Unit Designation” has the meaning set forth in Section 3.2(b).

“Voting Holiday Proxy” has the meaning set forth in Section 3.1(n)(iv)(A).

“Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(a), and (b) in respect of any Related Trust, means the Withdrawal of such Related Trust in accordance with Section 8.3(a). “Withdrawn” has the correlative meaning.

“Withdrawn General Partner” has the meaning set forth in Section 4.1(a).

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Organization. The Original Company was originally organized as a Delaware limited liability company under the LLC Act. The Original Company was converted to a Delaware limited partnership pursuant to the Act on June 25, 2007.

Section 2.2 Partnership Name. The name of the Partnership is “OZ Management LP.” The name of the Partnership may be changed from time to time by the General Partner.

Section 2.3 Registered Office, Registered Agent. The Partnership shall maintain a registered office in the State of Delaware at, and the name and address of the Partnership’s registered agent in the State of Delaware is, National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the General Partner.

Section 2.4 Certificates. Any Person authorized by the General Partner shall execute, deliver and file any amendment to or restatements of the Certificate of Limited Partnership and any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.5 Nature of Business; Permitted Powers. The purposes of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.6 Fiscal Year. Unless and until otherwise determined by the General Partner in its sole and absolute discretion, the fiscal year of the Partnership for federal income tax purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year (each, a “Fiscal Year”).

Section 2.7 Perpetual Existence. The Partnership shall have a perpetual existence unless dissolved in accordance with the provisions of Article IX of this Agreement.

Section 2.8 Limitation on Partner Liability. Except as otherwise expressly required by law, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner. No Partner shall have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership. For federal income tax purposes, the rules of Treasury Regulation Section 1.752-3 shall apply to determine a Partner’s share of any debt or obligation the terms of which provide that, in respect of the Partnership, the creditor has recourse only to the Partnership and its assets and not to any Partner.

Section 2.9 Indemnification.

(a) To the fullest extent permitted by applicable law, each Covered Person shall be indemnified and held harmless by the Partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, judgments, fines, amounts paid in settlement, losses, fees, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses and interest on any of the foregoing (collectively, “Damages”) sustained or incurred by such Covered Person by reason of any act performed or omitted by such Covered Person or by any other Covered Person in connection with the affairs of the Partnership or the General Partner unless such act or omission constitutes fraud, gross negligence or willful misconduct (the “Disabling Conduct”); provided, however, that any indemnity under this Section 2.9 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner or any Affiliate of any Limited Partner shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 2.9 shall include the right of a Covered Person to have paid on his behalf, or be reimbursed by the Partnership for, the reasonable expenses incurred by such Covered Person with respect to any Damages, in each case in advance of a final disposition of any action, suit or proceeding, including expenses incurred in collecting such amounts from the Partnership; provided, however, that such Covered Person shall have given a written undertaking to reimburse the Partnership in the event it is subsequently determined that he is not entitled to such indemnification.

(b) The right of any Covered Person to the indemnification provided herein (i) shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity, (ii) in the case of Covered Persons that are Partners, shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner, and (iii) shall extend to such Covered Person’s successors, assigns and legal representatives.

(c) The termination of any action, suit or proceeding relating to or involving a Covered Person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Covered Person committed an act or omission that constitutes Disabling Conduct.

(d) For purposes of this Agreement, no action or failure to act on the part of any Covered Person in connection with the management or conduct of the business and affairs of such Covered Person and other activities of such Covered Person which involve a conflict of interest with the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which such Covered Person realizes a profit or has an interest shall constitute, per se, Disabling Conduct.

Section 2.10 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Partnership or any Partner or any Affiliate of any Partner for any Damages incurred by reason of any act performed or omitted by such Covered Person unless such act or omission constitutes Disabling Conduct. In addition, no Covered Person shall be liable to the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any Affiliate thereof) for any action taken or omitted to be taken by any other Covered Person.

(b) A Covered Person shall be fully protected in relying upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person (other than such Covered Person) as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

(c) The right of any Partner that is a Covered Person to the exculpation provided in this Section 2.10 shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner.

(d) The General Partner may consult with legal counsel and accountants and any act or omission suffered or taken by the General Partner on behalf of the Partnership in reliance upon and in accordance with the advice of such counsel or accountants will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants were selected with reasonable care.

Section 2.11 Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person with any equity interest in the Partnership) or other Person bound by (or having rights pursuant to) the terms of this Agreement, a Covered Person acting pursuant to the terms, conditions and limitations of this Agreement shall not be liable to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person) for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or equity, are agreed by the Partners (and any other Person bound by or having rights pursuant to this Agreement) to modify to that extent such other duties and liabilities of the Covered Person to the extent permitted by law.

(b) Notwithstanding anything to the contrary in the Agreement or under applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action or omit to do any of the foregoing acting solely in its capacity as the General Partner, the General Partner shall, except where an express standard is set forth, be entitled to make such decision in its sole and absolute discretion (and the words “in its sole and absolute discretion” should be deemed inserted therefor in each case in association with the words “General Partner,” whether or not the words “sole and absolute discretion” are actually included in the specific provisions of this Agreement), and in so acting in its sole and absolute discretion the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any of the Partnership’s Affiliates, any Limited Partner or any other Person. To the fullest extent permitted by applicable law, if pursuant to this Agreement the General Partner, acting solely in its capacity as the General Partner, is permitted or required to make a decision in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 2.12 Confidentiality; Intellectual Property.

(a) Confidentiality. Each Partner acknowledges and agrees that the information contained in the books and records of the Partnership is confidential and, except in the course of such Partner performing such duties as are necessary for the Partnership and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, at all times such Partner shall keep and retain in the strictest confidence and shall not disclose to any Person any confidential matters of the Partnership or any Person included within the Och-Ziff Group and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of any Investors, confidential information concerning the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed by any Person included within the Och-Ziff Group, including marketing, investment, performance data, fund management, credit and financial information, and other business or personal affairs of the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within the Och-Ziff Group learned by the Partner heretofore or hereafter. This Section 2.12(a) shall not apply to (i) any information that has been made publicly available by the Partnership or any of its Affiliates or becomes public knowledge (except as a result of an act of any Partner in violation of this Agreement), (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns or (iii) the disclosure of information with the prior written consent of the General Partner. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Partnership and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure. In addition, nothing in this Agreement or any policies, rules and regulations of OZ Management LP, or any other agreement between a Limited Partner and any member of the Och-Ziff Group prohibits or restricts the Limited Partner from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Intellectual Property. (i) Each Partner acknowledges and agrees that the Intellectual Property shall be the sole and exclusive property of the Partnership and such Partner shall have no right, title, or interest in or to the Intellectual Property.

(ii) All copyrightable material included in the Intellectual Property shall be deemed a “work made for hire” under the applicable copyright law, to the maximum extent permitted under such applicable copyright law, and ownership of all rights therein shall vest in the Partnership. To the extent that a Partner may retain any interest in any Intellectual Property by operation of law or otherwise, such Partner hereby assigns and transfers to the Partnership his or her entire right, title and interest in and to all such Intellectual Property.

(iii) Each Partner hereby covenants and binds himself and his successors, assigns, and legal representatives to cooperate fully and promptly with the Partnership and its designee, successors, and assigns, at the Partnership’s reasonable expense, and to do all acts necessary or requested by the Partnership and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Partnership’s rights in the Intellectual Property. Each Partner further agrees, and binds himself and his successors, assigns, and legal representatives, to cooperate fully and assist the Partnership in every way possible in the application for, or prosecution of, all rights pertaining to the Intellectual Property.

(c) If a Partner commits a breach, or threatens to commit a breach, of any of the provisions of Section 2.12(a) or Section 2.12(b), the General Partner shall have the right and remedy to have the provisions of such Section specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Partnership, the other Partners, any Person included within the Och-Ziff Group, and the investments, accounts and funds managed by Persons included within the Och-Ziff Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 2.13 Non-Competition; Non-Solicitation; Non-Disparagement; Non-Interference; and Remedies.

(a) Each Individual Limited Partner acknowledges and agrees, in connection with such Individual Limited Partner’s participation in the Partnership on the terms described in the Prior Partnership Agreement and this amendment and restatement of the terms of the Prior Partnership Agreement or, in the case of an Individual Limited Partner admitted to the Partnership subsequent to the date of the Prior Partnership Agreement, on the terms described herein and in such Individual Limited Partner’s Partner Agreement, if any, that: (i) the alternative asset management business (including, without limitation, for purposes of this paragraph, any hedge or private equity fund management business) is intensely competitive, (ii) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed, and will continue to develop and have access to and knowledge of, Confidential Information (including, but not limited to, material non-public information of the Och-Ziff Group and its Investors), (iii) the direct or indirect use of any such information for the benefit of, or disclosure of any such information to, any existing or potential competitors of the Och-Ziff Group would place the Och-Ziff Group at a competitive disadvantage and would do damage to the Och-Ziff Group, (iv) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed relationships with Investors and counterparties through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (v) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, may continue to develop relationships with Investors and counterparties, through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (vi) such Partner engaging in any of the activities prohibited by this Section 2.13 would constitute improper appropriation and/or use of the Och-Ziff Group’s Confidential Information and/or Investor and counterparty relationships, (vii) such Partner’s association with the Och-Ziff Group has been critical, and such Partner’s association with the Och-Ziff Group is expected to continue to be critical, to the success of the Och-Ziff Group, (viii) the services to be rendered, and relationships developed, for the benefit of and on behalf of the Partnership in his capacity as a Partner, are of a special and unique character, (ix) the Och-Ziff Group conducts the alternative asset management business throughout the world, (x) the non-competition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of such Partner’s education, skills, abilities and financial resources, such Partner acknowledges and agrees that such Partner will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 2.13 would prevent such Partner from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) without the prior written consent of the General Partner, (A) engage or otherwise participate in any manner or fashion in any Competing Business, (B) render any services to any Competing Business, or (C) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding less than 2% of the issued and outstanding stock of public companies); or

(ii) in any manner solicit or induce any of the Och-Ziff Group’s current or prospective Investors to (A) terminate (or diminish in any material respect) his investments with the Och-Ziff Group for the purpose of associating or doing business with any Competing Business, or otherwise encourage such Investors to terminate (or diminish in any respect) his investments with the Och-Ziff Group for any other reason or (B) invest in or otherwise participate in or support any Competing Business.

(c) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) in any manner solicit or induce any of the Och-Ziff Group’s current, former or prospective financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any material respect) his relationship with the Och-Ziff Group for the purpose of associating with any Competing Business, or otherwise encourage such financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any respect) his relationship with the Och-Ziff Group for any other reason; or

(ii) in any manner interfere with the Och-Ziff Group’s business relationship with any Investors, financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties.

(d) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person, in any manner solicit any of the owners, members, partners, directors, officers or employees of any member of the Och-Ziff Group to terminate their relationship or employment with the applicable member of the Och-Ziff Group, or hire any such Person (i) who is employed at the time of such solicitation by any member of the Och-Ziff Group, (ii) who is or was once an owner, member, partner, director, officer or employee of any member of the Och-Ziff Group as of the date of Special Withdrawal or Withdrawal of such Partner, or (iii) whose employment or relationship with any such member of the Och-Ziff Group terminated within the 24-month period prior to the date of Special Withdrawal or Withdrawal of such Partner or thereafter. Additionally, the Partner may not solicit or encourage to cease to work with any member of the Och-Ziff Group any consultant, agent or adviser that the Partner knows or should know is under contract with any member of the Och-Ziff Group.

(e) During the Restricted Period and at all times thereafter, each Individual Limited Partner will not, directly or indirectly, make, or cause to be made, any written or oral statement, observation, or opinion disparaging the business or reputation of the Och-Ziff Group, or any owners, partners, members, directors, officers, or employees of any member of the Och-Ziff Group. Notwithstanding any other provision of this Agreement or any other agreement entered into between an Individual Limited Partner and any member of the Och-Ziff Group and, in the case of any Individual Limited Partner that is an attorney, subject to such Individual Limited Partner’s compliance with any applicable obligations under the New York Rules of Professional Conduct and any similar rules applicable to such Individual Limited Partner: (a) pursuant to 18 U.S.C. § 1833(b), each Limited Partner understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Och-Ziff Group that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Limited Partner’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (b) the Limited Partner understands that if he files a lawsuit for retaliation by the Och-Ziff Group for reporting a suspected violation of law, the Limited Partner may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order; (c) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; and (d) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group shall prohibit or restrict the Limited Partner from making any voluntary disclosure of information or documents pertaining to alleged violations of law to any governmental agency or legislative body, any self-regulatory organization, the legal departments of the Och-Ziff Group, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Och-Ziff Group.

(f) Each Individual Limited Partner acknowledges and agrees that an attempted or threatened breach by such Person of this Section 2.13 would cause irreparable injury to the Partnership and the other members of the Och-Ziff Group not compensable in money damages and the Partnership shall be entitled, in addition to the remedies set forth in Sections 2.13(g) and 2.13(i), to obtain a temporary, preliminary or permanent injunction prohibiting any breaches of this Section 2.13 without being required to prove damages or furnish any bond or other security.

(g) Each Individual Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, and that the amounts set forth in this Section 2.13(g) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from a breach of Section 2.13(b) or, if applicable, of any of the non-competition covenants provided in such Partner’s Partner Agreement. In the event an Individual Limited Partner breaches Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, then:

(i) on or after the date of such breach, all Class P Common Units of such Partner and its Related Trusts, if any, shall be forfeited and cancelled and any other unvested Common Units of such Partner and its Related Trusts, if any, shall cease to vest and thereafter shall be reallocated in accordance with this Section 2.13(g);

(ii) on or after the date of such breach, (x) any PSIs or Deferred Cash Interests of such Partner and its Related Trusts shall be forfeited and cancelled, and (y) and all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by such Partner and its Related Trusts on or after the date of such breach shall not thereafter be made;

(iii) on or after the date of such breach, no other allocations shall be made to the respective Capital Accounts of such Partner and its Related Trusts, if any, and no other distributions shall be made to such Partners;

(iv) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any of the Common Units of such Partner or its Related Trusts, if any, shall be permitted under any circumstances notwithstanding anything to the contrary in this Agreement;

(v) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by such Partner or its Related Trusts, if any, through an exchange pursuant to the Exchange Agreement;

(vi) as of the applicable Reallocation Date, except as provided in Section 2.13(g)(i), all of the unvested and vested Common Units of such Partner and its Related Trusts, if any, and all allocations and distributions on such Common Units that would otherwise have been received by such Partners on or after the date of such breach shall be reallocated from such Partners to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts.

(vii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately:

(A) pay to the Continuing Partners, in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by such Individual Limited Partner or Related Trust thereof during such 24-month period on Class A Shares acquired pursuant to the Exchange Agreement;

(B) transfer any Class A Shares that were acquired at any time pursuant to the Exchange Agreement and held by such Individual Limited Partner or Related Trust thereof on and after the date of such breach to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts; and

(C) pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred on or after the date of such breach; and (ii) all distributions received by such Individual Limited Partner or Related Trust thereof on or after the date of such breach on Class A Shares acquired pursuant to the Exchange Agreement;

(viii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately pay a lump-sum cash amount equal to the total after-tax amount received by them as PSI Cash Distributions (including cash distributions in respect of Deferred Cash Interests), in each case during the 24-month period prior to the date of such breach, with such lump-sum cash amount to be paid to the Continuing Partners in proportion to the total number of Original Common Units owned by such Continuing Partner and its Original Related Trusts; and

(ix) such Partner and its Related Trusts agrees that he shall receive no payments, if any, that he would have otherwise received under the Tax Receivable Agreement on or after the date of such breach, and shall have no further rights under the Tax Receivable Agreement, the Exchange Agreement or the Registration Rights Agreement after such date.

Any reallocated Common Units received by a Continuing Partner pursuant to this Section 2.13(g) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements, if any, in accordance with Section 8.4 as the transferring Limited Partner had been before his breach of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement. Any Continuing Partner receiving reallocated Class A Common Units pursuant to this Section 2.13(g) shall be permitted to exchange fifty percent (50%) of such number of Class A Common Units (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1 in the event that the Exchange Committee determines in its sole discretion that the reallocation is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Class A Exchange Agreement (including the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code).

(h) Notwithstanding anything in Section 2.13(g) to the contrary, the General Partner may elect in its sole and absolute discretion to waive the application of any portion, all or none of the provisions of Section 2.13(g) in the case of the breach by any Partner of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement.

(i) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of this Section 2.13, in the event a Partner breaches Section 2.13(c), (d) or (e), then at the election of the General Partner in its sole and absolute discretion the Partnership shall be entitled to seek any other available remedies including, but not limited to, an award of money damages.

Section 2.14 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership and/or its Subsidiaries regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership may enter into indemnity contracts with Covered Persons and such other Persons as the General Partner shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 2.14, and containing such other procedures regarding indemnification as are appropriate and consistent with this Agreement.

Section 2.15 Representations and Warranties. Each Partner hereby represents and warrants to the others and to the Partnership as follows:

(a) Such Partner has all requisite power to execute, deliver and perform this Agreement; the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Partner or any of such Partner’s properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Partner of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Partners) such Partner’s legal, valid and binding obligation.

(c) Each Limited Partner expressly agrees that the Partners may, subject to the restrictions set forth in Sections 2.12, 2.13, 2.16, 2.18 and 2.19 and, if applicable, any Partner Agreement, regarding Confidential Information, Intellectual Property, non-competition, non-solicitation, non-disparagement, non-interference, devotion of time, short selling and hedging transactions, and compliance with relevant policies and procedures, engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding investments for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the direct or indirect account of the Partnership. Neither the Partnership nor any Limited Partner shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(d) Such Partner understands that (i) the Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(e) Such Partner understands that the Partnership is not obligated to register the Interests for resale under any applicable federal or state securities laws and that the Partnership is not obligated to supply such Partner with information or assistance in complying with any exemption under any applicable federal or state securities laws.

Section 2.16 Devotion of Time. Each Individual Limited Partner agrees to devote substantially all of his business time, skill, energies and attention to his responsibilities to the Och-Ziff Group in a diligent manner at all times prior to his Special Withdrawal or Withdrawal.

Section 2.17 Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interests of the Partners shall constitute personal property.

Section 2.18 Short Selling and Hedging Transactions. While each Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, such Partner and its Affiliates shall not, without PMC Approval, directly or indirectly, (a) effect any short sale (as such term is defined in Regulation SHO under the Exchange Act) of Class A Shares or any short sale of any Related Security, or (b) enter into any swap or other transaction, other than a sale (which is not a short sale) of Class A Shares or any Related Security to the extent permitted by this Agreement, that transfers to another, in whole or in part, any of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security. The foregoing clause (b) is expressly agreed to preclude each Partner and its Affiliates, while such Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, from engaging in any hedging or other transaction (other than a sale, which is not a short sale, of Class A Shares or any Related Security to the extent permitted by this Agreement) which is designed to or which reasonably could be expected to lead to or result in a transfer of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security, or a disposition of Class A Shares or any Related Security, even if such transfer or disposition would be made by someone other than such Partner or Affiliate thereof or any Person contracting directly with such Partner or Affiliate. For purposes of this Section 2.18 only, “Related Securities” shall include Class A-1 Common Units, PSIs and Deferred Cash Interests.

Section 2.19 Compliance with Policies. Each Individual Limited Partner hereby agrees that he shall comply with all policies and procedures adopted by any member of the Och-Ziff Group or which Limited Partners are required to observe by law, or by any recognized stock exchange, or other regulatory body or authority.

ARTICLE III

INTERESTS AND ADMISSION OF PARTNERS

Section 3.1 Units and other Interests.

(a) General. As of the Recapitalization Date, the Partnership has interests designated as “Class A Cumulative Preferred Units,” “Class A Common Units,” “Class A-1 Common Units,” “Class B Common Units,” “Class C Non-Equity Interests,” “Class D Common Units,” “Class E Common Units,” “Class P Common Units” and “Profit Sharing Interests.” Any Partnership interest may be held by the General Partner or any Limited Partner. Except as expressly provided herein, Common Units of each class shall entitle the holders thereof to equal rights under this Agreement. The General Partner shall record in the books of the Partnership the names of all Partners, and the number and class or type of interests held by them. Units and Class C Non-Equity Interests are allocated Net Income and Net Loss pursuant to Article VI. Distributions are paid with respect to the Units and Class C Non-Equity Interests as described in this Article III and pursuant to Article VII.

(b) Certificated and Uncertificated Units. From time to time, the General Partner may establish other classes or series of Units pursuant to Section 3.2. Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by a certificate (a “Certificate of Ownership”) in such form as the General Partner may approve in writing in its sole and absolute discretion. The Certificate of Ownership may contain such legends as may be required by law or as may be appropriate to evidence, if approved by the General Partner pursuant to Section 8.1, the pledge of a Partner’s Units. Each Certificate of Ownership shall be signed by or on behalf of the General Partner by either manual or facsimile signature. The Certificates of Ownership of the Partnership shall be numbered and registered in the register or transfer books of the Partnership as they are issued. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership and Transfer of Units. If a Certificate of Ownership is defaced, lost or destroyed it may be replaced on such terms, if any, as to evidence and indemnity as the General Partner determines in its sole and absolute discretion. Notwithstanding the foregoing, Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and PSIs shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units shall be reflected through appropriate entries in the books and records of the Partnership.

(c) Record Holder. Except to the extent that the Partnership shall have received written notice of a Transfer of Units and such Transfer complies with the applicable requirements of Section 8.1, the Partnership shall be entitled to treat (i) in the case of Units evidenced by Certificates of Ownership, the Person in whose name any Certificates of Ownership stand on the books of the Partnership and (ii) in the case of Units not evidenced by Certificates of Ownership and Class C Non-Equity Interests, the Person listed in the books of the Partnership as the holder of such Units or Class C Non-Equity Interests, as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units or Class C Non-Equity Interests on the part of any other Person. The name and business address of each Partner shall be set forth in the books of the Partnership.

(d) Class A Common Units and Class A-1 Common Units.

(i) Class A-1 Common Units. In the Merger, each Class A Common Unit outstanding immediately prior to the Merger was converted into 0.65 Class A Common Units and 0.35 Class A-1 Common Units. There shall only be one series of Class A-1 Common Units and, except as otherwise set forth in this Agreement or an applicable Partner Agreement, each Class A-1 Common Unit shall have the same rights, powers and duties, which shall be as set forth in this Section 3.1(d) and elsewhere in this Agreement.

(ii) Capital Accounts Attributable to Class A and Class A-1 Common Units. Immediately following the Merger, each Limited Partner retained the portion of such Limited Partner’s Capital Account attributable to the Class A Common Units outstanding immediately prior to the Merger that were converted into Class A-1 Common Units in the Merger. Such Limited Partner’s Capital Account attributable to such Class A Common Units that were converted into Class A-1 Common Units in the Merger (and federal income tax basis and other tax attributes, including, without limitation, the debt allocations pursuant to Section 752 of the Code, to the extent permissible) shall not be affected by any future cancellation of such Class A-1 Common Units as provided in Section 3.1(d)(v); instead such portion of such Limited Partner’s Capital Account shall be allocated in its entirety to the portion of such Limited Partner’s Capital Account attributable to such Limited Partner’s Class A Common Units.

(iii) Consent Rights.

(A) Class A Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, the following actions shall not be taken without the prior written consent of (i) the holders of a majority of the then-outstanding Class A Common Units and (ii) until 100% of the then-outstanding Post-Recap Class A Units have become Eligible Common Units, the holders of a majority of the then-outstanding Post-Recap Class A Units:

(I)

Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class A Common Units or Class A-1 Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class D Common Units, the Class E Common Units or the Class P Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class A Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the date hereof (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(II)

The issuance of any additional Class A Common Units or Class A-1 Common Units (excluding Class A Common Units issued upon the conversion of any other Common Units in accordance with Sections 3.1(f) or 3.1(g)).

(III)

(x) the creation of any new class of Class A Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class A Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class A Common Units following the end of the Distribution Holiday. For the avoidance of doubt, any consent rights of the holders of Class A Common Units described in this Agreement will not limit the rights of the holders of the Class A Cumulative Preferred Units and Debt Securities (which as of the Recapitalization Date have separate consent rights with respect to issuances of Class A Parity Units).

(IV)

The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class A Common Units or Class A-1 Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(d)(iii) (other than Section 3.1(d)(iii)(B)).

In connection with any consents to be obtained from the holders of Class A Common Units under this Section 3.1(d)(iii)(A), no consent fee or other consideration shall be offered to such holders.

(B) Class A Consent Rights for Non-DSO Parties. From the Recapitalization Date until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Common Units (excluding any Class A Common Units held by any DSO Parties at the applicable time) (such holders, the “Non-DSO Class A Holders”), the Och-Ziff Group shall not amend (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) (i) this Agreement if the impact of such amendment on the Non-DSO Class A Holders (solely in their capacity as holders of Class A Common Units or Class A-1 Common Units) is disproportionately adverse, in any material respect, relative to the impact to the DSO Parties (solely in the DSO Parties’ capacity as holders of Class A Common Units or Class A-1 Common Units, as applicable) or (ii) this Section 3.1(d)(iii)(B).

(C) Amendments to Terms of Class A-1 Common Units. For all purposes of Section 10.2(a), holders of Class A-1 Common Units shall vote (i) together as a single class and (ii) separately from the other classes of Units.

(iv) Tag-Along Sales. Each Limited Partner that holds Class A Common Units or Class A-1 Common Units shall be a Potential Tag-Along Seller with respect to such Common Units in connection with any proposed Tag-Along Sale and any such Class A-1 Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Limited Partner with respect to any Class A Common Units or Class A-1 Common Units shall be subject to Section 3.1(h).

(v) Cancellation of Class A-1 Common Units. Upon (A) any Class E-1 Common Units or Additional Class E Common Units becoming Eligible Common Units or (B) any such Class E Common Units being cancelled (other than any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), in either case an equal number of Class A-1 Common Units shall be automatically cancelled, with each holder of Class A-1 Common Units bearing its pro rata share of such cancellation.

(vi) Participation through Additional Capital Contributions. Notwithstanding the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class A Limited Partners or the other Limited Partners to participate in (or the Class A Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class A Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class A Common Units of such Class A Limited Partner to achieve the applicable Book-Up Target.

(e) Conversion into Class E-2 Common Units. In the Merger, each Class D Common Unit outstanding immediately prior to the Merger was converted into (x) one Class D Common Unit on the same vesting schedule as prior to such conversion (each, a “Conversion Class D Common Unit”), and (y) one Class E-2 Common Unit (each, a “Conversion Class E-2 Common Unit”); provided that (i) on and immediately following the Conversion Class E-2 Notice Date, each Class D Limited Partner shall have outstanding either solely Conversion Class D Common Units or solely Conversion Class E-2 Common Units, as set forth below, and (ii) prior to the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units shall not have rights under this Agreement, including with respect to voting, approval, distributions or allocations.

(i) Conversion Class E-2 Notice Date. A Class D Limited Partner shall have the right, at such Limited Partner’s option, to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units. In order to exercise such election right, a Class D Limited Partner shall deliver to the General Partner, prior to March 8, 2019 (the “Conversion Class E-2 Notice Date” ), a completed and executed notice in the form attached to this Agreement as Exhibit D (an “Election Notice”), in the manner specified in Section 10.10 of this Agreement.

(ii) Delivery of Election Notice; Cancellation of Conversion Units. If a Class D Limited Partner delivers a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date electing to retain all of his Conversion Class E-2 Common Units, then all of his Conversion Class D Common Units shall be cancelled automatically and he shall retain all of his Conversion Class E-2 Common Units as of the close of business on such date. If a Class D Limited Partner either fails to deliver a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date, or delivers a properly completed and executed Election Notice before the close of business on such date electing to retain all of his Conversion Class D Common Units, then all of his Conversion Class E-2 Common Units shall be cancelled automatically and he shall retain all of his Conversion Class D Common Units as of the close of business on such date. In all cases, the Book-Up Target with respect to a Conversion Class E-2 Common Unit may not be satisfied sooner than 30 days following the issuance of such Unit.

(iii) Following the Conversion Class E-2 Notice Date. As of the opening of business on the first business day following the Conversion Class E-2 Notice Date, the books and records of the Partnership shall be updated to reflect the cancellation of each Class D Limited Partner’s Conversion Class D Common Units or Conversion Class E-2 Common Units, as applicable, in accordance with Section 3.1(e)(ii). Thereafter, any such retained Conversion Class E-2 Common Units shall have the same rights, powers and duties as the Class E-1 Common Units except as specified in the applicable Partner Agreement or in Section 3.1(g)(iv) or 3.1(n) or elsewhere in this Agreement.

(f) Class D Common Units. Class D Common Units may be conditionally issued in one or more series of such class. Class D Common Units of the first such series were designated as “Class D-1 Common Units,” with each subsequent series of Class D Common Units to be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class D Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class D Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class D Limited Partner, each series of Class D Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Exchanges; Conversion of Class D Common Units into Class A Common Units. No Class D Limited Partner shall be permitted to exchange any Class D Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class D Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class D Common Unit is to be exchanged, a Class D Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class D common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(ii) Tag-Along Sales. Each Class D Limited Partner shall be a Potential Tag-Along Seller with respect to its Class D Common Units in connection with any proposed Tag-Along Sale and such Class D Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class D Limited Partner with respect to any such Class D Common Units shall be subject to Section 3.1(h).

(iii) Participation through Additional Capital Contributions. Notwithstanding the provisions of Section 3.1(f)(i) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class D Limited Partners or the other Limited Partners to participate in (or the Class D Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class D Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class D Common Units of such Class D Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class D Common Unit will automatically convert into a Class A Common Unit and such Class D Limited Partner will then be permitted to participate in such sale or exchange.

(iv) Participation in Liquidity Events. If any Class D Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class D Limited Partner’s Class D Common Units and in which such Class D Limited Partner would have been entitled to participate in accordance with Section 3.1(f)(i), then, following the end of such two-year period, such Class D Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(f)(i) or Section 3.1(f)(iii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class D Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(v) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class D Common Units and the rights of the Class A Common Units similarly and (y) the Class D Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class D Common Units or otherwise adversely affects the rights of Class D Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(f)(v), the Class D Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A) or 3.1(d)(iii)(B).

(vi) Adjustments to Class D Common Units. The General Partner shall maintain a one-to-one correspondence between each Class D Common Unit and each Class A Common Unit into which each such Class D Common Unit may convert, and may make equitable adjustments to the Class D Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class D Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(g) Class E Common Units. Class E Common Units may be conditionally issued in one or more series of such class. Class E Common Units of the first such series granted after the Merger shall be designated as “Class E-1 Common Units,” and each subsequent series of Class E Common Units shall be designated with a consecutive number commencing with Class E-3 Common Units or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class E Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class E Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class E Limited Partner, each series of Class E Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Initial Class E Grant. On the Recapitalization Date, immediately following the Merger, 9,655,232 Class E-1 Common Units (such number, the “Initial Class E Grant”) shall be issued to existing Limited Partners. The retention of each grant shall be subject to the terms and conditions of an award agreement to be entered into between the applicable Limited Partner and the Operating Partnerships. The retention of any Class E-1 Common Units granted to each such Limited Partner is subject to such Limited Partner (A) delivering to the General Partner, prior to March 8, 2019, a completed and executed version of such award agreement, and (B) satisfying the conditions specified in such award agreement; and any grant as to which the conditions in the foregoing clauses (A) and (B) are not met shall be canceled as of March 11, 2019. All Class E-1 Common Units shall be subject to vesting in accordance with Exhibit E-1 hereto.

(ii) Additional Class E Common Units. After the Recapitalization Date, the General Partner may conditionally issue additional Class E Common Units (“Additional Class E Common Units”) in an aggregate number up to the excess of (A) the aggregate number of Class A-1 Common Units outstanding on the Recapitalization Date, over (B) the Initial Class E Grant (as reduced by any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), with any such Additional Class E Common Units to be issued on such terms determined by the Chief Executive Officer of Och-Ziff with the approval of the Compensation Committee, if applicable. The Additional Class E Common Units shall be granted to Active Individual LPs.

(iii) Class E Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, until the number of then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units) is less than 10% of the number of Class E Common Units outstanding on the Recapitalization Date immediately following the Merger (including any Conversion Class E Common Units that the holders thereof elect to retain pursuant to Section 3.1(e)), the following actions shall not be taken without the prior written consent of the holders of a majority of the then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units):

(A) Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class E Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class A Common Units, the Class D Common Units or the Class P Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class E Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the Recapitalization Date (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(B) (x) the creation of any new class of Class E Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class E Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class E Common Units following the end of the Distribution Holiday.

(C) The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class E Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(g).

In connection with any consents to be obtained from the holders of Class E Common Units under this Section 3.1(g)(iii), no consent fee or other consideration shall be offered to such holders.

(iv) Vesting of Conversion Class E-2 Common Units. If a Class D Limited Partner elects to retain any Conversion Class E-2 Common Units in accordance with Section 3.1(e), such Conversion Class E-2 Common Units shall be subject to vesting in accordance with Exhibit E-2 hereto.

(v) Exchanges; Conversion of Class E Common Units into Class A Common Units. No Class E Limited Partner shall be permitted to exchange any Class E Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class E Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class E Common Unit is to be exchanged, a Class E Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class E common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(vi) Tag-Along Sales. Each Class E Limited Partner shall be a Potential Tag-Along Seller with respect to its Class E Common Units in connection with any proposed Tag-Along Sale and such Class E Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class E Limited Partner with respect to any such Class E Common Units shall be subject to Section 3.1(h).

(vii) Participation through Additional Capital Contributions Notwithstanding the provisions of Section 3.1(g)(v) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class E Limited Partners or the other Limited Partners to participate in (or the Class E Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class E Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class E Common Units of such Class E Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class E Common Unit will automatically convert into a Class A Common Unit and such Class E Limited Partner will then be permitted to participate in such sale or exchange.

(viii) Participation in Liquidity Events. If any Class E Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class E Limited Partner’s Class E Common Units and in which such Class E Limited Partner would have been entitled to participate in accordance with Section 3.1(g)(v), then, following the end of such two-year period, such Class E Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(g)(v) or Section 3.1(g)(vii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class E Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(ix) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class E Common Units and the rights of the Class A Common Units similarly and (y) the Class E Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class E Common Units or otherwise adversely affects the rights of Class E Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(g)(ix), the Class E Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A), 3.1(d)(iii)(B) or 3.1(g)(iii).

(x) Adjustments to Class E Common Units. The General Partner shall maintain a one-to-one correspondence between each Class E Common Unit and each Class A Common Unit into which each such Class E Common Unit may convert, and may make equitable adjustments to the Class E Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class E Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(h) Participation by Class A Common Units, Class A-1 Common Units, Class D Common Units and Class E Common Units in a Liquidity Event. Notwithstanding anything in this Agreement to the contrary, in the event of a Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, (i) if any class of Common Units is permitted to participate in a sale of such Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event (such class of Common Units, the “Initial Permitted Common Units”), all other classes of Common Units shall be permitted to participate in a sale of those Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, in each case on the same terms and conditions as the Initial Permitted Common Units, and (ii) the consideration to which any Limited Partner holding Class A Common Units, Class A-1 Common Units, Class D Common Units or Class E Common Units shall be entitled with respect to any such Common Unit that is to be sold in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event shall be in proportion to such Limited Partner’s Economic Capital Account Balance attributable to such Common Unit (taking into account the Economic Capital Account Balances of the Common Units participating directly or indirectly in such event, including Class B Common Units). For the avoidance of doubt, to the extent the Common Units have achieved their Book-Up Target at the time of any such liquidity event, any such consideration paid in respect of such Common Units shall be in proportion to such Common Units’ Percentage Interests relative to the Percentage Interests of all the Common Units entitled to participate in such liquidity event.

(i) Profit Sharing Interests. Interests in the Partnership shall include a class of Units designated as “Profit Sharing Interests,” which may be conditionally issued in one or more series of such class (each, a “PSI”). The first series of such class shall be designated as “Series 1 PSIs,” with each subsequent series of PSIs to be designated with consecutive numbers indicating the order in which series have been issued, or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. The respective Interests in the PSIs conditionally held by each Individual Limited Partner (each, a “PSI Limited Partner”) shall be as recorded in the books of the Partnership as being owned by such Partner pursuant to this Section 3.1, with each Person receiving a conditional grant of PSIs being admitted as a Limited Partner upon such grant if such Person was not previously a Limited Partner. Except as otherwise set forth in this Agreement or any applicable Partner Agreement and subject to Section 3.1(i)(ix), each PSI shall have the rights, powers and duties set forth below and elsewhere in this Agreement:

(i) Grants, Reallocations and Cancellations of PSIs. At all times, each PSI Limited Partner will conditionally own an equal number of PSIs in the Partnership and each of the other Operating Group Entities. The PMC Chairman may in his discretion conditionally grant any number of PSIs at any time to any existing Individual Limited Partners or other Person who becomes an Individual Limited Partner in connection with such grant. At any time, the PMC Chairman in his sole discretion may determine to (A) conditionally reallocate PSIs held by any PSI Limited Partner to any other Limited Partners, whether or not they are PSI Limited Partners, or (B) cancel any PSIs held by any PSI Limited Partner. PSIs forfeited by any PSI Limited Partner in accordance with this Agreement or the terms of any Partner Agreement shall automatically be cancelled.

(ii) PSI Distributions. Unless otherwise specified in any applicable Partner Agreement, a PSI Limited Partner shall conditionally receive distributions with respect to such PSI Limited Partner’s PSIs from the Partnership and the other Operating Group Entities in respect of any Fiscal Year in an aggregate annual amount equal to the product of (i) such PSI Limited Partner’s PSI Number in respect of such Fiscal Year, and (ii) the aggregate distributions made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year (the aggregate amounts to be distributed to any PSI Limited Partner with respect to such PSI Limited Partner’s PSIs by the Partnership and the other Operating Group Entities in respect of any Fiscal Year, such PSI Limited Partner’s “PSI Distribution” in respect of such Fiscal Year). In order to be eligible to receive any portion of the PSI Distribution in respect of any Fiscal Year, the PSI Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of the applicable distribution date of such portion of such PSI Distribution.

(iii) Types of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner by the Partnership and the other Operating Group Entities with respect to the PSIs of such PSI Limited Partner shall be conditionally distributed at the times and in the amounts described in this Section 3.1(i) in a combination of (A) cash to be conditionally distributed to the Limited Partner by one or more of the Operating Group Entities, which may include a conditional grant of Deferred Cash Interests by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner, and (B) a conditional grant by the Operating Group Entities of Operating Group D Units.

(iv) Proportions of Cash and Units. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year shall be conditionally distributed at the times specified in Section 3.1(i)(v) such that, on an aggregate basis, it shall be conditionally made:

(A) 75% in the form of cash distributions, to be satisfied by distributions from one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion (the “PSI Cash Distribution”), of which a portion equal to 60% of the PSI Distribution shall be distributed in accordance with clauses (A) and (B) of Section 3.1(i)(v) and the remainder shall be distributed in the form of Deferred Cash Interests in accordance with clause (C) of Section 3.1(i)(v) (the “Deferred Cash Distribution”); and

(B) 25% in the form of a grant of Operating Group D Units by the Operating Group Entities in accordance with clause (D) of Section 3.1(i)(v) (the “PSI Class D Unit Distribution”).

(v) Timing of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Article VII and Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year may be conditionally made during the subsequent Fiscal Year, on January 15 and the 4Q Distribution Date, provided that the PSI Limited Partner has not been subject to a Withdrawal or a Special Withdrawal as of the applicable date, as follows:

(A) as of such January 15, a portion of the PSI Cash Distribution for such Fiscal Year shall be distributed in cash to such PSI Limited Partner in an amount equal to 50% of such PSI Cash Distribution (not including any Deferred Cash Distribution); provided that, for purposes of this Clause (A), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(B) as of such 4Q Distribution Date, the amount of the PSI Cash Distribution in respect of such Fiscal Year, less the amounts of such PSI Cash Distribution to be distributed in accordance with Clause (A) above or Clause (C) below, shall be distributed in cash to such PSI Limited Partner, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(C) as of such 4Q Distribution Date, the Deferred Cash Distribution in respect of such Fiscal Year shall be distributed to such PSI Limited Partner in the form of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner; and

(D) the PSI Class D Unit Distribution in respect of such Fiscal Year shall be satisfied by a grant of Operating Group D Units to be made by the Operating Group Entities as of the 4Q Distribution Date relating to such Fiscal Year, with the number of Operating Group D Units to be calculated in accordance with the applicable Partner Agreement.

(vi) Vesting; Transfer. PSIs shall not vest and may be reallocated or cancelled as provided in this Section 3.1(i) and any Partner Agreement. No PSI Limited Partner may Transfer any PSIs or Deferred Cash Interests under any circumstances, and any purported Transfer of PSIs or Deferred Cash Interests shall be null and void and of no force and effect.

(vii) PSI Liquidity Events. Notwithstanding the provisions of Section 3.1(i)(vi), in the PMC Chairman’s sole discretion, a PSI Limited Partner may participate in a PSI Liquidity Event with respect to such PSI Limited Partner’s PSIs on the same terms as Class A Common Units participate, provided that such PSI Limited Partner may only participate in such a PSI Liquidity Event to the extent that the PSIs held by such PSI Limited Partner have become economically equivalent to Class A Common Units, although PSIs shall not convert into Class A Common Units upon becoming economically equivalent to them. The General Partner in its sole discretion may permit any such PSI Limited Partner to make such Capital Contributions as would enable the relevant number of PSIs of such PSI Limited Partner to become economically equivalent to Class A Common Units, in which case such PSIs shall be permitted to participate in such PSI Liquidity Event.

(viii) Adjustments to PSIs. The General Partner may in its sole discretion make equitable adjustments to the PSIs to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors.

(ix) Terms of the PSIs and PSI Distributions. The PMC Chairman at any time may determine in his sole discretion to amend, supplement, modify or waive the terms of this Section 3.1(i) and any other provisions in this Agreement or any Partner Agreement relating to PSIs, PSI Distributions, PSI Class D Unit Distributions or PSI Cash Distributions, including Deferred Cash Interests, including, without limitation, with respect to the terms of previously granted PSIs or distributions thereon; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Partner.

(x) Terms of Deferred Cash Interests. Anything herein to the contrary notwithstanding, any Deferred Cash Interests shall be paid pursuant to the terms of the DCI Plan and the applicable Partner Agreements and award agreements relating to individual grants of Deferred Cash Interests which shall set forth the applicable vesting and payment terms and all such terms shall be subject to the requirements of Section 409A of the Code.

(j) Class P Common Units. Class P Common Units may be conditionally issued in one or more series of such class. Class P Common Units of the first such series shall be designated as “Class P-1 Common Units,” and each subsequent series of Class P Common Units shall be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class P Common Units shall be issued to Active Individual LPs (each, a “Class P Limited Partner”) as and when determined by the General Partner with the approval of the PMC Chairman, and shall be issued pursuant to a Partner Agreement substantially in the form of award agreement attached to this Agreement as Exhibit B or in such other form that is otherwise determined by the General Partner. Except as otherwise set forth in this Agreement or the applicable Partner Agreement of any Class P Limited Partner, each series of Class P Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Vesting; Forfeiture. Each Class P Common Unit of a Class P Limited Partner shall conditionally vest on the date that both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied; provided, that, upon the earlier of (x) such Class P Limited Partner ceasing to be an Active Individual LP and (y) the last day of the Class P Performance Period, each such Class P Limited Partner’s unvested Class P Common Units shall be forfeited and cancelled except as follows:

(A) upon such Class P Limited Partner’s Withdrawal for Cause at any time pursuant to clause (A) of Section 8.3(a)(i) (Cause), all of the vested and unvested Class P Common Units held by such Class P Limited Partner shall be forfeited and cancelled;

(B) if the Class P Service Condition is satisfied on or prior to the effective date of any Withdrawal of such Class P Limited Partner resulting from Retirement but prior to the Class P Performance Condition being satisfied, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units;

(C) if the Class P Service Condition is satisfied on or prior to the effective date of such Class P Limited Partner’s Special Withdrawal or Withdrawal (other than any Withdrawal pursuant to clause (A) of Section 8.3(a)(i) (Cause) or pursuant to clause (C) of Section 8.3(a)(i) (Resignation) as a result of Retirement), all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained until the first anniversary of the effective date of such Withdrawal or Special Withdrawal; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the earlier of (i) such first anniversary date or (ii) the last day of the Class P Performance Period shall be forfeited and cancelled; and provided, further, that any Class P Common Units that have satisfied the Class P Performance Condition on or prior to such date shall be retained as Participating Class P Common Units; and

(D) in the event of the death or Disability of such Class P Limited Partner, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained by such Class P Limited Partner and the Class P Service Condition (but not the Class P Performance Condition) shall be waived (if not already satisfied); provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units.

(ii) Exchange Rights. No Class P Limited Partner shall be permitted to exchange pursuant to the Exchange Agreement any Class P Common Unit issued on any grant date except to the extent that (A) both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied or waived, (B) the Class P Common Unit has achieved the Book-Up Target, and (C) the Distribution Holiday has ended, provided that, in the event that the Exchange Committee has established an Exchange Event during the Distribution Holiday in accordance with Section 8.1(b) then each Class P Limited Partner holding any Class P Common Units that have satisfied the conditions in the foregoing clauses (A) and (B) as of the date of such Exchange Event (any such Class P Common Units, “Eligible Class P Units”) shall be permitted to exchange any such Eligible Class P Units; provided that the number of Eligible Class P Units to be exchanged may not represent a greater percentage of the Class P Common Units then held by such Class P Limited Partner than the percentage of all then outstanding Class A Common Units, Class D Common Units and Class E Common Units that are Exchangeable Common Units in respect of such Exchange Event. In addition, notwithstanding anything to the contrary with respect to any Exchange Agreement governing any Class P Common Units, any exchange of Eligible Class P Units shall be subject to the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code and limitations arising pursuant to any applicable insider trading policy, treating such Eligible Class P Units as though they were Exchangeable Common Units for this purpose; provided, that if any Delayed Exchangeable Group Units (as defined in the Class A Exchange Agreement) (including any Eligible Class P Units that are treated as Delayed Exchangeable Group Units pursuant to this sentence, “Delayed Exchangeable Units”) are outstanding immediately prior to any Class P Common Unit becoming an Eligible Class P Unit or any other Common Unit becoming an Exchangeable Common Unit (all such Eligible Class P Units or Exchangeable Common Units, “Subsequently Exchangeable Units”), then any such Subsequently Exchangeable Units shall not be eligible for exchange until all such Delayed Exchangeable Units have been exchanged in accordance with the applicable Exchange Agreement.

(iii) Tag-Along Rights; Drag-Along Rights. Each Class P Limited Partner shall be a Potential Tag-Along Seller with respect to its Class P Common Units in connection with any proposed Tag-Along Sale and such Class P Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5, but only to the extent that (A) the Class P Service Condition applicable to such Class P Common Unit has been satisfied or waived in the General Partner’s discretion, (B) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the terms of the Tag-Along Offer, and (C) the Class P Common Unit has achieved the Book-Up Target. Certain Class P Common Units may be deemed to be Participating Class P Common Units upon the occurrence of a proposed Drag-Along Sale to the extent and as provided in Section 3.1(j)(iv). Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of a proposed Tag-Along Sale but are permitted to participate in such Tag-Along Sale in accordance with this Section 3.1(j)(iii) shall be deemed to be Participating Class P Common Units. Subject to the other terms of this Agreement, Class P Common Units that are Non-Participating Class P Common Units prior to the occurrence of a proposed Drag-Along Sale that is not subject to Section 3.1(j)(iv) shall be retained as Non-Participating Class P Common Units following the Drag-Along Sale; provided, that any Class P Common Units that are Non-Participating Class P Common Units following a Drag-Along Sale subject to Section 3.1(j)(iv) shall be forfeited and cancelled upon the date of such event as provided in Section 3.1(j)(iv).

(iv) Class P Liquidity Events. Upon the occurrence of a Class P Liquidity Event, each Class P Common Unit shall participate on a pro rata basis with other classes of Common Units regardless of whether the Class P Service Condition has been satisfied or waived, but only to the extent that (A) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the relevant Class P Liquidity Event, and (B) the Class P Common Unit has achieved the Book-Up Target. If the Total Shareholder Return upon the date of the applicable Class P Liquidity Event is greater than one Class P Performance Threshold and less than the next Class P Performance Threshold, a ratable portion of the Class P Common Units with the higher Class P Performance Threshold shall become entitled to participate pro rata in such Class P Liquidity Event. Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of such Class P Liquidity Event but are permitted to participate in such Class P Liquidity Event in accordance with this Section 3.1(j)(iv) shall be deemed to be Participating Class P Common Units. Any Non-Participating Class P Common Unit that is not deemed to satisfy the relevant Class P Performance Condition immediately prior to such Class P Liquidity Event shall be forfeited and cancelled upon the date of such event.

(v) Adjustments to Class P Common Units. The General Partner shall maintain a one-to-one correspondence between each Operating Group P Unit and each Class A Share into which each such Operating Group P Unit may be exchanged, and may make equitable adjustments to the Class P Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class P Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(vi) Amendments. The provisions of this Section 3.1(j) and other provisions of this Agreement relating to Class P Common Units may be amended, supplemented, modified or waived by the General Partner with the approval of the PMC Chairman; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Limited Partner, except (A) as provided in Section 10.2(a)(i); (B) that pursuant to Section 10.2(a)(ii), (x) the Class P Common Units shall be treated as Class A Common Units and shall vote together with Class A Common Units in respect of any amendment that adversely affects the rights of the Class P Common Units and the rights of the Class A Common Units similarly, and (y) the Class P Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class P Common Units; and (C) that pursuant to Section 10.2(a)(iii), the Class P Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder.

(k) Reallocations of Common Units. In the event of any reallocation of Common Units under this Agreement forfeited from and after the date hereof, notwithstanding anything to the contrary in any Partner Agreement entered into prior to the date hereof, the General Partner shall determine in its sole discretion the class and series of Common Units to which each such Common Unit shall belong upon its reallocation, and such class and series may differ from those of the reallocated Common Unit if doing so may mitigate any adverse tax consequences that might otherwise result from such reallocation.

(l) Voting Rights relating to Common Units, PSIs and Class C Non-Equity Interests. Holders of Common Units (other than Class B Common Units) shall have no voting, consent or approval rights with respect to any matter submitted to holders of Units for their consent or approval, except as set forth in Sections 3.1(d)(iii), 3.1(f)(v), 3.1(g)(iii), 3.1(g)(ix), 3.1(j)(vi) and 10.2. Holders of Class C Non-Equity Interests and PSI Limited Partners (other than as holders of Common Units) shall have no voting, consent or approval rights with respect to any matter.

(m) Automatic Conversion upon Exchanges. If, as a result of an exchange pursuant to the Exchange Agreement, Och-Ziff or any of its Subsidiaries (excluding any Operating Group Entity and any Subsidiary of an Operating Group Entity) acquires (in any manner) any Common Units, each such Common Unit will automatically convert into one Class B Common Unit, unless otherwise determined or cancelled.

(n) Class A Shares; Class B Shares.

(i) Reservation of Class A Shares. The Class E Limited Partners agree and acknowledge that, in addition to being subject to Section 3.1(g)(v), the exchange rights of holders of Class E Common Units issued on any grant date are conditional upon a sufficient number of Class A Shares being reserved under the Och-Ziff Incentive Plan to satisfy such exchange rights. If the Och-Ziff Incentive Plan does not have the capacity on the relevant grant date (or, in the case of any Conversion Class E-2 Common Units being retained by a Class E Limited Partner pursuant to Section 3.1(e), at the close of business on the Conversion Class E-2 Notice Date) to reserve a sufficient number of Class A Shares then such Class E Common Units shall not become exchangeable unless and until the shareholders of Och-Ziff subsequently approve an amendment to the Och-Ziff Incentive Plan to permit such reservations to be made.

(ii) Issuance of Class B Shares to Class E Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class E Limited Partner who is an Individual Limited Partner upon the vesting of any Operating Group E Unit held by such Class E Limited Partner or his Related Trusts (or, if such Operating Group E Unit has converted into an Operating Group A Unit prior to vesting, then upon the vesting of such Operating Group A Unit); provided that any such Class B Share shall be issued on the date on which shareholder approval to any such amendment to the Och-Ziff Incentive Plan is received, if later than the vesting date.

(iii) Issuance of Class B Shares to Class D Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class D Limited Partner who is an Individual Limited Partner in respect of each additional complete Operating Group A Unit conditionally owned by him and his Related Trusts as their Operating Group D Units convert into Operating Group A Units, with each such Class B Share to be issued to such Class D Limited Partner as of the date from which such Class D Limited Partner holds such additional complete Operating Group A Unit.

(iv) Class B Shareholders Agreement; Proxy.

(A) Each Individual Limited Partner agrees that, if he is issued Class B Shares at a time when he is not a party to the Class B Shareholders Agreement, then simultaneously with such issuance of Class B Shares, he shall execute either (A) if the Class B Shareholders Agreement has not been terminated as of the date of such issuance, a joinder providing for him to become a party to, and bound by, the Class B Shareholders Agreement, or (B) if the Class B Shareholders Agreement has been terminated as of the date of such issuance, a separate instrument pursuant to which he agrees to be bound by the terms of the proxy set forth in Section 2.3(b) of the Class B Shareholders Agreement, as amended pursuant to the Governance Agreement (the “Voting Holiday Proxy”).

(B) In the event that the Voting Holiday Proxy ceases to be effective prior to the end of the Voting Holiday (as defined in the Governance Agreement), each holder of Corresponding Class B Shares (as defined in the Governance Agreement) hereby irrevocably constitutes and appoints the Chief Executive Officer and the Chief Financial Officer of Och-Ziff as the sole and exclusive attorneys-in-fact and proxies of such Class B Shareholder, each of them with the power to act alone and with full power of substitution and resubstitution, on the same terms and to the same extent as if the Voting Holiday Proxy had remained in effect, with the proxy under this Section 3.1(n)(iv)(B) to then remain in effect until the end of the Voting Holiday.

(v) Transfer Restrictions; Automatic Transfer of Class B Shares. Unless otherwise determined by the General Partner, in the event that any Operating Group A Units or Operating Group E Units in respect of which Class B Shares have been issued are reallocated or Transferred directly or indirectly to any other Limited Partner, then the Class B Shares associated with such any Operating Group A Units or Operating Group E Units shall be automatically reallocated to the Operating Group Entities and then subsequently reallocated to such Limited Partner (or, if such Limited Partner is a Related Trust of an Individual Limited Partner, to such Individual Limited Partner); provided, however, that if any such Operating Group A Units are converted into unvested Operating Group E Units upon receipt by a Limited Partner, then the Partnership shall cause Och-Ziff to simultaneously cancel the Class B Shares associated with such Operating Group A Units pursuant to Och-Ziff’s Organizational Documents. Except as provided herein, each Limited Partner agrees that it may not, under any circumstances, Transfer any Class B Shares without the consent of the General Partner, and any purported Transfer of Class B Shares shall be null and void and of no force and effect.

(vi) Cancellation of Class B Shares.

(A) Upon the issuance of any Class B Shares to a Class E Limited Partner pursuant to Section 3.1(n)(ii) upon the vesting of any Operating Group E Units comprised of Class E-1 Common Units or Additional Class E Common Units (or the vesting of an Operating Group A Unit into which any such Operating Group E Unit has converted) held by such Class E Limited Partner or his Related Trusts, then the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares associated with the Operating Group A-1 Units, with each holder of Operating Group A-1 Units bearing its pro rata share of such cancellation. The Partnership shall provide each holder of Operating Group A-1 Units with prompt written notice of any such cancellation.

(B) If the Operating Group Units of any Individual Limited Partner or his Related Trusts are cancelled for any reason, then, to the extent that any Class B Shares have been issued and remain outstanding in respect of such Operating Group Units at the relevant time, the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares held by such Individual Limited Partner.

(C) In accordance with Och-Ziff’s Organizational Documents, any Class B Shares that are cancelled as described in this Section 3.1(n)(vi) or in Section 3.1(n)(v) shall be cancelled on the books and records of Och-Ziff and such Class B Shares shall have no further rights or privileges and shall no longer be deemed to be outstanding equity securities of Och-Ziff for any purpose from and after the date of their cancellation.

Section 3.2 Issuance of Additional Units and other Interests.

(a) Additional Units. The General Partner may from time to time in its sole and absolute discretion admit any Person as an additional Limited Partner of the Partnership (each such Person, if so admitted, an “Additional Limited Partner” and, collectively, the “Additional Limited Partners”). A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner in the books of the Partnership. Each Substitute Limited Partner shall be deemed an Additional Limited Partner whose admission as an Additional Limited Partner has been approved in writing by the General Partner for all purposes hereunder. Subject to the satisfaction of the foregoing requirements and Section 4.1(c), the General Partner is hereby expressly authorized to cause the Partnership to issue additional Units for such consideration and on such terms and conditions, and to such Persons, including the General Partner, any Limited Partner or any of their Affiliates, as shall be established by the General Partner in its sole and absolute discretion, in each case without the approval of any other Partner or any other Person. Without limiting the foregoing, but subject to Section 4.1(c), the General Partner is expressly authorized to cause the Partnership to issue Units (A) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (B) for less than fair market value or no consideration, so long as the General Partner concludes that such issuance is in the best interests of the Partnership and its Partners, and (C) in connection with the merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Partnership. The General Partner is hereby expressly authorized to take any action, including without limitation amending this Agreement without the approval of any other Partner, to reflect any issuance of additional Units. Subject to Section 4.1(c), additional Units may be Class A Common Units, Class B Common Units or other Units.

(b) Unit Designations. Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”).

(i) Class A Cumulative Preferred Units. The Class A Cumulative Preferred Units outstanding immediately prior to the Merger were exchanged for Class A Cumulative Preferred Units created pursuant to the Unit Designation attached as Exhibit C hereto (the “Class A Preferred Unit Designation”) and Debt Securities under the Senior Subordinated Loan Agreement pursuant to Section 2.3(d) of the Merger Agreement. The Partnership and each of the Partners acknowledge and agree to treat for federal income tax purposes (and applicable state and local income tax purposes), except to the extent otherwise required by applicable law, (i) such exchange for Debt Securities under the Senior Subordinated Loan Agreement as a promise to make future payments on the exchanged Class A Cumulative Preferred Units, (ii) any cash payments of interest made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as guaranteed payments within the meaning of Section 707(c) of the Code made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units, and (iii) any payments, other than interest payments, made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as a distribution made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units pursuant to Article VII.

(c) Unit Rights. Without limiting the generality of the foregoing, but subject to Section 4.1(c), in respect of additional Units the General Partner shall have authority to specify (i) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of each such class or series of Units; (ii) the right of holders of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Partnership distributions; (iii) the rights of holders of each such class or series of Units upon dissolution and liquidation of the Partnership; (iv) the voting rights, if any, of holders of each such class or series of Units; and (v) the conversion, redemption or exchange rights applicable to each such class or series of Units. The total number of Units that may be created and issued pursuant to this Section 3.2 is not limited.

(d) Class C Non-Equity Interests. Class C Non-Equity Interests may only be issued to a Limited Partner as consideration for the provision of services to the Partnership in the form of future allocations of Net Income to such Limited Partner. No Partner may, under any circumstances, Transfer any Class C Non-Equity Interests, and any purported Transfer of Class C Non-Equity Interests shall be null and void and of no force and effect. Holders of Class C Non-Equity Interests shall have no right to receive any allocations thereon, and allocations, if any, made thereon to such Limited Partner need not be made in proportion to the number of Common Units or other Units held by such Limited Partner. Holders of Class C Non-Equity Interests shall have only the limited rights expressly set forth in this Agreement. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership of Class C Non-Equity Interests.

(e) Additional Limited Partners. Subject to the other terms of this Agreement, the rights and obligations of an Additional Limited Partner to which Units are issued shall be set forth in such Additional Limited Partner’s Partner Agreement, the Unit Designation relating to the Units issued to such Additional Limited Partner or a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement (but shall not require the approval of any Limited Partner) and shall be incorporated herein by this reference. Such rights and obligations may include, without limitation, provisions describing the vesting of the Units issued to such Additional Limited Partner and the reallocation of such Units or other consequences of the Withdrawal of such Additional Limited Partner other than due to a breach of any of the covenants in Section 2.13(b) or, if applicable, any of those provided in such Additional Limited Partner’s Partner Agreement.

ARTICLE IV

VOTING AND MANAGEMENT

Section 4.1 General Partner: Power and Authority.

(a) Pursuant to the Prior Partnership Agreement, Och-Ziff GP LLC, a Delaware limited liability company (the “Withdrawn General Partner”), was removed as general partner of the Partnership and the Initial General Partner was admitted as general partner of the Partnership from the date of the Prior Partnership Agreement. The business and affairs of the Partnership shall be managed exclusively by the General Partner; provided, however, that the General Partner may delegate such power and authority to the Partner Management Committee (or its Chairman), the Partner Performance Committee (or its Chairman) or such other committee (or its chairman) as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or in a resolution duly adopted by the General Partner. Initially the General Partner has delegated certain power and authority to the Partner Management Committee and the Partner Performance Committee, as set forth elsewhere in this Agreement. Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner shall have the power and authority, on behalf of and in the name of the Partnership, to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership and to perform all acts which it may deem necessary or advisable in connection therewith, with such acts including, but not being limited to, the approval of a merger or consolidation involving the Partnership, or of the conversion, transfer, domestication or continuance of the Partnership, or of the compromise of any obligation of a Partner to make a contribution or return money or other property to the Partnership, to the fullest extent permitted by applicable law, by the General Partner without the consent or approval of any of the other Partners. Appraisal rights permitted under Section 17-212 of the Act shall not apply or be incorporated into this Agreement, and no Partner or assignee of an Interest shall have any of the dissenter or appraisal rights described therein. The Limited Partners, in their capacity as limited partners (and not as officers of the General Partner or members of any committee established by the General Partner), shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of or bind the Partnership in connection with any matter. The Partners agree that all determinations, decisions and actions made or taken by the General Partner, the Partner Management Committee (or its Chairman) or the Partner Performance Committee (or its Chairman) in accordance with this Agreement shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

(b) Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to remove the General Partner at any time, with or without cause. Upon the withdrawal or removal of the General Partner, Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to appoint a successor General Partner; provided, however, that any successor General Partner must be a direct or indirect wholly owned Subsidiary of Och-Ziff. Any Person appointed as a successor General Partner by the Limited Partners holding a majority of the outstanding Class B Common Units shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferring General Partner, and shall be liable for all obligations of the General Partner arising from and after such date, and shall be responsible for all duties of the General Partner, once such Person has executed such instruments as may be necessary to effectuate its admission and to confirm its agreement to be bound by all the terms and provisions of this Agreement in its capacity as the General Partner.

(c) In order to protect the economic and legal rights of the Original Partners set forth in this Agreement and the Exchange Agreement, unless the General Partner has received PMC Approval, (i) the General Partner shall not take any action, and shall not permit any Subsidiary of the Partnership to take any action, that is prohibited under Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time) and (ii) the General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time).

(d) The General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership on such terms and for such compensation as the General Partner may determine in its sole and absolute discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of the General Partner or of one or more of the Limited Partners. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of any Partner or any of their respective Affiliates.

Section 4.2 Partner Management Committee.

(a) Establishment. The General Partner has established a partner management committee (the “Partner Management Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Management Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Management Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Management Committee effective as of such date and continuing until at least the end of the Distribution Holiday and the achievement of the Book-Up Target for all Class A Common Units. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Management Committee in accordance with the foregoing sentence, the Partner Management Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Management Committee may change from time to time in accordance with Section 4.2(b). The Partner Management Committee shall have the powers and responsibilities described in Section 4.2(d).

(b) Membership. Subject to Section 4.2(a), the Partner Management Committee’s membership may change in accordance with this Section 4.2(b):

(i) Committee Members. Each member of the Partner Management Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee, or, other than with respect to the Chairman of the Partner Management Committee, removal by a majority vote of the other members of the Partner Management Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee or removal of any of the members of the Partner Management Committee, the remaining members of the Partner Management Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Management Committee, may appoint a new member of the Partner Management Committee at any time.

(ii) Chairman. The Chairman of the Partner Management Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Management Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Management Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Management Committee.

(c) Procedure. Meetings of the Partner Management Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Management Committee request). When the Partner Management Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner Management Committee shall have the ability to take action unilaterally as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Management Committee may participate in a meeting of the Partner Management Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Management Committee who is unable to attend a meeting of the Partner Management Committee may grant in writing to another member of the Partner Management Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Management Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Management Committee in a meeting held in accordance with this Section 4.2 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Management Committee who could together have approved such decision or action by their votes at a meeting. The Partner Management Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Management Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly in this Agreement (including, without limitation, in Sections 3.1, 4.1, 4.2, 7.1, 8.1, 8.3, 8.4 and 10.2), and to the reconstitution of the Class B

Shareholder Committee (by majority vote of the Partner Management Committee) pursuant to the Class B Shareholders Agreement; provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Management Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.3 Partner Performance Committee.

(a) Establishment. The General Partner has established a partner performance committee (the “Partner Performance Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Performance Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Performance Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Performance Committee. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Performance Committee in accordance with the foregoing sentence, the Partner Performance Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Performance Committee may change from time to time in accordance with Section 4.3(b). The Partner Performance Committee shall have the powers and responsibilities described in Section 4.3(d).

(b) Membership. Subject to Section 4.3(a), the Partner Performance Committee’s membership may change in accordance with this Section 4.3(b):

(i) Committee Members. Each member of the Partner Performance Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee, or, other than with respect to the Chairman of the Partner Performance Committee, removal by a majority vote of the other members of the Partner Performance Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee or removal of any of the members of the Partner Performance Committee, the remaining members of the Partner Performance Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Performance Committee, may appoint a new member of the Partner Performance Committee at any time.

(ii) Chairman. The Chairman of the Partner Performance Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Performance Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Performance Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Performance Committee.

(c) Procedure. Meetings of the Partner Performance Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Performance Committee request). When the Partner Performance Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner Performance Committee shall have the ability to take action as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Performance Committee may participate in a meeting of the Partner Performance Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Performance Committee who is unable to attend a meeting of the Partner Performance Committee may grant in writing to another member of the Partner Performance Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Performance Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Performance Committee in a meeting held in accordance with this Section 4.3 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Performance Committee who could together have approved such decision or action by their votes at a meeting. The Partner Performance Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Performance Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly elsewhere in this Agreement (including, without limitation, in Sections 4.1, 4.3 and 8.3); provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Performance Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.4 Books and Records; Accounting. The General Partner shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Partnership and shall keep at the principal office of the Partnership (or at such other place as the General Partner shall determine) true and complete books and records regarding the status of the business and financial condition and results of operations of the Partnership. The books and records of the Partnership shall be kept in accordance with the federal income tax accounting methods and rules determined by the General Partner, which methods and rules shall reflect all transactions of the Partnership and shall be appropriate and adequate for the business of the Partnership. No Limited Partner shall have the right to request any information from the Partnership except as provided in Section 4.6.

Section 4.5 Expenses. Except as otherwise provided in this Agreement, the Partnership shall be responsible for and shall pay out of funds of the Partnership determined by the General Partner to be available for such purpose, all expenses and obligations of the Partnership, including, without limitation, those incurred by the Partnership or the General Partner or their Affiliates, or the Partner Management Committee or the Partner Performance Committee in connection with the formation, conversion, operation or management of the Partnership and the business conducted by the Partnership, in organizing the Partnership and preparing, negotiating, executing, delivering, amending and modifying this Agreement.

Section 4.6 Partnership Tax and Information Returns.

(a) The Partnership shall use commercially reasonable efforts to timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes. The Tax Matters Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership holds a direct or indirect interest. Each Partner agrees to file all U.S. federal, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal, state and local income tax purposes.

(b) Except as otherwise provided herein, the General Partner, in its sole and absolute discretion, shall determine whether the Partnership should make any elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions.

(c) The General Partner shall designate one Partner as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner shall be the General Partner until the General Partner designates another Partner in writing. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(d) To the extent permissible under the New Partnership Audit Procedures, the Tax Matters Partner shall be the “Partnership Representative” of the Partnership (within the meaning of Section 6223 of the New Partnership Audit Procedures) (the “Partnership Representative”). If the Tax Matters Partner is not permitted to be the Partnership Representative under the New Partnership Audit Procedures, then the General Partner shall, in its discretion, appoint another Partner to serve as the Partnership Representative. The Partnership Representative is authorized to, in its sole discretion, make an election under the New Partnership Audit Procedures or otherwise take any legally permissible action so that, to the greatest extent possible, no Partner shall bear liability for taxes, interest, or penalties imposed on the Partnership under Section 6225 of the New Partnership Audit Procedures that such Partner would not have borne if the law in effect prior to the effective date of the New Partnership Audit Procedures continued to remain effective and Section 6225 were not effective. The Partnership Representative may, in its sole discretion, apportion any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Partnership pursuant to the New Partnership Audit Procedures among the Partners and may withhold any such amounts from distributions made to any such Partner. Notwithstanding any other provision of this Agreement, the General Partner and the Partnership Representative are authorized to take any action that may be required to assist or cause the Partnership or any of its Subsidiaries to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or otherwise pays over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code) or any amounts apportioned to a Partner with respect to the New Partnership Audit Procedures, the General Partner or the Partnership Representative may, in its sole and absolute discretion, treat the amount withheld as a distribution of cash pursuant to Section 7.1 or Article IX in the amount of such withholding from or with respect to such Partner or the amount paid over as an expense to be borne by the Partners generally. If distributions are insufficient to satisfy any amounts apportioned to any Partner with respect to the New Partnership Audit Procedures, such Partner shall indemnify and hold harmless the General Partner, the Partnership Representative and the Partnership for such amounts, which indemnity obligation shall survive the exchange or assignment of an Interest and the termination of this Agreement.

(e) Partnership Division. In a series of transactions that comprised an “assets over” partnership division described in Treasury Regulation Section 1.708-1(d), OZ Advisors II LP succeeded to certain assets of the Partnership, including goodwill and other intangible assets. In that partnership division, the Partnership was the “prior partnership”/“divided partnership” and OZ Advisors II LP was the “recipient partnership.” The Partnership will file its federal, state, and local tax returns consistent with that characterization. Terms in quotations in this Section 4.6(e) have the meanings given thereto in Treasury Regulation Sections 1.708-1(d)(3) and (d)(4).

ARTICLE V

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1 Capital Contributions.

(a) Limited Partners may make Capital Contributions at such times and in such amounts as shall be determined by the General Partner in its sole and absolute discretion; provided, however, that (i) no Original Related Trust or Subsequent Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) and (ii) no other Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) unless otherwise determined by the General Partner.

(b) In the event that the Partnership is required at any time to return any distribution it has received from any fund or investment vehicle or other entity, each Partner who received a portion of such distribution agrees that upon request it will promptly make a Capital Contribution in proportion to the distribution amount such Partner received to enable the Partnership to return such distribution.

Section 5.2 Capital Accounts.

(a) The General Partner shall maintain, for each Partner owning Units or Class C Non-Equity Interests, a separate Capital Account with respect to such Partner in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to any such Units or Class C Non-Equity Interests pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to any such Units and Class C Non-Equity Interests pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to any such Units and Class C Non-Equity Interests pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated with respect to any such Units pursuant to Section 6.1. Except as otherwise indicated in this Agreement, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, however, that:

(i) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iii) The Capital Account balance of each Partner and the Carrying Value of all Partnership property shall be revalued in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and the provisions of Section 6.1(c), to reflect the Partner’s allocable share (as determined under Article VI) of the items of Net Income or Net Loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) (determined in a manner consistent with Fair Market Value):

(A) immediately before the Recapitalization;

(B) in the event of (1) any Sale or liquidation of the Partnership in which the Partnership realizes Liquidating Gains, (2) any Drag-Along Sale, Tag-Along Sale or Change of Control in which such Common Unit will actually participate in accordance with Section 3.1(h) or any Exchange Event if, in any such case, the Partnership would have realized Liquidating Gains had a Sale occurred at such time and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (2) had a Sale occurred at such time, and (3) beginning no later than 45 days following the end of the Distribution Holiday, at the beginning of any business day if on such business day any of the Common Units, other than the Class A-1 Common Units or Class B Common Units, is yet to achieve the Book-Up Target and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (3) had a Sale occurred at such time; and

(C) if the General Partner, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners on (1) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (2) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner, (3) the date any interest in the Partnership is relinquished to the Partnership, or (4) any other time.

Notwithstanding the foregoing, for purposes of any Common Unit (other than any Class A-1 Common Units or Class B Common Units) satisfying its Book-Up Target at any time, any revaluation pursuant to this Section 5.2(b)(iii) may be made with respect to such Common Unit only following the end of the Distribution Holiday (or in the event of an earlier Sale or liquidation of the Partnership, an earlier Drag-Along Sale or Tag-Along Sale in which such Common Unit will actually participate in accordance with Section 3.1(h), or an earlier Exchange Event in which such Common Unit will actually be exchanged and, in case of such Exchange Event, such revaluation may be hypothetical rather than actual). Sections 6.1(c)(i)-(iv) shall be applied among the Class A Common Units, among the Class D Common Units and among the Class E Common Units on a unit-by-unit basis in the manner that would result in the greatest number of such Common Units achieving their Book-Up Target.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so Transferred, unless otherwise determined by the General Partner.

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, no Partner shall have the right to request, demand, or receive any distribution in respect of such Partner’s Capital Account from the Partnership (other than as expressly provided in Article VII or Article IX).

Section 5.3 Determinations by General Partner. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners, the General Partner may make such modification.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners:

(i) First, with respect to Partners that have Class C Non-Equity Interests, in amounts, if any, as determined by Class C Approval in respect of each such Partner for such taxable year; and

(ii) Second, in accordance with the respective Percentage Interests of the Partners; provided, however, that (A) beginning with the fourth quarter of 2018, Net Income for the Distribution Holiday period ending immediately prior to the Distribution Holiday Achievement Quarter and items thereof shall be allocated solely to the Partners holding Class B Common Units, (B) Net Income for the Distribution Holiday Achievement Quarter and items thereof shall be allocated to the Partners in accordance with the manner in which distributions with respect to the Distribution Holiday Achievement Quarter are made pursuant to Section 7.1(b)(v), and (C) to the extent Class B Common Units are allocated a disproportionate amount of Net Loss pursuant to Section 6.1(b), a corresponding additional amount of Net Income and items thereof shall be allocated to the Partners holding Class B Common Units to reverse the allocation of the disproportionate amount of Net Loss prior to the allocation of any Net Income and items thereof with respect to the Common Units.

(b) Net Loss. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided, however, that to the extent any allocation of Net Loss would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Partners in accordance with their respective positive Capital Account balances.

(c) Allocation of Liquidating Gains. Notwithstanding any other provision of this Agreement to the contrary (subject to the terms of any Unit Designation, and after giving effect to the special allocations set forth in Section 6.1(d)), Liquidating Gains shall first be allocated among the Partners in the following order of priority:

(i) First, to the Partners holding Class A Common Units, Class B Common Units and Class E Common Units, until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Common Units, is equal to each such Common Unit’s Book-Up Target (after taking into account contemporaneous allocations made pursuant to this Section 6.1(c)(i)). Any such allocations shall be made among such Partners holding Class A Common Units, Class B Common Units and Class E Common Units in proportion to the amounts required to be allocated to each such Partner under this Section 6.1(c)(i) in order to achieve the Book-Up Target with respect to all of such Common Units; provided that (A) allocations of Liquidating Gains pursuant to this Section 6.1(c)(i) shall be made to Class A Common Units and Class E Common Units only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value with respect to the applicable Class A Common Units or Class E Common Units and (B) for purposes of this Section 6.1(c)(i), the Capital Account attributable to a Partner’s Class A-1 Common Units shall be treated as attributable in its entirety to such Partner’s Class A Common Units and none shall be attributable to such Partner’s Class A-1 Common Units. For the avoidance of doubt, in no event shall the Economic Capital Account Balance attributable to any Class A Common Unit be reduced pursuant to this Section 6.1(c)(i) except to the extent a corresponding Class E Common Unit achieves its Book-Up Target. The allocations set forth in this Section 6.1(c)(i) shall be taken into account for determining the Capital Account of each Partner.

(ii) Second, to the Partners holding Class P Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class P Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class P Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(ii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(ii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class P Common Units. The allocations set forth in this Section 6.1(c)(ii) shall be taken into account for determining the Capital Account of each Partner.

(iii) Third, to the Partners holding Class D Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class D Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class D Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class D Common Units. The allocations set forth in this Section 6.1(c)(iii) shall be taken into account for determining the Capital Account of each Partner.

(iv) Fourth, unless determined otherwise by the General Partner in its sole and absolute discretion, to the Partners holding PSIs, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such PSIs, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable PSIs, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iv); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iv) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable PSIs. The allocations set forth in this Section 6.1(c)(iv) shall be taken into account for determining the Capital Account of each Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iii) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in

Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii). This Section 6.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such Treasury Regulation; provided that any Nonrecourse Liabilities of the Partnership outstanding as of the Recapitalization Date shall, nonetheless, be allocated among the Partners in accordance with the provisions of Treasury Regulation Section 1.752-3(a)(1) or (2).

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation. The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.1(d)(ix). Therefore, notwithstanding any other provision of this Article VI (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(x) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) The Partnership shall specially allocate an amount of gross income equal to the Expense Amount to the General Partner.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items attributable thereto shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Book-Tax Disparity of such property, and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner may cause the Partnership to eliminate Book-Tax Disparities using any method or methods described in Treasury Regulation Section 1.704-3 or that it determines is appropriate, in its sole and absolute discretion.

(c) For the proper administration of the Partnership, the General Partner, as it determines in its sole and absolute discretion is necessary or appropriate to execute the provisions of this Agreement and to comply with U.S. federal, state and local tax law, may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of holders of Units, (E) the provision of tax information and reports to the holders of Units, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software.

(d) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner in its sole and absolute discretion) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole and absolute discretion using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

(a) No Partner shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in his Capital Account, except as expressly provided in this Article VII or Article IX.

(b) Subject to the terms of any Unit Designation, distributions in respect of Units shall be made to the Partners in the following order:

(i) First, Tax Distributions shall be made pursuant to Section 7.3.

(ii) Second, an Expense Amount Distribution shall be made pursuant to Section 7.4.

(iii) Third, distributions, if any, shall be made to the relevant Limited Partners in respect of Class C Non-Equity Interests as and when determined by Class C Approval.

(iv) Fourth, distributions shall be made as and when determined by the General Partner, in its sole and absolute discretion, in respect of any amounts allocated to a Partner’s Capital Account pursuant to Section 5.3.

(v) Fifth, distributions shall be made to the relevant Limited Partners in respect of their Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such Common Units, provided that following the Recapitalization Date, any Distribution Holiday Distribution distributed pursuant to this Section 7.1(b)(v) shall be made solely in respect of Class B Common Units.

(vi) Sixth, distributions shall be made to the relevant Limited Partners in respect of PSIs as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such PSIs.

(vii) Notwithstanding the foregoing, (A) the General Partner may, with the consent of the affected Partner, delay distribution of any amounts otherwise distributable to any Partner under this Section 7.1, and (B) in the event of the Partnership selling or otherwise disposing of substantially all of its assets or a dissolution of the Partnership, all distributions shall be made in accordance with Section 9.4.

(c) In the General Partner’s sole discretion and subject to the terms of any Partner Agreement, amounts received (including amounts withheld in respect of taxes or other governmental charges from such amounts so received) (i) by any International Partner pursuant to a Partner Agreement with any Subsidiary of the Partnership relating to the performance of services to or for the benefit of such Subsidiary by such Partner during any period beginning on or after the date of such Partner’s admission to the Partnership or (ii) by any Limited Partner as a draw, for services or any comparable payment for an annual period pursuant to a Partner Agreement, in each case shall be treated as distributions made to such Partner with respect to such period (and, if required, future periods) for all purposes of this Agreement, and such amounts shall reduce amounts otherwise distributable to the Partner pursuant to this Agreement with respect to such period (or such future periods).

Section 7.2 Distributions in Kind. The General Partner may cause the Partnership to make distributions of assets in kind in its sole and absolute discretion. Whenever the distributions provided for in Section 7.1 shall be distributable in property other than cash, the value of such distribution shall be the fair market value of such property determined by the General Partner in good faith, and in the event of such a distribution there shall be allocated to the Partners in accordance with Article VI the amount of Net Income or Net Loss that would result if the distributed asset had been sold for an amount in cash equal to its fair market value at the time of the distribution. No Partner shall have the right to demand that the Partnership distribute any assets in kind to such Partner.

Section 7.3 Tax Distributions. Subject to §17-607 of the Act, and unless determined otherwise by the General Partner in its sole discretion, the Partnership shall make distributions to each Partner for each calendar quarter as follows (collectively, the “Tax Distributions”):

(a) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the First Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(b) On or before the 10th day following the end of the Second Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Second Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(c) On or before the 10th day following the end of the Third Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Third Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(d) On or before the 10th day following the end of the Fourth Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Fourth Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year; and

(e) Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Partnership. To the extent the General Partner determines in its sole and absolute discretion that the distributions made under the foregoing subsections (a) through (d) are insufficient to satisfy the Partners’ Presumed Tax Liability for the applicable calendar year, on or before the April 10th immediately following the applicable calendar year, an amount that the General Partner determines in its reasonable discretion will be sufficient to allow each Partner to satisfy his Presumed Tax Liability for the applicable calendar year, after taking into account all Prior Distributions made to the Partners with respect to the applicable calendar year, excluding any Tax Distribution with respect to a previous calendar year.

(f) Notwithstanding any other provision of this Agreement, other than Section 7.3(g), any Tax Distributions shall be made: (i) to all Limited Partners holding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) pro rata in accordance with the Percentage Interests associated with their Common Units; (ii) to all PSI Limited Partners pro rata in accordance with the Percentage Interests associated with their PSIs; and (iii) as if each distributee Partner was allocated an amount of income in each Quarterly Period in respect of such Partner’s class of Units equal to the product of (x) the highest amount of income allocated to any Partner with respect to the same class of Units, calculated on a per-Unit basis, taking into account any income allocations pursuant to Section 6.2 hereof and disregarding any adjustment required by Section 734 or Section 743 of the Code, multiplied by (y) the amount of Units held by such distributee Partner.

(g) Subject to the limitations set forth in this Section 7.3, the Partnership shall make distributions in respect of the tax liability of a Partner arising from the allocation of any items hereunder to Class C Non-Equity Interests applying principles similar to the principles for determining Tax Distributions and Presumed Tax Liability, and amounts so allocated, determined or distributed with respect to Class C Non-Equity Interests of a Partner shall not be taken into account in determining any Tax Distributions in respect of Units.

Section 7.4 Expense Amount Distributions. The Partnership shall distribute any Expense Amount to the General Partner at such times as the General Partner shall determine in its sole discretion (an “Expense Amount Distribution”).

Section 7.5 Borrowing. Subject to Section 17-607 of the Act, the Partnership may borrow funds in order to make the Tax Distributions or Expense Amount Distributions.

Section 7.6 Restrictions on Distributions. The foregoing provisions of this Article VII to the contrary notwithstanding, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Partnership; (b) to the extent that the General Partner, in its sole and absolute discretion, determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise; or (c) to the extent that the General Partner, in its sole and absolute discretion, determines that the cash available to the Partnership is insufficient to permit such distribution.

ARTICLE VIII

TRANSFER OR ASSIGNMENT OF INTEREST; CESSATION OF PARTNER STATUS

Section 8.1 Transfer and Assignment of Interest.

(a) Transfers of Interests. Notwithstanding anything to the contrary herein, Transfers of Common Units may only be made by Limited Partners (x) in accordance with the other provisions of this Article VIII (including, without limitation, the vesting provisions in Section 8.4, except as expressly set forth in this Section 8.1(a) in respect of Transfers by Original Related Trusts), and (y) subject to Section 2.13(g). During the Restricted Period, subject to Section 8.1(b), no Limited Partner shall be permitted to Transfer Common Units unless, immediately following such Transfer, the relevant Individual Limited Partner continues to hold a number of Common Units (other than Class P Common Units) no less than 10% of such Common Units of such Partner that have vested on or before the date of such Transfer, without regard to dispositions, or such greater percentage determined by the General Partner in its sole discretion (such requirements, the “Minimum Retained Ownership Requirements”). A Limited Partner may not Transfer all or any of such Partner’s Units without the prior written approval of the General Partner, which approval may be granted or withheld, with or without reason, in the General Partner’s sole and absolute discretion; provided, however, that, without the prior written approval of the General Partner, (i) an Original Related Trust may Transfer its Interest (including any unvested Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust (provided, however, that such Subsequent Related Trust remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Original Related Trust had been before its Withdrawal), (ii) the Related Trust of any Individual Limited Partner may, at any time, subject to Section 2.13(g), Transfer such Related Trust’s Common Units (including any unvested Units) to such Individual Limited Partner as authorized by the terms of the relevant trust agreement (provided, however, that such Individual Limited Partner remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Related Trust had been before the Transfer), and (iii) any Limited Partner may, at any time, subject to the Minimum Retained Ownership Requirements and Section 2.13(g), and provided further that the relevant Units have vested in accordance with Section 8.4 (other than in the case of any unvested Tag-Along Securities or unvested Drag-Along Securities) or become eligible to participate in a transaction in accordance with Section 3.1(h) or Section 3.1(j), (A) Transfer any of such Partner’s Units in accordance with the Exchange Agreement for Class P Common Units or Section 8.1(b), (B) Transfer any of such Partner’s Units to a Permitted Transferee of such Partner with PMC Approval, which PMC Approval may not be unreasonably withheld, (C) Transfer the Common Units (including all distributions thereon that would otherwise be received after the relevant date of Withdrawal) received by such Partner pursuant to Sections 2.13(g) and 8.3(a) to the extent permitted thereby, (D) Transfer by operation of law upon the death of an Individual Limited Partner or (E) Transfer any of such Partner’s Units to the extent permitted or required by Sections 3.1(h), 3.1(j), 8.5 or 8.6. In addition, subject to Section 2.13(g) and the Minimum Retained Ownership Requirements, with prior PMC Approval, each Limited Partner and such Limited Partner’s Permitted Transferees may Transfer Units that have vested in accordance with applicable securities laws. The foregoing restrictions on Transfer and the Minimum Retained Ownership Requirements may be waived at any time with PMC Approval. A Limited Partner shall cease to be a Partner if, following a Transfer, he no longer has any Interest in the Partnership. An Original Related Trust shall cease to be a Partner, without the prior written consent of the General Partner, following the Transfer of such Original Related Trust’s Interest in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust. PSIs and Deferred Cash Interests shall not be Transferred under any circumstances as provided in Section 3.1(i)(vi).

(b) Exchanges of Class A Common Units under the Exchange Agreement. Notwithstanding anything to the contrary herein, no Limited Partner shall be permitted to exchange any Class A Common Unit pursuant to the Exchange Agreement unless (i) such Class A Common Unit has vested and (ii) such Class A Common Unit satisfies the Book-Up Target at the time of any such exchange (any such Class A Common Units, to the extent they satisfy the conditions in the foregoing clauses (i) and (ii) at the time of such exchange, “Eligible Common Units”). Subject to the foregoing and Section 2.13(g), the Limited Partners shall be eligible to exchange their Eligible Common Units for Class A Shares and/or cash in accordance with and subject to the terms and conditions of the Exchange Agreement to the extent provided in this Section 8.1(b) and the Minimum Retained Ownership Requirements shall not apply to any such exchange or in connection with any Drag-Along Sale, Tag-Along Sale or Sale (any such Eligible Common Unit, on any date on which it is eligible to be exchanged in accordance with this Section 8.1(b), an “Exchangeable Common Unit”):

(i) Prior to the final day of the Distribution Holiday, the Exchange Committee, in consultation with the Och-Ziff Board, will have the authority to permit exchanges of Eligible Common Units; provided that any such exchange windows will be made available to all holders of Eligible Common Units on a pro rata basis (any such permitted exchange, an “Exchange Event”).

(ii) From the final day of the Distribution Holiday (the “Exchange Rights Effective Date”), if a Limited Partner holds any Common Units that are:

(A) Eligible Common Units as of the Exchange Rights Effective Date, then such Eligible Common Units will become eligible for exchange over a period of two years, with one-third of such Eligible Common Units becoming eligible to be exchanged on any Exchange Date following the Exchange Rights Effective Date, two-thirds of such Eligible Common Units (to the extent not already exchanged) being eligible to be exchanged on any Exchange Date following the first anniversary of the Exchange Rights Effective Date, and with any such Eligible Common Units not previously exchanged being eligible to be exchanged on any Exchange Date following the second anniversary of the Exchange Rights Effective Date; and

(B) Not Eligible Common Units as of the Exchange Rights Effective Date or are issued after the Exchange Rights Effective Date and that, in either case, become Eligible Common Units after the Exchange Rights Effective Date, then any such Eligible Common Unit will become eligible to be exchanged on any Exchange Date following the later of (i) the date upon which it became an Eligible Common Unit and (ii) the date on which it would have become eligible for exchange pursuant to paragraph (A) above if it had been an Eligible Common Unit as of the Exchange Rights Effective Date.

(c) Transfer and Exchange. When a request to register a Transfer of Units, together with the relevant Certificates of Ownership, if any, is presented to the Transfer Agent, the Transfer Agent shall register the Transfer or make the exchange on the register or transfer books of the Transfer Agent if the requirements set forth in this Section 8.1 for such transactions are met; provided, however, that any Certificates of Ownership presented or surrendered for registration of Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Transfer Agent duly executed by the holder thereof or his attorney duly authorized in writing. The Transfer Agent shall not be required to register a Transfer of any Units or exchange any Certificate of Ownership if such purported Transfer would cause the Partnership to violate the Securities Act, the Exchange Act, the Investment Company Act (including by causing any violation of the laws, rules, regulations, orders and other directives of any governmental authority) or otherwise violate this Section 8.1. In the event of any Transfer, the transferring Partner shall provide the address and facsimile number for each transferee as contemplated by Section 10.10 and shall cause each transferee to agree in writing to comply with the terms of this Agreement.

(d) Publicly Traded Partnership. No Transfer shall be permitted (and, if attempted, shall be void ab initio) if the General Partner determines in its sole and absolute discretion that such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

(e) Securities Laws. Each Partner and each assignee thereof hereby agrees that it will not effect any Transfer of all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any governmental authority.

(f) Expenses. In addition to the other requirements of this Section 8.1, unless waived by the General Partner with respect to Transfers for estate planning purposes or as otherwise determined by the General Partner in its sole discretion, no Transfer of any Interest in the Partnership shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

Section 8.2 Withdrawal by General Partner. The General Partner shall not cease to act as the General Partner of the Partnership without the prior written approval of the Limited Partners holding a majority of the outstanding Class B Common Units.

Section 8.3 Withdrawal and Special Withdrawal of Limited Partners.

(a) Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och in the case of the following clauses (A) and (B)) shall immediately cease to be actively involved with the Partnership and its Affiliates (such event, a “Withdrawal”): (A) for Cause (as determined by the General Partner in its sole and absolute discretion) upon notice to the Individual Limited Partner from the General Partner; (B) for any reason or no reason upon a determination by majority vote of the Partner Performance Committee (which, if the Partner Performance Committee has a Chairman, may only be made upon the recommendation of such Chairman) and notice of such determination to the Individual Limited Partner from the Partner Performance Committee; or (C) upon the Individual Limited Partner otherwise (except as a result of death, Disability or a Special Withdrawal) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates. In the event of the Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall be subject to a required Withdrawal.

(ii) In the event of the Withdrawal of an Individual Original Partner prior to the fifth anniversary of the Closing Date (other than where the Withdrawal is due to a breach of any of the covenants in Section 2.13(b), in which case the provisions of Section 2.13(g) shall apply), all of the Class A Common Units (including all distributions thereon that would otherwise be received after the date of Withdrawal) of such Individual Original Partner and its Related Trusts, if any, that have not yet vested in accordance with Section 8.4 shall cease to vest with respect to such Partners and upon the Reallocation Date shall be reallocated to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts. Any such reallocated Common Units received by a Continuing Partner pursuant to this Section 8.3(a) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements in accordance with Section 8.4 as the transferring Limited Partner had been before his Withdrawal; provided, however, that such Continuing Partner shall be permitted to exchange fifty percent (50%) of the number of Class A Common Units reallocated to it (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1, in the event that the Exchange Committee determines in its sole discretion that the reallocation of such Class A Common Units is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Exchange Agreement.

(b) Special Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och) may be required to no longer be actively involved with the Partnership and its Affiliates for any reason other than Cause, in the sole and absolute discretion of the General Partner (such event, a “Special Withdrawal”), which shall not constitute a Withdrawal. Upon the Special Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall also be subject to a Special Withdrawal.

(ii) In the event of the Special Withdrawal of any Limited Partner, such Limited Partner’s Common Units shall continue to vest in accordance with Section 8.4, except as otherwise set forth in Section 3.1(j) with respect to Class P Common Units or in any applicable Partner Agreement.

(c) Upon a Withdrawal or Special Withdrawal for any reason, an Individual Limited Partner shall:

(i) have no right to access or use the property of the Partnership or its Affiliates;

(ii) not be permitted to provide services to, or on behalf of, the Partnership or its Affiliates; and

(iii) shall promptly return to the Operating Group Entities all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks or on any other media), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, standalone computers, fax machines, printers, telephones, and other electronic devices in the Individual Limited Partner’s possession, custody, or control that are or were owned and/or leased by members of the Och-Ziff Group in connection with the conduct of the business of the Operating Group Entities and their Affiliates, and including in each case any and all information stored or included on or in the foregoing or otherwise in the Limited Partner’s possession or control that relates to Investors or OZ counterparties, Investor or OZ counterparty contact information, Investor or OZ counterparty lists or other Confidential Information.

(d) The provisions of Sections 8.3(a) and 8.3(b) may be amended, supplemented, modified or waived with PMC Approval.

(e) Except as expressly provided in this Agreement, no event affecting a Partner, including death, bankruptcy, insolvency or withdrawal from the Partnership, shall affect the Partnership.

(f) Following the Withdrawal of a Limited Partner, unless the General Partner in its sole discretion determines otherwise, from the applicable Reallocation Date such Limited Partner will be required to pay the same management fees and shall be subject to the same incentive allocation with respect to any remaining investments by such Limited Partner in any fund or account managed by the Och-Ziff Group as are applicable to other Investors that are not Affiliates of the Partnership in such funds or accounts.

(g) The continued ownership by any Individual Limited Partner and his Related Trusts of any Interests following the Individual Limited Partner’s Withdrawal or Special Withdrawal and their right to receive any distributions or allocations in respect of such Interests in respect of any periods following such Withdrawal or Special Withdrawal are conditioned upon the Limited Partner’s execution of a general release in a form acceptable to the General Partner that is substantially in the form attached to this Agreement as Exhibit A (the “General Release”) which becomes effective no later than fifty-three (53) days following any such Withdrawal or Special Withdrawal. If the General Release is not executed, or if the Individual Limited Partner timely revokes the Limited Partner’s execution thereof, the Partnership shall have no further obligations under this Agreement or any Partner Agreement to make any distributions or allocations to the Individual Limited Partner or any Related Trusts and their Interests in the Partnership, if any, shall be forfeited.

(h) Upon no less than 30 days’ prior written notice to the General Partner, any Limited Partner may elect to abandon and surrender to the Partnership all of such Limited Partner’s Common Units, Class C Non-Equity Interests and all other interests in the Partnership (including any Capital Account balance but, for the avoidance of doubt, excluding any indebtedness) for no consideration and all such interests shall be cancelled. Such election shall be effective from the last day of the calendar quarter in which the notice was provided, at which time the Limited Partner shall have withdrawn from the Partnership and shall cease to have any rights under this Agreement, including any rights to receive distributions, allocations of income or loss, and voting and approval rights. Notwithstanding the foregoing, any such Limited Partner shall continue to be bound by the provisions of this Agreement that would otherwise apply to a Limited Partner that has ceased to be an Active Individual LP and has ceased to own any Units or other interests in the Partnership.

Section 8.4 Vesting.

(a) New grants of Units shall vest on the terms set forth in this Agreement (including the Exhibits hereto) or as otherwise described in a Partner Agreement or a Unit Designation.

(b) Subject to Sections 2.13(g) and 8.3(a), all Original Common Units held by a Partner shall vest in equal installments on each anniversary date of the Closing Date for five years, beginning on the first anniversary date of the Closing Date; provided, however, that upon a Withdrawal (but not a Special Withdrawal), all unvested Units shall cease to vest and shall be reallocated pursuant to Section 8.3(a); and provided, however, that this Section 8.4(b) shall not prevent the Transfer of the unvested Interest of any Original Related Trust (including unvested Class A Common Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust or the Transfer of unvested Class A

Common Units of an Individual Limited Partner’s Related Trust to such Individual Limited Partner as authorized by the terms of the relevant trust agreement. In the event of the death or Disability of an Individual Limited Partner or in the event of a Transfer of any of such Individual Limited Partner’s Class A Common Units, such Class A Common Units shall continue to vest on the same schedule as set forth above. The provisions of this Section 8.4 may be amended, supplemented, modified or waived with PMC Approval.

(c) All Class B Common Units will be fully vested on issuance.

(d) All Class C Non-Equity Interests held by an Individual Limited Partner and all PSIs held by an Individual Limited Partner or its Related Trusts shall be cancelled upon the death, Disability, Withdrawal or Special Withdrawal of such Individual Limited Partner. Class P Common Units shall vest or be subject to forfeiture as provided in Section 3.1(j), except as otherwise set forth in the applicable Partner Agreement of any Class P Limited Partner.

(e) Except as otherwise set forth in this Section 8.4, Units issued to Additional Limited Partners shall be subject to vesting, if at all, as described in Section 3.2(e).

Section 8.5 Tag-Along Rights.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the consummation of a proposed Tag-Along Sale, the Potential Tag-Along Sellers shall be afforded the opportunity to participate in such Tag-Along Sale on a pro rata basis, as provided in Section 8.5(b) below.

(b) Prior to the consummation of a Tag-Along Sale, the Limited Partners participating in such Tag-Along Sale (the “Tag-Along Sellers”) shall cause the Tag-Along Purchaser to offer in writing (such offer, a “Tag-Along Offer”) to purchase each Potential Tag-Along Seller’s Tag-Along Securities. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by some or all of such Potential Tag-Along Sellers within five Business Days after its receipt then the number of Class A Shares and/or Class A Common Units to be sold to the Tag-Along Purchaser by the Tag-Along Sellers shall be reduced by the number of Class A Shares and/or Class A Common Units to be purchased by the Tag-Along Purchaser from such accepting Potential Tag-Along Sellers. Subject to Section 3.1(h), the purchase from the accepting Potential Tag-Along Sellers shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Tag-Along Purchaser shall have offered to the Tag-Along Sellers, and the accepting Potential Tag-Along Sellers shall otherwise be required to transfer the Class A Shares and/or Class A Common Units to the Tag-Along Purchaser upon the same terms, conditions, and provisions as the Tag-Along Sellers, including making the same representations, warranties, covenants, indemnities and agreements that the Tag-Along Sellers agree to make.

Section 8.6 Drag-Along Rights.

(a) Prior to the consummation of a proposed Drag-Along Sale, the Drag-Along Sellers may, at their option, require each other Limited Partner to sell its Drag-Along Securities to the Drag-Along Purchaser by giving written notice (the “Notice”) to such other Limited Partners not later than ten Business Days prior to the consummation of the Drag-Along Sale (the “Drag-Along Right”); provided, however, that if the Drag-Along Right is exercised by the Drag-Along Sellers, all Limited Partners shall sell their Drag-Along Securities to the Drag-Along Purchaser: (i) subject to Section 3.1(h), for the same amount of consideration per Company Security, and (ii) otherwise on the same terms and conditions as are applicable to the Drag-Along Sellers, including the class of security and the date of sale. The Notice shall contain written notice of the exercise of the Drag-Along Right pursuant to this Section 8.6, setting forth the consideration to be paid by the Drag-Along Purchaser and the other material terms and conditions of the Drag-Along Sale.

(b) Within five Business Days following the date of the Notice, the Drag-Along Sellers shall have delivered to them by the other Limited Partners their Drag-Along Securities together with a limited power-of-attorney authorizing such Drag-Along Sellers to sell such other Limited Partner’s Drag-Along Securities pursuant to the terms of the Drag-Along Sale and such other transfer instruments and other documents as are reasonably requested by the Drag-Along Sellers in order to effect such sale.

Section 8.7 Reallocation of Common Units pursuant to Partner Agreements.

(a) In the event of any reallocation of Common Units to the Continuing Partners in respect of any Common Units granted pursuant to a Partner Agreement (including as a result of a Withdrawal, provided that in the case of any reallocation due to a breach of any of the covenants in Section 2.13(b) (as modified by any Partner Agreement), the provisions of Section 2.13(g) shall apply unless specified otherwise in any Partner Agreement), all of the Common Units (including all distributions thereon that would otherwise be received after the event causing such reallocation) to be reallocated thereunder shall be reallocated upon the relevant Reallocation Date to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts, unless specified otherwise in any Partner Agreement. Any such reallocated Common Units received by a Continuing Partner shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements as the transferring Limited Partner had been prior to the date of the event causing such reallocation.

(b) The provisions of this Section 8.7 may be amended, supplemented, modified or waived with PMC Approval.

ARTICLE IX

DISSOLUTION

Section 9.1 Duration and Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act; and

(b) the determination of the General Partner to dissolve the Partnership.

Except as provided in this Agreement, the death, Disability, resignation, expulsion, bankruptcy or dissolution of any Partner or the occurrence of any other event which terminates the continued participation of any Partner in the Partnership shall not cause the Partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the General Partner, the holders of a majority of the outstanding Class B Common Units may, pursuant to prior written consent to such effect, replace the General Partner with another Person, who shall, after executing a written instrument confirming such Person’s agreement to be bound by all the terms and provisions of this Agreement, (i) become a successor General Partner for all purposes hereunder, (ii) be vested with the powers and rights of the replaced General Partner, and (iii) be liable for all obligations and responsible for all duties of the replaced General Partner from the date of such replacement.

Section 9.2 Notice of Liquidation. The General Partner shall give each of the Partners prompt written notice of any liquidation, dissolution or winding up of the Partnership.

Section 9.3 Liquidator. Upon dissolution of the Partnership, the General Partner may select one or more Persons to act as a liquidating trustee for the Partnership (such Person, or the General Partner, the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the General Partner (or, in the case of the removal of the Liquidator by holders of units, by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation)). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 9.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 9.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree; provided, that if any Partner is to receive a distribution in kind of any asset, all Partners shall be offered the opportunity to participate on a pro rata basis and on the same terms and conditions. If any property is distributed in kind, the Partner receiving the property shall be deemed to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. Notwithstanding anything to the contrary contained in this Agreement, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) Subject to the terms of any Unit Designation, all property and all cash in excess of that required to discharge liabilities as provided in Section 9.4(b) shall be distributed to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 9.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined by the General Partner) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 9.5 Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE X

MISCELLANEOUS

Section 10.1 Incorporation of Agreements. The Exchange Agreement and the Tax Receivable Agreement shall each be treated as part of this Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 10.2 Amendment to the Agreement.

(a) Except as may be otherwise required by law, and in addition to any applicable requirements under Sections 3.1(d)(iii) and 3.1(g)(iii), this Agreement may be amended by the General Partner without the consent or approval of any Partners, provided, however, that, except as expressly provided herein (including, without limitation, Sections 3.2 and 10.2(b)), (i) if an amendment adversely affects the rights (not including any rights relating to the Class C Non-Equity Interests) of an Individual Limited Partner or any Related Trust thereof other than on a pro rata basis with other holders of Units of the same class, such Individual Limited Partner must provide his prior written consent to the amendment, (ii) no amendment may adversely affect the rights (not including any rights relating to the Class C Non-Equity Interests) of the holders of a class of Units (or any group of such holders) without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the outstanding Units of such class (or of such group) then owned by all Limited Partners, (iii) the provisions of this Section 10.2(a) may not be amended without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the Class A Common Units then owned by all Limited Partners, and (iv) the provisions of Sections 3.1(i), 8.3(a), 8.3(b), 8.4 and 8.7 may only be amended with PMC Approval. For the purposes of this Section 10.2(a), any Units owned by a Related Trust of an Individual Limited Partner shall be treated as being owned by such Individual Limited Partner. Subject to the foregoing and Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner may enter into Partner Agreements with any Limited Partner that affect the terms hereof and the terms of such Partner Agreement shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

(b) Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), it is acknowledged and agreed that none of the admission of any Additional Limited Partner, the adoption of any Unit Designation, the issuance of any Units or Class C Non-Equity Interests, or the delegation of any power or authority to any committee (or its chairman) shall be considered an amendment of this Agreement that requires the approval of any Limited Partner.

(c) Notwithstanding any other provision in this Agreement, other than Sections 3.1(d)(iii) and 3.1(g)(iii), no Limited Partner other than an Active Individual LP shall have any voting or consent rights under this Agreement for any reason. Any Active Individual LP may vote or consent on behalf of its Related Trust. The Interests of any Limited Partner without direct or indirect voting or consent rights shall be disregarded for purposes of calculating any thresholds under this Agreement.

Section 10.3 Successors, Counterparts. This Agreement and any amendment hereto in accordance with Section 10.2 shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Partners, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.4 Applicable Law; Submission to Jurisdiction; Severability.

(a) This Agreement and the rights and obligations of the Partners shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than in respect of Section 2.13 which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

(c) Each International Partner irrevocably consents and agrees that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm, may be brought in the state and federal courts of the State of New York and, by execution and delivery of this Agreement, each International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts for such purpose and to the non-exclusive jurisdiction of such courts for entry and enforcement of any award issued hereunder.

(d) Each Partner that is not an International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of New York for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof.

(e) Each Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service in the manner set forth in Section 10.10, provided that each International Partner hereby irrevocably designates CT Corporation System, 111 Eighth Avenue, Broadway, New York, New York 10011, as his designee, appointee and agent to receive, for and on behalf of himself, service of process in the jurisdictions set forth above in any such action or proceeding and such service shall, to the extent permitted by applicable law, be deemed complete ten (10) days after delivery thereof to such agent, and provided further that, although it is understood that a copy of such process served on such agent will be promptly forwarded by mail to the relevant International Partner, the failure of such International Partner to receive such copy shall not, to the extent permitted by applicable law, affect in any way the service of such process.

Section 10.5 Arbitration.

(a) Any dispute, controversy or claim between the Partnership and one or more International Partners arising out of or relating to this Agreement or the breach, termination or validity thereof or concerning the provisions of this Agreement, including whether or not such a dispute, controversy or claim is arbitrable (“International Dispute”) shall be resolved by final and binding arbitration conducted in English by three arbitrators in New York, New York, in accordance with the JAMS International Arbitration Rules then in effect (the applicable rules being referred to herein as the “Rules”) except as modified in this Section 10.5.

(b) The party requesting arbitration must notify the other party of the demand for arbitration in writing within the applicable statute of limitations and in accordance with the Rules. The written notification must include a description of the claim in sufficient detail to advise the other party of the nature of the claim and the facts on which the claim is based.

(c) The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within 14 days of the designation of the second of the two arbitrators. If practicable, each arbitrator shall have relevant financial services experience. If any arbitrator is not timely appointed, at the request of any party to the arbitration such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by JAMS shall be, if practicable, a retired federal judge, without regard to industry-related experience.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such other provisional remedies as may be available, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that such court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) There shall be documentary discovery consistent with the Rules and the expedited nature of arbitration. All disputes involving discovery shall be resolved promptly by the chair of the arbitral tribunal.

(f) No witness or party to a claim that is subject to arbitration shall be required to waive any privilege recognized by applicable law.

(g) It is the intent of the parties that, barring extraordinary circumstances as determined by the arbitrators, the arbitration hearing pursuant to this Agreement shall be commenced as expeditiously as possible, if practicable within nine months after the written demand for arbitration pursuant to this Section 10.5 is served on the respondent, that the hearing shall proceed on consecutive Business Days until completed, and if delayed due to extraordinary circumstances, shall recommence as promptly as practicable. The parties to the International Dispute may, upon mutual agreement, provide for different time limits, or the arbitrators may extend any time limit contained herein for good cause shown. The arbitrators shall issue their final award (which shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based) as soon as practicably, if possible within a time period not to exceed 30 days after the close of the arbitration hearing.

(h) Each party to an arbitration hereby waives any rights or claims to recovery of damages in the nature of punitive, exemplary or multiple damages, or to any form of damages in excess of compensatory damages and the arbitral tribunal shall be divested of any power to award any such damages.

(i) Any award or decision issued by the arbitrators pursuant to this Agreement shall be final, and binding on the parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

(j) Any arbitration conducted pursuant hereto shall be confidential. No party or any of its agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other in the arbitration proceedings or about the existence, contents or results of the proceedings except (i) as may be required by a governmental authority or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by clause (i) in the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect their interests.

Section 10.6 Filings. Following the execution and delivery of this Agreement, the General Partner or its designee shall promptly prepare any documents required to be filed and recorded under the Act or the LLC Act, and the General Partner or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act or the LLC Act, as the case may be, and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Partnership may hereafter establish a place of business. The General Partner or such designee shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 10.7 Power of Attorney. Each Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (a) any amendment to the Certificate of Limited Partnership required because of an amendment to this Agreement or in order to effectuate any change in the partners of the Partnership, (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the

Partnership or to dissolve the Partnership or for any other purpose consistent with this Agreement and the transactions contemplated hereby. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, Disability, dissolution, termination or bankruptcy of the Partner granting the same or the Transfer of all or any portion of such Partner’s Interest and (ii) extend to such Partner’s successors, assigns and legal representatives.

Section 10.8 Headings and Interpretation. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof. Wherever from the context it appears appropriate, (i) each pronoun stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter, and (ii) references to “including” shall mean “including without limitation.”

Section 10.9 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other Person designated by such party) at its address, facsimile number or e-mail address set forth in a schedule filed with the records of the Partnership or such other address, facsimile number or e-mail address as such party may hereafter specify to the General Partner. Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the number specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received, (b) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if given by e-mail, when transmitted to the e-mail address specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received or (d) if given by any other means, when delivered at the address specified pursuant to this Section 10.10.

Section 10.11 Waiver of Right to Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

Section 10.12 Partnership Counsel. Each Limited Partner hereby acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP and any other law firm retained by the General Partner in connection with the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

Section 10.13 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to Sections 2.9 and 2.10, all prohibitions in Sections 2.12, 2.13 and 2.18 and the provisions of this Section 10 shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers).

Section 10.14 Ownership and Use of Name. The name “OZ” is the property of the Partnership and/or its Affiliates and no Partner, other than the General Partner (subject to the second sentence of this Section 10.14 and the terms of the Governance Agreement), may use (a) the names “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any name that includes “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any variation thereof, or any other name of the General Partner or the Partnership or their respective Affiliates, (b) any other name to which the name of the Partnership, the General Partner, or any of their Affiliates is changed, or (c) any name confusingly similar to a name referenced or described in clause (a) or (b) above, including, without limitation, in connection with or in the name of new business ventures, except pursuant to a written license with the Partnership and/or its Affiliates that has been approved by the General Partner. The General Partner may use and permit others to use the names and marks “Och”, “Ziff” and “Och-Ziff” in connection with the business of the Partnership until and including December 31, 2019, following which the General Partner shall cease using such names and marks as names, trademarks or service marks; provided, however, that the foregoing shall not prevent (i) the Och-Ziff Group from continuing to use such names and marks as expressly required by applicable law, regulation or order, and (ii) the Och-Ziff Group from referring to its former name and mark (for example, “formerly known as the Och-Ziff Group”).

Section 10.15 Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

Section 10.16 Entire Agreement. This Agreement, together with any Partner Agreements and, to the extent applicable, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Governance Agreement and the Class B Shareholders Agreement, constitutes the entire agreement among the Partners with respect to the subject matter hereof and, as amended and restated herein, supersedes any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Limited Liability Company Agreement of the Original Company, the Initial Partnership Agreement, the Prior Partnership Agreement and all Supplementary Agreements. If any provision contained in this Agreement is in conflict with, or inconsistent with, Article II, Article III, Article IV or Article V of the Governance Agreement (such Articles, the “Governance Articles”), the Governance Articles shall govern and control.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

Agreed and acknowledged for purposes of Sections 3.1(d)(iii), 3.1(g)(iii) and 3.1(n) only:

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

a Delaware limited liability company

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	CFO and Executive Managing Director

Exhibit A: Form of General Release

I,                     , in consideration of and subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of OZ Management LP to which this General Release is attached (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”) and any Partner Agreement, and intending to be legally bound, do hereby release and forever discharge the Och-Ziff Group, from any and all legally waivable actions, causes of action, covenants, contracts, claims, sums of money or liabilities, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of any act or omission occurring on or before the date that I sign this General Release, including, but not limited to, with respect to my service to, or affiliation with, the Partnership and its Affiliates, and my Withdrawal or Special Withdrawal from the Partnership. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs or damages, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Partnership and its Affiliates or other associations with the Och-Ziff Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Partnership or any of its Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Limited Partnership Agreement and any Partner Agreement, having any bearing whatsoever on the terms and conditions of my service to the Partnership and its Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Limited Partnership Agreement, any Partner Agreement, or this General Release, including, without limitation, any rights to indemnification or director and officer liability insurance coverage.

I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), if any, which have arisen on or before the date of execution of this General Release (the “Effective Date”). I also expressly acknowledge and agree that:

a.	In return for this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into this General Release;

b.	I am hereby advised in writing by this General Release of my opportunity to consult with an attorney before signing this General Release;

c.	I have [twenty-one (21)] days to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and

d.

I have [seven (7)] days following the date that this General Release is executed (the “Revocation Period”) in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Group, as set forth in Section 10.01 of the Limited Partnership Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA.

I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chosen not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Limited Partnership Agreement and any Partner Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Limited Partnership Agreement, any Partner Agreement and this General Release.

I acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Group in connection with the Limited Partnership Agreement and this General Release, or any dispute between myself and any member of the Och-Ziff Group in connection therewith, is acting as counsel to the Och-Ziff Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

I have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Effective Date.

I have executed this General Release this          day of                     , 20        .

Name:

[NAME OF TRUST]

[By:_____________________________
Name: Trustee

By: _____________________________
Name: Trustee]

Exhibit B: Form of Class P Common Unit Award Agreement

CLASS P COMMON UNIT AWARD AGREEMENT

Date: _________________

To: ___________________

Dear _________________:

We are pleased to confirm that you have been awarded a conditional grant of Class P Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class P Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class P Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class P Unit Grants:

(1) OZM Class P Unit Grant: __________ Class P-__ Common Units in OZM.

(2) OZA Class P Unit Grant: __________ Class P-__ Common Units in OZA.

(3) OZAII Class P Unit Grant: __________ Class P-__ Common Units in OZAII.

Grant Date: ____________________.

The Class P Common Units constituting each of your Class P Unit Grants are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein.

You agree that your retention of the Class P Common Units constituting your Class P Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class P Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class P Common Units subject to the terms and conditions of the LPAs.

This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

Please sign this Award Agreement in the space provided below to confirm your Class P Unit Grants and return a copy at your earliest convenience.

Acknowledged and agreed as of the date set forth above:

Name:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC,
its General Partner

By:
Name:
Title:

Exhibit C: Unit Designation of the Class A Cumulative Preferred Units

Exhibit D: Form of Conversion Election Notice

CONVERSION ELECTION NOTICE

To:	Och-Ziff Holding Corporation

Och-Ziff Holding LLC

9 West 57th Street

New York, NY 10019

Attention: __________

The undersigned holder of Class D Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) hereby irrevocably makes the election specified below in accordance with Section 3.1(e) of the limited partnership agreement of each of the Partnerships (as amended or supplemented from time to time, the “LPAs”) dated as of February 7, 2019 (the “Recapitalization Date”). All capitalized terms used in this Conversion Election Notice (this “Election Notice”) and not otherwise defined herein shall have the respective meanings ascribed thereto in the LPAs.

The undersigned hereby acknowledges, represents, warrants and agrees that: (i) on the Recapitalization Date, each Class D Common Unit of the undersigned (the “Pre-Merger Class D Common Units”) was converted into one Conversion Class D Common Unit and one Conversion Class E-2 Common Unit (the “Conversion Units”); (ii) the undersigned has the right to elect to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units but that, following the Conversion Class E-2 Notice Date, the undersigned shall solely retain either the Conversion Class D Common Units or solely retain the Conversion Class E-2 Common Units and the Conversion Units that the undersigned does not elect to retain will be automatically cancelled as of the close of business on the Conversion Class E-2 Notice Date as provided in Section 3.1(e) of each of the LPAs; (iii) the undersigned has, and at the date of election will have, the full right, power and authority to elect which class of Conversion Units to retain as provided herein; and (iv) the undersigned has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such election.

The Conversion Units that will be retained by the undersigned as of the Conversion Class E-2 Notice Date pursuant to this Election Notice are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein, and the undersigned hereby agrees and acknowledges that the retention of such Conversion Units is subject to, and conditional on, compliance with the conditions specified in the LPAs. If the undersigned retains the Conversion Class D Common Units, they remain subject to the same vesting schedule as the Pre-Merger Class D Common Units. For a description of the vesting terms applicable to the Conversion Class E-2 Common Units, see Exhibit E-2 of the respective LPA.

In addition, the undersigned hereby agrees and acknowledges that retention of the applicable class of Conversion Units is subject to, and conditional on, the undersigned’s execution and delivery to OZM of a Consent to Recapitalization, substantially in the form attached hereto as Annex A (the “Consent to Recapitalization”) (and, if applicable, the delivery of a substantially similar Consent to Recapitalization with respect to any of the undersigned’s Related Trusts (as defined in the Consent to Recapitalization) and, if the undersigned is a Related Trust, the applicable Individual Limited Partner).

The undersigned hereby elects to retain:

All Conversion Class D Common Units; or
All Conversion Class E-2 Common Units.

Name of Holder:

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Annex A

Consent to Recapitalization

Exhibit E-1

VESTING TERMS OF THE CLASS E-1 COMMON UNITS

The Class E-1 Common Units conditionally granted to a Limited Partner on the Recapitalization Date shall vest on the following schedule:

1.	Normal Vesting. Except as provided in Paragraphs 2 and 3 below:

(a) Solely with respect to any Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date up to and including the number of Class A-1 Common Units held by such Limited Partner and his Related Trusts immediately following the Recapitalization (the “First Tranche of Class E-1 Common Units”), one hundred percent (100%) of such Class E-1 Common Units shall vest on December 31, 2019, subject to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through such vesting date; and

(b) Solely with respect to any other Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date (the “Additional Class E-1 Common Units”), thirty-three and one-third percent (33-1/3%) of such Class E-1 Common Units shall vest on each of (i) December 31, 2020, (ii) December 31, 2021 and (iii) December 31, 2022, subject, in each case, to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through the applicable vesting date.

2.

Accelerated Vesting Upon Liquidation or Change of Control. Notwithstanding the foregoing, any and all unvested Class E-1 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

3.	Withdrawal. Notwithstanding the foregoing:

(a) In the event of the Withdrawal of a Limited Partner (i) for Cause (as determined pursuant to clause (A) of Section 8.3(a)(i) of this Agreement) or (ii) by reason of the Limited Partner (other than due to death or Disability) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates (as determined pursuant to clause (C) of Section 8.3(a)(i) of this Agreement), in either case, any and all unvested Class E-1 Common Units shall be immediately forfeited for no consideration upon such Withdrawal.

(b) In the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then:

(i) Solely with respect to the First Tranche of Class E-1 Common Units, any and all such unvested Class E-1 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively.

(ii) Solely with respect to the Additional Class E-1 Common Units, a portion of such Class E-1 Common Units shall become vested upon such Withdrawal or Special Withdrawal, respectively, in an amount equal to (A) (x) the number of Additional Class E-1 Common Units granted, multiplied by (y) a fraction, the numerator of which is the sum of (I) 12 months and (II) the number of full (or partial) months that the Limited Partner (or, if such Limited Partner is a Related Trust, the applicable Individual Limited Partner) served as an Active Individual LP or an employee of the Partnership or its Affiliates during the period commencing on December 31, 2017 and ending on the date of such Withdrawal or Special Withdrawal, and the denominator of which is 60 months, less (B) the total number of vested Additional Class E-1 Common Units held immediately prior to such Withdrawal or Special Withdrawal; provided, that in no event shall the vested percentage of such Class E-1 Common Units exceed 100%. Any and all unvested Additional Class E-1 Common Units that do not become vested in accordance with this clause (ii) upon such a Withdrawal without Cause shall be immediately forfeited for no consideration at such time.

(c) In the event of an Individual Limited Partner’s death or Disability, any and all unvested Class E-1 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested.

Exhibit E-2

VESTING TERMS OF THE CONVERSION CLASS E-2 COMMON UNITS

Provided that they are retained by the Limited Partner in accordance with Section 3.1(e)(ii) as of the close of business on the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units conditionally granted to a Limited Partner as provided in Section 3.1(e) of this Agreement shall vest on the following schedule:

1.

Solely with respect to any Limited Partner who is not an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall be fully vested as of the date of grant.

2.

Solely with respect to a Limited Partner who is an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall vest on the following schedule:

(a) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that were vested as of the Recapitalization Date, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through such vesting date. Notwithstanding the foregoing, in the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then any and all such unvested Conversion Class E-2 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively. Further, in the event of an Individual Limited Partner’s death or Disability, any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(b) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were scheduled to vest within 12 months following January 31, 2019, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through the applicable vesting date. If the applicable Individual Limited Partner ceases to be an Active Individual LP at any time prior to the applicable vesting date, any and all such unvested Conversion Class E-2 Common Units shall be immediately forfeited at such time. Notwithstanding the foregoing, in the event of (i) the Limited Partner’s Withdrawal without Cause or (ii) the applicable Individual Limited Partner’s Withdrawal as a result of death or Disability, in either case any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(c) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were not scheduled to vest within 12 months following January 31, 2019, such portion shall become subject to the same vesting terms and conditions as applied to such Class D Common Units immediately prior to the Recapitalization Date; and

(d) Notwithstanding the foregoing, any and all unvested Conversion Class E-2 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

Exhibit F

MEMBERS OF THE PARTNER MANAGEMENT COMMITTEE AND PARTNER

PERFORMANCE COMMITTEE AS OF THE TRANSITION DATE

Robert Shafir (Chairman)

Wayne Cohen

James Levin

David Levine

Thomas Sipp

Exhibit G

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

The components of Economic Income shall be calculated without duplication.

Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ ADVISORS LP

Dated as of February 7, 2019

ii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OZ ADVISORS LP, a Delaware limited partnership (the “Partnership”), is made as of February 7, 2019 (the “Recapitalization Date”), by and among Och-Ziff Holding Corporation, a Delaware corporation, as general partner (the “Initial General Partner”) and the Limited Partners (as defined below).

WHEREAS, OZ Advisors, L.L.C. (the “Original Company”) was originally organized as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. (the “LLC Act”) on December 12, 1997;

WHEREAS, on June 25, 2007, the Original Company was converted from a Delaware limited liability company to a Delaware limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq. (the “Act”), and an Agreement of Limited Partnership of OZ Advisors LP dated as of June 25, 2007 (the “Initial Partnership Agreement”);

WHEREAS, from the date of the Initial Partnership Agreement, Och-Ziff Associates, L.L.C. ceased to be a Limited Partner and each of Daniel S. Och, David Windreich and their respective Related Trusts which on the date of the Initial Partnership Agreement were also members of Och-Ziff Associates, L.L.C. became Limited Partners as of such date; and

WHEREAS, the Initial Partnership Agreement was amended and restated on November 13, 2007 (the Initial Partnership Agreement, as amended and restated on such date, the “Prior Partnership Agreement”), on February 11, 2008, on September 30, 2009, on August 1, 2012, on December 14, 2015, and on March 1, 2017, and was subsequently amended by the amendments thereto dated (i) March 28, 2018 and effective as of February 16, 2018 and (ii) as of January 3, 2019;

WHEREAS, in connection with the transactions described in the letter agreement, dated as of December 5, 2018 (the “Letter Agreement”), among Och-Ziff, Daniel Och, the Operating Group Entities and the Intermediate Holding Companies, the Partnership entered into an Agreement and Plan of Merger, dated as of the Recapitalization Date (the “Merger Agreement”), with Orion Merger Sub II LP, a Delaware limited partnership (“Merger Sub”); and

WHEREAS, pursuant to the Merger Agreement, Merger Sub merged with and into the Partnership on the Recapitalization Date (the “Merger”), and the Prior Partnership Agreement was amended and restated to read as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“4Q Distribution Date” means the date on which distributions are made by the Operating Group Entities in respect of Common Units with respect to Net Income earned by the Operating Group Entities during the fourth quarter of any Fiscal Year.

“Act” has the meaning specified in the recitals to this Agreement.

“Active Individual LP” means each of the Individual Limited Partners that is an Executive Managing Director of the General Partner, prior to the Withdrawal or Special Withdrawal of such Individual Limited Partner or such Individual Limited Partner ceasing to be actively involved with the Partnership and its Affiliates due to death or Disability.

“Additional Class E Common Units” has the meaning set forth in Section 3.1(g)(ii).

“Additional Limited Partner” has the meaning specified in Section 3.2(a).

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Class A Shares” as of any date means the total number of Class A Shares (calculated on an as-converted basis) most recently reported by Och-Ziff as outstanding (other than any Class D Common Units, Class E Common Units, Class P Common Units or Class A Restricted Share Units (or any similar interests) included in such number).

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.2(b)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner, without taking into account any liabilities to which such Contributed Property was subject at such time. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

“Annual Capital Expenditures” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Applicable Securities Exchange” for any period means the New York Stock Exchange or another exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act on which the Class A Shares are listed for trading during such period.

“Average Share Price” for any period shall mean the average closing price on the Applicable Securities Exchange of one Class A Share for each of the trading days that occur during such period.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.

“Book-Up Provisions” means the provisions herein governing a revaluation of the Capital Accounts of the Partners, including Sections 3.1(d)(ii), 5.2(b)(iii) and 6.1(c) and each relevant definition.

“Book-Up Target” means, at any time, and with respect to any Unit, that the Economic Capital Account Balance attributable to such Unit is equal to (i) the aggregate Economic Capital Account Balances attributable to all Common Units outstanding at such time, divided by (ii) the total number of Common Units then outstanding (in each case of clauses (i) and (ii), other than any Class A-1 Common Units and any other Common Units or PSIs that are subordinate to such Unit in order of priority under Section 6.1(c)(i)-(iv)).

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted to equal its respective gross fair market value (taking Section 7701(g) of the Code into account) upon an adjustment to the Capital Accounts of the Partners in accordance with Section 5.2(b)(iii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, in the sole and absolute discretion of the General Partner.

“Cause” means, in respect of an Individual Limited Partner, that such Partner (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the Och-Ziff Group to have, or has entered into a consent decree determining that such Partner, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement relating to the Och-Ziff Group; (vi) has become subject to any proceeding seeking to adjudicate such Partner bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Partner or for any substantial part of the property of such Partner, or such Partner has taken any action authorizing such proceeding; or (vii) has breached any of the non-competition, non-solicitation or non-disparagement covenants in Section 2.13 or, if applicable, any of those provided in such Partner’s Partner Agreement, the breach of any of which shall be deemed to be a material breach of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership executed and filed in the office of the Secretary of State of the State of Delaware on June 25, 2007 (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Certificate of Ownership” has the meaning set forth in Section 3.1.

“Change of Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Group Entities, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a

Continuing OZ Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the voting interests in (1) Och-Ziff or (2) one or more of the Operating Group Entities comprising all or substantially all of the assets of the Operating Group Entities or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Class A Common Units” has the meaning set forth in Section 3.1(a).

“Class A Cumulative Preferred Units” has the meaning set forth in Section 3.1(a).

“Class A Exchange Agreement” means that certain Amended and Restated Exchange Agreement (as amended, restated or supplemented) relating to Exchangeable Common Units, dated as of the Recapitalization Date, by and among Och-Ziff, the Intermediate Holdings Companies, the Operating Group Entities and Class B Shareholders from time to time party thereto.

“Class A Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class A Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class A Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class A Parity Units shall include Class D Common Units, Class E Common Units, Class P Common Units and Class A Restricted Share Units.

“Class A Preferred Unit Designation” has the meaning set forth in Section 3.2(b).

“Class A Restricted Share Unit” means a Class A Restricted Share Unit of Och-Ziff.

“Class A Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class A Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class A-1 Common Units” has the meaning set forth in Section 3.1(a).

“Class B Common Units” has the meaning set forth in Section 3.1(a).

“Class B Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class B Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class B Shareholder Committee” means the Class B Shareholder Committee established pursuant to the Class B Shareholders Agreement.

“Class B Shareholders Agreement” means the Class B Shareholders Agreement, dated as of November 13, 2017, entered into by and among Och-Ziff and the holders of Class B Shares, as amended, modified, supplemented or restated from time to time.

“Class C Approval” means, in respect of the determinations to be made in Sections 6.1(a)(i) and 7.1(b)(iii), a prior determination made in writing at the sole and absolute discretion: (i) of the Chairman of the Partner Management Committee (or, with respect to distributions to such Chairman or in the event there is no such Chairman, the full Partner Management Committee acting by majority vote); or (ii) of the General Partner, in the event that the Class B Shareholders collectively beneficially own securities entitled to vote generally in the election of directors of Och-Ziff representing less than 40% of the total number of votes that may be cast in any such election; provided, however, in the case of each of the foregoing clauses (i) and (ii), that any such determination with respect to distributions to a Partner who is also the Chief Executive Officer or other executive officer of Och-Ziff in respect of such Partner’s Class C Non-Equity Interests shall be made by the compensation committee of the Och-Ziff Board in its sole and absolute discretion after consultation with the Partner Management Committee.

“Class C Non-Equity Interests” means a fractional non-equity share of the Interests in the Partnership that may be issued to a Limited Partner as consideration for the provision of services to the Partnership solely for the purpose of making future allocations of Net Income to such Limited Partner. Class C Non-Equity Interests shall not constitute Common Units or other Units of the Partnership.

“Class D Common Units” has the meaning set forth in Section 3.1(a).

“Class D Limited Partner” has the meaning set forth in Section 3.1(f).

“Class E Common Units” has the meaning set forth in Section 3.1(a).

“Class E Limited Partner” has the meaning set forth in Section 3.1(g).

“Class E Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class E Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class E Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class E Parity Units shall include Class A Common Units, Class D Common Units, Class P Common Units and Class A Restricted Share Units.

“Class E-1 Common Units” has the meaning set forth in Section 3.1(g).

“Class P Common Units” has the meaning set forth in Section 3.1(a).

“Class P Limited Partner” has the meaning set forth in Section 3.1(j).

“Class P Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided that the holders of other classes of Common Units are participating in the proceeds from such similar event in respect of their Common Units and the PMC Chairman in his sole discretion determines such similar event to be a Class P Liquidity Event.

“Class P Performance Condition” for any Class P Common Unit held by a Class P Limited Partner means that the Total Shareholder Return since the grant date of such Class P Common Unit has equalled or exceeded the Class P Performance Threshold relating to such Class P Common Unit on or after the third anniversary of the grant date of such Class P Common Unit, or such other performance condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Period” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the period ending on the sixth anniversary of such grant date, or such other performance period as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Threshold” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the required threshold of Total Shareholder Return that must be achieved for a portion of such Class P Common Units to vest, which shall be expressed as a percentage, and set forth in a Partner Agreement of the Class P Limited Partner. With respect to Class P Common Units issued on March 1, 2017, the required Class P Performance Thresholds shall be as follows: (i) the Class P Performance Threshold is 25% for 20% of such Class P Common Units to vest; (ii) the Class P Performance Threshold is 50% for an additional 40% of such Class P Common Units to vest; (iii) the Class P Performance Threshold is 75% for an additional 20% of such Class P Common Units to vest; and (iv) the Class P Performance Threshold is 125% for an additional 20% of such Class P Common Units to vest.

“Class P Service Condition” for any Class P Common Unit held by a Class P Limited Partner means that such Class P Limited Partner has continued in the uninterrupted service of the Operating Group Entities until the third anniversary of the grant date of such Class P Common Unit, or such other service condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Closing Date” means November 19, 2007.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Common Units” means Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and any other class of Units hereafter designated as Common Units by the General Partner, but shall not include the Class C Non-Equity Interests, PSIs or Class A Cumulative Preferred Units.

“Company Securities” means outstanding Class A Shares, Related Securities and Class A-1 Common Units, as applicable.

“Competing Business” means any Person, or distinct portion thereof, that engages in: (a) the alternative asset management business (including, without limitation, any hedge or private equity fund management business) or (b) any other business in which the Och-Ziff Group or any member thereof (1) is actively involved, or (2) in the twelve-month period prior to the relevant Individual Limited Partner’s Withdrawal or Special Withdrawal, planned, developed, or undertook efforts to become actively involved and, in the case of the foregoing clause (b), in which the relevant Individual Limited Partner actively participated or was materially involved or about which the relevant Individual Limited Partner possesses Confidential Information.

“Confidential Information” means the confidential matters and information described in Section 2.12.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who is an executive managing director of the Intermediate Holding Companies (or the equivalent officers at the relevant time) or previously served in such capacity, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the voting interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual or any descendant of such individual is a trustee, beneficiary, director or other fiduciary, as the case may be.

“Continuing Partners” means the group of Partners comprised of each Individual Original Partner (or, where applicable, his estate or legal or personal representative) who has not Withdrawn, been subject to a Special Withdrawal or breached Section 2.13(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. If the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(b)(iii), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” means, in respect of a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled by,” “Controls” and “under common Control with” have the correlative meanings.

“Conversion Class D Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Notice Date” has the meaning set forth in Section 3.1(e)(i).

“Conversion Operating Group E-2 Units” means, collectively, one Conversion Class E-2 Common Unit in each of the Operating Group Entities.

“Covered Person” means (a) the General Partner, the Withdrawn General Partner and their respective Affiliates and the directors, officers, shareholders, members, partners, employees, representatives and agents of the General Partner, the Withdrawn General Partner and their respective Affiliates and any Person who was at the time of any act or omission described in Section 2.9 or 2.10 such a Person, and (b) any other Person the General Partner designates as a “Covered Person” for the purposes of this Agreement.

“Damages” has the meaning set forth in Section 2.9(a).

“DCI Plan” means the Och-Ziff Deferred Cash Interest Plan, as amended from time to time.

“Debt Securities” means the Loans (as defined in the Senior Subordinated Loan Agreement) made pursuant to that certain Senior Subordinated Loan Agreement.

“Deferred Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“Deferred Cash Interests” shall mean an award made under the DCI Plan.

“Disability” means that a Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the General Partner with PMC Approval in its sole and absolute discretion and in accordance with applicable law.

“Disabling Conduct” has the meaning set forth in Section 2.9(a).

“Distribution Holiday” means the period commencing on October 1, 2018 and ending on the earlier of (i) 45 days after the last day of the Distribution Holiday Achievement Quarter, and (ii) April 1, 2026.

“Distribution Holiday Achievement Quarter” means the first calendar quarter as of which $600 million or more of Distribution Holiday Economic Income has been realized.

“Distribution Holiday Distribution” means any distribution paid during the period from the Recapitalization Date until the end of the Distribution Holiday and any distribution paid in the calendar quarter in which the Distribution Holiday ends; provided that, (i) if more than $600 million of Distribution Holiday Economic Income has been realized on a cumulative basis during the Distribution Holiday, a portion of any distributions paid with respect to the Distribution Holiday Achievement Quarter may be treated as Distribution Holiday Distributions in an amount not to exceed the product of (x) the amount available to be distributed for such calendar quarter and (y) the fraction derived by dividing (A) $600 million minus the cumulative Distribution Holiday Economic Income realized prior to such calendar quarter by (B) the Economic Income realized during such calendar quarter, and (ii) for the avoidance of doubt, no distribution paid for any calendar quarter following the end of the Distribution Holiday Achievement Quarter shall constitute a Distribution Holiday Distribution.

“Distribution Holiday Economic Income” as of any date means the amount of Economic Income realized during the period between October 1, 2018 and such date by Och-Ziff and its consolidated subsidiaries (including the Operating Group Entities) collectively.

“Drag-Along Purchaser” means, in respect of a Drag-Along Sale, the third-party purchaser or purchasers proposing to acquire the Company Securities to be transferred in such Drag-Along Sale.

“Drag-Along Right” has the meaning set forth in Section 8.6(a).

“Drag-Along Sale” means any proposed transfer (other than a pledge, hypothecation, mortgage or encumbrance) pursuant to a bona fide offer from a Drag-Along Purchaser, in one or a series of related transactions, by any Limited Partner or a group of Limited Partners of Company Securities representing in the aggregate at least 50% of all then-outstanding Company Securities (calculated as if all Related Securities had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Securities” means, with respect to a Limited Partner, that number of Company Securities equal to the product of (A) the total number of Company Securities to be acquired by the Drag-Along Purchaser pursuant to a Drag-Along Sale and (B) a fraction, the numerator of which is the number of Company Securities then held by such Limited Partner and the denominator of which is the total number of Company Securities then held by all Limited Partners (calculated, in the case of both the numerator and denominator, as if all Related Securities held by the relevant Limited Partners had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Sellers” means the Limited Partner or group of Limited Partners proposing to dispose of or sell Company Securities in a Drag-Along Sale in accordance with Section 8.6.

“DSO Parties” means Daniel S. Och and each of his affiliates and Related Trusts that own Class A Common Units.

“Economic Capital Account Balance” means, with respect to a Partner as of any date, the Partner’s Capital Account balance, increased by the Partner’s share of any Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed on a hypothetical basis after taking into account all allocations through such date.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for Och-Ziff and its consolidated subsidiaries determined on the basis of economic income, in accordance with the methodology set forth on Exhibit G hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, minus (a) the amount of any distributions or dividends paid on any Class A Cumulative Preferred Units issued by the Operating Group Entities; minus (b) Permitted Dividends.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Election Notice” has the meaning set forth in Section 3.1(e)(i).

“Eligible Common Units” has the meaning set forth in Section 8.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of Exchangeable Common Units or Class P Common Units (or other securities issued by the Operating Group Entities) for Class A Shares and/or cash, and the corresponding cancellation of applicable Class B Shares, if any, as such agreements are amended, modified, supplemented or restated from time to time, including the Class A Exchange Agreement.

“Exchange Committee” shall mean, for any Exchange Agreement, the Exchange Committee, as defined in such Exchange Agreement.

“Exchange Date” shall have the meaning ascribed to such term in the Class A Exchange Agreement.

“Exchange Event” has the meaning set forth in Section 8.1(b)(i).

“Exchange Rights Effective Date” has the meaning set forth in Section 8.1(b).

“Exchangeable Common Unit” has the meaning set forth in Section 8.1(b).

“Existing Class D Common Units” means Class D Common Units outstanding immediately prior to March 1, 2017.

“Expense Allocation Agreement” means any agreement entered into among the Operating Group Entities, Och-Ziff and the Intermediate Holding Companies that provides for allocations of certain expense amounts, as such agreement is amended, modified, supplemented or restated from time to time.

“Expense Amount” means any amount allocated to the Partnership pursuant to an Expense Allocation Agreement.

“Expense Amount Distribution” has the meaning set forth in Section 7.4.

“Fair Market Value” means, as of any date, the fair market value of the Partnership at such date, determined by (i) if the Class A Shares are listed on an Applicable Securities Exchange, (1) multiplying (x) the closing price on the Applicable Securities Exchange of one Class A Share on the immediately preceding trading day by (y) the number of Adjusted Class A Shares, subject in each case to any equitable adjustments for stock splits and other capitalization changes, and (2) allocating the product obtained from clause (1) among the Operating Group Entities based on the most recent determination of their relative fair market values and (ii) if the Class A Shares are not listed on an Applicable Securities Exchange, the excess, if any, of (1) the total pre-tax proceeds which would be received by the Partnership if the assets of the Partnership were sold for their fair market value over (2) all outstanding debts and liabilities of the Partnership, in each case as reasonably determined by the General Partner; provided, however, that such determination shall be made with due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value.

“First Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“Fiscal Year” has the meaning set forth in Section 2.6.

“Fourth Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“General Partner” means the Initial General Partner and any successor general partner admitted to the Partnership in accordance with this Agreement.

“General Release” has the meaning set forth in Section 8.3(g).

“Governance Agreement” means that certain Governance Agreement, dated as of the Recapitalization Date, entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Governance Articles” has the meaning set forth in Section 10.16.

“incur” means to issue, assume, guarantee, incur or otherwise become liable for.

“Individual Limited Partner” means each of the Limited Partners that is a natural person.

“Individual Original Partner” means each of the Original Partners that is a natural person.

“Initial Class E Grant” has the meaning set forth in Section 3.1(g)(i).

“Initial General Partner” has the meaning set forth in the Preamble to this Agreement.

“Initial Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by a Partner, either solely or with others, in whole or in part, whether or not in the course of, or as a result of, such Partner carrying out his responsibilities to the Partnership, whether at the place of business of the Partnership or any of its Affiliates or otherwise, and whether on the Partner’s own time or on the time of the Partnership or any of its Affiliates: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, Internet domain names, and all other indications of source or origin, including, without limitation, all registrations and applications to register any of the foregoing; (ii) inventions, discoveries (whether or not patentable or reduced to practice), patents, including, without limitation, design patents and utility patents, provisional applications, reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof, in each case including, without limitation, all applications therefore and equivalent foreign applications and patents corresponding, or claiming priority, thereto; (iii) works of authorship, whether copyrightable or not, copyrights, registrations and applications for copyrights, and all renewals, modifications and extensions thereof, moral rights, and design rights; (iv) computer systems and software; and (v) trade secrets, know-how, and other confidential and protectable information.

“Interest” means a Partner’s interest in the Partnership, including the right of the holder thereof to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of a Partner to comply with all of the terms and provisions of this Agreement.

“Intermediate Holding Companies” means Och-Ziff Holding Corporation, a Delaware corporation, Och-Ziff Holding LLC, a Delaware limited liability company, or any other entity that serves as the general partner of (or in a similar capacity to) an Operating Group Entity.

“International Dispute” has the meaning set forth in Section 10.5(a).

“International Partner” means each Individual Limited Partner who either (i) has or had his principal business address outside the United States at the time any International Dispute arises or arose; or (ii) has his principal residence or business address outside of the United States at the time any proceeding with respect to such International Dispute is commenced.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Investor” means any client, shareholder, limited partner, member or other beneficial owner of the Och-Ziff Group, other than holders of Class A Shares solely in their capacity as such shareholders thereof.

“IRS” means the U.S. Internal Revenue Service.

“Issue Date” means, with respect to any Unit, the date on which such Unit was first issued.

“Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidating Gains” means any net gain realized in connection with a Sale or an adjustment of Carrying Value of any Partnership asset pursuant to the second sentence of the definition of Carrying Value (in each case, determined by reference to Fair Market Value).

“Liquidator” has the meaning set forth in Section 9.3.

“LLC Act” has the meaning set forth in the recitals to this Agreement.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Group Entities.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning specified in the recitals to this Agreement.

“Minimum Retained Ownership Requirements” has the meaning set forth in Section 8.1(a).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the fair market value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

“Non-Participating Class P Common Units” means all Class P Common Units other than Participating Class P Common Units.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 8.6(a).

“Och-Ziff” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successor thereto.

“Och-Ziff Board” means the Board of Directors of Och-Ziff.

“Och-Ziff Group” means Och-Ziff and its Subsidiaries (including the Operating Group Entities), their respective Affiliates, and any investment funds and accounts managed by any of the foregoing.

“Och-Ziff Incentive Plan” means the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time), or any predecessor or successor plan.

“Och-Ziff LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff, dated November 13, 2007, as amended, modified, supplemented or restated from time to time.

“Operating Group A Unit” means, collectively, one Class A Common Unit in each of the Operating Group Entities.

“Operating Group A-1 Unit” means, collectively, one Class A-1 Common Unit in each of the Operating Group Entities.

“Operating Group D Unit” means, collectively, one Class D Common Unit in each of the Operating Group Entities.

“Operating Group E Unit” means, collectively, one Class E Common Unit in each of the Operating Group Entities.

“Operating Group Entity” means any Person that is directly Controlled by any of the Intermediate Holding Companies.

“Operating Group P Unit” means, collectively, one Class P Common Unit in each of the Operating Group Entities.

“Operating Group Unit” means, collectively, one Common Unit in each of the Operating Group Entities.

“Organizational Documents” means, with respect to any entity, the charter, articles, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, limited partnership agreement or other document that governs the business and affairs of such entity, as applicable.

“Original Common Units” means the Common Units held by the Limited Partners as of the Closing Date or, if an Original Partner was admitted after the Closing Date, the Common Units held by such Original Partner upon the date of his admission.

“Original Company” has the meaning set forth in the recitals to this Agreement.

“Original Partners” means, collectively, (i) each Individual Limited Partner that was a Limited Partner as of the Closing Date, (ii) each other Individual Limited Partner designated as an Original Partner in a Partner Agreement, and (iii) the Original Related Trusts; and each, individually, is an “Original Partner.”

“Original Related Trust” means any Related Trust of an Individual Original Partner that was a Limited Partner on the Closing Date.

“OZ CLO” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“OZ Fund” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Participating Class P Common Units” means all Class P Common Units with respect to which the applicable Class P Performance Condition has been satisfied during the Class P Performance Period with respect to such Class P Common Units and the applicable Class P Service Condition has been satisfied or waived.

“Partner” means any Person that is admitted as a general partner or limited partner of the Partnership pursuant to the provisions of this Agreement and named as a general partner or limited partner of the Partnership in the books of the Partnership and includes any Person admitted as an Additional Limited Partner pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a partner of the Partnership.

“Partner Agreement” means, with respect to one or more Partners, any separate written agreement entered into between such Partner(s) and the Partnership or one of its Affiliates regarding the rights and obligations of such Partner(s) with respect to the Partnership or such Affiliate, as amended, modified, supplemented or restated from time to time.

“Partner Management Committee” has the meaning set forth in Section 4.2(a).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partner Performance Committee” has the meaning set forth in Section 4.3(a).

“Partnership” has the meaning set forth in the Preamble to this Agreement.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 4.6(d).

“Percentage Interest” means, as of any date of determination, (a) as to each Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units), the percentage such Common Unit represents of all such outstanding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units), as such Percentage Interest per Common Unit is reduced to take into account the Percentage Interests attributable to other Units such that the sum of the Percentage Interests of all Common Units and other Units is 100%; (b) as to any Non-Participating Class P Common Units or Class A-1 Common Units, zero; (c) as to any PSIs, the aggregate PSI Percentage Interest with respect to such PSIs; and (d) as to any other Units, the percentage established for such Units by the General Partner as a part of such issuance, which percentage could be zero. References in this definition to a Partner’s Common Units, PSIs or other Units shall refer to all vested or unvested Common Units, PSIs or other Units of such Partner.

“Permitted Dividends” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted RSU Settlements” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted Transferee” means, with respect to each Limited Partner and his Permitted Transferees, (a) a Charitable Institution (as defined below) Controlled by such Partner, (b) a trust (whether inter vivos or testamentary) or other estate planning vehicle, all of the current beneficiaries and presumptive remaindermen (as defined below) of which are lineal descendents (as defined below) of such Partner and his spouse, (c) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such Partner, his spouse and his lineal descendents and (d) a legal or personal representative of such Partner in the event of his Disability. For purposes of this definition: (i) “lineal descendants” shall not include natural persons adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; and (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate.

“Person” means a natural person or a corporation, limited liability company, firm, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), governmental entity or other entity (or series thereof).

“PMC Approval” means the prior written approval of (a) Daniel S. Och or any successor as Chairman of the Partner Management Committee or (b) if there is no such Chairman, by majority vote of the Partner Management Committee; provided, however, that “PMC Approval” shall mean the prior written approval by majority vote of the Partner Management Committee in the case of Transfers (and waivers of the requirements thereof), vesting requirements, the Minimum Retained Ownership Requirements, and the determination described in the definition of “Reallocation Date,” each by or with respect to the Chairman of the Partner Management Committee.

“PMC Chairman” means (a) the Chairman of the Partner Management Committee or (b) if there is no such Chairman, the Partner Management Committee acting by majority vote in accordance with Section 4.2.

“Post-Recap Class A Units” means the Class A Common Units that were outstanding on the Recapitalization Date, immediately following the Merger.

“Potential Tag-Along Seller” means each Limited Partner not constituting a Tag-Along Seller.

“Presumed Tax Liability” means, with respect to the Capital Account of any Partner for any Quarterly Period, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the General Partner, would have been allocated to such Partner in respect of such Partner’s Units if allocations pursuant to the provisions of Article VI hereof were made in respect of such Quarterly Period and (y) the Presumed Tax Rate as of the end of such Quarterly Period.

“Presumed Tax Rate” means the effective combined federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of the income) and, if applicable, after giving effect to the greatest extent possible to the federal income tax deduction for such state and local income taxes and taking into account the effects of Sections 67 and 68 of the Code (or successor provisions thereto).

“Prior Distributions” means distributions made to the Partners pursuant to Section 7.1 or 7.3.

“Prior Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“PSI” has the meaning set forth in Section 3.1(i) with respect to the Partnership and the corresponding interests in each other Operating Group Entity with respect to such Operating Group Entity.

“PSI Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“PSI Cash Percentage” means the percentage of any PSI Distribution paid in the form of PSI Cash Distributions (other than Deferred Cash Interests).

“PSI Class D Unit Distribution” has the meaning set forth in Section 3.1(i)(iv)(B).

“PSI Distribution” has the meaning set forth in Section 3.1(i)(ii).

“PSI Limited Partner” has the meaning set forth in Section 3.1(i).

“PSI Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided in each case that the holders of Common Units are participating in the proceeds from such event in respect of their Common Units and the PMC Chairman in his sole discretion determines such event to be a PSI Liquidity Event.

“PSI Number” means the number of PSIs held by a PSI Limited Partner in each Operating Group Entity as of the first day of any Fiscal Year or, if later, the first day during such Fiscal Year on which the PSI Limited Partner held PSIs (as such number of PSIs are increased or reduced in accordance with the terms of this Agreement or any applicable Partner Agreement); in each case, subject to any equitable adjustments for stock splits and other capitalization changes.

“PSI Percentage Interest” means, with respect to any PSI as of any date of determination, (a) solely for purposes of allocations under Article VI (other than Section 6.1(d)(v)) and distributions under Article VII for any Fiscal Year, a percentage equal to the product of (i) the PSI Cash Percentage applicable to such PSI and (ii) the Percentage Interest attributable to one Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units) as of such date; and (b) for all other purposes, a percentage equal to the Percentage Interest attributable to one such Common Unit as of such date.

“Quarterly Period” means any of the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period; provided, however, that if there is a change in the periods applicable to payments of estimated federal income taxes by natural persons, then the Quarterly Period determinations hereunder shall change correspondingly such that the Partnership is required to make periodic Tax Distributions under Section 7.3 at the times and in the amounts sufficient to enable a Partner to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article VI (other than Section 6.2(d)), treating the Partner’s Presumed Tax Liability with respect to the relevant Quarterly Period (as such Quarterly Period is changed as provided above) as the amount of the Partner’s actual liability for the payment of estimated federal income taxes with respect to such Quarterly Period (as so changed).

“Reallocation Date” means, as to the Common Units (including all distributions received thereon after the relevant date of Withdrawal) to be reallocated to the Continuing Partners pursuant to Section 2.13(g), Section 8.3(a) or Section 8.7 or any Partner Agreement, the date determined with PMC Approval.

“Recapitalization” means the transactions effected on the Recapitalization Date, including the Merger, pursuant to the Letter Agreement and the agreements implementing the transactions contemplated therein.

“Recapitalization Date” has the meaning set forth in the Preamble to this Agreement.

“Recapitalization Units” means the Class A Common Units, Class A-1 Common Units and Class B Common Units outstanding immediately following the Recapitalization.

“Recapitalization Value” means the Fair Market Value of the Partnership on the Recapitalization Date.

“Reference Price” for a Class P Common Unit means the Average Share Price for the calendar month prior to the month in which the grant date of the Class P Common Unit occurred; provided that (i) for any Class P Common Units granted on March 1, 2017, the Reference Price shall be the Average Share Price for January 2017, and (ii) a Class P Limited Partner’s Partner Agreement may specify any other Reference Price for such Class P Common Unit.

“Registration Rights Agreement” means one or more Registration Rights Agreements providing for the registration of Class A Shares entered into among Och-Ziff and certain holders of Units, as amended, modified, supplemented or restated from time to time.

“Related Security” means any security convertible into, exercisable or exchangeable for or repayable with Class A Shares (or the cash value thereof) including, without limitation, any Class A Common Units, Class D Common Units, Class E Common Units, Participating Class P Common Units or other Class P Common Units deemed to be Participating Class P Common Units to the extent provided in Section 3.1(j), in each case that may be exchangeable for Class A Shares pursuant to the Exchange Agreement.

“Related Trust” means, in respect of any Individual Limited Partner, any other Limited Partner that is an estate, family limited liability company, family limited partnership of such Individual Limited Partner, a trust the grantor of which is such Individual Limited Partner, or any other estate planning vehicle or family member relating to such Individual Limited Partner.

“Related Trust Supplementary Agreement” means, in respect of any Original Related Trust, the Supplementary Agreement to which such Original Related Trust is a party.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Loss under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i) - (viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

“Restricted Period” means, with respect to any Partner, the period commencing on the later of the date of the Prior Partnership Agreement and the date of such Partner’s admission to the Partnership, and concluding on the last day of the 24-month period immediately following the date of Special Withdrawal or Withdrawal of such Partner.

“Retirement” of an Active Individual LP means a Withdrawal pursuant to clause (C) of Section 8.3(a)(i) (Resignation) after ten consecutive calendar years of service as an Active Individual LP or an employee of the Partnership or its Affiliates, provided that the Active Individual LP is over 55 years of age as of the effective date of such Withdrawal.

“Rules” has the meaning set forth in Section 10.5(a).

“Sale” means a sale of all or substantially all of the assets of the Partnership.

“Second Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of the Recapitalization Date, among the Operating Group Entities, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, modified or supplemented from time to time; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean Och-Ziff, the Operating Group Entities and their respective Subsidiaries for purposes of this Agreement.

“Special Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(b), and (b) in respect of any Related Trust, means the Special Withdrawal of such Related Trust in accordance with Section 8.3(b).

“Subsequent Related Trust” means, in respect of an Original Related Trust of an Individual Original Partner, the Related Trust of such Individual Original Partner to which the Interest of such Original Related Trust shall be Transferred in accordance with its Related Trust Supplementary Agreement.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person.

“Substitute Limited Partner” means each Person who acquires an Interest of any Limited Partner in connection with a Transfer by a Limited Partner whose admission as a Limited Partner is approved by the General Partner.

“Supplementary Agreement” means, with respect to one or more Limited Partners, any supplementary agreement entered into prior to the date of the Prior Partnership Agreement between the Partnership and such Limited Partners regarding their rights and obligations with respect to the Partnership, as the same may be amended, supplemented, modified or replaced from time to time.

“Tag-Along Offer” has the meaning set forth in Section 8.5(b).

“Tag-Along Purchaser” means, in respect of a Tag-Along Sale, the Person or group of Persons proposing to acquire the Class A Shares and/or Class A Common Units to be transferred in such Tag-Along Sale.

“Tag-Along Sale” means any transfer (other than a pledge, hypothecation, mortgage or encumbrance), in one or a series of related transactions, by any Limited Partner or group of Limited Partners to a single Person or group of Persons (other than Related Trusts or Permitted Transferees of such Limited Partners) pursuant to any transaction exempt from registration under the Securities Act and any similar applicable state securities laws of Class A Shares and/or Class A Common Units representing in the aggregate at least 5% of the Class A Shares (calculated as if all Class A Common Units held by each Limited Partner had been exchanged for Class A Shares) then held by all of the Limited Partners, but only in the event that (i) such Person or group of Persons to which such transfer is made is a strategic buyer, or (ii) the Limited Partners participating in such transfer include Daniel S. Och or any of his Related Trusts. For the avoidance of doubt, sales of Class A Shares pursuant to the provisions of Rule 144 shall not constitute a Tag-Along Sale or any part thereof.

“Tag-Along Securities” means, with respect to a Potential Tag-Along Seller, such number of Class A Shares and/or vested and unvested Class A Common Units, as applicable, equal to the product of (i) the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) to be acquired by the Tag-Along Purchaser in a Tag-Along Sale and (ii) a fraction, the numerator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by such Potential Tag-Along Seller and the denominator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by all Limited Partners. If any other Potential Tag-Along Sellers do not accept the Tag-Along Offer, the foregoing shall also include each accepting Potential Tag-Along Seller’s pro rata share of the non-accepting Potential Tag-Along Sellers’ Class A Shares and/or vested and unvested Class A Common Units, determined as set forth in the preceding sentence.

“Tag-Along Seller” has the meaning set forth in Section 8.5(b).

“Tax Distributions” has the meaning set forth in Section 7.3.

“Tax Matters Partner” means the Person designated as such in Section 4.6(c).

“Tax Receivable Agreement” means the Tax Receivable Agreement entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and each partner of any Operating Group Entity, as the same may be amended, supplemented, modified or replaced from time to time.

“Third Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Threshold Value” means, (i) with respect to Existing Class D Common Units, the Fair Market Value of the Partnership on February 28, 2017, (ii) with respect to Class A Common Units and Class E Common Units outstanding immediately following the Recapitalization, the Recapitalization Value, and (iii) with respect to any other Units, the Fair Market Value of the Partnership immediately prior to the Issue Date(s) of such Units.

“Total Shareholder Return” for a Class P Common Unit as of any date means (i) a fraction, the numerator of which is the sum of (A) the increase in the Average Share Price for the previous 30 trading days compared to the Reference Price as of the grant date of such Class P Common Unit and (B) the aggregate amount of distributions per Class A Share made by Och-Ziff during the same period, and the denominator of which is the Reference Price, or (ii) as otherwise set forth in a Partner Agreement; in each case, subject to any equitable adjustments for stock splits and other capitalization changes including, without limitation, the reverse stock split of the Class A Shares and Class B Shares of Och-Ziff that was effective as of January 3, 2019. The “Total Shareholder Return” for any Class P Common Unit shall not take into account more than $4.00 (subject to any equitable adjustments for stock splits and other capitalization changes) of aggregate distributions per Class A Share made by Och-Ziff during the period beginning on the Recapitalization Date until the end of the Distribution Holiday.

“Transfer” means, with respect to any Interest, any sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind, whether voluntary or involuntary, of such Interest. “Transferred” shall have a correlative meaning.

“Transfer Agent” means, with respect to any class of Units or the Class C Non-Equity Interests, such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Units or the Class C Non-Equity Interests; provided, however, that if no Transfer Agent is specifically designated for such class of Units or the Class C Non-Equity Interests, the Partnership shall act in such capacity.

“Transition Date” shall have the meaning ascribed to such term in the Governance Agreement.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as amended from time to time, or any federal income tax regulations promulgated after the date of this Agreement. A reference to a specific Treasury Regulation refers not only to such specific Treasury Regulation but also to any corresponding provision of any federal tax regulation enacted after the date of this Agreement, as such specific Treasury Regulation or corresponding provision is in effect and applicable on the date of application of the provisions of this Agreement containing such reference.

“Unit” means a fractional share of the Interests in the Partnership that entitles the holder thereof to such benefits as are specified in this Agreement or any Unit Designation and shall include the Common Units and PSIs but not the Class C Non-Equity Interests.

“Unit Designation” has the meaning set forth in Section 3.2(b).

“Voting Holiday Proxy” has the meaning set forth in Section 3.1(n)(iv)(A).

“Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(a), and (b) in respect of any Related Trust, means the Withdrawal of such Related Trust in accordance with Section 8.3(a). “Withdrawn” has the correlative meaning.

“Withdrawn General Partner” has the meaning set forth in Section 4.1(a).

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Organization. The Original Company was originally organized as a Delaware limited liability company under the LLC Act. The Original Company was converted to a Delaware limited partnership pursuant to the Act on June 25, 2007.

Section 2.2 Partnership Name. The name of the Partnership is “OZ Advisors LP.” The name of the Partnership may be changed from time to time by the General Partner.

Section 2.3 Registered Office, Registered Agent. The Partnership shall maintain a registered office in the State of Delaware at, and the name and address of the Partnership’s registered agent in the State of Delaware is, National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the General Partner.

Section 2.4 Certificates. Any Person authorized by the General Partner shall execute, deliver and file any amendment to or restatements of the Certificate of Limited Partnership and any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.5 Nature of Business; Permitted Powers. The purposes of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.6 Fiscal Year. Unless and until otherwise determined by the General Partner in its sole and absolute discretion, the fiscal year of the Partnership for federal income tax purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year (each, a “Fiscal Year”).

Section 2.7 Perpetual Existence. The Partnership shall have a perpetual existence unless dissolved in accordance with the provisions of Article IX of this Agreement.

Section 2.8 Limitation on Partner Liability. Except as otherwise expressly required by law, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner. No Partner shall have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership. For federal income tax purposes, the rules of Treasury Regulation Section 1.752-3 shall apply to determine a Partner’s share of any debt or obligation the terms of which provide that, in respect of the Partnership, the creditor has recourse only to the Partnership and its assets and not to any Partner.

Section 2.9 Indemnification.

(a) To the fullest extent permitted by applicable law, each Covered Person shall be indemnified and held harmless by the Partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, judgments, fines, amounts paid in settlement, losses, fees, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses and interest on any of the foregoing (collectively, “Damages”) sustained or incurred by such Covered Person by reason of any act performed or omitted by such Covered Person or by any other Covered Person in connection with the affairs of the Partnership or the General Partner unless such act or omission constitutes fraud, gross negligence or willful misconduct (the “Disabling Conduct”); provided, however, that any indemnity under this Section 2.9 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner or any Affiliate of any Limited Partner shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 2.9 shall include the right of a Covered Person to have paid on his behalf, or be reimbursed by the Partnership for, the reasonable expenses incurred by such Covered Person with respect to any Damages, in each case in advance of a final disposition of any action, suit or proceeding, including expenses incurred in collecting such amounts from the Partnership; provided, however, that such Covered Person shall have given a written undertaking to reimburse the Partnership in the event it is subsequently determined that he is not entitled to such indemnification.

(b) The right of any Covered Person to the indemnification provided herein (i) shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity, (ii) in the case of Covered Persons that are Partners, shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner, and (iii) shall extend to such Covered Person’s successors, assigns and legal representatives.

(c) The termination of any action, suit or proceeding relating to or involving a Covered Person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Covered Person committed an act or omission that constitutes Disabling Conduct.

(d) For purposes of this Agreement, no action or failure to act on the part of any Covered Person in connection with the management or conduct of the business and affairs of such Covered Person and other activities of such Covered Person which involve a conflict of interest with the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which such Covered Person realizes a profit or has an interest shall constitute, per se, Disabling Conduct.

Section 2.10 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Partnership or any Partner or any Affiliate of any Partner for any Damages incurred by reason of any act performed or omitted by such Covered Person unless such act or omission constitutes Disabling Conduct. In addition, no Covered Person shall be liable to the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any Affiliate thereof) for any action taken or omitted to be taken by any other Covered Person.

(b) A Covered Person shall be fully protected in relying upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person (other than such Covered Person) as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

(c) The right of any Partner that is a Covered Person to the exculpation provided in this Section 2.10 shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner.

(d) The General Partner may consult with legal counsel and accountants and any act or omission suffered or taken by the General Partner on behalf of the Partnership in reliance upon and in accordance with the advice of such counsel or accountants will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants were selected with reasonable care.

Section 2.11 Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person with any equity interest in the Partnership) or other Person bound by (or having rights pursuant to) the terms of this Agreement, a Covered Person acting pursuant to the terms, conditions and limitations of this Agreement shall not be liable to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person) for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or equity, are agreed by the Partners (and any other Person bound by or having rights pursuant to this Agreement) to modify to that extent such other duties and liabilities of the Covered Person to the extent permitted by law.

(b) Notwithstanding anything to the contrary in the Agreement or under applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action or omit to do any of the foregoing acting solely in its capacity as the General Partner, the General Partner shall, except where an express standard is set forth, be entitled to make such decision in its sole and absolute discretion (and the words “in its sole and absolute discretion” should be deemed inserted therefor in each case in association with the words “General Partner,” whether or not the words “sole and absolute discretion” are actually included in the specific provisions of this Agreement), and in so acting in its sole and absolute discretion the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any of the Partnership’s Affiliates, any Limited Partner or any other Person. To the fullest extent permitted by applicable law, if pursuant to this Agreement the General Partner, acting solely in its capacity as the General Partner, is permitted or required to make a decision in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 2.12 Confidentiality; Intellectual Property.

(a) Confidentiality. Each Partner acknowledges and agrees that the information contained in the books and records of the Partnership is confidential and, except in the course of such Partner performing such duties as are necessary for the Partnership and its

Affiliates, as required by law or legal process or to enforce the terms of this Agreement, at all times such Partner shall keep and retain in the strictest confidence and shall not disclose to any Person any confidential matters of the Partnership or any Person included within the Och-Ziff Group and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of any Investors, confidential information concerning the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed by any Person included within the Och-Ziff Group, including marketing, investment, performance data, fund management, credit and financial information, and other business or personal affairs of the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within the Och-Ziff Group learned by the Partner heretofore or hereafter. This Section 2.12(a) shall not apply to (i) any information that has been made publicly available by the Partnership or any of its Affiliates or becomes public knowledge (except as a result of an act of any Partner in violation of this Agreement), (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns or (iii) the disclosure of information with the prior written consent of the General Partner. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Partnership and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure. In addition, nothing in this Agreement or any policies, rules and regulations of OZ Management LP, or any other agreement between a Limited Partner and any member of the Och-Ziff Group prohibits or restricts the Limited Partner from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Intellectual Property. (i) Each Partner acknowledges and agrees that the Intellectual Property shall be the sole and exclusive property of the Partnership and such Partner shall have no right, title, or interest in or to the Intellectual Property.

(ii) All copyrightable material included in the Intellectual Property shall be deemed a “work made for hire” under the applicable copyright law, to the maximum extent permitted under such applicable copyright law, and ownership of all rights therein shall vest in the Partnership. To the extent that a Partner may retain any interest in any Intellectual Property by operation of law or otherwise, such Partner hereby assigns and transfers to the Partnership his or her entire right, title and interest in and to all such Intellectual Property.

(iii) Each Partner hereby covenants and binds himself and his successors, assigns, and legal representatives to cooperate fully and promptly with the Partnership and its designee, successors, and assigns, at the Partnership’s reasonable expense, and to do all acts necessary or requested by the Partnership and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Partnership’s rights in the Intellectual Property. Each Partner further agrees, and binds himself and his successors, assigns, and legal representatives, to cooperate fully and assist the Partnership in every way possible in the application for, or prosecution of, all rights pertaining to the Intellectual Property.

(c) If a Partner commits a breach, or threatens to commit a breach, of any of the provisions of Section 2.12(a) or Section 2.12(b), the General Partner shall have the right and remedy to have the provisions of such Section specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Partnership, the other Partners, any Person included within the Och-Ziff Group, and the investments, accounts and funds managed by Persons included within the Och-Ziff Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 2.13 Non-Competition; Non-Solicitation; Non-Disparagement; Non-Interference; and Remedies.

(a) Each Individual Limited Partner acknowledges and agrees, in connection with such Individual Limited Partner’s participation in the Partnership on the terms described in the Prior Partnership Agreement and this amendment and restatement of the terms of the Prior Partnership Agreement or, in the case of an Individual Limited Partner admitted to the Partnership subsequent to the date of the Prior Partnership Agreement, on the terms described herein and in such Individual Limited Partner’s Partner Agreement, if any, that: (i) the alternative asset management business (including, without limitation, for purposes of this paragraph, any hedge or private equity fund management business) is intensely competitive, (ii) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed, and will continue to develop and have access to and knowledge of, Confidential Information (including, but not limited to, material non-public information of the Och-Ziff Group and its Investors), (iii) the direct or indirect use of any such information for the benefit of, or disclosure of any such information to, any existing or potential competitors of the Och-Ziff Group would place the Och-Ziff Group at a competitive disadvantage and would do damage to the Och-Ziff Group, (iv) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed relationships with Investors and counterparties through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (v) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, may continue to develop relationships with Investors and counterparties, through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (vi) such Partner engaging in any of the activities prohibited by this Section 2.13 would constitute improper appropriation and/or use of the Och-Ziff Group’s Confidential Information and/or Investor and counterparty relationships, (vii) such Partner’s association with the Och-Ziff Group has been critical, and such Partner’s association with the Och-Ziff Group is expected to continue to be critical, to the success of the Och-Ziff Group, (viii) the services to be rendered, and relationships developed, for the benefit of and on behalf of the Partnership in his capacity as a Partner, are of a special and unique character, (ix) the Och-Ziff Group conducts the alternative asset management business throughout the world, (x) the non-competition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of such Partner’s education, skills, abilities and financial resources, such Partner acknowledges and agrees that such Partner will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 2.13 would prevent such Partner from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) without the prior written consent of the General Partner, (A) engage or otherwise participate in any manner or fashion in any Competing Business, (B) render any services to any Competing Business, or (C) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding less than 2% of the issued and outstanding stock of public companies); or

(ii) in any manner solicit or induce any of the Och-Ziff Group’s current or prospective Investors to (A) terminate (or diminish in any material respect) his investments with the Och-Ziff Group for the purpose of associating or doing business with any Competing Business, or otherwise encourage such Investors to terminate (or diminish in any respect) his investments with the Och-Ziff Group for any other reason or (B) invest in or otherwise participate in or support any Competing Business.

(c) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) in any manner solicit or induce any of the Och-Ziff Group’s current, former or prospective financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any material respect) his relationship with the Och-Ziff Group for the purpose of associating with any Competing Business, or otherwise encourage such financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any respect) his relationship with the Och-Ziff Group for any other reason; or

(ii) in any manner interfere with the Och-Ziff Group’s business relationship with any Investors, financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties.

(d) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person, in any manner solicit any of the owners, members, partners, directors, officers or employees of any member of the Och-Ziff Group to terminate their relationship or employment with the applicable member of the Och-Ziff Group, or hire any such Person (i) who is employed at the time of such solicitation by any member of the Och-Ziff Group, (ii) who is or was once an owner, member, partner, director, officer or employee of any member of the Och-Ziff Group as of the date of Special Withdrawal or Withdrawal of such Partner, or (iii) whose employment or relationship with any such member of the Och-Ziff Group terminated within the 24-month period prior to the date of Special Withdrawal or Withdrawal of such Partner or thereafter. Additionally, the Partner may not solicit or encourage to cease to work with any member of the Och-Ziff Group any consultant, agent or adviser that the Partner knows or should know is under contract with any member of the Och-Ziff Group.

(e) During the Restricted Period and at all times thereafter, each Individual Limited Partner will not, directly or indirectly, make, or cause to be made, any written or oral statement, observation, or opinion disparaging the business or reputation of the Och-Ziff Group, or any owners, partners, members, directors, officers, or employees of any member of the Och-Ziff Group. Notwithstanding any other provision of this Agreement or any other agreement entered into between an Individual Limited Partner and any member of the Och-Ziff Group and, in the case of any Individual Limited Partner that is an attorney, subject to such Individual Limited Partner’s compliance with any applicable obligations under the New York Rules of Professional Conduct and any similar rules applicable to such Individual Limited Partner: (a) pursuant to 18 U.S.C. § 1833(b), each Limited Partner understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Och-Ziff Group that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Limited Partner’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (b) the Limited Partner understands that if he files a lawsuit for retaliation by the Och-Ziff Group for reporting a suspected violation of law, the Limited Partner may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order; (c) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; and (d) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group shall prohibit or restrict the Limited Partner from making any voluntary disclosure of information or documents pertaining to alleged violations of law to any governmental agency or legislative body, any self-regulatory organization, the legal departments of the Och-Ziff Group, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Och-Ziff Group.

(f) Each Individual Limited Partner acknowledges and agrees that an attempted or threatened breach by such Person of this Section 2.13 would cause irreparable injury to the Partnership and the other members of the Och-Ziff Group not compensable in money damages and the Partnership shall be entitled, in addition to the remedies set forth in Sections 2.13(g) and 2.13(i), to obtain a temporary, preliminary or permanent injunction prohibiting any breaches of this Section 2.13 without being required to prove damages or furnish any bond or other security.

(g) Each Individual Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, and that the amounts set forth in this Section 2.13(g) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-

Ziff Group would suffer from a breach of Section 2.13(b) or, if applicable, of any of the non-competition covenants provided in such Partner’s Partner Agreement. In the event an Individual Limited Partner breaches Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, then:

(i) on or after the date of such breach, all Class P Common Units of such Partner and its Related Trusts, if any, shall be forfeited and cancelled and any other unvested Common Units of such Partner and its Related Trusts, if any, shall cease to vest and thereafter shall be reallocated in accordance with this Section 2.13(g);

(ii) on or after the date of such breach, (x) any PSIs or Deferred Cash Interests of such Partner and its Related Trusts shall be forfeited and cancelled, and (y) and all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by such Partner and its Related Trusts on or after the date of such breach shall not thereafter be made;

(iii) on or after the date of such breach, no other allocations shall be made to the respective Capital Accounts of such Partner and its Related Trusts, if any, and no other distributions shall be made to such Partners;

(iv) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any of the Common Units of such Partner or its Related Trusts, if any, shall be permitted under any circumstances notwithstanding anything to the contrary in this Agreement;

(v) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by such Partner or its Related Trusts, if any, through an exchange pursuant to the Exchange Agreement;

(vi) as of the applicable Reallocation Date, except as provided in Section 2.13(g)(i), all of the unvested and vested Common Units of such Partner and its Related Trusts, if any, and all allocations and distributions on such Common Units that would otherwise have been received by such Partners on or after the date of such breach shall be reallocated from such Partners to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts.

(vii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately:

(A) pay to the Continuing Partners, in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by such Individual Limited Partner or Related Trust thereof during such 24-month period on Class A Shares acquired pursuant to the Exchange Agreement;

(B) transfer any Class A Shares that were acquired at any time pursuant to the Exchange Agreement and held by such Individual Limited Partner or Related Trust thereof on and after the date of such breach to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts; and

(C) pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred on or after the date of such breach; and (ii) all distributions received by such Individual Limited Partner or Related Trust thereof on or after the date of such breach on Class A Shares acquired pursuant to the Exchange Agreement;

(viii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately pay a lump-sum cash amount equal to the total after-tax amount received by them as PSI Cash Distributions (including cash distributions in respect of Deferred Cash Interests), in each case during the 24-month period prior to the date of such breach, with such lump-sum cash amount to be paid to the Continuing Partners in proportion to the total number of Original Common Units owned by such Continuing Partner and its Original Related Trusts; and

(ix) such Partner and its Related Trusts agrees that he shall receive no payments, if any, that he would have otherwise received under the Tax Receivable Agreement on or after the date of such breach, and shall have no further rights under the Tax Receivable Agreement, the Exchange Agreement or the Registration Rights Agreement after such date.

Any reallocated Common Units received by a Continuing Partner pursuant to this Section 2.13(g) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements, if any, in accordance with Section 8.4 as the transferring Limited Partner had been before his breach of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement. Any Continuing Partner receiving reallocated Class A Common Units pursuant to this Section 2.13(g) shall be permitted to exchange fifty percent (50%) of such number of Class A Common Units (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1 in the event that the Exchange Committee determines in its sole discretion that the reallocation is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Class A Exchange Agreement (including the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code).

(h) Notwithstanding anything in Section 2.13(g) to the contrary, the General Partner may elect in its sole and absolute discretion to waive the application of any portion, all or none of the provisions of Section 2.13(g) in the case of the breach by any Partner of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement.

(i) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of this Section 2.13, in the event a Partner breaches Section 2.13(c), (d) or (e), then at the election of the General Partner in its sole and absolute discretion the Partnership shall be entitled to seek any other available remedies including, but not limited to, an award of money damages.

Section 2.14 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership and/or its Subsidiaries regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership may enter into indemnity contracts with Covered Persons and such other Persons as the General Partner shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 2.14, and containing such other procedures regarding indemnification as are appropriate and consistent with this Agreement.

Section 2.15 Representations and Warranties. Each Partner hereby represents and warrants to the others and to the Partnership as follows:

(a) Such Partner has all requisite power to execute, deliver and perform this Agreement; the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Partner or any of such Partner’s properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Partner of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Partners) such Partner’s legal, valid and binding obligation.

(c) Each Limited Partner expressly agrees that the Partners may, subject to the restrictions set forth in Sections 2.12, 2.13, 2.16, 2.18 and 2.19 and, if applicable, any Partner Agreement, regarding Confidential Information, Intellectual Property, non-competition, non-solicitation, non-disparagement, non-interference, devotion of time, short selling and hedging transactions, and compliance with relevant policies and procedures, engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding investments for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the direct or indirect account of the Partnership. Neither the Partnership nor any Limited Partner shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(d) Such Partner understands that (i) the Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(e) Such Partner understands that the Partnership is not obligated to register the Interests for resale under any applicable federal or state securities laws and that the Partnership is not obligated to supply such Partner with information or assistance in complying with any exemption under any applicable federal or state securities laws.

Section 2.16 Devotion of Time. Each Individual Limited Partner agrees to devote substantially all of his business time, skill, energies and attention to his responsibilities to the Och-Ziff Group in a diligent manner at all times prior to his Special Withdrawal or Withdrawal.

Section 2.17 Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interests of the Partners shall constitute personal property.

Section 2.18 Short Selling and Hedging Transactions. While each Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, such Partner and its Affiliates shall not, without PMC Approval, directly or indirectly, (a) effect any short sale (as such term is defined in Regulation SHO under the Exchange Act) of Class A Shares or any short sale of any Related Security, or (b) enter into any swap or other transaction, other than a sale (which is not a short sale) of Class A Shares or any Related Security to the extent permitted by this Agreement, that transfers to another, in whole or in part, any of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security. The foregoing clause (b) is expressly agreed to preclude each Partner and its Affiliates, while such Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, from engaging in any hedging or other transaction (other than a sale, which is not a short sale, of Class A Shares or any Related Security to the extent permitted by this Agreement) which is designed to or which reasonably could be expected to lead to or result in a transfer of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security, or a disposition of Class A Shares or any Related Security, even if such transfer or disposition would be made by someone other than such Partner or Affiliate thereof or any Person contracting directly with such Partner or Affiliate. For purposes of this Section 2.18 only, “Related Securities” shall include Class A-1 Common Units, PSIs and Deferred Cash Interests.

Section 2.19 Compliance with Policies. Each Individual Limited Partner hereby agrees that he shall comply with all policies and procedures adopted by any member of the Och-Ziff Group or which Limited Partners are required to observe by law, or by any recognized stock exchange, or other regulatory body or authority.

ARTICLE III

INTERESTS AND ADMISSION OF PARTNERS

Section 3.1 Units and other Interests.

(a) General. As of the Recapitalization Date, the Partnership has interests designated as “Class A Cumulative Preferred Units,” “Class A Common Units,” “Class A-1 Common Units,” “Class B Common Units,” “Class C Non-Equity Interests,” “Class D Common Units,” “Class E Common Units,” “Class P Common Units” and “Profit Sharing Interests.” Any Partnership interest may be held by the General Partner or any Limited Partner. Except as expressly provided herein, Common Units of each class shall entitle the holders thereof to equal rights under this Agreement. The General Partner shall record in the books of the Partnership the names of all Partners, and the number and class or type of interests held by them. Units and Class C Non-Equity Interests are allocated Net Income and Net Loss pursuant to Article VI. Distributions are paid with respect to the Units and Class C Non-Equity Interests as described in this Article III and pursuant to Article VII.

(b) Certificated and Uncertificated Units. From time to time, the General Partner may establish other classes or series of Units pursuant to Section 3.2. Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by a certificate (a “Certificate of Ownership”) in such form as the General Partner may approve in writing in its sole and absolute discretion. The Certificate of Ownership may contain such legends as may be required by law or as may be appropriate to evidence, if approved by the General Partner pursuant to Section 8.1, the pledge of a Partner’s Units. Each Certificate of Ownership shall be signed by or on behalf of the General Partner by either manual or facsimile signature. The Certificates of Ownership of the Partnership shall be numbered and registered in the register or transfer books of the Partnership as they are issued. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership and Transfer of Units. If a Certificate of Ownership is defaced, lost or destroyed it may be replaced on such terms, if any, as to evidence and indemnity as the General Partner determines in its sole and absolute discretion. Notwithstanding the foregoing, Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and PSIs shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units shall be reflected through appropriate entries in the books and records of the Partnership.

(c) Record Holder. Except to the extent that the Partnership shall have received written notice of a Transfer of Units and such Transfer complies with the applicable requirements of Section 8.1, the Partnership shall be entitled to treat (i) in the case of Units evidenced by Certificates of Ownership, the Person in whose name any Certificates of Ownership stand on the books of the Partnership and (ii) in the case of Units not evidenced by Certificates of Ownership and Class C Non-Equity Interests, the Person listed in the books of the Partnership as the holder of such Units or Class C Non-Equity Interests, as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units or Class C Non-Equity Interests on the part of any other Person. The name and business address of each Partner shall be set forth in the books of the Partnership.

(d) Class A Common Units and Class A-1 Common Units.

(i) Class A-1 Common Units. In the Merger, each Class A Common Unit outstanding immediately prior to the Merger was converted into 0.65 Class A Common Units and 0.35 Class A-1 Common Units. There shall only be one series of Class A-1 Common Units and, except as otherwise set forth in this Agreement or an applicable Partner Agreement, each Class A-1 Common Unit shall have the same rights, powers and duties, which shall be as set forth in this Section 3.1(d) and elsewhere in this Agreement.

(ii) Capital Accounts Attributable to Class A and Class A-1 Common Units. Immediately following the Merger, each Limited Partner retained the portion of such Limited Partner’s Capital Account attributable to the Class A Common Units outstanding immediately prior to the Merger that were converted into Class A-1 Common Units in the Merger. Such Limited Partner’s Capital Account attributable to such Class A Common Units that were converted into Class A-1 Common Units in the Merger (and federal income tax basis and other tax attributes, including, without limitation, the debt allocations pursuant to Section 752 of the Code, to the extent permissible) shall not be affected by any future cancellation of such Class A-1 Common Units as provided in Section 3.1(d)(v); instead such portion of such Limited Partner’s Capital Account shall be allocated in its entirety to the portion of such Limited Partner’s Capital Account attributable to such Limited Partner’s Class A Common Units.

(iii) Consent Rights.

(A) Class A Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, the following actions shall not be taken without the prior written consent of (i) the holders of a majority of the then-outstanding Class A Common Units and (ii) until 100% of the then-outstanding Post-Recap Class A Units have become Eligible Common Units, the holders of a majority of the then-outstanding Post-Recap Class A Units:

(I)

Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class A Common Units or Class A-1 Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class D Common Units, the Class E Common Units or the Class P Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class A Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the date hereof (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(II)

The issuance of any additional Class A Common Units or Class A-1 Common Units (excluding Class A Common Units issued upon the conversion of any other Common Units in accordance with Sections 3.1(f) or 3.1(g)).

(III)

(x) the creation of any new class of Class A Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class A Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class A Common Units following the end of the Distribution Holiday. For the avoidance of doubt, any consent rights of the holders of Class A Common Units described in this Agreement will not limit the rights of the holders of the Class A Cumulative Preferred Units and Debt Securities (which as of the Recapitalization Date have separate consent rights with respect to issuances of Class A Parity Units).

(IV)

The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class A Common Units or Class A-1 Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(d)(iii) (other than Section 3.1(d)(iii)(B)).

In connection with any consents to be obtained from the holders of Class A Common Units under this Section 3.1(d)(iii)(A), no consent fee or other consideration shall be offered to such holders.

(B) Class A Consent Rights for Non-DSO Parties. From the Recapitalization Date until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Common Units (excluding any Class A Common Units held by any DSO Parties at the applicable time) (such holders, the “Non-DSO Class A Holders”), the Och-Ziff Group shall not amend (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) (i) this Agreement if the impact of such amendment on the Non-DSO Class A Holders (solely in their capacity as holders of

Class A Common Units or Class A-1 Common Units) is disproportionately adverse, in any material respect, relative to the impact to the DSO Parties (solely in the DSO Parties’ capacity as holders of Class A Common Units or Class A-1 Common Units, as applicable) or (ii) this Section 3.1(d)(iii)(B).

(C) Amendments to Terms of Class A-1 Common Units. For all purposes of Section 10.2(a), holders of Class A-1 Common Units shall vote (i) together as a single class and (ii) separately from the other classes of Units.

(iv) Tag-Along Sales. Each Limited Partner that holds Class A Common Units or Class A-1 Common Units shall be a Potential Tag-Along Seller with respect to such Common Units in connection with any proposed Tag-Along Sale and any such Class A-1 Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Limited Partner with respect to any Class A Common Units or Class A-1 Common Units shall be subject to Section 3.1(h).

(v) Cancellation of Class A-1 Common Units. Upon (A) any Class E-1 Common Units or Additional Class E Common Units becoming Eligible Common Units or (B) any such Class E Common Units being cancelled (other than any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), in either case an equal number of Class A-1 Common Units shall be automatically cancelled, with each holder of Class A-1 Common Units bearing its pro rata share of such cancellation.

(vi) Participation through Additional Capital Contributions. Notwithstanding the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class A Limited Partners or the other Limited Partners to participate in (or the Class A Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class A Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class A Common Units of such Class A Limited Partner to achieve the applicable Book-Up Target.

(e) Conversion into Class E-2 Common Units. In the Merger, each Class D Common Unit outstanding immediately prior to the Merger was converted into (x) one Class D Common Unit on the same vesting schedule as prior to such conversion (each, a “Conversion Class D Common Unit”), and (y) one Class E-2 Common Unit (each, a “Conversion Class E-2 Common Unit”); provided that (i) on and immediately following the Conversion Class E-2 Notice Date, each Class D Limited Partner shall have outstanding either solely Conversion Class D Common Units or solely Conversion Class E-2 Common Units, as set forth below, and (ii) prior to the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units shall not have rights under this Agreement, including with respect to voting, approval, distributions or allocations.

(i) Conversion Class E-2 Notice Date. A Class D Limited Partner shall have the right, at such Limited Partner’s option, to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units. In order to exercise such election right, a Class D Limited Partner shall deliver to the General Partner, prior to March 8, 2019 (the “Conversion Class E-2 Notice Date” ), a completed and executed notice in the form attached to this Agreement as Exhibit D (an “Election Notice”), in the manner specified in Section 10.10 of this Agreement.

(ii) Delivery of Election Notice; Cancellation of Conversion Units. If a Class D Limited Partner delivers a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date electing to retain all of his Conversion Class E-2 Common Units, then all of his Conversion Class D Common Units shall be cancelled automatically and he shall retain all of his Conversion Class E-2 Common Units as of the close of business on such date. If a Class D Limited Partner either fails to deliver a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date, or delivers a properly completed and executed Election Notice before the close of business on such date electing to retain all of his Conversion Class D Common Units, then all of his Conversion Class E-2 Common Units shall be cancelled automatically and he shall retain all of his Conversion Class D Common Units as of the close of business on such date. In all cases, the Book-Up Target with respect to a Conversion Class E-2 Common Unit may not be satisfied sooner than 30 days following the issuance of such Unit.

(iii) Following the Conversion Class E-2 Notice Date. As of the opening of business on the first business day following the Conversion Class E-2 Notice Date, the books and records of the Partnership shall be updated to reflect the cancellation of each Class D Limited Partner’s Conversion Class D Common Units or Conversion Class E-2 Common Units, as applicable, in accordance with Section 3.1(e)(ii). Thereafter, any such retained Conversion Class E-2 Common Units shall have the same rights, powers and duties as the Class E-1 Common Units except as specified in the applicable Partner Agreement or in Section 3.1(g)(iv) or 3.1(n) or elsewhere in this Agreement.

(f) Class D Common Units. Class D Common Units may be conditionally issued in one or more series of such class. Class D Common Units of the first such series were designated as “Class D-1 Common Units,” with each subsequent series of Class D Common Units to be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class D Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class D Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class D Limited Partner, each series of Class D Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Exchanges; Conversion of Class D Common Units into Class A Common Units. No Class D Limited Partner shall be permitted to exchange any Class D Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class D Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement.

Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class D Common Unit is to be exchanged, a Class D Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class D common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(ii) Tag-Along Sales. Each Class D Limited Partner shall be a Potential Tag-Along Seller with respect to its Class D Common Units in connection with any proposed Tag-Along Sale and such Class D Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class D Limited Partner with respect to any such Class D Common Units shall be subject to Section 3.1(h).

(iii) Participation through Additional Capital Contributions. Notwithstanding the provisions of Section 3.1(f)(i) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class D Limited Partners or the other Limited Partners to participate in (or the Class D Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class D Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class D Common Units of such Class D Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class D Common Unit will automatically convert into a Class A Common Unit and such Class D Limited Partner will then be permitted to participate in such sale or exchange.

(iv) Participation in Liquidity Events. If any Class D Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class D Limited Partner’s Class D Common Units and in which such Class D Limited Partner would have been entitled to participate in accordance with Section 3.1(f)(i), then, following the end of such two-year period, such Class D Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(f)(i) or Section 3.1(f)(iii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class D Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(v) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class D Common Units and the rights of the Class A Common Units similarly and (y) the Class D Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class D Common Units or otherwise adversely affects the rights of Class D Common

Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(f)(v), the Class D Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A) or 3.1(d)(iii)(B).

(vi) Adjustments to Class D Common Units. The General Partner shall maintain a one-to-one correspondence between each Class D Common Unit and each Class A Common Unit into which each such Class D Common Unit may convert, and may make equitable adjustments to the Class D Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class D Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(g) Class E Common Units. Class E Common Units may be conditionally issued in one or more series of such class. Class E Common Units of the first such series granted after the Merger shall be designated as “Class E-1 Common Units,” and each subsequent series of Class E Common Units shall be designated with a consecutive number commencing with Class E-3 Common Units or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class E Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class E Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class E Limited Partner, each series of Class E Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Initial Class E Grant. On the Recapitalization Date, immediately following the Merger, 9,655,232 Class E-1 Common Units (such number, the “Initial Class E Grant”) shall be issued to existing Limited Partners. The retention of each grant shall be subject to the terms and conditions of an award agreement to be entered into between the applicable Limited Partner and the Operating Partnerships. The retention of any Class E-1 Common Units granted to each such Limited Partner is subject to such Limited Partner (A) delivering to the General Partner, prior to March 8, 2019, a completed and executed version of such award agreement, and (B) satisfying the conditions specified in such award agreement; and any grant as to which the conditions in the foregoing clauses (A) and (B) are not met shall be canceled as of March 11, 2019. All Class E-1 Common Units shall be subject to vesting in accordance with Exhibit E-1 hereto.

(ii) Additional Class E Common Units. After the Recapitalization Date, the General Partner may conditionally issue additional Class E Common Units (“Additional Class E Common Units”) in an aggregate number up to the excess of (A) the aggregate number of Class A-1 Common Units outstanding on the Recapitalization Date, over (B) the Initial Class E Grant (as reduced by any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), with any such Additional Class E Common Units to be issued on such terms determined by the Chief Executive Officer of Och-Ziff with the approval of the Compensation Committee, if applicable. The Additional Class E Common Units shall be granted to Active Individual LPs.

(iii) Class E Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, until the number of then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units) is less than 10% of the number of Class E Common Units outstanding on the Recapitalization Date immediately following the Merger (including any Conversion Class E Common Units that the holders thereof elect to retain pursuant to Section 3.1(e)), the following actions shall not be taken without the prior written consent of the holders of a majority of the then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units):

(A) Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class E Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class A Common Units, the Class D Common Units or the Class P Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class E Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the Recapitalization Date (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(B) (x) the creation of any new class of Class E Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class E Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class E Common Units following the end of the Distribution Holiday.

(C) The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class E Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(g).

In connection with any consents to be obtained from the holders of Class E Common Units under this Section 3.1(g)(iii), no consent fee or other consideration shall be offered to such holders.

(iv) Vesting of Conversion Class E-2 Common Units. If a Class D Limited Partner elects to retain any Conversion Class E-2 Common Units in accordance with Section 3.1(e), such Conversion Class E-2 Common Units shall be subject to vesting in accordance with Exhibit E-2 hereto.

(v) Exchanges; Conversion of Class E Common Units into Class A Common Units. No Class E Limited Partner shall be permitted to exchange any Class E Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class E Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class E Common Unit is to be exchanged, a Class E Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class E common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(vi) Tag-Along Sales. Each Class E Limited Partner shall be a Potential Tag-Along Seller with respect to its Class E Common Units in connection with any proposed Tag-Along Sale and such Class E Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class E Limited Partner with respect to any such Class E Common Units shall be subject to Section 3.1(h).

(vii) Participation through Additional Capital Contributions Notwithstanding the provisions of Section 3.1(g)(v) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class E Limited Partners or the other Limited Partners to participate in (or the Class E Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class E Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class E Common Units of such Class E Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class E Common Unit will automatically convert into a Class A Common Unit and such Class E Limited Partner will then be permitted to participate in such sale or exchange.

(viii) Participation in Liquidity Events. If any Class E Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class E Limited Partner’s Class E Common Units and in which such Class E Limited Partner would have been entitled to participate in accordance with Section 3.1(g)(v), then, following the end of such two-year period, such Class E Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(g)(v) or Section 3.1(g)(vii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class E Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(ix) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class E Common Units and the rights of the Class A Common Units similarly and (y) the Class E Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class E Common Units or otherwise adversely affects the rights of Class E Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(g)(ix), the Class E Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A), 3.1(d)(iii)(B) or 3.1(g)(iii).

(x) Adjustments to Class E Common Units. The General Partner shall maintain a one-to-one correspondence between each Class E Common Unit and each Class A Common Unit into which each such Class E Common Unit may convert, and may make equitable adjustments to the Class E Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class E Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(h) Participation by Class A Common Units, Class A-1 Common Units, Class D Common Units and Class E Common Units in a Liquidity Event. Notwithstanding anything in this Agreement to the contrary, in the event of a Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, (i) if any class of Common Units is permitted to participate in a sale of such Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event (such class of Common Units, the “Initial Permitted Common Units”), all other classes of Common Units shall be permitted to participate in a sale of those Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, in each case on the same terms and conditions as the Initial Permitted Common Units, and (ii) the consideration to which any Limited Partner holding Class A Common Units, Class A-1 Common Units, Class D Common Units or Class E Common Units shall be entitled with respect to any such Common Unit that is to be sold in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event shall be in proportion to such Limited Partner’s Economic Capital Account Balance attributable to such

Common Unit (taking into account the Economic Capital Account Balances of the Common Units participating directly or indirectly in such event, including Class B Common Units). For the avoidance of doubt, to the extent the Common Units have achieved their Book-Up Target at the time of any such liquidity event, any such consideration paid in respect of such Common Units shall be in proportion to such Common Units’ Percentage Interests relative to the Percentage Interests of all the Common Units entitled to participate in such liquidity event.

(i) Profit Sharing Interests. Interests in the Partnership shall include a class of Units designated as “Profit Sharing Interests,” which may be conditionally issued in one or more series of such class (each, a “PSI”). The first series of such class shall be designated as “Series 1 PSIs,” with each subsequent series of PSIs to be designated with consecutive numbers indicating the order in which series have been issued, or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. The respective Interests in the PSIs conditionally held by each Individual Limited Partner (each, a “PSI Limited Partner”) shall be as recorded in the books of the Partnership as being owned by such Partner pursuant to this Section 3.1, with each Person receiving a conditional grant of PSIs being admitted as a Limited Partner upon such grant if such Person was not previously a Limited Partner. Except as otherwise set forth in this Agreement or any applicable Partner Agreement and subject to Section 3.1(i)(ix), each PSI shall have the rights, powers and duties set forth below and elsewhere in this Agreement:

(i) Grants, Reallocations and Cancellations of PSIs. At all times, each PSI Limited Partner will conditionally own an equal number of PSIs in the Partnership and each of the other Operating Group Entities. The PMC Chairman may in his discretion conditionally grant any number of PSIs at any time to any existing Individual Limited Partners or other Person who becomes an Individual Limited Partner in connection with such grant. At any time, the PMC Chairman in his sole discretion may determine to (A) conditionally reallocate PSIs held by any PSI Limited Partner to any other Limited Partners, whether or not they are PSI Limited Partners, or (B) cancel any PSIs held by any PSI Limited Partner. PSIs forfeited by any PSI Limited Partner in accordance with this Agreement or the terms of any Partner Agreement shall automatically be cancelled.

(ii) PSI Distributions. Unless otherwise specified in any applicable Partner Agreement, a PSI Limited Partner shall conditionally receive distributions with respect to such PSI Limited Partner’s PSIs from the Partnership and the other Operating Group Entities in respect of any Fiscal Year in an aggregate annual amount equal to the product of (i) such PSI Limited Partner’s PSI Number in respect of such Fiscal Year, and (ii) the aggregate distributions made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year (the aggregate amounts to be distributed to any PSI Limited Partner with respect to such PSI Limited Partner’s PSIs by the Partnership and the other Operating Group Entities in respect of any Fiscal Year, such PSI Limited Partner’s “PSI Distribution” in respect of such Fiscal Year). In order to be eligible to receive any portion of the PSI Distribution in respect of any Fiscal Year, the PSI Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of the applicable distribution date of such portion of such PSI Distribution.

(iii) Types of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner by the Partnership and the other Operating Group Entities with respect to the PSIs of such PSI Limited Partner shall be conditionally distributed at the times and in the amounts described in this Section 3.1(i) in a combination of (A) cash to be conditionally distributed to the Limited Partner by one or more of the Operating Group Entities, which may include a conditional grant of Deferred Cash Interests by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner, and (B) a conditional grant by the Operating Group Entities of Operating Group D Units.

(iv) Proportions of Cash and Units. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year shall be conditionally distributed at the times specified in Section 3.1(i)(v) such that, on an aggregate basis, it shall be conditionally made:

(A) 75% in the form of cash distributions, to be satisfied by distributions from one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion (the “PSI Cash Distribution”), of which a portion equal to 60% of the PSI Distribution shall be distributed in accordance with clauses (A) and (B) of Section 3.1(i)(v) and the remainder shall be distributed in the form of Deferred Cash Interests in accordance with clause (C) of Section 3.1(i)(v) (the “Deferred Cash Distribution”); and

(B) 25% in the form of a grant of Operating Group D Units by the Operating Group Entities in accordance with clause (D) of Section 3.1(i)(v) (the “PSI Class D Unit Distribution”).

(v) Timing of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Article VII and Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year may be conditionally made during the subsequent Fiscal Year, on January 15 and the 4Q Distribution Date, provided that the PSI Limited Partner has not been subject to a Withdrawal or a Special Withdrawal as of the applicable date, as follows:

(A) as of such January 15, a portion of the PSI Cash Distribution for such Fiscal Year shall be distributed in cash to such PSI Limited Partner in an amount equal to 50% of such PSI Cash Distribution (not including any Deferred Cash Distribution); provided that, for purposes of this Clause (A), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(B) as of such 4Q Distribution Date, the amount of the PSI Cash Distribution in respect of such Fiscal Year, less the amounts of such PSI Cash Distribution to be distributed in accordance with Clause (A) above or Clause (C) below, shall be distributed in cash to such PSI Limited Partner, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(C) as of such 4Q Distribution Date, the Deferred Cash Distribution in respect of such Fiscal Year shall be distributed to such PSI Limited Partner in the form of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner; and

(D) the PSI Class D Unit Distribution in respect of such Fiscal Year shall be satisfied by a grant of Operating Group D Units to be made by the Operating Group Entities as of the 4Q Distribution Date relating to such Fiscal Year, with the number of Operating Group D Units to be calculated in accordance with the applicable Partner Agreement.

(vi) Vesting; Transfer. PSIs shall not vest and may be reallocated or cancelled as provided in this Section 3.1(i) and any Partner Agreement. No PSI Limited Partner may Transfer any PSIs or Deferred Cash Interests under any circumstances, and any purported Transfer of PSIs or Deferred Cash Interests shall be null and void and of no force and effect.

(vii) PSI Liquidity Events. Notwithstanding the provisions of Section 3.1(i)(vi), in the PMC Chairman’s sole discretion, a PSI Limited Partner may participate in a PSI Liquidity Event with respect to such PSI Limited Partner’s PSIs on the same terms as Class A Common Units participate, provided that such PSI Limited Partner may only participate in such a PSI Liquidity Event to the extent that the PSIs held by such PSI Limited Partner have become economically equivalent to Class A Common Units, although PSIs shall not convert into Class A Common Units upon becoming economically equivalent to them. The General Partner in its sole discretion may permit any such PSI Limited Partner to make such Capital Contributions as would enable the relevant number of PSIs of such PSI Limited Partner to become economically equivalent to Class A Common Units, in which case such PSIs shall be permitted to participate in such PSI Liquidity Event.

(viii) Adjustments to PSIs. The General Partner may in its sole discretion make equitable adjustments to the PSIs to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors.

(ix) Terms of the PSIs and PSI Distributions. The PMC Chairman at any time may determine in his sole discretion to amend, supplement, modify or waive the terms of this Section 3.1(i) and any other provisions in this Agreement or any Partner Agreement relating to PSIs, PSI Distributions, PSI Class D Unit Distributions or PSI Cash Distributions, including Deferred Cash Interests, including, without limitation, with respect to the terms of previously granted PSIs or distributions thereon; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Partner.

(x) Terms of Deferred Cash Interests. Anything herein to the contrary notwithstanding, any Deferred Cash Interests shall be paid pursuant to the terms of the DCI Plan and the applicable Partner Agreements and award agreements relating to individual grants of Deferred Cash Interests which shall set forth the applicable vesting and payment terms and all such terms shall be subject to the requirements of Section 409A of the Code.

(j) Class P Common Units. Class P Common Units may be conditionally issued in one or more series of such class. Class P Common Units of the first such series shall be designated as “Class P-1 Common Units,” and each subsequent series of Class P Common Units shall be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class P Common Units shall be issued to Active Individual LPs (each, a “Class P Limited Partner”) as and when determined by the General Partner with the approval of the PMC Chairman, and shall be issued pursuant to a Partner Agreement substantially in the form of award agreement attached to this Agreement as Exhibit B or in such other form that is otherwise determined by the General Partner. Except as otherwise set forth in this Agreement or the applicable Partner Agreement of any Class P Limited Partner, each series of Class P Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Vesting; Forfeiture. Each Class P Common Unit of a Class P Limited Partner shall conditionally vest on the date that both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied; provided, that, upon the earlier of (x) such Class P Limited Partner ceasing to be an Active Individual LP and (y) the last day of the Class P Performance Period, each such Class P Limited Partner’s unvested Class P Common Units shall be forfeited and cancelled except as follows:

(A) upon such Class P Limited Partner’s Withdrawal for Cause at any time pursuant to clause (A) of Section 8.3(a)(i) (Cause), all of the vested and unvested Class P Common Units held by such Class P Limited Partner shall be forfeited and cancelled;

(B) if the Class P Service Condition is satisfied on or prior to the effective date of any Withdrawal of such Class P Limited Partner resulting from Retirement but prior to the Class P Performance Condition being satisfied, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units;

(C) if the Class P Service Condition is satisfied on or prior to the effective date of such Class P Limited Partner’s Special Withdrawal or Withdrawal (other than any Withdrawal pursuant to clause (A) of Section 8.3(a)(i) (Cause) or pursuant to clause (C) of Section 8.3(a)(i) (Resignation) as a result of Retirement), all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained until the first anniversary of the effective date of such Withdrawal or Special Withdrawal; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the earlier of (i) such first anniversary date or (ii) the last day of the Class P Performance Period shall be forfeited and cancelled; and provided, further, that any Class P Common Units that have satisfied the Class P Performance Condition on or prior to such date shall be retained as Participating Class P Common Units; and

(D) in the event of the death or Disability of such Class P Limited Partner, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained by such Class P Limited Partner and the Class P Service Condition (but not the Class P Performance Condition) shall be waived (if not already satisfied); provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units.

(ii) Exchange Rights. No Class P Limited Partner shall be permitted to exchange pursuant to the Exchange Agreement any Class P Common Unit issued on any grant date except to the extent that (A) both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied or waived, (B) the Class P Common Unit has achieved the Book-Up Target, and (C) the Distribution Holiday has ended, provided that, in the event that the Exchange Committee has established an Exchange Event during the Distribution Holiday in accordance with Section 8.1(b) then each Class P Limited Partner holding any Class P Common Units that have satisfied the conditions in the foregoing clauses (A) and (B) as of the date of such Exchange Event (any such Class P Common Units, “Eligible Class P Units”) shall be permitted to exchange any such Eligible Class P Units; provided that the number of Eligible Class P Units to be exchanged may not represent a greater percentage of the Class P Common Units then held by such Class P Limited Partner than the percentage of all then outstanding Class A Common Units, Class D Common Units and Class E Common Units that are Exchangeable Common Units in respect of such Exchange Event. In addition, notwithstanding anything to the contrary with respect to any Exchange Agreement governing any Class P Common Units, any exchange of Eligible Class P Units shall be subject to the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code and limitations arising pursuant to any applicable insider trading policy, treating such Eligible Class P Units as though they were Exchangeable Common Units for this purpose; provided, that if any Delayed Exchangeable Group Units (as defined in the Class A Exchange Agreement) (including any Eligible Class P Units that are treated as Delayed Exchangeable Group Units pursuant to this sentence, “Delayed Exchangeable Units”) are outstanding immediately prior to any Class P Common Unit becoming an Eligible Class P Unit or any other Common Unit becoming an Exchangeable Common Unit (all such Eligible Class P Units or Exchangeable Common Units, “Subsequently Exchangeable Units”), then any such Subsequently Exchangeable Units shall not be eligible for exchange until all such Delayed Exchangeable Units have been exchanged in accordance with the applicable Exchange Agreement.

(iii) Tag-Along Rights; Drag-Along Rights. Each Class P Limited Partner shall be a Potential Tag-Along Seller with respect to its Class P Common Units in connection with any proposed Tag-Along Sale and such Class P Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5, but only to the extent that (A) the Class P Service Condition applicable to such Class P Common Unit has been satisfied or waived in the General Partner’s discretion, (B) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the terms of the Tag-Along Offer, and (C) the Class P Common Unit has achieved the Book-Up Target. Certain Class P Common Units may be deemed to be Participating Class P Common Units upon the occurrence of a proposed Drag-Along Sale to the extent and as provided in Section 3.1(j)(iv). Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of a proposed Tag-Along Sale but are permitted to participate in such Tag-Along Sale in accordance with this Section 3.1(j)(iii) shall be deemed to be Participating Class P Common Units. Subject to the other terms of this Agreement, Class P Common Units that are Non-Participating Class P Common Units prior to the occurrence of a proposed Drag-Along Sale that is not subject to Section 3.1(j)(iv) shall be retained as Non-Participating Class P Common Units following the Drag-Along Sale; provided, that any Class P Common Units that are Non-Participating Class P Common Units following a Drag-Along Sale subject to Section 3.1(j)(iv) shall be forfeited and cancelled upon the date of such event as provided in Section 3.1(j)(iv).

(iv) Class P Liquidity Events. Upon the occurrence of a Class P Liquidity Event, each Class P Common Unit shall participate on a pro rata basis with other classes of Common Units regardless of whether the Class P Service Condition has been satisfied or waived, but only to the extent that (A) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the relevant Class P Liquidity Event, and (B) the Class P Common Unit has achieved the Book-Up Target. If the Total Shareholder Return upon the date of the applicable Class P Liquidity Event is greater than one Class P Performance Threshold and less than the next Class P Performance Threshold, a ratable portion of the Class P Common Units with the higher Class P Performance Threshold shall become entitled to participate pro rata in such Class P Liquidity Event. Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of such Class P Liquidity Event but are permitted to participate in such Class P Liquidity Event in accordance with this Section 3.1(j)(iv) shall be deemed to be Participating Class P Common Units. Any Non-Participating Class P Common Unit that is not deemed to satisfy the relevant Class P Performance Condition immediately prior to such Class P Liquidity Event shall be forfeited and cancelled upon the date of such event.

(v) Adjustments to Class P Common Units. The General Partner shall maintain a one-to-one correspondence between each Operating Group P Unit and each Class A Share into which each such Operating Group P Unit may be exchanged, and may make equitable adjustments to the Class P Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class P Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(vi) Amendments. The provisions of this Section 3.1(j) and other provisions of this Agreement relating to Class P Common Units may be amended, supplemented, modified or waived by the General Partner with the approval of the PMC Chairman; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Limited Partner, except (A) as provided in Section 10.2(a)(i); (B) that pursuant to Section 10.2(a)(ii), (x) the Class P Common Units shall be treated as Class A Common Units and shall vote together with Class A Common Units in respect of any amendment that adversely affects the rights of the Class P Common Units and the rights of the Class A Common Units similarly, and (y) the Class P Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class P Common Units; and (C) that pursuant to Section 10.2(a)(iii), the Class P Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder.

(k) Reallocations of Common Units. In the event of any reallocation of Common Units under this Agreement forfeited from and after the date hereof, notwithstanding anything to the contrary in any Partner Agreement entered into prior to the date hereof, the General Partner shall determine in its sole discretion the class and series of Common Units to which each such Common Unit shall belong upon its reallocation, and such class and series may differ from those of the reallocated Common Unit if doing so may mitigate any adverse tax consequences that might otherwise result from such reallocation.

(l) Voting Rights relating to Common Units, PSIs and Class C Non-Equity Interests. Holders of Common Units (other than Class B Common Units) shall have no voting, consent or approval rights with respect to any matter submitted to holders of Units for their consent or approval, except as set forth in Sections 3.1(d)(iii), 3.1(f)(v), 3.1(g)(iii), 3.1(g)(ix), 3.1(j)(vi) and 10.2. Holders of Class C Non-Equity Interests and PSI Limited Partners (other than as holders of Common Units) shall have no voting, consent or approval rights with respect to any matter.

(m) Automatic Conversion upon Exchanges. If, as a result of an exchange pursuant to the Exchange Agreement, Och-Ziff or any of its Subsidiaries (excluding any Operating Group Entity and any Subsidiary of an Operating Group Entity) acquires (in any manner) any Common Units, each such Common Unit will automatically convert into one Class B Common Unit, unless otherwise determined or cancelled.

(n) Class A Shares; Class B Shares.

(i) Reservation of Class A Shares. The Class E Limited Partners agree and acknowledge that, in addition to being subject to Section 3.1(g)(v), the exchange rights of holders of Class E Common Units issued on any grant date are conditional upon a sufficient number of Class A Shares being reserved under the Och-Ziff Incentive Plan to satisfy such exchange rights. If the Och-Ziff Incentive Plan does not have the capacity on the relevant grant date (or, in the case of any Conversion Class E-2 Common Units being retained by a Class E Limited Partner pursuant to Section 3.1(e), at the close of business on the Conversion Class E-2 Notice Date) to reserve a sufficient number of Class A Shares then such Class E Common Units shall not become exchangeable unless and until the shareholders of Och-Ziff subsequently approve an amendment to the Och-Ziff Incentive Plan to permit such reservations to be made.

(ii) Issuance of Class B Shares to Class E Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class E Limited Partner who is an Individual Limited Partner upon the vesting of any Operating Group E Unit held by such Class E Limited Partner or his Related Trusts (or, if such Operating Group E Unit has converted into an Operating Group A Unit prior to vesting, then upon the vesting of such Operating Group A Unit); provided that any such Class B Share shall be issued on the date on which shareholder approval to any such amendment to the Och-Ziff Incentive Plan is received, if later than the vesting date.

(iii) Issuance of Class B Shares to Class D Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class D Limited Partner who is an Individual Limited Partner in respect of each additional complete Operating Group A Unit conditionally owned by him and his Related Trusts as their Operating Group D Units convert into Operating Group A Units, with each such Class B Share to be issued to such Class D Limited Partner as of the date from which such Class D Limited Partner holds such additional complete Operating Group A Unit.

(iv) Class B Shareholders Agreement; Proxy.

(A) Each Individual Limited Partner agrees that, if he is issued Class B Shares at a time when he is not a party to the Class B Shareholders Agreement, then simultaneously with such issuance of Class B Shares, he shall execute either (A) if the Class B Shareholders Agreement has not been terminated as of the date of such issuance, a joinder providing for him to become a party to, and bound by, the Class B Shareholders Agreement, or (B) if the Class B Shareholders Agreement has been terminated as of the date of such issuance, a separate instrument pursuant to which he agrees to be bound by the terms of the proxy set forth in Section 2.3(b) of the Class B Shareholders Agreement, as amended pursuant to the Governance Agreement (the “Voting Holiday Proxy”).

(B) In the event that the Voting Holiday Proxy ceases to be effective prior to the end of the Voting Holiday (as defined in the Governance Agreement), each holder of Corresponding Class B Shares (as defined in the Governance Agreement) hereby irrevocably constitutes and appoints the Chief Executive Officer and the Chief Financial Officer of Och-Ziff as the sole and exclusive attorneys-in-fact and proxies of such Class B Shareholder, each of them with the power to act alone and with full power of substitution and resubstitution, on the same terms and to the same extent as if the Voting Holiday Proxy had remained in effect, with the proxy under this Section 3.1(n)(iv)(B) to then remain in effect until the end of the Voting Holiday.

(v) Transfer Restrictions; Automatic Transfer of Class B Shares. Unless otherwise determined by the General Partner, in the event that any Operating Group A Units or Operating Group E Units in respect of which Class B Shares have been issued are reallocated or Transferred directly or indirectly to any other Limited Partner, then the Class B Shares associated with such any Operating Group A Units or Operating Group E Units shall be automatically reallocated to the Operating Group Entities and then subsequently reallocated to such Limited Partner (or, if such Limited Partner is a Related Trust of an Individual Limited Partner, to such Individual Limited Partner); provided, however, that if any such Operating Group A Units are converted into unvested Operating Group E Units upon receipt by a Limited Partner, then the Partnership shall cause Och-Ziff to simultaneously cancel the Class B Shares associated with such Operating Group A Units pursuant to Och-Ziff’s Organizational Documents. Except as provided herein, each Limited Partner agrees that it may not, under any circumstances, Transfer any Class B Shares without the consent of the General Partner, and any purported Transfer of Class B Shares shall be null and void and of no force and effect.

(vi) Cancellation of Class B Shares.

(A) Upon the issuance of any Class B Shares to a Class E Limited Partner pursuant to Section 3.1(n)(ii) upon the vesting of any Operating Group E Units comprised of Class E-1 Common Units or Additional Class E Common Units (or the vesting of an Operating Group A Unit into which any such Operating Group E Unit has converted) held by such Class E Limited Partner or his Related Trusts, then the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares associated with the Operating Group A-1 Units, with each holder of Operating Group A-1 Units bearing its pro rata share of such cancellation. The Partnership shall provide each holder of Operating Group A-1 Units with prompt written notice of any such cancellation.

(B) If the Operating Group Units of any Individual Limited Partner or his Related Trusts are cancelled for any reason, then, to the extent that any Class B Shares have been issued and remain outstanding in respect of such Operating Group Units at the relevant time, the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares held by such Individual Limited Partner.

(C) In accordance with Och-Ziff’s Organizational Documents, any Class B Shares that are cancelled as described in this Section 3.1(n)(vi) or in Section 3.1(n)(v) shall be cancelled on the books and records of Och-Ziff and such Class B Shares shall have no further rights or privileges and shall no longer be deemed to be outstanding equity securities of Och-Ziff for any purpose from and after the date of their cancellation.

Section 3.2 Issuance of Additional Units and other Interests.

(a) Additional Units. The General Partner may from time to time in its sole and absolute discretion admit any Person as an additional Limited Partner of the Partnership (each such Person, if so admitted, an “Additional Limited Partner” and, collectively, the “Additional Limited Partners”). A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner in the books of the Partnership. Each Substitute Limited Partner shall be deemed an Additional Limited Partner whose admission as an Additional Limited Partner has been approved in writing by the General Partner for all purposes hereunder. Subject to the satisfaction of the foregoing requirements and Section 4.1(c), the General Partner is hereby expressly authorized to cause the Partnership to issue additional Units for such consideration and on such terms and conditions, and to such Persons, including the General Partner, any Limited Partner or any of their Affiliates, as shall be established by the General Partner in its sole and absolute discretion, in each case without the approval of any other Partner or any other Person. Without limiting the foregoing, but subject to Section 4.1(c), the General Partner is expressly authorized to cause the Partnership to issue Units (A) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (B) for less than fair market value or no consideration, so long as the General Partner concludes that such issuance is in the best interests of the Partnership and its Partners, and (C) in connection with the merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Partnership. The General Partner is hereby expressly authorized to take any action, including without limitation amending this Agreement without the approval of any other Partner, to reflect any issuance of additional Units. Subject to Section 4.1(c), additional Units may be Class A Common Units, Class B Common Units or other Units.

(b) Unit Designations. Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”).

(i) Class A Cumulative Preferred Units. The Class A Cumulative Preferred Units outstanding immediately prior to the Merger were exchanged for Class A Cumulative Preferred Units created pursuant to the Unit Designation attached as Exhibit C hereto (the “Class A Preferred Unit Designation”) and Debt Securities under the Senior Subordinated Loan Agreement pursuant to Section 2.3(d) of the Merger Agreement. The Partnership and each of the Partners acknowledge and agree to treat for federal income tax purposes (and applicable state and local income tax purposes), except to the extent otherwise required by applicable law, (i) such exchange for Debt Securities under the Senior Subordinated Loan Agreement as a promise to make future payments on the exchanged Class A Cumulative Preferred Units, (ii) any cash payments of interest made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as guaranteed payments within the meaning of Section 707(c) of the Code made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units, and (iii) any payments, other than interest payments, made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as a distribution made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units pursuant to Article VII.

(c) Unit Rights. Without limiting the generality of the foregoing, but subject to Section 4.1(c), in respect of additional Units the General Partner shall have authority to specify (i) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of each such class or series of Units; (ii) the right of holders of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Partnership distributions; (iii) the rights of holders of each such class or series of Units upon dissolution and liquidation of the Partnership; (iv) the voting rights, if any, of holders of each such class or series of Units; and (v) the conversion, redemption or exchange rights applicable to each such class or series of Units. The total number of Units that may be created and issued pursuant to this Section 3.2 is not limited.

(d) Class C Non-Equity Interests. Class C Non-Equity Interests may only be issued to a Limited Partner as consideration for the provision of services to the Partnership in the form of future allocations of Net Income to such Limited Partner. No Partner may, under any circumstances, Transfer any Class C Non-Equity Interests, and any purported Transfer of Class C Non-Equity Interests shall be null and void and of no force and effect. Holders of Class C Non-Equity Interests shall have no right to receive any allocations thereon, and allocations, if any, made thereon to such Limited Partner need not be made in proportion to the number of Common Units or other Units held by such Limited Partner. Holders of Class C Non-Equity Interests shall have only the limited rights expressly set forth in this Agreement. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership of Class C Non-Equity Interests.

(e) Additional Limited Partners. Subject to the other terms of this Agreement, the rights and obligations of an Additional Limited Partner to which Units are issued shall be set forth in such Additional Limited Partner’s Partner Agreement, the Unit Designation relating to the Units issued to such Additional Limited Partner or a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement (but shall not require the approval of any Limited Partner) and shall be incorporated herein by this reference. Such rights and obligations may include, without limitation, provisions describing the vesting of the Units issued to such Additional Limited Partner and the reallocation of such Units or other consequences of the Withdrawal of such Additional Limited Partner other than due to a breach of any of the covenants in Section 2.13(b) or, if applicable, any of those provided in such Additional Limited Partner’s Partner Agreement.

ARTICLE IV

VOTING AND MANAGEMENT

Section 4.1 General Partner: Power and Authority.

(a) Pursuant to the Prior Partnership Agreement, Och-Ziff GP LLC, a Delaware limited liability company (the “Withdrawn General Partner”), was removed as general partner of the Partnership and the Initial General Partner was admitted as general partner of the Partnership from the date of the Prior Partnership Agreement. The business and affairs of the Partnership shall be managed exclusively by the General Partner; provided, however, that the General Partner may delegate such power and authority to the Partner Management Committee (or its Chairman), the Partner Performance Committee (or its Chairman) or such other committee (or its chairman) as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or in a resolution duly adopted by the General Partner. Initially the General Partner has delegated certain power and authority to the Partner Management Committee and the Partner Performance Committee, as set forth elsewhere in this Agreement. Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner shall have the power and authority, on behalf of and in the name of the Partnership, to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership and to perform all acts which it may deem necessary or advisable in connection therewith, with such acts including, but not being limited to, the approval of a merger or consolidation involving the Partnership, or of the conversion, transfer, domestication or continuance of the Partnership, or of the compromise of any obligation of a Partner to make a contribution or return money or other property to the Partnership, to the fullest extent permitted by applicable law, by the General Partner without the consent or approval of any of the other Partners. Appraisal rights permitted under Section 17-212 of the Act shall not apply or be incorporated into this Agreement, and no Partner or assignee of an Interest shall have any of the dissenter or appraisal rights described therein. The Limited Partners, in their capacity as limited partners (and not as officers of the General Partner or members of any committee established by the General Partner), shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of or bind the Partnership in connection with any matter. The Partners agree that all determinations, decisions and actions made or taken by the General Partner, the Partner Management Committee (or its Chairman) or the Partner Performance Committee (or its Chairman) in accordance with this Agreement shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

(b) Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to remove the General Partner at any time, with or without cause. Upon the withdrawal or removal of the General Partner, Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to appoint a successor General Partner; provided, however, that any successor General Partner must be a direct or indirect wholly owned Subsidiary of Och-Ziff. Any Person appointed as a successor General Partner by the Limited Partners holding a majority of the outstanding Class B Common Units shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferring General Partner, and shall be liable for all obligations of the General Partner arising from and after such date, and shall be responsible for all duties of the General Partner, once such Person has executed such instruments as may be necessary to effectuate its admission and to confirm its agreement to be bound by all the terms and provisions of this Agreement in its capacity as the General Partner.

(c) In order to protect the economic and legal rights of the Original Partners set forth in this Agreement and the Exchange Agreement, unless the General Partner has received PMC Approval, (i) the General Partner shall not take any action, and shall not permit any Subsidiary of the Partnership to take any action, that is prohibited under Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time) and (ii) the General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time).

(d) The General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership on such terms and for such compensation as the General Partner may determine in its sole and absolute discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of the General Partner or of one or more of the Limited Partners. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of any Partner or any of their respective Affiliates.

Section 4.2 Partner Management Committee.

(a) Establishment. The General Partner has established a partner management committee (the “Partner Management Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Management Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Management Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Management Committee effective as of such date and continuing until at least the end of the Distribution Holiday and the achievement of the Book-Up Target for all Class A Common Units. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Management Committee in accordance with the foregoing sentence, the Partner Management Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Management Committee may change from time to time in accordance with Section 4.2(b). The Partner Management Committee shall have the powers and responsibilities described in Section 4.2(d).

(b) Membership. Subject to Section 4.2(a), the Partner Management Committee’s membership may change in accordance with this Section 4.2(b):

(i) Committee Members. Each member of the Partner Management Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee, or, other than with respect to the Chairman of the Partner Management Committee, removal by a majority vote of the other members of the Partner Management Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee or removal of any of the members of the Partner Management Committee, the remaining members of the Partner Management Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Management Committee, may appoint a new member of the Partner Management Committee at any time.

(ii) Chairman. The Chairman of the Partner Management Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Management Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Management Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Management Committee.

(c) Procedure. Meetings of the Partner Management Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Management Committee request). When the Partner Management Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner Management Committee shall have the ability to take action unilaterally as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Management Committee may participate in a meeting of the Partner Management Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Management Committee who is unable to attend a meeting of the Partner Management Committee may grant in writing to another member of the Partner Management Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Management Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Management Committee in a meeting held in accordance with this Section 4.2 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Management Committee who could together have approved such decision or action by their votes at a meeting. The Partner Management Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Management Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly in this Agreement (including, without limitation, in Sections 3.1, 4.1, 4.2, 7.1, 8.1, 8.3, 8.4 and 10.2), and to the reconstitution of the Class B

Shareholder Committee (by majority vote of the Partner Management Committee) pursuant to the Class B Shareholders Agreement; provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Management Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.3 Partner Performance Committee.

(a) Establishment. The General Partner has established a partner performance committee (the “Partner Performance Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Performance Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Performance Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Performance Committee. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Performance Committee in accordance with the foregoing sentence, the Partner Performance Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Performance Committee may change from time to time in accordance with Section 4.3(b). The Partner Performance Committee shall have the powers and responsibilities described in Section 4.3(d).

(b) Membership. Subject to Section 4.3(a), the Partner Performance Committee’s membership may change in accordance with this Section 4.3(b):

(i) Committee Members. Each member of the Partner Performance Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee, or, other than with respect to the Chairman of the Partner Performance Committee, removal by a majority vote of the other members of the Partner Performance Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee or removal of any of the members of the Partner Performance Committee, the remaining members of the Partner Performance Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Performance Committee, may appoint a new member of the Partner Performance Committee at any time.

(ii) Chairman. The Chairman of the Partner Performance Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Performance Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Performance Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Performance Committee.

(c) Procedure. Meetings of the Partner Performance Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Performance Committee request). When the Partner Performance Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner Performance Committee shall have the ability to take action as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Performance Committee may participate in a meeting of the Partner Performance Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Performance Committee who is unable to attend a meeting of the Partner Performance Committee may grant in writing to another member of the Partner Performance Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Performance Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Performance Committee in a meeting held in accordance with this Section 4.3 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Performance Committee who could together have approved such decision or action by their votes at a meeting. The Partner Performance Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Performance Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly elsewhere in this Agreement (including, without limitation, in Sections 4.1, 4.3 and 8.3); provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Performance Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.4 Books and Records; Accounting. The General Partner shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Partnership and shall keep at the principal office of the Partnership (or at such other place as the General Partner shall determine) true and complete books and records regarding the status of the business and financial condition and results of operations of the Partnership. The books and records of the Partnership shall be kept in accordance with the federal income tax accounting methods and rules determined by the General Partner, which methods and rules shall reflect all transactions of the Partnership and shall be appropriate and adequate for the business of the Partnership. No Limited Partner shall have the right to request any information from the Partnership except as provided in Section 4.6.

Section 4.5 Expenses. Except as otherwise provided in this Agreement, the Partnership shall be responsible for and shall pay out of funds of the Partnership determined by the General Partner to be available for such purpose, all expenses and obligations of the Partnership, including, without limitation, those incurred by the Partnership or the General Partner or their Affiliates, or the Partner Management Committee or the Partner Performance Committee in connection with the formation, conversion, operation or management of the Partnership and the business conducted by the Partnership, in organizing the Partnership and preparing, negotiating, executing, delivering, amending and modifying this Agreement.

Section 4.6 Partnership Tax and Information Returns.

(a) The Partnership shall use commercially reasonable efforts to timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes. The Tax Matters Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership holds a direct or indirect interest. Each Partner agrees to file all U.S. federal, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal, state and local income tax purposes.

(b) Except as otherwise provided herein, the General Partner, in its sole and absolute discretion, shall determine whether the Partnership should make any elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions.

(c) The General Partner shall designate one Partner as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner shall be the General Partner until the General Partner designates another Partner in writing. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(d) To the extent permissible under the New Partnership Audit Procedures, the Tax Matters Partner shall be the “Partnership Representative” of the Partnership (within the meaning of Section 6223 of the New Partnership Audit Procedures) (the “Partnership Representative”). If the Tax Matters Partner is not permitted to be the Partnership Representative under the New Partnership Audit Procedures, then the General Partner shall, in its discretion, appoint another Partner to serve as the Partnership Representative. The Partnership Representative is authorized to, in its sole discretion, make an election under the New Partnership Audit Procedures or otherwise take any legally permissible action so that, to the greatest extent possible, no Partner shall bear liability for taxes, interest, or penalties imposed on the Partnership under Section 6225 of the New Partnership Audit Procedures that such Partner would not have borne if the law in effect prior to the effective date of the New Partnership Audit Procedures continued to remain effective and Section 6225 were not effective. The Partnership Representative may, in its sole discretion, apportion any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Partnership pursuant to the New Partnership Audit Procedures among the Partners and may withhold any such amounts from distributions made to any such Partner. Notwithstanding any other provision of this Agreement, the General Partner and the Partnership Representative are authorized to take any action that may be required to assist or cause the Partnership or any of its Subsidiaries to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or otherwise pays over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code) or any amounts apportioned to a Partner with respect to the New Partnership Audit Procedures, the General Partner or the Partnership Representative may, in its sole and absolute discretion, treat the amount withheld as a distribution of cash pursuant to Section 7.1 or Article IX in the amount of such withholding from or with respect to such Partner or the amount paid over as an expense to be borne by the Partners generally. If distributions are insufficient to satisfy any amounts apportioned to any Partner with respect to the New Partnership Audit Procedures, such Partner shall indemnify and hold harmless the General Partner, the Partnership Representative and the Partnership for such amounts, which indemnity obligation shall survive the exchange or assignment of an Interest and the termination of this Agreement.

ARTICLE V

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1 Capital Contributions.

(a) Limited Partners may make Capital Contributions at such times and in such amounts as shall be determined by the General Partner in its sole and absolute discretion; provided, however, that (i) no Original Related Trust or Subsequent Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) and (ii) no other Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) unless otherwise determined by the General Partner.

(b) In the event that the Partnership is required at any time to return any distribution it has received from any fund or investment vehicle or other entity, each Partner who received a portion of such distribution agrees that upon request it will promptly make a Capital Contribution in proportion to the distribution amount such Partner received to enable the Partnership to return such distribution.

Section 5.2 Capital Accounts.

(a) The General Partner shall maintain, for each Partner owning Units or Class C Non-Equity Interests, a separate Capital Account with respect to such Partner in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to any such Units or Class C Non-Equity Interests pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to any such Units and Class C Non-Equity Interests pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to any such Units and Class C Non-Equity Interests pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated with respect to any such Units pursuant to Section 6.1. Except as otherwise indicated in this Agreement, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, however, that:

(i) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iii) The Capital Account balance of each Partner and the Carrying Value of all Partnership property shall be revalued in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and the provisions of Section 6.1(c), to reflect the Partner’s allocable share (as determined under Article VI) of the items of Net Income or Net Loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) (determined in a manner consistent with Fair Market Value):

(A) immediately before the Recapitalization;

(B) in the event of (1) any Sale or liquidation of the Partnership in which the Partnership realizes Liquidating Gains, (2) any Drag-Along Sale, Tag-Along Sale or Change of Control in which such Common Unit will actually participate in accordance with Section 3.1(h) or any Exchange Event if, in any such case, the Partnership would have realized Liquidating Gains had a Sale occurred at such time and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (2) had a Sale occurred at such time, and (3) beginning no later than 45 days following the end of the Distribution Holiday, at the beginning of any business day if on such business day any of the Common Units, other than the Class A-1 Common Units or Class B Common Units, is yet to achieve the Book-Up Target and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (3) had a Sale occurred at such time; and

(C) if the General Partner, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners on (1) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (2) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner, (3) the date any interest in the Partnership is relinquished to the Partnership, or (4) any other time.

Notwithstanding the foregoing, for purposes of any Common Unit (other than any Class A-1 Common Units or Class B Common Units) satisfying its Book-Up Target at any time, any revaluation pursuant to this Section 5.2(b)(iii) may be made with respect to such Common Unit only following the end of the Distribution Holiday (or in the event of an earlier Sale or liquidation of the Partnership, an earlier Drag-Along Sale or Tag-Along Sale in which such Common Unit will actually participate in accordance with Section 3.1(h), or an earlier Exchange Event in which such Common Unit will actually be exchanged and, in case of such Exchange Event, such revaluation may be hypothetical rather than actual). Sections 6.1(c)(i)-(iv) shall be applied among the Class A Common Units, among the Class D Common Units and among the Class E Common Units on a unit-by-unit basis in the manner that would result in the greatest number of such Common Units achieving their Book-Up Target.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so Transferred, unless otherwise determined by the General Partner.

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, no Partner shall have the right to request, demand, or receive any distribution in respect of such Partner’s Capital Account from the Partnership (other than as expressly provided in Article VII or Article IX).

Section 5.3 Determinations by General Partner. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners, the General Partner may make such modification.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners:

(i) First, with respect to Partners that have Class C Non-Equity Interests, in amounts, if any, as determined by Class C Approval in respect of each such Partner for such taxable year; and

(ii) Second, in accordance with the respective Percentage Interests of the Partners; provided, however, that (A) beginning with the fourth quarter of 2018, Net Income for the Distribution Holiday period ending immediately prior to the Distribution Holiday Achievement Quarter and items thereof shall be allocated solely to the Partners holding Class B Common Units, (B) Net Income for the Distribution Holiday Achievement Quarter and items thereof shall be allocated to the Partners in accordance with the manner in which distributions with respect to the Distribution Holiday Achievement Quarter are made pursuant to Section 7.1(b)(v), and (C) to the extent Class B Common Units are allocated a disproportionate amount of Net Loss pursuant to Section 6.1(b), a corresponding additional amount of Net Income and items thereof shall be allocated to the Partners holding Class B Common Units to reverse the allocation of the disproportionate amount of Net Loss prior to the allocation of any Net Income and items thereof with respect to the Common Units.

(b) Net Loss. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided, however, that to the extent any allocation of Net Loss would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Partners in accordance with their respective positive Capital Account balances.

(c) Allocation of Liquidating Gains. Notwithstanding any other provision of this Agreement to the contrary (subject to the terms of any Unit Designation, and after giving effect to the special allocations set forth in Section 6.1(d)), Liquidating Gains shall first be allocated among the Partners in the following order of priority:

(i) First, to the Partners holding Class A Common Units, Class B Common Units and Class E Common Units, until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Common Units, is equal to each such Common Unit’s Book-Up Target (after taking into account contemporaneous allocations made pursuant to this Section 6.1(c)(i)). Any such allocations shall be made among such Partners holding Class A Common Units, Class B Common Units and Class E Common Units in proportion to the amounts required to be allocated to each such Partner under this Section 6.1(c)(i) in order to achieve the Book-Up Target with respect to all of such Common Units; provided that (A) allocations of Liquidating Gains pursuant to this Section 6.1(c)(i) shall be made to Class A Common Units and Class E Common Units only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value with respect to the applicable Class A Common Units or Class E Common Units and (B) for purposes of this Section 6.1(c)(i), the Capital Account attributable to a Partner’s Class A-1 Common Units shall be treated as attributable in its entirety to such Partner’s Class A Common Units and none shall be attributable to such Partner’s Class A-1 Common Units. For the avoidance of doubt, in no event shall the Economic Capital Account Balance attributable to any Class A Common Unit be reduced pursuant to this Section 6.1(c)(i) except to the extent a corresponding Class E Common Unit achieves its Book-Up Target. The allocations set forth in this Section 6.1(c)(i) shall be taken into account for determining the Capital Account of each Partner.

(ii) Second, to the Partners holding Class P Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class P Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class P Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(ii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(ii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class P Common Units. The allocations set forth in this Section 6.1(c)(ii) shall be taken into account for determining the Capital Account of each Partner.

(iii) Third, to the Partners holding Class D Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class D Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class D Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class D Common Units. The allocations set forth in this Section 6.1(c)(iii) shall be taken into account for determining the Capital Account of each Partner.

(iv) Fourth, unless determined otherwise by the General Partner in its sole and absolute discretion, to the Partners holding PSIs, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such PSIs, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable PSIs, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iv); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iv) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable PSIs. The allocations set forth in this Section 6.1(c)(iv) shall be taken into account for determining the Capital Account of each Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iii) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii). This Section 6.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such Treasury Regulation; provided that any Nonrecourse Liabilities of the Partnership outstanding as of the Recapitalization Date shall, nonetheless, be allocated among the Partners in accordance with the provisions of Treasury Regulation Section 1.752-3(a)(1) or (2).

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation. The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.1(d)(ix). Therefore, notwithstanding any other provision of this Article VI (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(x) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) The Partnership shall specially allocate an amount of gross income equal to the Expense Amount to the General Partner.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items attributable thereto shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Book-Tax Disparity of such property, and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner may cause the Partnership to eliminate Book-Tax Disparities using any method or methods described in Treasury Regulation Section 1.704-3 or that it determines is appropriate, in its sole and absolute discretion.

(c) For the proper administration of the Partnership, the General Partner, as it determines in its sole and absolute discretion is necessary or appropriate to execute the provisions of this Agreement and to comply with U.S. federal, state and local tax law, may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of holders of Units, (E) the provision of tax information and reports to the holders of Units, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software.

(d) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner in its sole and absolute discretion) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole and absolute discretion using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

(a) No Partner shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in his Capital Account, except as expressly provided in this Article VII or Article IX.

(b) Subject to the terms of any Unit Designation, distributions in respect of Units shall be made to the Partners in the following order:

(i) First, Tax Distributions shall be made pursuant to Section 7.3.

(ii) Second, an Expense Amount Distribution shall be made pursuant to Section 7.4.

(iii) Third, distributions, if any, shall be made to the relevant Limited Partners in respect of Class C Non-Equity Interests as and when determined by Class C Approval.

(iv) Fourth, distributions shall be made as and when determined by the General Partner, in its sole and absolute discretion, in respect of any amounts allocated to a Partner’s Capital Account pursuant to Section 5.3.

(v) Fifth, distributions shall be made to the relevant Limited Partners in respect of their Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such Common Units, provided that following the Recapitalization Date, any Distribution Holiday Distribution distributed pursuant to this Section 7.1(b)(v) shall be made solely in respect of Class B Common Units.

(vi) Sixth, distributions shall be made to the relevant Limited Partners in respect of PSIs as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such PSIs.

(vii) Notwithstanding the foregoing, (A) the General Partner may, with the consent of the affected Partner, delay distribution of any amounts otherwise distributable to any Partner under this Section 7.1, and (B) in the event of the Partnership selling or otherwise disposing of substantially all of its assets or a dissolution of the Partnership, all distributions shall be made in accordance with Section 9.4.

(c) In the General Partner’s sole discretion and subject to the terms of any Partner Agreement, amounts received (including amounts withheld in respect of taxes or other governmental charges from such amounts so received) (i) by any International Partner pursuant to a Partner Agreement with any Subsidiary of the Partnership relating to the performance of services to or for the benefit of such Subsidiary by such Partner during any period beginning on or after the date of such Partner’s admission to the Partnership or (ii) by any Limited Partner as a draw, for services or any comparable payment for an annual period pursuant to a Partner Agreement, in each case shall be treated as distributions made to such Partner with respect to such period (and, if required, future periods) for all purposes of this Agreement, and such amounts shall reduce amounts otherwise distributable to the Partner pursuant to this Agreement with respect to such period (or such future periods).

Section 7.2 Distributions in Kind. The General Partner may cause the Partnership to make distributions of assets in kind in its sole and absolute discretion. Whenever the distributions provided for in Section 7.1 shall be distributable in property other than cash, the value of such distribution shall be the fair market value of such property determined by the General Partner in good faith, and in the event of such a distribution there shall be allocated to the Partners in accordance with Article VI the amount of Net Income or Net Loss that would result if the distributed asset had been sold for an amount in cash equal to its fair market value at the time of the distribution. No Partner shall have the right to demand that the Partnership distribute any assets in kind to such Partner.

Section 7.3 Tax Distributions. Subject to §17-607 of the Act, and unless determined otherwise by the General Partner in its sole discretion, the Partnership shall make distributions to each Partner for each calendar quarter as follows (collectively, the “Tax Distributions”):

(a) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the First Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(b) On or before the 10th day following the end of the Second Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Second Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(c) On or before the 10th day following the end of the Third Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Third Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(d) On or before the 10th day following the end of the Fourth Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Fourth Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year; and

(e) Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Partnership. To the extent the General Partner determines in its sole and absolute discretion that the distributions made under the foregoing subsections (a) through (d) are insufficient to satisfy the Partners’ Presumed Tax Liability for the applicable calendar year, on or before the April 10th immediately following the applicable calendar year, an amount that the General Partner determines in its reasonable discretion will be sufficient to allow each Partner to satisfy his Presumed Tax Liability for the applicable calendar year, after taking into account all Prior Distributions made to the Partners with respect to the applicable calendar year, excluding any Tax Distribution with respect to a previous calendar year.

(f) Notwithstanding any other provision of this Agreement, other than Section 7.3(g), any Tax Distributions shall be made: (i) to all Limited Partners holding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) pro rata in accordance with the Percentage Interests associated with their Common Units; (ii) to all PSI Limited Partners pro rata in accordance with the Percentage Interests associated with their PSIs; and (iii) as if each distributee Partner was allocated an amount of income in each Quarterly Period in respect of such Partner’s class of Units equal to the product of (x) the highest amount of income allocated to any Partner with respect to the same class of Units, calculated on a per-Unit basis, taking into account any income allocations pursuant to Section 6.2 hereof and disregarding any adjustment required by Section 734 or Section 743 of the Code, multiplied by (y) the amount of Units held by such distributee Partner.

(g) Subject to the limitations set forth in this Section 7.3, the Partnership shall make distributions in respect of the tax liability of a Partner arising from the allocation of any items hereunder to Class C Non-Equity Interests applying principles similar to the principles for determining Tax Distributions and Presumed Tax Liability, and amounts so allocated, determined or distributed with respect to Class C Non-Equity Interests of a Partner shall not be taken into account in determining any Tax Distributions in respect of Units.

Section 7.4 Expense Amount Distributions. The Partnership shall distribute any Expense Amount to the General Partner at such times as the General Partner shall determine in its sole discretion (an “Expense Amount Distribution”).

Section 7.5 Borrowing. Subject to Section 17-607 of the Act, the Partnership may borrow funds in order to make the Tax Distributions or Expense Amount Distributions.

Section 7.6 Restrictions on Distributions. The foregoing provisions of this Article VII to the contrary notwithstanding, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Partnership; (b) to the extent that the General Partner, in its sole and absolute discretion, determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise; or (c) to the extent that the General Partner, in its sole and absolute discretion, determines that the cash available to the Partnership is insufficient to permit such distribution.

ARTICLE VIII

TRANSFER OR ASSIGNMENT OF INTEREST; CESSATION OF PARTNER STATUS

Section 8.1 Transfer and Assignment of Interest.

(a) Transfers of Interests. Notwithstanding anything to the contrary herein, Transfers of Common Units may only be made by Limited Partners (x) in accordance with the other provisions of this Article VIII (including, without limitation, the vesting provisions in Section 8.4, except as expressly set forth in this Section 8.1(a) in respect of Transfers by Original Related Trusts), and (y) subject to Section 2.13(g). During the Restricted Period, subject to Section 8.1(b), no Limited Partner shall be permitted to Transfer Common Units unless, immediately following such Transfer, the relevant Individual Limited Partner continues to hold a number of Common Units (other than Class P Common Units) no less than 10% of such Common Units of such Partner that have vested on or before the date of such Transfer, without regard to dispositions, or such greater percentage determined by the General Partner in its sole discretion (such requirements, the “Minimum Retained Ownership Requirements”). A Limited Partner may not Transfer all or any of such Partner’s Units without the prior written approval of the General Partner, which approval may be granted or withheld, with or without reason, in the General Partner’s sole and absolute discretion; provided, however, that, without the prior written approval of the General Partner, (i) an Original Related Trust may Transfer its Interest (including any unvested Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust (provided, however, that such Subsequent Related Trust remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Original Related Trust had been before its Withdrawal), (ii) the Related Trust of any Individual Limited Partner may, at any time, subject to Section 2.13(g), Transfer such Related Trust’s Common Units (including any unvested Units) to such Individual Limited Partner as authorized by the terms of the relevant trust agreement (provided, however, that such Individual Limited Partner remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Related Trust had been before the Transfer), and (iii) any Limited Partner may, at any time, subject to the Minimum Retained Ownership Requirements and Section 2.13(g), and provided further that the relevant Units have vested in accordance with Section 8.4 (other than in the case of any unvested Tag-Along Securities or unvested Drag-Along Securities) or become eligible to participate in a transaction in accordance with Section 3.1(h) or Section 3.1(j), (A) Transfer any of such Partner’s Units in accordance with the Exchange Agreement for Class P Common Units or Section 8.1(b), (B) Transfer any of such

Partner’s Units to a Permitted Transferee of such Partner with PMC Approval, which PMC Approval may not be unreasonably withheld, (C) Transfer the Common Units (including all distributions thereon that would otherwise be received after the relevant date of Withdrawal) received by such Partner pursuant to Sections 2.13(g) and 8.3(a) to the extent permitted thereby, (D) Transfer by operation of law upon the death of an Individual Limited Partner or (E) Transfer any of such Partner’s Units to the extent permitted or required by Sections 3.1(h), 3.1(j), 8.5 or 8.6. In addition, subject to Section 2.13(g) and the Minimum Retained Ownership Requirements, with prior PMC Approval, each Limited Partner and such Limited Partner’s Permitted Transferees may Transfer Units that have vested in accordance with applicable securities laws. The foregoing restrictions on Transfer and the Minimum Retained Ownership Requirements may be waived at any time with PMC Approval. A Limited Partner shall cease to be a Partner if, following a Transfer, he no longer has any Interest in the Partnership. An Original Related Trust shall cease to be a Partner, without the prior written consent of the General Partner, following the Transfer of such Original Related Trust’s Interest in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust. PSIs and Deferred Cash Interests shall not be Transferred under any circumstances as provided in Section 3.1(i)(vi).

(b) Exchanges of Class A Common Units under the Exchange Agreement. Notwithstanding anything to the contrary herein, no Limited Partner shall be permitted to exchange any Class A Common Unit pursuant to the Exchange Agreement unless (i) such Class A Common Unit has vested and (ii) such Class A Common Unit satisfies the Book-Up Target at the time of any such exchange (any such Class A Common Units, to the extent they satisfy the conditions in the foregoing clauses (i) and (ii) at the time of such exchange, “Eligible Common Units”). Subject to the foregoing and Section 2.13(g), the Limited Partners shall be eligible to exchange their Eligible Common Units for Class A Shares and/or cash in accordance with and subject to the terms and conditions of the Exchange Agreement to the extent provided in this Section 8.1(b) and the Minimum Retained Ownership Requirements shall not apply to any such exchange or in connection with any Drag-Along Sale, Tag-Along Sale or Sale (any such Eligible Common Unit, on any date on which it is eligible to be exchanged in accordance with this Section 8.1(b), an “Exchangeable Common Unit”):

(i) Prior to the final day of the Distribution Holiday, the Exchange Committee, in consultation with the Och-Ziff Board, will have the authority to permit exchanges of Eligible Common Units; provided that any such exchange windows will be made available to all holders of Eligible Common Units on a pro rata basis (any such permitted exchange, an “Exchange Event”).

(ii) From the final day of the Distribution Holiday (the “Exchange Rights Effective Date”), if a Limited Partner holds any Common Units that are:

(A) Eligible Common Units as of the Exchange Rights Effective Date, then such Eligible Common Units will become eligible for exchange over a period of two years, with one-third of such Eligible Common Units becoming eligible to be exchanged on any Exchange Date following the Exchange Rights Effective Date, two-thirds of such Eligible Common Units (to the extent not already exchanged) being eligible to be exchanged on any Exchange Date following the first anniversary of the Exchange Rights Effective Date, and with any such Eligible Common Units not previously exchanged being eligible to be exchanged on any Exchange Date following the second anniversary of the Exchange Rights Effective Date; and

(B) Not Eligible Common Units as of the Exchange Rights Effective Date or are issued after the Exchange Rights Effective Date and that, in either case, become Eligible Common Units after the Exchange Rights Effective Date, then any such Eligible Common Unit will become eligible to be exchanged on any Exchange Date following the later of (i) the date upon which it became an Eligible Common Unit and (ii) the date on which it would have become eligible for exchange pursuant to paragraph (A) above if it had been an Eligible Common Unit as of the Exchange Rights Effective Date.

(c) Transfer and Exchange. When a request to register a Transfer of Units, together with the relevant Certificates of Ownership, if any, is presented to the Transfer Agent, the Transfer Agent shall register the Transfer or make the exchange on the register or transfer books of the Transfer Agent if the requirements set forth in this Section 8.1 for such transactions are met; provided, however, that any Certificates of Ownership presented or surrendered for registration of Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Transfer Agent duly executed by the holder thereof or his attorney duly authorized in writing. The Transfer Agent shall not be required to register a Transfer of any Units or exchange any Certificate of Ownership if such purported Transfer would cause the Partnership to violate the Securities Act, the Exchange Act, the Investment Company Act (including by causing any violation of the laws, rules, regulations, orders and other directives of any governmental authority) or otherwise violate this Section 8.1. In the event of any Transfer, the transferring Partner shall provide the address and facsimile number for each transferee as contemplated by Section 10.10 and shall cause each transferee to agree in writing to comply with the terms of this Agreement.

(d) Publicly Traded Partnership. No Transfer shall be permitted (and, if attempted, shall be void ab initio) if the General Partner determines in its sole and absolute discretion that such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

(e) Securities Laws. Each Partner and each assignee thereof hereby agrees that it will not effect any Transfer of all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any governmental authority.

(f) Expenses. In addition to the other requirements of this Section 8.1, unless waived by the General Partner with respect to Transfers for estate planning purposes or as otherwise determined by the General Partner in its sole discretion, no Transfer of any Interest in the Partnership shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

Section 8.2 Withdrawal by General Partner. The General Partner shall not cease to act as the General Partner of the Partnership without the prior written approval of the Limited Partners holding a majority of the outstanding Class B Common Units.

Section 8.3 Withdrawal and Special Withdrawal of Limited Partners.

(a) Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och in the case of the following clauses (A) and (B)) shall immediately cease to be actively involved with the Partnership and its Affiliates (such event, a “Withdrawal”): (A) for Cause (as determined by the General Partner in its sole and absolute discretion) upon notice to the Individual Limited Partner from the General Partner; (B) for any reason or no reason upon a determination by majority vote of the Partner Performance Committee (which, if the Partner Performance Committee has a Chairman, may only be made upon the recommendation of such Chairman) and notice of such determination to the Individual Limited Partner from the Partner Performance Committee; or (C) upon the Individual Limited Partner otherwise (except as a result of death, Disability or a Special Withdrawal) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates. In the event of the Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall be subject to a required Withdrawal.

(ii) In the event of the Withdrawal of an Individual Original Partner prior to the fifth anniversary of the Closing Date (other than where the Withdrawal is due to a breach of any of the covenants in Section 2.13(b), in which case the provisions of Section 2.13(g) shall apply), all of the Class A Common Units (including all distributions thereon that would otherwise be received after the date of Withdrawal) of such Individual Original Partner and its Related Trusts, if any, that have not yet vested in accordance with Section 8.4 shall cease to vest with respect to such Partners and upon the Reallocation Date shall be reallocated to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts. Any such reallocated Common Units received by a Continuing Partner pursuant to this Section 8.3(a) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements in accordance with Section 8.4 as the transferring Limited Partner had been before his Withdrawal; provided, however, that such Continuing Partner shall be permitted to exchange fifty percent (50%) of the number of Class A Common Units reallocated to it (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1, in the event that the Exchange Committee determines in its sole discretion that the reallocation of such Class A Common Units is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Exchange Agreement.

(b) Special Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och) may be required to no longer be actively involved with the Partnership and its Affiliates for any reason other than Cause, in the sole and absolute discretion of the General Partner (such event, a “Special Withdrawal”), which shall not constitute a Withdrawal. Upon the Special Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall also be subject to a Special Withdrawal.

(ii) In the event of the Special Withdrawal of any Limited Partner, such Limited Partner’s Common Units shall continue to vest in accordance with Section 8.4, except as otherwise set forth in Section 3.1(j) with respect to Class P Common Units or in any applicable Partner Agreement.

(c) Upon a Withdrawal or Special Withdrawal for any reason, an Individual Limited Partner shall:

(i) have no right to access or use the property of the Partnership or its Affiliates;

(ii) not be permitted to provide services to, or on behalf of, the Partnership or its Affiliates; and

(iii) shall promptly return to the Operating Group Entities all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks or on any other media), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, standalone computers, fax machines, printers, telephones, and other electronic devices in the Individual Limited Partner’s possession, custody, or control that are or were owned and/or leased by members of the Och-Ziff Group in connection with the conduct of the business of the Operating Group Entities and their Affiliates, and including in each case any and all information stored or included on or in the foregoing or otherwise in the Limited Partner’s possession or control that relates to Investors or OZ counterparties, Investor or OZ counterparty contact information, Investor or OZ counterparty lists or other Confidential Information.

(d) The provisions of Sections 8.3(a) and 8.3(b) may be amended, supplemented, modified or waived with PMC Approval.

(e) Except as expressly provided in this Agreement, no event affecting a Partner, including death, bankruptcy, insolvency or withdrawal from the Partnership, shall affect the Partnership.

(f) Following the Withdrawal of a Limited Partner, unless the General Partner in its sole discretion determines otherwise, from the applicable Reallocation Date such Limited Partner will be required to pay the same management fees and shall be subject to the same incentive allocation with respect to any remaining investments by such Limited Partner in any fund or account managed by the Och-Ziff Group as are applicable to other Investors that are not Affiliates of the Partnership in such funds or accounts.

(g) The continued ownership by any Individual Limited Partner and his Related Trusts of any Interests following the Individual Limited Partner’s Withdrawal or Special Withdrawal and their right to receive any distributions or allocations in respect of such Interests in respect of any periods following such Withdrawal or Special Withdrawal are conditioned upon the Limited Partner’s execution of a general release in a form acceptable to the General Partner that is substantially in the form attached to this Agreement as Exhibit A (the “General Release”) which becomes effective no later than fifty-three (53) days following any such Withdrawal or Special Withdrawal. If the General Release is not executed, or if the Individual Limited Partner timely revokes the Limited Partner’s execution thereof, the Partnership shall have no further obligations under this Agreement or any Partner Agreement to make any distributions or allocations to the Individual Limited Partner or any Related Trusts and their Interests in the Partnership, if any, shall be forfeited.

(h) Upon no less than 30 days’ prior written notice to the General Partner, any Limited Partner may elect to abandon and surrender to the Partnership all of such Limited Partner’s Common Units, Class C Non-Equity Interests and all other interests in the Partnership (including any Capital Account balance but, for the avoidance of doubt, excluding any indebtedness) for no consideration and all such interests shall be cancelled. Such election shall be effective from the last day of the calendar quarter in which the notice was provided, at which time the Limited Partner shall have withdrawn from the Partnership and shall cease to have any rights under this Agreement, including any rights to receive distributions, allocations of income or loss, and voting and approval rights. Notwithstanding the foregoing, any such Limited Partner shall continue to be bound by the provisions of this Agreement that would otherwise apply to a Limited Partner that has ceased to be an Active Individual LP and has ceased to own any Units or other interests in the Partnership.

Section 8.4 Vesting.

(a) New grants of Units shall vest on the terms set forth in this Agreement (including the Exhibits hereto) or as otherwise described in a Partner Agreement or a Unit Designation.

(b) Subject to Sections 2.13(g) and 8.3(a), all Original Common Units held by a Partner shall vest in equal installments on each anniversary date of the Closing Date for five years, beginning on the first anniversary date of the Closing Date; provided, however, that upon a Withdrawal (but not a Special Withdrawal), all unvested Units shall cease to vest and shall be reallocated pursuant to Section 8.3(a); and provided, however, that this Section 8.4(b) shall not prevent the Transfer of the unvested Interest of any Original Related Trust (including unvested Class A Common Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust or the Transfer of unvested Class A Common Units of an Individual Limited Partner’s Related Trust to such Individual Limited Partner as authorized by the terms of the relevant trust agreement. In the event of the death or Disability of an Individual Limited Partner or in the event of a Transfer of any of such Individual Limited Partner’s Class A Common Units, such Class A Common Units shall continue to vest on the same schedule as set forth above. The provisions of this Section 8.4 may be amended, supplemented, modified or waived with PMC Approval.

(c) All Class B Common Units will be fully vested on issuance.

(d) All Class C Non-Equity Interests held by an Individual Limited Partner and all PSIs held by an Individual Limited Partner or its Related Trusts shall be cancelled upon the death, Disability, Withdrawal or Special Withdrawal of such Individual Limited Partner. Class P Common Units shall vest or be subject to forfeiture as provided in Section 3.1(j), except as otherwise set forth in the applicable Partner Agreement of any Class P Limited Partner.

(e) Except as otherwise set forth in this Section 8.4, Units issued to Additional Limited Partners shall be subject to vesting, if at all, as described in Section 3.2(e).

Section 8.5 Tag-Along Rights.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the consummation of a proposed Tag-Along Sale, the Potential Tag-Along Sellers shall be afforded the opportunity to participate in such Tag-Along Sale on a pro rata basis, as provided in Section 8.5(b) below.

(b) Prior to the consummation of a Tag-Along Sale, the Limited Partners participating in such Tag-Along Sale (the “Tag-Along Sellers”) shall cause the Tag-Along Purchaser to offer in writing (such offer, a “Tag-Along Offer”) to purchase each Potential Tag-Along Seller’s Tag-Along Securities. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by some or all of such Potential Tag-Along Sellers within five Business Days after its receipt then the number of Class A Shares and/or Class A Common Units to be sold to the Tag-Along Purchaser by the Tag-Along Sellers shall be reduced by the number of Class A Shares and/or Class A Common Units to be purchased by the Tag-Along Purchaser from such accepting Potential Tag-Along Sellers. Subject to Section 3.1(h), the purchase from the accepting Potential Tag-Along Sellers shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Tag-Along Purchaser shall have offered to the Tag-Along Sellers, and the accepting Potential Tag-Along Sellers shall otherwise be required to transfer the Class A Shares and/or Class A Common Units to the Tag-Along Purchaser upon the same terms, conditions, and provisions as the Tag-Along Sellers, including making the same representations, warranties, covenants, indemnities and agreements that the Tag-Along Sellers agree to make.

Section 8.6 Drag-Along Rights.

(a) Prior to the consummation of a proposed Drag-Along Sale, the Drag-Along Sellers may, at their option, require each other Limited Partner to sell its Drag-Along Securities to the Drag-Along Purchaser by giving written notice (the “Notice”) to such other Limited Partners not later than ten Business Days prior to the consummation of the Drag-Along Sale (the “Drag-Along Right”); provided, however, that if the Drag-Along Right is exercised by the Drag-Along Sellers, all Limited Partners shall sell their Drag-Along Securities to the Drag-Along Purchaser: (i) subject to Section 3.1(h), for the same amount of consideration per Company Security, and (ii) otherwise on the same terms and conditions as are applicable to the Drag-Along Sellers, including the class of security and the date of sale. The Notice shall contain written notice of the exercise of the Drag-Along Right pursuant to this Section 8.6, setting forth the consideration to be paid by the Drag-Along Purchaser and the other material terms and conditions of the Drag-Along Sale.

(b) Within five Business Days following the date of the Notice, the Drag-Along Sellers shall have delivered to them by the other Limited Partners their Drag-Along Securities together with a limited power-of-attorney authorizing such Drag-Along Sellers to sell such other Limited Partner’s Drag-Along Securities pursuant to the terms of the Drag-Along Sale and such other transfer instruments and other documents as are reasonably requested by the Drag-Along Sellers in order to effect such sale.

Section 8.7 Reallocation of Common Units pursuant to Partner Agreements.

(a) In the event of any reallocation of Common Units to the Continuing Partners in respect of any Common Units granted pursuant to a Partner Agreement (including as a result of a Withdrawal, provided that in the case of any reallocation due to a breach of any of the covenants in Section 2.13(b) (as modified by any Partner Agreement), the provisions of Section 2.13(g) shall apply unless specified otherwise in any Partner Agreement), all of the Common Units (including all distributions thereon that would otherwise be received after the event causing such reallocation) to be reallocated thereunder shall be reallocated upon the relevant Reallocation Date to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts, unless specified otherwise in any Partner Agreement. Any such reallocated Common Units received by a Continuing Partner shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements as the transferring Limited Partner had been prior to the date of the event causing such reallocation.

(b) The provisions of this Section 8.7 may be amended, supplemented, modified or waived with PMC Approval.

ARTICLE IX

DISSOLUTION

Section 9.1 Duration and Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act; and

(b) the determination of the General Partner to dissolve the Partnership.

Except as provided in this Agreement, the death, Disability, resignation, expulsion, bankruptcy or dissolution of any Partner or the occurrence of any other event which terminates the continued participation of any Partner in the Partnership shall not cause the Partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the General Partner, the holders of a majority of the outstanding Class B Common Units may, pursuant to prior written consent to such effect, replace the General Partner with another Person, who shall, after executing a written instrument confirming such Person’s agreement to be bound by all the terms and provisions of this Agreement, (i) become a successor General Partner for all purposes hereunder, (ii) be vested with the powers and rights of the replaced General Partner, and (iii) be liable for all obligations and responsible for all duties of the replaced General Partner from the date of such replacement.

Section 9.2 Notice of Liquidation. The General Partner shall give each of the Partners prompt written notice of any liquidation, dissolution or winding up of the Partnership.

Section 9.3 Liquidator. Upon dissolution of the Partnership, the General Partner may select one or more Persons to act as a liquidating trustee for the Partnership (such Person, or the General Partner, the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the General Partner (or, in the case of the removal of the Liquidator by holders of units, by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation)). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 9.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 9.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree; provided, that if any Partner is to receive a distribution in kind of any asset, all Partners shall be offered the opportunity to participate on a pro rata basis and on the same terms and conditions. If any property is distributed in kind, the Partner receiving the property shall be deemed to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. Notwithstanding anything to the contrary contained in this Agreement, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) Subject to the terms of any Unit Designation, all property and all cash in excess of that required to discharge liabilities as provided in Section 9.4(b) shall be distributed to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 9.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined by the General Partner) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 9.5 Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE X

MISCELLANEOUS

Section 10.1 Incorporation of Agreements. The Exchange Agreement and the Tax Receivable Agreement shall each be treated as part of this Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 10.2 Amendment to the Agreement.

(a) Except as may be otherwise required by law, and in addition to any applicable requirements under Sections 3.1(d)(iii) and 3.1(g)(iii), this Agreement may be amended by the General Partner without the consent or approval of any Partners, provided, however, that, except as expressly provided herein (including, without limitation, Sections 3.2 and 10.2(b)), (i) if an amendment adversely affects the rights (not including any rights relating to the Class C Non-Equity Interests) of an Individual Limited Partner or any Related Trust thereof other than on a pro rata basis with other holders of Units of the same class, such Individual Limited Partner must provide his prior written consent to the amendment, (ii) no amendment may adversely affect the rights (not including any rights relating to the Class C Non-Equity Interests) of the holders of a class of Units (or any group of such holders) without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the outstanding Units of such class (or of such group) then owned by all Limited Partners, (iii) the provisions of this Section 10.2(a) may not be amended without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the Class A Common Units then owned by all Limited Partners, and (iv) the provisions of Sections 3.1(i), 8.3(a), 8.3(b), 8.4 and 8.7 may only be amended with PMC Approval. For the purposes of this Section 10.2(a), any Units owned by a Related Trust of an Individual Limited Partner shall be treated as being owned by such Individual Limited Partner. Subject to the foregoing and Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner may enter into Partner Agreements with any Limited Partner that affect the terms hereof and the terms of such Partner Agreement shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

(b) Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), it is acknowledged and agreed that none of the admission of any Additional Limited Partner, the adoption of any Unit Designation, the issuance of any Units or Class C Non-Equity Interests, or the delegation of any power or authority to any committee (or its chairman) shall be considered an amendment of this Agreement that requires the approval of any Limited Partner.

(c) Notwithstanding any other provision in this Agreement, other than Sections 3.1(d)(iii) and 3.1(g)(iii), no Limited Partner other than an Active Individual LP shall have any voting or consent rights under this Agreement for any reason. Any Active Individual LP may vote or consent on behalf of its Related Trust. The Interests of any Limited Partner without direct or indirect voting or consent rights shall be disregarded for purposes of calculating any thresholds under this Agreement.

Section 10.3 Successors, Counterparts. This Agreement and any amendment hereto in accordance with Section 10.2 shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Partners, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.4 Applicable Law; Submission to Jurisdiction; Severability.

(a) This Agreement and the rights and obligations of the Partners shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than in respect of Section 2.13 which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

(c) Each International Partner irrevocably consents and agrees that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm, may be brought in the state and federal courts of the State of New York and, by execution and delivery of this Agreement, each International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts for such purpose and to the non-exclusive jurisdiction of such courts for entry and enforcement of any award issued hereunder.

(d) Each Partner that is not an International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of New York for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof.

(e) Each Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service in the manner set forth in Section 10.10, provided that each International Partner hereby irrevocably designates CT Corporation System, 111 Eighth Avenue, Broadway, New York, New York 10011, as his designee, appointee and agent to receive, for and on behalf of himself, service of process in the jurisdictions set forth above in any such action or proceeding and such service shall, to the extent permitted by applicable law, be deemed complete ten (10) days after delivery thereof to such agent, and provided further that, although it is understood that a copy of such process served on such agent will be promptly forwarded by mail to the relevant International Partner, the failure of such International Partner to receive such copy shall not, to the extent permitted by applicable law, affect in any way the service of such process.

Section 10.5 Arbitration.

(a) Any dispute, controversy or claim between the Partnership and one or more International Partners arising out of or relating to this Agreement or the breach, termination or validity thereof or concerning the provisions of this Agreement, including whether or not such a dispute, controversy or claim is arbitrable (“International Dispute”) shall be resolved by final and binding arbitration conducted in English by three arbitrators in New York, New York, in accordance with the JAMS International Arbitration Rules then in effect (the applicable rules being referred to herein as the “Rules”) except as modified in this Section 10.5.

(b) The party requesting arbitration must notify the other party of the demand for arbitration in writing within the applicable statute of limitations and in accordance with the Rules. The written notification must include a description of the claim in sufficient detail to advise the other party of the nature of the claim and the facts on which the claim is based.

(c) The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within 14 days of the designation of the second of the two arbitrators. If practicable, each arbitrator shall have relevant financial services experience. If any arbitrator is not timely appointed, at the request of any party to the arbitration such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by JAMS shall be, if practicable, a retired federal judge, without regard to industry-related experience.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such other provisional remedies as may be available, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that such court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) There shall be documentary discovery consistent with the Rules and the expedited nature of arbitration. All disputes involving discovery shall be resolved promptly by the chair of the arbitral tribunal.

(f) No witness or party to a claim that is subject to arbitration shall be required to waive any privilege recognized by applicable law.

(g) It is the intent of the parties that, barring extraordinary circumstances as determined by the arbitrators, the arbitration hearing pursuant to this Agreement shall be commenced as expeditiously as possible, if practicable within nine months after the written demand for arbitration pursuant to this Section 10.5 is served on the respondent, that the hearing shall proceed on consecutive Business Days until completed, and if delayed due to extraordinary circumstances, shall recommence as promptly as practicable. The parties to the International Dispute may, upon mutual agreement, provide for different time limits, or the arbitrators may extend any time limit contained herein for good cause shown. The arbitrators shall issue their final award (which shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based) as soon as practicably, if possible within a time period not to exceed 30 days after the close of the arbitration hearing.

(h) Each party to an arbitration hereby waives any rights or claims to recovery of damages in the nature of punitive, exemplary or multiple damages, or to any form of damages in excess of compensatory damages and the arbitral tribunal shall be divested of any power to award any such damages.

(i) Any award or decision issued by the arbitrators pursuant to this Agreement shall be final, and binding on the parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

(j) Any arbitration conducted pursuant hereto shall be confidential. No party or any of its agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other in the arbitration proceedings or about the existence, contents or results of the proceedings except (i) as may be required by a governmental authority or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by clause (i) in the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect their interests.

Section 10.6 Filings. Following the execution and delivery of this Agreement, the General Partner or its designee shall promptly prepare any documents required to be filed and recorded under the Act or the LLC Act, and the General Partner or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act or the LLC Act, as the case may be, and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Partnership may hereafter establish a place of business. The General Partner or such designee shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 10.7 Power of Attorney. Each Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (a) any amendment to the Certificate of Limited Partnership required because of an amendment to this Agreement or in order to effectuate any change in the partners of the Partnership, (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership or for any other purpose consistent with this Agreement and the transactions contemplated hereby. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, Disability, dissolution, termination or bankruptcy of the Partner granting the same or the Transfer of all or any portion of such Partner’s Interest and (ii) extend to such Partner’s successors, assigns and legal representatives.

Section 10.8 Headings and Interpretation. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof. Wherever from the context it appears appropriate, (i) each pronoun stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter, and (ii) references to “including” shall mean “including without limitation.”

Section 10.9 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other Person designated by such party) at its address, facsimile number or e-mail address set forth in a schedule filed with the records of the Partnership or such other address, facsimile number or e-mail address as such party may hereafter specify to the General Partner. Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the number specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received, (b) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if given by e-mail, when transmitted to the e-mail address specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received or (d) if given by any other means, when delivered at the address specified pursuant to this Section 10.10.

Section 10.11 Waiver of Right to Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

Section 10.12 Partnership Counsel. Each Limited Partner hereby acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP and any other law firm retained by the General Partner in connection with the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

Section 10.13 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to Sections 2.9 and 2.10, all prohibitions in Sections 2.12, 2.13 and 2.18 and the provisions of this Section 10 shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers).

Section 10.14 Ownership and Use of Name. The name “OZ” is the property of the Partnership and/or its Affiliates and no Partner, other than the General Partner (subject to the second sentence of this Section 10.14 and the terms of the Governance Agreement), may use (a) the names “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any name that includes “OZ,”

“Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any variation thereof, or any other name of the General Partner or the Partnership or their respective Affiliates, (b) any other name to which the name of the Partnership, the General Partner, or any of their Affiliates is changed, or (c) any name confusingly similar to a name referenced or described in clause (a) or (b) above, including, without limitation, in connection with or in the name of new business ventures, except pursuant to a written license with the Partnership and/or its Affiliates that has been approved by the General Partner. The General Partner may use and permit others to use the names and marks “Och”, “Ziff” and “Och-Ziff” in connection with the business of the Partnership until and including December 31, 2019, following which the General Partner shall cease using such names and marks as names, trademarks or service marks; provided, however, that the foregoing shall not prevent (i) the Och-Ziff Group from continuing to use such names and marks as expressly required by applicable law, regulation or order, and (ii) the Och-Ziff Group from referring to its former name and mark (for example, “formerly known as the Och-Ziff Group”).

Section 10.15 Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

Section 10.16 Entire Agreement. This Agreement, together with any Partner Agreements and, to the extent applicable, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Governance Agreement and the Class B Shareholders Agreement, constitutes the entire agreement among the Partners with respect to the subject matter hereof and, as amended and restated herein, supersedes any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Limited Liability Company Agreement of the Original Company, the Initial Partnership Agreement, the Prior Partnership Agreement and all Supplementary Agreements. If any provision contained in this Agreement is in conflict with, or inconsistent with, Article II, Article III, Article IV or Article V of the Governance Agreement (such Articles, the “Governance Articles”), the Governance Articles shall govern and control.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

Agreed and acknowledged for purposes of Sections 3.1(d)(iii), 3.1(g)(iii) and 3.1(n) only:

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, a Delaware limited liability company

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	CFO and Executive Managing Director

Exhibit A: Form of General Release

I,                     , in consideration of and subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of OZ Advisors LP to which this General Release is attached (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”) and any Partner Agreement, and intending to be legally bound, do hereby release and forever discharge the Och-Ziff Group, from any and all legally waivable actions, causes of action, covenants, contracts, claims, sums of money or liabilities, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of any act or omission occurring on or before the date that I sign this General Release, including, but not limited to, with respect to my service to, or affiliation with, the Partnership and its Affiliates, and my Withdrawal or Special Withdrawal from the Partnership. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs or damages, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Partnership and its Affiliates or other associations with the Och-Ziff Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Partnership or any of its Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Limited Partnership Agreement and any Partner Agreement, having any bearing whatsoever on the terms and conditions of my service to the Partnership and its Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Limited Partnership Agreement, any Partner Agreement, or this General Release, including, without limitation, any rights to indemnification or director and officer liability insurance coverage.

I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), if any, which have arisen on or before the date of execution of this General Release (the “Effective Date”). I also expressly acknowledge and agree that:

a.	In return for this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into this General Release;

b.	I am hereby advised in writing by this General Release of my opportunity to consult with an attorney before signing this General Release;

c.	I have [twenty-one (21)] days to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and

d.

I have [seven (7)] days following the date that this General Release is executed (the “Revocation Period”) in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Group, as set forth in Section 10.01 of the Limited Partnership Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA.

I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chosen not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Limited Partnership Agreement and any Partner Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Limited Partnership Agreement, any Partner Agreement and this General Release.

I acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Group in connection with the Limited Partnership Agreement and this General Release, or any dispute between myself and any member of the Och-Ziff Group in connection therewith, is acting as counsel to the Och-Ziff Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

I have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Effective Date.

I have executed this General Release this          day of                     , 20        .

Name:

[NAME OF TRUST]

[By:
Name:	Trustee

By:
Name:	Trustee]

Exhibit B: Form of Class P Common Unit Award Agreement

CLASS P COMMON UNIT AWARD AGREEMENT

Date:

To:

Dear                                 :

We are pleased to confirm that you have been awarded a conditional grant of Class P Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class P Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class P Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class P Unit Grants:

(1) OZM Class P Unit Grant:                      Class P-         Common Units in OZM.

(2) OZA Class P Unit Grant:                      Class P-         Common Units in OZA.

(3) OZAII Class P Unit Grant:                      Class P-         Common Units in OZAII.

Grant Date:                                 .

The Class P Common Units constituting each of your Class P Unit Grants are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein.

You agree that your retention of the Class P Common Units constituting your Class P Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class P Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class P Common Units subject to the terms and conditions of the LPAs.

This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

Please sign this Award Agreement in the space provided below to confirm your Class P Unit Grants and return a copy at your earliest convenience.

Acknowledged and agreed as of the date set forth above:

Name:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC,
its General Partner

By:
Name:
Title:

Exhibit C: Unit Designation of the Class A Cumulative Preferred Units

Exhibit D: Form of Conversion Election Notice

CONVERSION ELECTION NOTICE

To:	Och-Ziff Holding Corporation

Och-Ziff Holding LLC

9 West 57th Street

New York, NY 10019

Attention:

The undersigned holder of Class D Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) hereby irrevocably makes the election specified below in accordance with Section 3.1(e) of the limited partnership agreement of each of the Partnerships (as amended or supplemented from time to time, the “LPAs”) dated as of February 7, 2019 (the “Recapitalization Date”). All capitalized terms used in this Conversion Election Notice (this “Election Notice”) and not otherwise defined herein shall have the respective meanings ascribed thereto in the LPAs.

The undersigned hereby acknowledges, represents, warrants and agrees that: (i) on the Recapitalization Date, each Class D Common Unit of the undersigned (the “Pre-Merger Class D Common Units”) was converted into one Conversion Class D Common Unit and one Conversion Class E-2 Common Unit (the “Conversion Units”); (ii) the undersigned has the right to elect to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units but that, following the Conversion Class E-2 Notice Date, the undersigned shall solely retain either the Conversion Class D Common Units or solely retain the Conversion Class E-2 Common Units and the Conversion Units that the undersigned does not elect to retain will be automatically cancelled as of the close of business on the Conversion Class E-2 Notice Date as provided in Section 3.1(e) of each of the LPAs; (iii) the undersigned has, and at the date of election will have, the full right, power and authority to elect which class of Conversion Units to retain as provided herein; and (iv) the undersigned has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such election.

The Conversion Units that will be retained by the undersigned as of the Conversion Class E-2 Notice Date pursuant to this Election Notice are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein, and the undersigned hereby agrees and acknowledges that the retention of such Conversion Units is subject to, and conditional on, compliance with the conditions specified in the LPAs. If the undersigned retains the Conversion Class D Common Units, they remain subject to the same vesting schedule as the Pre-Merger Class D Common Units. For a description of the vesting terms applicable to the Conversion Class E-2 Common Units, see Exhibit E-2 of the respective LPA.

In addition, the undersigned hereby agrees and acknowledges that retention of the applicable class of Conversion Units is subject to, and conditional on, the undersigned’s execution and delivery to OZM of a Consent to Recapitalization, substantially in the form attached hereto as Annex A (the “Consent to Recapitalization”) (and, if applicable, the delivery of a substantially similar Consent to Recapitalization with respect to any of the undersigned’s Related Trusts (as defined in the Consent to Recapitalization) and, if the undersigned is a Related Trust, the applicable Individual Limited Partner).

The undersigned hereby elects to retain:

All Conversion Class D Common Units; or

All Conversion Class E-2 Common Units.

Name of Holder:

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Annex A

Consent to Recapitalization

Exhibit E-1

VESTING TERMS OF THE CLASS E-1 COMMON UNITS

The Class E-1 Common Units conditionally granted to a Limited Partner on the Recapitalization Date shall vest on the following schedule:

1.	Normal Vesting. Except as provided in Paragraphs 2 and 3 below:

(a) Solely with respect to any Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date up to and including the number of Class A-1 Common Units held by such Limited Partner and his Related Trusts immediately following the Recapitalization (the “First Tranche of Class E-1 Common Units”), one hundred percent (100%) of such Class E-1 Common Units shall vest on December 31, 2019, subject to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through such vesting date; and

(b) Solely with respect to any other Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date (the “Additional Class E-1 Common Units”), thirty-three and one-third percent (33-1/3%) of such Class E-1 Common Units shall vest on each of (i) December 31, 2020, (ii) December 31, 2021 and (iii) December 31, 2022, subject, in each case, to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through the applicable vesting date.

2.

Accelerated Vesting Upon Liquidation or Change of Control. Notwithstanding the foregoing, any and all unvested Class E-1 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

3.	Withdrawal. Notwithstanding the foregoing:

(a) In the event of the Withdrawal of a Limited Partner (i) for Cause (as determined pursuant to clause (A) of Section 8.3(a)(i) of this Agreement) or (ii) by reason of the Limited Partner (other than due to death or Disability) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates (as determined pursuant to clause (C) of Section 8.3(a)(i) of this Agreement), in either case, any and all unvested Class E-1 Common Units shall be immediately forfeited for no consideration upon such Withdrawal.

(b) In the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then:

(i) Solely with respect to the First Tranche of Class E-1 Common Units, any and all such unvested Class E-1 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively.

(ii) Solely with respect to the Additional Class E-1 Common Units, a portion of such Class E-1 Common Units shall become vested upon such Withdrawal or Special Withdrawal, respectively, in an amount equal to (A) (x) the number of Additional Class E-1 Common Units granted, multiplied by (y) a fraction, the numerator of which is the sum of (I) 12 months and (II) the number of full (or partial) months that the Limited Partner (or, if such Limited Partner is a Related Trust, the applicable Individual Limited Partner) served as an Active Individual LP or an employee of the Partnership or its Affiliates during the period commencing on December 31, 2017 and ending on the date of such Withdrawal or Special Withdrawal, and the denominator of which is 60 months, less (B) the total number of vested Additional Class E-1 Common Units held immediately prior to such Withdrawal or Special Withdrawal; provided, that in no event shall the vested percentage of such Class E-1 Common Units exceed 100%. Any and all unvested Additional Class E-1 Common Units that do not become vested in accordance with this clause (ii) upon such a Withdrawal without Cause shall be immediately forfeited for no consideration at such time.

(c) In the event of an Individual Limited Partner’s death or Disability, any and all unvested Class E-1 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested.

Exhibit E-2

VESTING TERMS OF THE CONVERSION CLASS E-2 COMMON UNITS

Provided that they are retained by the Limited Partner in accordance with Section 3.1(e)(ii) as of the close of business on the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units conditionally granted to a Limited Partner as provided in Section 3.1(e) of this Agreement shall vest on the following schedule:

1.

Solely with respect to any Limited Partner who is not an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall be fully vested as of the date of grant.

2.

Solely with respect to a Limited Partner who is an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall vest on the following schedule:

(a) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that were vested as of the Recapitalization Date, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through such vesting date. Notwithstanding the foregoing, in the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then any and all such unvested Conversion Class E-2 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively. Further, in the event of an Individual Limited Partner’s death or Disability, any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(b) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were scheduled to vest within 12 months following January 31, 2019, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through the applicable vesting date. If the applicable Individual Limited Partner ceases to be an Active Individual LP at any time prior to the applicable vesting date, any and all such unvested Conversion Class E-2 Common Units shall be immediately forfeited at such time. Notwithstanding the foregoing, in the event of (i) the Limited Partner’s Withdrawal without Cause or (ii) the applicable Individual Limited Partner’s Withdrawal as a result of death or Disability, in either case any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(c) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were not scheduled to vest within 12 months following January 31, 2019, such portion shall become subject to the same vesting terms and conditions as applied to such Class D Common Units immediately prior to the Recapitalization Date; and

(d) Notwithstanding the foregoing, any and all unvested Conversion Class E-2 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

Exhibit F

MEMBERS OF THE PARTNER MANAGEMENT COMMITTEE AND PARTNER

PERFORMANCE COMMITTEE AS OF THE TRANSITION DATE

Robert Shafir (Chairman)

Wayne Cohen

James Levin

David Levine

Thomas Sipp

Exhibit G

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

The components of Economic Income shall be calculated without duplication.

Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ ADVISORS II LP

Dated as of February 7, 2019

ii

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), is made as of February 7, 2019 (the “Recapitalization Date”), by and among Och-Ziff Holding LLC, a Delaware limited liability company, as general partner (the “Initial General Partner”) and the Limited Partners (as defined below).

WHEREAS, on June 13, 2007, the Partnership was originally formed as a Delaware limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq. (the “Act”), and an Agreement of Limited Partnership of OZ Advisors II LP dated as of June 13, 2007, which Agreement of Limited Partnership was amended and restated on August 28, 2007 (such amended and restated Agreement of Limited Partnership, the “Initial Partnership Agreement”); and

WHEREAS, the Initial Partnership Agreement was amended and restated on November 13, 2007 (the Initial Partnership Agreement, as amended and restated on such date, the “Prior Partnership Agreement”), on February 11, 2008, on April 10, 2008, on September 30, 2009, on August 1, 2012, on December 14, 2015, and on March 1, 2017, and was subsequently amended by the amendments thereto dated (i) March 28, 2018 and effective as of February 16, 2018 and (ii) as of January 3, 2019;

WHEREAS, in connection with the transactions described in the letter agreement, dated as of December 5, 2018 (the “Letter Agreement”), among Och-Ziff, Daniel Och, the Operating Group Entities and the Intermediate Holding Companies, the Partnership entered into an Agreement and Plan of Merger, dated as of the Recapitalization Date (the “Merger Agreement”), with Orion Merger Sub III LP, a Delaware limited partnership (“Merger Sub”); and

WHEREAS, pursuant to the Merger Agreement, Merger Sub merged with and into the Partnership on the Recapitalization Date (the “Merger”), and the Prior Partnership Agreement was amended and restated to read as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Definitions. As used herein, the following terms shall have the following meanings:

“4Q Distribution Date” means the date on which distributions are made by the Operating Group Entities in respect of Common Units with respect to Net Income earned by the Operating Group Entities during the fourth quarter of any Fiscal Year.

“Act” has the meaning specified in the recitals to this Agreement.

“Active Individual LP” means each of the Individual Limited Partners that is an Executive Managing Director of the General Partner, prior to the Withdrawal or Special Withdrawal of such Individual Limited Partner or such Individual Limited Partner ceasing to be actively involved with the Partnership and its Affiliates due to death or Disability.

“Additional Class E Common Units” has the meaning set forth in Section 3.1(g)(ii).

“Additional Limited Partner” has the meaning specified in Section 3.2(a).

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Class A Shares” as of any date means the total number of Class A Shares (calculated on an as-converted basis) most recently reported by Och-Ziff as outstanding (other than any Class D Common Units, Class E Common Units, Class P Common Units or Class A Restricted Share Units (or any similar interests) included in such number).

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.2(b)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner, without taking into account any liabilities to which such Contributed Property was subject at such time. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, modified, supplemented or restated from time to time.

“Annual Capital Expenditures” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Applicable Securities Exchange” for any period means the New York Stock Exchange or another exchange registered with the United States Securities and Exchange Commission under Section 6(a) of the Exchange Act on which the Class A Shares are listed for trading during such period.

“Average Share Price” for any period shall mean the average closing price on the Applicable Securities Exchange of one Class A Share for each of the trading days that occur during such period.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.

“Book-Up Provisions” means the provisions herein governing a revaluation of the Capital Accounts of the Partners, including Sections 3.1(d)(ii), 5.2(b)(iii) and 6.1(c) and each relevant definition.

“Book-Up Target” means, at any time, and with respect to any Unit, that the Economic Capital Account Balance attributable to such Unit is equal to (i) the aggregate Economic Capital Account Balances attributable to all Common Units outstanding at such time, divided by (ii) the total number of Common Units then outstanding (in each case of clauses (i) and (ii), other than any Class A-1 Common Units and any other Common Units or PSIs that are subordinate to such Unit in order of priority under Section 6.1(c)(i)-(iv)).

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.2.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted to equal its respective gross fair market value (taking Section 7701(g) of the Code into account) upon an adjustment to the Capital Accounts of the Partners in accordance with Section 5.2(b)(iii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, in the sole and absolute discretion of the General Partner.

“Cause” means, in respect of an Individual Limited Partner, that such Partner (i) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (ii) has been convicted of a felony or any offense involving moral turpitude; (iii) has been found by any regulatory body or self-regulatory organization having jurisdiction over the Och-Ziff Group to have, or has entered into a consent decree determining that such Partner, violated any applicable regulatory requirement or a rule of a self-regulatory organization; (iv) has committed an act constituting gross negligence or willful misconduct; (v) has violated in any material respect any agreement relating to the Och-Ziff Group; (vi) has become subject to any proceeding seeking to adjudicate such Partner bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Partner or for any substantial part of the property of such Partner, or such Partner has taken any action authorizing such proceeding; or (vii) has breached any of the non-competition, non-solicitation or non-disparagement covenants in Section 2.13 or, if applicable, any of those provided in such Partner’s Partner Agreement, the breach of any of which shall be deemed to be a material breach of this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership executed and filed in the office of the Secretary of State of the State of Delaware on June 13, 2007 (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Certificate of Ownership” has the meaning set forth in Section 3.1.

“Change of Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Group Entities, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the voting interests in (1) Och-Ziff or (2) one or more of the Operating Group Entities comprising all or substantially all of the assets of the Operating Group Entities or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Class A Common Units” has the meaning set forth in Section 3.1(a).

“Class A Cumulative Preferred Units” has the meaning set forth in Section 3.1(a).

“Class A Exchange Agreement” means that certain Amended and Restated Exchange Agreement (as amended, restated or supplemented) relating to Exchangeable Common Units, dated as of the Recapitalization Date, by and among Och-Ziff, the Intermediate Holdings Companies, the Operating Group Entities and Class B Shareholders from time to time party thereto.

“Class A Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class A Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class A Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class A Parity Units shall include Class D Common Units, Class E Common Units, Class P Common Units and Class A Restricted Share Units.

“Class A Preferred Unit Designation” has the meaning set forth in Section 3.2(b).

“Class A Restricted Share Unit” means a Class A Restricted Share Unit of Och-Ziff.

“Class A Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class A Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class A-1 Common Units” has the meaning set forth in Section 3.1(a).

“Class B Common Units” has the meaning set forth in Section 3.1(a).

“Class B Share” means a common share representing a limited liability company interest in Och-Ziff designated as a “Class B Share” or any security into which such shares are converted in connection with any conversion of Och-Ziff into a corporation.

“Class B Shareholder Committee” means the Class B Shareholder Committee established pursuant to the Class B Shareholders Agreement.

“Class B Shareholders Agreement” means the Class B Shareholders Agreement, dated as of November 13, 2017, entered into by and among Och-Ziff and the holders of Class B Shares, as amended, modified, supplemented or restated from time to time.

“Class C Approval” means, in respect of the determinations to be made in Sections 6.1(a)(i) and 7.1(b)(iii), a prior determination made in writing at the sole and absolute discretion: (i) of the Chairman of the Partner Management Committee (or, with respect to distributions to such Chairman or in the event there is no such Chairman, the full Partner

Management Committee acting by majority vote); or (ii) of the General Partner, in the event that the Class B Shareholders collectively beneficially own securities entitled to vote generally in the election of directors of Och-Ziff representing less than 40% of the total number of votes that may be cast in any such election; provided, however, in the case of each of the foregoing clauses (i) and (ii), that any such determination with respect to distributions to a Partner who is also the Chief Executive Officer or other executive officer of Och-Ziff in respect of such Partner’s Class C Non-Equity Interests shall be made by the compensation committee of the Och-Ziff Board in its sole and absolute discretion after consultation with the Partner Management Committee.

“Class C Non-Equity Interests” means a fractional non-equity share of the Interests in the Partnership that may be issued to a Limited Partner as consideration for the provision of services to the Partnership solely for the purpose of making future allocations of Net Income to such Limited Partner. Class C Non-Equity Interests shall not constitute Common Units or other Units of the Partnership.

“Class D Common Units” has the meaning set forth in Section 3.1(a).

“Class D Limited Partner” has the meaning set forth in Section 3.1(f).

“Class E Common Units” has the meaning set forth in Section 3.1(a).

“Class E Limited Partner” has the meaning set forth in Section 3.1(g).

“Class E Parity Units” means (a) any equity securities in the Partnership or any other entity in the Och-Ziff Group (or any debt or other securities convertible into equity securities of the Operating Group Entities or any other entity in the Och-Ziff Group), in each case other than any Subsidiaries of the Operating Group Entities, that Och-Ziff, the Partnership or any other entity in the Och-Ziff Group may authorize or issue, the terms of which provide that, or otherwise result in, such securities ranking pari passu or senior to the Class E Common Units and (b) any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership). For purposes of clause (b), (i) a Subsidiary of the Partnership does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries and (ii) securities issued by a Subsidiary of the Partnership are not Class E Parity Units to the extent they are issued (A) solely to the Operating Group Entities or any of their wholly-owned Subsidiaries or (B) to satisfy, upon the advice of outside counsel, any regulatory or other legal requirements as contemplated by clause (ii) of Section 9(a) of the Class A Preferred Unit Designation. For the avoidance of doubt, securities described in clause (a) of this definition of Class E Parity Units shall include Class A Common Units, Class D Common Units, Class P Common Units and Class A Restricted Share Units.

“Class E-1 Common Units” has the meaning set forth in Section 3.1(g).

“Class P Common Units” has the meaning set forth in Section 3.1(a).

“Class P Limited Partner” has the meaning set forth in Section 3.1(j).

“Class P Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided that the holders of other classes of Common Units are participating in the proceeds from such similar event in respect of their Common Units and the PMC Chairman in his sole discretion determines such similar event to be a Class P Liquidity Event.

“Class P Performance Condition” for any Class P Common Unit held by a Class P Limited Partner means that the Total Shareholder Return since the grant date of such Class P Common Unit has equalled or exceeded the Class P Performance Threshold relating to such Class P Common Unit on or after the third anniversary of the grant date of such Class P Common Unit, or such other performance condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Period” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the period ending on the sixth anniversary of such grant date, or such other performance period as may be specified in such Class P Limited Partner’s Partner Agreement.

“Class P Performance Threshold” means, with respect to the Class P Common Units issued to any Class P Limited Partner on any grant date, the required threshold of Total Shareholder Return that must be achieved for a portion of such Class P Common Units to vest, which shall be expressed as a percentage, and set forth in a Partner Agreement of the Class P Limited Partner. With respect to Class P Common Units issued on March 1, 2017, the required Class P Performance Thresholds shall be as follows: (i) the Class P Performance Threshold is 25% for 20% of such Class P Common Units to vest; (ii) the Class P Performance Threshold is 50% for an additional 40% of such Class P Common Units to vest; (iii) the Class P Performance Threshold is 75% for an additional 20% of such Class P Common Units to vest; and (iv) the Class P Performance Threshold is 125% for an additional 20% of such Class P Common Units to vest.

“Class P Service Condition” for any Class P Common Unit held by a Class P Limited Partner means that such Class P Limited Partner has continued in the uninterrupted service of the Operating Group Entities until the third anniversary of the grant date of such Class P Common Unit, or such other service condition as may be specified in such Class P Limited Partner’s Partner Agreement.

“Closing Date” means November 19, 2007.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Common Units” means Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and any other class of Units hereafter designated as Common Units by the General Partner, but shall not include the Class C Non-Equity Interests, PSIs or Class A Cumulative Preferred Units.

“Company Securities” means outstanding Class A Shares, Related Securities and Class A-1 Common Units, as applicable.

“Competing Business” means any Person, or distinct portion thereof, that engages in: (a) the alternative asset management business (including, without limitation, any hedge or private equity fund management business) or (b) any other business in which the Och-Ziff Group or any member thereof (1) is actively involved, or (2) in the twelve-month period prior to the relevant Individual Limited Partner’s Withdrawal or Special Withdrawal, planned, developed, or undertook efforts to become actively involved and, in the case of the foregoing clause (b), in which the relevant Individual Limited Partner actively participated or was materially involved or about which the relevant Individual Limited Partner possesses Confidential Information.

“Confidential Information” means the confidential matters and information described in Section 2.12.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who is an executive managing director of the Intermediate Holding Companies (or the equivalent officers at the relevant time) or previously served in such capacity, (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the voting interests, (iii) any Person that is a family member of such individual or individuals or (iv) any trust, foundation or other estate planning vehicle for which such individual or any descendant of such individual is a trustee, beneficiary, director or other fiduciary, as the case may be.

“Continuing Partners” means the group of Partners comprised of each Individual Original Partner (or, where applicable, his estate or legal or personal representative) who has not Withdrawn, been subject to a Special Withdrawal or breached Section 2.13(b).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. If the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.2(b)(iii), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Control” means, in respect of a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. “Controlled by,” “Controls” and “under common Control with” have the correlative meanings.

“Conversion Class D Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Common Unit” has the meaning set forth in Section 3.1(e).

“Conversion Class E-2 Notice Date” has the meaning set forth in Section 3.1(e)(i).

“Conversion Operating Group E-2 Units” means, collectively, one Conversion Class E-2 Common Unit in each of the Operating Group Entities.

“Covered Person” means (a) the General Partner and its Affiliates and the directors, officers, shareholders, members, partners, employees, representatives and agents of the General Partner and its Affiliates and any Person who was at the time of any act or omission described in Section 2.9 or 2.10 such a Person, and (b) any other Person the General Partner designates as a “Covered Person” for the purposes of this Agreement.

“Damages” has the meaning set forth in Section 2.9(a).

“DCI Plan” means the Och-Ziff Deferred Cash Interest Plan, as amended from time to time.

“Debt Securities” means the Loans (as defined in the Senior Subordinated Loan Agreement) made pursuant to that certain Senior Subordinated Loan Agreement.

“Deferred Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“Deferred Cash Interests” shall mean an award made under the DCI Plan.

“Disability” means that a Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the General Partner with PMC Approval in its sole and absolute discretion and in accordance with applicable law.

“Disabling Conduct” has the meaning set forth in Section 2.9(a).

“Distribution Holiday” means the period commencing on October 1, 2018 and ending on the earlier of (i) 45 days after the last day of the Distribution Holiday Achievement Quarter, and (ii) April 1, 2026.

“Distribution Holiday Achievement Quarter” means the first calendar quarter as of which $600 million or more of Distribution Holiday Economic Income has been realized.

“Distribution Holiday Distribution” means any distribution paid during the period from the Recapitalization Date until the end of the Distribution Holiday and any distribution paid in the calendar quarter in which the Distribution Holiday ends; provided that, (i) if more than $600 million of Distribution Holiday Economic Income has been realized on a cumulative basis during the Distribution Holiday, a portion of any distributions paid with respect to the Distribution Holiday Achievement Quarter may be treated as Distribution Holiday Distributions in an amount not to exceed the product of (x) the amount available to be distributed for such calendar quarter and (y) the fraction derived by dividing (A) $600 million minus the cumulative Distribution Holiday Economic Income realized prior to such calendar quarter by (B) the Economic Income realized during such calendar quarter, and (ii) for the avoidance of doubt, no distribution paid for any calendar quarter following the end of the Distribution Holiday Achievement Quarter shall constitute a Distribution Holiday Distribution.

“Distribution Holiday Economic Income” as of any date means the amount of Economic Income realized during the period between October 1, 2018 and such date by Och-Ziff and its consolidated subsidiaries (including the Operating Group Entities) collectively.

“Drag-Along Purchaser” means, in respect of a Drag-Along Sale, the third-party purchaser or purchasers proposing to acquire the Company Securities to be transferred in such Drag-Along Sale.

“Drag-Along Right” has the meaning set forth in Section 8.6(a).

“Drag-Along Sale” means any proposed transfer (other than a pledge, hypothecation, mortgage or encumbrance) pursuant to a bona fide offer from a Drag-Along Purchaser, in one or a series of related transactions, by any Limited Partner or a group of Limited Partners of Company Securities representing in the aggregate at least 50% of all then-outstanding Company Securities (calculated as if all Related Securities had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Securities” means, with respect to a Limited Partner, that number of Company Securities equal to the product of (A) the total number of Company Securities to be acquired by the Drag-Along Purchaser pursuant to a Drag-Along Sale and (B) a fraction, the numerator of which is the number of Company Securities then held by such Limited Partner and the denominator of which is the total number of Company Securities then held by all Limited Partners (calculated, in the case of both the numerator and denominator, as if all Related Securities held by the relevant Limited Partners had been converted into, exercised or exchanged for, or repaid with, Class A Shares). For purposes of this definition, each outstanding Class A-1 Common Unit shall be deemed to be a Class A Common Unit.

“Drag-Along Sellers” means the Limited Partner or group of Limited Partners proposing to dispose of or sell Company Securities in a Drag-Along Sale in accordance with Section 8.6.

“DSO Parties” means Daniel S. Och and each of his affiliates and Related Trusts that own Class A Common Units.

“Economic Capital Account Balance” means, with respect to a Partner as of any date, the Partner’s Capital Account balance, increased by the Partner’s share of any Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed on a hypothetical basis after taking into account all allocations through such date.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for Och-Ziff and its consolidated subsidiaries determined on the basis of economic income, in accordance with the methodology set forth on Exhibit G hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, minus (a) the amount of any distributions or dividends paid on any Class A Cumulative Preferred Units issued by the Operating Group Entities; minus (b) Permitted Dividends.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Election Notice” has the meaning set forth in Section 3.1(e)(i).

“Eligible Common Units” has the meaning set forth in Section 8.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of Exchangeable Common Units or Class P Common Units (or other securities issued by the Operating Group Entities) for Class A Shares and/or cash, and the corresponding cancellation of applicable Class B Shares, if any, as such agreements are amended, modified, supplemented or restated from time to time, including the Class A Exchange Agreement.

“Exchange Committee” shall mean, for any Exchange Agreement, the Exchange Committee, as defined in such Exchange Agreement.

“Exchange Date” shall have the meaning ascribed to such term in the Class A Exchange Agreement.

“Exchange Event” has the meaning set forth in Section 8.1(b)(i).

“Exchange Rights Effective Date” has the meaning set forth in Section 8.1(b).

“Exchangeable Common Unit” has the meaning set forth in Section 8.1(b).

“Existing Class D Common Units” means Class D Common Units outstanding immediately prior to March 1, 2017.

“Expense Allocation Agreement” means any agreement entered into among the Operating Group Entities, Och-Ziff and the Intermediate Holding Companies that provides for allocations of certain expense amounts, as such agreement is amended, modified, supplemented or restated from time to time.

“Expense Amount” means any amount allocated to the Partnership pursuant to an Expense Allocation Agreement.

“Expense Amount Distribution” has the meaning set forth in Section 7.4.

“Fair Market Value” means, as of any date, the fair market value of the Partnership at such date, determined by (i) if the Class A Shares are listed on an Applicable Securities Exchange, (1) multiplying (x) the closing price on the Applicable Securities Exchange of one Class A Share on the immediately preceding trading day by (y) the number of Adjusted Class A Shares, subject in each case to any equitable adjustments for stock splits and other capitalization changes, and (2) allocating the product obtained from clause (1) among the Operating Group Entities based on the most recent determination of their relative fair market values and (ii) if the Class A Shares are not listed on an Applicable Securities Exchange, the excess, if any, of (1) the total pre-tax proceeds which would be received by the Partnership if the assets of the Partnership were sold for their fair market value over (2) all outstanding debts and liabilities of the Partnership, in each case as reasonably determined by the General Partner; provided, however, that such determination shall be made with due regard to the value implied by any transaction giving rise to the need for a determination of Fair Market Value.

“First Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including March 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“Fiscal Year” has the meaning set forth in Section 2.6.

“Fourth Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including December 31 of such Fiscal Year unless and until otherwise determined by the General Partner.

“General Partner” means the Initial General Partner and any successor general partner admitted to the Partnership in accordance with this Agreement.

“General Release” has the meaning set forth in Section 8.3(g).

“Governance Agreement” means that certain Governance Agreement, dated as of the Recapitalization Date, entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Governance Articles” has the meaning set forth in Section 10.16.

“incur” means to issue, assume, guarantee, incur or otherwise become liable for.

“Individual Limited Partner” means each of the Limited Partners that is a natural person.

“Individual Original Partner” means each of the Original Partners that is a natural person.

“Initial Class E Grant” has the meaning set forth in Section 3.1(g)(i).

“Initial General Partner” has the meaning set forth in the Preamble to this Agreement.

“Initial Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means any of the following that are conceived of, developed, reduced to practice, created, modified, or improved by a Partner, either solely or with others, in whole or in part, whether or not in the course of, or as a result of, such Partner carrying out his responsibilities to the Partnership, whether at the place of business of the Partnership or any of its Affiliates or otherwise, and whether on the Partner’s own time or on the time of the Partnership or any of its Affiliates: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names, Internet domain names, and all other indications of source or origin, including, without limitation, all registrations and applications to register any of the foregoing; (ii) inventions, discoveries (whether or not patentable or reduced to practice), patents, including, without limitation, design patents and utility patents, provisional applications, reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof, in each case including, without limitation, all applications therefore and equivalent foreign applications and patents corresponding, or claiming priority, thereto; (iii) works of authorship, whether copyrightable or not, copyrights, registrations and applications for copyrights, and all renewals, modifications and extensions thereof, moral rights, and design rights; (iv) computer systems and software; and (v) trade secrets, know-how, and other confidential and protectable information.

“Interest” means a Partner’s interest in the Partnership, including the right of the holder thereof to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of a Partner to comply with all of the terms and provisions of this Agreement.

“Intermediate Holding Companies” means Och-Ziff Holding Corporation, a Delaware corporation, Och-Ziff Holding LLC, a Delaware limited liability company, or any other entity that serves as the general partner of (or in a similar capacity to) an Operating Group Entity.

“International Dispute” has the meaning set forth in Section 10.5(a).

“International Partner” means each Individual Limited Partner who either (i) has or had his principal business address outside the United States at the time any International Dispute arises or arose; or (ii) has his principal residence or business address outside of the United States at the time any proceeding with respect to such International Dispute is commenced.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Investor” means any client, shareholder, limited partner, member or other beneficial owner of the Och-Ziff Group, other than holders of Class A Shares solely in their capacity as such shareholders thereof.

“IRS” means the U.S. Internal Revenue Service.

“Issue Date” means, with respect to any Unit, the date on which such Unit was first issued.

“Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership.

“Liquidating Gains” means any net gain realized in connection with a Sale or an adjustment of Carrying Value of any Partnership asset pursuant to the second sentence of the definition of Carrying Value (in each case, determined by reference to Fair Market Value).

“Liquidator” has the meaning set forth in Section 9.3.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Group Entities.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Agreement” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning specified in the recitals to this Agreement.

“Minimum Retained Ownership Requirements” has the meaning set forth in Section 8.1(a).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the fair market value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.2(b) and shall not include any items specially allocated under Section 6.1(d).

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, any amended or successor version, Treasury Regulations promulgated thereunder, official interpretations thereof, related notices, or other related administrative guidance.

“Non-Participating Class P Common Units” means all Class P Common Units other than Participating Class P Common Units.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” has the meaning set forth in Section 8.6(a).

“Och-Ziff” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successor thereto.

“Och-Ziff Board” means the Board of Directors of Och-Ziff.

“Och-Ziff Group” means Och-Ziff and its Subsidiaries (including the Operating Group Entities), their respective Affiliates, and any investment funds and accounts managed by any of the foregoing.

“Och-Ziff Incentive Plan” means the Och-Ziff Capital Management Group LLC 2013 Incentive Plan (as amended, modified, supplemented or restated from time to time), or any predecessor or successor plan.

“Och-Ziff LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Och-Ziff, dated November 13, 2007, as amended, modified, supplemented or restated from time to time.

“Operating Group A Unit” means, collectively, one Class A Common Unit in each of the Operating Group Entities.

“Operating Group A-1 Unit” means, collectively, one Class A-1 Common Unit in each of the Operating Group Entities.

“Operating Group D Unit” means, collectively, one Class D Common Unit in each of the Operating Group Entities.

“Operating Group E Unit” means, collectively, one Class E Common Unit in each of the Operating Group Entities.

“Operating Group Entity” means any Person that is directly Controlled by any of the Intermediate Holding Companies.

“Operating Group P Unit” means, collectively, one Class P Common Unit in each of the Operating Group Entities.

“Operating Group Unit” means, collectively, one Common Unit in each of the Operating Group Entities.

“Organizational Documents” means, with respect to any entity, the charter, articles, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, limited partnership agreement or other document that governs the business and affairs of such entity, as applicable.

“Original Common Units” means the Common Units held by the Limited Partners as of the Closing Date or, if an Original Partner was admitted after the Closing Date, the Common Units held by such Original Partner upon the date of his admission.

“Original Partners” means, collectively, (i) each Individual Limited Partner that was a Limited Partner as of the Closing Date, (ii) each other Individual Limited Partner designated as an Original Partner in a Partner Agreement, and (iii) the Original Related Trusts; and each, individually, is an “Original Partner.”

“Original Related Trust” means any Related Trust of an Individual Original Partner that was a Limited Partner on the Closing Date.

“OZ CLO” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“OZ Fund” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Participating Class P Common Units” means all Class P Common Units with respect to which the applicable Class P Performance Condition has been satisfied during the Class P Performance Period with respect to such Class P Common Units and the applicable Class P Service Condition has been satisfied or waived.

“Partner” means any Person that is admitted as a general partner or limited partner of the Partnership pursuant to the provisions of this Agreement and named as a general partner or limited partner of the Partnership in the books of the Partnership and includes any Person admitted as an Additional Limited Partner pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a partner of the Partnership.

“Partner Agreement” means, with respect to one or more Partners, any separate written agreement entered into between such Partner(s) and the Partnership or one of its Affiliates regarding the rights and obligations of such Partner(s) with respect to the Partnership or such Affiliate, as amended, modified, supplemented or restated from time to time.

“Partner Management Committee” has the meaning set forth in Section 4.2(a).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partner Performance Committee” has the meaning set forth in Section 4.3(a).

“Partnership” has the meaning set forth in the Preamble to this Agreement.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 4.6(d).

“Percentage Interest” means, as of any date of determination, (a) as to each Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units), the percentage such Common Unit represents of all such outstanding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units), as such Percentage Interest per Common Unit is reduced to take into account the Percentage Interests attributable to other Units such that the sum of the Percentage Interests of all Common Units and other Units is 100%; (b) as to any Non-Participating Class P Common Units or Class A-1 Common Units, zero; (c) as to any PSIs, the aggregate PSI Percentage Interest with respect to such PSIs; and (d) as to any other Units, the percentage established for such Units by the General Partner as a part of such issuance, which percentage could be zero. References in this definition to a Partner’s Common Units, PSIs or other Units shall refer to all vested or unvested Common Units, PSIs or other Units of such Partner.

“Permitted Dividends” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted RSU Settlements” shall have the meaning set forth in the Class A Preferred Unit Designation as of the Recapitalization Date.

“Permitted Transferee” means, with respect to each Limited Partner and his Permitted Transferees, (a) a Charitable Institution (as defined below) Controlled by such Partner, (b) a trust (whether inter vivos or testamentary) or other estate planning vehicle, all of the current beneficiaries and presumptive remaindermen (as defined below) of which are lineal descendents (as defined below) of such Partner and his spouse, (c) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such Partner, his spouse and his lineal descendents and (d) a legal or personal representative of such Partner in the event of his Disability. For purposes of this definition: (i) “lineal descendants” shall not include natural persons adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; and (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate.

“Person” means a natural person or a corporation, limited liability company, firm, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), governmental entity or other entity (or series thereof).

“PMC Approval” means the prior written approval of (a) Daniel S. Och or any successor as Chairman of the Partner Management Committee or (b) if there is no such Chairman, by majority vote of the Partner Management Committee; provided, however, that “PMC Approval” shall mean the prior written approval by majority vote of the Partner Management Committee in the case of Transfers (and waivers of the requirements thereof), vesting requirements, the Minimum Retained Ownership Requirements, and the determination described in the definition of “Reallocation Date,” each by or with respect to the Chairman of the Partner Management Committee.

“PMC Chairman” means (a) the Chairman of the Partner Management Committee or (b) if there is no such Chairman, the Partner Management Committee acting by majority vote in accordance with Section 4.2.

“Post-Recap Class A Units” means the Class A Common Units that were outstanding on the Recapitalization Date, immediately following the Merger.

“Potential Tag-Along Seller” means each Limited Partner not constituting a Tag-Along Seller.

“Presumed Tax Liability” means, with respect to the Capital Account of any Partner for any Quarterly Period, an amount equal to the product of (x) the amount of taxable income that, in the good faith judgment of the General Partner, would have been allocated to such Partner in respect of such Partner’s Units if allocations pursuant to the provisions of Article VI hereof were made in respect of such Quarterly Period and (y) the Presumed Tax Rate as of the end of such Quarterly Period.

“Presumed Tax Rate” means the effective combined federal, state and local income tax rate applicable to either a natural person or corporation, whichever is higher, residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of the income) and, if applicable, after giving effect to the greatest extent possible to the federal income tax deduction for such state and local income taxes and taking into account the effects of Sections 67 and 68 of the Code (or successor provisions thereto).

“Prior Distributions” means distributions made to the Partners pursuant to Section 7.1 or 7.3.

“Prior Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“PSI” has the meaning set forth in Section 3.1(i) with respect to the Partnership and the corresponding interests in each other Operating Group Entity with respect to such Operating Group Entity.

“PSI Cash Distribution” has the meaning set forth in Section 3.1(i)(iv)(A).

“PSI Cash Percentage” means the percentage of any PSI Distribution paid in the form of PSI Cash Distributions (other than Deferred Cash Interests).

“PSI Class D Unit Distribution” has the meaning set forth in Section 3.1(i)(iv)(B).

“PSI Distribution” has the meaning set forth in Section 3.1(i)(ii).

“PSI Limited Partner” has the meaning set forth in Section 3.1(i).

“PSI Liquidity Event” means (i) a Change of Control, or (ii) a similar event, provided in each case that the holders of Common Units are participating in the proceeds from such event in respect of their Common Units and the PMC Chairman in his sole discretion determines such event to be a PSI Liquidity Event.

“PSI Number” means the number of PSIs held by a PSI Limited Partner in each Operating Group Entity as of the first day of any Fiscal Year or, if later, the first day during such Fiscal Year on which the PSI Limited Partner held PSIs (as such number of PSIs are increased or reduced in accordance with the terms of this Agreement or any applicable Partner Agreement); in each case, subject to any equitable adjustments for stock splits and other capitalization changes.

“PSI Percentage Interest” means, with respect to any PSI as of any date of determination, (a) solely for purposes of allocations under Article VI (other than Section 6.1(d)(v)) and distributions under Article VII for any Fiscal Year, a percentage equal to the product of (i) the PSI Cash Percentage applicable to such PSI and (ii) the Percentage Interest attributable to one Common Unit (other than Non-Participating Class P Common Units and Class A-1 Common Units) as of such date; and (b) for all other purposes, a percentage equal to the Percentage Interest attributable to one such Common Unit as of such date.

“Quarterly Period” means any of the First Quarterly Period, the Second Quarterly Period, the Third Quarterly Period and the Fourth Quarterly Period; provided, however, that if there is a change in the periods applicable to payments of estimated federal income taxes by natural persons, then the Quarterly Period determinations hereunder shall change correspondingly such that the Partnership is required to make periodic Tax Distributions under Section 7.3 at the times and in the amounts sufficient to enable a Partner to satisfy such payments in full with respect to amounts allocated pursuant to the provisions of Article VI (other than Section 6.2(d)), treating the Partner’s Presumed Tax Liability with respect to the relevant Quarterly Period (as such Quarterly Period is changed as provided above) as the amount of the Partner’s actual liability for the payment of estimated federal income taxes with respect to such Quarterly Period (as so changed).

“Reallocation Date” means, as to the Common Units (including all distributions received thereon after the relevant date of Withdrawal) to be reallocated to the Continuing Partners pursuant to Section 2.13(g), Section 8.3(a) or Section 8.7 or any Partner Agreement, the date determined with PMC Approval.

“Recapitalization” means the transactions effected on the Recapitalization Date, including the Merger, pursuant to the Letter Agreement and the agreements implementing the transactions contemplated therein.

“Recapitalization Date” has the meaning set forth in the Preamble to this Agreement.

“Recapitalization Units” means the Class A Common Units, Class A-1 Common Units and Class B Common Units outstanding immediately following the Recapitalization.

“Recapitalization Value” means the Fair Market Value of the Partnership on the Recapitalization Date.

“Reference Price” for a Class P Common Unit means the Average Share Price for the calendar month prior to the month in which the grant date of the Class P Common Unit occurred; provided that (i) for any Class P Common Units granted on March 1, 2017, the Reference Price shall be the Average Share Price for January 2017, and (ii) a Class P Limited Partner’s Partner Agreement may specify any other Reference Price for such Class P Common Unit.

“Registration Rights Agreement” means one or more Registration Rights Agreements providing for the registration of Class A Shares entered into among Och-Ziff and certain holders of Units, as amended, modified, supplemented or restated from time to time.

“Related Security” means any security convertible into, exercisable or exchangeable for or repayable with Class A Shares (or the cash value thereof) including, without limitation, any Class A Common Units, Class D Common Units, Class E Common Units, Participating Class P Common Units or other Class P Common Units deemed to be Participating Class P Common Units to the extent provided in Section 3.1(j), in each case that may be exchangeable for Class A Shares pursuant to the Exchange Agreement.

“Related Trust” means, in respect of any Individual Limited Partner, any other Limited Partner that is an estate, family limited liability company, family limited partnership of such Individual Limited Partner, a trust the grantor of which is such Individual Limited Partner, or any other estate planning vehicle or family member relating to such Individual Limited Partner.

“Related Trust Supplementary Agreement” means, in respect of any Original Related Trust, the Supplementary Agreement to which such Original Related Trust is a party.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Loss under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i) - (viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

“Restricted Period” means, with respect to any Partner, the period commencing on the later of the date of the Prior Partnership Agreement and the date of such Partner’s admission to the Partnership, and concluding on the last day of the 24-month period immediately following the date of Special Withdrawal or Withdrawal of such Partner.

“Retirement” of an Active Individual LP means a Withdrawal pursuant to clause (C) of Section 8.3(a)(i) (Resignation) after ten consecutive calendar years of service as an Active Individual LP or an employee of the Partnership or its Affiliates, provided that the Active Individual LP is over 55 years of age as of the effective date of such Withdrawal.

“Rules” has the meaning set forth in Section 10.5(a).

“Sale” means a sale of all or substantially all of the assets of the Partnership.

“Second Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including May 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of the Recapitalization Date, among the Operating Group Entities, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, modified or supplemented from time to time; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean Och-Ziff, the Operating Group Entities and their respective Subsidiaries for purposes of this Agreement.

“Special Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(b), and (b) in respect of any Related Trust, means the Special Withdrawal of such Related Trust in accordance with Section 8.3(b).

“Subsequent Related Trust” means, in respect of an Original Related Trust of an Individual Original Partner, the Related Trust of such Individual Original Partner to which the Interest of such Original Related Trust shall be Transferred in accordance with its Related Trust Supplementary Agreement.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person.

“Substitute Limited Partner” means each Person who acquires an Interest of any Limited Partner in connection with a Transfer by a Limited Partner whose admission as a Limited Partner is approved by the General Partner.

“Supplementary Agreement” means, with respect to one or more Limited Partners, any supplementary agreement entered into prior to the date of the Prior Partnership Agreement between the Partnership and such Limited Partners regarding their rights and obligations with respect to the Partnership, as the same may be amended, supplemented, modified or replaced from time to time.

“Tag-Along Offer” has the meaning set forth in Section 8.5(b).

“Tag-Along Purchaser” means, in respect of a Tag-Along Sale, the Person or group of Persons proposing to acquire the Class A Shares and/or Class A Common Units to be transferred in such Tag-Along Sale.

“Tag-Along Sale” means any transfer (other than a pledge, hypothecation, mortgage or encumbrance), in one or a series of related transactions, by any Limited Partner or group of Limited Partners to a single Person or group of Persons (other than Related Trusts or Permitted Transferees of such Limited Partners) pursuant to any transaction exempt from registration under the Securities Act and any similar applicable state securities laws of Class A Shares and/or Class A Common Units representing in the aggregate at least 5% of the Class A Shares (calculated as if all Class A Common Units held by each Limited Partner had been exchanged for Class A Shares) then held by all of the Limited Partners, but only in the event that (i) such Person or group of Persons to which such transfer is made is a strategic buyer, or (ii) the Limited Partners participating in such transfer include Daniel S. Och or any of his Related Trusts. For the avoidance of doubt, sales of Class A Shares pursuant to the provisions of Rule 144 shall not constitute a Tag-Along Sale or any part thereof.

“Tag-Along Securities” means, with respect to a Potential Tag-Along Seller, such number of Class A Shares and/or vested and unvested Class A Common Units, as applicable, equal to the product of (i) the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) to be acquired by the Tag-Along Purchaser in a Tag-Along Sale and (ii) a fraction, the numerator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by such Potential Tag-Along Seller and the denominator of which is the total number of Class A Shares (assuming the exchange for Class A Shares of any vested and unvested Class A Common Units) then held by all Limited Partners. If any other Potential Tag-Along Sellers do not accept the Tag-Along Offer, the foregoing shall also include each accepting Potential Tag-Along Seller’s pro rata share of the non-accepting Potential Tag-Along Sellers’ Class A Shares and/or vested and unvested Class A Common Units, determined as set forth in the preceding sentence.

“Tag-Along Seller” has the meaning set forth in Section 8.5(b).

“Tax Distributions” has the meaning set forth in Section 7.3.

“Tax Matters Partner” means the Person designated as such in Section 4.6(c).

“Tax Receivable Agreement” means the Tax Receivable Agreement entered into by and among Och-Ziff, the Intermediate Holding Companies, the Operating Group Entities and each partner of any Operating Group Entity, as the same may be amended, supplemented, modified or replaced from time to time.

“Third Quarterly Period” means, with respect to any Fiscal Year, the period commencing on and including January 1 and ending on and including August 31 of such Fiscal Year, unless and until otherwise determined by the General Partner.

“Threshold Value” means, (i) with respect to Existing Class D Common Units, the Fair Market Value of the Partnership on February 28, 2017, (ii) with respect to Class A Common Units and Class E Common Units outstanding immediately following the Recapitalization, the Recapitalization Value, and (iii) with respect to any other Units, the Fair Market Value of the Partnership immediately prior to the Issue Date(s) of such Units.

“Total Shareholder Return” for a Class P Common Unit as of any date means (i) a fraction, the numerator of which is the sum of (A) the increase in the Average Share Price for the previous 30 trading days compared to the Reference Price as of the grant date of such Class P Common Unit and (B) the aggregate amount of distributions per Class A Share made by Och-Ziff during the same period, and the denominator of which is the Reference Price, or (ii) as otherwise set forth in a Partner Agreement; in each case, subject to any equitable adjustments for stock splits and other capitalization changes including, without limitation, the reverse stock split of the Class A Shares and Class B Shares of Och-Ziff that was effective as of January 3, 2019. The “Total Shareholder Return” for any Class P Common Unit shall not take into account more than $4.00 (subject to any equitable adjustments for stock splits and other capitalization changes) of aggregate distributions per Class A Share made by Och-Ziff during the period beginning on the Recapitalization Date until the end of the Distribution Holiday.

“Transfer” means, with respect to any Interest, any sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind, whether voluntary or involuntary, of such Interest. “Transferred” shall have a correlative meaning.

“Transfer Agent” means, with respect to any class of Units or the Class C Non-Equity Interests, such bank, trust company or other Person (including the Partnership or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Units or the Class C Non-Equity Interests; provided, however, that if no Transfer Agent is specifically designated for such class of Units or the Class C Non-Equity Interests, the Partnership shall act in such capacity.

“Transition Date” shall have the meaning ascribed to such term in the Governance Agreement.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as amended from time to time, or any federal income tax regulations promulgated after the date of this Agreement. A reference to a specific Treasury Regulation refers not only to such specific Treasury Regulation but also to any corresponding provision of any federal tax regulation enacted after the date of this Agreement, as such specific Treasury Regulation or corresponding provision is in effect and applicable on the date of application of the provisions of this Agreement containing such reference.

“Unit” means a fractional share of the Interests in the Partnership that entitles the holder thereof to such benefits as are specified in this Agreement or any Unit Designation and shall include the Common Units and PSIs but not the Class C Non-Equity Interests.

“Unit Designation” has the meaning set forth in Section 3.2(b).

“Voting Holiday Proxy” has the meaning set forth in Section 3.1(n)(iv)(A).

“Withdrawal” (a) in respect of an Individual Limited Partner, has the meaning set forth in Section 8.3(a), and (b) in respect of any Related Trust, means the Withdrawal of such Related Trust in accordance with Section 8.3(a). “Withdrawn” has the correlative meaning.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Continuation of Limited Partnership. The parties to this Agreement hereby agree to continue the Partnership, which was formed pursuant to and in accordance with the provisions of the Act, and in accordance with the further terms and provisions of this Agreement.

Section 2.2 Partnership Name. The name of the Partnership is “OZ Advisors II LP.” The name of the Partnership may be changed from time to time by the General Partner.

Section 2.3 Registered Office, Registered Agent. The Partnership shall maintain a registered office in the State of Delaware at, and the name and address of the Partnership’s registered agent in the State of Delaware is, National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the General Partner.

Section 2.4 Certificates. Any Person authorized by the General Partner shall execute, deliver and file any amendment to or restatements of the Certificate of Limited Partnership and any other certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

Section 2.5 Nature of Business; Permitted Powers. The purposes of the Partnership shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.6 Fiscal Year. Unless and until otherwise determined by the General Partner in its sole and absolute discretion, the fiscal year of the Partnership for federal income tax purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year (each, a “Fiscal Year”).

Section 2.7        Perpetual Existence. The Partnership shall have a perpetual existence unless dissolved in accordance with the provisions of Article IX of this Agreement.

Section 2.8        Limitation on Partner Liability. Except as otherwise expressly required by law, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner. No Partner shall have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership. For federal income tax purposes, the rules of Treasury Regulation Section 1.752-3 shall apply to determine a Partner’s share of any debt or obligation the terms of which provide that, in respect of the Partnership, the creditor has recourse only to the Partnership and its assets and not to any Partner.

Section 2.9       Indemnification.

(a)        To the fullest extent permitted by applicable law, each Covered Person shall be indemnified and held harmless by the Partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, judgments, fines, amounts paid in settlement, losses, fees, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses and interest on any of the foregoing (collectively, “Damages”) sustained or incurred by such Covered Person by reason of any act performed or omitted by such Covered Person or by any other Covered Person in connection with the affairs of the Partnership or the General Partner unless such act or omission constitutes fraud, gross negligence or willful misconduct (the “Disabling Conduct”); provided, however, that any indemnity under this Section 2.9 shall be provided out of and to the extent of Partnership assets only, and no Limited Partner or any Affiliate of any Limited Partner shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 2.9 shall include the right of a Covered Person to have paid on his behalf, or be reimbursed by the Partnership for, the reasonable expenses incurred by such Covered Person with respect to any Damages, in each case in advance of a final disposition of any action, suit or proceeding, including expenses incurred in collecting such amounts from the Partnership; provided, however, that such Covered Person shall have given a written undertaking to reimburse the Partnership in the event it is subsequently determined that he is not entitled to such indemnification.

(b)        The right of any Covered Person to the indemnification provided herein (i) shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity, (ii) in the case of Covered Persons that are Partners, shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner, and (iii) shall extend to such Covered Person’s successors, assigns and legal representatives.

(c)        The termination of any action, suit or proceeding relating to or involving a Covered Person by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Covered Person committed an act or omission that constitutes Disabling Conduct.

(d) For purposes of this Agreement, no action or failure to act on the part of any Covered Person in connection with the management or conduct of the business and affairs of such Covered Person and other activities of such Covered Person which involve a conflict of interest with the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which such Covered Person realizes a profit or has an interest shall constitute, per se, Disabling Conduct.

Section 2.10 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Partnership or any Partner or any Affiliate of any Partner for any Damages incurred by reason of any act performed or omitted by such Covered Person unless such act or omission constitutes Disabling Conduct. In addition, no Covered Person shall be liable to the Partnership, any other Person in which the Partnership has a direct or indirect interest or any Partner (or any Affiliate thereof) for any action taken or omitted to be taken by any other Covered Person.

(b) A Covered Person shall be fully protected in relying upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person (other than such Covered Person) as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

(c) The right of any Partner that is a Covered Person to the exculpation provided in this Section 2.10 shall continue as to such Covered Person after any Withdrawal or Special Withdrawal of such Partner and after he has ceased to be a Partner.

(d) The General Partner may consult with legal counsel and accountants and any act or omission suffered or taken by the General Partner on behalf of the Partnership in reliance upon and in accordance with the advice of such counsel or accountants will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants were selected with reasonable care.

Section 2.11 Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person with any equity interest in the Partnership) or other Person bound by (or having rights pursuant to) the terms of this Agreement, a Covered Person acting pursuant to the terms, conditions and limitations of this Agreement shall not be liable to the Partnership or to any Limited Partner or any Affiliate of any Limited Partner (or other Person) for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or equity, are agreed by the Partners (and any other Person bound by or having rights pursuant to this Agreement) to modify to that extent such other duties and liabilities of the Covered Person to the extent permitted by law.

(b) Notwithstanding anything to the contrary in the Agreement or under applicable law, whenever in this Agreement the General Partner is permitted or required to make a decision or take an action or omit to do any of the foregoing acting solely in its capacity as the General Partner, the General Partner shall, except where an express standard is set forth, be entitled to make such decision in its sole and absolute discretion (and the words “in its sole and absolute discretion” should be deemed inserted therefor in each case in association with the words “General Partner,” whether or not the words “sole and absolute discretion” are actually included in the specific provisions of this Agreement), and in so acting in its sole and absolute discretion the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any of the Partnership’s Affiliates, any Limited Partner or any other Person. To the fullest extent permitted by applicable law, if pursuant to this Agreement the General Partner, acting solely in its capacity as the General Partner, is permitted or required to make a decision in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 2.12 Confidentiality; Intellectual Property.

(a) Confidentiality. Each Partner acknowledges and agrees that the information contained in the books and records of the Partnership is confidential and, except in the course of such Partner performing such duties as are necessary for the Partnership and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, at all times such Partner shall keep and retain in the strictest confidence and shall not disclose to any Person any confidential matters of the Partnership or any Person included within the Och-Ziff Group and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of any Investors, confidential information concerning the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed by any Person included within the Och-Ziff Group, including marketing, investment, performance data, fund management, credit and financial information, and other business or personal affairs of the Partnership, any Person included within the Och-Ziff Group and their respective Affiliates and successors, the General Partner, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within the Och-Ziff Group learned by the Partner heretofore or hereafter. This Section 2.12(a) shall not apply to (i) any information that has been made publicly available by the Partnership or any of its Affiliates or becomes public knowledge (except as a result of an act of any Partner in violation of this Agreement), (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns or (iii) the disclosure of information with the prior written consent of the General Partner. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative or other agent of such Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Partnership and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure. In addition, nothing in this Agreement or any policies, rules and regulations of OZ Management LP, or any other agreement between a Limited Partner and any member of the Och-Ziff Group prohibits or restricts the Limited Partner from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Intellectual Property. (i) Each Partner acknowledges and agrees that the Intellectual Property shall be the sole and exclusive property of the Partnership and such Partner shall have no right, title, or interest in or to the Intellectual Property.

(ii) All copyrightable material included in the Intellectual Property shall be deemed a “work made for hire” under the applicable copyright law, to the maximum extent permitted under such applicable copyright law, and ownership of all rights therein shall vest in the Partnership. To the extent that a Partner may retain any interest in any Intellectual Property by operation of law or otherwise, such Partner hereby assigns and transfers to the Partnership his or her entire right, title and interest in and to all such Intellectual Property.

(iii) Each Partner hereby covenants and binds himself and his successors, assigns, and legal representatives to cooperate fully and promptly with the Partnership and its designee, successors, and assigns, at the Partnership’s reasonable expense, and to do all acts necessary or requested by the Partnership and its designee, successors, and assigns, to secure, maintain, enforce, and defend the Partnership’s rights in the Intellectual Property. Each Partner further agrees, and binds himself and his successors, assigns, and legal representatives, to cooperate fully and assist the Partnership in every way possible in the application for, or prosecution of, all rights pertaining to the Intellectual Property.

(c) If a Partner commits a breach, or threatens to commit a breach, of any of the provisions of Section 2.12(a) or Section 2.12(b), the General Partner shall have the right and remedy to have the provisions of such Section specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Partnership, the other Partners, any Person included within the Och-Ziff Group, and the investments, accounts and funds managed by Persons included within the Och-Ziff Group and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 2.13 Non-Competition; Non-Solicitation; Non-Disparagement; Non-Interference; and Remedies.

(a) Each Individual Limited Partner acknowledges and agrees, in connection with such Individual Limited Partner’s participation in the Partnership on the terms described in the Prior Partnership Agreement and this amendment and restatement of the terms of the Prior Partnership

Agreement or, in the case of an Individual Limited Partner admitted to the Partnership subsequent to the date of the Prior Partnership Agreement, on the terms described herein and in such Individual Limited Partner’s Partner Agreement, if any, that: (i) the alternative asset management business (including, without limitation, for purposes of this paragraph, any hedge or private equity fund management business) is intensely competitive, (ii) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed, and will continue to develop and have access to and knowledge of, Confidential Information (including, but not limited to, material non-public information of the Och-Ziff Group and its Investors), (iii) the direct or indirect use of any such information for the benefit of, or disclosure of any such information to, any existing or potential competitors of the Och-Ziff Group would place the Och-Ziff Group at a competitive disadvantage and would do damage to the Och-Ziff Group, (iv) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, has developed relationships with Investors and counterparties through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (v) such Partner, for the benefit of and on behalf of the Partnership in his capacity as a Partner, may continue to develop relationships with Investors and counterparties, through investment by and resources of the Och-Ziff Group, while a Limited Partner of the Partnership, (vi) such Partner engaging in any of the activities prohibited by this Section 2.13 would constitute improper appropriation and/or use of the Och-Ziff Group’s Confidential Information and/or Investor and counterparty relationships, (vii) such Partner’s association with the Och-Ziff Group has been critical, and such Partner’s association with the Och-Ziff Group is expected to continue to be critical, to the success of the Och-Ziff Group, (viii) the services to be rendered, and relationships developed, for the benefit of and on behalf of the Partnership in his capacity as a Partner, are of a special and unique character, (ix) the Och-Ziff Group conducts the alternative asset management business throughout the world, (x) the non-competition and other restrictive covenants and agreements set forth in this Agreement are fair and reasonable, and (xi) in light of the foregoing and of such Partner’s education, skills, abilities and financial resources, such Partner acknowledges and agrees that such Partner will not assert, and it should not be considered, that enforcement of any of the covenants set forth in this Section 2.13 would prevent such Partner from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(b) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) without the prior written consent of the General Partner, (A) engage or otherwise participate in any manner or fashion in any Competing Business, (B) render any services to any Competing Business, or (C) acquire a financial interest in or become actively involved with any Competing Business (other than as a passive investor holding less than 2% of the issued and outstanding stock of public companies); or

(ii) in any manner solicit or induce any of the Och-Ziff Group’s current or prospective Investors to (A) terminate (or diminish in any material respect) his investments with the Och-Ziff Group for the purpose of associating or doing business with any Competing Business, or otherwise encourage such Investors to terminate (or diminish in any respect) his investments with the Och-Ziff Group for any other reason or (B) invest in or otherwise participate in or support any Competing Business.

(c) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person:

(i) in any manner solicit or induce any of the Och-Ziff Group’s current, former or prospective financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any material respect) his relationship with the Och-Ziff Group for the purpose of associating with any Competing Business, or otherwise encourage such financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties to terminate (or diminish in any respect) his relationship with the Och-Ziff Group for any other reason; or

(ii) in any manner interfere with the Och-Ziff Group’s business relationship with any Investors, financing sources, capital market intermediaries, consultants, suppliers, partners or other counterparties.

(d) During the Restricted Period, each Individual Limited Partner will not, directly or indirectly, either on his own behalf or on behalf of or with any other Person, in any manner solicit any of the owners, members, partners, directors, officers or employees of any member of the Och-Ziff Group to terminate their relationship or employment with the applicable member of the Och-Ziff Group, or hire any such Person (i) who is employed at the time of such solicitation by any member of the Och-Ziff Group, (ii) who is or was once an owner, member, partner, director, officer or employee of any member of the Och-Ziff Group as of the date of Special Withdrawal or Withdrawal of such Partner, or (iii) whose employment or relationship with any such member of the Och-Ziff Group terminated within the 24-month period prior to the date of Special Withdrawal or Withdrawal of such Partner or thereafter. Additionally, the Partner may not solicit or encourage to cease to work with any member of the Och-Ziff Group any consultant, agent or adviser that the Partner knows or should know is under contract with any member of the Och-Ziff Group.

(e) During the Restricted Period and at all times thereafter, each Individual Limited Partner will not, directly or indirectly, make, or cause to be made, any written or oral statement, observation, or opinion disparaging the business or reputation of the Och-Ziff Group, or any owners, partners, members, directors, officers, or employees of any member of the Och-Ziff Group. Notwithstanding any other provision of this Agreement or any other agreement entered into between an Individual Limited Partner and any member of the Och-Ziff Group and, in the case of any Individual Limited Partner that is an attorney, subject to such Individual Limited Partner’s compliance with any applicable obligations under the New York Rules of Professional Conduct and any similar rules applicable to such Individual Limited Partner: (a) pursuant to 18 U.S.C. § 1833(b), each Limited Partner understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Och-Ziff Group that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Limited Partner’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (b) the Limited Partner understands that if he files a lawsuit for retaliation by the Och-Ziff Group for reporting a suspected violation of law, the Limited Partner may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order; (c) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; and (d) nothing in this Agreement or any other agreement or arrangement with any member of the Och-Ziff Group shall prohibit or restrict the Limited Partner from making any voluntary disclosure of information or documents pertaining to alleged violations of law to any governmental agency or legislative body, any self-regulatory organization, the legal departments of the Och-Ziff Group, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act without prior notice to the Och-Ziff Group.

(f) Each Individual Limited Partner acknowledges and agrees that an attempted or threatened breach by such Person of this Section 2.13 would cause irreparable injury to the Partnership and the other members of the Och-Ziff Group not compensable in money damages and the Partnership shall be entitled, in addition to the remedies set forth in Sections 2.13(g) and 2.13(i), to obtain a temporary, preliminary or permanent injunction prohibiting any breaches of this Section 2.13 without being required to prove damages or furnish any bond or other security.

(g) Each Individual Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, and that the amounts set forth in this Section 2.13(g) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from a breach of Section 2.13(b) or, if applicable, of any of the non-competition covenants provided in such Partner’s Partner Agreement. In the event an Individual Limited Partner breaches Section 2.13(b) or, if applicable, any of the non-competition covenants provided in such Partner’s Partner Agreement, then:

(i) on or after the date of such breach, all Class P Common Units of such Partner and its Related Trusts, if any, shall be forfeited and cancelled and any other unvested Common Units of such Partner and its Related Trusts, if any, shall cease to vest and thereafter shall be reallocated in accordance with this Section 2.13(g);

(ii) on or after the date of such breach, (x) any PSIs or Deferred Cash Interests of such Partner and its Related Trusts shall be forfeited and cancelled, and (y) and all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by such Partner and its Related Trusts on or after the date of such breach shall not thereafter be made;

(iii) on or after the date of such breach, no other allocations shall be made to the respective Capital Accounts of such Partner and its Related Trusts, if any, and no other distributions shall be made to such Partners;

(iv) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any of the Common Units of such Partner or its Related Trusts, if any, shall be permitted under any circumstances notwithstanding anything to the contrary in this Agreement;

(v) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by such Partner or its Related Trusts, if any, through an exchange pursuant to the Exchange Agreement;

(vi) as of the applicable Reallocation Date, except as provided in Section 2.13(g)(i), all of the unvested and vested Common Units of such Partner and its Related Trusts, if any, and all allocations and distributions on such Common Units that would otherwise have been received by such Partners on or after the date of such breach shall be reallocated from such Partners to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts.

(vii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately:

(A) pay to the Continuing Partners, in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by such Individual Limited Partner or Related Trust thereof during such 24-month period on Class A Shares acquired pursuant to the Exchange Agreement;

(B) transfer any Class A Shares that were acquired at any time pursuant to the Exchange Agreement and held by such Individual Limited Partner or Related Trust thereof on and after the date of such breach to the Partnership and then subsequently reallocated from the Partnership to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts; and

(C) pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Individual Limited Partner or Related Trust thereof for any Class A Shares acquired at any time pursuant to the Exchange Agreement and that were subsequently transferred on or after the date of such breach; and (ii) all distributions received by such Individual Limited Partner or Related Trust thereof on or after the date of such breach on Class A Shares acquired pursuant to the Exchange Agreement;

(viii) each of such Partner and its Related Trusts, if any, agrees that, on the Reallocation Date, it shall immediately pay a lump-sum cash amount equal to the total after-tax amount received by them as PSI Cash Distributions (including cash distributions in respect of Deferred Cash Interests), in each case during the 24-month period prior to the date of such breach, with such lump-sum cash amount to be paid to the Continuing Partners in proportion to the total number of Original Common Units owned by such Continuing Partner and its Original Related Trusts; and

(ix) such Partner and its Related Trusts agrees that he shall receive no payments, if any, that he would have otherwise received under the Tax Receivable Agreement on or after the date of such breach, and shall have no further rights under the Tax Receivable Agreement, the Exchange Agreement or the Registration Rights Agreement after such date.

Any reallocated Common Units received by a Continuing Partner pursuant to this Section 2.13(g) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements, if any, in accordance with Section 8.4 as the transferring Limited Partner had been before his breach of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement. Any Continuing Partner receiving reallocated Class A Common Units pursuant to this Section 2.13(g) shall be permitted to exchange fifty percent (50%) of such number of Class A Common Units (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1 in the event that the Exchange Committee determines in its sole discretion that the reallocation is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Class A Exchange Agreement (including the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code).

(h) Notwithstanding anything in Section 2.13(g) to the contrary, the General Partner may elect in its sole and absolute discretion to waive the application of any portion, all or none of the provisions of Section 2.13(g) in the case of the breach by any Partner of Section 2.13(b) or, if applicable, of the relevant non-competition covenants provided in such Partner’s Partner Agreement.

(i) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of this Section 2.13, in the event a Partner breaches Section 2.13(c), (d) or (e), then at the election of the General Partner in its sole and absolute discretion the Partnership shall be entitled to seek any other available remedies including, but not limited to, an award of money damages.

Section 2.14 Insurance. The Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall deem reasonable, on behalf of Covered Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership and/or its Subsidiaries regardless of whether the Partnership would have the power or obligation to indemnify such Person against such liability under the provisions of this Agreement. The Partnership may enter into indemnity contracts with

Covered Persons and such other Persons as the General Partner shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 2.14, and containing such other procedures regarding indemnification as are appropriate and consistent with this Agreement.

Section 2.15 Representations and Warranties. Each Partner hereby represents and warrants to the others and to the Partnership as follows:

(a) Such Partner has all requisite power to execute, deliver and perform this Agreement; the performance of its obligations hereunder will not result in a breach or a violation of, or a default under, any material agreement or instrument by which such Partner or any of such Partner’s properties is bound or any statute, rule, regulation, order or other law to which it is subject, nor require the obtaining of any consent, approval, permit or license from or filing with, any governmental authority or other Person by such Person in connection with the execution, delivery and performance by such Partner of this Agreement.

(b) This Agreement constitutes (assuming its due authorization and execution by the other Partners) such Partner’s legal, valid and binding obligation.

(c) Each Limited Partner expressly agrees that the Partners may, subject to the restrictions set forth in Sections 2.12, 2.13, 2.16, 2.18 and 2.19 and, if applicable, any Partner Agreement, regarding Confidential Information, Intellectual Property, non-competition, non-solicitation, non-disparagement, non-interference, devotion of time, short selling and hedging transactions, and compliance with relevant policies and procedures, engage independently or with others, for its or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description whether such ventures are competitive with the business of the Partnership or otherwise, including, without limitation, purchasing, selling or holding investments for the account of any other Person or enterprise or for its or his own account, regardless of whether or not any such investments are also purchased, sold or held for the direct or indirect account of the Partnership. Neither the Partnership nor any Limited Partner shall have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

(d) Such Partner understands that (i) the Interests have not been registered under the Securities Act and applicable state securities laws and (ii) the Interests may not be sold, transferred, pledged or otherwise disposed of except in accordance with this Agreement and then only if they are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities laws or registration under the Securities Act or any applicable state securities laws is not required.

(e) Such Partner understands that the Partnership is not obligated to register the Interests for resale under any applicable federal or state securities laws and that the Partnership is not obligated to supply such Partner with information or assistance in complying with any exemption under any applicable federal or state securities laws.

Section 2.16 Devotion of Time. Each Individual Limited Partner agrees to devote substantially all of his business time, skill, energies and attention to his responsibilities to the Och-Ziff Group in a diligent manner at all times prior to his Special Withdrawal or Withdrawal.

Section 2.17 Partnership Property; Partnership Interest. No real or other property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by and title shall be vested solely in the Partnership. The Interests of the Partners shall constitute personal property.

Section 2.18 Short Selling and Hedging Transactions. While each Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, such Partner and its Affiliates shall not, without PMC Approval, directly or indirectly, (a) effect any short sale (as such term is defined in Regulation SHO under the Exchange Act) of Class A Shares or any short sale of any Related Security, or (b) enter into any swap or other transaction, other than a sale (which is not a short sale) of Class A Shares or any Related Security to the extent permitted by this Agreement, that transfers to another, in whole or in part, any of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security. The foregoing clause (b) is expressly agreed to preclude each Partner and its Affiliates, while such Partner is a Limited Partner of the Partnership (irrespective of whether or not a Special Withdrawal or Withdrawal has occurred in respect of such Partner) and at all times thereafter, from engaging in any hedging or other transaction (other than a sale, which is not a short sale, of Class A Shares or any Related Security to the extent permitted by this Agreement) which is designed to or which reasonably could be expected to lead to or result in a transfer of the economic risks, benefits or consequences of ownership of Class A Shares or any Related Security, or a disposition of Class A Shares or any Related Security, even if such transfer or disposition would be made by someone other than such Partner or Affiliate thereof or any Person contracting directly with such Partner or Affiliate. For purposes of this Section 2.18 only, “Related Securities” shall include Class A-1 Common Units, PSIs and Deferred Cash Interests.

Section 2.19 Compliance with Policies. Each Individual Limited Partner hereby agrees that he shall comply with all policies and procedures adopted by any member of the Och-Ziff Group or which Limited Partners are required to observe by law, or by any recognized stock exchange, or other regulatory body or authority.

ARTICLE III

INTERESTS AND ADMISSION OF PARTNERS

Section 3.1 Units and other Interests.

(a) General. As of the Recapitalization Date, the Partnership has interests designated as “Class A Cumulative Preferred Units,” “Class A Common Units,” “Class A-1 Common Units,” “Class B Common Units,” “Class C Non-Equity Interests,” “Class D Common Units,” “Class E Common Units,” “Class P Common Units” and “Profit Sharing Interests.” Any Partnership interest may be held by the General Partner or any Limited Partner. Except as expressly provided herein, Common Units of each class shall entitle the holders thereof to equal rights under this Agreement. The General Partner shall record in the books of the Partnership the names of all Partners, and the number and class or type of interests held by them. Units and Class C Non-Equity Interests are allocated Net Income and Net Loss pursuant to Article VI. Distributions are paid with respect to the Units and Class C Non-Equity Interests as described in this Article III and pursuant to Article VII.

(b) Certificated and Uncertificated Units. From time to time, the General Partner may establish other classes or series of Units pursuant to Section 3.2. Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by a certificate (a “Certificate of Ownership”) in such form as the General Partner may approve in writing in its sole and absolute discretion. The Certificate of Ownership may contain such legends as may be required by law or as may be appropriate to evidence, if approved by the General Partner pursuant to Section 8.1, the pledge of a Partner’s Units. Each Certificate of Ownership shall be signed by or on behalf of the General Partner by either manual or facsimile signature. The Certificates of Ownership of the Partnership shall be numbered and registered in the register or transfer books of the Partnership as they are issued. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership and Transfer of Units. If a Certificate of Ownership is defaced, lost or destroyed it may be replaced on such terms, if any, as to evidence and indemnity as the General Partner determines in its sole and absolute discretion. Notwithstanding the foregoing, Class A Common Units, Class A-1 Common Units, Class B Common Units, Class D Common Units, Class E Common Units, Class P Common Units and PSIs shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units shall be reflected through appropriate entries in the books and records of the Partnership.

(c) Record Holder. Except to the extent that the Partnership shall have received written notice of a Transfer of Units and such Transfer complies with the applicable requirements of Section 8.1, the Partnership shall be entitled to treat (i) in the case of Units evidenced by Certificates of Ownership, the Person in whose name any Certificates of Ownership stand on the books of the Partnership and (ii) in the case of Units not evidenced by Certificates of Ownership and Class C Non-Equity Interests, the Person listed in the books of the Partnership as the holder of such Units or Class C Non-Equity Interests, as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units or Class C Non-Equity Interests on the part of any other Person. The name and business address of each Partner shall be set forth in the books of the Partnership.

(d) Class A Common Units and Class A-1 Common Units.

(i) Class A-1 Common Units. In the Merger, each Class A Common Unit outstanding immediately prior to the Merger was converted into 0.65 Class A Common Units and 0.35 Class A-1 Common Units. There shall only be one series of Class A-1 Common Units and, except as otherwise set forth in this Agreement or an applicable Partner Agreement, each Class A-1 Common Unit shall have the same rights, powers and duties, which shall be as set forth in this Section 3.1(d) and elsewhere in this Agreement.

(ii) Capital Accounts Attributable to Class A and Class A-1 Common Units. Immediately following the Merger, each Limited Partner retained the portion of such Limited Partner’s Capital Account attributable to the Class A Common Units outstanding immediately prior to the Merger that were converted into Class A-1 Common Units in the Merger. Such Limited Partner’s Capital Account attributable to such Class A Common Units that were converted into Class A-1 Common Units in the Merger (and federal income tax basis and other tax attributes, including, without limitation, the debt allocations pursuant to Section 752 of the Code, to the extent permissible) shall not be affected by any future cancellation of such Class A-1 Common Units as provided in Section 3.1(d)(v); instead such portion of such Limited Partner’s Capital Account shall be allocated in its entirety to the portion of such Limited Partner’s Capital Account attributable to such Limited Partner’s Class A Common Units.

(iii) Consent Rights.

(A) Class A Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, the following actions shall not be taken without the prior written consent of (i) the holders of a majority of the then-outstanding Class A Common Units and (ii) until 100% of the then-outstanding Post-Recap Class A Units have become Eligible Common Units, the holders of a majority of the then-outstanding Post-Recap Class A Units:

(I)

Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class A Common Units or Class A-1 Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class D Common Units, the Class E Common Units or the Class P Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class A Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the date hereof (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(II)

The issuance of any additional Class A Common Units or Class A-1 Common Units (excluding Class A Common Units issued upon the conversion of any other Common Units in accordance with Sections 3.1(f) or 3.1(g)).

(III)

(x) the creation of any new class of Class A Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class A Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class A Common Units following the end of the Distribution Holiday. For the avoidance of doubt, any consent rights of the holders of Class A Common Units described in this

Agreement will not limit the rights of the holders of the Class A Cumulative Preferred Units and Debt Securities (which as of the Recapitalization Date have separate consent rights with respect to issuances of Class A Parity Units).

(IV)

The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class A Common Units or Class A-1 Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(d)(iii) (other than Section 3.1(d)(iii)(B)).

In connection with any consents to be obtained from the holders of Class A Common Units under this Section 3.1(d)(iii)(A), no consent fee or other consideration shall be offered to such holders.

(B) Class A Consent Rights for Non-DSO Parties. From the Recapitalization Date until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Common Units (excluding any Class A Common Units held by any DSO Parties at the applicable time) (such holders, the “Non-DSO Class A Holders”), the Och-Ziff Group shall not amend (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) (i) this Agreement if the impact of such amendment on the Non-DSO Class A Holders (solely in their capacity as holders of Class A Common Units or Class A-1 Common Units) is disproportionately adverse, in any material respect, relative to the impact to the DSO Parties (solely in the DSO Parties’ capacity as holders of Class A Common Units or Class A-1 Common Units, as applicable) or (ii) this Section 3.1(d)(iii)(B).

(C) Amendments to Terms of Class A-1 Common Units. For all purposes of Section 10.2(a), holders of Class A-1 Common Units shall vote (i) together as a single class and (ii) separately from the other classes of Units.

(iv) Tag-Along Sales. Each Limited Partner that holds Class A Common Units or Class A-1 Common Units shall be a Potential Tag-Along Seller with respect to such Common Units in connection with any proposed Tag-Along Sale and any such Class A-1 Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Limited Partner with respect to any Class A Common Units or Class A-1 Common Units shall be subject to Section 3.1(h).

(v) Cancellation of Class A-1 Common Units. Upon (A) any Class E-1 Common Units or Additional Class E Common Units becoming Eligible Common Units or (B) any such Class E Common Units being cancelled (other than any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), in either case an equal number of Class A-1 Common Units shall be automatically cancelled, with each holder of Class A-1 Common Units bearing its pro rata share of such cancellation.

(vi) Participation through Additional Capital Contributions. Notwithstanding the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class A Limited Partners or the other Limited Partners to participate in (or the Class A Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class A Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class A Common Units of such Class A Limited Partner to achieve the applicable Book-Up Target.

(e) Conversion into Class E-2 Common Units. In the Merger, each Class D Common Unit outstanding immediately prior to the Merger was converted into (x) one Class D Common Unit on the same vesting schedule as prior to such conversion (each, a “Conversion Class D Common Unit”), and (y) one Class E-2 Common Unit (each, a “Conversion Class E-2 Common Unit”); provided that (i) on and immediately following the Conversion Class E-2 Notice Date, each Class D Limited Partner shall have outstanding either solely Conversion Class D Common Units or solely Conversion Class E-2 Common Units, as set forth below, and (ii) prior to the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units shall not have rights under this Agreement, including with respect to voting, approval, distributions or allocations.

(i) Conversion Class E-2 Notice Date. A Class D Limited Partner shall have the right, at such Limited Partner’s option, to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units. In order to exercise such election right, a Class D Limited Partner shall deliver to the General Partner, prior to March 8, 2019 (the “Conversion Class E-2 Notice Date” ), a completed and executed notice in the form attached to this Agreement as Exhibit D (an “Election Notice”), in the manner specified in Section 10.10 of this Agreement.

(ii) Delivery of Election Notice; Cancellation of Conversion Units. If a Class D Limited Partner delivers a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date electing to retain all of his Conversion Class E-2 Common Units, then all of his Conversion Class D Common Units shall be cancelled automatically and he shall retain all of his Conversion Class E-2 Common Units as of the close of business on such date. If a Class D Limited Partner either fails to deliver a properly completed and executed Election Notice before the close of business on the Conversion Class E-2 Notice Date, or delivers a properly completed and executed Election Notice before the close of business on such date electing to retain all of his Conversion Class D Common Units, then all of his Conversion Class E-2 Common Units shall be cancelled automatically and he shall retain all of his Conversion Class D Common Units as of the close of business on such date. In all cases, the Book-Up Target with respect to a Conversion Class E-2 Common Unit may not be satisfied sooner than 30 days following the issuance of such Unit.

(iii) Following the Conversion Class E-2 Notice Date. As of the opening of business on the first business day following the Conversion Class E-2 Notice Date, the books and records of the Partnership shall be updated to reflect the cancellation of each Class D Limited Partner’s Conversion Class D Common Units or Conversion Class E-2 Common Units, as applicable, in accordance with Section 3.1(e)(ii). Thereafter, any such retained Conversion Class E-2 Common Units shall have the same rights, powers and duties as the Class E-1 Common Units except as specified in the applicable Partner Agreement or in Section 3.1(g)(iv) or 3.1(n) or elsewhere in this Agreement.

(f) Class D Common Units. Class D Common Units may be conditionally issued in one or more series of such class. Class D Common Units of the first such series were designated as “Class D-1 Common Units,” with each subsequent series of Class D Common Units to be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class D Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class D Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class D Limited Partner, each series of Class D Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Exchanges; Conversion of Class D Common Units into Class A Common Units. No Class D Limited Partner shall be permitted to exchange any Class D Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class D Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class D Common Unit is to be exchanged, a Class D Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class D common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(ii) Tag-Along Sales. Each Class D Limited Partner shall be a Potential Tag-Along Seller with respect to its Class D Common Units in connection with any proposed Tag-Along Sale and such Class D Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class D Limited Partner with respect to any such Class D Common Units shall be subject to Section 3.1(h).

(iii) Participation through Additional Capital Contributions. Notwithstanding the provisions of Section 3.1(f)(i) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class D Limited Partners or the other Limited Partners to participate in (or the Class D Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class D Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class D Common Units of such Class D Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class D Common Unit will automatically convert into a Class A Common Unit and such Class D Limited Partner will then be permitted to participate in such sale or exchange.

(iv) Participation in Liquidity Events. If any Class D Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class D Limited Partner’s Class D Common Units and in which such Class D Limited Partner would have been entitled to participate in accordance with Section 3.1(f)(i), then, following the end of such two-year period, such Class D Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(f)(i) or Section 3.1(f)(iii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class D Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(v) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class D Common Units and the rights of the Class A Common Units similarly and (y) the Class D Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class D Common Units or otherwise adversely affects the rights of Class D Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class D Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(f)(v), the Class D Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A) or 3.1(d)(iii)(B).

(vi) Adjustments to Class D Common Units. The General Partner shall maintain a one-to-one correspondence between each Class D Common Unit and each Class A Common Unit into which each such Class D Common Unit may convert, and may make equitable adjustments to the Class D Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class D Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(g) Class E Common Units. Class E Common Units may be conditionally issued in one or more series of such class. Class E Common Units of the first such series granted after the Merger shall be designated as “Class E-1 Common Units,” and each subsequent series of Class E Common Units shall be designated with a consecutive number commencing with Class E-3 Common Units or as otherwise recorded in the books of the

Partnership and the applicable Partner Agreement. Class E Common Units may be conditionally granted to or held by any Individual Limited Partner and his Related Trusts (each, a “Class E Limited Partner”). Except as otherwise set forth in this Agreement or the applicable Partner Agreement, if any, of any Class E Limited Partner, each series of Class E Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Initial Class E Grant. On the Recapitalization Date, immediately following the Merger, 9,655,232 Class E-1 Common Units (such number, the “Initial Class E Grant”) shall be issued to existing Limited Partners. The retention of each grant shall be subject to the terms and conditions of an award agreement to be entered into between the applicable Limited Partner and the Operating Partnerships. The retention of any Class E-1 Common Units granted to each such Limited Partner is subject to such Limited Partner (A) delivering to the General Partner, prior to March 8, 2019, a completed and executed version of such award agreement, and (B) satisfying the conditions specified in such award agreement; and any grant as to which the conditions in the foregoing clauses (A) and (B) are not met shall be canceled as of March 11, 2019. All Class E-1 Common Units shall be subject to vesting in accordance with Exhibit E-1 hereto.

(ii) Additional Class E Common Units. After the Recapitalization Date, the General Partner may conditionally issue additional Class E Common Units (“Additional Class E Common Units”) in an aggregate number up to the excess of (A) the aggregate number of Class A-1 Common Units outstanding on the Recapitalization Date, over (B) the Initial Class E Grant (as reduced by any Class E-1 Common Units cancelled as of March 11, 2019 pursuant to Section 3.1(g)(i)), with any such Additional Class E Common Units to be issued on such terms determined by the Chief Executive Officer of Och-Ziff with the approval of the Compensation Committee, if applicable. The Additional Class E Common Units shall be granted to Active Individual LPs.

(iii) Class E Consent Rights. Notwithstanding anything contained in this Agreement to the contrary, from and after the Recapitalization Date, until the number of then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units) is less than 10% of the number of Class E Common Units outstanding on the Recapitalization Date immediately following the Merger (including any Conversion Class E Common Units that the holders thereof elect to retain pursuant to Section 3.1(e)), the following actions shall not be taken without the prior written consent of the holders of a majority of the then-outstanding Class E Common Units (excluding those that have converted into Class A Common Units):

(A) Any action by the Och-Ziff Group (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class E Common Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Common Units), including, for the avoidance of doubt, any such disproportionate impact resulting from (w) any amendments to the terms of the Class A Common Units, the Class D Common Units or the Class P

Common Units, (x) any amendments to the terms of any Class A Restricted Share Units, (y) the disproportionate allocation of income (loss) to any class of Units or (z) the creation of any new class of Class E Parity Units; other than, in each case, any disproportionate treatment pursuant to the express terms of such units that are set forth in this Agreement as of the Recapitalization Date (and not, for the avoidance of doubt, as a result of the exercise by the General Partner or any other Person of its discretion or other rights to take or omit to take actions or make other determinations hereunder).

(B) (x) the creation of any new class of Class E Parity Units or (y) amending, modifying or otherwise causing the terms of an existing class of equity securities to become Class E Parity Units, in each of the foregoing clauses (x) and (y), by Och-Ziff, the Partnership or any other entity in the Och-Ziff Group until the achievement of the Book-Up Target for all outstanding Class E Common Units following the end of the Distribution Holiday.

(C) The amendment (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) of (i) the Book-Up Provisions in a manner that is adverse to the Class E Common Units, except as required by a change in applicable laws, regulations or IRS guidance following the date hereof or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law or (ii) this Section 3.1(g).

In connection with any consents to be obtained from the holders of Class E Common Units under this Section 3.1(g)(iii), no consent fee or other consideration shall be offered to such holders.

(iv) Vesting of Conversion Class E-2 Common Units. If a Class D Limited Partner elects to retain any Conversion Class E-2 Common Units in accordance with Section 3.1(e), such Conversion Class E-2 Common Units shall be subject to vesting in accordance with Exhibit E-2 hereto.

(v) Exchanges; Conversion of Class E Common Units into Class A Common Units. No Class E Limited Partner shall be permitted to exchange any Class E Common Unit pursuant to the Exchange Agreement except (i) to the extent that the Class E Common Unit has converted into a Class A Common Unit and satisfies the Book-Up Target at the time of such exchange and (ii) subject to the other terms of this Agreement. Upon achieving the Book-Up Target in accordance with Sections 5.2(b)(iii) and 6.1(c) following the end of the Distribution Holiday or immediately prior to an Exchange Event in which such Class E Common Unit is to be exchanged, a Class E Common Unit will automatically convert into a Class A Common Unit; provided that such automatic conversion will only occur to the extent a corresponding number of Class E common units in each of the other Operating Group Entities are also to be simultaneously converted into Class A common units pursuant to their Organizational Documents.

(vi) Tag-Along Sales. Each Class E Limited Partner shall be a Potential Tag-Along Seller with respect to its Class E Common Units in connection with any proposed Tag-Along Sale and such Class E Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5; provided that any consideration received by such Class E Limited Partner with respect to any such Class E Common Units shall be subject to Section 3.1(h).

(vii) Participation through Additional Capital Contributions Notwithstanding the provisions of Section 3.1(g)(v) and the final sentence of Section 8.5(b), in circumstances wherein the General Partner shall permit Class E Limited Partners or the other Limited Partners to participate in (or the Class E Limited Partners or the other Limited Partners are otherwise entitled to participate in) (i) a sale of Class A Common Units, or (ii) an exchange of Class A Common Units pursuant to the Exchange Agreement, the General Partner shall allow each Class E Limited Partner to make such Capital Contributions to the Partnership as would enable the relevant number of Class E Common Units of such Class E Limited Partner to become economically equivalent to Class A Common Units, in which case each such Class E Common Unit will automatically convert into a Class A Common Unit and such Class E Limited Partner will then be permitted to participate in such sale or exchange.

(viii) Participation in Liquidity Events. If any Class E Limited Partner does not participate in any sale or exchange of Common Units by the other Limited Partners occurring within two years after the applicable Issue Date of such Class E Limited Partner’s Class E Common Units and in which such Class E Limited Partner would have been entitled to participate in accordance with Section 3.1(g)(v), then, following the end of such two-year period, such Class E Limited Partner shall, subject to the satisfaction of the conditions set forth in Section 3.1(g)(v) or Section 3.1(g)(vii) and satisfaction of the Book-Up Target at such future time, be entitled to exchange the number of Common Units equal to such Class E Limited Partner’s pro rata share of the total number of Common Units that all Individual Limited Partners and their Related Trusts were entitled to Transfer in such sale or exchange.

(ix) Amendments. With respect to amendments (A) pursuant to Section 10.2(a)(ii), (x) the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment that adversely affects the rights of the Class E Common Units and the rights of the Class A Common Units similarly and (y) the Class E Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class E Common Units or otherwise adversely affects the rights of Class E Common Units and the rights of Class A Common Units dissimilarly (other than in a de minimis manner), and (B) pursuant to Section 10.2(a)(iii), the Class E Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder. For the avoidance of doubt, notwithstanding the foregoing provisions of this Section 3.1(g)(ix), the Class E Common Units shall not be treated as Class A Common Units for any purposes under Sections 3.1(d)(iii)(A), 3.1(d)(iii)(B) or 3.1(g)(iii).

(x) Adjustments to Class E Common Units. The General Partner shall maintain a one-to-one correspondence between each Class E Common Unit and each Class A Common Unit into which each such Class E Common Unit may convert, and may make equitable adjustments to the Class E Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class E Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(h) Participation by Class A Common Units, Class A-1 Common Units, Class D Common Units and Class E Common Units in a Liquidity Event. Notwithstanding anything in this Agreement to the contrary, in the event of a Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, (i) if any class of Common Units is permitted to participate in a sale of such Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event (such class of Common Units, the “Initial Permitted Common Units”), all other classes of Common Units shall be permitted to participate in a sale of those Common Units in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event, in each case on the same terms and conditions as the Initial Permitted Common Units, and (ii) the consideration to which any Limited Partner holding Class A Common Units, Class A-1 Common Units, Class D Common Units or Class E Common Units shall be entitled with respect to any such Common Unit that is to be sold in such Drag-Along Sale, Tag-Along Sale, a Change of Control or any other liquidity event shall be in proportion to such Limited Partner’s Economic Capital Account Balance attributable to such Common Unit (taking into account the Economic Capital Account Balances of the Common Units participating directly or indirectly in such event, including Class B Common Units). For the avoidance of doubt, to the extent the Common Units have achieved their Book-Up Target at the time of any such liquidity event, any such consideration paid in respect of such Common Units shall be in proportion to such Common Units’ Percentage Interests relative to the Percentage Interests of all the Common Units entitled to participate in such liquidity event.

(i) Profit Sharing Interests. Interests in the Partnership shall include a class of Units designated as “Profit Sharing Interests,” which may be conditionally issued in one or more series of such class (each, a “PSI”). The first series of such class shall be designated as “Series 1 PSIs,” with each subsequent series of PSIs to be designated with consecutive numbers indicating the order in which series have been issued, or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. The respective Interests in the PSIs conditionally held by each Individual Limited Partner (each, a “PSI Limited Partner”) shall be as recorded in the books of the Partnership as being owned by such Partner pursuant to this Section 3.1, with each Person receiving a conditional grant of PSIs being admitted as a Limited Partner upon such grant if such Person was not previously a Limited Partner. Except as otherwise set forth in this Agreement or any applicable Partner Agreement and subject to Section 3.1(i)(ix), each PSI shall have the rights, powers and duties set forth below and elsewhere in this Agreement:

(i) Grants, Reallocations and Cancellations of PSIs. At all times, each PSI Limited Partner will conditionally own an equal number of PSIs in the Partnership and each of the other Operating Group Entities. The PMC Chairman may in his discretion conditionally grant any number of PSIs at any time to any existing Individual Limited Partners or other Person who becomes an Individual Limited Partner in connection with such grant. At any time, the PMC Chairman in his sole discretion may determine to (A) conditionally reallocate PSIs held by any PSI Limited Partner to any other Limited Partners, whether or not they are PSI Limited Partners, or (B) cancel any PSIs held by any PSI Limited Partner. PSIs forfeited by any PSI Limited Partner in accordance with this Agreement or the terms of any Partner Agreement shall automatically be cancelled.

(ii) PSI Distributions. Unless otherwise specified in any applicable Partner Agreement, a PSI Limited Partner shall conditionally receive distributions with respect to such PSI Limited Partner’s PSIs from the Partnership and the other Operating Group Entities in respect of any Fiscal Year in an aggregate annual amount equal to the product of (i) such PSI Limited Partner’s PSI Number in respect of such Fiscal Year, and (ii) the aggregate distributions made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year (the aggregate amounts to be distributed to any PSI Limited Partner with respect to such PSI Limited Partner’s PSIs by the Partnership and the other Operating Group Entities in respect of any Fiscal Year, such PSI Limited Partner’s “PSI Distribution” in respect of such Fiscal Year). In order to be eligible to receive any portion of the PSI Distribution in respect of any Fiscal Year, the PSI Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal as of the applicable distribution date of such portion of such PSI Distribution.

(iii) Types of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner by the Partnership and the other Operating Group Entities with respect to the PSIs of such PSI Limited Partner shall be conditionally distributed at the times and in the amounts described in this Section 3.1(i) in a combination of (A) cash to be conditionally distributed to the Limited Partner by one or more of the Operating Group Entities, which may include a conditional grant of Deferred Cash Interests by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner, and (B) a conditional grant by the Operating Group Entities of Operating Group D Units.

(iv) Proportions of Cash and Units. Unless otherwise specified in any applicable Partner Agreement and subject to Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year shall be conditionally distributed at the times specified in Section 3.1(i)(v) such that, on an aggregate basis, it shall be conditionally made:

(A) 75% in the form of cash distributions, to be satisfied by distributions from one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion (the “PSI Cash Distribution”), of which a portion equal to 60% of the PSI Distribution shall be distributed in accordance with clauses (A) and (B) of Section 3.1(i)(v) and the remainder shall be distributed in the form of Deferred Cash Interests in accordance with clause (C) of Section 3.1(i)(v) (the “Deferred Cash Distribution”); and

(B) 25% in the form of a grant of Operating Group D Units by the Operating Group Entities in accordance with clause (D) of Section 3.1(i)(v) (the “PSI Class D Unit Distribution”).

(v) Timing of PSI Distributions. Unless otherwise specified in any applicable Partner Agreement and subject to Article VII and Section 3.1(i)(ix), any PSI Distribution to be made to any PSI Limited Partner in respect of any Fiscal Year may be conditionally made during the subsequent Fiscal Year, on January 15 and the 4Q Distribution Date, provided that the PSI Limited Partner has not been subject to a Withdrawal or a Special Withdrawal as of the applicable date, as follows:

(A) as of such January 15, a portion of the PSI Cash Distribution for such Fiscal Year shall be distributed in cash to such PSI Limited Partner in an amount equal to 50% of such PSI Cash Distribution (not including any Deferred Cash Distribution); provided that, for purposes of this Clause (A), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Group Entities with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Group Entities during such Fiscal Year, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(B) as of such 4Q Distribution Date, the amount of the PSI Cash Distribution in respect of such Fiscal Year, less the amounts of such PSI Cash Distribution to be distributed in accordance with Clause (A) above or Clause (C) below, shall be distributed in cash to such PSI Limited Partner, with such amount to be distributed by one or more of the Operating Group Entities in the proportions determined by the General Partner in its sole discretion;

(C) as of such 4Q Distribution Date, the Deferred Cash Distribution in respect of such Fiscal Year shall be distributed to such PSI Limited Partner in the form of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan by the Partnership and/or the other Operating Group Entities in the sole discretion of the General Partner; and

(D) the PSI Class D Unit Distribution in respect of such Fiscal Year shall be satisfied by a grant of Operating Group D Units to be made by the Operating Group Entities as of the 4Q Distribution Date relating to such Fiscal Year, with the number of Operating Group D Units to be calculated in accordance with the applicable Partner Agreement.

(vi) Vesting; Transfer. PSIs shall not vest and may be reallocated or cancelled as provided in this Section 3.1(i) and any Partner Agreement. No PSI Limited Partner may Transfer any PSIs or Deferred Cash Interests under any circumstances, and any purported Transfer of PSIs or Deferred Cash Interests shall be null and void and of no force and effect.

(vii) PSI Liquidity Events. Notwithstanding the provisions of Section 3.1(i)(vi), in the PMC Chairman’s sole discretion, a PSI Limited Partner may participate in a PSI Liquidity Event with respect to such PSI Limited Partner’s PSIs on the same terms as Class A Common Units participate, provided that such PSI Limited Partner may only participate in such a PSI Liquidity Event to the extent that the PSIs held by such PSI Limited Partner have become economically equivalent to Class A Common Units, although PSIs shall not convert into Class A Common Units upon becoming economically equivalent to them. The General Partner in its sole discretion may permit any such PSI Limited Partner to make such Capital Contributions as would enable the relevant number of PSIs of such PSI Limited Partner to become economically equivalent to Class A Common Units, in which case such PSIs shall be permitted to participate in such PSI Liquidity Event.

(viii) Adjustments to PSIs. The General Partner may in its sole discretion make equitable adjustments to the PSIs to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors.

(ix) Terms of the PSIs and PSI Distributions. The PMC Chairman at any time may determine in his sole discretion to amend, supplement, modify or waive the terms of this Section 3.1(i) and any other provisions in this Agreement or any Partner Agreement relating to PSIs, PSI Distributions, PSI Class D Unit Distributions or PSI Cash Distributions, including Deferred Cash Interests, including, without limitation, with respect to the terms of previously granted PSIs or distributions thereon; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Partner.

(x) Terms of Deferred Cash Interests. Anything herein to the contrary notwithstanding, any Deferred Cash Interests shall be paid pursuant to the terms of the DCI Plan and the applicable Partner Agreements and award agreements relating to individual grants of Deferred Cash Interests which shall set forth the applicable vesting and payment terms and all such terms shall be subject to the requirements of Section 409A of the Code.

(j) Class P Common Units. Class P Common Units may be conditionally issued in one or more series of such class. Class P Common Units of the first such series shall be designated as “Class P-1 Common Units,” and each subsequent series of Class P Common Units shall be designated with a consecutive number or as otherwise recorded in the books of the Partnership and the applicable Partner Agreement. Class P Common Units shall be issued to Active Individual LPs (each, a “Class P Limited Partner”) as and when determined by the General Partner with the approval of the PMC Chairman, and shall be issued pursuant to a Partner Agreement substantially in the form of award agreement attached to this Agreement as Exhibit B or in such other form that is otherwise determined by the General Partner. Except as otherwise set forth in this Agreement or the applicable Partner Agreement of any Class P Limited Partner, each series of Class P Common Units shall have the same rights, powers and duties, which shall be as set forth below and elsewhere in this Agreement:

(i) Vesting; Forfeiture. Each Class P Common Unit of a Class P Limited Partner shall conditionally vest on the date that both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied; provided, that, upon the earlier of (x) such Class P Limited Partner ceasing to be an Active Individual LP and (y) the last day of the Class P Performance Period, each such Class P Limited Partner’s unvested Class P Common Units shall be forfeited and cancelled except as follows:

(A) upon such Class P Limited Partner’s Withdrawal for Cause at any time pursuant to clause (A) of Section 8.3(a)(i) (Cause), all of the vested and unvested Class P Common Units held by such Class P Limited Partner shall be forfeited and cancelled;

(B) if the Class P Service Condition is satisfied on or prior to the effective date of any Withdrawal of such Class P Limited Partner resulting from Retirement but prior to the Class P Performance Condition being satisfied, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units;

(C) if the Class P Service Condition is satisfied on or prior to the effective date of such Class P Limited Partner’s Special Withdrawal or Withdrawal (other than any Withdrawal pursuant to clause (A) of Section 8.3(a)(i) (Cause) or pursuant to clause (C) of Section 8.3(a)(i) (Resignation) as a result of Retirement), all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained until the first anniversary of the effective date of such Withdrawal or Special Withdrawal; provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the earlier of (i) such first anniversary date or (ii) the last day of the Class P Performance Period shall be forfeited and cancelled; and provided, further, that any Class P Common Units that have satisfied the Class P Performance Condition on or prior to such date shall be retained as Participating Class P Common Units; and

(D) in the event of the death or Disability of such Class P Limited Partner, all of the Class P Common Units held by such Class P Limited Partner shall be conditionally retained by such Class P Limited Partner and the Class P Service Condition (but not the Class P Performance Condition) shall be waived (if not already satisfied); provided that any Class P Common Units that have not satisfied the applicable Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be forfeited and cancelled and any Class P Common Units that have satisfied the Class P Performance Condition on or prior to the last day of the Class P Performance Period shall be retained as Participating Class P Common Units.

(ii) Exchange Rights. No Class P Limited Partner shall be permitted to exchange pursuant to the Exchange Agreement any Class P Common Unit issued on any grant date except to the extent that (A) both the Class P Service Condition and the Class P Performance Condition applicable to such Class P Common Unit have been satisfied or waived, (B) the Class P Common Unit has achieved the Book-Up Target, and (C) the Distribution Holiday has ended, provided that, in the event that the Exchange Committee has established an Exchange Event during the Distribution Holiday in accordance with Section 8.1(b) then each Class P Limited Partner holding any Class P Common Units that have satisfied the conditions in the foregoing clauses (A) and (B) as of the date of such Exchange Event (any such Class P Common Units, “Eligible Class P Units”) shall be permitted to exchange any such Eligible Class P Units; provided that the number of Eligible Class P Units to be exchanged may not represent a greater percentage of the Class P Common Units then held by such Class P Limited Partner than the percentage of all then outstanding Class A Common Units, Class D Common Units and Class E Common Units that are Exchangeable Common Units in respect of such Exchange Event. In addition, notwithstanding anything to the contrary with respect to any Exchange Agreement governing any Class P Common Units, any exchange of Eligible Class P Units shall be subject to the restrictions and other provisions in the Class A Exchange Agreement that address Section 382 of the Code and limitations arising pursuant to any applicable insider trading policy, treating such Eligible Class P Units as though they were Exchangeable Common Units for this purpose; provided, that if any Delayed Exchangeable Group Units (as defined in the Class A Exchange Agreement) (including any Eligible Class P Units that are treated as Delayed Exchangeable Group Units pursuant to this sentence, “Delayed Exchangeable Units”) are outstanding immediately prior to any Class P Common Unit becoming an Eligible Class P Unit or any other Common Unit becoming an Exchangeable Common Unit (all such Eligible Class P Units or Exchangeable Common Units, “Subsequently Exchangeable Units”), then any such Subsequently Exchangeable Units shall not be eligible for exchange until all such Delayed Exchangeable Units have been exchanged in accordance with the applicable Exchange Agreement.

(iii) Tag-Along Rights; Drag-Along Rights. Each Class P Limited Partner shall be a Potential Tag-Along Seller with respect to its Class P Common Units in connection with any proposed Tag-Along Sale and such Class P Common Units shall be deemed to be Class A Common Units for purposes of Section 8.5, but only to the extent that (A) the Class P Service Condition applicable to such Class P Common Unit has been satisfied or waived in the General Partner’s discretion, (B) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the terms of the Tag-Along Offer, and (C) the Class P Common Unit has achieved the Book-Up Target. Certain Class P Common Units may be deemed to be Participating Class P Common Units upon the occurrence of a proposed Drag-Along Sale to the extent and as provided in Section 3.1(j)(iv). Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of a proposed Tag-Along Sale but are permitted to participate in such Tag-Along Sale in accordance with this Section 3.1(j)(iii) shall be deemed to be Participating Class P

Common Units. Subject to the other terms of this Agreement, Class P Common Units that are Non-Participating Class P Common Units prior to the occurrence of a proposed Drag-Along Sale that is not subject to Section 3.1(j)(iv) shall be retained as Non-Participating Class P Common Units following the Drag-Along Sale; provided, that any Class P Common Units that are Non-Participating Class P Common Units following a Drag-Along Sale subject to Section 3.1(j)(iv) shall be forfeited and cancelled upon the date of such event as provided in Section 3.1(j)(iv).

(iv) Class P Liquidity Events. Upon the occurrence of a Class P Liquidity Event, each Class P Common Unit shall participate on a pro rata basis with other classes of Common Units regardless of whether the Class P Service Condition has been satisfied or waived, but only to the extent that (A) the Class P Performance Condition applicable to such Class P Common Unit has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the relevant Class P Liquidity Event, and (B) the Class P Common Unit has achieved the Book-Up Target. If the Total Shareholder Return upon the date of the applicable Class P Liquidity Event is greater than one Class P Performance Threshold and less than the next Class P Performance Threshold, a ratable portion of the Class P Common Units with the higher Class P Performance Threshold shall become entitled to participate pro rata in such Class P Liquidity Event. Any Class P Common Units that are not Participating Class P Common Units upon the occurrence of such Class P Liquidity Event but are permitted to participate in such Class P Liquidity Event in accordance with this Section 3.1(j)(iv) shall be deemed to be Participating Class P Common Units. Any Non-Participating Class P Common Unit that is not deemed to satisfy the relevant Class P Performance Condition immediately prior to such Class P Liquidity Event shall be forfeited and cancelled upon the date of such event.

(v) Adjustments to Class P Common Units. The General Partner shall maintain a one-to-one correspondence between each Operating Group P Unit and each Class A Share into which each such Operating Group P Unit may be exchanged, and may make equitable adjustments to the Class P Common Units to take into account changes in the number of Common Units, reclassifications, recapitalizations and similar factors provided that such adjustments are consistent with the intent of Section 6.1(c) and the other relevant provisions of this Agreement; provided, however, that no such equitable adjustment may adversely affect the Class P Common Units’ rights to the allocations and distributions set forth in this Agreement and any applicable Partner Agreement.

(vi) Amendments. The provisions of this Section 3.1(j) and other provisions of this Agreement relating to Class P Common Units may be amended, supplemented, modified or waived by the General Partner with the approval of the PMC Chairman; and such amendments, supplements, modifications or waivers shall not require the consent or approval of any Limited Partner, except (A) as provided in Section 10.2(a)(i); (B) that pursuant to Section 10.2(a)(ii), (x) the Class P Common Units shall be treated as Class A Common Units and shall vote together with Class A Common Units in respect of any amendment that adversely affects the rights of the Class P Common Units and the rights of the Class A Common Units similarly, and (y) the Class P Common Units shall vote separately in respect of any amendment that only adversely affects the rights of the Class P Common Units; and (C) that pursuant to Section 10.2(a)(iii), the Class P Common Units shall be treated as Class A Common Units and shall vote together as a single class with the Class A Common Units in respect of any amendment requiring approval thereunder.

(k) Reallocations of Common Units. In the event of any reallocation of Common Units under this Agreement forfeited from and after the date hereof, notwithstanding anything to the contrary in any Partner Agreement entered into prior to the date hereof, the General Partner shall determine in its sole discretion the class and series of Common Units to which each such Common Unit shall belong upon its reallocation, and such class and series may differ from those of the reallocated Common Unit if doing so may mitigate any adverse tax consequences that might otherwise result from such reallocation.

(l) Voting Rights relating to Common Units, PSIs and Class C Non-Equity Interests. Holders of Common Units (other than Class B Common Units) shall have no voting, consent or approval rights with respect to any matter submitted to holders of Units for their consent or approval, except as set forth in Sections 3.1(d)(iii), 3.1(f)(v), 3.1(g)(iii), 3.1(g)(ix), 3.1(j)(vi) and 10.2. Holders of Class C Non-Equity Interests and PSI Limited Partners (other than as holders of Common Units) shall have no voting, consent or approval rights with respect to any matter.

(m) Automatic Conversion upon Exchanges. If, as a result of an exchange pursuant to the Exchange Agreement, Och-Ziff or any of its Subsidiaries (excluding any Operating Group Entity and any Subsidiary of an Operating Group Entity) acquires (in any manner) any Common Units, each such Common Unit will automatically convert into one Class B Common Unit, unless otherwise determined or cancelled.

(n) Class A Shares; Class B Shares.

(i) Reservation of Class A Shares. The Class E Limited Partners agree and acknowledge that, in addition to being subject to Section 3.1(g)(v), the exchange rights of holders of Class E Common Units issued on any grant date are conditional upon a sufficient number of Class A Shares being reserved under the Och-Ziff Incentive Plan to satisfy such exchange rights. If the Och-Ziff Incentive Plan does not have the capacity on the relevant grant date (or, in the case of any Conversion Class E-2 Common Units being retained by a Class E Limited Partner pursuant to Section 3.1(e), at the close of business on the Conversion Class E-2 Notice Date) to reserve a sufficient number of Class A Shares then such Class E Common Units shall not become exchangeable unless and until the shareholders of Och-Ziff subsequently approve an amendment to the Och-Ziff Incentive Plan to permit such reservations to be made.

(ii) Issuance of Class B Shares to Class E Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class E Limited Partner who is an Individual Limited Partner upon the vesting of any Operating Group E Unit held by such Class E Limited Partner or his Related Trusts (or, if such Operating Group E Unit has converted into an Operating Group A Unit prior to vesting, then upon the vesting of such Operating Group A Unit); provided that any such Class B Share shall be issued on the date on which shareholder approval to any such amendment to the Och-Ziff Incentive Plan is received, if later than the vesting date.

(iii) Issuance of Class B Shares to Class D Limited Partners. The Partnership will cause Och-Ziff to issue one Class B Share to each Class D Limited Partner who is an Individual Limited Partner in respect of each additional complete Operating Group A Unit conditionally owned by him and his Related Trusts as their Operating Group D Units convert into Operating Group A Units, with each such Class B Share to be issued to such Class D Limited Partner as of the date from which such Class D Limited Partner holds such additional complete Operating Group A Unit.

(iv) Class B Shareholders Agreement; Proxy.

(A) Each Individual Limited Partner agrees that, if he is issued Class B Shares at a time when he is not a party to the Class B Shareholders Agreement, then simultaneously with such issuance of Class B Shares, he shall execute either (A) if the Class B Shareholders Agreement has not been terminated as of the date of such issuance, a joinder providing for him to become a party to, and bound by, the Class B Shareholders Agreement, or (B) if the Class B Shareholders Agreement has been terminated as of the date of such issuance, a separate instrument pursuant to which he agrees to be bound by the terms of the proxy set forth in Section 2.3(b) of the Class B Shareholders Agreement, as amended pursuant to the Governance Agreement (the “Voting Holiday Proxy”).

(B) In the event that the Voting Holiday Proxy ceases to be effective prior to the end of the Voting Holiday (as defined in the Governance Agreement), each holder of Corresponding Class B Shares (as defined in the Governance Agreement) hereby irrevocably constitutes and appoints the Chief Executive Officer and the Chief Financial Officer of Och-Ziff as the sole and exclusive attorneys-in-fact and proxies of such Class B Shareholder, each of them with the power to act alone and with full power of substitution and resubstitution, on the same terms and to the same extent as if the Voting Holiday Proxy had remained in effect, with the proxy under this Section 3.1(n)(iv)(B) to then remain in effect until the end of the Voting Holiday.

(v) Transfer Restrictions; Automatic Transfer of Class B Shares. Unless otherwise determined by the General Partner, in the event that any Operating Group A Units or Operating Group E Units in respect of which Class B Shares have been issued are reallocated or Transferred directly or indirectly to any other Limited Partner, then the Class B Shares associated with such any Operating Group A Units or Operating Group E Units shall be automatically reallocated to the Operating Group Entities and then subsequently reallocated to such Limited Partner (or, if such Limited Partner is a Related Trust of an Individual Limited Partner, to such Individual Limited Partner); provided, however, that if any such Operating Group A Units are converted into unvested Operating Group E Units upon receipt by a Limited Partner, then the Partnership shall cause Och-Ziff to simultaneously cancel the Class B Shares associated with such Operating Group A Units pursuant to Och-Ziff’s Organizational Documents. Except as provided herein, each Limited Partner agrees that it may not, under any circumstances, Transfer any Class B Shares without the consent of the General Partner, and any purported Transfer of Class B Shares shall be null and void and of no force and effect.

(vi) Cancellation of Class B Shares.

(A) Upon the issuance of any Class B Shares to a Class E Limited Partner pursuant to Section 3.1(n)(ii) upon the vesting of any Operating Group E Units comprised of Class E-1 Common Units or Additional Class E Common Units (or the vesting of an Operating Group A Unit into which any such Operating Group E Unit has converted) held by such Class E Limited Partner or his Related Trusts, then the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares associated with the Operating Group A-1 Units, with each holder of Operating Group A-1 Units bearing its pro rata share of such cancellation. The Partnership shall provide each holder of Operating Group A-1 Units with prompt written notice of any such cancellation.

(B) If the Operating Group Units of any Individual Limited Partner or his Related Trusts are cancelled for any reason, then, to the extent that any Class B Shares have been issued and remain outstanding in respect of such Operating Group Units at the relevant time, the Partnership shall cause Och-Ziff, pursuant to its Organizational Documents, to simultaneously cancel an equal number of the Class B Shares held by such Individual Limited Partner.

(C) In accordance with Och-Ziff’s Organizational Documents, any Class B Shares that are cancelled as described in this Section 3.1(n)(vi) or in Section 3.1(n)(v) shall be cancelled on the books and records of Och-Ziff and such Class B Shares shall have no further rights or privileges and shall no longer be deemed to be outstanding equity securities of Och-Ziff for any purpose from and after the date of their cancellation.

Section 3.2 Issuance of Additional Units and other Interests.

(a) Additional Units. The General Partner may from time to time in its sole and absolute discretion admit any Person as an additional Limited Partner of the Partnership (each such Person, if so admitted, an “Additional Limited Partner” and, collectively, the “Additional Limited Partners”). A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Limited Partner in the books of the Partnership. Each Substitute Limited Partner shall be deemed an Additional Limited Partner whose admission as an Additional Limited Partner has been approved in writing by the General Partner for all purposes hereunder. Subject to the satisfaction of the foregoing requirements and Section 4.1(c), the General Partner is hereby expressly authorized to cause the Partnership to issue additional Units for such consideration and on such terms and conditions, and to such Persons, including the General Partner, any Limited Partner or any of their Affiliates, as shall be established by the General Partner in its sole and absolute discretion, in each case without the approval of any other Partner or any other Person. Without limiting the foregoing, but subject to Section 4.1(c), the General Partner is expressly authorized to cause the Partnership to issue Units (A) upon the conversion, redemption or exchange of any debt or other securities issued by the Partnership, (B) for less than fair market value or no consideration, so long as the General Partner concludes that such issuance is in the best interests of the Partnership and its Partners, and (C) in connection with the merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Partnership. The General Partner is hereby expressly authorized to take any action, including without limitation amending this Agreement without the approval of any other Partner, to reflect any issuance of additional Units. Subject to Section 4.1(c), additional Units may be Class A Common Units, Class B Common Units or other Units.

(b) Unit Designations. Any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”).

(i) Class A Cumulative Preferred Units. The Class A Cumulative Preferred Units outstanding immediately prior to the Merger were exchanged for Class A Cumulative Preferred Units created pursuant to the Unit Designation attached as Exhibit C hereto (the “Class A Preferred Unit Designation”) and Debt Securities under the Senior Subordinated Loan Agreement pursuant to Section 2.3(d) of the Merger Agreement. The Partnership and each of the Partners acknowledge and agree to treat for federal income tax purposes (and applicable state and local income tax purposes), except to the extent otherwise required by applicable law, (i) such exchange for Debt Securities under the Senior Subordinated Loan Agreement as a promise to make future payments on the exchanged Class A Cumulative Preferred Units, (ii) any cash payments of interest made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as guaranteed payments within the meaning of Section 707(c) of the Code made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units, and (iii) any payments, other than interest payments, made pursuant to the Senior Subordinated Loan Agreement to Partners that held such exchanged Class A Cumulative Preferred Units as a distribution made by the Partnership to such Partners with respect to such exchanged Class A Cumulative Preferred Units pursuant to Article VII.

(c) Unit Rights. Without limiting the generality of the foregoing, but subject to Section 4.1(c), in respect of additional Units the General Partner shall have authority to specify (i) the allocations of items of Partnership income, gain, loss, deduction and credit to holders of each such class or series of Units; (ii) the right of holders of each such class or series of Units to share (on a pari passu, junior or preferred basis) in Partnership distributions; (iii) the rights of holders of each such class or series of Units upon dissolution and liquidation of the Partnership; (iv) the voting rights, if any, of holders of each such class or series of Units; and (v) the conversion, redemption or exchange rights applicable to each such class or series of Units. The total number of Units that may be created and issued pursuant to this Section 3.2 is not limited.

(d) Class C Non-Equity Interests. Class C Non-Equity Interests may only be issued to a Limited Partner as consideration for the provision of services to the Partnership in the form of future allocations of Net Income to such Limited Partner. No Partner may, under any circumstances, Transfer any Class C Non-Equity Interests, and any purported Transfer of Class C Non-Equity Interests shall be null and void and of no force and effect. Holders of Class C Non-Equity Interests shall have no right to receive any allocations thereon, and allocations, if any, made thereon to such Limited Partner need not be made in proportion to the number of Common Units or other Units held by such Limited Partner. Holders of Class C Non-Equity Interests shall have only the limited rights expressly set forth in this Agreement. The Partnership or other Transfer Agent shall act as registrar and transfer agent for the purposes of registering the ownership of Class C Non-Equity Interests.

(e) Additional Limited Partners. Subject to the other terms of this Agreement, the rights and obligations of an Additional Limited Partner to which Units are issued shall be set forth in such Additional Limited Partner’s Partner Agreement, the Unit Designation relating to the Units issued to such Additional Limited Partner or a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement (but shall not require the approval of any Limited Partner) and shall be incorporated herein by this reference. Such rights and obligations may include, without limitation, provisions describing the vesting of the Units issued to such Additional Limited Partner and the reallocation of such Units or other consequences of the Withdrawal of such Additional Limited Partner other than due to a breach of any of the covenants in Section 2.13(b) or, if applicable, any of those provided in such Additional Limited Partner’s Partner Agreement.

ARTICLE IV

VOTING AND MANAGEMENT

Section 4.1 General Partner: Power and Authority.

(a) The business and affairs of the Partnership shall be managed exclusively by the General Partner; provided, however, that the General Partner may delegate such power and authority to the Partner Management Committee (or its Chairman), the Partner Performance Committee (or its Chairman) or such other committee (or its chairman) as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or in a resolution duly adopted by the General Partner. Initially the General Partner has delegated certain power and authority to the Partner Management Committee and the Partner Performance Committee, as set forth elsewhere in this Agreement. Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner shall have the power and authority, on behalf of and in the name of the Partnership, to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership and to perform all acts which it may deem necessary or advisable in connection therewith, with such acts including, but not being limited to, the approval of a merger or consolidation involving the Partnership, or of the conversion, transfer, domestication or continuance of the Partnership, or of the compromise of any obligation of a Partner to make a contribution or return money or other property to the Partnership, to the fullest extent permitted by applicable law, by the General Partner without the consent or approval of any of the other Partners. Appraisal rights permitted under Section 17-212 of the Act shall not apply or be incorporated into this Agreement, and no Partner or assignee of an Interest shall have any of the dissenter or appraisal rights described therein. The Limited Partners, in their capacity as limited partners (and not as officers of the General Partner or members of any committee established by the General Partner), shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of or bind the Partnership in connection with any matter. The Partners agree that all determinations, decisions and actions made or taken by the General Partner, the Partner Management Committee (or its Chairman) or the Partner Performance Committee (or its Chairman) in accordance with this Agreement shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.

(b) Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to remove the General Partner at any time, with or without cause. Upon the withdrawal or removal of the General Partner, Limited Partners holding a majority of the outstanding Class B Common Units shall have the right to appoint a successor General Partner; provided, however, that any successor General Partner must be a direct or indirect wholly owned Subsidiary of Och-Ziff. Any Person appointed as a successor General Partner by the Limited Partners holding a majority of the outstanding Class B Common Units shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferring General Partner, and shall be liable for all obligations of the General Partner arising from and after such date, and shall be responsible for all duties of the General Partner, once such Person has executed such instruments as may be necessary to effectuate its admission and to confirm its agreement to be bound by all the terms and provisions of this Agreement in its capacity as the General Partner.

(c) In order to protect the economic and legal rights of the Original Partners set forth in this Agreement and the Exchange Agreement, unless the General Partner has received PMC Approval, (i) the General Partner shall not take any action, and shall not permit any Subsidiary of the Partnership to take any action, that is prohibited under Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time) and (ii) the General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of Section 2.9 of the Och-Ziff LLC Agreement (or any similar provision of Och-Ziff’s Organizational Documents at the applicable time).

(d) The General Partner may, from time to time, employ any Person or engage third parties to render services to the Partnership on such terms and for such compensation as the General Partner may determine in its sole and absolute discretion, including, without limitation, attorneys, investment consultants, brokers or finders, independent auditors and printers. Such employees and third parties may be Affiliates of the General Partner or of one or more of the Limited Partners. Persons retained, engaged or employed by the Partnership may also be engaged, retained or employed by and act on behalf of any Partner or any of their respective Affiliates.

Section 4.2 Partner Management Committee.

(a) Establishment. The General Partner has established a partner management committee (the “Partner Management Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Management Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Management Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Management Committee effective as of such date and continuing until at least the end of the Distribution Holiday and the achievement of the Book-Up Target for all Class A Common Units. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Management Committee in accordance with the foregoing sentence, the Partner Management Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Management Committee may change from time to time in accordance with Section 4.2(b). The Partner Management Committee shall have the powers and responsibilities described in Section 4.2(d).

(b) Membership. Subject to Section 4.2(a), the Partner Management Committee’s membership may change in accordance with this Section 4.2(b):

(i) Committee Members. Each member of the Partner Management Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee, or, other than with respect to the Chairman of the Partner Management Committee, removal by a majority vote of the other members of the Partner Management Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Management Committee or removal of any of the members of the Partner Management Committee, the remaining members of the Partner Management Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Management Committee, may appoint a new member of the Partner Management Committee at any time.

(ii) Chairman. The Chairman of the Partner Management Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Management Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Management Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Management Committee.

(c) Procedure. Meetings of the Partner Management Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Management Committee request). When the Partner Management Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner

Management Committee shall have the ability to take action unilaterally as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Management Committee may participate in a meeting of the Partner Management Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Management Committee who is unable to attend a meeting of the Partner Management Committee may grant in writing to another member of the Partner Management Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Management Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Management Committee in a meeting held in accordance with this Section 4.2 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Management Committee who could together have approved such decision or action by their votes at a meeting. The Partner Management Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Management Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly in this Agreement (including, without limitation, in Sections 3.1, 4.1, 4.2, 7.1, 8.1, 8.3, 8.4 and 10.2), and to the reconstitution of the Class B Shareholder Committee (by majority vote of the Partner Management Committee) pursuant to the Class B Shareholders Agreement; provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Management Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.3 Partner Performance Committee.

(a) Establishment. The General Partner has established a partner performance committee (the “Partner Performance Committee”), with Daniel S. Och serving as its Chairman as of the date hereof. Daniel S. Och shall continue to serve as Chairman of the Partner Performance Committee until the Transition Date or his earlier death or Disability, at which time (i) Mr. Och shall automatically cease to serve as Chairman and shall also cease to be a member of the Partner Performance Committee, and (ii) provided that he continues to be an Active Individual LP, Robert Shafir (or his successor as Chief Executive Officer of Och-Ziff) shall succeed Mr. Och as Chairman of the Partner Performance Committee. As of the date Mr. Shafir (or his successor) succeeds Mr. Och as Chairman of the Partner Performance Committee in accordance with the foregoing sentence, the Partner Performance Committee shall be comprised of the individuals named on Exhibit F hereto, provided that each such individual is an Active Individual LP on such date; thereafter, the membership of the Partner Performance Committee may change from time to time in accordance with Section 4.3(b). The Partner Performance Committee shall have the powers and responsibilities described in Section 4.3(d).

(b) Membership. Subject to Section 4.3(a), the Partner Performance Committee’s membership may change in accordance with this Section 4.3(b):

(i) Committee Members. Each member of the Partner Performance Committee shall serve until such member’s Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee, or, other than with respect to the Chairman of the Partner Performance Committee, removal by a majority vote of the other members of the Partner Performance Committee. Upon the Special Withdrawal, Withdrawal, death, Disability, resignation from the Partner Performance Committee or removal of any of the members of the Partner Performance Committee, the remaining members of the Partner Performance Committee shall act by majority vote to fill such vacancy or reduce the size of the committee to the remaining members. The Chairman or, if there is no Chairman, a majority of the Partner Performance Committee, may appoint a new member of the Partner Performance Committee at any time.

(ii) Chairman. The Chairman of the Partner Performance Committee shall serve in such capacity until his Special Withdrawal, Withdrawal, death, Disability, resignation as Chairman or from the Partner Performance Committee, or removal as Chairman by the Och-Ziff Board. In any such case, the Och-Ziff Board shall either (A) appoint a new Chairman, who may be an existing member of the Partner Performance Committee or any other Active Individual LP, or (B) determine that there shall be no Chairman of the Partner Performance Committee.

(c) Procedure. Meetings of the Partner Performance Committee shall be held at such time, at such place and in such manner as the Chairman shall determine (or, in the case of there being no Chairman, at such times as a majority of the other members of the Partner Performance Committee request). When the Partner Performance Committee acts by full committee, all decisions shall be made by the majority vote of all members, with each member having one vote except that, if a tie would otherwise result, the Chairman shall have two votes. The Chairman of the Partner Performance Committee shall have the ability to take action as expressly set forth in this Agreement. Where the Chairman acts unilaterally, no meeting need be held. Members of the Partner Performance Committee may participate in a meeting of the Partner Performance Committee by means of telephone, video conferencing or other communications technology by means of which all Persons participating in the meeting can hear and be heard. Any member of the Partner Performance Committee who is unable to attend a meeting of the Partner Performance Committee may grant in writing to another member of the Partner Performance Committee such member’s proxy to vote on any matter upon which action is to be taken at such meeting. No meeting may be held without the attendance of a majority of the members of the Partner Performance Committee, including the Chairman (if any). Any decision or action that may be approved by a vote of the Partner Performance Committee in a meeting held in accordance with this Section 4.3 shall be equally valid if approved, without a meeting being held, by the written consent of members of the Partner Performance Committee who could together have approved such decision or action by their votes at a meeting. The Partner Performance Committee shall conduct its business by such other procedures as approved in writing by a majority of its members including the Chairman.

(d) Powers and Responsibilities. The powers and responsibilities of the Partner Performance Committee and its Chairman individually shall be limited to those powers and responsibilities set forth expressly elsewhere in this Agreement (including, without limitation, in Sections 4.1, 4.3 and 8.3); provided, however, that the General Partner may delegate in writing such further power and responsibilities to the Partner Performance Committee or its Chairman as it shall deem necessary, advisable or appropriate in its sole and absolute discretion from time to time, which delegation may be set forth in this Agreement, as an amendment hereto (which shall not require the vote or approval of any Limited Partner) or a resolution duly adopted by the General Partner.

Section 4.4 Books and Records; Accounting. The General Partner shall have responsibility for the day-to-day management and general oversight of the accounting and finance function of the Partnership and shall keep at the principal office of the Partnership (or at such other place as the General Partner shall determine) true and complete books and records regarding the status of the business and financial condition and results of operations of the Partnership. The books and records of the Partnership shall be kept in accordance with the federal income tax accounting methods and rules determined by the General Partner, which methods and rules shall reflect all transactions of the Partnership and shall be appropriate and adequate for the business of the Partnership. No Limited Partner shall have the right to request any information from the Partnership except as provided in Section 4.6.

Section 4.5 Expenses. Except as otherwise provided in this Agreement, the Partnership shall be responsible for and shall pay out of funds of the Partnership determined by the General Partner to be available for such purpose, all expenses and obligations of the Partnership, including, without limitation, those incurred by the Partnership or the General Partner or their Affiliates, or the Partner Management Committee or the Partner Performance Committee in connection with the formation, conversion, operation or management of the Partnership and the business conducted by the Partnership, in organizing the Partnership and preparing, negotiating, executing, delivering, amending and modifying this Agreement.

Section 4.6 Partnership Tax and Information Returns.

(a) The Partnership shall use commercially reasonable efforts to timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes. The Tax Matters Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership holds a direct or indirect interest. Each Partner agrees to file all U.S. federal, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal, state and local income tax purposes.

(b) Except as otherwise provided herein, the General Partner, in its sole and absolute discretion, shall determine whether the Partnership should make any elections permitted by the tax laws of the United States, the several states and other relevant jurisdictions.

(c) The General Partner shall designate one Partner as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner shall be the General Partner until the General Partner designates another Partner in writing. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

(d) To the extent permissible under the New Partnership Audit Procedures, the Tax Matters Partner shall be the “Partnership Representative” of the Partnership (within the meaning of Section 6223 of the New Partnership Audit Procedures) (the “Partnership Representative”). If the Tax Matters Partner is not permitted to be the Partnership Representative under the New Partnership Audit Procedures, then the General Partner shall, in its discretion, appoint another Partner to serve as the Partnership Representative. The Partnership Representative is authorized to, in its sole discretion, make an election under the New Partnership Audit Procedures or otherwise take any legally permissible action so that, to the greatest extent possible, no Partner shall bear liability for taxes, interest, or penalties imposed on the Partnership under Section 6225 of the New Partnership Audit Procedures that such Partner would not have borne if the law in effect prior to the effective date of the New Partnership Audit Procedures continued to remain effective and Section 6225 were not effective. The Partnership Representative may, in its sole discretion, apportion any taxes (and related interest, penalties, claims, liabilities and expenses) imposed on the Partnership pursuant to the New Partnership Audit Procedures among the Partners and may withhold any such amounts from distributions made to any such Partner. Notwithstanding any other provision of this Agreement, the General Partner and the Partnership Representative are authorized to take any action that may be required to assist or cause the Partnership or any of its Subsidiaries to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold or otherwise pays over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code) or any amounts apportioned to a Partner with respect to the New Partnership Audit Procedures, the General Partner or the Partnership Representative may, in its sole and absolute discretion, treat the amount withheld as a distribution of cash pursuant to Section 7.1 or Article IX in the amount of such withholding from or with respect to such Partner or the amount paid over as an expense to be borne by the Partners generally. If distributions are insufficient to satisfy any amounts apportioned to any Partner with respect to the New Partnership Audit Procedures, such Partner shall indemnify and hold harmless the General Partner, the Partnership Representative and the Partnership for such amounts, which indemnity obligation shall survive the exchange or assignment of an Interest and the termination of this Agreement.

(e) Partnership Division. In a series of transactions that comprised an “assets over” partnership division described in Treasury Regulation Section 1.708-1(d), the Partnership succeeded to certain assets of OZ Management LP, including goodwill and other intangible assets. In that partnership division, the Partnership was the “recipient partnership” and OZ Management LP was the “prior partnership”/“divided partnership.” The Partnership will file its federal, state, and local tax returns consistent with that characterization. Terms in quotations in this Section 4.6(e) have the meanings given thereto in Treasury Regulation Sections 1.708-1(d)(3) and (d)(4).

ARTICLE V

CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1 Capital Contributions.

(a) Limited Partners may make Capital Contributions at such times and in such amounts as shall be determined by the General Partner in its sole and absolute discretion; provided, however, that (i) no Original Related Trust or Subsequent Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) and (ii) no other Related Trust shall be obligated to make Capital Contributions pursuant to this Section 5.1(a) unless otherwise determined by the General Partner.

(b) In the event that the Partnership is required at any time to return any distribution it has received from any fund or investment vehicle or other entity, each Partner who received a portion of such distribution agrees that upon request it will promptly make a Capital Contribution in proportion to the distribution amount such Partner received to enable the Partnership to return such distribution.

Section 5.2 Capital Accounts.

(a) The General Partner shall maintain, for each Partner owning Units or Class C Non-Equity Interests, a separate Capital Account with respect to such Partner in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to any such Units or Class C Non-Equity Interests pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.2(b) and allocated with respect to any such Units and Class C Non-Equity Interests pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to any such Units and Class C Non-Equity Interests pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.2(b) and allocated with respect to any such Units pursuant to Section 6.1. Except as otherwise indicated in this Agreement, the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, however, that:

(i) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(ii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iii) The Capital Account balance of each Partner and the Carrying Value of all Partnership property shall be revalued in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and the provisions of Section 6.1(c), to reflect the Partner’s allocable share (as determined under Article VI) of the items of Net Income or Net Loss that would be realized by the Partnership if it sold all of its property at its fair market value (taking Code Section 7701(g) into account) (determined in a manner consistent with Fair Market Value):

(A) immediately before the Recapitalization;

(B) in the event of (1) any Sale or liquidation of the Partnership in which the Partnership realizes Liquidating Gains, (2) any Drag-Along Sale, Tag-Along Sale or Change of Control in which such Common Unit will actually participate in accordance with Section 3.1(h) or any Exchange Event if, in any such case, the Partnership would have realized Liquidating Gains had a Sale occurred at such time and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (2) had a Sale occurred at such time, and (3) beginning no later than 45 days following the end of the Distribution Holiday, at the beginning of any business day if on such business day any of the Common Units, other than the Class A-1 Common Units or Class B Common Units, is yet to achieve the Book-Up Target and the Partnership would have realized incremental Liquidating Gains since the last time the Partnership revalued the Capital Accounts pursuant to this clause (3) had a Sale occurred at such time; and

(C) if the General Partner, in its sole and absolute discretion, determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners on (1) the date of the acquisition of any additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, (2) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner, (3) the date any interest in the Partnership is relinquished to the Partnership, or (4) any other time.

Notwithstanding the foregoing, for purposes of any Common Unit (other than any Class A-1 Common Units or Class B Common Units) satisfying its Book-Up Target at any time, any revaluation pursuant to this Section 5.2(b)(iii) may be made with respect to such Common Unit only following the end of the Distribution Holiday (or in the event of an earlier Sale or liquidation of the Partnership, an earlier Drag-Along Sale or Tag-Along Sale in which such Common Unit will actually participate in accordance with Section 3.1(h), or an earlier Exchange Event in which such Common Unit will actually be exchanged and, in case of such Exchange Event, such revaluation may be hypothetical rather than actual). Sections 6.1(c)(i)-(iv) shall be applied among the Class A Common Units, among the Class D Common Units and among the Class E Common Units on a unit-by-unit basis in the manner that would result in the greatest number of such Common Units achieving their Book-Up Target.

(c) A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so Transferred, unless otherwise determined by the General Partner.

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, no Partner shall have the right to request, demand, or receive any distribution in respect of such Partner’s Capital Account from the Partnership (other than as expressly provided in Article VII or Article IX).

Section 5.3 Determinations by General Partner. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Partners, the General Partner may make such modification.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.2(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners:

(i) First, with respect to Partners that have Class C Non-Equity Interests, in amounts, if any, as determined by Class C Approval in respect of each such Partner for such taxable year; and

(ii) Second, in accordance with the respective Percentage Interests of the Partners; provided, however, that (A) beginning with the fourth quarter of 2018, Net Income for the Distribution Holiday period ending immediately prior to the Distribution Holiday Achievement Quarter and items thereof shall be allocated solely to the Partners holding Class B Common Units, (B) Net Income for the Distribution Holiday Achievement Quarter and items thereof shall be allocated to the Partners in accordance with the manner in which distributions with respect to the Distribution Holiday Achievement Quarter are made pursuant to Section 7.1(b)(v), and (C) to the extent Class B Common Units are allocated a disproportionate amount of Net Loss pursuant to Section 6.1(b), a corresponding additional amount of Net Income and items thereof shall be allocated to the Partners holding Class B Common Units to reverse the allocation of the disproportionate amount of Net Loss prior to the allocation of any Net Income and items thereof with respect to the Common Units.

(b) Net Loss. Subject to the terms of any Unit Designation and Section 6.1(c), after giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided, however, that to the extent any allocation of Net Loss would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), such allocation of Net Loss shall be reallocated among the other Partners in accordance with their respective positive Capital Account balances.

(c) Allocation of Liquidating Gains. Notwithstanding any other provision of this Agreement to the contrary (subject to the terms of any Unit Designation, and after giving effect to the special allocations set forth in Section 6.1(d)), Liquidating Gains shall first be allocated among the Partners in the following order of priority:

(i) First, to the Partners holding Class A Common Units, Class B Common Units and Class E Common Units, until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Common Units, is equal to each such Common Unit’s Book-Up Target (after taking into account contemporaneous allocations made pursuant to this Section 6.1(c)(i)). Any such allocations shall be made among such Partners holding Class A Common Units, Class B Common Units and Class E Common Units in proportion to the amounts required to be allocated to each such Partner under this Section 6.1(c)(i) in order to achieve the Book-Up Target with respect to all of such Common Units; provided that (A) allocations of Liquidating Gains pursuant to this Section 6.1(c)(i) shall be made to Class A Common Units and Class E Common Units only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value with respect to the applicable Class A Common Units or Class E Common Units and (B) for purposes of this Section 6.1(c)(i), the Capital Account attributable to a Partner’s Class A-1 Common Units shall be treated as attributable in its entirety to such Partner’s Class A Common Units and none shall be attributable to such Partner’s Class A-1 Common Units. For the avoidance of doubt, in no event shall the Economic Capital Account Balance attributable to any Class A Common Unit be reduced pursuant to this Section 6.1(c)(i) except to the extent a corresponding Class E Common Unit achieves its Book-Up Target. The allocations set forth in this Section 6.1(c)(i) shall be taken into account for determining the Capital Account of each Partner.

(ii) Second, to the Partners holding Class P Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class P Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class P Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(ii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(ii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class P Common Units. The allocations set forth in this Section 6.1(c)(ii) shall be taken into account for determining the Capital Account of each Partner.

(iii) Third, to the Partners holding Class D Common Units, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such Class D Common Units, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable Class D Common Units, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iii); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iii) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable Class D Common Units. The allocations set forth in this Section 6.1(c)(iii) shall be taken into account for determining the Capital Account of each Partner.

(iv) Fourth, unless determined otherwise by the General Partner in its sole and absolute discretion, to the Partners holding PSIs, on a series by series basis in chronological order of issuance (first to the earliest such series), until the Economic Capital Account Balance of each such Partner, to the extent attributable to such Partner’s ownership of such PSIs, is equal to the product of (x) the Book-Up Target and (y) the number of such Partner’s applicable PSIs, allocated among such Partners in proportion to the amount required to be allocated to each such Partner under this Section 6.1(c)(iv); provided that allocations of Liquidating Gains pursuant to this Section 6.1(c)(iv) shall be made only to the extent that the Fair Market Value of the Partnership has appreciated above the Threshold Value of the applicable PSIs. The allocations set forth in this Section 6.1(c)(iv) shall be taken into account for determining the Capital Account of each Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iii) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii). This Section 6.1(d)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Partners in the manner chosen by the General Partner and consistent with such Treasury Regulation; provided that any Nonrecourse Liabilities of the Partnership outstanding as of the Recapitalization Date shall, nonetheless, be allocated among the Partners in accordance with the provisions of Treasury Regulation Section 1.752-3(a)(1) or (2).

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation. The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.1(d)(ix). Therefore, notwithstanding any other provision of this Article VI (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(x) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix) among the Partners in a manner that is likely to minimize such economic distortions.

(xi) The Partnership shall specially allocate an amount of gross income equal to the Expense Amount to the General Partner.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items attributable thereto shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Book-Tax Disparity of such property, and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner may cause the Partnership to eliminate Book-Tax Disparities using any method or methods described in Treasury Regulation Section 1.704-3 or that it determines is appropriate, in its sole and absolute discretion.

(c) For the proper administration of the Partnership, the General Partner, as it determines in its sole and absolute discretion is necessary or appropriate to execute the provisions of this Agreement and to comply with U.S. federal, state and local tax law, may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof); and (iv) adopt and employ methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of holders of Units, (E) the provision of tax information and reports to the holders of Units, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software.

(d) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner in its sole and absolute discretion) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(e) For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole and absolute discretion using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

(a) No Partner shall have the right to withdraw capital or demand or receive distributions or other returns of any amount in his Capital Account, except as expressly provided in this Article VII or Article IX.

(b) Subject to the terms of any Unit Designation, distributions in respect of Units shall be made to the Partners in the following order:

(i) First, Tax Distributions shall be made pursuant to Section 7.3.

(ii) Second, an Expense Amount Distribution shall be made pursuant to Section 7.4.

(iii) Third, distributions, if any, shall be made to the relevant Limited Partners in respect of Class C Non-Equity Interests as and when determined by Class C Approval.

(iv) Fourth, distributions shall be made as and when determined by the General Partner, in its sole and absolute discretion, in respect of any amounts allocated to a Partner’s Capital Account pursuant to Section 5.3.

(v) Fifth, distributions shall be made to the relevant Limited Partners in respect of their Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such Common Units, provided that following the Recapitalization Date, any Distribution Holiday Distribution distributed pursuant to this Section 7.1(b)(v) shall be made solely in respect of Class B Common Units.

(vi) Sixth, distributions shall be made to the relevant Limited Partners in respect of PSIs as and when determined by the General Partner in its sole and absolute discretion in accordance with the Partners’ respective Percentage Interests associated with such PSIs.

(vii) Notwithstanding the foregoing, (A) the General Partner may, with the consent of the affected Partner, delay distribution of any amounts otherwise distributable to any Partner under this Section 7.1, and (B) in the event of the Partnership selling or otherwise disposing of substantially all of its assets or a dissolution of the Partnership, all distributions shall be made in accordance with Section 9.4.

(c) In the General Partner’s sole discretion and subject to the terms of any Partner Agreement, amounts received (including amounts withheld in respect of taxes or other governmental charges from such amounts so received) (i) by any International Partner pursuant to a Partner Agreement with any Subsidiary of the Partnership relating to the performance of services to or for the benefit of such Subsidiary by such Partner during any period beginning on or after the date of such Partner’s admission to the Partnership or (ii) by any Limited Partner as a draw, for services or any comparable payment for an annual period pursuant to a Partner Agreement, in each case shall be treated as distributions made to such Partner with respect to such period (and, if required, future periods) for all purposes of this Agreement, and such amounts shall reduce amounts otherwise distributable to the Partner pursuant to this Agreement with respect to such period (or such future periods).

Section 7.2 Distributions in Kind. The General Partner may cause the Partnership to make distributions of assets in kind in its sole and absolute discretion. Whenever the distributions provided for in Section 7.1 shall be distributable in property other than cash, the value of such distribution shall be the fair market value of such property determined by the General Partner in good faith, and in the event of such a distribution there shall be allocated to the Partners in accordance with Article VI the amount of Net Income or Net Loss that would result if the distributed asset had been sold for an amount in cash equal to its fair market value at the time of the distribution. No Partner shall have the right to demand that the Partnership distribute any assets in kind to such Partner.

Section 7.3 Tax Distributions. Subject to §17-607 of the Act, and unless determined otherwise by the General Partner in its sole discretion, the Partnership shall make distributions to each Partner for each calendar quarter as follows (collectively, the “Tax Distributions”):

(a) On or before the 10th day following the end of the First Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the First Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(b) On or before the 10th day following the end of the Second Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Second Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(c) On or before the 10th day following the end of the Third Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Third Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year;

(d) On or before the 10th day following the end of the Fourth Quarterly Period of each calendar year, an amount equal to such Partner’s Presumed Tax Liability for the Fourth Quarterly Period less the aggregate amount of Prior Distributions previously made to such Partner during such calendar year, excluding any Tax Distribution with respect to a previous calendar year; and

(e) Tax Distributions shall be made on the basis of a calendar year regardless of the Fiscal Year used by the Partnership. To the extent the General Partner determines in its sole and absolute discretion that the distributions made under the foregoing subsections (a) through (d) are insufficient to satisfy the Partners’ Presumed Tax Liability for the applicable calendar year, on or before the April 10th immediately following the applicable calendar year, an amount that the General Partner determines in its reasonable discretion will be sufficient to allow each Partner to satisfy his Presumed Tax Liability for the applicable calendar year, after taking into account all Prior Distributions made to the Partners with respect to the applicable calendar year, excluding any Tax Distribution with respect to a previous calendar year.

(f) Notwithstanding any other provision of this Agreement, other than Section 7.3(g), any Tax Distributions shall be made: (i) to all Limited Partners holding Common Units (other than Non-Participating Class P Common Units and Class A-1 Common Units) pro rata in accordance with the Percentage Interests associated with their Common Units; (ii) to all PSI Limited Partners pro rata in accordance with the Percentage Interests associated with their PSIs; and (iii) as if each distributee Partner was allocated an amount of income in each Quarterly Period in respect of such Partner’s class of Units equal to the product of (x) the highest amount of income allocated to any Partner with respect to the same class of Units, calculated on a per-Unit basis, taking into account any income allocations pursuant to Section 6.2 hereof and disregarding any adjustment required by Section 734 or Section 743 of the Code, multiplied by (y) the amount of Units held by such distributee Partner.

(g) Subject to the limitations set forth in this Section 7.3, the Partnership shall make distributions in respect of the tax liability of a Partner arising from the allocation of any items hereunder to Class C Non-Equity Interests applying principles similar to the principles for determining Tax Distributions and Presumed Tax Liability, and amounts so allocated, determined or distributed with respect to Class C Non-Equity Interests of a Partner shall not be taken into account in determining any Tax Distributions in respect of Units.

Section 7.4 Expense Amount Distributions. The Partnership shall distribute any Expense Amount to the General Partner at such times as the General Partner shall determine in its sole discretion (an “Expense Amount Distribution”).

Section 7.5 Borrowing. Subject to Section 17-607 of the Act, the Partnership may borrow funds in order to make the Tax Distributions or Expense Amount Distributions.

Section 7.6 Restrictions on Distributions. The foregoing provisions of this Article VII to the contrary notwithstanding, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Partnership is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Partnership; (b) to the extent that the General Partner, in its sole and absolute discretion, determines that any amount otherwise distributable should be retained by the Partnership to pay, or to establish a reserve for the payment of, any liability or obligation of the Partnership, whether liquidated, fixed, contingent or otherwise; or (c) to the extent that the General Partner, in its sole and absolute discretion, determines that the cash available to the Partnership is insufficient to permit such distribution.

ARTICLE VIII

TRANSFER OR ASSIGNMENT OF INTEREST; CESSATION OF PARTNER STATUS

Section 8.1 Transfer and Assignment of Interest.

(a) Transfers of Interests. Notwithstanding anything to the contrary herein, Transfers of Common Units may only be made by Limited Partners (x) in accordance with the other provisions of this Article VIII (including, without limitation, the vesting provisions in Section 8.4, except as expressly set forth in this Section 8.1(a) in respect of Transfers by Original Related Trusts), and (y) subject to Section 2.13(g). During the Restricted Period, subject to Section 8.1(b), no Limited Partner shall be permitted to Transfer Common Units unless, immediately following such Transfer, the relevant Individual Limited Partner continues to hold a number of Common Units (other than Class P Common Units) no less than 10% of such Common Units of such Partner that have vested on or before the date of such Transfer, without regard to dispositions, or such greater percentage determined by the General Partner in its sole discretion (such requirements, the “Minimum Retained Ownership Requirements”). A Limited Partner may not Transfer all or any of such Partner’s Units without the prior written approval of the General Partner, which approval may be granted or withheld, with or without reason, in the General Partner’s sole and absolute discretion; provided, however, that, without the prior written approval of the General Partner, (i) an Original Related Trust may Transfer its Interest (including any unvested Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust (provided, however, that such Subsequent Related Trust remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Original Related Trust had been before its Withdrawal), (ii) the Related Trust of any Individual Limited Partner may, at any time, subject to Section 2.13(g), Transfer such Related Trust’s Common Units (including any unvested Units) to such Individual Limited Partner as authorized by the terms of the relevant trust agreement (provided, however, that such Individual Limited Partner remains subject to the same vesting requirements in accordance with Section 8.4 as the transferring Related Trust had been before the Transfer), and (iii) any Limited Partner may, at any time, subject to the Minimum Retained Ownership Requirements and Section 2.13(g), and provided further that the relevant Units have vested in accordance with Section 8.4 (other than in the case of any unvested Tag-Along Securities or unvested Drag-Along Securities) or become eligible to participate in a transaction in accordance with Section 3.1(h) or Section 3.1(j), (A) Transfer any of such Partner’s Units in accordance with the Exchange Agreement for Class P Common Units or Section 8.1(b), (B) Transfer any of such Partner’s Units to a Permitted Transferee of such Partner with PMC Approval, which PMC Approval may not be unreasonably withheld, (C) Transfer the Common Units (including all distributions thereon that would otherwise be received after the relevant date of Withdrawal) received by such Partner pursuant to Sections 2.13(g) and 8.3(a) to the extent permitted thereby, (D) Transfer by operation of law upon the death of an Individual Limited Partner or (E) Transfer any of such Partner’s Units to the extent permitted or required by Sections 3.1(h), 3.1(j), 8.5 or 8.6. In addition, subject to Section 2.13(g) and the Minimum Retained Ownership Requirements, with prior PMC Approval, each Limited Partner and such Limited Partner’s Permitted Transferees may Transfer Units that have vested in accordance with applicable securities laws. The foregoing restrictions on Transfer and the Minimum Retained Ownership Requirements may be waived at any time with PMC Approval. A Limited Partner shall cease to be a Partner if, following a Transfer, he no longer has any Interest in the Partnership. An Original Related Trust shall cease to be a Partner, without the prior written consent of the General Partner, following the Transfer of such Original Related Trust’s Interest in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust. PSIs and Deferred Cash Interests shall not be Transferred under any circumstances as provided in Section 3.1(i)(vi).

(b) Exchanges of Class A Common Units under the Exchange Agreement. Notwithstanding anything to the contrary herein, no Limited Partner shall be permitted to exchange any Class A Common Unit pursuant to the Exchange Agreement unless (i) such Class A Common Unit has vested and (ii) such Class A Common Unit satisfies the Book-Up Target at the time of any such exchange (any such Class A Common Units, to the extent they satisfy the conditions in the foregoing clauses (i) and (ii) at the time of such exchange, “Eligible Common Units”). Subject to the foregoing and Section 2.13(g), the Limited Partners shall be eligible to exchange their Eligible Common Units for Class A Shares and/or cash in accordance with and subject to the terms and conditions of the Exchange Agreement to the extent provided in this Section 8.1(b) and the Minimum Retained Ownership Requirements shall not apply to any such exchange or in connection with any Drag-Along Sale, Tag-Along Sale or Sale (any such Eligible Common Unit, on any date on which it is eligible to be exchanged in accordance with this Section 8.1(b), an “Exchangeable Common Unit”):

(i) Prior to the final day of the Distribution Holiday, the Exchange Committee, in consultation with the Och-Ziff Board, will have the authority to permit exchanges of Eligible Common Units; provided that any such exchange windows will be made available to all holders of Eligible Common Units on a pro rata basis (any such permitted exchange, an “Exchange Event”).

(ii) From the final day of the Distribution Holiday (the “Exchange Rights Effective Date”), if a Limited Partner holds any Common Units that are:

(A) Eligible Common Units as of the Exchange Rights Effective Date, then such Eligible Common Units will become eligible for exchange over a period of two years, with one-third of such Eligible Common Units becoming eligible to be exchanged on any Exchange Date following the Exchange Rights Effective Date, two-thirds of such Eligible Common Units (to the extent not already exchanged) being eligible to be exchanged on any Exchange Date following the first anniversary of the Exchange Rights Effective Date, and with any such Eligible Common Units not previously exchanged being eligible to be exchanged on any Exchange Date following the second anniversary of the Exchange Rights Effective Date; and

(B) Not Eligible Common Units as of the Exchange Rights Effective Date or are issued after the Exchange Rights Effective Date and that, in either case, become Eligible Common Units after the Exchange Rights Effective Date, then any such Eligible Common Unit will become eligible to be exchanged on any Exchange Date following the later of (i) the date upon which it became an Eligible Common Unit and (ii) the date on which it would have become eligible for exchange pursuant to paragraph (A) above if it had been an Eligible Common Unit as of the Exchange Rights Effective Date.

(c) Transfer and Exchange. When a request to register a Transfer of Units, together with the relevant Certificates of Ownership, if any, is presented to the Transfer Agent, the Transfer Agent shall register the Transfer or make the exchange on the register or transfer books of the Transfer Agent if the requirements set forth in this Section 8.1 for such transactions are met; provided, however, that any Certificates of Ownership presented or surrendered for registration of Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Transfer Agent duly executed by the holder thereof or his attorney duly authorized in writing. The Transfer Agent shall not be required to register a Transfer of any Units or exchange any Certificate of Ownership if such purported Transfer would cause the Partnership to violate the Securities Act, the Exchange Act, the Investment Company Act (including by causing any violation of the laws, rules, regulations, orders and other directives of any governmental authority) or otherwise violate this Section 8.1. In the event of any Transfer, the transferring Partner shall provide the address and facsimile number for each transferee as contemplated by Section 10.10 and shall cause each transferee to agree in writing to comply with the terms of this Agreement.

(d) Publicly Traded Partnership. No Transfer shall be permitted (and, if attempted, shall be void ab initio) if the General Partner determines in its sole and absolute discretion that such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

(e) Securities Laws. Each Partner and each assignee thereof hereby agrees that it will not effect any Transfer of all or any part of its Interest in the Partnership (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Agreement or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders and other directives of any governmental authority.

(f) Expenses. In addition to the other requirements of this Section 8.1, unless waived by the General Partner with respect to Transfers for estate planning purposes or as otherwise determined by the General Partner in its sole discretion, no Transfer of any Interest in the Partnership shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

Section 8.2 Withdrawal by General Partner. The General Partner shall not cease to act as the General Partner of the Partnership without the prior written approval of the Limited Partners holding a majority of the outstanding Class B Common Units.

Section 8.3 Withdrawal and Special Withdrawal of Limited Partners.

(a) Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och in the case of the following clauses (A) and (B)) shall immediately cease to be actively involved with the Partnership and its Affiliates (such event, a “Withdrawal”): (A) for Cause (as determined by the General Partner in its sole and absolute discretion) upon notice to the Individual Limited Partner from the General Partner; (B) for any reason or no reason upon a determination by majority vote of the Partner Performance Committee (which, if the Partner Performance Committee has a Chairman, may only be made upon the recommendation of such Chairman) and notice of such determination to the Individual Limited Partner from the Partner Performance Committee; or (C) upon the Individual Limited Partner otherwise (except as a result of death, Disability or a Special Withdrawal) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates. In the event of the Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall be subject to a required Withdrawal.

(ii) In the event of the Withdrawal of an Individual Original Partner prior to the fifth anniversary of the Closing Date (other than where the Withdrawal is due to a breach of any of the covenants in Section 2.13(b), in which case the provisions of Section 2.13(g) shall apply), all of the Class A Common Units (including all distributions thereon that would otherwise be received after the date of Withdrawal) of such Individual Original Partner and its Related Trusts, if any, that have not yet vested in accordance with Section 8.4 shall cease to vest with respect to such Partners and upon the Reallocation Date shall be reallocated to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts. Any such reallocated Common Units received by a Continuing Partner pursuant to this Section 8.3(a) shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements in accordance with Section 8.4 as the transferring Limited Partner had been before his Withdrawal; provided, however, that such Continuing Partner shall be permitted to exchange fifty percent (50%) of the number of Class A Common Units reallocated to it (and sell any Class A Shares issued in respect thereof), notwithstanding the transfer restrictions set forth in Section 8.1, in the event that the Exchange Committee determines in its sole discretion that the reallocation of such Class A Common Units is taxable; provided, however, that such exchange of Class A Common Units is made in accordance with the Exchange Agreement.

(b) Special Withdrawal.

(i) An Individual Limited Partner (other than Daniel S. Och) may be required to no longer be actively involved with the Partnership and its Affiliates for any reason other than Cause, in the sole and absolute discretion of the General Partner (such event, a “Special Withdrawal”), which shall not constitute a Withdrawal. Upon the Special Withdrawal of an Individual Limited Partner, such Individual Limited Partner’s Related Trusts, if any, shall also be subject to a Special Withdrawal.

(ii) In the event of the Special Withdrawal of any Limited Partner, such Limited Partner’s Common Units shall continue to vest in accordance with Section 8.4, except as otherwise set forth in Section 3.1(j) with respect to Class P Common Units or in any applicable Partner Agreement.

(c) Upon a Withdrawal or Special Withdrawal for any reason, an Individual Limited Partner shall:

(i) have no right to access or use the property of the Partnership or its Affiliates;

(ii) not be permitted to provide services to, or on behalf of, the Partnership or its Affiliates; and

(iii) shall promptly return to the Operating Group Entities all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks or on any other media), computer disks, credit cards, keys, I.D. cards, and other property, including, without limitation, standalone computers, fax machines, printers, telephones, and other electronic devices in the Individual Limited Partner’s possession, custody, or control that are or were owned and/or leased by members of the Och-Ziff Group in connection with the conduct of the business of the Operating Group Entities and their Affiliates, and including in each case any and all information stored or included on or in the foregoing or otherwise in the Limited Partner’s possession or control that relates to Investors or OZ counterparties, Investor or OZ counterparty contact information, Investor or OZ counterparty lists or other Confidential Information.

(d) The provisions of Sections 8.3(a) and 8.3(b) may be amended, supplemented, modified or waived with PMC Approval.

(e) Except as expressly provided in this Agreement, no event affecting a Partner, including death, bankruptcy, insolvency or withdrawal from the Partnership, shall affect the Partnership.

(f) Following the Withdrawal of a Limited Partner, unless the General Partner in its sole discretion determines otherwise, from the applicable Reallocation Date such Limited Partner will be required to pay the same management fees and shall be subject to the same incentive allocation with respect to any remaining investments by such Limited Partner in any fund or account managed by the Och-Ziff Group as are applicable to other Investors that are not Affiliates of the Partnership in such funds or accounts.

(g) The continued ownership by any Individual Limited Partner and his Related Trusts of any Interests following the Individual Limited Partner’s Withdrawal or Special Withdrawal and their right to receive any distributions or allocations in respect of such Interests in respect of any periods following such Withdrawal or Special Withdrawal are conditioned upon the Limited Partner’s execution of a general release in a form acceptable to the General Partner that is substantially in the form attached to this Agreement as Exhibit A (the “General Release”) which becomes effective no later than fifty-three (53) days following any such Withdrawal or Special Withdrawal. If the General Release is not executed, or if the Individual Limited Partner timely revokes the Limited Partner’s execution thereof, the Partnership shall have no further obligations under this Agreement or any Partner Agreement to make any distributions or allocations to the Individual Limited Partner or any Related Trusts and their Interests in the Partnership, if any, shall be forfeited.

(h) Upon no less than 30 days’ prior written notice to the General Partner, any Limited Partner may elect to abandon and surrender to the Partnership all of such Limited Partner’s Common Units, Class C Non-Equity Interests and all other interests in the Partnership (including any Capital Account balance but, for the avoidance of doubt, excluding any indebtedness) for no consideration and all such interests shall be cancelled. Such election shall be effective from the last day of the calendar quarter in which the notice was provided, at which time the Limited Partner shall have withdrawn from the Partnership and shall cease to have any rights under this Agreement, including any rights to receive distributions, allocations of income or loss, and voting and approval rights. Notwithstanding the foregoing, any such Limited Partner shall continue to be bound by the provisions of this Agreement that would otherwise apply to a Limited Partner that has ceased to be an Active Individual LP and has ceased to own any Units or other interests in the Partnership.

Section 8.4 Vesting.

(a) New grants of Units shall vest on the terms set forth in this Agreement (including the Exhibits hereto) or as otherwise described in a Partner Agreement or a Unit Designation.

(b) Subject to Sections 2.13(g) and 8.3(a), all Original Common Units held by a Partner shall vest in equal installments on each anniversary date of the Closing Date for five years, beginning on the first anniversary date of the Closing Date; provided, however, that upon a Withdrawal (but not a Special Withdrawal), all unvested Units shall cease to vest and shall be reallocated pursuant to Section 8.3(a); and provided, however, that this Section 8.4(b) shall not prevent the Transfer of the unvested Interest of any Original Related Trust (including unvested Class A Common Units) in accordance with its Related Trust Supplementary Agreement to the relevant Subsequent Related Trust or the Transfer of unvested Class A Common Units of an Individual Limited Partner’s Related Trust to such Individual Limited Partner as authorized by the terms of the relevant trust agreement. In the event of the death or Disability of an Individual Limited Partner or in the event of a Transfer of any of such Individual Limited Partner’s Class A Common Units, such Class A Common Units shall continue to vest on the same schedule as set forth above. The provisions of this Section 8.4 may be amended, supplemented, modified or waived with PMC Approval.

(c) All Class B Common Units will be fully vested on issuance.

(d) All Class C Non-Equity Interests held by an Individual Limited Partner and all PSIs held by an Individual Limited Partner or its Related Trusts shall be cancelled upon the death, Disability, Withdrawal or Special Withdrawal of such Individual Limited Partner. Class P Common Units shall vest or be subject to forfeiture as provided in Section 3.1(j), except as otherwise set forth in the applicable Partner Agreement of any Class P Limited Partner.

(e) Except as otherwise set forth in this Section 8.4, Units issued to Additional Limited Partners shall be subject to vesting, if at all, as described in Section 3.2(e).

Section 8.5 Tag-Along Rights.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the consummation of a proposed Tag-Along Sale, the Potential Tag-Along Sellers shall be afforded the opportunity to participate in such Tag-Along Sale on a pro rata basis, as provided in Section 8.5(b) below.

(b) Prior to the consummation of a Tag-Along Sale, the Limited Partners participating in such Tag-Along Sale (the “Tag-Along Sellers”) shall cause the Tag-Along Purchaser to offer in writing (such offer, a “Tag-Along Offer”) to purchase each Potential Tag-Along Seller’s Tag-Along Securities. In addition, the Tag-Along Offer shall set forth the consideration for which the Tag-Along Sale is proposed to be made and all other material terms and conditions of the Tag-Along Sale. If the Tag-Along Offer is accepted by some or all of such Potential Tag-Along Sellers within five Business Days after its receipt then the number of Class A Shares and/or Class A Common Units to be sold to the Tag-Along Purchaser by the Tag-Along Sellers shall be reduced by the number of Class A Shares and/or Class A Common Units to be purchased by the Tag-Along Purchaser from such accepting Potential Tag-Along Sellers. Subject to Section 3.1(h), the purchase from the accepting Potential Tag-Along Sellers shall be made on the same terms and conditions (including timing of receipt of consideration and choice of consideration, if any) as the Tag-Along Purchaser shall have offered to the Tag-Along Sellers, and the accepting Potential Tag-Along Sellers shall otherwise be required to transfer the Class A Shares and/or Class A Common Units to the Tag-Along Purchaser upon the same terms, conditions, and provisions as the Tag-Along Sellers, including making the same representations, warranties, covenants, indemnities and agreements that the Tag-Along Sellers agree to make.

Section 8.6 Drag-Along Rights.

(a) Prior to the consummation of a proposed Drag-Along Sale, the Drag-Along Sellers may, at their option, require each other Limited Partner to sell its Drag-Along Securities to the Drag-Along Purchaser by giving written notice (the “Notice”) to such other Limited Partners not later than ten Business Days prior to the consummation of the Drag-Along Sale (the “Drag-Along Right”); provided, however, that if the Drag-Along Right is exercised by the Drag-Along Sellers, all Limited Partners shall sell their Drag-Along Securities to the Drag-Along Purchaser: (i) subject to Section 3.1(h), for the same amount of consideration per Company Security, and (ii) otherwise on the same terms and conditions as are applicable to the Drag-Along Sellers, including the class of security and the date of sale. The Notice shall contain written notice of the exercise of the Drag-Along Right pursuant to this Section 8.6, setting forth the consideration to be paid by the Drag-Along Purchaser and the other material terms and conditions of the Drag-Along Sale.

(b) Within five Business Days following the date of the Notice, the Drag-Along Sellers shall have delivered to them by the other Limited Partners their Drag-Along Securities together with a limited power-of-attorney authorizing such Drag-Along Sellers to sell such other Limited Partner’s Drag-Along Securities pursuant to the terms of the Drag-Along Sale and such other transfer instruments and other documents as are reasonably requested by the Drag-Along Sellers in order to effect such sale.

Section 8.7 Reallocation of Common Units pursuant to Partner Agreements.

(a) In the event of any reallocation of Common Units to the Continuing Partners in respect of any Common Units granted pursuant to a Partner Agreement (including as a result of a Withdrawal, provided that in the case of any reallocation due to a breach of any of the covenants in Section 2.13(b) (as modified by any Partner Agreement), the provisions of Section 2.13(g) shall apply unless specified otherwise in any Partner Agreement), all of the Common Units (including all distributions thereon that would otherwise be received after the event causing such reallocation) to be reallocated thereunder shall be reallocated upon the relevant Reallocation Date to the Partnership and then subsequently reallocated from the Partnership to each Continuing Partner in such a manner that each such Continuing Partner receives Common Units in proportion to the total number of Original Common Units of such Continuing Partner and its Original Related Trusts, unless specified otherwise in any Partner Agreement. Any such reallocated Common Units received by a Continuing Partner shall be deemed for all purposes of this Agreement to be Common Units of such Continuing Partner and subject to the same vesting requirements as the transferring Limited Partner had been prior to the date of the event causing such reallocation.

(b) The provisions of this Section 8.7 may be amended, supplemented, modified or waived with PMC Approval.

ARTICLE IX

DISSOLUTION

Section 9.1 Duration and Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act; and

(b) the determination of the General Partner to dissolve the Partnership.

Except as provided in this Agreement, the death, Disability, resignation, expulsion, bankruptcy or dissolution of any Partner or the occurrence of any other event which terminates the continued participation of any Partner in the Partnership shall not cause the Partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the General Partner, the holders of a majority of the outstanding Class B Common Units may, pursuant to prior written consent to such effect, replace the General Partner with another Person, who shall, after executing a written instrument confirming such Person’s agreement to be bound by all the terms and provisions of this Agreement, (i) become a successor General Partner for all purposes hereunder, (ii) be vested with the powers and rights of the replaced General Partner, and (iii) be liable for all obligations and responsible for all duties of the replaced General Partner from the date of such replacement.

Section 9.2 Notice of Liquidation. The General Partner shall give each of the Partners prompt written notice of any liquidation, dissolution or winding up of the Partnership.

Section 9.3 Liquidator. Upon dissolution of the Partnership, the General Partner may select one or more Persons to act as a liquidating trustee for the Partnership (such Person, or the General Partner, the “Liquidator”). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation). Upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the General Partner (or, in the case of the removal of the Liquidator by holders of units, by holders of a majority of the outstanding Class B Common Units (subject to the terms of any Unit Designation)). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Section 9.3, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 9.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree; provided, that if any Partner is to receive a distribution in kind of any asset, all Partners shall be offered the opportunity to participate on a pro rata basis and on the same terms and conditions. If any property is distributed in kind, the Partner receiving the property shall be deemed to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. Notwithstanding anything to the contrary contained in this Agreement, the Partners understand and acknowledge that a Partner may be compelled to accept a distribution of any asset in kind from the Partnership despite the fact that the percentage of the asset distributed to such Partner exceeds the percentage of that asset which is equal to the percentage in which such Partner shares in distributions from the Partnership. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 9.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) Subject to the terms of any Unit Designation, all property and all cash in excess of that required to discharge liabilities as provided in Section 9.4(b) shall be distributed to the Partners in accordance with and to the extent of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 9.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined by the General Partner) and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 9.5 Capital Account Restoration. No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE X

MISCELLANEOUS

Section 10.1 Incorporation of Agreements. The Exchange Agreement and the Tax Receivable Agreement shall each be treated as part of this Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 10.2 Amendment to the Agreement.

(a) Except as may be otherwise required by law, and in addition to any applicable requirements under Sections 3.1(d)(iii) and 3.1(g)(iii), this Agreement may be amended by the General Partner without the consent or approval of any Partners, provided, however, that, except as expressly provided herein (including, without limitation, Sections 3.2 and 10.2(b)), (i) if an amendment adversely affects the rights (not including any rights relating to the Class C Non-Equity Interests) of an Individual Limited Partner or any Related Trust thereof other than on a pro rata basis with other holders of Units of the same class, such Individual Limited Partner must provide his prior written consent to the amendment, (ii) no amendment may adversely affect the rights (not including any rights relating to the Class C Non-Equity Interests) of the holders of a class of Units (or any group of such holders) without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the outstanding Units of such class (or of such group) then owned by all Limited Partners, (iii) the provisions of this Section 10.2(a) may not be amended without the prior written consent of Individual Limited Partners that (together with their Related Trusts) hold a majority of the Class A Common Units then owned by all Limited Partners, and (iv) the provisions of Sections 3.1(i), 8.3(a), 8.3(b), 8.4 and 8.7 may only be amended with PMC Approval. For the purposes of this Section 10.2(a), any Units owned by a Related Trust of an Individual Limited Partner shall be treated as being owned by such

Individual Limited Partner. Subject to the foregoing and Sections 3.1(d)(iii) and 3.1(g)(iii), the General Partner may enter into Partner Agreements with any Limited Partner that affect the terms hereof and the terms of such Partner Agreement shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

(b) Subject to Sections 3.1(d)(iii) and 3.1(g)(iii), it is acknowledged and agreed that none of the admission of any Additional Limited Partner, the adoption of any Unit Designation, the issuance of any Units or Class C Non-Equity Interests, or the delegation of any power or authority to any committee (or its chairman) shall be considered an amendment of this Agreement that requires the approval of any Limited Partner.

(c) Notwithstanding any other provision in this Agreement, other than Sections 3.1(d)(iii) and 3.1(g)(iii), no Limited Partner other than an Active Individual LP shall have any voting or consent rights under this Agreement for any reason. Any Active Individual LP may vote or consent on behalf of its Related Trust. The Interests of any Limited Partner without direct or indirect voting or consent rights shall be disregarded for purposes of calculating any thresholds under this Agreement.

Section 10.3 Successors, Counterparts. This Agreement and any amendment hereto in accordance with Section 10.2 shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Partners, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 10.4 Applicable Law; Submission to Jurisdiction; Severability.

(a) This Agreement and the rights and obligations of the Partners shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than in respect of Section 2.13 which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

(c) Each International Partner irrevocably consents and agrees that (i) any action brought to compel arbitration or in aid of arbitration in accordance with the terms of this Agreement, (ii) any action confirming and entering judgment upon any arbitration award, and (iii) any action for temporary injunctive relief to maintain the status quo or prevent irreparable harm, may be brought in the state and federal courts of the State of New York and, by execution and delivery of this Agreement, each International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts for such purpose and to the non-exclusive jurisdiction of such courts for entry and enforcement of any award issued hereunder.

(d) Each Partner that is not an International Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the state and federal courts of the State of New York for any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof.

(e) Each Partner further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified or registered mail return receipt requested or by receipted courier service in the manner set forth in Section 10.10, provided that each International Partner hereby irrevocably designates CT Corporation System, 111 Eighth Avenue, Broadway, New York, New York 10011, as his designee, appointee and agent to receive, for and on behalf of himself, service of process in the jurisdictions set forth above in any such action or proceeding and such service shall, to the extent permitted by applicable law, be deemed complete ten (10) days after delivery thereof to such agent, and provided further that, although it is understood that a copy of such process served on such agent will be promptly forwarded by mail to the relevant International Partner, the failure of such International Partner to receive such copy shall not, to the extent permitted by applicable law, affect in any way the service of such process.

Section 10.5 Arbitration.

(a) Any dispute, controversy or claim between the Partnership and one or more International Partners arising out of or relating to this Agreement or the breach, termination or validity thereof or concerning the provisions of this Agreement, including whether or not such a dispute, controversy or claim is arbitrable (“International Dispute”) shall be resolved by final and binding arbitration conducted in English by three arbitrators in New York, New York, in accordance with the JAMS International Arbitration Rules then in effect (the applicable rules being referred to herein as the “Rules”) except as modified in this Section 10.5.

(b) The party requesting arbitration must notify the other party of the demand for arbitration in writing within the applicable statute of limitations and in accordance with the Rules. The written notification must include a description of the claim in sufficient detail to advise the other party of the nature of the claim and the facts on which the claim is based.

(c) The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within 14 days of the designation of the second of the two arbitrators. If practicable, each arbitrator shall have relevant financial services experience. If any arbitrator is not timely appointed, at the request of any party to the arbitration such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by JAMS shall be, if practicable, a retired federal judge, without regard to industry-related experience.

(d) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such other provisional remedies as may be available, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that such court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) There shall be documentary discovery consistent with the Rules and the expedited nature of arbitration. All disputes involving discovery shall be resolved promptly by the chair of the arbitral tribunal.

(f) No witness or party to a claim that is subject to arbitration shall be required to waive any privilege recognized by applicable law.

(g) It is the intent of the parties that, barring extraordinary circumstances as determined by the arbitrators, the arbitration hearing pursuant to this Agreement shall be commenced as expeditiously as possible, if practicable within nine months after the written demand for arbitration pursuant to this Section 10.5 is served on the respondent, that the hearing shall proceed on consecutive Business Days until completed, and if delayed due to extraordinary circumstances, shall recommence as promptly as practicable. The parties to the International Dispute may, upon mutual agreement, provide for different time limits, or the arbitrators may extend any time limit contained herein for good cause shown. The arbitrators shall issue their final award (which shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based) as soon as practicably, if possible within a time period not to exceed 30 days after the close of the arbitration hearing.

(h) Each party to an arbitration hereby waives any rights or claims to recovery of damages in the nature of punitive, exemplary or multiple damages, or to any form of damages in excess of compensatory damages and the arbitral tribunal shall be divested of any power to award any such damages.

(i) Any award or decision issued by the arbitrators pursuant to this Agreement shall be final, and binding on the parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

(j) Any arbitration conducted pursuant hereto shall be confidential. No party or any of its agents shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other in the arbitration proceedings or about the existence, contents or results of the proceedings except (i) as may be required by a governmental authority or (ii) as required in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by clause (i) in the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect their interests.

Section 10.6 Filings. Following the execution and delivery of this Agreement, the General Partner or its designee shall promptly prepare any documents required to be filed and recorded under the Act, and the General Partner or such designee shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Partnership may hereafter establish a place of business. The General Partner or such designee shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 10.7 Power of Attorney. Each Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, deliver and file (a) any amendment to the Certificate of Limited Partnership required because of an amendment to this Agreement or in order to effectuate any change in the partners of the Partnership, (b) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership or to dissolve the Partnership or for any other purpose consistent with this Agreement and the transactions contemplated hereby. The power of attorney granted hereby is coupled with an interest and shall (i) survive and not be affected by the subsequent death, incapacity, Disability, dissolution, termination or bankruptcy of the Partner granting the same or the Transfer of all or any portion of such Partner’s Interest and (ii) extend to such Partner’s successors, assigns and legal representatives.

Section 10.8 Headings and Interpretation. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof. Wherever from the context it appears appropriate, (i) each pronoun stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter, and (ii) references to “including” shall mean “including without limitation.”

Section 10.9 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 10.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, e-mail or similar writing) and shall be given to such party (and any other Person designated by such party) at its address, facsimile number or e-mail address set forth in a schedule filed with the records of the Partnership or such other address, facsimile number or e-mail address as such party may hereafter specify to the General Partner. Each such notice, request or other communication shall be effective (a) if given by facsimile, when transmitted to the number specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received, (b) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (c) if given by e-mail, when transmitted to the e-mail address specified pursuant to this Section 10.10 and the appropriate confirmation of receipt is received or (d) if given by any other means, when delivered at the address specified pursuant to this Section 10.10.

Section 10.11 Waiver of Right to Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

Section 10.12 Partnership Counsel. Each Limited Partner hereby acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP and any other law firm retained by the General Partner in connection with the management and operation of the Partnership, or any dispute between the General Partner and any Limited Partner, is acting as counsel to the General Partner and as such does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

Section 10.13 Survival. Except as otherwise expressly provided herein, all indemnities and reimbursement obligations made pursuant to Sections 2.9 and 2.10, all prohibitions in Sections 2.12, 2.13 and 2.18 and the provisions of this Section 10 shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers).

Section 10.14 Ownership and Use of Name. The name “OZ” is the property of the Partnership and/or its Affiliates and no Partner, other than the General Partner (subject to the second sentence of this Section 10.14 and the terms of the Governance Agreement), may use (a) the names “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any name that includes “OZ,” “Och,” “Och-Ziff,” “Och-Ziff Capital Management Group,” “Och-Ziff Capital Management Group LLC,” “Och-Ziff Holding Corporation,” “Och-Ziff Holding LLC,” “OZ Advisors LP,” “OZ Advisors II LP” or “OZ Management LP” or any variation thereof, or any other name of the General Partner or the Partnership or their respective Affiliates, (b) any other name to which the name of the Partnership, the General Partner, or any of their Affiliates is changed, or (c) any name confusingly similar to a name referenced or described in clause (a) or (b) above, including, without limitation, in connection with or in the name of new business ventures, except pursuant to a written license with the Partnership and/or its Affiliates that has been approved by the General Partner. The General Partner may use and permit others to use the names and marks “Och”, “Ziff” and “Och-Ziff” in connection with the business of the Partnership until and including December 31, 2019, following which the General Partner shall cease using such names and marks as names, trademarks or service marks; provided, however, that the foregoing shall not prevent (i) the Och-Ziff Group from continuing to use such names and marks as expressly required by applicable law, regulation or order, and (ii) the Och-Ziff Group from referring to its former name and mark (for example, “formerly known as the Och-Ziff Group”).

Section 10.15 Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

Section 10.16 Entire Agreement. This Agreement, together with any Partner Agreements and, to the extent applicable, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Governance Agreement and the Class B Shareholders Agreement, constitutes the entire agreement among the Partners with respect to the subject matter hereof and, as amended and restated herein, supersedes any agreement or understanding entered into as of a date prior to the date hereof among or between any of them with respect to such subject matter, including (without limitation), the Initial Partnership Agreement, the Prior Partnership Agreement and all Supplementary Agreements. If any provision contained in this Agreement is in conflict with, or inconsistent with, Article II, Article III, Article IV or Article V of the Governance Agreement (such Articles, the “Governance Articles”), the Governance Articles shall govern and control.

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above by the undersigned.

GENERAL PARTNER:

OCH-ZIFF HOLDING LLC,
a Delaware limited liability company

By:	/s/ Thomas Sipp
Name: Thomas Sipp
Title:	Chief Financial Officer

Agreed and acknowledged for purposes of Sections 3.1(d)(iii), 3.1(g)(iii) and 3.1(n) only:

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, a Delaware limited liability company

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	CFO and Executive Managing Director

Exhibit A: Form of General Release

I, ______________, in consideration of and subject to the terms and conditions set forth in the Amended and Restated Agreement of Limited Partnership of OZ Advisors II LP to which this General Release is attached (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”) and any Partner Agreement, and intending to be legally bound, do hereby release and forever discharge the Och-Ziff Group, from any and all legally waivable actions, causes of action, covenants, contracts, claims, sums of money or liabilities, which I or any of my Related Trusts, my or their heirs, executors, administrators, and assigns, or any of them, ever had, now have, or hereafter can, shall, or may have, by reason of any act or omission occurring on or before the date that I sign this General Release, including, but not limited to, with respect to my service to, or affiliation with, the Partnership and its Affiliates, and my Withdrawal or Special Withdrawal from the Partnership. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

By signing this General Release, to the fullest extent permitted by law, I waive, release, and forever discharge the Och-Ziff Group from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs or damages, whether known or unknown, in law or in equity, by contract, tort, law of trust, or pursuant to U.S. federal, state, local, or non-U.S. statute, regulation, ordinance, or common law, which I or any of my Related Trusts ever have had, now have, or may hereafter have, based upon, or arising from, any fact or set of facts, whether known or unknown to me, from the beginning of time until the date of execution of this General Release, arising out of, or relating in any way to, my service to, or affiliation with, the Partnership and its Affiliates or other associations with the Och-Ziff Group, or any cessation thereof. I acknowledge and agree that I am not an employee of any of the Partnership or any of its Affiliates. Nevertheless, and without limiting the foregoing, in the event that any administrative agency, court, or arbitrator might find that I am an employee, I acknowledge and agree that this General Release constitutes a waiver, release, and discharge of any claim or right based upon, or arising under any U.S. federal, state, local, or non-U.S. fair employment practices and equal opportunity laws, including, but not limited to, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Family Medical Leave Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the New York State and New York City anti-discrimination laws, including all amendments thereto, and the corresponding fair employment practices and equal opportunities laws in non-U.S. jurisdictions that may be applicable.

I also understand that I am releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as set forth in the Limited Partnership Agreement and any Partner Agreement, having any bearing whatsoever on the terms and conditions of my service to the Partnership and its Affiliates, and the cessation thereof; provided that, this General Release shall not prohibit me from enforcing my rights, if any, under the Limited Partnership Agreement, any Partner Agreement, or this General Release, including, without limitation, any rights to indemnification or director and officer liability insurance coverage.

I expressly acknowledge and agree that, by entering into this General Release, I am waiving any and all rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), if any, which have arisen on or before the date of execution of this General Release (the “Effective Date”). I also expressly acknowledge and agree that:

a.	In return for this General Release, I will receive consideration, i.e., something of value beyond that to which I was already entitled before entering into this General Release;

b.	I am hereby advised in writing by this General Release of my opportunity to consult with an attorney before signing this General Release;

c.	I have [twenty-one (21)] days to consider this General Release (although I need not take all twenty-one (21) days and may choose to voluntarily execute this General Release earlier); and

d.

I have [seven (7)] days following the date that this General Release is executed (the “Revocation Period”) in which to revoke this General Release. To be effective, such revocation must be in writing and delivered to the Och-Ziff Group, as set forth in Section 10.01 of the Limited Partnership Agreement, within the Revocation Period.

Nothing herein shall prevent me from cooperating in any investigation by a governmental agency or from seeking a judicial determination as to the validity of the release with regard to age discrimination claims consistent with the ADEA.

I acknowledge that I have been given sufficient time to review this General Release. I have consulted with legal counsel or knowingly and voluntarily chosen not to do so. I am signing this General Release knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts provided for in the Limited Partnership Agreement and any Partner Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Limited Partnership Agreement, any Partner Agreement and this General Release.

I acknowledge and agree that Skadden, Arps, Slate, Meagher & Flom LLP, and any other law firm retained by any member of the Och-Ziff Group in connection with the Limited Partnership Agreement and this General Release, or any dispute between myself and any member of the Och-Ziff Group in connection therewith, is acting as counsel to the Och-Ziff Group, and as such, does not represent or owe any duty to me or to any of my Related Trusts.

I have been given a reasonable and sufficient period of time in which to consider and return this General Release. This General Release will be effective as of the Effective Date.

I have executed this General Release this          day of                     , 20        .

Name:

[NAME OF TRUST]

[By:
Name:	Trustee

By:
Name:	Trustee]

Exhibit B: Form of Class P Common Unit Award Agreement

CLASS P COMMON UNIT AWARD AGREEMENT

Date:

To:

Dear                                 :

We are pleased to confirm that you have been awarded a conditional grant of Class P Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) pursuant to the limited partnership agreements of the Partnerships (the “LPAs”) (your “Class P Unit Grants”). Capitalized terms used in this Award Agreement (this “Award Agreement”) and not defined herein will have the meanings assigned to them in the LPAs.

Your Class P Unit Grants shall be conditionally issued to you by the Partnerships in the numbers specified below and effective as of the grant date specified below:

Class P Unit Grants:

(1) OZM Class P Unit Grant:                          Class P-         Common Units in OZM.

(2) OZA Class P Unit Grant:                      Class P-         Common Units in OZA.

(3) OZAII Class P Unit Grant:                      Class P-         Common Units in OZAII.

Grant Date:                                     .

The Class P Common Units constituting each of your Class P Unit Grants are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein.

You agree that your retention of the Class P Common Units constituting your Class P Unit Grants is subject to, and conditional on, your compliance with the conditions specified in the LPAs (including your Partner Agreements, if applicable) and, by signing this Award Agreement, you acknowledge (i) your receipt of your Class P Unit Grants described above, (ii) your receipt of the LPAs, and (iii) that you receive the Class P Common Units subject to the terms and conditions of the LPAs.

This Award Agreement may be signed in counterparts and all signed copies of this Award Agreement will together constitute one original. This Award Agreement shall be a “Partner Agreement” (as defined in the LPAs).

Please sign this Award Agreement in the space provided below to confirm your Class P Unit Grants and return a copy at your earliest convenience.

Acknowledged and agreed as of the date set forth above:

Name:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation,
its General Partner

By:
Name:
Title:

OZ ADVISORS II LP

By:	Och-Ziff Holding LLC,
its General Partner

By:
Name:
Title:

Exhibit C: Unit Designation of the Class A Cumulative Preferred Units

Exhibit 4.3

EXECUTION VERSION

OZ ADVISORS II LP

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

OZ ADVISORS II LP, a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 7, 2019, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of February 7, 2019 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series is and shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit is and shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Class A Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units are and shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, are and shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Accrued Unrecognized Incentive” means, with respect to any investment fund, investment account or other investment vehicle (including a “fund-of-one”) with a commitment period of more than one year, any performance-based amounts or incentive compensation allocated (including provisionally) or accrued with respect to such fund, account and vehicle, including, without limitation, any carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing.

“AC Delegation” has the meaning has the meaning assigned to it in Section 9(h) hereof.

“Advisors II Incremental Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Advisors II Initial Loans” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Alternate Investment Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Annual Capital Expenditures” means, with respect to each fiscal year of the Company, the aggregate of all expenditures by the Company and its consolidated Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Company and its consolidated Subsidiaries. For the avoidance of doubt, Annual Capital Expenditures shall exclude real estate leases that may be capitalized for accounting purposes.

“Applicable Fund” has the meaning assigned to it in section 9(h)(i) hereof.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any person, in one transaction or a series of transactions, of all or any part of any of the Company’s, the Operating Group Entities’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests (as defined in the Senior Subordinated Loan Agreement) of the Company, the Operating Group Entities or any of their respective Subsidiaries, other than (i) inventory sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business, (iii) (A) leases or subleases of any real property leased or subleased by the Company as of the Issuance Date and (B) licenses, sublicenses, leases or subleases of real property granted to others not interfering in any material respect with the business of the Company, the Operating Group Entities and their Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration (including, at the time of calculation, all earn-out payments, installment payments and other deferred purchase price obligations) of less than $2 million in the aggregate during any fiscal year of the Company and in an aggregate amount not to exceed $5 million while any Class A Preferred Units are outstanding, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property between or among the Company, the Operating Group Entities and any of their respective wholly-owned Subsidiaries, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions (as defined in the Senior Subordinated Loan Agreement), (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property in connection with the Specified Transactions (as defined in the Senior Subordinated Loan Agreement), constituting Specified OZ Intellectual Property (as defined in the Senior Subordinated Loan Agreement), (ix) sales or other transfers or dispositions of Margin Stock (as defined in the Senior Subordinated Loan Agreement), (x) issuances by the Company or the Operating Group Entities to any person other than the Company, the Operating Group Entities or a Subsidiary of its Equity Interests (including, for the avoidance of doubt, Och-Ziff Operating Group A-1 Units, Och-Ziff Operating Group E Units (in each case, as defined in the Senior Subordinated Loan Agreement)), Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable (in each case, as defined in the Senior Subordinated Loan Agreement), including the exchange or conversion of any of the foregoing, whether for Class A Shares, other Equity Interests, or otherwise, in the case of any such exchange or conversion, pursuant to the exchange agreements or conversion agreements relating thereto, including any exchange agreements or conversion agreements, or any amendments, restatements or replacements of any exchange agreements or conversion agreements, entered into in connection with the Specified Transactions, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements in the ordinary course of operation of the Company’s cash management practices, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-Cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments (as defined in the Senior Subordinated Loan Agreement) not prohibited under this Unit Designation, (xv) investments (including in the form of Cash and Cash Equivalents), and sales, transfers or dispositions of investments, in each case that are made in the ordinary course of business, that are not prohibited by this Unit Designation and that do not constitute a Line of Business Asset Sale (xvi) the release of claims described in the Recapitalization Agreement in connection with the Specified Transactions and (xvii) sales of assets solely for the purpose of facilitating sales of assets into or out of OZ Funds or OZ CLOs in the ordinary course of business.

“Audited Financial Statements” has the meaning assigned to it in Section 18(c) hereof.

“AUI Amount” has the meaning assigned to it in Section 6(a)(ii) hereof.

“AUM” means, as of any date, total fee-paying assets under management of the Company, any Operating Group Entity or any of their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Cash” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Cash Equivalents” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships, or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

Notwithstanding the foregoing, neither the consummation of the Liquidity Redemption nor the occurrence of any of the transactions or actions to be taken on or after the Transition Date in accordance with the terms of the Governance Agreement shall constitute a Change of Control Event.

“CLO AUM” means, as of any date, any AUM that is attributable to an OZ CLO.

“Committed Cash” means, as of the end of each fiscal quarter of the Company beginning with the quarter ended December 31, 2018, the sum of all Cash and Cash Equivalents reserved by the Company or its consolidated Subsidiaries (i) in respect of any incentive fees received in Cash during the applicable quarter to the extent such fees may be subject to reversal in future periods and not recorded as income in the Company’s financial statements; (ii) in respect of cumulative bonus accruals as reported in the Company’s financial statements for such quarter that are expected to be settled in cash by the end of the first quarter of the following fiscal year; (iii) in respect of any grant of deferred fund interests; provided that such grants are converted into fund interests by or no later than the first available fund subscription date immediately after the end of the first quarter of the fiscal year; (iv) in respect of cumulative obligations under the Tax Receivable Agreement accrued for in the Company’s Distributable Earnings that have not yet been paid; (v) reserved in respect of any accrued contingent liabilities determined in accordance with GAAP, (vi) to satisfy any applicable then existing regulatory or contractual requirement to deposit or hold back cash in reserve and which is entered into in the ordinary course of business; provided that the Company shall not be permitted to include any reserve for contractual requirements related to compensation of its current or former officers, managing directors or employees pursuant to this clause (vi) (it being understood that reserves related to compensation may be included as set forth in clauses (ii) and (iii) above); (vii) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnership or its Subsidiaries in Och-Ziff products as of the Issuance Date in new Och-Ziff products, provided that such proceeds are reinvested within 12 months of receipt thereof; (viii) in respect of any deferred rent consistent with the Company’s accounting practices as of September 30, 2018; and (ix) in respect of anticipated working capital adjustments in each of the first three fiscal quarters of the Company’s fiscal year only in an amount that does not exceed $10.0 million per quarter, provided that (a) such increase in reserves shall not be included in any fiscal quarter unless the Company had Economic Income of at least such amount during such quarter, and (b) such cumulative amount shall be reduced to zero at the end of such fiscal year.

“Commitment” has the meaning assigned to it in the Senior Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and any successors thereto.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Senior Credit Facility.

“Currency Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Designated Accrued Unrecognized Incentive” means any gross proceeds received in cash resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds.

“Designated Officers” has the meaning assigned to it in Section 10(d) hereof.

“Designated Proceeds” means, collectively, any Net Accrued Unrecognized Incentive and not less than 85% of the Net Cash Proceeds from any Asset Sales (“Asset Sale Designated Proceeds”).

“Discount Termination Event” means any of (i) any material “Default” or “Event of Default” under the Senior Credit Facility or the Senior Subordinated Loan Agreement; provided, that a Discount Termination Event shall cease to have occurred if such “Default” or “Event of Default” is cured; (ii) a decrease in Non-Affiliate AUM in excess of $7,152,054,711 in the aggregate; (iii) (A) any dissolution, winding up or restructuring of any of the Operating Group Entities, (B) a voluntary or involuntary bankruptcy or insolvency proceeding of the Company or any of the Operating Group

Entities or (C) with respect to the Company or any of the Operating Group Entities, the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for any of the Operating Group Entities; (iv) any final, non-appealable money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company, any Operating Group Entity or any of their respective Subsidiaries and shall remain undischarged, unpaid, unvacated, unbonded or unstayed for a period of sixty days; or (v) the delisting of the Company by the New York Stock Exchange.

“Discretionary Basket” has the meaning assigned to it in Section 6(c) hereof.

“Discretionary Reserve Funds” has the meaning assigned to it in Section 6(c) hereof.

“Distributable Earnings” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries determined on the basis of distributable earnings, in accordance with the methodology utilized by the Company to derive distributable earnings in the Company’s earnings press release for such period. Notwithstanding the foregoing, the following items shall not be taken into account in calculating Distributable Earnings, (i) for the fiscal quarter ended December 31, 2018, any Tax Receivable Agreement related payments accrued for the 2017 and 2018 tax years that are no longer payable as a result from the February 7, 2019 amendment of the Tax Receivable Agreement, and (ii) for each period during the fiscal year ended December 31, 2019, the impact of any reversal of any such Tax Receivable Agreement payments.

“Distribution Holiday” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%;

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%;

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“DSO” means Daniel S. Och.

“Economic Income” means, for any period, an amount calculated on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with the principles set forth on Schedule A hereto, applied in a manner consistent with the manner utilized by Och-Ziff to derive economic income in Och-Ziff’s earnings press release for the quarter ended September 30, 2018, plus (a) net proceeds received in connection with any disposition of Risk Retention Interests with respect to existing U.S. OZ CLOs that were previously held for purposes of complying with Section 15G of the Exchange Act and related regulations (as long as such disposition is not an Asset Sale), minus (b) the sum of (i) any amounts contributed to the Operating Partnerships pursuant to the Operating Partnerships’ share in cash payments due under the Tax Receivable Agreement; (ii) amounts invested and expenses incurred in connection with the acquisition of Risk Retention Interests and related permitted assets by Qualifying Risk Retention Subsidiaries; and (iii) amounts of any Annual Capital Expenditures; provided, that the sum of clauses (a) and (b) shall not exceed $9.0 million per year; minus (c) Permitted RSU Settlements; minus (d) the amount of any amortization payments on the Initial Loans required to be paid pursuant to the terms of the Senior Subordinated Loan Agreement; minus (e) the amount of any distributions or dividends paid on any Operating Group Class A Preferred Units; minus (f) Permitted Dividends. For the avoidance of doubt and without limiting Section 6(a)(ii), the calculation of Economic Income shall be adjusted accordingly to reflect the fact that any Net Accrued Unrecognized Incentive that constitutes Designated Proceeds will be distributed pursuant to Section 6(a)(ii). Sublease losses and expenses recognized for accounting purposes where there is no corresponding cash outflow will be initially excluded from Economic Income. Net cash outflows on the lease and sublease arrangement in a given period, that are not otherwise normally accounted for as an operating expense in Economic Income, should be reflected as a net decrease (or increase) adjustment to the stated Economic Income for the period such amounts are incurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Excess Distributable Earnings Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Excess RSU Settlements” means any cash paid in connection with the settlement of restricted stock units issued by the Company or the Operating Partnerships in excess of the Permitted RSU Settlements.

“Exchange Date” means March 31, 2022.

“Exchange Notice” has the meaning assigned to it in Section 7(b) hereof.

“Free Cash Balance” means, as of the end of each fiscal quarter of the Company, an amount equal to the difference between Total Cash and Committed Cash. For the avoidance of doubt, to the extent any amounts are reserved under the Discretionary Basket in accordance with Section 6(c) hereof such amounts shall reduce the Free Cash Balance.

“GAAP” means the United States generally accepted accounting principles in effect as of the Issuance Date.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, entered into by and among the Company, the Intermediate Holding Companies, the Operating Partnerships and Daniel S. Och, as the same may be amended, supplemented, modified or replaced from time to time.

“Holders’ Committee” has the meaning assigned to it in Section 10(a) hereof.

“Indebtedness” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Interest Rate Agreement” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Issuance Date” means February 7, 2019.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit, or any material portion or interest therein, of the Company, any Operating Group Entity or any of their respective Subsidiaries that receives advisory fee income, in one transaction or a series of related transactions.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Liquidity Redemption” has the meaning assigned to it in the Governance Agreement.

“Loan Exchange Option” has the meaning assigned to it in Section 7(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Redemption Notice” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Notice Date” has the meaning assigned to it in Section 6(a)(v) hereof.

“Mandatory Redemption Trigger Date” has the meaning assigned to it in Section 6(a)(i) hereof.

“Minimum Free Cash Balance” means $200,000,000, as adjusted pursuant to Section 9(g) hereof.

“Net Accrued Unrecognized Incentive” means any Designated Accrued Unrecognized Incentive net of compensation paid to any current or former officer, executive managing director or employee of the Company, any Operating Partnership, any OZ Fund or their respective subsidiaries arising from such realization to the extent such compensation is consistent with the compensation allocations set forth on Schedule B hereto.

“Net Cash Proceeds” means with respect to any Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, the release of any reserve amount described in clause (C) hereof, purchase price adjustment or earn-out or otherwise, but only as and when so received) by the Company, the Operating Group Entities or any of their respective Subsidiaries, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts payable on any Indebtedness that is secured by the property and that is subject to mandatory prepayment in connection with such Asset Sale and that is repaid in connection with such Asset Sale, (B) taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased tax distribution reasonably expected to be made as a result of such Asset Sale and (C) any reserve for adjustment established in accordance with GAAP in respect of (x) the sale price of such property and (y) any liabilities associated with such property and retained by the Company, the Operating Group Entities or any of their respective Subsidiaries after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that any reserve described in this clause (C) that is subsequently released shall be counted as Net Cash Proceeds; provided further that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received following such Asset Sale by the Company, the Operating Group Entities or any of their respective Subsidiaries in any such Asset Sale (but only as and when so received).

“New NEO Units” has the meaning assigned to it in Section 10(d) hereof.

“Non-Affiliate AUM” means, as calculated as of the last day of each fiscal quarter of the Company, AUM excluding (A) the AUM related to the entities identified in writing and delivered to the Holders’ Committee on the Issuance Date, (B) CLO AUM and (C) any amounts redeemed by DSO or former executive managing directors of the Company or any of their respective affiliates (including any funds or investments subject to the Liquidity Redemption).

“Non-CLO AIS Investments” has the meaning assigned to it in Section 9(c)(xxi) hereof.

“Obligations” has the meaning assigned to it in the Senior Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 14 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Management LP and OZ Advisors LP.

“OZ CLO” means any collateralized loan obligation funds or similar investment entities (including warehouse facilities) managed by any Operating Group Entity or its Affiliates.

“OZ Fund” means (1) any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity or any of its Affiliates in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive allocations and fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement and (2) with respect to the definitions of Asset Sales, Committed Cash, Net Accrued Unrecognized Incentive, Subsidiary, Sections 6(c), 9(c), 9(d), 9(h), 10(d) and 10(e) and Schedules B and C, has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Oz Manager Entity” has the meaning assigned to it in Section 9(h)(i) hereof.

“Oz Parties” has the meaning assigned to it in Section 9(c) hereof.

“OZ Subsidiary” has the meaning assigned to it in the Senior Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 9(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses conducted by the Company, the Operating Partnerships or their Affiliates as of the Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Permitted Dividends” means dividends or distributions made by the Company on its Class A Shares, and, without duplication, the Operating Partnerships to fund such dividends or distributions, annually in an aggregate amount equal to not less than 20% of the Company’s annual Distributable Earnings or more than 30% of Distributable Earnings; provided, that, if the minimum amount of dividends or distributions eligible to be made hereunder would be $1.00 or less per Class A Share, then up to $1.00 per Class A Share (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date).

“Permitted RSU Settlements” means the amount of any cash paid in connection with the normal course settlement for up to 2 million restricted stock units issued by the Company or the Operating Partnerships (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date); provided that the amount of cash paid per restricted stock unit shall not exceed 50% of the value of such restricted stock unit.

“Permitted Stock Buybacks” means the repurchase by the Company of its Class A Shares, and, without duplication, any distributions, dividends or repurchases of units made by the Operating Partnerships to fund such repurchases, with proceeds from the Discretionary Basket in an amount not to exceed $25 million in the aggregate (including any amounts in respect of any Excess RSU Settlements).

“Preceding Year” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

“Qualifying Risk Retention Subsidiary” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“Quarterly Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

“Redemption Discount Percentage” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) subject to clause (iii) hereof, 75% with respect to redemptions occurring during the period commencing on the Issuance Date and ending on March 31, 2021;

(ii) subject to clause (iii) hereof, 90% with respect to redemptions occurring during the period commencing on April 1, 2021 and ending on the day immediately prior to the Exchange Date; and

(iii) 100% with respect to redemptions occurring on or after the Exchange Date or the occurrence of a Discount Termination Event.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reserve Period” has the meaning assigned to it in Section 6(c) hereof.

“Restricted Activities” has the meaning assigned to it in Section 6(c) hereof.

“Revolving Commitments” has the meaning assigned to it in the Senior Credit Facility.

“Risk Retention Interests” has the meaning assigned to it in the Senior Subordinated Loan Agreement.

“ROFR Notice” has the meaning assigned to it in Section 14 hereof.

“Seller” has the meaning assigned to it in Section 14 hereof.

“Senior Credit Facility” means that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as amended by Amendment No. 1, dated as of February 7, 2019, among OZ Management LP, as borrower, the other Operating Partnerships, as guarantors, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Credit Facility, (i) such defined terms shall have the respective meanings set forth in the Senior Credit Facility as in effect as of the Issuance Date and (ii) references to the “Borrower” shall mean the Partnership and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Credit Facility Repayment” has the meaning assigned to it in Section 6(a)(i) hereof.

“Senior Subordinated Loan Agreement” means that certain Senior Subordinated Term Loan and Guaranty Agreement, dated as of February 7, 2019, among the Operating Partnerships, as borrowers and guarantors, the other guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, and the other parties thereto, as amended, restated, modified or supplemented from time to time in accordance with Section 9 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Senior Subordinated Loan Agreement, references to “Advisors II” shall mean the Partnership, references to a “Borrower” shall include the Partnership in its capacity as a borrower unless such defined term refers solely to a borrower other than the Partnership, or to a class of loans to a different borrower, and “Credit Parties” shall mean the Company, the Operating Partnerships and their respective Subsidiaries.

“Senior Subordinated Loans” means the “Initial Loans” and the “Incremental Loans”, each as defined in the Senior Subordinated Loan Agreement.

“Specified Funds” means the funds identified in writing and delivered to the Holders’ Committee on the Issuance Date.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund, any OZ CLO or any of their respective Subsidiaries.

“Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement by and among inter alia the Company, Oz Holding Corp., Oz Holding LLC, and the Operating Partnerships, dated as of January 12, 2009, as amended, modified or supplemented from time to time.

“Third Party Buyer” has the meaning assigned to it in Section 14 hereof.

“Total Cash” means, as of the end of each fiscal quarter of the Company, the sum of all Cash and Cash Equivalents of the Company and its Subsidiaries.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Transition Date” has the meaning assigned to it in the Governance Agreement.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $97.80, subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units after the Issuance Date.

“Year End Delivery Date” has the meaning assigned to it in Section 18(a) hereof.

3. Distributions; Allocations.

(a) Annual Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee, be payable in arrears on the 27th day of February of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of February; provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of this Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, Permitted Dividends, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, any Permitted Stock Buybacks, the redemption or repurchase of any Operating Group Class A Preferred Units and distributions or transactions necessary to make any payment when due under the Senior Credit Facility or the Senior Subordinated Loan Agreement or when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the Issuance Date, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the Issuance Date or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Senior Credit Facility) and OZ CLOs and their respective Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.2 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) reduced by an amount equal to the discount applied to any Class A Preferred Units that were redeemed during the applicable period minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the Issuance Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Discount Percentage and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption; Discretionary Basket.

(a) Certain Mandatory Redemption Events.

(i) During the Distribution Holiday and commencing with the fiscal quarter ended December 31, 2018, subject to clause (c) below, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company (each, a “Mandatory Redemption Trigger Date”), (x) the Company and the Operating Partnerships shall use all Economic Income with respect to such fiscal quarter and, (y) in the fourth quarter of each fiscal year only, an amount equal to the excess of the Free Cash Balance as of December 31 of the applicable fiscal year over the Minimum Free Cash Balance, if any in the case of this clause (y) irrespective of the amount of Economic Income with respect to such fiscal quarter (provided that such amounts shall be calculated without duplication with respect to the amount of any Designated Proceeds required to be applied pursuant to clause 6(a)(ii) below) to (A) repay Obligations under the Senior Credit Facility until all such Obligations are repaid in full and the Senior Credit Facility is no longer in effect (such repayment, the “Senior Credit Facility Repayment”); provided that, for the avoidance of doubt, any such repayment that is a prepayment of principal in respect of Revolving Loans (under the Senior Credit Facility) shall be accompanied by a concurrent permanent reduction and termination of Revolving Commitments and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). The Company and the Operating Partnership shall be obligated to make any repayments or redemptions required by this Section 6(a)(i) only to the extent that after giving effect to such repayment or redemption the Free Cash Balance of the Company and its Subsidiaries, taken as a whole, shall equal at least the Minimum Free Cash Balance.

(ii) Subject to clause (c) below, no later than (A) the 6th day following the receipt of any Asset Sale Designated Proceeds or (B) than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the applicable fiscal quarter of the Company with respect to any Net Accrued Unrecognized Incentive that represents Designated Proceeds, the Company and the Operating Partnerships shall use such Designated Proceeds to (A) effect all or a portion of the Senior Credit Facility Repayment and (B) following the Senior Credit Facility Repayment, deliver a Mandatory Redemption Notice to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). To the extent any of the Designated Proceeds are used to effect any portion of the Senior Credit Facility Repayment pursuant to clause (A) of the foregoing sentence (such portion, the “AUI Amount”), then, following the Senior Credit Facility Repayment, no later than the 6th day following the Quarterly Delivery Date and the Year End Delivery Date, as applicable, for the fiscal quarter of the Company in which the Senior Credit Facility Repayment occurs and each fiscal quarter thereafter, the Company and the Operating Partnerships shall, deliver a Mandatory Redemption Notice and use proceeds received in cash and realized from Accrued Unrecognized Incentive (net of compensation paid to the extent such compensation is consistent with the compensation allocations described on Schedule C) (other than the Designated Accrued Unrecognized Incentive) in an amount equal to the AUI Amount to redeem all or a portion of the Operating Group Class A Preferred Units in accordance with this Section 6(a). For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 6(a) are not subject to the Minimum Free Cash Balance.

(iii) From and after March 31, 2022 and so long as the Senior Credit Facility Repayment shall have occurred, if the sum of (I) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests (other than Operating Group Class A Preferred Units) during such Preceding Year, or were available for such uses (but not so used) and (II) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(iv) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the product of the Redemption Discount Percentage and the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible, the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit. For the avoidance of doubt, the Company and the Operating Partnerships shall not be required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units with any cash used or reserved by the Company pursuant to Section 6(c)(i) or Section 6(c)(ii).

(v) To the extent the Partnership is required to make a mandatory redemption pursuant to this Section 6(a), the Partnership shall give notice (each, a “Mandatory Redemption Notice”) of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption (such notice date, the “Mandatory Redemption Notice Date”) and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Redemption Notice Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(v), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 10 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Sections 6(a)(i) and (ii) hereof and (2) 30 days after providing notice as provided in this Section 6(a)(v) with respect to redemptions made pursuant to Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(vi) In the event that the Oz Parties or any of their Subsidiaries are prohibited from using any Designated Proceeds to redeem any of the Operating Group Class A Preferred Units under this Section 6 at a time when such Designated Proceeds are required to be applied to redeem the Operating Group Class A Preferred Units, then such Designated Proceeds shall be subject to the escrow requirements set forth in the Governance Agreement, and to the extent so applied, the Oz Parties shall be deemed to have complied with the requirements hereunder with respect to such Designated Proceeds.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior to the earlier of (x) the date that is 20 days following the Change of Control Event and (y) the date on which the repayment in full of all Obligations under the Senior Credit Facility and the termination of all Commitments thereunder has occurred (the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no earlier than the Mandatory Change of Control Trigger Date and no later than 10 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem the Class A Preferred Units no later than 10 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption no later than 10 days following the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) Discretionary Basket.

(i) Notwithstanding anything in this Section 6 to the contrary, the Company and the Operating Group Entities shall be permitted to (x) use up to $50 million (the “Discretionary Basket”) in the aggregate or (y) in respect of any fiscal year to the extent the Discretionary Basket has not been used in full, reserve as part of the Discretionary Basket during such fiscal year (the “Reserve Period”) up to $17 million in the aggregate but not to exceed the amount then remaining in the Discretionary Basket (such reserved funds, the “Discretionary Reserve

Funds”), to (i) fund new firm investments or new firm products or (ii) for Permitted Stock Buybacks (including any amounts in respect of Excess RSU Settlements) (collectively, the “Restricted Activities”) and the Company and the Operating Group Entities shall have no obligation to use the Discretionary Basket to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6. The Discretionary Basket shall also not be subject to the Distribution Holiday. If any Discretionary Reserved Funds are not used as part of the Discretionary Basket during the Reserve Period, such Discretionary Reserved Funds shall cease to be reserved for purposes of the Discretionary Basket. The General Partner shall as soon as reasonably practicable notify the Holders’ Committee in writing with respect to the existence and subsequent use of any Discretionary Reserve Funds. For the avoidance of doubt, other than Excess RSU Settlements, the Company and Operating Partnerships shall not use the Discretionary Basket to fund new compensation arrangements for employees.

(ii) For so long as the Company and the Operating Partnership are required to make a Senior Credit Facility Repayment or redeem any Operating Group Class A Preferred Units pursuant to this Section 6, the Company and the Operating Group Entities shall only engage in the Restricted Activities or any other activities related to the strategic expansion of the Company and the Operating Group Entities using funds from the Discretionary Basket and the Company and the Operating Group Entities shall not use any other funds with respect to such activities; provided, that, notwithstanding the foregoing, the following activities shall be permitted and may be funded outside the Discretionary Basket, and amounts used in connection therewith shall not be required to be applied to effect the Senior Credit Facility Repayment or redeem Operating Group Class A Preferred Units as otherwise required pursuant to this Section 6:

(A) investments in Risk Retention Interests with respect to OZ CLOs in an amount not to exceed $7 million in any 12 month period, net of third-party financing or funding incurred in connection therewith;

(B) other investments in OZ CLOs (including warehouse vehicles) in the ordinary course and related investments made in connection with originating or refinancing OZ CLOs in the ordinary course including in connection with resets, re-pricings, redemptions and other OZ CLO life cycle events;

(C) funding of any unfunded capital commitments existing as of the Issuance Date by the Company and the Operating Partnerships to any OZ Funds (excluding OZ CLOs); and

(D) reinvestment of redemption proceeds in respect of existing investments held by the Operating Partnerships in Och-Ziff products as of the Issuance Date in new Och-Ziff products.

7. Exchange at the Option of the Holder

(a) If any Class A Preferred Units remain outstanding on the Exchange Date, a holder of Class A Preferred Units may, in such holder’s sole discretion, exchange its Class A Preferred Units (the “Loan Exchange Option”), in whole or in part, into Advisors II Incremental

Loans in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged, automatically and without any consent or other action of the Partnership. Any such Advisors II Incremental Loans will have terms and conditions identical to those of Advisors II Initial Loans in all respects and will be Loans (as defined in the Senior Subordinated Loan Agreement) for all purposes under the Senior Subordinated Loan Agreement. To the extent the Loan Exchange Option is exercised the holder will automatically be deemed to have exercised such option with respect to all Operating Group Class A Preferred Units issued by the Operating Partnerships and then held by such holder.

(b) In order to exercise the Loan Exchange Option under Section 7(a), a holder must, no later than ten (10) days prior to the Exchange Date, (i) deliver to the Partnership a notice substantially in the form of Exhibit A hereto (an “Exchange Notice”) indicating its exercise of the Loan Exchange Option, and (ii) surrender the Class A Preferred Units to be exchanged to the Partnership. The Partnership shall deliver a notice to each holder of Class A Preferred Units informing such holders of the Exchange Date and Exchange Notice deadline no later than thirty (30) days prior to the Exchange Date.

(c) In the event of an exchange under this Section 7 and in accordance with the applicable provisions of the Senior Subordinated Loan Agreement, the Partnership shall, on the Exchange Date, be deemed to have incurred Advisors II Incremental Loans from each holder of Class A Preferred Units being exchanged on the Exchange Date in an aggregate principal amount equal to the Liquidation Value of the Class A Preferred Units being exchanged on the Exchange Date, in exchange for the Class A Preferred Units. If a holder exercises its Loan Exchange Option, effective immediately prior to the close of business on the Exchange Date, dividends shall no longer accrue on the Class A Preferred Units to be converted and such Class A Preferred Units shall cease to be outstanding.

8. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the Issuance Date, so long as the Senior Credit Facility Repayment shall have occurred, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $150.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares after the Issuance Date), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to the maturity date of the Senior Credit Facility and if all Obligations under the Senior Credit Facility have not been prepaid in accordance with the terms thereof, the General Partner shall redeem the maximum number of Class A Preferred Units permitted under the Senior Credit Facility (including by using all available baskets under the restricted payments covenants), use its reasonable best efforts to obtain the consent of the lenders under the Senior Credit Facility to redeem the remaining Class A Preferred Units, if any, and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent to the extent such consent is required. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 8.

9. Parity Units; Consents; Non-Circumvention; Certain Restrictions.

(a) The Partnership shall not create or issue any Parity Units without the prior written consent of the Holders’ Committee and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 10(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, upon consultation with the Company’s outside counsel, any regulatory or other legal requirements. The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, refinance, refund, replace, renew, restate, amend and restate, amend, supplement or otherwise modify the Senior Credit Facility without the prior written consent of the Holders’ Committee; provided that the foregoing shall not prohibit the amendment of the Senior Credit Facility pursuant to Section 2.14(a)(ii) of the Senior Credit Facility or Section 10 of the Senior Amendment (as defined in the Senior Subordinated Loan Agreement). The Holders’ Committee has provided its prior written consent to the Company’s entry into the Senior Credit Facility based on the terms thereof, as in effect on the Issuance Date.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3(b)(ii) hereof. The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Senior Credit Facility or Senior Subordinated Loan Agreement is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

(c) Without the prior written consent of the Holders’ Committee, the Company and the Operating Partnerships (the “Oz Parties”) shall not, nor shall it permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Indebtedness existing on the Closing Date and listed on Schedule 6.01 of the Senior Subordinated Loan Agreement;

(ii) Indebtedness of (A) any Oz Party to any other Oz Party or any wholly-owned Subsidiary of an Oz Party, and (B) any wholly-owned Subsidiary of an Oz Party to any Oz Party or any other wholly-owned Subsidiary of an Oz Party;

(iii) current liabilities of the Oz Parties or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (A) the borrowing of money or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies;

(v) Indebtedness in respect of judgments or awards in litigation or arbitration only to the extent, for the period and for an amount not resulting in a Discount Termination Event;

(vi) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii) Indebtedness in the form of either a direct obligation of an Oz Party or their respective Subsidiaries or in the form of a guaranty by an Oz Party or their respective Subsidiaries, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(viii) Indebtedness incurred by an Oz Party or their respective Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (excluding guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Oz Party or Subsidiary, as applicable, pursuant to such agreements);

(ix) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (A) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (B) stored value cards, and (C) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xi) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of an Oz Party or their respective Subsidiaries, as applicable;

(xii) Indebtedness of any person (excluding guaranties of obligations of unaffiliated third parties) that becomes a Subsidiary of an Oz Party after the Issuance Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (A) such Indebtedness exists at the time such person becomes a Subsidiary of an Oz Party and is not created in contemplation of or in connection with such person becoming a Subsidiary of an Oz Party; (B) such person becoming a Subsidiary of an Oz Party is permitted under this Unit Designation; and (C) such Indebtedness is non-recourse to the Oz Parties or any of their other respective Subsidiaries;

(xiii) Indebtedness of any Oz Party or their respective Subsidiaries incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations (as defined in the Senior Subordinated Loan Agreement) in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(xiv) Indebtedness incurred in connection with a Permitted Securitization (as defined in the Senior Subordinated Loan Agreement); provided, that recourse to the Oz Parties and their respective Subsidiaries shall be limited to (A) the assets and rights of, and Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries or (B) Unsecured Indebtedness of $50,000,000 in the aggregate with respect to recourse to Oz Parties or their respective Subsidiaries that are Non-SPVS (as defined in the Senior Subordinated Loan Agreement);

(xv) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other contractual obligations of any Oz Party or any of their respective Subsidiaries, in each case entered into in the ordinary course of business;

(xvi) Indebtedness of the Oz Parties or any of their respective Subsidiaries in the nature of any contingent obligations of any Oz Party or any of their respective Subsidiaries (i) to issue, make or apply the proceeds of any capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such persons or (ii) in respect of a pledge of such Oz Party’s or such Subsidiary’s Equity Interests in any OZ Fund or any of their respective subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective subsidiaries, either now existing or newly created;

(xvii) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements in the ordinary course of the Oz Parties or their respective Subsidiaries cash management practices, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(xviii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(xix) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(xx) (A) Indebtedness of Qualifying Risk Retention Subsidiaries that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Qualified Risk Retention Subsidiaries) incurred to finance the purchase or holding of Risk Retention Interests (but excluding any guarantees made by any Qualifying Risk Retention Subsidiary) and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (xx)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxi) (A) Indebtedness of Alternate Investment Subsidiaries (but excluding any guaranties by Alternate Investment Subsidiaries of Indebtedness of other Persons) that is non-recourse to the Oz Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (as defined in the Senior Subordinated Loan Agreement) constituting side-by-side investments in OZ Funds or other investment vehicles that, in each case, (I) are primarily managed for the account of third parties and (II) except in the case of investments in warehouse facilities, ramp-up vehicles or similar arrangements in the ordinary course of business (which, in the case of AIS Investments in warehouse facilities, ramp-up vehicles or similar arrangements in OZ Funds that do not constitute OZ CLOs (as defined in the Senior Subordinated Loan Agreement) (“Non-CLO AIS Investments”), Indebtedness of Alternate Investment Subsidiaries in respect of such Non-CLO AIS Investments shall be limited to $50,000,000 outstanding at any time that third party investments in such Non-CLO AIS Investment are not otherwise compliant with this clause (II)), the aggregate amount invested by Alternate Investment Subsidiaries in any particular OZ Fund or investment vehicle does not exceed 10% of the aggregate amount invested by all parties in such OZ Fund or investment vehicle, taking into account all investments in such OZ Fund or investment vehicle and after giving effect to all third-party investments and the funding of all third-party commitments, and any extensions, renewals, refinancings, refundings and replacements of any such Indebtedness, and (B) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (xxi)(A), in each case of the foregoing clauses (A) and (B), incurred in the ordinary course of business;

(xxii) guaranties by any Oz Party, or guaranties by any of their respective Subsidiaries of Indebtedness of any other Subsidiary that is not an Oz Party, in each case with respect to Indebtedness permitted under clauses (i) through (xi), (xiii), (xv) through (xix) and (xxiii) of this Section 9(c); and

(xxiii) (A) Indebtedness incurred in respect of the Senior Secured Credit Facility (including all Obligations) and the Senior Subordinated Loan Agreement (including all “Obligations” as defined therein), and (B) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(d) Without the prior written consent of the Holders’ Committee, no Oz Party shall, nor shall it permit any of their respective Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Oz Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(i) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Oz Party or any their respective Subsidiaries or existing on any property or asset of any person that becomes an Oz Party or a Subsidiary of an Oz Party after the Issuance Date prior to the time such person becomes an Oz Party or a Subsidiary of an Oz Party; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming an Oz Party or a Subsidiary of an Oz Party, as the case may be, and (B) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes an Oz Party or a Subsidiary of an Oz Party, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof;

(ii) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted;

(iii) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the United States Internal Revenue Code of 1986, as amended from time to time, or by the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), and deposits securing letters of credit supporting such obligations, in each case (A) for amounts not yet overdue or (B) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(v) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Oz Party or any of their respective Subsidiaries;

(vi) any interest or title of a lessor or sublessor under any lease of real estate entered into in the ordinary course of business and purported Liens evidenced by the filing of any precautionary Uniform Commercial Code (“UCC”) financing statement relating solely to such lease;

(vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting a Discount Termination Event pursuant to clause (iv) of such definition;

(viii) Liens solely on any cash earnest money deposits made by any Oz Party or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement entered into in the ordinary course of business;

(ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xii) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Oz Party or any of their respective Subsidiaries, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Oz Party or such Subsidiary;

(xiii) Liens on property, plant and equipment of any Oz Party or any of their respective Subsidiaries acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (xiii) of Section 9(c) to finance Capital Leases (as defined in the Senior Subordinated Loan Agreement) and the acquisition, construction, development or improvement of such assets); provided that (A) such Liens secure Indebtedness permitted by clause (xiii) of Section 9(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (D) such Liens shall not apply to any other property or assets of the Oz Parties or any of their respective Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of an Oz Party or their respective Subsidiaries that also secure Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 9(d)(xiii) or Section 9(d)(i);

(xiv) Liens granted by any Oz Party or any of their respective Subsidiaries that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls (to the extent such capital calls are made in the ordinary course of business in accordance with the governing documents of such OZ Fund) in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective subsidiaries to secure Indebtedness of such OZ Fund or any of their respective subsidiaries (or a permitted guaranty thereof);

(xv) Liens and deposits (A) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 9(c) or (B) securing payments of contractual obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(xvi) Liens deemed to exist in connection with repurchase agreements in the ordinary course of the Operating Partnerships’ or their respective Subsidiaries’ cash management practices (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(xvii) Liens that are contractual rights of set-off (A) relating to pooled deposit or sweep accounts of any Oz Party or any of their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Oz Parties and their respective Subsidiaries or (B) relating to purchase orders and other agreements entered into with customers of any Oz Party or their respective Subsidiaries in the ordinary course of business;

(xviii) (A) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (B) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (1) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (2) stored value cards, and (3) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(xix) Liens on (A) insurance policies and the proceeds thereof or (B) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 9(c)(xviii);

(xx) Liens arising in the ordinary course of business consistent with past or industry practice not otherwise permitted by this Section 9(d) securing obligations other than Indebtedness for borrowed money in an aggregate amount not to exceed $7,000,000 at any time outstanding; provided that this clause (xx) shall not apply to Liens that are voluntarily granted by the Oz Parties without the exchange of value or consideration;

(xxi) Liens on (A) any assets or rights of any Qualifying Risk Retention Subsidiary and (B) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xx);

(xxii) Liens on (A) any assets or rights of any Alternate Investment Subsidiary and (B) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 9(c)(xxi);

(xxiii) Liens on assets or rights of, or Equity Interests in, Qualifying Risk Retention Subsidiaries or Alternative Investment Subsidiaries securing Indebtedness permitted under Section 9(c)(xiv); and

(xxiv) Liens securing (A) the Obligations, (B) the “Obligations” as defined in the Senior Subordinated Loan Agreement and (C) Indebtedness incurred to contemporaneously redeem all Operating Group Class A Preferred Units and all Senior Subordinated Loans and effect the Senior Credit Facility Repayment in full (in each case, (x) including principal, interest and other amounts owed or accrued thereunder and (y) to the extent such instruments are then outstanding).

(e) The Company and the Partnership agree that no creation, incurrence, assumption, guaranty or other assumption of liability with respect to any Indebtedness or Liens under Section 9(c) or Section 9(d) of this Unit Designation shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units except to the extent such prohibition is no more restrictive than any prohibition existing as of the date hereof.

(f) Without the prior written consent of the Holders’ Committee, subject to the exceptions set forth on Schedule D hereto, none of the Company, any other Operating Group Entity or any of their respective Affiliates shall directly or indirectly amend, waive or otherwise modify the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds’ Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof); provided, that this clause (e) shall not limit the ability of the Company, any other Operating Group Entity or any of their respective Affiliates to delay or defer Accrued Unrecognized Incentive attributable to the real estate commingled funds, for so long as such delay or deferral is based on commercially reasonable business rationale and does not disproportionately impact any beneficiaries of such incentive (including the general partner (or equivalent entity) of the relevant fund) relative to any other beneficiaries.

(g) The Company, the Partnership and any of the Operating Group Entities shall, and the Company and the Partnership shall cause the Operating Group Entities and their respective Subsidiaries to, manage the Specified Funds in a manner that is consistent with past practice (as determined prior to December 5, 2018). Without limiting the generality of this Section 9(f), without the prior written consent of the Holders’ Committee, none of the Company, the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit any of the Operating Group Entities or any of their respective Subsidiaries to, take (or fail to take) any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be delayed following the expiration of the current term of each Specified Fund (without giving effect to any extensions of current term), subject to the exceptions set forth in Section 9(f) and Schedule D hereto. Without limiting the foregoing, the Company and the Partnership will use commercially reasonable efforts to (A) monetize any Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to the extent such Designated Proceeds and Accrued Unrecognized Incentive are not received in cash and (B) collect any realized Designated Proceeds and Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive, in each case as promptly as practicable; provided, however, that realization of Designated Proceeds and Accrued Unrecognized Incentive shall not require the Company, the Partnership or any of the Operating Group Entities to cause dispositions that would not otherwise be in compliance with the relevant investment adviser’s fiduciary duties. Notwithstanding anything to the contrary herein, this Section 9(g) shall be subject to the exceptions set forth on Schedule E hereto. For the avoidance of doubt and notwithstanding the foregoing, all payments and redemptions contemplated by this Section 9(g) are not subject to the Minimum Free Cash Balance.

(h) Each of the General Partner and its Affiliates or Subsidiaries performing asset management or investment advisory functions (each, an “Oz Manager Entity”) shall not:

(i) Delegate the applicable limited partnership vote in respect of any right to terminate any OZ Manager Entity for any credit, private equity or real estate fund (and, for the avoidance of doubt, excluding any separately managed account and “fund-of-one”) (“Applicable Fund”) to an advisory committee of investors (“AC Delegation”);

(ii) Take any steps to solicit or encourage any current or prospective investors of the Oz Funds to terminate (or diminish in any material respect) any investor’s investments with the Oz Funds or remove the Company as the Oz Manager Entity of the applicable Oz Funds for the purpose of associating or doing business with any competing business (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), or otherwise encourage (or authorize any active executive managing directors or other senior management or executive managing directors to encourage) such investors to terminate (or diminish in any respect) his investments in the Oz Funds for any other reason; or

(iii) Take any steps to effect the separation of all or any portion of any management team of the Company in connection with a “spin out,” sale or similar transaction (or authorize any active executive managing directors or other senior management or executive managing directors to take any such steps), absent an arm’s length negotiation and agreement on commercially reasonable terms with approval from the Board of Directors of the Company.

(i) Since February 5, 2018 through the date hereof (and other than in respect of OZ Real Estate Tax Advantaged Credit Fund LP), (1) no Oz Manager Entity has entered into governing documents for any new Applicable Fund providing for (a) the right to terminate any Oz Manager Entity by a vote of less than 75% of the Limited Partners (other than for cause or similar disabling conduct) or (b) any AC Delegation, and (2) no governing documents for any existing Applicable Fund have been amended to provide for either (1)(a) or (b).

10. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 10 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, (ii) this Section 10(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company) and (iii) this Section 10(d) shall not restrict any issuances of equity securities in connection with the Recapitalization or any distributions payable thereon to the extent permitted under this Unit Designation.

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the Issuance Date including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 10(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 10(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 9(b), provided that nothing in this Section 10(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(b)(ii).

(g) Any determination, decision, consent or waiver required to be made or given, or permitted to be made or given, by the Holders’ Committee under this Unit Designation shall be made or given in the Holders’ Committee’s sole discretion.

11. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

12. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

13. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 13. Any attempted Transfer that is not made in compliance with this Section 13 shall be void ab initio.

(b) No Transfer shall be permitted under Section 13(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation as necessary, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, to ensure that such Transfer complies with the applicable requirements of this Unit Designation and applicable law, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

14. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 14 shall again become applicable as if the offer had not been made.

15. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

16. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

17. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18. Reporting.

(a) Commencing with (1) the quarter ended December 31, 2018, no later than (A) 45 days following the end of each of the Company’s first three fiscal quarters (such date, the “Quarterly Delivery Date”) and (B) 90 days following the end of the Company’s fiscal year (such date, the “Year End Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Economic Income, Committed Cash, Discretionary Reserve, Free Cash Balance, Accrued Unrecognized Incentive, Designated Accrued Unrecognized Incentive, Net Accrued Unrecognized Incentive, Designated Proceeds and proceeds from Asset Sales for such period with each determination presented on its own line item with supporting details and back-up data and reasonable supporting documentation with respect thereto and (2) fiscal year 2020 (with respect to Preceding Year 2019), no later than the 90th day of the fiscal year immediately following any Preceding Year (the “Excess Distributable Earnings Delivery Date”), the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020.

(b) The statements provided pursuant to clause 18(a) above shall be consistent with the amounts reported in the Company’s annual and quarterly reports filed by the Company with the Securities and Exchange Commission.

(c) So long as any Operating Group Class A Units are outstanding, to the extent the Company is no longer required to file quarterly or annual reports with the Securities and Exchange Commission, the Company shall continue to have its year end consolidated balance and the related consolidated statements of operations, shareholders’ equity and cash flows audited by independent certified public accountants of recognized national standing selected by the Company (such audited consolidated balance and related statements of operations, shareholders’ equity and cash flows, the “Audited Financial Statements”) and the Company shall be obligated to deliver the Audited Financial Statements to the Holders’ Committee by each Quarterly Delivery Date, Year End Delivery Date and Excess Distributable Earnings Delivery Date, as applicable.

19. Determination of Amounts. The Company and the Operating Partnerships on the one hand, and each holder of the Class A Preferred Units on the other hand, hereby agree that any calculations in connection with the mandatory redemption provisions of Section 6, including, but not limited to, the Discretionary Basket, calculations of Economic Income (including the methodology set forth on Schedule A hereto), Committed Cash, Total Cash and Free Cash Balance shall be calculated without duplication; provided further that amounts described in the definition of Committed Cash shall be calculated without duplication with respect to any amounts described in the definition of Economic Income.

20. Accounting Terms. Notwithstanding any other provision contained herein, for purposes of Section 9(c) and Section 9(d) of this Unit Designation only, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions and covenants referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company, the Operating Partnerships or any of their respective Subsidiaries at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease prior to such change to be recharacterized as a Capital Lease or Capital Lease Obligations (each as defined in the Senior Credit Facility).

21. Reimbursement of Certain Amounts. The Company and the Operating Partnerships shall reimburse the holders of the Class A Preferred Units with respect to any reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such holders in connection with protecting the interests or enforcing the rights of the Class A Preferred Units.

22. Determination of Certain Terms. For the purposes of determining any monetary basket, cap or limitation described in this Unit Designation, the Company and the Partnership agree that such monetary basket, cap or limitation shall be determined on a consolidated basis with respect to the Company, the Operating Partnerships and their Subsidiaries (and for the avoidance of doubt, any Operating Group Entities formed in the future and their Subsidiaries), taken as a whole.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

OZ ADVISORS II LP

By:	OCH-ZIFF HOLDING LLC,
its general partner

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC,

as to Section 3(b)(ii), Section 6(a), Section 6(c), Section

9(a), Section 9(b), Section 9(c), Section 9(d), Section 9(e), Section 9(f), Section 9(g), Section 10(d), Section 10(e),

Section 10(f), Section 18(c), Section 19, Section 20,

Section 21 and Section 22 only

By:	/s/ Thomas Sipp
Name:	Thomas Sipp
Title:	Chief Financial Officer

SCHEDULE A

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

EXHIBIT A—FORM OF CONVERSION NOTICE

Re: Notice of Conversion (“Notice”) of Class A Preferred Units issued by OZ Advisors II LP

Reference is made to the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, dated February 7, 2019 (the “Unit Designation”), relating to the Operating Group Class A Preferred Units issued by OZ Advisors II LP. Capitalized terms used but not defined in this Notice shall have the meanings given such terms in the Unit Designation.

This Notice is being delivered pursuant to Section 7(a) of the Unit Designation. The undersigned hereby elects to convert the Class A Preferred Units that it owns, subject to the conversion procedures set forth in Section 7(a) of the Unit Designation into Advisors II Incremental Loans on the Exchange Date.

Additionally, the undersigned hereby: (i) acknowledges that the undersigned has received and reviewed a copy of the Senior Subordinated Loan Agreement and (ii) agrees that upon execution of this Notice and the consummation of the exchange described in Article 7 of the Unit Designation, the undersigned shall become a party to the Senior Subordinated Loan Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties and conditions of the Senior Subordinated Loan Agreement as though an original party thereto and shall become a “Lender” as provided thereunder.

The undersigned, being a holder of Class A Preferred Units pursuant to the Unit Designation, hereby executes this Conversion Notice.

[Unit Holder]

Name:
Title:

Exhibit D: Form of Conversion Election Notice

CONVERSION ELECTION NOTICE

To:    Och-Ziff Holding Corporation

Och-Ziff Holding LLC

9 West 57th Street

New York, NY 10019Attention: __________

The undersigned holder of Class D Common Units in OZ Management LP (“OZM”), OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with OZM and OZA, the “Partnerships”) hereby irrevocably makes the election specified below in accordance with Section 3.1(e) of the limited partnership agreement of each of the Partnerships (as amended or supplemented from time to time, the “LPAs”) dated as of February 7, 2019 (the “Recapitalization Date”). All capitalized terms used in this Conversion Election Notice (this “Election Notice”) and not otherwise defined herein shall have the respective meanings ascribed thereto in the LPAs.

The undersigned hereby acknowledges, represents, warrants and agrees that: (i) on the Recapitalization Date, each Class D Common Unit of the undersigned (the “Pre-Merger Class D Common Units”) was converted into one Conversion Class D Common Unit and one Conversion Class E-2 Common Unit (the “Conversion Units”); (ii) the undersigned has the right to elect to either: (A) retain all of such Conversion Class D Common Units or (B) retain all of such Conversion Class E-2 Common Units but that, following the Conversion Class E-2 Notice Date, the undersigned shall solely retain either the Conversion Class D Common Units or solely retain the Conversion Class E-2 Common Units and the Conversion Units that the undersigned does not elect to retain will be automatically cancelled as of the close of business on the Conversion Class E-2 Notice Date as provided in Section 3.1(e) of each of the LPAs; (iii) the undersigned has, and at the date of election will have, the full right, power and authority to elect which class of Conversion Units to retain as provided herein; and (iv) the undersigned has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such election.

The Conversion Units that will be retained by the undersigned as of the Conversion Class E-2 Notice Date pursuant to this Election Notice are subject to the terms and conditions of the LPAs, including, but not limited to, the vesting and forfeiture terms set forth therein, and the undersigned hereby agrees and acknowledges that the retention of such Conversion Units is subject to, and conditional on, compliance with the conditions specified in the LPAs. If the undersigned retains the Conversion Class D Common Units, they remain subject to the same vesting schedule as the Pre-Merger Class D Common Units. For a description of the vesting terms applicable to the Conversion Class E-2 Common Units, see Exhibit E-2 of the respective LPA.

In addition, the undersigned hereby agrees and acknowledges that retention of the applicable class of Conversion Units is subject to, and conditional on, the undersigned’s execution and delivery to OZM of a Consent to Recapitalization, substantially in the form attached hereto as Annex A (the “Consent to Recapitalization”) (and, if applicable, the delivery of a substantially similar Consent to Recapitalization with respect to any of the undersigned’s Related Trusts (as defined in the Consent to Recapitalization) and, if the undersigned is a Related Trust, the applicable Individual Limited Partner).

The undersigned hereby elects to retain:

All Conversion Class D Common Units; or

All Conversion Class E-2 Common Units.

Name of Holder:

Dated:

(Signature of Holder)

(Street Address)

(City) (State) (Zip Code)

Annex A

Consent to Recapitalization

Exhibit E-1

VESTING TERMS OF THE CLASS E-1 COMMON UNITS

The Class E-1 Common Units conditionally granted to a Limited Partner on the Recapitalization Date shall vest on the following schedule:

1.	Normal Vesting. Except as provided in Paragraphs 2 and 3 below:

(a) Solely with respect to any Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date up to and including the number of Class A-1 Common Units held by such Limited Partner and his Related Trusts immediately following the Recapitalization (the “First Tranche of Class E-1 Common Units”), one hundred percent (100%) of such Class E-1 Common Units shall vest on December 31, 2019, subject to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through such vesting date; and

(b) Solely with respect to any other Class E-1 Common Units granted to such Limited Partner on the Recapitalization Date (the “Additional Class E-1 Common Units”), thirty-three and one-third percent (33-1/3%) of such Class E-1 Common Units shall vest on each of (i) December 31, 2020, (ii) December 31, 2021 and (iii) December 31, 2022, subject, in each case, to the continuous service as an Active Individual LP of such Limited Partner (or, if the Limited Partner holding any such Class E-1 Common Units is a Related Trust, the applicable Individual Limited Partner) through the applicable vesting date.

2.

Accelerated Vesting Upon Liquidation or Change of Control. Notwithstanding the foregoing, any and all unvested Class E-1 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

3.	Withdrawal. Notwithstanding the foregoing:

(a) In the event of the Withdrawal of a Limited Partner (i) for Cause (as determined pursuant to clause (A) of Section 8.3(a)(i) of this Agreement) or (ii) by reason of the Limited Partner (other than due to death or Disability) ceasing to be, or providing notice to the General Partner of his intention to cease to be, actively involved with the Partnership and its Affiliates (as determined pursuant to clause (C) of Section 8.3(a)(i) of this Agreement), in either case, any and all unvested Class E-1 Common Units shall be immediately forfeited for no consideration upon such Withdrawal.

(b) In the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then:

(i) Solely with respect to the First Tranche of Class E-1 Common Units, any and all such unvested Class E-1 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively.

(ii) Solely with respect to the Additional Class E-1 Common Units, a portion of such Class E-1 Common Units shall become vested upon such Withdrawal or Special Withdrawal, respectively, in an amount equal to (A) (x) the number of Additional Class E-1 Common Units granted, multiplied by (y) a fraction, the numerator of which is the sum of (I) 12 months and (II) the number of full (or partial) months that the Limited Partner (or, if such Limited Partner is a Related Trust, the applicable Individual Limited Partner) served as an Active Individual LP or an employee of the Partnership or its Affiliates during the period commencing on December 31, 2017 and ending on the date of such Withdrawal or Special Withdrawal, and the denominator of which is 60 months, less (B) the total number of vested Additional Class E-1 Common Units held immediately prior to such Withdrawal or Special Withdrawal; provided, that in no event shall the vested percentage of such Class E-1 Common Units exceed 100%. Any and all unvested Additional Class E-1 Common Units that do not become vested in accordance with this clause (ii) upon such a Withdrawal without Cause shall be immediately forfeited for no consideration at such time.

(c) In the event of an Individual Limited Partner’s death or Disability, any and all unvested Class E-1 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested.

Exhibit E-2

VESTING TERMS OF THE CONVERSION CLASS E-2 COMMON UNITS

Provided that they are retained by the Limited Partner in accordance with Section 3.1(e)(ii) as of the close of business on the Conversion Class E-2 Notice Date, the Conversion Class E-2 Common Units conditionally granted to a Limited Partner as provided in Section 3.1(e) of this Agreement shall vest on the following schedule:

1.

Solely with respect to any Limited Partner who is not an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall be fully vested as of the date of grant.

2.

Solely with respect to a Limited Partner who is an Active Individual LP (or the Related Trust of an Active Individual LP) as of the Recapitalization Date, such Conversion Class E-2 Common Units shall vest on the following schedule:

(a) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that were vested as of the Recapitalization Date, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through such vesting date. Notwithstanding the foregoing, in the event of (x) a Limited Partner’s Withdrawal as determined by the Partner Performance Committee pursuant to clause (B) of Section 8.3(a)(i) of this Agreement or (y) a Limited Partner’s Special Withdrawal (a “Withdrawal without Cause”), in either case, then any and all such unvested Conversion Class E-2 Common Units shall become fully vested upon such Withdrawal or Special Withdrawal, respectively. Further, in the event of an Individual Limited Partner’s death or Disability, any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(b) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were scheduled to vest within 12 months following January 31, 2019, such portion shall be unvested and shall become vested on December 31, 2019, subject to the applicable Individual Limited Partner’s continuous service as an Active Individual LP through the applicable vesting date. If the applicable Individual Limited Partner ceases to be an Active Individual LP at any time prior to the applicable vesting date, any and all such unvested Conversion Class E-2 Common Units shall be immediately forfeited at such time. Notwithstanding the foregoing, in the event of (i) the Limited Partner’s Withdrawal without Cause or (ii) the applicable Individual Limited Partner’s Withdrawal as a result of death or Disability, in either case any and all unvested Conversion Class E-2 Common Units of such Limited Partner and his Related Trusts shall immediately become fully vested;

(c) With respect to any portion of the grant of such Conversion Class E-2 Common Units that were granted in the Merger in respect of Class D Common Units that (i) were unvested as of the Recapitalization Date and (ii) were not scheduled to vest within 12 months following January 31, 2019, such portion shall become subject to the same vesting terms and conditions as applied to such Class D Common Units immediately prior to the Recapitalization Date; and

(d) Notwithstanding the foregoing, any and all unvested Conversion Class E-2 Common Units shall become fully vested in the event of a liquidation of the Partnership or a Change of Control.

Exhibit F

MEMBERS OF THE PARTNER MANAGEMENT COMMITTEE AND PARTNER

PERFORMANCE COMMITTEE AS OF THE TRANSITION DATE

Robert Shafir (Chairman)

Wayne Cohen

James Levin

David Levine

Thomas Sipp

Exhibit G

Economic Income is a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:

•

Income allocations to our executive managing directors on their direct interests in the Oz Operating Group. Management reviews operating performance at the Oz Operating Group level, where substantially all of our operations are performed, prior to making any income allocations.

•

Equity-based compensation expenses, depreciation and amortization expenses, changes in the tax receivable agreement liability, net gains and losses on early retirement of debt financing arrangements, unrealized gains and losses related to changes in the fair value of financing arrangements, gains and losses on fixed assets, and net gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance. However, the fair value of RSUs that are settled in cash to employees or executive managing directors is included as an expense at the time of settlement.

•

Amounts related to the consolidated funds, including the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total assets under management and fund performance.

In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Further, deferred cash compensation is expensed in full in the year granted for Economic Income, rather than over the service period for GAAP.

The components of Economic Income shall be calculated without duplication.

EXHIBIT D

[Form of Consent]

Exhibit 10.11

EXECUTION VERSION

February 7, 2019

Dear Securityholders of the Operating Partnerships:

As previously disclosed, on December 6, 2018, Och-Ziff Capital Management Group LLC (the “Company”), OZ Management LP (“OZM”), OZ Advisors LP (“OZA”), OZ Advisors II LP (collectively with OZM and OZA, the “Operating Partnerships”), Och-Ziff Holding Corporation (“OZ Holding Corporation”), Och-Ziff Holding LLC (“OZ Holding LLC”) and Daniel S. Och entered into a letter agreement (together with the term sheet attached thereto, each as amended pursuant to the amendments attached to the Information Statement (as defined below), the “Agreement”). The Company, the Operating Partnerships, OZ Holding Corporation and OZ Holding LLC are referred to, collectively, as the “Oz Parties.” The Agreement contemplates the transactions described in the Omnibus Confidential Information Statement Regarding Proposed Recapitalization of the Company and Certain of its Subsidiaries (the “Information Statement” and such transactions, collectively, the “Recapitalization”). As described in more detail in the Information Statement, the Recapitalization includes, among other things, a recapitalization of certain equity interests in the Operating Partnerships (such recapitalization as applied to holders of Class A Units (as defined below) in their capacity as such, the “Class A Unit Reallocation”); a distribution holiday on certain units of the Operating Partnerships during which the Operating Partnerships will not make any distributions in respect of such units (the “Distribution Holiday”); the expected forfeiture of approximately 750,000 Class A Units owned by holders (the “Preferred Unitholders”) of the existing preferred units of the Operating Partnerships (the “Preferred Units”) (with such forfeiture, if consented to by a Preferred Unitholder, being made pro rata based on the number of Preferred Units owned by each such Preferred Unitholder who also holds Class A Units in relation to such Class A Units (the “Class A Unit Forfeiture”)); entry by members of senior management of the Company into certain binding employment arrangements; restructuring of the existing Preferred Units into debt (the “New Debt Securities”) and new preferred equity securities (the “New Preferred Securities”); an amendment (the “TRA Amendment”) to the Amended and Restated Tax Receivable Agreement (the “TRA”), dated as of January 12, 2009, by and among the Company, OZ Holding Corporation, OZ Holding LLC, the Operating Partnerships and their current and former limited partners party thereto providing for (among other things) the waiver of certain tax receivable payments for the 2017 and 2018 tax years (with certain exceptions described in the Information Statement and the Agreement) and the reduction of certain tax receivable payments in respect of the 2019 and subsequent tax years (as described in the Information Statement and the Agreement); the waiver by Mr. Och of his right to reallocate (and, under certain circumstances, be reissued) certain units cancelled pursuant to the Cancellation, Reallocation and Grant Agreement, dated March 28, 2018; the redemption of Mr. Och’s liquid balances in the Company funds; the Company’s intent to change its tax classification from a partnership to a corporation; and certain corporate governance changes (in each case, which transactions will be effected by certain implementing agreements substantially on the terms of the Agreement (the “Implementation Agreements”)). For purposes of this letter (this “Consent”), “Class A Units” shall mean Class A common units in the Operating Partnerships.

The Nominating, Corporate Governance and Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Board”) unanimously approved the terms of the Agreement and unanimously recommended that the Board approve the terms of the Agreement. The Board (with Mr. Och recusing himself), acting on the unanimous recommendation of the Conflicts Committee, approved the terms of the Agreement. While the support, consent or approval of a majority of the Class A Units owned by holders of Class A Units not including any Class A Units held by Mr. Och or any holder of Class A Units that will receive Class E common units in the Operating Partnerships in the Recapitalization (the “Minority Class A Holders”) is not required by law or otherwise to effect the Recapitalization, including the Class A Unit Reallocation, the Agreement provides that approval of the Recapitalization by the Minority Class A Holders is a condition to the Recapitalization Closing (as defined below). Each of the Oz Parties represents and warrants that Schedule A attached hereto accurately reflects (i) the number of Class A Units that you will be reallocating as part of the Recapitalization, (ii) the number of Class A Units and Class A-1 Units (as defined in the Information Statement) that you will own as a result of the Recapitalization, (iii) the amount of New Debt Securities that you will own as a result of the Recapitalization, (iv) the aggregate liquidation preference of New Preferred Securities that you will own as a result of the Recapitalization and (v) assuming your consent as requested below, the number of your Class A Units that will be subject to the Class A Unit Forfeiture. To your actual knowledge, the interests set forth on Schedule A attached hereto are held directly by the signatory to this Consent.

Consent

In accordance with the terms of the Agreement, the Oz Parties hereby request your irrevocable consent to the Recapitalization, in all of your capacities as it relates to the Oz Parties and their respective subsidiaries (the “Oz Group”) to the extent of your interests in the Oz Group and any agreements relating thereto that you are a party to, including, without limitation and as applicable, in your capacity as:

Class A Unitholders – If you hold Class A Units and execute this Consent, then you will be consenting in your capacity as a holder of Class A Units to the Class A Unit Reallocation and the Distribution Holiday.

Preferred Unitholders – If you hold Preferred Units and execute this Consent, then you will be consenting in your capacity as a holder of Preferred Units to the Class A Unit Forfeiture (if you also hold Class A Units) and the restructuring of the existing Preferred Units into New Debt Securities and New Preferred Securities, and (if you also hold Class A Units), effective upon the Recapitalization Closing, you hereby surrender your pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture.

TRA Recipients – If you are a recipient of TRA payments under the TRA and execute this Consent, then you will be consenting in your capacity as a recipient of such payments to the TRA Amendment, in which case you will also deliver an executed consent to the TRA Amendment.

Execution and delivery of this Consent also constitutes your consent with respect to the terms and conditions of all Implementation Agreements that are specifically applicable to you.

Conditions

This Consent will not be effective unless and until each of the following conditions is satisfied or waived in writing by you:

1.

The entry into definitive Implementation Agreements providing for the Recapitalization Closing, substantially as described in the Information Statement (including the satisfaction of each of the conditions described therein, except for the waiver by the parties to the Agreement of any conditions that would not adversely affect in any material respect the holders of Class A Units) has occurred no later than February 28, 2019.

2.

The receipt by the Oz Parties of (a) a consent in substantially the form attached as Exhibit D-1 (and in the case of Mr. Och’s Related Trusts (as defined below), in substantially the form attached as Exhibit D-2) (the “DO Consent”) of the Information Statement executed by Mr. Och and each of his Related Trusts (collectively with Mr. Och’s affiliates, the “DO Parties”), including substantially the same indemnification and release provisions and the unconditional and irrevocable surrender of the DO Parties’ pro rata share of the approximately 750,000 Class A Units expected to be forfeited in the Class A Unit Forfeiture and (b) letters on substantially the same terms as this Consent executed by a majority of the Minority Class A Holders.

3.

The receipt and review of forms of the following Implementation Agreements (in substantially the form that are to be entered into) in form and substance reasonably satisfactory to you: (a) Form of Amended and Restated Limited Partnership Agreement, (b) Form of Agreement and Plan of Merger, (c) Form of Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units, (d) Senior Subordinated Term Loan and Guaranty Agreement, (e) Governance Agreement, (f) TRA Amendment, (g) Amended and Restated Exchange Agreement and (h) Amended and Restated Registration Rights Agreement.

4.

The furnishing by the Company of a copy of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) addressed to the Company, dated as of the date of the Recapitalization Closing, regarding the IRS respecting the income reallocation during the Distribution Holiday (with such condition applying solely in the event of the prior execution and delivery by you of a common interest agreement and non-reliance agreement in the form provided by Skadden Arps).

Agreements

Each of the Oz Parties hereby unconditionally and irrevocably represents, warrants, acknowledges, and agrees with you, as follows:

1.

At the Recapitalization Closing, the transactions described in the Information Statement as to be consummated at the Recapitalization Closing shall be consummated as described therein in all material respects. From and after the Recapitalization Closing until the end of the Distribution Holiday, without the approval of holders of a majority of the Class A Units (not including any Class A Units held by the DO Parties), the DO Consent shall not be amended or modified, or any provisions thereof waived, by any of the Oz Parties, which amendment, modification or waiver would provide more favorable treatment to any of the DO Parties than the treatment set forth in this Consent, unless the same more favorable treatment is simultaneously and unconditionally provided to you. The DO Consent in substantially the form of Exhibit D-1 and D-2 to the Information Statement, constitute the only agreements, arrangements or understandings regarding indemnification, release, consent or approval that any of the DO Parties (in their capacity as holders of Class A Units and as TRA recipients) are providing or are being provided in connection with the Recapitalization.

2.	Any consent to any of the transactions referenced in this letter is not a recommendation of any sort to any person and may not be relied upon by any person other than the Oz Group.

3.

None of the Oz Group will, and each such entity will cause their affiliates and representatives not to, identify you by name to any person, or publicly, in connection with the fact that you have executed (or not executed) this Consent, without your prior written consent, except as may be required by law, rule or regulation (including the rules and regulations of a national securities exchange) (other than such disclosure to other individuals that are being asked to sign a substantially similar consent).

Representations and Warranties

Each party hereto hereby represents and warrants to each of the other parties hereto and their Representatives (as defined below) that as of the date hereof: (i) such party has the power and authority to execute and deliver this Consent and to carry out its obligations hereunder, (ii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party, (iii) the execution, delivery and performance by such party of this Consent and the consummation of the transactions contemplated hereby will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of such party under any of the terms, conditions or provisions of (1) its certificate of formation, limited partnership agreement or similar organizational documents, as applicable, or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such party is a party, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such party except, (x) in the case of clause (iii)(A)(1), for those occurrences that, individually or in the aggregate, would not be material to such party and, if applicable, its subsidiaries, taken as a whole, and (y) in the case of clause (iii)(A)(2) and clause (iii)(B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (iv) this Consent constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles), (v) no notice to, declaration or filing with, or consent or approval of, any governmental entity or third party is required by or with respect to such party in connection with the execution of this Consent or the consummation of the Recapitalization other than filings in respect of applicable securities laws, in each case, except as would not, individually or in the aggregate, have had or be reasonably expected to have a material adverse effect on such party and, if applicable, its subsidiaries, taken as a whole, (vi) in connection with the Recapitalization Closing, no member of the Oz Group is entering into, or will enter into, any agreement, arrangement or understanding with any of the DO Parties, that contemplates or provides (or is reasonably likely to provide) a material financial benefit to any of the DO Parties, other than as disclosed in the Information Statement or in any document attached to or circulated with the Information Statement and (vii) except for the representations and warranties contained in this Consent or, in the case of the parties thereto, the Implementation Agreements, such party acknowledges that no other party hereto is making or has made any representation or warranty (whether express or implied) in connection with this Consent or the transactions contemplated hereby.

Each of the Oz Parties hereby represents and warrants to you that, with respect to the Class A Units, the Preferred Units, the TRA, the Class A Unit Forfeiture, the New Debt Securities, and the New Preferred Securities, the treatment (and terms and conditions) applicable to any of the DO Parties in connection with the Recapitalization will be no more favorable to any of the DO Parties (other than in de minimis respects) than the treatment (and terms and conditions) applicable to any other holder or recipient thereof. For the avoidance of doubt, the representation and warranty in this paragraph does not address other interests that the DO Parties may have in the Recapitalization, as described in more detail in the Information Statement (including the Interests of Certain Persons section of the Information Statement).

Indemnification and Release

In furtherance of the parties’ desire that each person delivering a consent (and their applicable related parties, including Related Trusts (as defined below)), including for the avoidance of doubt Daniel S. Och (including his Related Trusts that hold units in the Operating Partnerships (together with Mr. Och, the “Och Parties”)), who is delivering a consent, will release, and will be released by, each member of the Oz Group, the Board and each other active and former executive managing director that delivers a consent (and their applicable related parties), the parties hereby agree as follows:

Effective upon the entry into definitive Implementation Agreements providing for the Recapitalization (with the simultaneous consummation of the applicable transactions to be consummated upon such entry) (currently expected to occur no later than February 8, 2019) (the “Recapitalization Closing”), but expressly conditioned upon the execution and delivery of this Consent by you, (i) each member of the Oz Group, (ii) the Board, and (iii) the Och Parties and the Oz Group’s active and former executive managing directors (and each of their related trusts, if any, that hold units in the Operating Partnerships (the “Related Trusts”)) that deliver an executed consent, in each case containing substantially the same indemnification and release provisions contained in this Indemnification and Release section (the “Participating Oz Parties”) (for clarification, the releases contemplated by clause (ii) will be effected pursuant to release provisions in separate release agreements and clause (iii) will be effected pursuant to release provisions in separate agreements in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust in substantially the form attached as Exhibit D-2 to the Information Statement)) and their trustees and any of the respective affiliates, successors, assigns, executors, heirs, officers, directors, managers, partners, employees, agents and representatives of any of the foregoing (“Representatives”) (collectively, each of (i) through (iii) and their respective Representatives, but for the avoidance of doubt, excluding (x) any active or former executive managing director or Related Trust that is not a Participating Oz Party and (y) Representatives of the parties in clause (x), the “Oz Release Parties”), irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims (as defined below) which any of the Oz Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against you and/or any of your Representatives (collectively, the “Consenting Partner Release Parties”), arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under an agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or the Implementation Agreements, whether for indemnification, breach or otherwise) (the “Consenting Partner Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Consenting Partner Released Claims, each of which is hereby expressly preserved, and (B) no Consenting Partner Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be a Consenting Partner Release Party should they cease to serve in such position for any reason.

For the avoidance of doubt, the failure of any active or former executive managing director who is not a party to this Consent to enter into a consent in substantially the form attached as Exhibit D-1 to the Information Statement (and with respect to any Related Trust, the failure of such Related Trust to enter into a consent in substantially the form attached as Exhibit D-2 to the Information Statement), may result in such active or former executive managing director (or Related Trust) failing to qualify as an Oz Release Party for purposes of this Consent but shall not otherwise invalidate this Consent or any other consent delivered by another person.

Effective upon the Recapitalization Closing, but expressly conditioned upon the execution and delivery of a consent containing release provisions in substantially the same form by each of the Participating Oz Parties (and as to which the Consenting Partner Release Parties are intended third party beneficiaries), each of the Consenting Partner Release Parties irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims which any of the Consenting Partner Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against any of the Oz Release Parties, arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018 and ending at the Recapitalization Closing, in each case, other than to enforce any express rights under any agreement to which any Oz Release Party or any Consenting Partner Release Party is a party or an express third-party beneficiary thereof arising after the Recapitalization Closing (including, without limitation, any Claims pursuant to the express terms of, or to enforce, this Consent and/or any Implementation Agreement, whether for indemnification, breach or otherwise) (the “Oz Released Claims”). For the avoidance of doubt, (A) this release shall not extend to and expressly excludes any Claims other than the Oz Released Claims, each of which is hereby expressly preserved, and (B) no Oz Release Party who is currently an employee, officer, manager, partner and/or director of the Company or any member of the Oz Group (or the predecessors thereof) shall cease to be an Oz Release Party should they cease to serve in such position for any reason.

“Claim” shall mean any actual, potential or threatened claim, counterclaim, action, investigation, arbitration or other alternative dispute resolution mechanism, appeal, inquiry, inspection, audit, examination, proceeding, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, financial obligations, charges, rights, damages, loss, cost or expense, attorneys’ fees and liabilities of any kind or nature whatsoever, known or unknown, contingent or non-contingent, suspected or unsuspected, whether arising under state, federal or other law, or based on common law, statutory law, regulations, equity or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

The Oz Release Parties and the Consenting Partner Release Parties acknowledge that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” The Oz Release Parties and the Consenting Partner Release Parties acknowledge that such provisions are designed to protect a person from waiving Claims that it does not know exist or may exist. Nonetheless, the Oz Release Parties and the Consenting Partner Release Parties agree that, effective as of the Recapitalization Closing, the Oz Release Parties and the Consenting Partner Release Parties shall be deemed to waive any protections provided by such provisions to the fullest extent permitted by law and shall not institute any legal proceedings based upon, arising out of, or relating to any of the Claims released pursuant to this Consent, whether known or unknown at the time of executing this Consent.

It is expressly agreed that (i) the Oz Release Parties and Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the release provisions set forth herein, (ii) the Consenting Partner Release Parties, to the extent they are not parties to this Consent, shall be intended third party beneficiaries of the indemnification provisions set forth herein and (iii) the Representatives of the parties hereto shall be intended third party beneficiaries of the representations set forth herein and, in each case, shall be entitled to enforce such provisions in the same manner and to the same extent as the parties hereto. In addition, it is acknowledged and agreed that the Consenting Partner Release Parties shall be intended third party beneficiaries of the respective release provisions (the “Reciprocal Releases”) of each of the applicable consents or similar agreements being delivered by the Oz Release Parties that are not parties to this Consent in the same manner and to the same extent as the Oz Release

Parties thereunder (and for the avoidance of doubt, each Consenting Partner Release Party under this Consent shall be an Oz Release Party under each of the Reciprocal Releases), and shall be entitled to enforce such release provisions in the same manner and to the same extent as the parties thereto. The Oz Release Parties and Consenting Partner Release Parties agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Indemnification and Release section.

Effective upon the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, if any Consenting Partner Release Party becomes involved in any capacity in any Claim brought by any governmental or quasi-governmental agency or entity (including without limitation any city, state, or federal taxing authority) or any person, including stockholders, investors, former or active executive managing directors (or Related Trusts thereof) of the Oz Group, to the extent arising from, in connection with or as a result of the Recapitalization (other than the Intended Effects (as defined below)), solely in respect of the period beginning on May 17, 2018, each member of the Oz Group jointly and severally will reimburse or, if so requested by the Consenting Partner Release Parties, advance, or cause to be advanced (within ten business days of such request), any and all reasonable and documented out-of-pocket legal and other fees and expenses (including the cost of any preparation) incurred in connection therewith by such Consenting Partner Release Party, provided, however, that such Consenting Partner Release Party shall have given a written undertaking to reimburse the Oz Group in the event it is subsequently determined that such Consenting Partner Release Party is not entitled to indemnification pursuant to this Consent (the “Expense Reimbursement”). Effective from and after the Recapitalization Closing, but expressly conditioned upon your execution and delivery of this Consent, each member of the Oz Group shall jointly and severally indemnify the Consenting Partner Release Parties and hold them harmless on an after-tax basis against any and all liabilities, debts, obligations, losses, damages, Claims, costs or expenses (including costs of investigation and preparation and reasonable and documented out-of-pocket attorneys’ fees and expenses) (but for the avoidance of doubt, not including any of the transactions contemplated by the Implementation Agreements or the intended effects of the Recapitalization (the “Intended Effects”), including, without limitation, any diminution in the value of a holder’s securities, loss of value in shares being reallocated or similar matters) (collectively, “Losses”) to any such person to the extent arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, in each case, including, but not limited to, any such Losses relating to (i) taxes (including any related interest and penalties) resulting from the allocation of net income of the Operating Partnerships to units of the Operating Partnerships other than the Class B Units (as defined in the Information Statement) during the Distribution Holiday except for (1) any such allocation pursuant to the Book-Up Provisions (as defined in the Amended and Restated Limited Partnership Agreements of the Operating Partnerships, as amended and restated as of the date of the Recapitalization Closing), (2) taxes resulting from any deemed distribution for U.S. federal income tax purposes with respect to such units of the Operating Partnerships other than the Class B Units resulting from the reallocation of any nonrecourse liabilities of the Operating Partnerships outstanding at the time of the Recapitalization, and (3) taxes for any period that includes the Distribution Holiday or any portion thereof for which the Consenting Partner Release Party had granted, or had granted on its behalf, to any taxing authority a waiver or consent extending any statute of limitation for the assessment of taxes for such period, unless the Consenting Partner Release Party has notified the Oz Group in writing of such waiver or consent within 10 days of their grant (in the case of this clause (3), solely to the extent that the failure to have notified the Oz Group materially prejudices the Oz Group’s ability to contest any assessment of taxes for which it would be required to indemnify such Consenting Partner Release Party or to make a claim under the Tax Indemnity Policy (as defined below)), (ii) Claims by any other holder of units in the Oz Group against one or more of the Consenting Partner Release Parties, (iii) Claims by any active or former executive managing director or Related Trust or any other person against one or more of the Consenting Partner Release Parties and (iv) Claims by any holders of Class A Shares (as defined in the Information Statement) against one or more of the Consenting Partner Release Parties, but in all cases, solely to the extent (x) arising out of, relating to, based upon or resulting from the Recapitalization or any act or omission with respect to the planning for, or otherwise arising out of or relating to, the Recapitalization, solely in respect of the period beginning on May 17, 2018, and (y) other than in the case of Expense Reimbursement, such Losses become payable in a final and non-appealable order or judgment by a court of competent jurisdiction, a final and binding settlement agreement or, in the case of taxes, pursuant to a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (or any comparable provision of state or local tax law), an Internal Revenue Service Form 870 or 870-AD (or successor form) signed by the Consenting Partner Release Party (or any comparable form under state or local tax law) (for the avoidance of doubt, subject to the applicable restrictions on settlement contained herein) or a settlement or notice of final partnership adjustment that goes uncontested by the applicable Oz Group member (or any comparable provisions under state or local tax law), and for the avoidance of doubt, in all cases excluding the Intended Effects. All indemnification payments made pursuant to this Indemnification and Release section shall be paid by the Oz Group on an after tax basis and net of any tax benefits actually realized (in the year of the Loss through and including the year in which the indemnification payment is made) by the Consenting Partner Release Parties in connection with the matter that is subject to indemnification and any amounts relating to Claims that are actually received by the Consenting Partner Release Parties under insurance policies, indemnities, reimbursement arrangements or contracts (including with respect to any breaches thereof), and the Consenting Partner Release Parties shall be required to take commercially reasonable steps to obtain recovery under such insurance policies, indemnities, reimbursement arrangements or contracts. The Consenting Partner Release Parties and the Oz Group shall cooperate in connection with any matters in which indemnification has been or may be sought pursuant to this Indemnification and Release section and shall each furnish any records and other information as may be reasonably requested by the other party in connection therewith, except for confidential tax information and except to the extent such records or other information is subject to the attorney-client or other similar privilege that would be waived (in whole or in part) as a result of such furnishing (in which case the Consenting Partner Release Parties shall use reasonable best efforts to implement alternative arrangements to (i) furnish such tax information on a redacted or other similar basis to eliminate confidential information and (ii) furnish any other records and other information to the extent permissible without waiving the attorney-client or other similar privilege); provided that any tax information needed in order for the Oz Group to ascertain the amount of the Loss and determine the amount of the required indemnification payment shall be deemed not to be confidential; provided further that the Oz Group shall keep all such tax information confidential to the extent permitted by law. Without limiting the foregoing, the Consenting Partner Release Parties shall (i) promptly inform the Oz Group of any communication (or any other correspondence) received from, or given to, any applicable governmental, quasi-governmental agency or other person in connection with any matter which is or would reasonably be expected to be subject to indemnification hereunder, (ii) permit the Oz Group to review in advance any proposed communication by such party to any such person to the extent relating thereto and incorporate the Oz Group’s reasonable comments, and (iii) as requested by the Oz Group and permitted by law, permit the Oz Group to participate in any applicable meetings or discussions with such person to the extent relating thereto, in the case of each of clauses (i)-(iii), to the extent such actions would not result in any waiver of any attorney-client or other similar privilege of such Consenting Partner Release Party (subject to the obligations of the Consenting Partner Release Parties set forth in the immediately preceding sentence).

In the event of a proceeding or other Claim against a Consenting Partner Release Party involving a third party for which indemnification or advancement of fees and expenses may be required hereunder (a “Third Party Claim”), you shall promptly (but in the case of a Third Party Claim relating to taxes, in no event later than 10 days following notice thereof) notify the Oz Group in writing and provide information as the Oz Group may reasonably request provided that a delay in notice shall not affect the Oz Group’s liability except to the extent it is materially prejudiced thereby. The Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense, and, other than with respect to such Claims related to taxes which shall be subject to the procedures set forth below, at its option shall be entitled to assume the defense thereof with counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you). If (i) such Third Party Claim relates to or arises in connection with any criminal proceeding brought by any governmental or quasi-governmental agency or entity, or (ii) such Third Party Claim seeks an injunction or equitable relief against you, then the Oz Group and each Indemnified Party Group (as defined below) (as represented by such group’s Permitted Counsel (as defined below), at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) shall jointly control such Third Party Claim and, to the extent included as indemnified parties pursuant to this Consent or a separate consent delivered in connection with the Recapitalization (“Indemnified Parties”), (A) Indemnified Parties that are DO Parties or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul, Weiss, Rifkind, Wharton & Garrison LLP is deemed reasonably acceptable to the Oz Group), (B) the applicable Indemnified Parties that are active executive managing directors or their Representatives as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Proskauer Rose LLP is deemed reasonably acceptable to the Oz Group) and (C) any other applicable Indemnified Parties as a group shall be entitled to retain one separate counsel reasonably acceptable to the Oz Group (it being acknowledged and agreed that for purposes of this section Paul Hastings LLP is deemed reasonably acceptable to the Oz Group), in each case, to jointly control such Third Party Claim (plus, in each of (A), (B) and (C), if applicable, each of the Indemnified Party Groups shall be entitled to retain one local counsel reasonably acceptable to the Oz Group in any applicable jurisdiction in respect of any particular Claim for the applicable Indemnified Parties) at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket) (the groups of Indemnified Parties in each of (A), (B) and (C), the “Indemnified Party Groups” and the applicable counsel for each such group, the “Permitted Counsel”). Notwithstanding the foregoing, if your counsel advises you in writing that representation by the same counsel would be inappropriate under applicable standards of professional conduct due to a material conflict of interest that exists or would reasonably be expected to arise in the event the Oz Group elects to control or defend any Third Party Claim, then each Indemnified Party Group (as represented by such group’s

Permitted Counsel, at the Oz Group’s expense (to the extent reasonable, documented and out-of-pocket)) shall be entitled to control their own defense of such Third Party Claim; provided, however that the Oz Group shall be entitled to participate in the defense of such Third Party Claim at its expense. For the avoidance of doubt, none of the consummation of the Recapitalization transactions or the execution of this Consent (including the indemnification and release provisions hereof), shall constitute, in and of themselves, a conflict for purposes of the foregoing sentence.

In the case of any Third Party Claim consisting of an audit, examination, or other proceeding of any taxes or tax returns of a Consenting Partner Release Party, (i) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim, then the Consenting Partner Release Party shall use commercially reasonable efforts (which shall not include settlement on terms not agreeable to you of such other tax matters) to sever the Third Party Claim from all other tax matters, (ii) if the applicable audit, examination or other proceeding includes solely Third Party Claims or the audit, examination or other proceeding was successfully severed in accordance with the immediately preceding clause (i) to solely include the Third Party Claim, then the Oz Group at its option shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you), (iii) if the applicable audit, examination or other proceeding includes other tax matters of the Consenting Partner Release Party besides the Third Party Claim and cannot be severed in accordance with clause (i), then the Consenting Partner Release Party shall be entitled to retain the defense thereof (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder) and if the Consenting Partner Release Party foregoes such defense, the Oz Group shall be entitled to assume the defense thereof with one counsel selected by the Oz Group that is reasonably acceptable to you (it being acknowledged and agreed that for purposes of this section Skadden, Arps, Slate, Meagher & Flom LLP is deemed reasonably acceptable to you) (at the Consenting Partner Release Party’s expense, except to the extent relating to indemnifiable Losses hereunder), (iv) (1) to the extent the Oz Group controls such Third Party Claim pursuant to the immediately preceding clauses (i)-(iii) and determines (in consultation with the Consenting Partner Release Party) or (2) to the extent the Oz Group does not control any such Third Party Claim pursuant to clause (v) below and the Consenting Partner Release Party reasonably determines with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed) that any part of the underlying tax should be paid to the appropriate taxing authority prior to the final resolution of the Third Party Claim, (x) the Oz Group shall advance the Consenting Partner Release Party the amount of such tax (to the extent indemnifiable hereunder) and the Consenting Partner Release Party shall promptly remit such amount to the appropriate taxing authority, and (y) if such advance exceeds the amount of tax as ultimately determined, the Oz Group shall be entitled to offset the amount of such excess against any and all amounts otherwise owed to the Consenting Partner Release Party under this Consent or any applicable limited partnership agreement, and the Consenting Partner Release Party shall pay over to the Oz Group any amount remaining of such excess after such offset, if any, and (v) to the extent the Oz Group does not control any such audit, examination or other proceeding in accordance with the immediately preceding clauses (i)-(iii), the Oz Group may participate at its own expense and with its own selected counsel in the audit, examination or other proceeding only to the extent applicable to the Third Party Claim and the Consenting Partner Release Party shall only settle such Third Party Claim with the consent of the Oz Group (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any tax information of a

Consenting Partner Release Party that is included in such a tax audit, examination or other proceeding controlled by the Oz Group (or in which the Oz Group participates) and that is not relevant to the Third Party Claim will be treated as confidential tax information and not shared with the Oz Group pursuant to the cooperation and information sharing provisions above and, to the extent any tax information is shared with the Oz Group or its advisors, such information shall be kept confidential to the extent permitted by law. For the further avoidance of doubt, the control, defense, and settlement of an audit, examination, or other proceeding of any taxes or tax returns of an Operating Partnership shall be governed by the provisions of the applicable limited partnership agreement and Sections 6221-6241 of the Code and the Treasury Regulations promulgated thereunder.

If the Oz Group assumes the defense of a Third Party Claim, the Oz Group shall control the defense and you shall be entitled (at your own expense) to participate in such defense. If the Oz Group is controlling the defense of any Third Party Claim, then the Oz Group shall be entitled to settle or compromise such Third Party Claim, and you shall agree to such settlement or compromise; provided, the Oz Group shall obtain your prior written consent (not to be unreasonably withheld, conditioned or delayed) before entering into any such settlement or compromise if (A) the same results in (i) injunctive or other equitable relief imposed against the applicable indemnified parties or (ii) a finding or admission of guilt, wrongdoing or any violation of law (provided that, for the avoidance of doubt, agreeing to an adjustment of items of income, gain, loss and deductions in connection with a civil tax settlement shall not be considered such an admission) on the part of the applicable indemnified parties or (B) the applicable indemnified parties are not expressly and unconditionally released from all liabilities and obligations with respect to such Third Party Claim. While you control defense of a Third Party Claim, the Oz Group shall use commercially reasonable efforts to defend and/or assist in your defense of any claim by a taxing authority relating to an allocation of income described in clause (i) of the definition of Loss in the prior paragraph. Whether or not the Oz Group assumes the defense of a Third Party Claim, neither you nor any applicable indemnified party shall admit any liability with respect to, or settle, compromise or discharge (or offer the same), such Third Party Claim without the Oz Group’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of any legal proceedings brought by you or the Consenting Partner Release Parties for the enforcement of the indemnification and release provisions of this Consent, the reasonable costs and expenses incurred by you and such Consenting Partner Release Parties (as applicable), on the one hand, and the Oz Release Parties, on the other hand, in connection therewith, including attorney fees and disbursements, and the interest accrued on any amounts owed by the Oz Group pursuant to the terms of the indemnification and release provisions of this Consent, in each case shall be reimbursed to you and such Consenting Partner Release Parties (as applicable) by the Oz Group solely to the extent you and such Consenting Partner Release Parties (as applicable) are the prevailing party in such legal proceedings. The indemnification rights of the Consenting Partner Release Parties hereunder shall be in addition to any other indemnification rights the Consenting Partner Release Parties may have under the Amended and Restated Limited Partnership Agreements of the Operating Partnerships or any existing indemnification agreements with any members of the Oz Group, in each case, without limiting the scope of the releases contained herein. The Consenting Partner Release Parties acknowledge that the Oz Group is obtaining a Tax Indemnity Policy underwritten by VALE Insurance Partners, LLC (the “Tax Indemnity Policy”) with respect to certain tax aspects of the Recapitalization. The Consenting Partner Release Parties acknowledge and agree that (i) for purposes of this Consent, the rights of the Oz Group to control or participate in any Third Party Claim involving taxes shall include the right of control or participation by the applicable insurers under the

Tax Indemnity Policy, and (ii) the Consenting Partner Release Parties shall reasonably cooperate with the Oz Group in any claims by the Oz Group pursuant to the Tax Indemnity Policy (which may include, for the avoidance of doubt but subject to the terms hereof, permitting the applicable insurers thereunder to control or participate in the applicable Third Party Claim to the extent required by the Tax Indemnity Policy).

For the avoidance of doubt, except as previously agreed to by any of the Oz Parties prior to the date hereof pursuant to an executed engagement letter or the sections entitled “Certain Protections” and “Expenses” in the Agreement, no costs or expenses incurred by any Consenting Partner Release Parties in connection with the review and negotiation of the Recapitalization and related documentation shall be subject to reimbursement, advancement or indemnification hereunder.

Delivery Instructions

The effectiveness of this Consent, including the release and the indemnification provisions set forth herein, is subject to the Recapitalization Closing. The Recapitalization Closing remains subject to the satisfaction or waiver of certain closing conditions related thereto, and there can be no guarantee that the transactions contemplated by the Agreement will be consummated on a timely basis or at all. In the event that for any reason, the Recapitalization does not occur by February 28, 2019, neither you nor the Oz Parties will have any obligation in respect of this Consent, including the release and indemnification provisions set forth herein, and this Consent shall terminate and be void and of no further force or effect. The execution of this Consent shall not obligate the Company to consummate the Recapitalization. The Recapitalization Closing may occur if the closing conditions to the Recapitalization are satisfied, even if you do not execute this Consent. If you do not execute and timely deliver this Consent, you will not be entitled to the benefits of the release and the indemnification provisions set forth herein.

Please have a duly authorized person sign this Consent, returning a copy of your signed Consent by email to David Levine, the Company’s Chief Legal Officer, at David.Levine@ozm.com and mailing the original of your signed Consent to the following address:

Och-Ziff Capital Management Group LLC

9 West 57th Street, 39th Floor

New York, New York 10019

Attention: Chief Legal Officer

We request that you complete these actions as soon as possible, and in any event no later than February 7, 2019. Should you have any questions concerning the above matters, please do not hesitate to contact David Levine at david.levine@ozm.com. We appreciate your assistance and thank you in advance for your prompt attention to this matter.

Miscellaneous

This Consent shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware (the “Selected Courts”) in any action arising out of this Consent, (ii) consents to the service of process by mail and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED,

WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS CONSENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE PARTIES HERETO MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BY EACH OF THE PARTIES HERETO IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS CONSENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND EACH OF THE PARTIES HERETO AGREES THAT SUCH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

This Consent may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Consent.

The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Consent shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring a Consent to be strictly construed against the drafting party), it being understood that the parties to this Consent are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Consent.

The parties intend for this Consent to constitute a legal, valid and binding obligation of each party hereto enforceable against such party in accordance with its terms. This Consent may not be assigned by any of the parties without the prior written consent of the other parties hereto.

Except as expressly contemplated herein, this Consent and the Implementation Agreements constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto except for pre-existing legal retention agreements.

Except as otherwise provided herein, it is understood and agreed among the parties that this Consent and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

No provision of this Consent may be amended, modified or waived except in writing, signed by each of the parties hereto. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Consent in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Consent were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Consent and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

The provisions of this Consent shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Consent, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Consent and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Page Follows]

Sincerely,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:
Name:
Title:

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

OZ ADVISORS II LP
By: Och-Ziff Holding LLC, its general partner

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

OCH-ZIFF HOLDING CORPORATION

By:
Name:
Title:

OCH-ZIFF HOLDING LLC

By:
Name:
Title:

[Signature Page to Recapitalization Consent]

Acknowledged, agreed and consented to as of the date first set forth above:

By:
Name:

[Signature Page to Recapitalization Consent]

Schedule A

ANNEX A

1.	Executive Managing Director of Och-Ziff Holding LLC
2.	Executive Managing Director of Och-Ziff Holding Corporation
3.	Executive Managing Director of Och-Ziff Holding II LLC
4.	Chairman of the Partner Management Committee
5.	PMC Chairman
6.	Chairman of the Partner Performance Committee
7.	Sole member of the Board of Directors of Och-Ziff Holding Corporation
8.	Sole member of the Board of Managers of Och-Ziff Holding LLC
9.	Sole member of the Board of Managers of Och-Ziff Holding II LLC
10.	Chairman of the Demand Committee
11.	Sole member of the Class B Shareholder Committee until the Transition Date
12.	Chairman of the Exchange Committee (as defined in the Exchange Agreement for Class A Common Units) until the Transition Date
13.	Chairman of the Exchange Committee (as defined in the Exchange Agreement for Class P Common Units) until the Transition Date
14.	Administrator of the Och-Ziff Capital Management Group LLC Deferred Cash Interest Plan

ANNEX B

LETTER OF RESIGNATION

February 7, 2019

To:	Board of Directors of

Och-Ziff Capital Management Group LLC

c/o Secretary of the Company

Re: Resignation as Chairman of the Board

This letter confirms that I hereby irrevocably resign as Chairman of the Board of Directors of Och-Ziff Capital Management Group LLC (the “Company”) effective as of March 31, 2019. I also agree that upon request I shall promptly execute any and all documents necessary to facilitate such resignation and related arrangements.

[Signature Page Follows]

Very truly yours,

/s/ Daniel S. Och
Daniel S. Och

[Signature Page to Letter of Resignation as Chairman of the Board of Och-Ziff Capital Management Group LLC]

ANNEX C

LETTER OF RESIGNATION

February 7, 2019

To:	Chief Executive Officer and

Secretary of the Company

Och-Ziff Capital Management Group LLC

Re: Resignation as a Member of the Board of Directors of Och-Ziff Capital Management Group LLC

This letter confirms that I hereby irrevocably resign as a member of the Board of Directors of Och-Ziff Capital Management Group LLC (the “Company”) effective as of the next annual meeting of shareholders of the Company that occurs at least thirty (30) days after the Transition Date (as defined in that certain Governance Agreement, dated as of the date hereof, by and among the Company, Och-Ziff Holding Corporation, Och-Ziff Holding LLC, OZ Management LP, OZ Advisors LP, OZ Advisors II LP and myself). I also agree that upon request I shall promptly execute any and all documents necessary to facilitate such resignation and related arrangements.

[Signature Page Follows]

Very truly yours,

/s/ Daniel S. Och
Daniel S. Och

[Signature Page to Letter of Resignation as a Member of the Board of Directors of Och-Ziff Capital Management Group LLC]

ANNEX D

LETTER OF RESIGNATION

February 7, 2019

To:	Chief Executive Officer and

Secretary of the Company

Och-Ziff Capital Management Group LLC

Re: Resignation from all Officer Positions and from the Internal Committees, Boards of Directors, Boards of Managers and Similar Governing Bodies of all Och-Ziff Group Subsidiaries and all Investment Funds

This letter confirms that I hereby irrevocably resign effective as of the Transition Date from all officer positions of, and from all internal committees, boards of directors, boards of managers and similar governing bodies of, all Subsidiaries of Och-Ziff and all investment funds or accounts managed by the Och-Ziff Group including, but not limited to, each position listed in Schedule A hereto. I also agree that upon request I shall promptly execute any and all documents necessary to facilitate such resignations and related arrangements. Capitalized terms used but not defined in this letter shall have the meanings set forth in the Governance Agreement, dated as of the date hereof, by and among Och-Ziff, Och-Ziff Corp, Och-Ziff Holding, OZ Management, OZ Advisors, OZ Advisors II and myself.

[Signature Page Follows]

Very truly yours,

/s/ Daniel S. Och
Daniel S. Och

[Signature Page to Letter of Resignation from all Officer Positions and from the Internal Committees, Boards of Directors, Boards of Managers and Similar Governing Bodies of all Och-Ziff Group Subsidiaries and all Investment Funds]

Schedule A

1.	Executive Managing Director of Och-Ziff Holding LLC
2.	Executive Managing Director of Och-Ziff Holding Corporation
3.	Executive Managing Director of Och-Ziff Holding II LLC
4.	Chairman of the Partner Management Committee
5.	PMC Chairman
6.	Chairman of the Partner Performance Committee
7.	Sole member of the Board of Directors of Och-Ziff Holding Corporation
8.	Sole member of the Board of Managers of Och-Ziff Holding LLC
9.	Sole member of the Board of Managers of Och-Ziff Holding II LLC
10.	Chairman of the Demand Committee
11.	Sole member of the Class B Shareholder Committee
12.	Chairman of the Exchange Committee (as defined in the Exchange Agreement for Class A Common Units)
13.	Chairman of the Exchange Committee (as defined in the Exchange Agreement for Class P Common Units)
14.	Administrator of the Och-Ziff Capital Management Group LLC Deferred Cash Interest Plan

Schedule B-1

Capitalization Schedule Pre-Recapitalization

1.	Och-Ziff

Class	Pre-Recapitalization Outstanding Units
Class A Share	20,438,440
Class B Share	29,458,952
Class A Restricted Share Units	5,071,134
Class A Performance-based Restricted Share Units	1,000,000

2.	Och-Ziff Corp

Class	Pre-Recapitalization Outstanding Units
Common Stock	100%

3.	Och-Ziff Holding

Class	Pre-Recapitalization Outstanding Units
Membership Interests	100%

4.	OZ Management

Class	Pre-Recapitalization Outstanding Units
Class A Common Units	25,798,952
Class A-1 Common Units	—
Class B Common Units	20,438,440
Class C Non-Equity Interests	22
Class D Common Units	3,887,208
Class E-1 Common Units	—
Class E-2 Common Units	—
Class P Common Units	3,660,000
Class A Cumulative Preferred Units	400,000

5.	OZ Advisors

Class	Pre-Recapitalization Outstanding Units
Class A Common Units	25,798,952
Class A-1 Common Units	—
Class B Common Units	20,438,440
Class C Non-Equity Interests	22
Class D Common Units	3,887,208
Class E-1 Common Units	—
Class E-2 Common Units	—
Class P Common Units	3,660,000
Class A Cumulative Preferred Units	400,000

6.	OZ Advisors II

Class	Pre-Recapitalization Outstanding Units
Class A Common Units	25,798,952
Class A-1 Common Units	—
Class B Common Units	20,438,440
Class C Non-Equity Interests	22
Class D Common Units	3,887,208
Class E-1 Common Units	—
Class E-2 Common Units	—
Class P Common Units	3,660,000
Class A Cumulative Preferred Units	400,000

Schedule B-2

Capitalization Schedule Post-Recapitalization

1.	Och-Ziff

Class	Post-Recapitalization Outstanding Units
Class A Share	20,438,440
Class B Share	29,458,952
Class A Restricted Share Units	5,071,134
Class A Performance-based Restricted Share Units	1,000,000

2.	Och-Ziff Corp

Class	Post-Recapitalization Outstanding Units
Common Stock	100%

3.	Och-Ziff Holding

Class	Post-Recapitalization Outstanding Units
Membership Interests	100%

4.	OZ Management

Class	Post-Recapitalization Outstanding Units
Class A Common Units	16,019,506
Class A-1 Common Units	9,779,446
Class B Common Units	20,438,440
Class C Non-Equity Interests	22
Class D Common Units	3,887,208
Class E-1 Common Units	9,655,232
Class E-2 Common Units	3,887,208
Class P Common Units	3,660,000
Class A Cumulative Preferred Units	400,000

5.	OZ Advisors

Class	Post-Recapitalization Outstanding Units
Class A Common Units	16,019,506
Class A-1 Common Units	9,779,446
Class B Common Units	20,438,440
Class C Non-Equity Interests	22
Class D Common Units	3,887,208
Class E-1 Common Units	9,655,232
Class E-2 Common Units	3,887,208
Class P Common Units	3,660,000
Class A Cumulative Preferred Units	400,000

6.	OZ Advisors II

Class	Post-Recapitalization Outstanding Units
Class A Common Units	16,019,506
Class A-1 Common Units	9,779,446
Class B Common Units	20,438,440
Class C Non-Equity Interests	22
Class D Common Units	3,887,208
Class E-1 Common Units	9,655,232
Class E-2 Common Units	3,887,208
Class P Common Units	3,660,000
Class A Cumulative Preferred Units	400,000